    As filed with the Securities and Exchange Commission on November 12, 1996


                                              Registration Statement 333-09407
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 4

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           APRIA HEALTHCARE GROUP INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                  8090                         33-0488566
(State or other jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)             Classification Code No.)           Identification No.)

                               3560 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 957-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT S. HOLCOMBE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           APRIA HEALTHCARE GROUP INC.
                               3560 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 957-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

       WILLIAM G. ADAMS, ESQ.                      ROBERT J. WALDMAN, ESQ.
        KEVIN R. BAKER, ESQ.                        HOWARD I. FLACK, ESQ.
        O'MELVENY & MYERS LLP                      HOGAN & HARTSON L.L.P.
      610 NEWPORT CENTER DRIVE                COLUMBIA SQUARE, 555 13TH ST., NW
NEWPORT BEACH, CALIFORNIA 92660-6429             WASHINGTON, D.C. 20004-1109
           (714) 760-9600                              (202) 637-5600

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                        CALCULATION OF REGISTRATION FEE

=================================================================================================
Title of Each Class          Amount      Proposed Maximum      Proposed Maximum       Amount of
of Securities to be          to be      Offering Price Per    Aggregate Offering     Registration
    Registered             Registered          Share               Price(2)           Fee(2)(3)
-------------------------------------------------------------------------------------------------

Common Stock, par value     6,591,000         --                 $130,584,180         $39,571
  $.001 per share(1)

=================================================================================================

(1) This Registration Statement also applies to Rights under the registrant's Rights Agreement which Rights will be attached to and tradeable only with the shares of Common Stock registered hereby. No registration fees are required for such Rights as they will be issued for no additional consideration.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The fee was computed in accordance with Rule 457(f)(1) based upon the market value of a share of Common Stock on November 7, 1996.

(3) The Registrant paid a Registration Fee of $40,139 at the time of the initial filing of the Registration Statement and a Registration Fee of $3,963 at the time of the filing of Amendment No. 2 to the Registration Statement.





                            ------------------------

       The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                           APRIA HEALTHCARE GROUP INC.
               CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND
              PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K


Item                                                                      Location of Caption in
No.                      Form S-4 Caption                               Proxy Statement/Prospectus
------   -------------------------------------------------   ------------------------------------------------

  1.     Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus...........   Facing Page of Registration Statement; Outside
                                                             Front Cover Page

  2.     Inside Front and Outside Back Cover Pages of
         Prospectus.......................................   Inside Front Cover Page; Available Information;
                                                             Table of Contents

  3.     Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information....................   Summary; Selected Financial Information;
                                                             Investment Considerations; The Special Meeting;
                                                             The Merger; Comparative Per Share Data

  4.     Terms of the Transaction.........................   Summary; The Merger; The Merger Agreement;
                                                             Comparison of Apria and Vitas Stockholder Rights

  5.     Pro Forma Financial Information..................   Selected Financial Information; Unaudited Pro
                                                             Forma Condensed Combined Financial Statements

  6.     Material Contracts with the Company Being
         Acquired.........................................   The Merger

  7.     Additional Information Required for Reoffering
         by Persons and Parties Deemed to Be
         Underwriters.....................................   Not Applicable

  8.     Interests of Named Experts and Counsel...........   Not Applicable

  9.     Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities...   Not Applicable

  10.    Information With Respect to S-3 Registrants......   Not Applicable

  11.    Incorporation of Certain Information by
         Reference........................................   Not Applicable

  12.    Information With Respect to S-2 or S-3
         Registrants......................................   Not Applicable

  13.    Incorporation of Certain Information by
         Reference........................................   Not Applicable

  14.    Information With Respect to Registrants Other
         Than S-2 or S-3 Registrants......................   Not Applicable

  15.    Information With Respect to S-3 Companies........   Not Applicable

  16.    Information With Respect to S-2 or S-3
         Companies........................................   Not Applicable

  17.    Information With Respect to Companies Other
         Than S-2 or S-3 Companies........................   Summary; Selected Financial Information; Selected
                                                             Quarterly Financial Information - Vitas; Vitas
                                                             Management's Discussion and Analysis of Financial
                                                             Condition and Results of Operations

  18.    Information if Proxies, Consents or
         Authorizations Are to be Solicited...............   Notice of Special Meeting of Stockholders; Outside
                                                             Front Cover Page; Summary; The Special Meeting;
                                                             The Merger; Principal Stockholders

  19.    Information if Proxies, Consents, or
         Authorizations Are Not to be Solicited, or in an
         Exchange Offer...................................   Not Applicable


                          VITAS HEALTHCARE CORPORATION
                          100 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131



                                NOVEMBER 12, 1996


TO THE STOCKHOLDERS OF VITAS HEALTHCARE CORPORATION:


         You are cordially invited to attend a Special Meeting of Stockholders of Vitas Healthcare Corporation ("Vitas") on December 2, 1996, at 8:00 a.m., local time, at 100 South Biscayne Boulevard, Miami, Florida 33131 (together with any adjournment or postponement thereof, the "Special Meeting").


         As described in the enclosed Proxy Statement/Prospectus, at the Special Meeting, (i) the holders of common stock, par value $.001 per share, of Vitas ("Vitas Common Stock"), voting separately as a class, and the holders of Series B Convertible Preferred Stock, par value $1.00 per share, of Vitas ("Series B Preferred"), voting separately as a class, will be asked to approve and adopt an Agreement and Plan of Merger, dated as of June 28, 1996 and amended by an Amendment No. 1 dated as of August 26, 1996 and an Amendment No. 2 dated as of October 4, 1996 to Agreement and Plan of Merger (as amended, the "Merger Agreement"), among Apria Healthcare Group Inc. ("Apria"), Apria Number Two, Inc., a Delaware corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Apria ("Apria Sub"), and Vitas, and the transactions contemplated thereunder, including a merger pursuant to which Apria Sub would be merged with and into Vitas, with Vitas being the surviving corporation (the "Merger"), and Vitas would become a wholly owned subsidiary of Apria; and (ii) the holders of Vitas Common Stock and Series B Preferred, voting together as one class, will be asked to approve separately the payments to be made to me and Collibrook Consultants, Inc., a Florida corporation ("Collibrook") owned and controlled by me and Esther T. Colliflower, a Vice Chairperson and a Senior Vice President of Vitas, pursuant to a Consulting, Severance and Confidentiality Agreement (the "Severance Agreement") to be entered into among Vitas, me, Ms. Colliflower and Collibrook at or prior to (but subject to) the closing of the Merger and the payments to be made to me pursuant to a Noncompetition Agreement (the "Noncompetition Agreement") to be entered into between Vitas and me at or prior to (but subject to) the closing of the Merger in order that such payments not be characterized as "parachute payments" for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). A copy of the Merger Agreement (which includes as exhibits the Severance Agreement and the Noncompetition Agreement) is attached as Appendix A to the Proxy Statement/Prospectus.

         In connection with the Merger, (i) each share of Vitas Common Stock issued and outstanding as of the Effective Time (as defined in the Merger Agreement) other than shares owned by Vitas, Apria or any of their respective subsidiaries (including Apria Sub) and other than shares as to which dissenters' rights have been perfected under the Delaware General Corporation Law would be converted into the right to receive 0.290 shares of common stock, par value $.001 per share, of Apria ("Apria Common Stock"), subject to certain adjustments in the event that (A) the closing price of Apria Common Stock on the New York Stock Exchange on the trading day next preceding the Closing Date (as defined in the Merger Agreement) of the Merger (the "Market Price") is lower than $27.125 or greater than $37.125 (the "Collar Adjustment") and/or (B) the Total Debt (as defined in the Merger Agreement) of Vitas exceeds $39.1 million as reflected on the Closing Balance Sheet (as defined in the Merger Agreement) of Vitas (the "Debt Adjustment") (such exchange ratio, after giving effect to such adjustments, is hereinafter referred to as the "Exchange Ratio"); (ii) each share of 9.0% Cumulative Nonconvertible Preferred Stock, par value $1.00 per share, of Vitas ("9% Preferred"), would remain outstanding, and, upon surrender of the certificate representing the 9% Preferred, in accordance with the terms of the Merger Agreement and a Significant Securityholders Agreement, dated as of June 28, 1996 (the "Significant Securityholders Agreement", a copy of which is attached as Appendix B to the Proxy Statement/Prospectus), executed by certain securityholders of Vitas in connection with the Merger Agreement, would be purchased by Apria at a price equal to its "Stated Value" of $100 per share, together with all accrued and unpaid dividends thereon; (iii) each share of Series B Preferred issued and outstanding as of the Effective Time, together with all associated rights, preferences and restrictions set forth in the Stockholders' Agreement, dated June 4, 1993, among Vitas and the parties named therein, would, in accordance with the terms of the Merger Agreement and the Significant Securityholders Agreement, first, be converted into a number of shares of Vitas Common Stock issuable upon conversion of such share of Series B Preferred and would then be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio multiplied by the number of shares of Vitas Common Stock so issued; (iv) each of the stock purchase warrants issued by Vitas on December 17, 1991 and designated Warrant A and Warrant B to purchase an aggregate of 3,952,958 shares of Vitas Common Stock (collectively, the "Warrants"), and all associated rights, preferences and restrictions set forth in the Investor Agreement, dated

December 17, 1991, among Vitas and the parties named therein, would, in accordance with the provisions of the Significant Securityholders Agreement, be exchanged for a number of shares of Apria Common Stock equal to the product of
(x) the quotient obtained by dividing (A) $9.32 less the sum of (I) any Excess Per Share Debt Amount (as defined in the Merger Agreement) and (II) the exercise price per share of Vitas Common Stock issuable upon exercise of the Warrant by
(B) $32.125, times (y) the number of shares of Vitas Common Stock covered by such Warrant, subject to certain adjustments; and (v) any stock option to purchase shares of Vitas Common Stock outstanding immediately prior to the Effective Time that has not been exercised in accordance with its terms would be exchanged for the right to receive shares of Apria Common Stock as provided in the Merger Agreement upon surrender of the stock option agreement applicable thereto and provision for all applicable tax withholding, unless the holder objects in writing to such exchange, in which case such stock option would terminate in accordance with its terms. Cash would be paid in lieu of fractional shares of Apria Common Stock. Each share of Apria Common Stock carries with it a preferred share purchase right which entitles the holder to purchase, on the occurrence of certain events, preferred stock, par value $.001 per share, of Apria.

         The Collar Adjustment will be determined as of the Closing Date. The Debt Adjustment is calculated based upon the Closing Balance Sheet. The Collar Adjustment and the Debt Adjustment work independently of each other. If the Market Price of Apria Common Stock were greater than $37.125, the Collar Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. If the Market Price of Apria Common Stock were lower than $27.125, the Collar Adjustment would serve to increase the number of shares of Apria Common Stock to be received in connection with the Merger. In either case, a Debt Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger.


         The closing price of Apria Common Stock on November 7, 1996 was $20.00 per share. If the Market Price of Apria Common Stock were $20.00, and assuming there were no Debt Adjustment, the Exchange Ratio for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be 0.3417 shares of Apria Common Stock and a total of 5,316,752 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). Assuming the Exchange Ratio was 0.3417 and the closing price of Apria Common Stock on the Closing Date was $20.00 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be $6.83, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be approximately $106.3 million.



         If, after giving effect to any Collar Adjustment and any Debt Adjustment, the actual Exchange Ratio is between 0.2909 and 0.4235, a total of between approximately 4,505,000 shares and 6,591,000 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). If the actual Exchange Ratio is between 0.2909 and 0.4235 and the closing price of Apria Common Stock on the Closing Date is between $14.125 per share and $26.125 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be between $5.98 and $7.60, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be between approximately $93.1 million and $117.7 million.


         THE MARKET VALUE OF APRIA COMMON STOCK THAT THE VITAS SECURITYHOLDERS ULTIMATELY RECEIVE WILL BE SUBJECT TO FLUCTUATIONS IN THE MARKET PRICE OF APRIA COMMON STOCK AND COULD BE MORE OR LESS THAN ITS MARKET VALUE ON THE DATE OF THE PROXY STATEMENT/PROSPECTUS OR ON THE DATE OF THE SPECIAL MEETING. Furthermore, no assurance can be given as to the market price of Apria Common Stock at any time before the Closing Date or at any time thereafter. The market price of Apria Common Stock has ranged from a high of $32.750 to a low of $17.125 since the time the Merger Agreement was executed. See "THE MERGER AGREEMENT--Conversion of Securities" in the Proxy Statement/Prospectus for a detailed discussion of the adjustments to the Exchange Ratio and an illustrative table that sets forth examples of some, but not all, possible Exchange Ratios based upon different adjustment scenarios.

         In unanimously approving the Merger Agreement, your Board of Directors has determined that the Merger Agreement is in the best interests of Vitas and all of Vitas' securityholders and recommends that the stockholders of Vitas vote in favor of the Merger Agreement and the transactions contemplated thereunder, including the Merger. In voting in favor of the Merger Agreement and such transactions, Ms. Colliflower and I abstained from deliberations and voting with respect to the Severance Agreement and the Noncompetition Agreement. In addition, J.R. Williams, M.D. abstained from deliberations and voting with respect to the proposed amendment to his severance agreement contemplated by the Merger Agreement.

         Vitas retained the investment banking firm of Furman Selz LLC ("Furman Selz") to act as its financial advisor in connection with the proposed Merger. Furman Selz has delivered its written opinion, dated June 28, 1996, to Vitas that the consideration to be received by the holders of Vitas Common Stock in the Merger is fair to such holders from a financial point of view. A copy of this opinion is attached as Appendix C to the Proxy Statement/Prospectus.


         The close of business on October 30, 1996 has been fixed by the Vitas Board of Directors as the record date (the "Vitas Record Date") for the determination of stockholders entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the Vitas Common Stock outstanding on the Vitas Record Date, voting separately as a class, and the affirmative vote of the holders of a majority of the Series B Preferred outstanding on the Vitas Record Date, voting separately as a class, is necessary to approve the Merger Agreement and the transactions contemplated thereunder, including the Merger. THE SEPARATE AFFIRMATIVE VOTE OF THE HOLDERS OF 75% OF THE TOTAL VOTES ATTRIBUTABLE TO THE AGGREGATE ISSUED AND OUTSTANDING SHARES OF VITAS COMMON STOCK AND SERIES B PREFERRED ON THE VITAS RECORD DATE (EXCLUDING ANY SHARES HELD DIRECTLY OR INDIRECTLY BY ME), VOTING TOGETHER AS ONE CLASS, IS NECESSARY TO APPROVE THE PAYMENTS TO BE MADE TO ME AND COLLIBROOK UNDER THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO ME UNDER THE NONCOMPETITION AGREEMENT IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE AND IS A CONDITION TO APRIA'S OBLIGATION TO EFFECT THE MERGER AND THE TRANSACTIONS CONTEMPLATED UNDER THE MERGER AGREEMENT. Pursuant to the Significant Securityholders Agreement, certain securityholders of Vitas, including me, among other things, have agreed (i) to vote or cause to be voted all shares of capital stock of Vitas owned of record or beneficially or held in any capacity by or under their control and entitled to vote in favor of the Merger and the transactions contemplated by the Merger Agreement and against any inconsistent actions, proposals or transactions, (ii) to not claim or exercise any dissenter or appraisal rights with respect to the Merger and (iii) to take other actions contemplated by the Merger Agreement. Such securityholders own, as of the Vitas Record Date, 1,948,944 shares of Vitas Common Stock (approximately 44.2% of the outstanding Vitas Common Stock) and 200,000 shares of Series B Preferred (approximately 76.2% of the outstanding Series B Preferred), which constitutes approximately 39.2% of the total votes eligible to be voted by the holders of Vitas Common Stock and Series B Preferred voting together as one class, excluding any shares held directly or indirectly by me.



         Vitas anticipates that the Closing Date will occur as soon as practicable after the Special Meeting. IN THE EVENT THAT THE EXPECTED EXCHANGE RATIO AS OF THE DATE OF THE SPECIAL MEETING IS LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND VITAS WILL ADJOURN THE SPECIAL MEETING IF NECESSARY TO ENABLE THE VITAS STOCKHOLDERS TO HAVE A REASONABLE PERIOD OF TIME TO REVIEW SUCH SUPPLEMENTAL MATERIALS, AND (II) THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WILL BE GIVEN AN OPPORTUNITY TO CHANGE THEIR VOTES WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO ME AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO ME PURSUANT TO THE NONCOMPETITION AGREEMENT.



         IF THE SPECIAL MEETING HAS ALREADY OCCURRED AND THE EXCHANGE RATIO AS OF THE EXPECTED CLOSING DATE WOULD BE LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) VITAS WILL SET A DATE FOR A NEW SPECIAL MEETING OF STOCKHOLDERS OF VITAS (THE "SUBSEQUENT MEETING"), (II) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND (III) VITAS WILL RESOLICIT THE VOTES OF THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO ME AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO ME PURSUANT TO THE NONCOMPETITION AGREEMENT.



         THE ADJOURNMENT OF THE SPECIAL MEETING OR THE NECESSITY OF A SUBSEQUENT MEETING COULD SUBSTANTIALLY DELAY THE CLOSING OF THE MERGER. ALTHOUGH THE SPECIAL MEETING HAS BEEN SCHEDULED FOR DECEMBER 2, 1996, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY EITHER PARTY, SUBJECT TO CERTAIN CONDITIONS, IN THE EVENT THE MERGER SHALL NOT HAVE OCCURRED BY OCTOBER 31, 1996. THE MERGER AGREEMENT ALSO PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



         DURING SEPTEMBER AND OCTOBER 1996, I HAD NUMEROUS CONVERSATIONS AND PRIVATE MEETINGS WITH MR. JEREMY M. JONES, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF APRIA, AS A RESULT OF WHICH I BELIEVED THAT APRIA INTENDED TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ON NOVEMBER 1, 1996, MR. JONES INFORMED ME BY TELEPHONE THAT APRIA'S MANAGEMENT WOULD BE RECOMMENDING TO APRIA'S BOARD OF DIRECTORS THAT APRIA TERMINATE THE MERGER AGREEMENT. THIS INFORMATION CAME AS A COMPLETE SURPRISE TO ME. APRIA LATER THAT DAY SENT TWO DRAFT PRESS RELEASES TO VITAS, ONE PROPOSING TO REPORT UNILATERAL TERMINATION OF THE MERGER AGREEMENT, AND THE OTHER PROPOSING TO REPORT TERMINATION BY MUTUAL CONSENT. ON NOVEMBER 2, 1996, I NOTIFIED MR. JONES THAT VITAS WOULD NOT AGREE TO A MUTUAL TERMINATION OF THE MERGER AGREEMENT AND THAT VITAS BELIEVED THAT APRIA DID NOT HAVE ANY BASIS FOR UNILATERALLY TERMINATING THE MERGER AGREEMENT. I ALSO INFORMED MR. JONES THAT IF APRIA SOUGHT TO TERMINATE THE MERGER AGREEMENT UNILATERALLY, VITAS INTENDED TO COMMENCE LITIGATION TO HOLD APRIA ACCOUNTABLE FOR THE DAMAGES INCURRED BY VITAS AND WHICH VITAS WOULD INCUR IN CONNECTION WITH A WRONGFUL TERMINATION OF THE MERGER AGREEMENT.



         ON NOVEMBER 3, 1996, APRIA'S COUNSEL NOTIFIED VITAS' COUNSEL THAT IN ORDER TO AVOID COSTLY AND UNPRODUCTIVE LITIGATION, APRIA HAD ELECTED NOT TO TERMINATE THE MERGER AGREEMENT AT SUCH TIME, BUT THAT APRIA BELIEVED THAT IT HAS THE RIGHT TO DO SO AT ANY TIME AND DID NOT INTEND TO WAIVE SUCH RIGHT. APRIA'S COUNSEL ALSO ADVISED VITAS' COUNSEL THAT APRIA EXPECTED TO RESOLVE ANY REMAINING ISSUES WITH THE SECURITIES AND EXCHANGE COMMISSION DURING THE EARLY PART OF THAT WEEK, BUT THAT IT WAS APRIA'S INTENTION TO DISCUSS WITH VITAS THE BENEFITS OF A MUTUAL TERMINATION OF THE MERGER AGREEMENT AND THE CONTENTS OF A PRESS RELEASE.



         ON NOVEMBER 5 AND 6, 1996, REPRESENTATIVES OF APRIA AND VITAS MET IN WASHINGTON, D.C. TO DISCUSS THEIR RESPECTIVE POSITIONS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT AND TO EXPLORE POSSIBLE ALTERNATIVES TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ON NOVEMBER 6, 1996, AFTER CONSULTATION WITH VITAS, APRIA ISSUED A PRESS RELEASE, WHICH STATED IN PERTINENT PART THAT APRIA HAD ENTERED INTO DISCUSSIONS WITH VITAS CONCERNING POSSIBLE ALTERNATIVES TO THE MERGER AGREEMENT WHICH WOULD RESULT IN A MUTUAL TERMINATION OF THE MERGER AGREEMENT. THE PRESS RELEASE FURTHER STATED THAT APRIA'S DESIRE TO TERMINATE THE MERGER AGREEMENT WAS BASED ON, AMONG OTHER THINGS, THE RECENT DECLINE IN APRIA'S SHARE PRICE, THE NEED FOR APRIA TO FOCUS ON IMPROVING ITS PERFORMANCE, AND THE APPARENT LACK OF ACCRETIVE VALUE OF THE COMBINATION OF THE PARTIES IN 1997 AS A RESULT OF RECENT OPERATING RESULTS AND OTHER FACTORS. THE PRESS RELEASE FURTHER STATED THAT THE MERGER AGREEMENT PROVIDES FOR VARIOUS TERMINATION RIGHTS, INCLUDING TERMINATION BY EITHER PARTY IF THE CLOSING PRICE OF APRIA COMMON STOCK ON THE DAY PRIOR TO THE CLOSING OF THE MERGER IS LESS THAN $22.125.



         APRIA HAS ADVISED VITAS THAT APRIA'S MANAGEMENT PRESENTLY INTENDS TO RECOMMEND TO APRIA'S BOARD OF DIRECTORS THAT THE MERGER AGREEMENT BE TERMINATED. APRIA FURTHER HAS ADVISED VITAS THAT APRIA'S MANAGEMENT CONTINUES TO BELIEVE THAT THE COMBINATION LACKS ACCRETIVE VALUE FOR THE PARTIES IN 1997, AND THAT APRIA DOES NOT INTEND TO WAIVE ANY TERMINATION RIGHTS THAT APRIA BELIEVES IT
HAS UNDER THE MERGER AGREEMENT. APRIA IS CONTINUING TO TAKE STEPS TOWARD A POSSIBLE CLOSING OF THE MERGER IN ORDER TO PRESERVE ANY SUCH RIGHTS REGARDING TERMINATION, WHILE DISCUSSING WITH VITAS ALTERNATIVES TO THE MERGER.



         AS OF THE DATE OF THE PROXY STATEMENT/PROSPECTUS, NO AGREEMENT HAS BEEN REACHED BETWEEN APRIA AND VITAS WITH RESPECT TO ANY ALTERNATIVES TO THE MERGER AGREEMENT OR THE TERMINATION THEREOF. VITAS CONTINUES TO BELIEVE THAT APRIA HAS NO BASIS FOR TERMINATING THE MERGER AGREEMENT. IF APRIA SEEKS TO TERMINATE THE MERGER AGREEMENT UNILATERALLY, VITAS CURRENTLY INTENDS TO CHALLENGE SUCH PURPORTED TERMINATION, ALTHOUGH THERE CAN BE NO ASSURANCE THAT VITAS WOULD BE SUCCESSFUL.

         The accompanying Proxy Statement/Prospectus contains a detailed description of the terms of the Merger Agreement and the transactions contemplated thereunder, and includes a description of the respective businesses of Vitas and Apria, summary financial information of Vitas and Apria, a description of the Apria Common Stock to be received in connection with the Merger and additional information regarding the proposed Merger. YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED AND PRE-PAID ENVELOPE. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER.

                                            Sincerely,


                                            Hugh A. Westbrook
                                            Chairman and Chief Executive Officer

                          VITAS HEALTHCARE CORPORATION
                          100 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131


                          NOTICE OF SPECIAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON DECEMBER 2, 1996


TO THE STOCKHOLDERS OF VITAS HEALTHCARE CORPORATION:


         A Special Meeting of Stockholders of Vitas Healthcare Corporation ("Vitas") will be held at 100 South Biscayne Boulevard, Miami, Florida 33131, on December 2, 1996, at 8:00 a.m., local time (together with any adjournment or postponement thereof, the "Special Meeting"), for the following purposes:


1. FOR THE HOLDERS OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF VITAS ("VITAS COMMON STOCK"), VOTING SEPARATELY AS A CLASS, AND THE HOLDERS OF SERIES B CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, OF VITAS ("SERIES B PREFERRED"), VOTING SEPARATELY AS A CLASS, TO CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 28, 1996 AND AMENDED BY AN AMENDMENT NO. 1 DATED AS OF AUGUST 26, 1996 AND AN AMENDMENT NO. 2 DATED AS OF OCTOBER 4, 1996 TO AGREEMENT AND PLAN OF MERGER (AS AMENDED, THE "MERGER AGREEMENT"), AMONG APRIA HEALTHCARE GROUP INC. ("APRIA"), APRIA NUMBER TWO, INC., A DELAWARE CORPORATION WHICH HAS NOT ENGAGED IN ANY MATERIAL OPERATIONS SINCE ITS INCORPORATION AND IS A WHOLLY-OWNED SUBSIDIARY OF APRIA ("APRIA SUB"), AND VITAS, AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING A MERGER PURSUANT TO WHICH APRIA SUB WOULD BE MERGED WITH AND INTO VITAS, WITH VITAS BEING THE SURVIVING CORPORATION (THE "MERGER"), AND VITAS WOULD BECOME A WHOLLY OWNED SUBSIDIARY OF APRIA. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus. In connection with the Merger, (i) each share of Vitas Common Stock issued and outstanding as of the Effective Time (as defined in the Merger Agreement) other than shares owned by Vitas, Apria or any of their respective subsidiaries (including Apria Sub) and other than shares as to which dissenters' rights have been perfected under the Delaware General Corporation Law would be converted into the right to receive 0.290 shares of common stock, par value $.001 per share, of Apria ("Apria Common Stock"), subject to certain adjustments in the event that (A) the closing price of Apria Common Stock on the New York Stock Exchange on the trading day next preceding the Closing Date (as defined in the Merger Agreement) of the Merger (the "Market Price") is lower than $27.125 or greater than $37.125 (the "Collar Adjustment") and/or (B) the Total Debt (as defined in the Merger Agreement) of Vitas exceeds $39.1 million as reflected on the Closing Balance Sheet (as defined in the Merger Agreement) of Vitas (the "Debt Adjustment") (such exchange ratio, after giving effect to such adjustments, is hereinafter referred to as the "Exchange Ratio"); (ii) each share of 9.0% Cumulative Nonconvertible Preferred Stock, par value $1.00 per share, of Vitas ("9% Preferred"), would remain outstanding, and, upon surrender of the certificate representing the 9% Preferred, in accordance with the terms of the Merger Agreement and a Significant Securityholders Agreement, dated as of June 28, 1996 (the "Significant Securityholders Agreement," a copy of which is attached as Appendix B to the Proxy Statement/Prospectus), executed by certain securityholders of Vitas in connection with the Merger Agreement, would be purchased by Apria at a price equal to its "Stated Value" of $100 per share, together with all accrued but unpaid dividends thereon; (iii) each share of Series B Preferred issued and outstanding as of the Effective Time, together with all associated rights, preferences and restrictions set forth in the Stockholders' Agreement, dated June 4, 1993, among Vitas and the parties named therein, would, in accordance with the terms of the Merger Agreement and the Significant Securityholders Agreement, first be converted into a number of shares of Vitas Common Stock issuable upon conversion of such share of Series B Preferred and would then be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio multiplied by the number of shares of Vitas Common Stock so issued;
      (iv) each of the stock purchase warrants issued by Vitas on December 17, 1991 and designated Warrant A and Warrant B to purchase an aggregate of 3,952,958 shares of Vitas Common Stock (collectively, the "Warrants"), and all associated rights, preferences and restrictions set forth in the Investor Agreement, dated December 17, 1991, among Vitas and the parties named therein, would, in accordance with the provisions of the Significant Securityholders Agreement, be exchanged for a number of shares of Apria Common Stock equal to the product of (x) the quotient obtained by dividing
      (A) $9.32 less the sum of (I) any Excess Per Share Debt Amount (as defined in the Merger Agreement) and (II) the exercise price per share of Vitas Common Stock issuable upon exercise of the Warrant by (B) $32.125, times
      (y) the number of shares of Vitas Common Stock covered by such Warrant, subject to certain adjustments; and (v) any stock option to purchase shares of Vitas Common Stock outstanding immediately prior to the Effective Time that has not been exercised in accordance with its terms would be exchanged for the right to receive shares of Apria Common Stock as provided in the Merger Agreement upon surrender of the stock option agreement applicable thereto and provision for all applicable tax withholding, unless the holder objects in writing to such exchange, in which case such stock option would terminate in accordance with its terms. Cash would be paid in lieu of fractional shares of Apria Common Stock. Each share of Apria Common Stock carries with it a preferred share purchase right which entitles the holder to purchase, on the occurrence of certain events, preferred stock, par value $.001 per share, of Apria.

2. FOR THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED, VOTING TOGETHER AS ONE CLASS, TO APPROVE SEPARATELY THE PAYMENTS TO BE MADE TO HUGH A. WESTBROOK, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF VITAS, AND COLLIBROOK CONSULTANTS, INC., A FLORIDA CORPORATION ("COLLIBROOK") OWNED AND CONTROLLED BY MR. WESTBROOK AND ESTHER T. COLLIFLOWER, A VICE CHAIRPERSON AND A SENIOR VICE PRESIDENT OF VITAS, PURSUANT TO A CONSULTING, SEVERANCE AND CONFIDENTIALITY AGREEMENT (THE "SEVERANCE AGREEMENT") TO BE ENTERED INTO AMONG VITAS, MR. WESTBROOK, MS. COLLIFLOWER AND COLLIBROOK AT OR PRIOR TO (BUT SUBJECT TO) THE CLOSING OF THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO A NONCOMPETITION AGREEMENT (THE "NONCOMPETITION AGREEMENT") TO BE ENTERED INTO BETWEEN VITAS AND MR. WESTBROOK AT OR PRIOR TO (BUT SUBJECT TO) THE CLOSING OF THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). The Severance Agreement and the Noncompetition Agreement are included as exhibits to the Merger Agreement attached as Appendix A to the Proxy Statement/Prospectus.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The Collar Adjustment will be determined as of the Closing Date. The Debt Adjustment is calculated based upon the Closing Balance Sheet. The Collar Adjustment and the Debt Adjustment work independently of each other. If the Market Price of Apria Common Stock were greater than $37.125, the Collar Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. If the Market Price of Apria Common Stock were lower than $27.125, the Collar Adjustment would serve to increase the number of shares of Apria Common Stock to be received in connection with the Merger. In either case, a Debt Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger.


      The closing price of Apria Common Stock on November 7, 1996 was $20.00 per share. If the Market Price of Apria Common Stock were $20.00, and assuming there were no Debt Adjustment, the Exchange Ratio for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be 0.3417 shares of Apria Common Stock and a total of 5,316,752 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). Assuming the Exchange Ratio was 0.3417 and the closing price of Apria Common Stock on the Closing Date was $20.00 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be $6.83, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be approximately $106.3 million.



      If, after giving effect to any Collar Adjustment and any Debt Adjustment, the actual Exchange Ratio is between 0.2909 and 0.4235, a total of between approximately 4,505,000 shares and 6,591,000 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). If the actual Exchange Ratio is between 0.2909 and 0.4235 and the closing price of Apria Common Stock on the Closing Date is between $14.125 per share and $26.125 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be between $5.98 and $7.60, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be between approximately $93.1 million and $117.7 million.


      THE MARKET VALUE OF APRIA COMMON STOCK THAT THE VITAS SECURITYHOLDERS ULTIMATELY RECEIVE WILL BE SUBJECT TO FLUCTUATIONS IN THE MARKET PRICE OF APRIA COMMON STOCK AND COULD BE MORE OR LESS THAN ITS MARKET VALUE ON THE DATE OF THE PROXY STATEMENT/PROSPECTUS OR ON THE DATE OF THE SPECIAL MEETING. Furthermore, no assurance can be given as to the market price of Apria Common Stock at any time before the Closing Date or at any time thereafter. The market price of Apria Common Stock has ranged from a high of $32.750 to a low of $17.125 since the time the Merger Agreement was executed. See "THE MERGER AGREEMENT--Conversion of Securities" in the Proxy Statement/Prospectus for a detailed discussion of the adjustments to the Exchange Ratio and an illustrative table that sets forth examples of some, but not all, possible Exchange Ratios based upon different adjustment scenarios.


      The close of business on October 30, 1996 has been fixed by the Vitas Board of Directors as the record date (the "Vitas Record Date") for the determination of stockholders entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the Vitas Common Stock outstanding on the Vitas Record Date, voting separately as a class, and the affirmative vote of the holders of a majority of the Series B Preferred outstanding on the Vitas Record Date, voting separately as a class, is necessary to approve the Merger Agreement and the transactions contemplated thereunder, including the Merger. THE SEPARATE AFFIRMATIVE VOTE OF THE HOLDERS OF 75% OF THE TOTAL VOTES ATTRIBUTABLE TO THE AGGREGATE ISSUED AND OUTSTANDING SHARES OF VITAS COMMON STOCK AND SERIES B PREFERRED ON THE VITAS RECORD DATE (EXCLUDING ANY SHARES HELD DIRECTLY OR INDIRECTLY BY MR. WESTBROOK), VOTING TOGETHER AS ONE CLASS, IS NECESSARY TO APPROVE THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK UNDER THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK UNDER THE NONCOMPETITION AGREEMENT IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE AND IS A CONDITION TO APRIA'S OBLIGATION TO EFFECT THE MERGER AND THE TRANSACTIONS CONTEMPLATED UNDER THE MERGER AGREEMENT. Pursuant to the Significant Securityholders Agreement, certain securityholders of Vitas, including Mr. Westbrook, among other things, have agreed (i) to vote or cause to be voted all shares of capital stock of Vitas owned of record or beneficially or held in any capacity by or under their control and entitled to vote in favor of the Merger and the transactions contemplated by the Merger Agreement and against any inconsistent actions, proposals or transactions, (ii) to not claim or exercise any dissenter or appraisal rights with respect to the Merger and (iii) to take other actions contemplated by the Merger Agreement. Such securityholders own, as of the Vitas Record Date, 1,948,944 shares of Vitas Common Stock (approximately 44.2% of the outstanding Vitas Common Stock) and 200,000 shares of Series B Preferred (approximately 76.2% of the outstanding Series B Preferred), which constitutes approximately 39.2% of the total votes eligible to be voted by the holders of Vitas Common Stock and Series B Preferred voting together as one class, excluding any shares held directly or indirectly by Mr. Westbrook. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any Vitas stockholder, for any purpose germane to the Special Meeting, at the office of the Secretary of Vitas, Vitas Healthcare Corporation, 100 South Biscayne Boulevard, Miami, Florida 33131 during the twenty-day period preceding the Special Meeting.



     Vitas anticipates that the Closing Date will occur as soon as practicable after the Special Meeting. IN THE EVENT THAT THE EXPECTED EXCHANGE RATIO AS OF THE DATE OF THE SPECIAL MEETING IS LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND VITAS WILL ADJOURN THE SPECIAL MEETING IF NECESSARY TO ENABLE THE VITAS STOCKHOLDERS TO HAVE A REASONABLE PERIOD OF TIME TO REVIEW SUCH SUPPLEMENTAL MATERIALS, AND (II) THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WILL BE GIVEN AN OPPORTUNITY TO CHANGE THEIR VOTES WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



     IF THE SPECIAL MEETING HAS ALREADY OCCURRED AND THE EXCHANGE RATIO AS OF THE EXPECTED CLOSING DATE WOULD BE LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) VITAS WILL SET A DATE FOR A NEW SPECIAL MEETING OF STOCKHOLDERS OF VITAS (THE "SUBSEQUENT MEETING"), (II) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND (III) VITAS WILL RESOLICIT THE VOTES OF THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



     THE ADJOURNMENT OF THE SPECIAL MEETING OR THE NECESSITY OF A SUBSEQUENT MEETING COULD SUBSTANTIALLY DELAY THE CLOSING OF THE MERGER. ALTHOUGH THE SPECIAL MEETING HAS BEEN SCHEDULED FOR DECEMBER 2, 1996, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY EITHER PARTY, SUBJECT TO CERTAIN CONDITIONS, IN THE EVENT THE MERGER SHALL NOT HAVE OCCURRED BY OCTOBER 31, 1996. THE MERGER AGREEMENT ALSO PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



     DURING SEPTEMBER AND OCTOBER 1996, MR. WESTBROOK HAD NUMEROUS CONVERSATIONS AND PRIVATE MEETINGS WITH MR. JEREMY M. JONES, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF APRIA, AS A RESULT OF WHICH, ACCORDING TO MR. WESTBROOK, MR. WESTBROOK BELIEVED THAT APRIA INTENDED TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ON NOVEMBER 1, 1996, MR. JONES INFORMED MR. WESTBROOK BY TELEPHONE THAT APRIA'S MANAGEMENT WOULD BE RECOMMENDING TO APRIA'S BOARD OF DIRECTORS THAT APRIA TERMINATE THE MERGER AGREEMENT. ACCORDING TO MR. WESTBROOK, THIS INFORMATION CAME AS A COMPLETE SURPRISE TO HIM. APRIA LATER THAT DAY SENT TWO DRAFT PRESS RELEASES TO VITAS, ONE PROPOSING TO REPORT UNILATERAL TERMINATION OF THE MERGER AGREEMENT, AND THE OTHER PROPOSING TO REPORT TERMINATION BY MUTUAL CONSENT. ON NOVEMBER 2, 1996, MR. WESTBROOK NOTIFIED MR. JONES THAT VITAS WOULD NOT AGREE TO A MUTUAL TERMINATION OF THE MERGER AGREEMENT AND THAT VITAS BELIEVED THAT APRIA DID NOT HAVE ANY BASIS FOR UNILATERALLY TERMINATING THE MERGER AGREEMENT. MR. WESTBROOK ALSO INFORMED MR. JONES THAT IF APRIA SOUGHT TO TERMINATE THE MERGER AGREEMENT UNILATERALLY, VITAS INTENDED TO COMMENCE LITIGATION TO HOLD APRIA ACCOUNTABLE FOR THE DAMAGES INCURRED BY VITAS AND WHICH VITAS WOULD INCUR IN CONNECTION WITH A WRONGFUL TERMINATION OF THE MERGER AGREEMENT.



     ON NOVEMBER 3, 1996, APRIA'S COUNSEL NOTIFIED VITAS' COUNSEL THAT IN ORDER TO AVOID COSTLY AND UNPRODUCTIVE LITIGATION, APRIA HAD ELECTED NOT TO TERMINATE THE MERGER AGREEMENT AT SUCH TIME, BUT THAT APRIA BELIEVED THAT IT HAS THE RIGHT TO DO SO AT ANY TIME AND DID NOT INTEND TO WAIVE SUCH RIGHT. APRIA'S COUNSEL ALSO ADVISED VITAS' COUNSEL THAT APRIA EXPECTED TO RESOLVE ANY REMAINING ISSUES WITH THE SECURITIES AND EXCHANGE COMMISSION DURING THE EARLY PART OF THAT WEEK, BUT THAT IT WAS APRIA'S INTENTION TO DISCUSS WITH VITAS THE BENEFITS OF A MUTUAL TERMINATION OF THE MERGER AGREEMENT AND THE CONTENTS OF A PRESS RELEASE.



     ON NOVEMBER 5 AND 6, 1996, REPRESENTATIVES OF APRIA AND VITAS MET IN WASHINGTON, D.C. TO DISCUSS THEIR RESPECTIVE POSITIONS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT AND TO EXPLORE POSSIBLE ALTERNATIVES TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ON NOVEMBER 6, 1996, AFTER CONSULTATION WITH VITAS, APRIA ISSUED A PRESS RELEASE, WHICH STATED IN PERTINENT PART THAT APRIA HAD ENTERED INTO DISCUSSIONS WITH VITAS CONCERNING POSSIBLE ALTERNATIVES TO THE MERGER AGREEMENT WHICH WOULD RESULT IN A MUTUAL TERMINATION OF THE MERGER AGREEMENT. THE PRESS RELEASE FURTHER STATED THAT APRIA'S DESIRE TO TERMINATE THE MERGER AGREEMENT WAS BASED ON, AMONG OTHER THINGS, THE RECENT DECLINE IN APRIA'S SHARE PRICE, THE NEED FOR APRIA TO FOCUS ON IMPROVING ITS PERFORMANCE, AND THE APPARENT LACK OF ACCRETIVE VALUE OF THE COMBINATION OF THE PARTIES IN 1997 AS A RESULT OF RECENT OPERATING RESULTS AND OTHER FACTORS. THE PRESS RELEASE FURTHER STATED THAT THE MERGER AGREEMENT PROVIDES FOR VARIOUS TERMINATION RIGHTS, INCLUDING TERMINATION BY EITHER PARTY IF THE CLOSING PRICE OF APRIA COMMON STOCK ON THE DAY PRIOR TO THE CLOSING OF THE MERGER IS LESS THAN $22.125.



     APRIA HAS ADVISED VITAS THAT APRIA'S MANAGEMENT PRESENTLY INTENDS TO RECOMMEND TO APRIA'S BOARD OF DIRECTORS THAT THE MERGER AGREEMENT BE TERMINATED. APRIA FURTHER HAS ADVISED VITAS THAT APRIA'S MANAGEMENT CONTINUES TO BELIEVE THAT THE COMBINATION LACKS ACCRETIVE VALUE FOR THE PARTIES IN 1997, AND THAT APRIA DOES NOT INTEND TO WAIVE ANY TERMINATION RIGHTS THAT APRIA BELIEVES IT HAS UNDER THE MERGER AGREEMENT. APRIA IS CONTINUING TO TAKE STEPS TOWARD A POSSIBLE CLOSING OF THE MERGER IN ORDER TO PRESERVE ANY SUCH RIGHTS REGARDING TERMINATION, WHILE DISCUSSING WITH VITAS ALTERNATIVES TO THE MERGER.



     AS OF THE DATE OF THE PROXY STATEMENT/PROSPECTUS, NO AGREEMENT HAS BEEN REACHED BETWEEN APRIA AND VITAS WITH RESPECT TO ANY ALTERNATIVES TO THE MERGER AGREEMENT OR THE TERMINATION THEREOF. VITAS CONTINUES TO BELIEVE THAT APRIA HAS NO BASIS FOR TERMINATING THE MERGER AGREEMENT. IF APRIA SEEKS TO TERMINATE THE MERGER AGREEMENT UNILATERALLY, VITAS CURRENTLY INTENDS TO CHALLENGE SUCH PURPORTED TERMINATION, ALTHOUGH THERE CAN BE NO ASSURANCE THAT VITAS WOULD BE SUCCESSFUL.


      All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, and FOR the payments to be made to Mr. Westbrook and Collibrook under the Severance Agreement and the payments to be made to Mr. Westbrook under the Noncompetition Agreement in order that such payments not be characterized as "parachute payments" for purposes of Sections 280G and 4999 of the Code. Stockholders of Vitas who do not vote in favor of or otherwise consent to approval and adoption of the Merger Agreement and the Merger and who otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law will have the right, if the Merger is consummated, to dissent and to demand an appraisal of the fair value of their shares. A copy of Section 262 is attached to the Proxy Statement/Prospectus as Appendix D. See "RIGHTS OF DISSENTING VITAS STOCKHOLDERS" in the Proxy Statement/Prospectus for a description of how to properly exercise dissenters' rights.

      The accompanying Proxy Statement/Prospectus contains a detailed description of the terms of the Merger Agreement and the transactions contemplated thereunder, and includes a description of the respective businesses of Vitas and Apria, summary financial information of Vitas and Apria, a description of the Apria Common Stock to be received in connection with the Merger and additional information regarding the proposed Merger. YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED AND PRE-PAID ENVELOPE. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER.


                                        By Order of the Vitas Board of Directors



                                        Hugh A. Westbrook
                                        Chairman and Chief Executive Officer


Miami, Florida
November 12, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                 SUBJECT TO COMPLETION, dated November 12, 1996


                           APRIA HEALTHCARE GROUP INC.
                                   PROSPECTUS

                          VITAS HEALTHCARE CORPORATION
                                 PROXY STATEMENT



         Vitas Healthcare Corporation, a Delaware corporation ("Vitas"), is furnishing this Proxy Statement/Prospectus to the stockholders of Vitas in connection with the solicitation of proxies by the Board of Directors of Vitas for use at its Special Meeting of stockholders to be held on December 2, 1996 (together with any adjournment or postponement thereof, the "Special Meeting").


          At the Special Meeting, (i) the holders of common stock, par value $.001 per share, of Vitas ("Vitas Common Stock"), voting separately as a class, and the holders of Series B Convertible Preferred Stock, par value $1.00 per share, of Vitas ("Series B Preferred"), voting separately as a class, will be asked to approve and adopt an Agreement and Plan of Merger, dated as of June 28, 1996 and amended by an Amendment No. 1 dated as of August 26, 1996 and an Amendment No. 2 dated as of October 4, 1996 to Agreement and Plan of Merger (as amended, the "Merger Agreement"), among Apria Healthcare Group Inc. ("Apria"), Apria Number Two, Inc., a Delaware corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Apria ("Apria Sub"), and Vitas and the transactions contemplated thereunder, including a merger pursuant to which Apria Sub would be merged with and into Vitas, with Vitas being the surviving corporation (the "Merger"), and Vitas would become a wholly owned subsidiary of Apria; and (ii) the holders of Vitas Common Stock and Series B Preferred, voting together as one class, will be asked to approve separately the payments to be made to Hugh A. Westbrook, the Chairman and Chief Executive Officer of Vitas, and Collibrook Consultants, Inc., a Florida corporation ("Collibrook") owned and controlled by Mr. Westbrook and Esther T. Colliflower, a Vice Chairperson and a Senior Vice President of Vitas, pursuant to a Consulting, Severance and Confidentiality Agreement (the "Severance Agreement") to be entered into among Vitas, Mr. Westbrook, Ms. Colliflower and Collibrook at or prior to (but subject to) the closing of the Merger and the payments to be made to Mr. Westbrook pursuant to a Noncompetition Agreement (the "Noncompetition Agreement") to be entered into between Vitas and Mr. Westbrook at or prior to (but subject to) the closing of the Merger in order that such payments not be characterized as "parachute payments" for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), which approval is a condition to Apria's obligation to effect the Merger and the transactions contemplated under the Merger Agreement. A copy of the Merger Agreement (which includes as exhibits the Severance Agreement and the Noncompetition Agreement) is attached as Appendix A to this Proxy Statement/Prospectus.

          In connection with the Merger, (i) each share of Vitas Common Stock issued and outstanding as of the Effective Time (as defined in the Merger Agreement) other than shares owned by Vitas, Apria or any of their respective subsidiaries (including Apria Sub) and other than shares as to which dissenters' rights have been perfected under the Delaware General Corporation Law ("Delaware GCL") would be converted into the right to receive 0.290 shares of common stock, par value $.001 per share, of Apria ("Apria Common Stock"), subject to certain adjustments in the event that (A) the closing price of Apria Common Stock on the New York Stock Exchange on the trading day next preceding the Closing Date (as defined in the Merger Agreement) of the Merger (the "Market Price") is lower than $27.125 or greater than $37.125 (the "Collar Adjustment") and/or (B) the Total Debt (as defined in the Merger Agreement) of Vitas exceeds $39.1 million as reflected on the Closing Balance Sheet (as defined in the Merger Agreement) of Vitas (the "Debt Adjustment") (such exchange ratio, after giving effect to such adjustments, is hereinafter referred to as the "Exchange Ratio"); (ii) each share of 9.0% Cumulative Nonconvertible Preferred Stock, par value $1.00 per share, of Vitas ("9% Preferred"), would remain outstanding, and, upon surrender of the certificate representing the 9% Preferred, in accordance with the terms of the Merger Agreement and a Significant Securityholders Agreement, dated as of June 28, 1996 (the "Significant Securityholders Agreement", a copy of which is attached as Appendix B to this Proxy Statement/Prospectus), executed by certain securityholders of Vitas in connection with the Merger Agreement, would be purchased by Apria at a price equal to its "Stated Value" of $100 per share, together with all accrued but unpaid dividends thereon; (iii) each share of Series B Preferred issued and outstanding as of the Effective Time, together with all associated rights, preferences and restrictions set forth in the Stockholders' Agreement, dated June 4, 1993, among Vitas and the parties named therein would, in accordance with the terms of the Merger Agreement and the Significant Securityholders Agreement, first be converted into a number of shares of Vitas Common Stock issuable upon conversion of such share of Series B Preferred and would then be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio multiplied by the number of shares of Vitas Common Stock so issued; (iv) each of the stock purchase warrants issued by Vitas on December 17, 1991 and designated Warrant A and Warrant B to purchase an aggregate of 3,952,958 shares of Vitas Common Stock (collectively, the "Warrants"), and all associated rights, preferences and restrictions set forth in the Investor Agreement, dated December 17, 1991, among Vitas and the parties named therein, would, in accordance with the provisions of the Significant Securityholders Agreement, be exchanged for a number of shares of Apria Common Stock equal to the product of (x) the quotient obtained by dividing (A) $9.32 less the sum of (I) any Excess Per Share Debt Amount (as defined below) and (II) the exercise price per share of Vitas Common Stock issuable upon exercise of the Warrant by (B) $32.125, times (y) the number of shares of Vitas Common Stock covered by such Warrant, subject to certain adjustments; and (v) any stock option to purchase shares of Vitas Common Stock outstanding immediately prior to the Effective Time that has not been exercised in accordance with its terms would be exchanged for the right to receive shares of Apria Common Stock as provided in the Merger Agreement upon surrender of the stock option agreement applicable thereto and provision for tax withholding as provided in the Merger Agreement, unless the holder objects in writing to such exchange, in which case such stock option would terminate in accordance with its terms. Cash would be paid in lieu of fractional shares of Apria Common Stock. Each share of Apria Common Stock carries with it a preferred share purchase right which entitles the holder to purchase preferred stock, par value $.001 per share, of Apria, on the occurrence of certain events, such as a public announcement that a person or group of persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Apria Common Stock, or the commencement of a tender offer or exchange offer which would result in any person or group of persons becoming an Acquiring Person. See "COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS--Apria Rights Agreement."

         The Collar Adjustment will be determined as of the Closing Date. The Debt Adjustment is calculated based upon the Closing Balance Sheet. The Collar Adjustment and the Debt Adjustment work independently of each other. If the Market Price of Apria Common Stock were greater than $37.125, the Collar Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. If the Market Price of Apria Common Stock were lower than $27.125, the Collar Adjustment would serve to increase the number of shares of Apria Common Stock to be received in connection with the Merger. In either case, a Debt Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger.


         The closing price of Apria Common Stock on November 7, 1996 was $20.00 per share. If the Market Price of Apria Common Stock were $20.00, and assuming there were no Debt Adjustment, the Exchange Ratio for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be 0.3417 shares of Apria Common Stock and a total of 5,316,752 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). Assuming the Exchange Ratio was 0.3417 and the closing price of Apria Common Stock on the Closing Date was $20.00 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be $6.83, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be approximately $106.3 million.



         If, after giving effect to any Collar Adjustment and any Debt Adjustment, the actual Exchange Ratio is between 0.2909 and 0.4235, a total of between approximately 4,505,000 shares and 6,591,000 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). If the actual Exchange Ratio is between 0.2909 and 0.4235 and the closing price of Apria Common Stock on the Closing Date is between $14.125 per share and $26.125 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be between $5.98 and $7.60, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be between approximately $93.1 million and $117.7 million.


     THE MARKET VALUE OF APRIA COMMON STOCK THAT THE VITAS SECURITYHOLDERS ULTIMATELY RECEIVE WILL BE SUBJECT TO FLUCTUATIONS IN THE MARKET PRICE OF APRIA COMMON STOCK AND COULD BE MORE OR LESS THAN ITS MARKET VALUE ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR ON THE DATE OF THE SPECIAL MEETING. Furthermore, no assurance can be given as to the market price of Apria Common Stock at any time before the Closing Date or at any time thereafter. The market price of Apria Common Stock has ranged from a high of $32.750 to a low of $17.125 since the time the Merger Agreement was executed. See "THE MERGER AGREEMENT--Conversion of Securities" for a detailed discussion of the adjustments to the Exchange Ratio and an illustrative table that sets forth examples of some, but not all, possible Exchange Ratios based upon different adjustment scenarios.


         Vitas anticipates that the Closing Date will occur as soon as practicable after the Special Meeting. IN THE EVENT THAT THE EXPECTED EXCHANGE RATIO AS OF THE DATE OF THE SPECIAL MEETING IS LOWER THAN 0.2909 OR GREATER THAN 0.4235, UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THIS PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND VITAS WILL ADJOURN THE SPECIAL MEETING IF NECESSARY TO ENABLE THE VITAS STOCKHOLDERS TO HAVE A REASONABLE PERIOD OF TIME TO REVIEW SUCH SUPPLEMENTAL MATERIALS, AND (II) THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WILL BE GIVEN AN OPPORTUNITY TO CHANGE THEIR VOTES WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



         IF THE SPECIAL MEETING HAS ALREADY OCCURRED AND THE EXCHANGE RATIO AS OF THE EXPECTED CLOSING DATE WOULD BE LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) VITAS WILL SET A DATE FOR A NEW SPECIAL MEETING OF STOCKHOLDERS OF VITAS (THE "SUBSEQUENT MEETING"), (II) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THIS PROXY STATEMENT/ PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND (III) VITAS WILL RESOLICIT THE VOTES OF THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



         THE ADJOURNMENT OF THE SPECIAL MEETING OR THE NECESSITY OF A SUBSEQUENT MEETING COULD SUBSTANTIALLY DELAY THE CLOSING OF THE MERGER. ALTHOUGH THE SPECIAL MEETING HAS BEEN SCHEDULED FOR DECEMBER 2, 1996, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY EITHER PARTY, SUBJECT TO CERTAIN CONDITIONS, IN THE EVENT THE MERGER SHALL NOT HAVE OCCURRED BY OCTOBER 31, 1996. THE MERGER AGREEMENT ALSO PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



         DURING SEPTEMBER AND OCTOBER 1996, MR. WESTBROOK HAD NUMEROUS CONVERSATIONS AND PRIVATE MEETINGS WITH MR. JEREMY M. JONES, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF APRIA, AS A RESULT OF WHICH, ACCORDING TO MR. WESTBROOK, MR. WESTBROOK BELIEVED THAT APRIA INTENDED TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ON NOVEMBER 1, 1996, MR. JONES INFORMED MR. WESTBROOK BY TELEPHONE THAT APRIA'S MANAGEMENT WOULD BE RECOMMENDING TO APRIA'S BOARD OF DIRECTORS THAT APRIA TERMINATE THE MERGER AGREEMENT. ACCORDING TO MR. WESTBROOK, THIS INFORMATION CAME AS A COMPLETE SURPRISE TO HIM. APRIA LATER THAT DAY SENT TWO DRAFT PRESS RELEASES TO VITAS, ONE PROPOSING TO REPORT UNILATERAL TERMINATION OF THE MERGER AGREEMENT, AND THE OTHER PROPOSING TO REPORT TERMINATION BY MUTUAL CONSENT. ON NOVEMBER 2, 1996, MR. WESTBROOK NOTIFIED MR. JONES THAT VITAS WOULD NOT AGREE TO A MUTUAL TERMINATION OF THE MERGER AGREEMENT AND THAT VITAS BELIEVED THAT APRIA DID NOT HAVE ANY BASIS FOR UNILATERALLY TERMINATING THE MERGER AGREEMENT. MR. WESTBROOK ALSO INFORMED MR. JONES THAT IF APRIA SOUGHT TO TERMINATE THE MERGER AGREEMENT UNILATERALLY, VITAS INTENDED TO COMMENCE LITIGATION TO HOLD APRIA ACCOUNTABLE FOR THE DAMAGES INCURRED BY VITAS AND WHICH VITAS WOULD INCUR IN CONNECTION WITH A WRONGFUL TERMINATION OF THE MERGER AGREEMENT.



         ON NOVEMBER 3, 1996, APRIA'S COUNSEL NOTIFIED VITAS' COUNSEL THAT IN ORDER TO AVOID COSTLY AND UNPRODUCTIVE LITIGATION, APRIA HAD ELECTED NOT TO TERMINATE THE MERGER AGREEMENT AT SUCH TIME, BUT THAT APRIA BELIEVED THAT IT HAS THE RIGHT TO DO SO AT ANY TIME AND DID NOT INTEND TO WAIVE SUCH RIGHT. APRIA'S COUNSEL ALSO ADVISED VITAS' COUNSEL THAT APRIA EXPECTED TO RESOLVE ANY REMAINING ISSUES WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") DURING THE EARLY PART OF THAT WEEK, BUT THAT IT WAS APRIA'S INTENTION TO DISCUSS WITH VITAS THE BENEFITS OF A MUTUAL TERMINATION OF THE MERGER AGREEMENT AND THE CONTENTS OF A PRESS RELEASE.



         ON NOVEMBER 5 AND 6, 1996, REPRESENTATIVES OF APRIA AND VITAS MET IN WASHINGTON, D.C. TO DISCUSS THEIR RESPECTIVE POSITIONS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT AND TO EXPLORE POSSIBLE ALTERNATIVES TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ON NOVEMBER 6, 1996, AFTER CONSULTATION WITH VITAS, APRIA ISSUED A PRESS RELEASE, WHICH STATED IN PERTINENT PART THAT APRIA HAD ENTERED INTO DISCUSSIONS WITH VITAS CONCERNING POSSIBLE ALTERNATIVES TO THE MERGER AGREEMENT WHICH WOULD RESULT IN A MUTUAL TERMINATION OF THE MERGER AGREEMENT. THE PRESS RELEASE FURTHER STATED THAT APRIA'S DESIRE TO TERMINATE THE MERGER AGREEMENT WAS BASED ON, AMONG OTHER THINGS, THE RECENT DECLINE IN APRIA'S SHARE PRICE, THE NEED FOR APRIA TO FOCUS ON IMPROVING ITS PERFORMANCE, AND THE APPARENT LACK OF ACCRETIVE VALUE OF THE COMBINATION OF THE PARTIES IN 1997 AS A RESULT OF RECENT OPERATING RESULTS AND OTHER FACTORS. THE PRESS RELEASE FURTHER STATED THAT THE MERGER AGREEMENT PROVIDES FOR VARIOUS TERMINATION RIGHTS, INCLUDING TERMINATION BY EITHER PARTY IF THE CLOSING PRICE OF APRIA COMMON STOCK ON THE DAY PRIOR TO THE CLOSING OF THE MERGER IS LESS THAN $22.125.



         APRIA HAS ADVISED VITAS THAT APRIA'S MANAGEMENT PRESENTLY INTENDS TO RECOMMEND TO APRIA'S BOARD OF DIRECTORS THAT THE MERGER AGREEMENT BE TERMINATED. APRIA FURTHER HAS ADVISED VITAS THAT APRIA'S MANAGEMENT CONTINUES TO BELIEVE THAT THE COMBINATION LACKS ACCRETIVE VALUE FOR THE PARTIES IN 1997, AND THAT APRIA DOES NOT INTEND TO WAIVE ANY TERMINATION RIGHTS THAT APRIA BELIEVES IT HAS UNDER THE MERGER AGREEMENT. APRIA IS CONTINUING TO TAKE STEPS TOWARD A POSSIBLE CLOSING OF THE MERGER IN ORDER TO PRESERVE ANY SUCH RIGHTS REGARDING TERMINATION, WHILE DISCUSSING WITH VITAS ALTERNATIVES TO THE MERGER.



         AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, NO AGREEMENT HAS BEEN REACHED BETWEEN APRIA AND VITAS WITH RESPECT TO ANY ALTERNATIVES TO THE MERGER AGREEMENT OR THE TERMINATION THEREOF. VITAS CONTINUES TO BELIEVE THAT APRIA HAS NO BASIS FOR TERMINATING THE MERGER AGREEMENT. IF APRIA SEEKS TO TERMINATE THE MERGER AGREEMENT UNILATERALLY, VITAS CURRENTLY INTENDS TO CHALLENGE SUCH PURPORTED TERMINATION, ALTHOUGH THERE CAN BE NO ASSURANCE THAT VITAS WOULD BE SUCCESSFUL.


         Stockholders of Vitas who do not vote in favor of or otherwise consent to approval and adoption of the Merger Agreement and the Merger and who otherwise comply with the provisions of Section 262 of the Delaware GCL will have the right, if the Merger is consummated, to dissent and to demand an appraisal of the fair value of their shares. A copy of Section 262 is attached to this Proxy Statement/Prospectus as Appendix D. See "RIGHTS OF DISSENTING VITAS STOCKHOLDERS."


         This Proxy Statement/Prospectus is first being mailed to stockholders of Vitas on or about November 12, 1996.



         This Proxy Statement/Prospectus also constitutes the Prospectus of Apria under the Securities Act of 1933, as amended (the "1933 Act"), for the public offering of up to 6,591,000 shares of Apria Common Stock issuable in connection with the Merger. This Proxy Statement/Prospectus does not cover resales of such stock, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale. All information concerning Apria contained in this Proxy Statement/Prospectus has been furnished by Apria and all information concerning Vitas has been furnished by Vitas. All information concerning the Significant Securityholders (as defined in the Significant Securityholders Agreement) contained in this Proxy Statement/Prospectus has been furnished by such Significant Securityholders.


         SEE "RISK FACTORS" AT PAGE 21 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE SECURITIES OFFERED HEREBY.

THE SHARES OF APRIA COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER 12, 1996.

                                TABLE OF CONTENTS

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AVAILABLE INFORMATION...........................................................     6

SUMMARY.........................................................................     7
         Introduction...........................................................     7
         Parties................................................................     7
         The Special Meeting....................................................     8
         The Merger.............................................................     9
         Payments to Mr. Westbrook and Collibrook...............................    16

SELECTED FINANCIAL INFORMATION..................................................    17

SELECTED QUARTERLY FINANCIAL INFORMATION - VITAS................................    19

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA...................    20

RISK FACTORS....................................................................    21
     Integration of the Businesses..............................................    21
     Healthcare Reform..........................................................    21
     Pricing Pressures..........................................................    21
     Regulatory Environment.....................................................    21
     Recent Losses..............................................................    23
     Collectibility of Accounts Receivable......................................    23
     Competition................................................................    23
     Dependence on Relationships with Third Parties.............................    23
     Concentration of Large Payors..............................................    23
     Potential Liability........................................................    24
     Certain Anti-takeover Provisions...........................................    24
     Dependence on Key Personnel................................................    24
     Possible Volatility of Stock Price.........................................    24
     Dividend Policy............................................................    24
     Significant Potential Consequences if the Merger is Not Consummated........    24
     Apria Indebtedness.........................................................    24
     Potential Conflicts of Interest............................................    24
     Adjustments to Exchange Ratio..............................................    24
     Dilution of Voting Power...................................................    24

MARKET PRICE AND DIVIDENDS......................................................    25

COMPARATIVE PER SHARE DATA......................................................    26

THE SPECIAL MEETING.............................................................    27
         Voting Information for Vitas Stockholders..............................    27
         Solicitation of Proxies................................................    28

THE MERGER......................................................................    30
         General................................................................    30
         Background of the Merger...............................................    30
         Reasons for the Merger and Recommendation of the Board of Directors....    32
         Fairness Opinion of Vitas' Financial Advisor...........................    33
         Interests of Certain Persons in the Merger.............................    35
         Certain Federal Income Tax Consequences................................    37
         Regulatory Approvals...................................................    39
         Accounting Treatment...................................................    39
         Restrictions on Sales by Affiliates; Pooling Considerations............    39

THE MERGER AGREEMENT............................................................    41
         The Merger.............................................................    41
         Effective Time of the Merger...........................................    41
         Conversion of Securities...............................................    41
         Treatment of Stock Options.............................................    43
         Exchange of Stock Certificates and Warrants............................    45

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         Fractional Shares.......................................................   46
         Vitas Indebtedness......................................................   46
         Representations and Warranties..........................................   46
         Covenants; Conduct of Business Prior to Effective Time..................   46
         Negotiations with Others................................................   48
         Management After the Merger.............................................   49
         Indemnification and Insurance...........................................   49
         Conditions to the Merger................................................   49
         Amendment...............................................................   51
         Termination.............................................................   51
         Effect of Termination...................................................   52
         Listing on Stock Exchange...............................................   53

APRIA HEALTHCARE GROUP INC.......................................................   53

VITAS HEALTHCARE CORPORATION.....................................................   53

COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS.................................   54
         Authorized Stock........................................................   54
         Preemptive Rights.......................................................   55
         Business Combinations...................................................   55
         Apria Rights Agreement..................................................   57
         Amendment of Certificate of Incorporation...............................   59
         Amendment of Bylaws.....................................................   59
         Stockholder Voting Rights Generally.....................................   60
         Stockholder Action by Written Consent...................................   61
         Special Stockholder Meetings............................................   61
         Number and Election of Directors........................................   62
         Removal of Directors....................................................   63
         Vacancies on the Board of Directors.....................................   63
         Transactions Involving Officers or Directors............................   64
         Indemnification of Directors............................................   64
         Limitation of Personal Liability of Directors...........................   65
         Declaration of Dividends................................................   65
         Stock Ownership and Transfer Restrictions...............................   66
         Appraisal Rights........................................................   67
         Inspection of Stockholder List..........................................   67
         Liquidation Rights Upon Dissolution.....................................   68
         Redemption of Securities................................................   68

APRIA HEALTHCARE GROUP INC. CAPITAL STOCK........................................   69

RIGHTS OF DISSENTING VITAS STOCKHOLDERS..........................................   70

PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND
COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE
ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS
NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS
280G AND 4999 OF THE CODE........................................................   71
         Background of the Severance Agreement and the Noncompetition Agreement..   71
         The Severance Agreement and the Noncompetition Agreement................   71
         Recommendation of the Board of Directors................................   72

PRINCIPAL STOCKHOLDERS...........................................................   73
         Apria Security Ownership................................................   73
         Vitas Security Ownership................................................   76

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LEGAL OPINION...................................................................    80

EXPERTS.........................................................................    80
         Apria Healthcare Group Inc.............................................    80
         Vitas Healthcare Corporation...........................................    80

VITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS..................................................    80
         Introduction    .......................................................    80
         Results of Operations..................................................    81
         Nine Months Ended June 30, 1996 Compared to Nine Months Ended
           June 30, 1995........................................................    81
         Fiscal Year Ended September 30, 1995 Compared to Fiscal Year Ended
           September 30, 1994...................................................    82
         Fiscal Year Ended September 30, 1994 Compared to Fiscal Year Ended
           September 30, 1993...................................................    83
         Liquidity and Capital Resources........................................    83
         Matters Concerning Third-Party Reimbursement...........................    84
         Effect of Inflation....................................................    84

REGULATORY ENVIRONMENT..........................................................    84
        Reimbursement...........................................................    84
        Fraud and Abuse Laws....................................................    84
        Qui Tam Lawsuit.........................................................    84
        Operation Restore Trust.................................................    84
        Other Federal and State Regulations.....................................    84

FORWARD LOOKING STATEMENTS......................................................    84

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.....................    86

INDEX TO FINANCIAL STATEMENTS OF VITAS HEALTHCARE CORPORATION...................   F-1

Appendix A -- Agreement and Plan of Merger, as amended..........................   A-1

Appendix B -- Significant Securityholders Agreement.............................   B-1

Appendix C -- Fairness Opinion of Vitas' Financial Advisor......................   C-1

Appendix D -- Section 262 of the General Corporation Law of the
              State of Delaware.................................................   D-1

Appendix E -- Apria's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1995, as amended.....................................   E-1

Appendix F -- Apria's Quarterly Report on Form 10-Q for the fiscal quarter
              ended March 31, 1996..............................................   F-1

Appendix G -- Apria's Quarterly Report on Form 10-Q for the fiscal quarter
              ended June 30, 1996, as amended...................................   G-1

Appendix H -- Apria's definitive Proxy Statement, dated May 8, 1996, used in connection with Apria's Annual Meeting of Stockholders held on
              June 12, 1996.....................................................   H-1

Appendix I -- Registration Statement on Form 8-A filed on February 11, 1992,
              under Apria's prior name, Abbey Healthcare Group Incorporated.....   I-1

Appendix J -- Registration Statement on Form 8-A filed on June 26, 1995,
              under Apria's prior name, Abbey Healthcare Group Incorporated.....   J-1


                              AVAILABLE INFORMATION

         Apria is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy statements, information statements and other information can be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities maintained by the Commission at its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Apria and other registrants that file electronically with the Commission at http://www.sec.gov. Apria Common Stock is listed on the New York Stock Exchange, and reports, proxy statements, information statements and other information concerning Apria also may be inspected at the offices of such exchange.


         Apria has filed with the Commission a Registration Statement (No. 333-09407) under the 1933 Act relating to the shares of Apria Common Stock issuable in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

         No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by Apria or Vitas. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Apria or Vitas since the date hereof or that the information in this Proxy Statement/Prospectus is correct as of any time subsequent to the dates hereof or thereof.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read this Proxy
Statement/Prospectus before voting on the matters discussed herein.

         Information contained in this Proxy Statement/Prospectus contains "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth under the caption "RISK FACTORS" in this Proxy Statement/Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

INTRODUCTION


         A Special Meeting of Stockholders of Vitas Healthcare Corporation ("Vitas") will be held on December 2, 1996, at 8:00 a.m., local time, at 100 South Biscayne Boulevard, Miami, Florida 33131, (together with any adjournment or postponement thereof, the "Special Meeting"). At the Special Meeting, (i) the holders of common stock, par value $.001 per share, of Vitas ("Vitas Common Stock"), voting separately as a class, and the holders of Series B Convertible Preferred Stock, par value $1.00 per share, of Vitas ("Series B Preferred"), voting separately as a class, will be asked to approve and adopt an Agreement and Plan of Merger, dated as of June 28, 1996 and amended by an Amendment No. 1 dated as of August 26, 1996 and an Amendment No. 2 dated as of October 4, 1996 to Agreement and Plan of Merger (as amended, the "Merger Agreement"), among Apria Healthcare Group Inc. ("Apria"), Apria Number Two, Inc., a Delaware corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Apria ("Apria Sub"), and Vitas, and the transactions contemplated thereunder, including a merger pursuant to which Apria Sub would be merged with and into Vitas (the "Merger"), with Vitas being the surviving corporation (the "Surviving Corporation"), and Vitas would become a wholly owned subsidiary of Apria; and (ii) the holders of Vitas Common Stock and Series B Preferred, voting together as one class, will be asked to approve separately the payments to be made to Hugh A. Westbrook, the Chairman and Chief Executive Officer of Vitas, and Collibrook Consultants, Inc., a Florida corporation ("Collibrook") owned and controlled by Mr. Westbrook and Esther T. Colliflower, a Vice Chairperson and a Senior Vice President of Vitas, pursuant to a Consulting, Severance and Confidentiality Agreement (the "Severance Agreement") to be entered into among Vitas, Mr. Westbrook, Ms. Colliflower and Collibrook at or prior to (but subject to) the closing of the Merger and the payments to be made to Mr. Westbrook pursuant to a Noncompetition Agreement (the "Noncompetition Agreement") to be entered into between Vitas and Mr. Westbrook at or prior to (but subject to) the closing of the Merger in order that such payments not be characterized as "parachute payments" for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). A copy of the Merger Agreement (which includes as exhibits the Severance Agreement and the Noncompetition Agreement) is attached hereto as Appendix A. See "THE MERGER," "THE MERGER AGREEMENT" and "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE."


PARTIES

         Apria Healthcare Group Inc. Apria provides and/or manages comprehensive integrated homecare services including home infusion therapy, home respiratory therapy, home medical equipment, women's healthcare and nursing. Apria also coordinates the care of patients who may require any of the aforementioned services or a combination thereof. Apria provides its services through 350 branch locations which serve patients in 49 states. Apria was formed on June 28, 1995, by the merger of Homedco Group, Inc. ("Homedco") with and into Abbey Healthcare Group Incorporated ("Abbey"). In connection with the merger transaction (the "Abbey/Homedco Merger"), Apria issued 21,547,529 shares of common stock, par value $.001 per share ("Apria Common Stock"), for 15,391,092 issued and outstanding shares of common stock, par value $.001 per share, of Abbey and 26,034,612 shares of Apria Common Stock for 13,017,306 issued and outstanding shares of common stock, par value $.01 per share, of Homedco. The mailing address of Apria's principal executive offices is 3560 Hyland Avenue, Costa Mesa, California 92626, and Apria's telephone number is (714) 427-2000. Directors and executive officers of Apria and affiliates of such directors and officers beneficially owned on October 30, 1996, 2,174,121 shares of Apria Common Stock (approximately 4.2% of the shares of Apria Common Stock then outstanding). See "APRIA HEALTHCARE GROUP INC." and "PRINCIPAL STOCKHOLDERS--Apria Security Ownership."


         Vitas Healthcare Corporation. Vitas is the largest provider of hospice services in the United States, caring for the palliative medical and psychosocial needs of more than 29,000 terminally ill patients in fiscal 1995. Vitas provides an integrated and comprehensive range of services to its patients and their families in the home (including long-term care facilities) and inpatient facilities. The mailing address of Vitas' principal executive offices is 100 South Biscayne Boulevard, Miami, Florida 33131, and Vitas' telephone number is (305) 374-4143. Directors and executive officers of Vitas and their affiliates beneficially owned as of October 30, 1996, 10,880,376 shares of Vitas Common Stock (approximately 55.1% of the shares of Vitas Common Stock then outstanding on a fully diluted basis). See "VITAS HEALTHCARE CORPORATION" and "PRINCIPAL STOCKHOLDERS--Vitas Security Ownership."


         Apria Number Two, Inc. Apria Sub is a Delaware corporation and a wholly owned subsidiary of Apria. Apria Sub has not engaged in any material operations since its incorporation.

         Significant Securityholders. Pursuant to a Significant Securityholders Agreement (the "Significant Securityholders Agreement," a copy of which is attached hereto as Appendix B), dated as of June 28, 1996, among Hugh A. Westbrook, Carole S. Westbrook, Westbrook Family Partnership, Ltd., Esther Colliflower, Colliflower Family Partnership, Ltd., Chemed Corporation ("Chemed"), OCR Holding Company ("OCR"), Galen Partners II, L.P., Galen Partners International II, L.P., Galen Employee Fund, L.P. and Warburg, Pincus Investors, L.P. (collectively, the "Significant Securityholders"), the Significant Securityholders, among other things, have agreed (i) to vote or cause to be voted all shares of capital stock of Vitas owned of record or beneficially or held in any capacity by or under their control and entitled to vote in favor of the Merger and the transactions contemplated by the Merger Agreement and against any inconsistent actions, proposals or transactions, (ii) to not claim or exercise any dissenter or appraisal rights with respect to the Merger and (iii) to take other actions contemplated by the Merger Agreement. See Appendix B. Such securityholders own, as of the Vitas Record Date, 1,948,944 shares of Vitas Common Stock (approximately 44.2% of the outstanding Vitas Common Stock) and 200,000 shares of Series B Preferred (approximately 76.2% of the outstanding Series B Preferred), which constitutes approximately 39.2% of the total votes eligible to be voted by the holders of Vitas Common Stock and Series B Preferred voting together as one class, excluding any shares held directly or indirectly by Mr. Westbrook. See "THE SPECIAL MEETING."

THE SPECIAL MEETING


         The close of business on October 30, 1996 has been fixed by the Vitas Board of Directors as the record date (the "Vitas Record Date") for the determination of stockholders entitled to vote at the Special Meeting. As of the Vitas Record Date, there were issued and outstanding 4,408,842 shares of Vitas Common Stock and 262,500 shares of Series B Preferred. The affirmative vote of the holders of a majority of the Vitas Common Stock outstanding on the Vitas Record Date, voting separately as a class, and the affirmative vote of the holders of a majority of the Series B Preferred outstanding on the Vitas Record Date, voting separately as a class, is necessary to approve the Merger Agreement and the transactions contemplated thereunder, including the Merger. THE SEPARATE AFFIRMATIVE VOTE OF THE HOLDERS OF 75% OF THE TOTAL VOTES ATTRIBUTABLE TO THE AGGREGATE ISSUED AND OUTSTANDING SHARES OF VITAS COMMON STOCK AND SERIES B PREFERRED ON THE VITAS RECORD DATE (EXCLUDING ANY SHARES HELD DIRECTLY OR INDIRECTLY BY MR. WESTBROOK), VOTING TOGETHER AS ONE CLASS, IS NECESSARY TO APPROVE THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK UNDER THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK UNDER THE NONCOMPETITION AGREEMENT IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE AND IS A CONDITION TO APRIA'S OBLIGATION TO EFFECT THE MERGER AND THE TRANSACTIONS CONTEMPLATED UNDER THE MERGER AGREEMENT.

         Vitas anticipates that the Closing Date (as defined in the Merger Agreement) will occur as soon as practicable after the Special Meeting. IN THE EVENT THAT THE EXPECTED EXCHANGE RATIO (AS DEFINED BELOW) AS OF THE DATE OF THE SPECIAL MEETING IS LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THIS PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT (AS DEFINED BELOW), AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND VITAS WILL ADJOURN THE SPECIAL MEETING IF NECESSARY TO ENABLE THE VITAS STOCKHOLDERS TO HAVE A REASONABLE PERIOD OF TIME TO REVIEW SUCH SUPPLEMENTAL MATERIALS, AND (II) THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WILL BE GIVEN AN OPPORTUNITY TO CHANGE THEIR VOTES WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



         IF THE SPECIAL MEETING HAS ALREADY OCCURRED AND THE EXCHANGE RATIO AS OF THE EXPECTED CLOSING DATE WOULD BE LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) VITAS WILL SET A DATE FOR A NEW SPECIAL MEETING OF STOCKHOLDERS OF VITAS (THE "SUBSEQUENT MEETING"), (II) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THIS PROXY STATEMENT/ PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND (III) VITAS WILL RESOLICIT THE VOTES OF THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



         THE ADJOURNMENT OF THE SPECIAL MEETING OR THE NECESSITY OF A SUBSEQUENT MEETING COULD SUBSTANTIALLY DELAY THE CLOSING OF THE MERGER. ALTHOUGH THE SPECIAL MEETING HAS BEEN SCHEDULED FOR DECEMBER 2, 1996, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY EITHER PARTY, SUBJECT TO CERTAIN CONDITIONS, IN THE EVENT THE MERGER SHALL NOT HAVE OCCURRED BY OCTOBER 31, 1996. SEE "THE SPECIAL MEETING" AND "THE MERGER AGREEMENT." THE MERGER AGREEMENT ALSO PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



         FOR A DISCUSSION OF RECENT DEVELOPMENTS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT, SEE "THE MERGER--BACKGROUND OF THE MERGER--RECENT DEVELOPMENTS."


         Each holder of Vitas Common Stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. Except as otherwise required by law or when a class vote is required pursuant to the Certificate of Designation, Preferences and Other Rights of the Series B Preferred, as amended (the "Series B Preferred Certificate") (as in the case of the vote on the Merger Agreement and the transactions contemplated thereunder, including the Merger), the holders of Series B Preferred are entitled to vote on all matters together with the holders of shares of Vitas Common Stock, subject to certain limitations set forth in the Series B Preferred Certificate and the Stockholders' Agreement, dated June 4, 1993, among Vitas, Hugh A. Westbrook, Carole S. Westbrook, Galen Partners II, L.P., Galen Partners International II, L.P., Galen Associates, Warburg, Pincus Investors, L.P., and the other parties named therein (the "Stockholders' Agreement"). As a result of these voting rights and the limitations imposed in the Series B Preferred Certificate and in the Stockholders' Agreement, the holders of the Series B Preferred, when voting together with the holders of Vitas Common Stock (as in the case of the separate vote on the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement) are currently entitled to cast that number of votes equal to approximately 28% of the total votes eligible to be voted at a meeting of stockholders. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Vitas Common Stock and Series B Preferred entitled to vote at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because both of the proposals to be voted on at the Special Meeting require a percentage of the outstanding shares, abstentions (other than the exclusion of shares held directly or indirectly by Mr. Westbrook with respect to the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement) will be equivalent to votes cast against the Merger Agreement and the transactions contemplated thereunder, including the Merger, and separate votes cast against the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement.

THE MERGER

         Conversion of Securities.  In connection with the Merger:

         Vitas Common Stock. Each share of Vitas Common Stock issued and outstanding as of the Effective Time (as defined below) other than shares owned by Vitas, Apria or any of their respective subsidiaries (including Apria Sub) and other than shares as to which dissenters' rights have been perfected under the Delaware General Corporation Law ("Delaware GCL") would be converted into the right to receive 0.290 shares of Apria Common Stock, subject to certain adjustments. An adjustment will occur if the closing price of Apria Common Stock on the New York Stock Exchange (the "NYSE") on the trading day next preceding the Closing Date (the "Market Price") is lower than $27.125 or higher than $37.125 (a "Collar Adjustment"). In addition, an adjustment will occur if the Total Debt (as defined below) of Vitas reflected on the Closing Balance Sheet (as defined below) exceeds $39.1 million (a "Debt Adjustment"). Such exchange ratio, after giving effect to such adjustments, is hereinafter referred to as the "Exchange Ratio."

         The Collar Adjustment will be determined as of the Closing Date. The Debt Adjustment is calculated based upon the Closing Balance Sheet. The Collar Adjustment and Debt Adjustment work independently of each other. If the Market Price of Apria Common Stock were greater than $37.125, the Collar Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. If the Market Price of Apria Common Stock were lower than $27.125, the Collar Adjustment would serve to increase the number of shares of Apria Common Stock to be received in connection with the Merger. In either case, a Debt Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. The initial exchange ratio of 0.290 was determined assuming a Market Price of $32.125 and no Debt Adjustment. For a description of how the Closing Balance Sheet is prepared, see "THE MERGER AGREEMENT-Conversion of Securities."


         The closing price of Apria Common Stock on November 7, 1996 was $20.00 per share. If the Market Price of Apria Common Stock were $20.00, and assuming there were no Debt Adjustment, the Exchange Ratio for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be 0.3417 shares of Apria Common Stock and a total of 5,316,752 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). Assuming the Exchange Ratio was 0.3417 and the closing price of Apria Common Stock on the Closing Date was $20.00 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be $6.83, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be approximately $106.3 million.



         If, after giving effect to any Collar Adjustment and any Debt Adjustment, the actual Exchange Ratio is between 0.2909 and 0.4235, a total of between approximately 4,505,000 shares and 6,591,000 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). If the actual Exchange Ratio is between 0.2909 and 0.4235 and the closing price of Apria Common Stock on the Closing Date is between $14.125 per share and $26.125 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be between $5.98 and $7.60, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be between approximately $93.1 million and $117.7 million.


         THE MARKET VALUE OF APRIA COMMON STOCK THAT THE VITAS SECURITYHOLDERS ULTIMATELY RECEIVE WILL BE SUBJECT TO FLUCTUATIONS IN THE MARKET PRICE OF APRIA COMMON STOCK AND COULD BE MORE OR LESS THAN ITS MARKET VALUE ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR ON THE DATE OF THE SPECIAL MEETING. Furthermore, no assurance can be given as to the market price of Apria Common Stock at any time before the Closing Date or at any time thereafter. The market price of Apria Common Stock has ranged from a high of $32.750 to a low of $17.125 since the time the Merger Agreement was executed. See "THE MERGER AGREEMENT--Conversion of Securities" for a detailed discussion of the adjustments to the Exchange Ratio and an illustrative table that sets forth examples of some, but not all, possible Exchange Ratios based upon different adjustment scenarios.


         Vitas anticipates that the Closing Date will occur as soon as practicable after the Special Meeting. AS NOTED ABOVE IN "--THE SPECIAL MEETING," IN THE EVENT THAT THE EXPECTED EXCHANGE RATIO AS OF THE DATE OF THE SPECIAL MEETING IS LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, THE SPECIAL MEETING MAY BE ADJOURNED. FURTHERMORE, IN THE EVENT THAT THE SPECIAL MEETING HAS ALREADY OCCURRED AND THE EXCHANGE RATIO AS OF THE EXPECTED CLOSING DATE WOULD BE LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, A SUBSEQUENT MEETING WILL BE NECESSARY. THE ADJOURNMENT OF THE SPECIAL MEETING OR THE NECESSITY OF A SUBSEQUENT MEETING COULD SUBSTANTIALLY DELAY THE CLOSING OF THE MERGER. ALTHOUGH THE SPECIAL MEETING HAS BEEN SCHEDULED FOR DECEMBER 2, 1996, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY EITHER PARTY, SUBJECT TO CERTAIN CONDITIONS, IF THE MERGER SHALL NOT HAVE OCCURRED BY OCTOBER 31, 1996. SEE "THE SPECIAL MEETING" AND "THE MERGER AGREEMENT." THE MERGER AGREEMENT ALSO PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



         FOR A DISCUSSION OF RECENT DEVELOPMENTS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT, SEE "THE MERGER--BACKGROUND OF THE MERGER--RECENT DEVELOPMENTS."

                  9% Preferred. Each of the 270,000 shares of the 9.0% Cumulative Nonconvertible Preferred Stock, par value $1.00 per share, of Vitas (the "9% Preferred") would remain outstanding, and, upon surrender of the certificate representing the 9% Preferred, in accordance with the terms of the Merger Agreement and the Significant Securityholders Agreement, would be purchased by Apria at a price equal to its "Stated Value" of $100 per share, together with all accrued and unpaid dividends thereon. As of September 30, 1996, the accrued and unpaid dividends were $607,500 on the aggregate "Stated Value" of $27 million. All of the 9% Preferred is held by OCR, which has agreed to the sale on these terms. See "THE MERGER AGREEMENT--Conversion of Securities--9% Preferred."

                  Series B Preferred. The Merger Agreement contemplates that each share of Series B Preferred issued and outstanding prior to the Effective Time, together with all associated rights, preferences and restrictions set forth in the Stockholders' Agreement, will be converted by the holder into a number of shares of Vitas Common Stock issuable upon conversion of such share of Series B Preferred and that such Vitas Common Stock would then be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio multiplied by the number of shares of Vitas Common Stock so issued. See "THE MERGER AGREEMENT--Conversion of Securities--Series B Preferred." The obligations of Apria under the Merger Agreement are conditioned upon all Series B Preferred holders voluntarily converting their shares. If a holder of Series B Preferred does not timely convert or agree to convert its shares of Series B Preferred, Apria could waive such condition, in which case the Series B Preferred would remain outstanding, but would cease to be convertible, in accordance with its terms. Apria would not waive the condition in any event if the non-conversion of Series B Preferred, when considered together with other dissenting shares and similar matters, would preclude the use of pooling-of-interests accounting treatment. Pursuant to the Significant Securityholders Agreement, the holders of approximately 76.2% of the Series B Preferred have agreed to effect the conversion contemplated by these provisions.

                  Warrants. Each of the stock purchase warrants issued by Vitas on December 17, 1991 and designated Warrant A and Warrant B to purchase an aggregate of 3,952,958 shares of Vitas Common Stock (collectively, the "Warrants"), and all associated rights, preferences and restrictions set forth in the Investor Agreement, dated December 17, 1991 (the "Investor Agreement"), among Vitas, Chemed and OCR would, in accordance with the provisions of the Significant Securityholders Agreement, be exchanged for a number of shares of Apria Common Stock equal to the product of (x) the quotient obtained by dividing
(I) $9.32 less the sum of (A) any Excess Per Share Debt Amount (as defined below) and (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Warrant by (II) $32.125, times (y) the number of shares of Vitas Common Stock covered by such Warrant, subject to certain adjustments. OCR, the holder of the 9% Preferred and the Warrants, and its parent, Chemed, have agreed to the purchase of the 9% Preferred and the exchange of the Warrants described above pursuant to the Significant Securityholders Agreement. See "THE MERGER AGREEMENT-- Conversion of Securities--Warrants."

                  Stock Options. In accordance with the terms of certain stock option agreements to purchase shares of Vitas Common Stock ("Stock Option"), the exercisability of vested options will be accelerated as a result of the Merger. Any Stock Option outstanding immediately prior to the Effective Time that has not been exercised in accordance with its terms would be exchanged into the right to receive from Apria, upon surrender of the applicable stock option agreement to which such Stock Option relates ("Stock Option Agreement") and, subject to the terms of the Merger Agreement, confirmation of payment in cash by the holder to Apria (or other provision for cash withholding from the holder by Apria) of all applicable withholding taxes associated with the exchange, a number of shares of Apria Common Stock equal to the product of (x) the quotient obtained by dividing (I) $9.32 less the sum of (A) any Excess Per Share Debt Amount, (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Stock Option and (C) any applicable Vesting Discount Amount (as defined in "THE MERGER AGREEMENT--Treatment of Stock Options") by (II) $32.125, times (y) the number of shares of Vitas Common Stock covered by such Stock Option, subject to certain adjustments. See "THE MERGER AGREEMENT--Treatment of Stock Options" for a further discussion of these adjustments and applicable provisions for payment of withholding taxes.

                  ANY HOLDER OF A STOCK OPTION MAY OBJECT TO THE EXCHANGE DESCRIBED ABOVE. IF THE HOLDER OBJECTS IN WRITING TO THE EXCHANGE, THE STOCK OPTION WILL TERMINATE AT THE EFFECTIVE TIME IN ACCORDANCE WITH ITS TERMS AND THE HOLDER WILL RECEIVE NOTHING FOR HIS OR HER STOCK OPTION. IF THE HOLDER DOES NOTHING, THE EXCHANGE OF OPTIONS FOR APRIA SHARES, AS DESCRIBED ABOVE, WILL OCCUR PROVIDED THE APPLICABLE TAXES ARE PAID AND THE STOCK OPTION AGREEMENT IS SURRENDERED. THE HOLDER DOES NOT NEED TO "EXERCISE" THE STOCK OPTION TO RECEIVE THE APRIA SHARES. HOWEVER, IF PAYMENT OF WITHHOLDING TAXES IS NOT MADE OR DULY PROVIDED FOR BY THE OPTIONEE IN CASH AT THE EFFECTIVE TIME OF THE MERGER, ONE-HALF OF THE APRIA SHARES WILL BE HELD AS SECURITY FOR THE PAYMENT OF SUCH WITHHOLDING TAXES IN ACCORDANCE WITH THE PROCEDURES DESCRIBED UNDER "THE MERGER AGREEMENT--TREATMENT OF STOCK OPTIONS."


                  Issuance of Apria Shares. Assuming that the Market Price of Apria Common Stock was $14.125 and that there was no Debt Adjustment, Apria would issue approximately 6,591,000 shares of Apria Common Stock in connection with the closing of the Merger. The Merger Agreement provides that it may be terminated by Apria or Vitas if the Market Price is less than $22.125. See "THE MERGER AGREEMENT--Termination." If the Market Price were $22.125 and there were no Debt Adjustment, Apria would issue approximately 5,020,000 shares of Apria Common Stock in connection with the closing of the Merger.


                  Fractional Shares; Rights. Cash would be paid in lieu of fractional shares of Apria Common Stock. Each share of Apria Common Stock carries with it a preferred share purchase right (a "Right") which entitles the holder to purchase, on the occurrence of certain events, preferred stock, par value $.001 per share, of Apria. See "THE MERGER AGREEMENT--Fractional Shares" and "COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS--Apria Rights Agreement."

                  Cancellation of Vitas Common Stock, Warrants and Stock Options. As of the Effective Time, all shares of Vitas Common Stock and the Warrants will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holders of certificates previously evidencing the shares of Vitas Common Stock or the Warrants or the Stock Options will cease to have any rights with respect thereto, except as otherwise provided in the Merger Agreement or by law (including any rights of dissenting stockholders).

         Reasons for the Merger and Recommendation of the Board of Directors.
In unanimously approving the Merger Agreement, the Vitas Board of Directors has determined that the Merger Agreement is in the best interests of Vitas and all of Vitas' securityholders and recommends that the stockholders of Vitas vote in favor of the Merger Agreement and the transactions contemplated thereunder, including the Merger. In voting in favor of the Merger Agreement and such transactions, Mr. Westbrook and Ms. Colliflower abstained from deliberations and voting with respect to the Severance Agreement and the Noncompetition
Agreement. In addition, J.R. Williams, M.D. abstained from deliberations and voting with respect to the proposed amendment to his severance agreement contemplated by the Merger Agreement.

         In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that Vitas' stockholders approve the same, Vitas' Board of Directors consulted with Vitas management, as well as its financial and legal advisors, and considered the following positive, negative and neutral factors:

         (i) The structure, form and amount of consideration to be paid in the Merger and the terms of the Merger Agreement were significantly favorable reasons for the Board's determination to proceed with the Merger, notwithstanding that the market price for the Apria Common Stock to be received in the Merger will be subject to significant fluctuations in response to Apria's quarterly operating results, general trends in the market for home healthcare and hospice products and services and other factors. The Board considered as an unfavorable factor that the Merger Agreement provides for the payment of a $10 million termination fee by Vitas to Apria under certain circumstances. However, the Board was advised by its financial advisor that similar provisions were customary in transactions such as the Merger and that the likelihood of the payment of such fee was remote.


         The Board gave significant consideration to the opinion of Furman Selz that the consideration to be received in the Merger by the holders of Vitas Common Stock is fair to such stockholders from a financial point of view. Notwithstanding the recent decline in the market price of Apria Common Stock, the Vitas Board of Directors has not requested that Furman Selz update its opinion. In reaching such conclusion, the Vitas Board considered (A) that the Exchange Ratio is designed in part to take into account these market fluctuations, (B) the available financial information regarding Apria and the Board's view concerning Apria's prospects, (C) the recent operating results of Vitas and Apria, (D) the alternatives to the Merger in the event the Merger is not consummated, and (E) Vitas' discussions with its financial advisor. The Board continues to believe that the Merger is in the best interests of Vitas and all of Vitas' securityholders. Furthermore, the Merger Agreement provides that it may be terminated by Vitas in the event the Market Price of Apria Common Stock is less than $22.125;


         (ii) The Board also considered favorably the opportunity presented by the Merger for Vitas to raise needed capital to meet near term capital maturities and to finance the growth of Vitas;

         (iii) The Board was favorably impressed with the scope of integrated homecare services provided by Apria and the market presence and competitive position in the healthcare industry afforded by Apria's 350 branch locations which serve patients in 49 states;

         (iv) The Board considered the opportunities for joint business development between Vitas and Apria in both Vitas' existing geographic markets and in potential new markets as a significantly positive reason for the Merger;

         (v) The Board recognized that as a result of the Merger the stockholders of Vitas would have substantially less ability to influence the affairs of Apria and Vitas, and that certain Vitas securityholders might view such a reduction in influence as a negative factor. However, the Board was favorably impressed with the market capitalization of Apria (and continues to be so notwithstanding the recent decline in the market price of Apria Common Stock) and the opportunity, through the Merger, for Vitas' stockholders to have increased liquidity in their investment as holders of publicly traded stock;

         (vi) The Board also favorably considered Vitas' management's determination that the Merger presented significant opportunities to achieve cost savings and efficiencies through the combination of certain Vitas and Apria business processes; and

         (vii) The Board was aware that certain members of Vitas' management and Board of Directors have interests in the Merger that are in addition to and may conflict with the interests of Vitas securityholders generally. (For a description of such interests, see "THE MERGER -- Interests of Certain Persons in the Merger" and "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION
AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE.") However, the Board considered such interests to be a neutral factor in its determination. Certain members of the Board of Directors abstained from deliberations and voting with respect to certain aspects of the Merger and the transactions contemplated in connection therewith; and

         (viii) Other positive factors considered by the Board in recommending the Merger included the receptivity of Apria management to the unique mission and values of Vitas and its employees and the continued ability to satisfy the distinctive needs of the patient population and communities which Vitas serves; the financial resources which would be made available to Vitas after the Merger to deal with uncertainties and changes which may result from the ongoing consolidation and change in the healthcare industry; and the ability, through the Merger, to recognize value from the strategic assets which Vitas has developed, including its methods of operations, leading market presence and systems capabilities.

         See "THE MERGER--Reasons for the Merger and Recommendation of the Board of Directors" for a more detailed discussion of the Board's consideration of these factors in recommending the Merger. See also "RISK FACTORS" for a detailed description of certain risk factors which should be considered carefully by the stockholders of Vitas in connection with voting upon the Merger Agreement and the transactions contemplated thereby.


         In connection with its review of the factors described in paragraph
(ii) above, the Board gave significant consideration to the fact that pursuant to the terms of the Merger Agreement, at or immediately following the Effective Time, Apria will repay, or cause to be repaid, in full (or assume, if permitted under the existing terms thereof) the then outstanding principal of the Vitas Notes (as defined in the Merger Agreement), which are estimated to aggregate $46 million as of the Effective Time, and to repay or cause to be repaid in full the amount due under the Vitas Employee Stock Ownership loan documents (the "ESOP Note"), which is estimated to aggregate $1.3 million as of the Effective Time, together with interest accrued but unpaid thereon, and any premium, charge or prepayment penalty, to the holders of the Vitas Notes and to the holder of the ESOP Note. If the Merger Agreement is not approved and adopted by Vitas' stockholders or if the Merger is not otherwise consummated, there are significant potential consequences to Vitas and its stockholders. Pursuant to the terms of Vitas' bank credit facilities, all borrowings outstanding under such facilities were scheduled to mature on October 1, 1996. Pursuant to an agreement dated as of September 29, 1996, Vitas, among other things, obtained an extension of the maturity of all borrowings outstanding under its bank credit facilities through the earlier of November 15, 1996 or the consummation, cancellation or other termination of the Merger Agreement. Although Vitas is currently seeking an extension of such maturity to permit consummation of the transactions contemplated by the Merger Agreement, there can be no assurance that such extension can be obtained. As of September 30, 1996, amounts outstanding under such bank credit facilities totaled $36.25 million. See Note 6 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' outstanding debt. In addition, Vitas is required to redeem (to the extent funds are legally available therefor) approximately $8.3 million of the 9% Preferred on December 31, 1996 and to make additional redemptions on each of June 30 and December 31 of 1997 and 1998 thereafter. See Note 3 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' redeemable preferred stock. In the event that the Merger is not consummated, there can be no assurance that Vitas could successfully obtain replacement debt or equity capital or that, if obtainable, such debt or equity capital could be obtained in sufficient time to avoid material disruption in its business. There also can be no assurance that, could such replacement debt or equity capital be obtained, it would be obtained on as favorable terms as those which exist under Vitas' current bank facilities and the 9% Preferred.


         Risk Factors. There are several risk factors which should be considered carefully by the stockholders of Vitas in connection with voting upon the Merger Agreement and the transactions contemplated thereby. See "RISK FACTORS." Such risks include:

         - Because the Merger involves the partial integration of two companies that have previously operated independently, difficulties may be encountered by Apria in operating Vitas or in integrating portions of the administrative and support functions of Apria and Vitas.

         - Reforms in federal and state healthcare laws may have a dramatic effect on the relative costs associated with doing business as a provider of home healthcare and hospice services.

         - Possible reductions in coverage or payment rates by third-party payors as a result of regulatory changes may decrease the levels of revenues and profitability of Apria and/or Vitas.

         - Medicare and Medicaid carriers and fiscal intermediaries are under increasing pressure to scrutinize more closely healthcare claims. There can be no assurance that such reviews or similar audits will not result in material recoupments or denials which could have a material adverse effect on Apria or Vitas.

         - Apria and Vitas are subject to Medicare and state healthcare program fraud and abuse laws. Federal and state regulatory agencies have increased significantly resources allocated to enforcing these laws. There can be no assurance that the practices of Apria or Vitas, if reviewed, would be found to be in compliance with applicable health regulatory laws, as such laws ultimately may be interpreted, or that any non-compliance with such laws would not have a material adverse effect on Apria and/or Vitas.

         - Both Apria and Vitas reported net losses in their most recent fiscal years. Vitas reported net income for the nine months ended June 30, 1996 and Apria reported net income for the six months ended June 30, 1996. While Apria and Vitas have been profitable through such interim periods and the Unaudited Pro Forma Condensed Combined Statement of Operations of Apria and Vitas contained in this Proxy Statement/Prospectus reflects net income for the six months ended June 30, 1996, no assurances can be given that this performance will be sustained in the future.

         - No assurances can be given that additional charges for uncollectible accounts receivable will not have to be taken by Apria as a result of difficulties associated with the continuing information system conversions following the Abbey/Homedco Merger or that other difficulties or delays will not occur with respect to meeting payor documentation requirements and claim submission deadlines.

         - The home healthcare and hospice markets are highly competitive and some of the current and potential competitors of Apria and Vitas have or may obtain significantly greater financial and marketing resources than Apria or Vitas.

         - Apria and Vitas each depends on existing relationships with third parties such as managed care organizations, hospitals, long term care facilities and physicians. There can be no assurance that these relationships will be successfully maintained or that additional relationships will be successfully developed and maintained in existing or future markets.

         - Managed care organizations have grown substantially and exert control over an increasing portion of the healthcare economy. There can be no assurance that managed care organizations and other large third party payors will not use their power in a manner that could adversely affect Apria and/or Vitas.

         - Although Apria and Vitas currently maintain liability insurance to cover claims arising as a result of the nature of their businesses from time to time, there can be no assurance that the coverage limits of such insurance policies will be adequate to cover such claims or that such insurance policies will continue to be available in the future on terms acceptable to Apria and/or Vitas.

         - Certain provisions of Apria's charter documents and stockholders rights plan may make an unsolicited acquisition of control of Apria more difficult or expensive.

         - Certain officers of Vitas are expected to terminate their employment with Vitas as of the Effective Time or within 90 days thereafter. Such terminations could have a material adverse effect on Vitas' business.

         - The market price of the Apria Common Stock may be subject to significant fluctuations in response to variations in Apria's quarterly operating results, general trends in the home healthcare and hospice markets and other factors.

         - Apria does not intend to pay any dividends on the Apria Common Stock in the foreseeable future.

         - In the event that the Merger is not consummated, there can be no assurance that Vitas could successfully obtain replacement debt or equity capital or that, if obtainable, such debt or equity capital could be obtained in sufficient time to avoid material disruption in its business or on as favorable terms as those which exist under the current bank facilities and the 9% Preferred.

         - Certain members of Vitas' management and Board of Directors have interests in the Merger that are in addition to and may conflict with the interests of Vitas securityholders generally.

         - Apria and Vitas are unable to determine at this time whether a Collar Adjustment and/or a Debt Adjustment will be made. The market value of Apria Common Stock that the Vitas securityholders ultimately receive will be subject to fluctuations in the market price of Apria Common Stock and could be more or less than its market value on the date of this Proxy Statement/Prospectus or on the date of the Special Meeting.

         - Consummation of the Merger and the transactions contemplated by the Merger Agreement will result in a substantial reduction in the relative voting power of the holders of Vitas Common Stock and Series B Preferred because their percentage of stock ownership in Apria will be substantially less than their current percentage of stock ownership in Vitas; furthermore, the relative interests of the holders of the Warrants and the Stock Options in Apria will be substantially lower than their relative interests would have been in Vitas absent the Merger.

         Comparison of Apria and Vitas Stockholder Rights. Certain significant differences exist between the rights of stockholders of Vitas and the rights of stockholders of Apria, including differences with respect to: preemptive rights; business combinations; preferred stock purchase rights held by the stockholders of Apria; amendments to the certificate of incorporation and by-laws; voting rights and privileges; stockholder action by written consent; number and election of directors; removal of directors; vacancies on the board of directors; indemnification of directors; declaration of dividends; stock ownership and transfer restrictions; liquidation rights upon dissolution; and redemption of securities. See "COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS."

         Fairness Opinion of Vitas' Financial Advisor. Furman Selz has acted as financial advisor to Vitas in connection with the Merger. Furman Selz has delivered to the Board of Directors of Vitas Furman Selz's written opinion dated June 28, 1996, to the effect that, as of the date of such opinion and based upon and subject to certain matters as stated therein, the consideration to be received in the Merger by the holders of the Vitas Common Stock is fair, from a financial point of view, to the holders of Vitas Common Stock. The opinion only addresses consideration to be received by the holders of Vitas Common Stock pursuant to Article II and other applicable provisions of the Merger Agreement. The full text of the written opinion of Furman Selz, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Furman Selz, is attached as Appendix C hereto. Vitas stockholders are urged to read the opinion carefully in its entirety. See "THE MERGER--Fairness Opinion of Vitas' Financial Advisor." Notwithstanding the recent decline in the market price of Apria Common Stock, the Vitas Board of Directors has not requested that Furman Selz update its opinion. In reaching such conclusion, the Vitas Board considered (i) that the Exchange Ratio is designed in part to take into account these market fluctuations, (ii) the available financial information regarding Apria and the Board's view concerning Apria's prospects, (iii) the recent operating results of Vitas and Apria, (iv) the alternatives to the Merger in the event the Merger is not consummated, and
(v) Vitas' discussions with its financial advisor. The Board continues to believe that the Merger is in the best interests of Vitas and all of Vitas' securityholders. Furthermore, the Merger Agreement provides that it may be terminated by Vitas in the event the Market Price of Apria Common Stock is less than $22.125.


         Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger or other appropriate documents (in any such case, the "Certificate of Merger") with the Delaware Secretary of State, or at such later time as Apria Sub and Vitas specify in the Certificate of Merger (the close of business on such date of filing, or such later date as set forth therein, is hereinafter referred to as the "Effective Time"). The Effective Time is currently expected to occur as promptly as practicable after the Special Meeting, subject to approval by the stockholders of Vitas of the matters described herein and satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Effective Time of the Merger" and "--Conditions to the Merger."


         Recent Market Price of Apria Common Stock. On November 7, 1996, the closing price of Apria Common Stock on the NYSE composite tape was $20.00. See "MARKET PRICE AND DIVIDENDS."


         Conditions to Merger. The respective obligations of Vitas and Apria to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the requisite approvals of the Vitas stockholders shall have been obtained; (ii) the shares of Apria Common Stock issuable to Vitas' securityholders (including holders of the Stock Options, Warrants and Series B Preferred) pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; (iii) no litigation brought by a Governmental Entity (as defined in the Merger Agreement) shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iv) the Registration Statement on Form S-4 of Apria with respect to the shares of Apria Common Stock to be issued in connection with the Merger (the "Registration Statement") shall have been declared effective by the Commission under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission, and no proceedings for that purpose shall have been initiated or, to the knowledge of Apria or Vitas, threatened by the Commission; (v) any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), shall have expired or been terminated; and (vi) other than the filing of merger documents in accordance with the Delaware GCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Apria, Apria Sub and Vitas prior to the consummation of the Merger and the transactions contemplated under the Merger Agreement shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on Vitas or Apria or on the effectiveness of the Merger. See "THE MERGER AGREEMENT -- Conditions to the Merger."

         The obligations of Apria and Apria Sub to effect the Merger also are subject to certain additional conditions, including without limitation the following: (i) Apria shall have received from Ernst & Young LLP, as independent auditors of Apria, a letter regarding its concurrence with the conclusion of the management of Apria as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of the Merger Agreement; (ii) at or immediately prior to the Closing Date, the holder of the 9% Preferred, subject to consummation of the Merger, shall have sold or made a binding and enforceable commitment to sell the 9% Preferred to Apria as contemplated by the Merger Agreement and the holders of the Warrants shall have surrendered the Warrants for exchange as contemplated by the Merger Agreement and, in each case, Apria shall have received all instruments reasonably required to be delivered by the holders of the 9% Preferred and the Warrants to ensure compliance with such commitments to sell and exchange; (iii) at or immediately prior to the Closing Date, the holders of all the Series B Preferred, subject to consummation of the Merger, shall have converted or made binding and enforceable commitments to convert the Series B Preferred into shares of Vitas Common Stock in accordance with the terms of the Series B Preferred Certificate, and Apria shall have received all instruments reasonably required to be delivered by the holders of the Series B Preferred to ensure compliance with such commitment to convert;
(iv) Apria shall have received from each Person (as such term is defined in the Merger Agreement) who may be deemed to be an affiliate of Vitas (under Rule 145 of the 1933 Act or otherwise under applicable Commission accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of an exhibit to the Merger Agreement (an "Affiliate Letter"); (v) each signatory to the Significant Securityholders Agreement shall have complied in all material respects with all agreements or covenants required by the Significant Securityholders Agreement to be performed or complied with by such Person to the extent such compliance was called for at or prior to the Closing Date; (vi) the aggregate number of shares as to which appraisal rights shall have been perfected shall not exceed 9% of the outstanding shares of Vitas Common Stock nor include any outstanding shares of the Series B Preferred; (vii) the named investors (or any successors or assigns of their rights) under the Investor Agreement and the Stockholders' Agreement shall have acknowledged their waiver of any preemptive rights to any new common stock of the Surviving Corporation and any other ongoing obligations of the Surviving Corporation under either such agreement and such agreements shall be terminated as of the Closing Date, subject to consummation of the Merger; (viii) the holders of Vitas Common Stock and Series B Preferred shall have approved separately the payments to be made to Mr. Westbrook and Collibrook under the Severance Agreement and the payments to be made to Mr. Westbrook under the Noncompetition Agreement; (ix) on or prior to the Closing Date, the aggregate number of shares of Vitas Common Stock issued upon exercise of Stock Options and the Warrants shall not exceed 10% of the aggregate number of shares of Vitas Common Stock issuable upon exercise thereof and Vitas shall not have received any notice of exercise that would result in the issuance of more than said number of shares of Vitas Common Stock; and (x) Apria shall have received the opinions of counsel to Vitas concerning certain legal matters. See "THE MERGER AGREEMENT -- Conditions to the Merger."

         The obligation of Vitas to effect the Merger also is subject to certain additional conditions, including without limitation the following: (i) Vitas shall have received from Ernst & Young LLP, as independent auditors of Vitas, a letter regarding its concurrence with the conclusion of the management of Vitas as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of the Merger Agreement; and (ii)
Vitas shall have received the opinion of counsel to Apria concerning certain legal matters. See "THE MERGER AGREEMENT -- Conditions to the Merger."

         Exchange of Stock Certificates and Warrants. After the Effective Time, holders of Vitas Common Stock will be furnished with a letter of transmittal to be used to exchange their certificates and securities for certificates representing shares of Apria Common Stock to which they respectively are entitled. Securityholders should not return any stock certificates with the form of proxy accompanying this Proxy Statement/Prospectus. See "THE MERGER AGREEMENT--Exchange of Stock Certificates and Warrants."

         Management after the Merger. Each member of the Board of Directors of Vitas will resign as a director, effective upon consummation of the Merger. The Chairman of the Board of Directors of Apria, Jeremy M. Jones, will, immediately following the Effective Time, be the sole director of Vitas. The officers of Vitas immediately prior to the Effective Time (other than Mr. Westbrook, Ms. Colliflower and Dr. Williams, each of whom is expected to resign or otherwise terminate employment with Vitas as of the Effective Time, as well as approximately six other officers of Vitas that are expected to resign or otherwise terminate their employment with Vitas within 90 days after the Effective Time) will continue as the officers of Vitas and will serve at the pleasure of the Vitas Board. Raymond H. Noeker, Jr. will become the Chief Executive Officer of Vitas at the Effective Time. Mr. Noeker has been employed by Apria for over 15 years in various executive level positions both at the corporate and operating levels. See "THE MERGER AGREEMENT--Management After the Merger" and "--Conditions to the Merger."

         Interests of Certain Persons in the Merger. In considering the recommendation of the Vitas Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, Vitas securityholders should be aware that certain members of Vitas' management and Board of Directors have interests in the Merger that are in addition to and may conflict with the interests of Vitas securityholders generally. The Vitas Board of Directors was aware of these interests and considered them, among other factors, in approving the Merger Agreement and the transactions contemplated thereby.

         At or prior to the Closing Date, Vitas and Apria will enter into the Noncompetition Agreement with Mr. Westbrook and the Severance Agreement with Mr. Westbrook, Ms. Colliflower and Collibrook. Pursuant to the Severance Agreement, Mr. Westbrook will be entitled to receive, at the Effective Time, a cash severance payment of $1.25 million less certain offsets based on other benefits payable to him and the value of life insurance policies to be assigned to him. The Severance Agreement will also entitle

Collibrook to receive $250,000 payable at the Effective Time for providing consulting services to Vitas for a period of one year. Pursuant to the Noncompetition Agreement, Mr. Westbrook will be entitled to receive an aggregate payment of $7.0 million, payable $5.0 million at the Effective Time and $1.0 million on each of the first two anniversaries of the Effective Time. The payments to be made to Mr. Westbrook and Collibrook under the Severance Agreement and the payments to be made to Mr. Westbrook under the Noncompetition Agreement are subject to the consummation of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger -- Payments to Mr. Westbrook; Sublease" and "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE." In addition, in September, 1996, Mr. Westbrook and Apria entered into negotiations regarding a sublease pursuant to which Mr. Westbrook would sublease from Vitas, as the surviving corporation in the Merger, approximately 12,000 square feet of space at Vitas' principal executive offices located at 100 South Biscayne Boulevard, Miami, Florida 33131. The proposed sublease provides for an approximate three-year term and rent of approximately $100,000, $110,000 and $115,000 for the first, second and third years of the lease, respectively. Apria believes that the terms of the proposed sublease are equivalent to the terms that Apria would have offered to an unaffiliated third party.

         Vitas also has entered into Special Severance Agreements ("SSAs") with, among others persons, the following five executive officers of Vitas: Esther T. Colliflower, a co-founder of Vitas, a Vice Chairperson and a Senior Vice President; J.R. Williams, M.D., Executive Vice President and Chief Patient Care Officer; Richard I. Nevin, Jr., Executive Vice President -- Operations; Mark Ohlendorf, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; and Mark A. Sterling, Vice President -- Legal and Regulatory Affairs and Secretary. Pursuant to the respective SSAs, the executive officers are entitled to certain severance benefits if their employment is terminated within certain time periods after a change in control other than for "cause" or if they end their employment for "good reason." Pursuant to the terms of the Merger Agreement, Vitas has agreed to offer to amend such SSAs and, to the extent applicable, any other relevant agreements, to provide, effective as of the Effective Time, (a) that the total severance benefit payable to such persons shall be a minimum of $650,000, $600,000, $272,250, $355,925 and $412,400,
respectively (it being understood that such modifications will not impair the existing agreements of Ms. Colliflower or Dr. Williams to refrain from competing with Vitas), and (b) that as a condition of such amendments, such persons shall waive any and all claims against Vitas, Apria and their respective affiliates. If such SSAs and other agreements are not amended, the total severance benefits payable to such persons would be $390,550, $315,000, $272,250, $177,963 and
$206,200, respectively. The Merger Agreement contemplates that the payments to Ms. Colliflower and Dr. Williams are to be paid on the Closing Date because their employment with Vitas is expected to be terminated immediately prior to the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger--Special Severance Agreements."

         The Merger Agreement provides that for six years from the Effective Time, the Surviving Corporation will maintain in effect directors' and officers' liability insurance against claims asserted based on acts or omissions occurring at or prior to the Effective Time covering those Persons who are currently covered by Vitas' directors' and officers' liability insurance policy, on terms substantially as favorable as the terms of such insurance coverage, subject to certain limitations. The Merger Agreement also provides that the Surviving Corporation will keep in effect the provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification to the fullest extent permitted under the Delaware GCL, subject to certain limitations. See "THE MERGER--Interests of Certain Persons in the Merger--Indemnification."

         William P. Ferretti and Timothy S. O'Toole, directors of Vitas, currently hold vested Stock Options that will become exercisable as a result of the Merger and that are expected to be exchanged for Apria Common Stock. In addition, certain Stock Options held by Messrs. Nevin, Ohlendorf and Sterling will vest and become exercisable or will otherwise be exchangeable for Apria Common Stock as a result of the Merger and are expected to be exchanged for Apria Common Stock. See "THE MERGER--Interests of Certain Persons in the Merger--Stock Options."

         The Stockholders' Agreement provides that, so long as the Stockholders' Agreement remains in effect and provided either of the Principal Investors (defined therein to mean Galen Partners II, L.P. and Galen Partners International II, L.P. (collectively, the "Principal Galen Entities") and Warburg, Pincus Investors, L.P.) has voting power through its ownership of voting securities of Vitas equal to at least five percent of the total votes entitled to be cast at meetings of Vitas' stockholders when all classes are voting together and not as individual classes ("Voting Power"), the holders of a majority of the outstanding shares of Series B Preferred shall be entitled to vote for and elect as directors either one or both of the Principal Investors' designees to the Vitas Board of Directors, depending on whether one or both of the Principal Investors have Voting Power. Bruce F. Wesson and Patrick T. Hackett, the designees of the Principal Galen Entities and Warburg, Pincus Investors, L.P., respectively, are serving as directors of Vitas in accordance with this provision. The Investor Agreement provides that, as long as OCR beneficially owns at least ten percent of the outstanding shares of Vitas Common Stock, Vitas is obligated to nominate one person designated by OCR for election as a director of Vitas. Mr. O'Toole, an officer and director of Chemed, was nominated to serve as a director of Vitas in accordance with this provision. The Investor Agreement provides, among other things, that, as long as the Vitas Board of Directors is composed of ten or fewer directors, OCR shall be entitled to only one designee. See "THE MERGER -- Interests of Certain Persons in the Merger."

         Regulatory Matters. Apria and Vitas each filed pre-merger notification forms with the Federal Trade Commission and the Department of Justice under the Hart-Scott Act. Early termination of the required waiting period under the Hart-Scott Act was effective on June 24, 1996 without Apria or Vitas receiving a request for additional information. Apria and Vitas also reviewed other applicable government regulations to determine whether consummation of the Merger, as structured, would require notice, consent or re-licensure of the hospice and other healthcare programs operated by Vitas and its subsidiaries. In one or more states, notice of the Merger was, and certain further actions may be, required. It is a condition precedent to the Merger that all such notices have been filed, such actions have been taken and any consents have been obtained, except for those notices, actions and consents the failure of which to file, take or obtain, as the case may be, would not have a material adverse effect on Apria or Vitas. No other material federal or state regulatory approvals must be obtained in order to consummate the Merger. See "THE MERGER--Regulatory Approvals."

         Accounting Treatment. The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the receipt by each of Apria and Vitas of a letter dated the Closing Date, from Ernst & Young LLP, regarding its concurrence with the conclusions of Apria and Vitas management as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if it is closed and consummated in accordance with the Merger Agreement. Each of Apria and Vitas could elect to waive the conditions to its obligations under the Merger Agreement but do not anticipate doing so. If for some reason Ernst & Young LLP cannot deliver the pooling letters, the Merger does not qualify for pooling-of-interests accounting treatment and Apria and Vitas elect to proceed with the Merger, this Proxy Statement/Prospectus will be revised to reflect the purchase method of accounting (including the pro forma information contained in this Proxy Statement/Prospectus) and the Vitas stockholders will be resolicited. See "THE MERGER--Accounting Treatment."

         Certain Federal Income Tax Consequences. For federal income tax purposes, the Merger will constitute a taxable sale of Vitas Common Stock and other Vitas securities and that gain or loss will be recognized by Vitas securityholders on the exchange of Vitas Common Stock and other Vitas securities for Apria Common Stock. See "THE MERGER--Certain Federal Income Tax Consequences."


         Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned by action of the Board of Directors of either Apria or Vitas, and notice thereof given in writing to the other party (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, (ii) if the Merger shall not have occurred by October 31, 1996, unless the failure to consummate the Merger is the result of a breach of a covenant set forth in the Merger Agreement or a misrepresentation or breach of any warranty set forth in the Merger Agreement by the party seeking to terminate the Merger Agreement (the "Expiration Date") or
(iii) if the Market Price is greater than $42.125 or less than $22.125. In addition, the Merger Agreement provides that it may be terminated by Apria if there is a Debt Adjustment in excess of $4 million. The Merger Agreement also may be terminated by Apria and Vitas as more specifically set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Termination." If the Merger Agreement is terminated by Vitas because Vitas has accepted a Competing Proposal (as defined below) and Apria does not elect to exercise its right of first refusal, or if Vitas enters into any Acquisition Transaction (as defined below) with a third party without complying with the terms of the Merger Agreement, and Apria is not otherwise in material breach of its obligations under the Merger Agreement, Vitas has agreed to immediately pay to Apria the sum of $10 million in cash. In addition, upon any such termination, Vitas also has agreed to reimburse Apria (not later than one business day after submission of statements therefor) for all reasonable fees and expenses incurred by Apria in connection with the transactions contemplated by the Merger Agreement (including, without limitation, consulting, accounting, legal and investment banking fees and expenses incurred by Apria in connection with the transactions contemplated by the Merger Agreement and the evaluation of the Competing Proposal). See "THE MERGER AGREEMENT--Negotiations With Others" and "THE MERGER AGREEMENT--Effect of Termination."



         FOR A DISCUSSION OF RECENT DEVELOPMENTS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT, SEE "THE MERGER--BACKGROUND OF THE MERGER--RECENT DEVELOPMENTS."



         Apria Credit Facility. In order to effect the Merger and to meet the working capital needs of the combined company, Apria has obtained additional financing. Effective August 9, 1996, Apria entered into an agreement with a syndicate of banks which provides for borrowings of up to $800 million. The agreement is structured as an unsecured five-year revolving line of credit which provides for variable rate interest options. See Note 8 to Unaudited Pro Forma Condensed Combined Financial Statements.

         Dissenters' Rights. Vitas stockholders have the right to dissent from the Merger and perfect appraisal rights as to the fair value of the Vitas stock held by them as of the Effective Time. To exercise the appraisal rights, a stockholder must file with Vitas a written demand for appraisal prior to the vote on the Merger at the Special Meeting. Failure to comply with the foregoing condition will result in the loss of those appraisal rights. Since the preservation and exercise of appraisal rights are conditioned upon strict observance of the applicable section of the Delaware GCL, each Vitas stockholder who might exercise appraisal rights should consult and strictly observe the statute. A copy of the statute is attached to this Proxy Statement/Prospectus as Appendix D. See "THE SPECIAL MEETING"; "THE MERGER"; "RIGHTS OF DISSENTING VITAS STOCKHOLDERS" and "PRINCIPAL STOCKHOLDERS -- Vitas Security Ownership."

         Resales of Apria Common Stock. The shares of Apria Common Stock to be issued pursuant to the Merger Agreement have been registered under the 1933 Act, and therefore may be resold without restriction by persons who are not deemed to be "affiliates" (as such term is defined under the 1933 Act) of either Apria or Vitas. See "THE MERGER--Restrictions on Sales by Affiliates; Pooling Considerations."

PAYMENTS TO MR. WESTBROOK AND COLLIBROOK

         The stockholders of Vitas are being asked to approve separately certain payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement and certain payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement. The separate approval by the stockholders of Vitas of such payments is being solicited because such payments may otherwise be deemed "parachute payments" under Sections 280G and 4999 of the Code. Approval of such payments is a condition to Apria's obligation to effect the Merger and the transactions contemplated under the Merger Agreement.

         At or prior to the Closing Date, Vitas and Apria will enter into the Noncompetition Agreement with Mr. Westbrook and the Severance Agreement with
Mr. Westbrook, Ms. Colliflower and Collibrook. Pursuant to the Severance Agreement, Mr. Westbrook will be entitled to receive, at the Effective Time, a cash severance payment of $1.25 million less certain offsets based on other benefits payable to him and the value of life insurance policies to be assigned to him. The Severance Agreement will also entitle Collibrook to receive
$250,000 payable at the Effective Time for providing consulting services to Vitas for a period of one year. Pursuant to the Noncompetition Agreement, Mr. Westbrook will agree, among other things, that for a period of seven years he would not compete with the business of Vitas in the areas of home health care, hospice care, hospice or other related business segments in specified geographic areas. Mr. Westbrook will be entitled to receive an aggregate payment of $7.0 million under the Noncompetition Agreement, payable $5.0 million at the Effective Time and $1.0 million on each of the first two anniversaries of the Effective Time. The payments to be made to Mr. Westbrook and Collibrook under the Severance Agreement and the payments to be made to Mr. Westbrook under the Noncompetition Agreement are subject to the consummation of the Merger. For the background of the Severance Agreement and the Noncompetition Agreement and a summary of the terms of such agreements, see "PROPOSAL TO APPROVE SEPARATELY
THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE."

        The Vitas Board of Directors recommends that stockholders approve the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement. The Vitas Board of Directors approved the Severance Agreement and the Noncompetition Agreement concurrently with its approval of the Merger Agreement. In recommending approval of such payments, the Board of Directors of Vitas gave favorable consideration to the amounts to be paid to Mr. Westbrook under such agreements in light of his current compensation, his contributions to Vitas and his role as a founder of Vitas and the amounts that Mr. Westbrook could have earned over the seven-year post-Merger period of restriction. In connection with the Board's review of the proposed arrangements, Vitas also retained the services of The Hay Group, an international compensation and benefits consulting firm ("Hay"), during the negotiations of the Severance Agreement and the Noncompetition Agreement to assist the Board in its review of the reasonableness of the payments proposed to be made to Mr. Westbrook. For a more detailed discussion of the factors considered by the Board and the Hay report, see "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE -- Recommendation of the Board of Directors."

IN CONSIDERING THE RECOMMENDATION OF THE VITAS BOARD OF DIRECTORS WITH RESPECT TO THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT, VITAS SECURITYHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF VITAS' MANAGEMENT AND BOARD OF DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE IN ADDITION TO AND MAY CONFLICT WITH THE INTEREST OF VITAS SECURITYHOLDERS GENERALLY. THE VITAS BOARD OF DIRECTORS WAS AWARE OF THESE INTERESTS AND CONSIDERED THEM, AMONG OTHER FACTORS, IN APPROVING SUCH PAYMENTS. SEE "THE MERGER -- REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS."

                         SELECTED FINANCIAL INFORMATION

         Apria and Subsidiaries. The following selected financial data for the five years ended December 31, 1995 are derived from the audited consolidated financial statements of Apria. The financial data for the six month periods ended June 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Apria considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with Apria's consolidated financial statements, related notes and other financial information included herein.



                                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                            -------------------------------------------------------------  ----------------------
                                            1991(1)(2)  1992(1)(3)  1993(1)(4)  1994(1)(5)    1995(1)(6)     1995(1)      1996
                                            ----------  ---------   ---------   ---------   -------------  ----------   ---------

                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:
Net revenues ............................    $420,338    $513,269    $748,901   $962,812     $1,133,600    $  571,895   $  601,882
Gross profit ............................     291,582     359,237     522,777    675,122        772,601       398,089      410,848
Income (loss) from continuing
  operations before extraordinary items
  and cumulative effect of change in
  accounting method .....................       2,747      22,752      35,845     35,616        (71,478)       23,289       42,234

Net income (loss) .......................      30,343      27,256      37,311     39,031        (74,476)       20,291       42,234

Per common and common equivalent
  share:
  (Loss) income from continuing
   operations before extraordinary
   items and cumulative effect of
   change in accounting method ..........    $  (0.26)   $   0.61    $   0.94   $   0.81     $    (1.52)   $     0.49   $     0.81
  Net income (loss) per common share ....    $   0.68    $   0.73    $   0.98   $   0.89     $    (1.58)   $     0.43   $     0.81

Per common and common equivalent
  share assuming full dilution:
  (Loss) income from continuing
   operations before extraordinary
   items and cumulative effect of
   change in accounting method ..........    $  (0.26)   $   0.61    $   0.89   $   0.78     $    (1.52)   $     0.47   $     0.81
  Net income (loss) per common share ....    $   0.68    $   0.73    $   0.93   $   0.85     $    (1.58)   $     0.41   $     0.81

BALANCE SHEET DATA:
  Working capital .......................    $ 42,172    $109,122    $187,370   $157,608     $  198,630    $  260,123   $  336,185
  Total assets ..........................     224,929     402,216     710,122    856,167        979,985     1,009,706    1,111,478
  Long-term obligations, including
   current maturities ...................     106,745     202,071     391,822    438,304        500,307       512,816      621,066
  Stockholders' equity ..................      33,647      80,401     176,632    261,910        284,238       349,798      348,703

----------------------

(1) The Statement of Operations and Balance Sheet Data reflect the June 28, 1995 Abbey/Homedco Merger using the pooling-of-interests method of accounting. Accordingly, the financial data for all periods prior to June 28, 1995 have been restated as though the two companies had been combined.

(2) Net income (loss) applicable to common stockholders and net income (loss) per common share prior to May 1991 include the impact of (a) the accretion to fair market value of a warrant with put option of $5,702 and (b) the accretion of preferred stock dividends of $591 in accordance with generally accepted accounting principles. The warrant was exercised upon consummation of Homedco's initial public offering in 1991 and the put feature which necessitated the accretion of fair market value terminated. In addition, Apria redeemed a portion of the outstanding preferred stock thereby eliminating the dividend accretion thereon.

(3) The Statement of Operations and Balance Sheet Data reflect the acquisition on August 7, 1992 of substantially all of the business and assets of Glasrock Home Healthcare, Inc. and a related restructuring charge of approximately $4,300.

(4) The Statement of Operations and Balance Sheet Data reflect the acquisition on November 10, 1993 of the outstanding stock of Total Pharmaceutical Care, Inc.

(5) In 1994, Apria disposed of a subsidiary as described in the notes to the consolidated financial statements included in the appendices attached hereto.

(6) In 1995, Apria incurred charges related to the Abbey/Homedco Merger, which consisted of merger costs of $12,193 and restructuring charges of $68,304 as discussed in the notes to the consolidated financial statements included in the appendices attached hereto.

         Recent Developments. Apria recently announced operating results for the quarter ended September 30, 1996. For this period, net revenues and net income were $306 million and $20.7 million, respectively, compared to revenues of $277.7 million and a net loss of $112.2 million for the same period in 1995. Earnings per share on a primary and fully diluted basis were $.40 for the quarter ended September 30, 1996, compared to a loss per share of $2.32 for the same quarter in 1995.


         Vitas. The following table sets forth certain selected financial data for the fiscal years ended September 30, 1991 through 1995 and for the nine-month periods ended June 30, 1995 and 1996. The financial data for the five years ended September 30, 1995 have been derived from the audited consolidated financial statements and notes thereto, certain of which are contained elsewhere in this Proxy Statement/Prospectus. The financial data for the nine-month periods ended June 30, 1995 and 1996 are derived from unaudited consolidated financial statements of Vitas. The unaudited Vitas consolidated financial statements include all adjustments, consisting of normal recurring accruals, that Vitas considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1996. The following selected financial data should be read in conjunction with the Vitas consolidated financial statements and notes thereto included in this Proxy Statement/Prospectus.

                                                                                                          NINE MONTHS ENDED
                                                                YEAR ENDED SEPTEMBER 30,                        JUNE 30,
                                                -----------------------------------------------------    --------------------
                                                 1991       1992        1993        1994      1995(1)     1995(1)      1996
                                                -------   --------    --------    --------   --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Net patient service revenue...................  $90,104   $116,787    $150,964    $175,832   $230,854    $165,815    $191,514
Gross profit .................................   33,585     40,300      56,739      66,990     82,292      60,523      65,914
Income (loss) before cumulative effect of
   change in accounting method ...............    1,386      1,986        (183)      5,141     (2,845)     (2,515)        598

Net income (loss) ............................    1,386      1,986          76       5,141     (2,845)     (2,515)        598
Net income (loss) applicable to common
   stockholders ..............................    1,386        265      (3,038)        543     (7,443)     (5,965)     (2,852)


Per common and common equivalent share (2):
   Income (loss) before cumulative effect of
     change in accounting method .............  $   .21   $    .03    $   (.60)   $    .15   $  (1.69)   $  (1.36)   $   (.65)
   Net income (loss) per common share ........  $   .21   $    .03    $   (.55)   $    .15   $  (1.69)   $  (1.36)   $   (.65)

BALANCE SHEET DATA:
   Working capital (deficiency)...............  $(1,503)  $  1,282    $ 12,663    $ 14,813   $  7,414    $ 11,450    $(27,332)
   Total assets ..............................   23,279     39,363      56,276      53,936     98,007     103,315      94,428
   Long-term obligations, including
     current maturities ......................    5,547      6,001       2,891       5,912     45,812      48,728      45,668
   Redeemable preferred stock ................        -     27,053      53,987      56,155     58,323      57,781      59,949
   Stockholders' deficit .....................     (146)   (19,227)    (31,204)    (30,283)   (37,267)    (35,304)    (39,146)

---------------------

(1) Please see "VITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for a discussion of various charges and expenses which contributed to the losses in those periods.

(2) Per share net income (loss) applicable to common stockholders includes the accretion of preferred stock dividends in accordance with generally accepted accounting principles. Fully diluted earnings per share are antidilutive for the periods and are not presented.

                SELECTED QUARTERLY FINANCIAL INFORMATION - VITAS

         The following table presents the consolidated operating results of Vitas for each of the eleven quarters in the period ended June 30, 1996. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Proxy Statement/Prospectus. In the opinion of Vitas management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. For further information, refer to the Vitas consolidated financial statements and notes thereto included in this Proxy Statement/Prospectus.


                                                    THREE MONTHS ENDED
                               -------------------------------------------------------------
                               Dec. 31,    Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,
                                 1993       1994      1994      1994       1994      1995
                               -------     -------   -------   --------   -------   --------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INCOME STATEMENT DATA:
Net patient service
    revenue...............     $43,275     $41,862   $44,940   $45,755    $47,421   $53,954
Gross profit..............      16,393      16,271    17,367    16,959     18,575    20,103
Net income (loss).........       1,687       1,703     1,596       155      1,073      (771)
Net income (loss)
    applicable to common
    stockholders..........         537         554       446      (994)       (76)   (1,922)

PER COMMON AND COMMON
    EQUIVALENT SHARE (1):
Net income (loss) per
    common share..........        $.07        $.07      $.06     $(.23)     $(.02)    $(.44)

                                             THREE MONTHS ENDED
                              ---------------------------------------------------
                               June 30,  Sept. 30,  Dec. 31,  Mar. 31,   June 30,
                                 1995      1995       1995      1996      1996
                               -------   --------   -------   -------    -------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net patient service
    revenue...............     $64,440   $65,039    $65,065   $64,454     $61,995
Gross profit..............      21,845    21,768     22,564    22,343      21,007
Net income (loss).........      (2,817)     (330)       372       396        (170)
Net income (loss)
    applicable to common
    stockholders..........      (3,967)   (1,478)      (778)     (754)     (1,320)

PER COMMON AND COMMON
    EQUIVALENT SHARE (1):
Net income (loss) per
    common share..........       $(.90)    $(.34)     $(.18)    $(.17)      $(.30)

----------------------
(1) Fully diluted earnings per share are antidilutive for the periods and are not presented.

          SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

         The following table presents summary unaudited pro forma selected operations data for each of the three years in the period ended December 31, 1995 and the six month periods ended June 30, 1995 and June 30, 1996, after giving effect to the Merger as if such Merger were consummated on January 1, 1993, and unaudited pro forma selected balance sheet data at June 30, 1996, giving effect to the Merger as if the Merger were consummated on that date, using the pooling-of-interests method of accounting.

         The following summary unaudited pro forma condensed combined financial data is provided for comparative purposes only and should be read in conjunction with the unaudited pro forma condensed combined financial statements and notes thereto (see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS"), and the separate audited consolidated financial statements and related notes included in the appendices attached hereto for Apria and included elsewhere in this Proxy Statement/Prospectus for Vitas. The following summary unaudited pro forma condensed combined financial data does not purport to be indicative of the results which actually would have occurred if the Merger had been consummated on the dates indicated or which may be obtained in the future.


                                                                                                      SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                     -------------------------------------         -----------------------
                                                       1993          1994           1995(1)           1995          1996
                                                       ----          ----           ----              ----          ----

                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENTS OF OPERATIONS DATA:
Net revenues.......................................  $898,665    $1,137,438     $1,363,192         $672,724       $726,904
Cost of net revenues...............................   319,149       395,326        508,299          235,957        272,706
                                                     --------    ----------     ----------         --------       --------
  Gross profit.....................................   579,516       742,112        854,893          436,767        454,198
Selling, distribution and administrative expenses..   458,663       570,991        675,268          326,103        322,448
Provision for doubtful accounts, net of
  recoveries.......................................    37,759        50,689        107,291           29,389         30,440
Amortization of intangible assets..................     4,822        12,665         18,097            8,805          9,718
Restructuring costs................................         -             -         70,324            2,661              -
Merger costs.......................................         -             -         12,193            6,988              -
Employee contracts, benefit plan and claim
  settlements......................................         -             -         20,367            3,206              -
Forgiveness of officer loans.......................     4,700             -              -                -              -
Loss on disposal of U.K. subsidiary................         -             -            500              500              -
                                                     --------    ----------     ----------         --------       --------
  Operating income (loss)..........................    73,572       107,767        (49,147)          59,115         91,592
Interest expense, net of interest (income).........    18,169        36,756         45,705           22,314         25,193
                                                     --------    ----------     ----------         --------       --------
  Income (loss) from continuing operations
    before taxes, extraordinary charge and
    cumulative effect of change in accounting
    method.........................................    55,403        71,011        (94,852)          36,801         66,399
Income tax provision (benefit).....................    19,741        30,254        (20,529)          13,210         23,939
                                                     --------    ----------     ----------         --------       --------
  Income (loss) from continuing operations
    before extraordinary charge and cumulative
    effect of change in accounting method..........  $ 35,662    $   40,757     $  (74,323)        $ 23,591       $ 42,460
                                                     ========    ==========     ==========         ========       ========
  Income (loss) from continuing operations
    before extraordinary charge and cumulative
    effect of change in accounting method
    applicable to common stockholders..............  $ 32,548    $   36,159     $  (78,921)        $ 21,291       $ 40,160
                                                     ========    ==========     ==========         ========       ========

Per common and common equivalent share:
  Primary..........................................      $.82          $.78         $(1.63)            $.44           $.75
  Fully diluted....................................      $.79          $.76         $(1.63)            $.42           $.75
Number of shares used in calculation:
  Primary..........................................    39,741        47,724         48,389           48,772         53,565
  Fully diluted....................................    45,467        53,008         48,389           52,427         53,678



                                                                 AS OF JUNE 30,
                                                                      1996
                                                                 -------------
BALANCE SHEET DATA:
Cash and cash equivalents.......................................   $   22,485
Working capital.................................................      337,728
Total assets....................................................    1,212,826
Long-term obligations, including current maturities.............      698,820
Stockholders' equity............................................      338,523

------------


(1) In 1995, Apria incurred charges related to the Abbey/Homedco Merger, consisting of merger costs, restructuring charges, and costs for employee contracts, benefit plan and claim settlements as discussed in the notes to the consolidated financial statements included in the appendices attached hereto.

                                  RISK FACTORS

         The following factors should be considered carefully by the stockholders of Vitas in connection with voting upon the Merger Agreement and the transactions contemplated thereby. The following discussion contains "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. For a discussion of potential consequences to Vitas and its stockholders if the Merger Agreement is not approved and adopted by Vitas' stockholders, see "THE MERGER--Reasons for the Merger and Recommendation of the Board of Directors," and "VITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

INTEGRATION OF THE BUSINESSES

         The Merger involves the partial integration of two companies that have previously operated independently. The basic operations of Apria and Vitas will remain essentially independent, but portions of the administrative and support aspects of Vitas' business will be consolidated with those of Apria. Among the factors considered by the Boards of Directors of Apria and Vitas in connection with their approval of the Merger Agreement were the opportunities for administrative efficiencies that should result from the Merger. Apria previously has not provided hospice services and certain officers of Vitas are expected to resign or otherwise terminate their employment with Vitas as of the Effective Time or within 90 days thereafter. No assurance can be given that difficulties will not be encountered by Apria in operating Vitas or in integrating the administrative and support functions of Apria and Vitas or that the benefits expected from such operation and integration will be realized. Any delays or unexpected costs incurred in connection with such operation or integration could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition. See "THE MERGER."

HEALTHCARE REFORM

         Healthcare is an area of extensive and dynamic regulatory change. Changes in the law, new interpretations of existing laws, or changes in payment methodology, may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors. In addition to specific legislative and regulatory influences, efforts to reduce the growth of the federal budget and the Medicare and Medicaid programs have spurred healthcare reform proposals by the current administration and by members of Congress. In addition, state legislatures periodically consider various healthcare reform proposals. Congress and state legislatures can be expected to continue to review and assess alternative healthcare delivery systems and payment methodologies, and public debate of these issues can be expected to continue in the future. The ultimate timing or effect of legislative efforts cannot be predicted and may impact Apria and Vitas in different ways. No assurance can be given that any such efforts will not have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

         For fiscal 1995, approximately 33% of Apria's and 70% of Vitas' revenues were derived from Medicare and 10% of Apria's and 22% of Vitas' revenues were derived from Medicaid. On a combined basis, approximately 39% and 12% of the companies' revenues were derived from the Medicare and Medicaid programs, respectively.

PRICING PRESSURES

         The healthcare industry is currently experiencing market-driven reforms from forces within and outside the industry that are exerting pressure on healthcare companies to reduce healthcare costs. These market-driven reforms are resulting in industry-wide consolidation that is expected to increase the downward pressure on home healthcare and hospice margins, as larger buyer and supplier groups exert pricing pressure on home healthcare and hospice providers. The ultimate timing or effect of market-driven reforms cannot be predicted, and short-term cost containment initiatives may vary substantially from long-term reforms and may impact Apria and Vitas in different ways. No assurance can be given that any such reforms will not have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

REGULATORY ENVIRONMENT

         Reimbursement. A substantial portion of each of Apria's and Vitas' revenues is attributable to payments received from third-party payors, including the Medicare and Medicaid programs and private insurers. In 1995, approximately 92% of Vitas' revenues were attributable to Medicare and Medicaid payments and approximately 43% of Apria's revenues were attributable to Medicare and Medicaid payments. Apria and Vitas believe approximately 51% of their combined revenues in 1996 will be attributable to Medicare and Medicaid payments. Many payors are increasing pressures to control healthcare costs. In addition, both public and private payors are increasing pressures to decrease or limit increases in reimbursement rates for healthcare services. The levels of revenues and profitability of Apria and Vitas, similar to those of other healthcare companies, will be subject to the effect of possible reductions in coverage or payment rates by third-party payors. Such changes could have a material adverse effect on the business and results of operations of Apria and/or Vitas. For example, in October 1995, the U.S. House of Representatives and the Senate each passed federal budget bills aimed at, among other things, containing Medicare and Medicaid spending. In early December, the President vetoed the legislation in its then-current form and announced a counter-proposal which included Medicare and Medicaid reductions less drastic than those passed by Congress. The Medicare reimbursement reductions envisioned in these competing proposals could, if passed into law, have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

         Under Medicaid, hospice services are optional to the states. Most states in which Vitas operates cover Medicaid hospice services; however, there can be no assurance that the states in which Vitas is presently operating or states into which it could expand operations will continue to cover Medicaid hospice services. In addition, the Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate and payment adjustments, administrative rulings, freezes, and funding reductions, all of which may adversely affect the level of program payments and could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition. For example, recently there have been varying government proposals to reduce the Medicare home oxygen reimbursement rate by 10 to 40%. For both the year ended December 31, 1995 and the six months ended June 30, 1996, Medicare-reimbursed home oxygen services accounted for approximately 22% of Apria's net revenues. At this time, the reduction in the home oxygen reimbursement rate that will be passed into law, if any, cannot be predicted. Any significant rate reduction in excess of 10% that is ultimately enacted could have a material adverse effect on Apria's business, results of operations or financial condition.

         Medicare and Medicaid carriers and fiscal intermediaries also periodically conduct post-payment reviews and other audits of claims submitted. These Medicare and Medicaid contractors are under increasing pressure to scrutinize more closely health care claims. During the past year, for example, Vitas' fiscal intermediary has conducted several reviews of certain hospice providers for which it processes claims, including Vitas programs. These reviews include focused medical reviews of claims submitted for certain patients, including patients with non-cancer diagnoses. There can be no assurance that such reviews and/or similar audits of Apria's or Vitas' claims will not result in material recoupments or denials which could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

         Fraud and Abuse Laws. As suppliers and providers of services under the Medicare and Medicaid programs, Apria and Vitas are subject to Medicare and state healthcare program fraud and abuse laws. These laws include the Medicare and Medicaid anti-kickback statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any remuneration in return for the referral of patients for items or services, or arranging for the furnishing of items or services, for which payment may be made under the Medicare, Medicaid or other federally funded health care programs. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in Medicare and state health programs such as Medicaid. Recently, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of certain fraud and abuse provisions, such as expanding the application of Medicare and Medicaid fraud penalties to other federal healthcare programs. In addition, several healthcare reform proposals have included an expansion of the anti-kickback laws to include referrals of any patients regardless of payor source.

         The broad language of the anti-kickback statute has been interpreted by the courts and governmental enforcement agencies in a manner which could impose liability on healthcare providers for engaging in a wide variety of business transactions. Limited "safe harbor" regulations exempt certain practices from enforcement action under the prohibitions. However, these safe harbors are only available to transactions which fall entirely within the narrowly defined guidelines. Transactions that do not fall within the safe harbors do not necessarily violate the fraud and abuse laws and, therefore, parties to such transactions either may or may not be subject to prosecution. In addition, an increasing number of states in which Apria and Vitas operate have laws, which vary from state to state, prohibiting certain direct or indirect remuneration or fee-splitting arrangements between healthcare providers, regardless of payor source, for the referral of patients to a particular provider. In addition, under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state healthcare programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claims action, pay fines or be excluded from the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action. Finally, Congress enacted in 1993 the so-called "Stark Law," which prohibits referrals by physicians to certain entities with which they have a financial relationship unless an exception applies. Several states in which Apria and Vitas operate also have similar laws. Possible sanctions for violation of these laws include denial of payment, loss of licensure and civil and criminal penalties. Apria and Vitas each maintains an internal regulatory compliance review program and from time to time retains special counsel for guidance on applicable laws and regulations. However, no assurance can be given that the practices of Apria or Vitas, if reviewed, would be found to be in compliance with applicable health regulatory laws, as such laws ultimately may be interpreted, or that any non-compliance with such laws would not have a material adverse effect on Apria and/or Vitas.

         Qui Tam Lawsuit. Apria is one of nine named defendants in a qui tam lawsuit, which was filed under seal in the Northern District of Georgia on August 23, 1995, by Mark Parker, a former employee, and served on Apria on May 31, 1996. The suit alleges that Apria violated the Civil False Claims Act by paying illegal kickbacks to certain healthcare providers in exchange for patient referrals. The suit also alleges that Apria violated the False Claims Act by improperly generating "Certificates of Medical Necessity" for certain products, including oxygen and low air-loss beds, and providing free benefits, such as pulmonary function testing and pulse oximetry testing, to certain physicians. Finally, the suit alleges that Mr. Parker's employment was improperly terminated in violation of the whistleblower protection provisions of the False Claims Act. Prior to the service of the lawsuit, the United States Department of Justice investigated Mr. Parker's allegations and Apria fully cooperated with that investigation. On June 27, 1996, the United States intervened in the suit, and on July 10, 1996, it filed an amended complaint, in which it essentially joined Mr. Parker's allegations concerning illegal kickbacks, but declined to join any of the other allegations. In conjunction with the qui tam action, a grand jury also is investigating allegations contained in the qui tam complaint. Potential remedies under the Civil False Claims Act include recovery of any actual damages suffered by the government, treble damages, statutory fines of up to $10,000 per false claim, and certain other remedies. The grand jury investigation could result in the imposition of administrative, civil or criminal fines or penalties or restitutionary relief. Apria intends to defend vigorously against the allegations. In that regard, on July 25, 1996, Apria filed a motion to dismiss the qui tam lawsuit, and that motion currently is pending. Regardless of the outcome of that motion, Apria believes that the outcome of the qui tam lawsuit and the grand jury investigation will not have a material adverse effect on Apria's business, results of operations or financial condition.

         Operation Restore Trust. Recently, the federal government made a policy decision to increase significantly the financial and human resources allocated to enforcing the fraud and abuse laws. Private insurers and various state enforcement agencies also have increased their scrutiny of healthcare claims in an effort to identify and prosecute fraudulent and abusive practices. Under Operation Restore Trust ("ORT"), the Office of the Inspector General (the "OIG"), in cooperation with other federal and state agencies, has focused on the activities of home health agencies, hospices, durable medical equipment suppliers and nursing homes in New York, Florida, Illinois, Texas and California, states in which Apria and Vitas have significant operations. As part of ORT, hospice programs, including certain of Vitas' programs, have been audited. In a recent OIG report issued following the audit of one Florida hospice program unrelated to Vitas, the OIG concluded that, based upon a review of a sample of medical records of certain long stay patients (those who are in a hospice program for longer than 210 days), the majority of the medical records reviewed either (1) did not support the beneficiaries' eligibility for hospice coverage, or (2) were not sufficient to determine whether the beneficiaries were terminally ill. As a result of these findings, the OIG recommended that the fiscal intermediary (1) recover a minimum of $8.9 million for the beneficiaries determined not eligible for Medicare hospice benefits, and (2) conduct medical reviews of the other cases in which the OIG was unable to determine whether the beneficiaries were terminally ill, which cases, if determined to be ineligible, could result in an additional recoupment of up to $5.9 million. The fiscal intermediary has not publicly indicated whether it will be following the OIG's recommendations and is not legally obligated to do so. In commenting on a draft version of this report, however, the intermediary noted several issues raised by the report and the OIG's recommendations, including the process to be followed in reviewing the eligibility determinations and whether the provider or the beneficiaries would be responsible for any overpayments.

         The OIG's review of hospice programs is ongoing, and no reports have been issued by the OIG on the outcome of the audit of Vitas' locations. According to public reports, the OIG audits have focused on the hospice eligibility of long stay patients (those who are in a hospice program for longer than 210 days). The ultimate disposition of this audit and its possible impact on Vitas cannot currently be predicted, and there can be no assurance that this audit will not have a material adverse effect on Vitas' business, results of operations or financial condition. See "REGULATORY ENVIRONMENT -- Operation Restore Trust"; see also Note 5 to Notes to Condensed Consolidated Financial Statements (Unaudited) of Vitas for the period ended June 30, 1996.

         Other Federal and State Regulations. The federal government and all states regulate various aspects of the home healthcare and hospice industries. In particular, Apria's and Vitas' operations are subject to federal and state laws covering the repackaging and dispensing of drugs (including oxygen) and regulating interstate motor-carrier transportation, pharmacies, nursing services and certain types of home health agency and hospice activities. Certain of Apria's and Vitas' employees are subject to state laws and regulations governing the ethics and professional practice of medicine, respiratory therapy, pharmacy and nursing. Apria's and Vitas' operations are subject to periodic survey by governmental and private accrediting entities to assure compliance with applicable state licensing, Medicare and Medicaid certification, and accreditation standards, as the case may be. From time to time in the ordinary course of business, Apria and Vitas, like other healthcare companies, receive survey reports containing deficiencies for alleged failure to comply with applicable requirements. The companies review such reports and attempt to take appropriate corrective action. The failure to effect such action or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect Apria's and/or Vitas' business, results of operations or financial condition and could prevent the programs involved from offering products and services to patients. In addition, laws and regulations often are adopted to regulate new products, services and industries. There can be no assurances that either the states or the federal government will not impose additional regulations upon the activities of Apria and/or Vitas which might adversely affect their business, results of operations or financial condition.

         See "REGULATORY ENVIRONMENT."

RECENT LOSSES

         Vitas reported a net loss of $2.8 million and net income of $0.6 million for the year ended September 30, 1995 and the nine months ended June 30, 1996, respectively. Apria reported a net loss of $74.5 million for the year ended December 31, 1995 and net income of $42.2 million for the six months ended June 30, 1996. The Unaudited Pro Forma Condensed Combined Statements of Operations of Apria and Vitas contained in this Proxy Statement/Prospectus reflect a net loss before extraordinary charge of $74.3 million for the year ended December 31, 1995 and net income of $42.5 million for the six months ended June 30, 1996. The net loss reported by Apria for the year ended December 31, 1995 is attributable to charges aggregating $148.3 million which were recorded in connection with the Abbey/Homedco Merger and related restructuring and integration of operations. These charges consist of restructuring costs, $68.3 million, merger costs, $12.2 million, a special provision for uncollectible accounts, $47.4 million, and employee contract, benefit plan and claim settlements, $20.4 million. The net loss reported by Vitas for the year ended September 30, 1995 is principally attributable to a $2.0 million charge related to restructuring costs (principally severance costs), a charge of $1.4 million related to the settlement of litigation, $0.6 million of costs associated with the termination of certain employee benefit programs, and $0.3 million of costs incurred related to a subordinated debt offering that was not completed. The net loss for the year ended December 31, 1995 reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations of Apria and Vitas contained in this Proxy Statement/Prospectus is derived by combining the individual net losses of Apria and Vitas incurred during the periods covered by their respective statements of operations. While Apria and Vitas have been profitable through the interim periods ended June 30, 1996 and the Unaudited Pro Forma Condensed Combined Statement of Operations of Apria and Vitas contained in this Proxy Statement/Prospectus for the six months ended June 30, 1996 reflects net income of $42.5 million, no assurances can be given that this performance will be sustained in the future. See "AVAILABLE INFORMATION," "SELECTED FINANCIAL INFORMATION," "--Collectibility of Accounts Receivable," "VITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and the consolidated financial statements of Vitas contained in this Proxy Statement/ Prospectus.

COLLECTIBILITY OF ACCOUNTS RECEIVABLE


         Apria's 1995 provision for doubtful accounts represents 8.9% of net revenues and included (1) an adjustment made in the third quarter of approximately $26.3 million to provide for an impairment in Abbey's infusion therapy accounts receivable and (2) a provision recorded in the fourth quarter of approximately $13 million, or 3.7% of accounts receivable, for the anticipated impact on realization resulting from field location consolidations, terminations, relocations and reassignments of billing and collection personnel and conversions of field information systems to a standard system.

         In connection with Apria's third quarter accounts receivable analysis, Apria's management determined that facility consolidations, system conversions and other integration activities arising from two significant business combinations consummated by Abbey in late 1993 and early 1994 had resulted in employee turnover and job security and morale issues and ultimately in increased aging of the infusion accounts receivable. The announcements of the Abbey/Homedco Merger, new branch consolidations, decentralization of the billing and collection functions and other changes caused the situation to worsen. As a result, allowance for doubtful accounts was increased by $26.3 million to provide for an impairment in the Abbey infusion accounts.

         Following is information as of June 30, 1995 and August 31, 1995 about the portion of the accounts receivable for which the impairment was recognized in the third quarter:







                                                                                             June 30,         August 31,
                                                                                               1995              1995
                                                                                             --------         ----------
                                                                                                (Dollars in thousands)
         Abbey infusion accounts receivable . . . . . . . . . . . . . . . . . . . .            $65,339         $64,865
         Abbey infusion allowance for doubtful accounts . . . . . . . . . . . . . .              7,727           7,453
         Abbey infusion allowance for doubtful accounts as
               a percentage of Abbey infusion accounts receivable . . . . . . . . .                 12%             11%

         Percentage of Abbey infusion accounts aged over 180 days . . . . . . . . .                 36%             39%
         Abbey infusion allowance for doubtful accounts as a
               percentage of Abbey infusion accounts aged over 180 days . . . . . .                 33%             29%

         Percentage of Abbey infusion accounts aged over 360 days . . . . . . . . .                 15%             22%

         Abbey infusion allowance for doubtful accounts as a percentage of Abbey infusion accounts receivable, after third
               quarter adjustment(1) . . . . . .  . . . . . . . . . . . . . . . . .                                 52%

         Abbey infusion allowance for doubtful accounts as a percentage of Abbey infusion accounts aged over 180 days, after
               third quarter adjustment(1)  . . . . . . . . . . . . . . . . . . . .                                133%

(1) Abbey infusion allowance calculated by adding the third quarter adjustment of $26.3 million to the August 31, 1995 allowance.

         Based on subsequent activity and analysis, Apria's management believes that the additional reserves provided in the third quarter of 1995 are sufficient, however, no assurances can be given that additional charges for uncollectible infusion accounts will not be required.

         Apria does not plan to take any actions in connection with the proposed merger with Vitas that would significantly impact the realization of Vitas' outstanding accounts receivable. There are no plans, in the near term, to integrate the Apria and Vitas field locations and billing and collection functions nor convert Vitas' information systems. However, no assurances can be given that employee morale and turnover within the Vitas billing and collection function will not be impacted as a result of the Merger and that such matters would not affect the ultimate realizability of Vitas' accounts receivable.



         Apria's management believes that disruptions and delays in billing and collection activity caused by field location consolidations and personnel changes diminished significantly with the conclusion of those activities in early 1996. However, because only approximately 50% of the planned 445 field system conversions were completed by December 31, 1995, disruptions and delays associated with conversion and employee training continue to impact the timing and, in some cases, the ultimate amount of collections. Apria's days' sales in outstanding receivables ("DSO"), a key measurement used by management to evaluate the time frame in which accounts receivable are collected, increased from 99 days at December 31, 1994 to 109 days at December 31, 1995 and 123 days at June 30, 1996. The conversion of a field information system to the standard system requires from one to four weeks, depending on facility size, for conversion and employee training. During conversion and training, billing and collection activity is substantially curtailed. After conversion and training is complete, billing and collection activity generally resumes at a slower pace than pre-conversion levels but normalizes within three to six months. Apria's management expects such delays to continue for a period of time following the final conversions which are scheduled for completion in September 1996. No assurances can be given that additional charges for uncollectible accounts receivable will not be required as a result of difficulties associated with the continuing conversion activities and meeting payor documentation and claim submission deadlines. See "AVAILABLE INFORMATION" and "APRIA HEALTHCARE GROUP INC."


COMPETITION

         The home healthcare and hospice markets are highly competitive and include a limited number of national providers and numerous regional and local providers. Apria and Vitas compete with a large number of organizations in many areas in which their branch facilities and programs are located. Apria's and Vitas' competitors include major national and regional companies, hospital-based programs, numerous local companies, physician groups, nursing homes, home health agencies, infusion therapy companies and nursing agencies. Some of the current and potential competitors of Apria and Vitas have or may obtain significantly greater financial and marketing resources than Apria or Vitas. In addition, relatively few barriers to entry exist in the local markets served by Apria and Vitas. Accordingly, other companies, including hospitals and healthcare organizations that are not currently serving the home healthcare or hospice markets, may enter the markets and expand the variety of services offered. There can be no assurance that Apria and Vitas will not encounter increased competition in the future that could limit their ability to maintain or increase their market share, including competition from parties in a position to influence referrals to Apria and/or Vitas. Such increased competition could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

DEPENDENCE ON RELATIONSHIPS WITH THIRD PARTIES

         The profitability and growth of Apria's and Vitas' businesses depend on their ability to establish and maintain close working relationships with managed care organizations, private and governmental third-party payors, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional healthcare providers, and large self-insured employers. There can be no assurance that Apria's or Vitas' existing relationships will be successfully maintained or that additional relationships will be successfully developed and maintained in existing or future markets. The loss of such existing relationships or the failure to continue to develop such relationships in the future could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

CONCENTRATION OF LARGE PAYORS

         Managed care organizations have grown substantially in terms of the percentage of the population that is covered by such organizations and in terms of their control over an increasing portion of the healthcare economy. Managed care plans have continued to consolidate to enhance their ability to influence the delivery of healthcare services and to exert pressure to control healthcare costs. Apria and Vitas each have a number of contractual arrangements with managed care organizations and other parties. While no individual arrangement accounted for more than 3% of Vitas' net revenues or 5% of Apria's net revenues in fiscal 1995, no assurances can be given that managed care organizations or other large third party payors will not use their power to influence and exert pressure on healthcare services or costs in a manner that could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

POTENTIAL LIABILITY

         Participants in the home healthcare and hospice markets are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. From time to time, Apria and Vitas each are subject to such lawsuits as a result of the nature of their businesses. Although Apria and Vitas currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. While Apria and Vitas have been able to obtain liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to Apria and Vitas, if at all. A successful claim in excess of the insurance coverage could have a material adverse effect on Apria's and/or Vitas' results of operations or financial condition. Claims, regardless of their merit or eventual outcome, also may have a material adverse effect on the business and reputation of Apria and Vitas.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Under certain circumstances, Section 203 of the Delaware General Corporation Law ("GCL") may make it more difficult for a person who would be an "interested stockholder" (as defined in such section) to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Restated Certificate of Incorporation of Apria does not exclude Apria from the restrictions imposed under Section 203 of the Delaware GCL. It is anticipated that the provisions of
Section 203 of the Delaware GCL may encourage companies interested in acquiring Apria to negotiate in advance with Apria's Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. As a result, an unsolicited acquisition of control of Apria may be more difficult or expensive. See "COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS--Business Combinations." In addition, the Apria stockholders rights plan may also make an unsolicited acquisition more difficult or expensive. See "COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS--Apria Rights Agreement."

DEPENDENCE ON KEY PERSONNEL

         Apria and Vitas are dependent on the continued services and management experience of their executive officers. If such executive officers were to leave, the operating results of Apria and Vitas could be adversely affected. In addition, the continued growth of Apria and Vitas depends on their ability to attract, retain and motivate skilled employees, and on the ability of their officers and key employees to manage growth successfully. Certain officers of Vitas are expected to resign or otherwise terminate their employment with Vitas as of the Effective Time or within 90 days thereafter. There can be no assurance that such terminations will not have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition. See "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Management After the Merger."

POSSIBLE VOLATILITY OF STOCK PRICE


         The market price of the Apria Common Stock may be subject to significant fluctuations in response to variations in Apria's quarterly operating results, general trends in the market for home healthcare and hospice products and services and other factors. In addition, broad market fluctuations, as well as general economic or political conditions, or specific legislative and regulatory influences, such as healthcare reform, may adversely affect the market price of the Apria Common Stock, regardless of the actual performance of Apria. The prices at which the Apria Common Stock has traded in the past have varied significantly over relatively short periods of time. For example, at the close of business on June 6, 1996, the trading day immediately preceding the public announcement of the Merger, the closing sales price on the NYSE composite tape of the Apria Common Stock was $31.875 per share, and on November 7, 1996, the closing sales price on the NYSE composite tape of the Apria Common Stock was $20.00 per share. The market price of Apria Common Stock has ranged from a high of $32.750 to a low of $17.125 since the time the Merger Agreement was executed.


DIVIDEND POLICY

         No cash dividends have ever been paid on Apria Common Stock. Apria's present intention is to retain all earnings for working capital, capital expenditures, the repayment of outstanding indebtedness and general corporate purposes. Accordingly, Apria does not anticipate paying any dividends on the Apria Common Stock in the foreseeable future.

SIGNIFICANT POTENTIAL CONSEQUENCES IF THE MERGER IS NOT CONSUMMATED


         If the Merger Agreement is not approved and adopted by Vitas' stockholders or if the Merger is not otherwise consummated, there are significant potential consequences to Vitas and its stockholders. Pursuant to the terms of Vitas' bank credit facilities, all borrowings outstanding under such facilities were scheduled to mature on October 1, 1996. Pursuant to an agreement dated as of September 29, 1996, Vitas, among other things, obtained an extension of the maturity of all borrowings outstanding under its bank credit facilities through the earlier of November 15, 1996 or the consummation, cancellation or other termination of the Merger Agreement. Although Vitas is currently seeking an extension of such maturity to permit consummation of the transactions contemplated by the Merger Agreement, there can be no assurance that such extension can be obtained. As of September 30, 1996, amounts outstanding under such bank credit facilities totaled $36.25 million. See Note 6 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' outstanding debt. In addition, Vitas is required to redeem (but only to the extent funds are legally available therefor and the Vitas Board so authorizes) approximately $8.3 million of the 9% Preferred on December 31, 1996 and to make additional redemptions on each of June 30 and December 31 of 1997 and 1998 thereafter. See Note 3 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' redeemable preferred stock. In the event that the Merger is not consummated, there can be no assurance that Vitas could successfully obtain replacement debt or equity capital or that, if obtainable, such debt or equity capital could be obtained in sufficient time to avoid material disruption in its business. There also can be no assurance that, could such replacement debt or equity capital be obtained, it would be obtained on as favorable terms as those which exist under Vitas' current bank facilities and the 9% Preferred.


APRIA INDEBTEDNESS

         Pursuant to the terms of the Merger Agreement, at or immediately following the Effective Time, Apria will repay, or cause to be repaid, in full (or assume, if permitted under the existing terms thereof) the then outstanding principal of the Vitas Notes, which are estimated to aggregate $46 million as of the Effective Time, and to repay or cause to be repaid in full the amount due under the ESOP Note, which is estimated to aggregate $1.3 million as of the Effective Time, together with interest accrued but unpaid thereon, and any premium, charge or prepayment penalty, to the holders of the Vitas Notes and to the holder of the ESOP Note. Apria expects to borrow approximately $75 million against its $800 million line of credit and to assume $2.7 million in capitalized leases as a direct result of the closing of the Merger. The borrowings will be used to purchase the 9% Preferred, pay the first installment due under the Noncompetition Agreement and repay the ESOP Note and the Vitas Notes. As of June 30, 1996, Apria's long-term debt to equity ratio was 1.78 (2.03 on a pro forma combined basis). Based on the June 30, 1996 Unaudited Pro Forma Condensed Combined Balance Sheet contained in this Proxy Statement/Prospectus, availability on Apria's $800 million credit line would be reduced to approximately $319 million immediately following the Merger.

POTENTIAL CONFLICTS OF INTEREST

         In considering the recommendation of the Vitas Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, Vitas securityholders should be aware that certain members of Vitas' management and Board of Directors have interests in the Merger that are in addition to and may conflict with the interests of Vitas securityholders generally. The Vitas Board of Directors was aware of these interests and considered them, among other factors, in approving the Merger Agreement and the transactions contemplated thereby.

         At or prior to (but subject to) the closing of the Merger, Vitas intends to enter into the Severance Agreement with Mr. Westbrook, Ms. Colliflower and Collibrook. Mr. Westbrook and Ms. Colliflower are the Chairman and Chief Executive Officer and a Vice Chairperson and a Senior Vice President, respectively, of Vitas, as well as significant beneficial owners of Vitas Common Stock. Collibrook is a Florida corporation owned and controlled by Mr. Westbrook and Ms. Colliflower. Pursuant to the terms of the Severance Agreement, Mr. Westbrook will be entitled to receive a cash severance payment of $1.25 million less certain offsets and Collibrook will be entitled to receive $250,000 for providing consulting services. In addition, at or prior to (but subject to) the closing of the Merger, Vitas intends to enter into the Noncompetition Agreement with Mr. Westbrook, pursuant to which Mr. Westbrook will be entitled to receive an aggregate payment of $7 million. A summary of the terms of the Severance Agreement and the Noncompetition Agreement is provided in "THE MERGER--Interests of Certain Persons in the Merger--Payments to Mr. Westbrook; Sublease" and "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND
COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE
ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE." In addition, in September, 1996, Mr. Westbrook and Apria entered into negotiations regarding a sublease pursuant to which Mr. Westbrook would sublease from Vitas, as the surviving corporation in the Merger, approximately 12,000 square feet of space at Vitas' principal executive offices located at 100 South Biscayne Boulevard, Miami, Florida 33131. The proposed sublease provides for an approximate three-year term and rent of approximately $100,000, $110,000 and $115,000 for the first, second and third years of the lease, respectively. Apria believes that the terms of the proposed sublease are equivalent to the terms that Apria would have offered to an unaffiliated third party.

         Pursuant to the terms of the Merger Agreement, Vitas has also offered to amend the SSAs of certain members of the senior management of Vitas (including Ms. Colliflower), which amended SSAs would, among other things, provide for severance to the recipients thereof in an amount greater than the severance that would otherwise have been payable to such recipients absent such amendments. See "THE MERGER--Interests of Certain Persons in the Merger--Special Severance Agreements."

         The Merger Agreement also provides that the Surviving Corporation maintain directors' and officers' liability insurance for six years from the Effective Time and keep in effect the provisions in its Certificate of Incorporation and Bylaws providing for the exculpation of director and officer liability and indemnification to the fullest extent permitted under the Delaware GCL, subject to certain limitations. See "THE MERGER--Interests of Certain Persons in the Merger--Indemnification."

         William P. Ferretti and Timothy S. O'Toole, directors of Vitas, currently hold Stock Options that will become exercisable as a result of the Merger and that are expected to be exchanged for Apria Common Stock. In addition, certain Stock Options held by certain senior members of Vitas management will vest and become exercisable in accordance with their terms or will otherwise be exchangeable for Apria Common Stock as a result of the Merger and are expected to be exchanged for Apria Common Stock. See "THE
MERGER--Interests of Certain Persons in the Merger--Stock Options."

         In addition to Mr. O'Toole, two additional directors of Vitas, Bruce F. Wesson and Patrick T. Hackett, are the designees of certain principal stockholders of Vitas and serve in accordance with certain agreements entered into between Vitas and certain stockholders of Vitas. See "THE MERGER--Interests of Certain Persons in the Merger."

ADJUSTMENTS TO EXCHANGE RATIO


         The Collar Adjustment and the Debt Adjustment work independently of each other. If the Market Price of Apria Common Stock were greater than $37.125, the Collar Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. If the Market Price of Apria Common Stock were lower than $27.125, the Collar Adjustment would serve to increase the number of shares of Apria Common Stock to be received in connection with the Merger. In either case, a Debt Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. Because the Collar Adjustment is to be determined as of the Closing Date, Apria and Vitas are unable to determine whether a Collar Adjustment will be made, or, if made, the extent to which a Collar Adjustment will be made. Similarly, the Debt Adjustment is calculated based upon the Closing Balance Sheet. The Closing Balance Sheet will be prepared as of the last day of the month ending immediately prior to the Closing Date, unless the Closing Date is within 20 business days after the end of a month, in which event it will be prepared as of the last day of the month ending immediately prior to the month ending immediately prior to the Closing Date. Thus, if the Closing Date is on or before December 30, 1996, the Closing Balance Sheet will be prepared as of October 31, 1996. If the Closing Date occurs after December 30, 1996 but before January 31, 1997, the Closing Balance Sheet will be prepared as of November 30, 1996. Consequently, Vitas is unable to determine whether there will be a Debt Adjustment until the Closing Date is determined and the applicable Closing Balance Sheet is prepared. FURTHERMORE, THE MARKET VALUE OF APRIA COMMON STOCK THAT THE VITAS SECURITYHOLDERS ULTIMATELY RECEIVE WILL BE SUBJECT TO FLUCTUATIONS IN THE MARKET PRICE OF APRIA COMMON STOCK AND COULD BE MORE OR LESS THAN ITS MARKET VALUE ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR ON THE DATE OF THE SPECIAL MEETING. No assurance can be given as to the market price of Apria Common Stock at any time before the Closing Date or at any time thereafter. See "THE MERGER AGREEMENT--Conversion of Securities" for a detailed discussion of the adjustments to the Exchange Ratio and an illustrative table that sets forth examples of some, but not all, possible Exchange Ratios based upon different adjustment scenarios. THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



         FOR A DISCUSSION OF RECENT DEVELOPMENTS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT, SEE "THE MERGER--BACKGROUND OF THE MERGER--RECENT DEVELOPMENTS."


DILUTION OF VOTING POWER

         Consummation of the Merger and the transactions contemplated by the Merger Agreement will result in a substantial reduction in the relative voting interests of the securityholders of Vitas. The holders of Vitas Common Stock and Series B Preferred currently own 100% of the voting securities of Vitas. Immediately following the Merger, their aggregate stock ownership interest in Apria will be between five percent and seven percent. Furthermore, pursuant to the Merger Agreement, the holders of the Warrants and the Stock Options, who will be receiving shares of Apria Common Stock, will have relative interests in Apria that will be substantially lower than their relative interests would have been in Vitas absent the Merger.

                           MARKET PRICE AND DIVIDENDS

         Vitas Common Stock. Vitas Common Stock was owned by 51 stockholders of record as of the Vitas Record Date and there is not and has been no public market for Vitas Common Stock. No dividends have been declared or paid by Vitas on Vitas Common Stock since its inception.


         Apria Common Stock. Apria Common Stock is traded on the NYSE under the symbol AHG. Prior to May 16, 1996, Apria Common Stock was listed and traded on the Nasdaq National Market under the symbol APRA. The table below sets forth, for the calendar periods indicated, the high and low sales prices per share of Apria Common Stock as reported by the NYSE and the high and low bid information per share of Apria Common Stock as reported by Nasdaq. The common stock of Abbey and Homedco, the predecessors to Apria, was listed and traded on the Nasdaq National Market. The table below sets forth the high and low bid information per share of common stock of Abbey and Homedco as reported by Nasdaq. In connection with the Abbey/Homedco Merger, Apria issued 1.4 shares of Apria Common Stock for every one issued and outstanding share of common stock of Abbey and two shares of Apria Common Stock for every one issued and outstanding share of common stock of Homedco. At the close of business on June 6, 1996, the trading day immediately preceding the public announcement of the proposed Merger, the closing sales price on the NYSE composite tape of Apria Common Stock was $31.875 per share. For current price information, stockholders are encouraged to consult publicly available sources. No cash dividends have been declared or paid by Apria in the last five years.



                                         HOMEDCO                        ABBEY                           APRIA
                                  ----------------------        ----------------------       ---------------------------
                                   HIGH            LOW            HIGH           LOW          HIGH                 LOW
                                  -------        -------        -------        -------       -------             -------
Year ended December 31,
1994
  First Quarter..............     $39.000        $29.500        $29.500        $22.750            --                  --
  Second Quarter.............      38.000         26.250         25.000         14.500            --                  --
  Third Quarter..............      35.750         26.250         19.750         14.750            --                  --
  Fourth Quarter.............      39.000         30.000         24.250         16.875            --                  --

Year ended December 31,
1995
  First Quarter..............     $56.500        $37.000        $37.750        $22.875            --                  --
  Second Quarter.............      60.750         48.000         41.625         33.000            --                  --
  Third Quarter..............          --             --             --             --       $35.750             $23.250
  Fourth Quarter.............          --             --             --             --        30.500              19.500

Year ended December 31,
1996
  First Quarter..............          --             --             --             --       $32.500             $23.000
  Second Quarter (1).........          --             --             --             --        35.500              29.125
  Third Quarter..............          --             --             --             --        32.750              17.125
  Fourth Quarter (2).........          --             --             --             --        20.750              16.750


-------------------
(1) These figures were determined by reference to the high and low sales prices per share of Apria's Common Stock as reported on the NYSE from May 16, 1996 through June 30, 1996 and the high and low bid information per share of Apria's Common Stock as reported on the Nasdaq Stock Market from April 1, 1996 through May 15, 1996.


(2)      Through November 7, 1996.

                           COMPARATIVE PER SHARE DATA

         The following table presents historical per share data of Apria and historical and equivalent pro forma per share data of Vitas after giving effect to the Merger using the pooling-of-interests method of accounting, assuming the Merger had been effective during all periods presented. The pro forma equivalent data of Vitas are based on the pro forma combined amounts per share multiplied by .290, representing the number of shares of Apria Common Stock issuable in exchange for one share of Vitas Common Stock in the Merger, excluding the effect of certain adjustments. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and notes thereto of Apria included in the appendices attached hereto and the financial statements and notes thereto of Vitas and the unaudited pro forma combined condensed financial statements included elsewhere in this Proxy Statement/Prospectus. Neither Apria nor Vitas paid any cash dividends on their Common Stock during the periods presented.

                                                                          Apria                    Vitas
                                                                        ----------     ----------------------------
                                                            Pro forma                                    Equivalent
                                                            Combined    Historical     Historical (1)    Pro Forma
                                                            --------    ----------     ----------        ---------

Book value per share of common stock outstanding:
  At December 31, 1995....................................    $5.06        $5.72        $(8.47)             $1.47
  At June 30, 1996........................................     6.10         6.84         (8.88)              1.77
Fully diluted income (loss) per share from continuing
  operations before extraordinary charge and cumulative
  effect of change in accounting method (1):
1995......................................................    (1.63)       (1.52)        (1.69)              (.47)
1994......................................................      .76          .78           .15                .22
1993......................................................      .79          .89          (.60)               .23
Six months ended June 30, 1996............................      .75          .81          (.47)               .22
Six months ended June 30, 1995 (2)........................      .42          .47          (.45)               .12

----------------------------

(1) The annual information with respect to Vitas is for the fiscal years ended September 30, 1995, 1994 and 1993.

(2) The information for the six months in 1995 with respect to Vitas is for the six months ended March 31, 1995.

                               THE SPECIAL MEETING

         This Proxy Statement/Prospectus is being furnished by Vitas to its stockholders in connection with the solicitation of proxies by the Board of Directors of Vitas for use at the Special Meeting. At the Special Meeting, (i) the holders of Vitas Common Stock, voting separately as a class, and the holders of Series B Preferred, voting separately as a class, will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including a merger pursuant to which Apria Sub would be merged with and into Vitas, with Vitas being the surviving corporation, and Vitas would become a wholly owned subsidiary of Apria; and (ii) the holders of Vitas Common Stock and Series B Preferred, voting together as one class, will be asked to approve separately the payments to be made to Hugh A. Westbrook, the Chairman and Chief Executive Officer of Vitas, and Collibrook pursuant to the Severance Agreement to be entered into among Vitas, Mr. Westbrook, Ms. Colliflower and Collibrook at or prior to (but subject to) the closing of the Merger and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement to be entered into between Vitas and Mr. Westbrook at or prior to (but subject to) the closing of the Merger in order that such payments not be characterized as "parachute payments" for purposes of Sections 280G and 4999 of the Code.

VOTING INFORMATION FOR VITAS STOCKHOLDERS


         The close of business on October 30, 1996 has been fixed by the Vitas Board of Directors as the Vitas Record Date. As of the Vitas Record Date, there were issued and outstanding 4,408,842 shares of Vitas Common Stock and 262,500 shares of Series B Preferred. The affirmative vote of the holders of a majority of the Vitas Common Stock outstanding on the Vitas Record Date, voting separately as a class, and the affirmative vote of the holders of a majority of the Series B Preferred outstanding on the Vitas Record Date, voting separately as a class, is necessary to approve the Merger Agreement and the transactions contemplated thereunder, including the Merger. THE SEPARATE AFFIRMATIVE VOTE OF THE HOLDERS OF 75% OF THE TOTAL VOTES ATTRIBUTABLE TO THE AGGREGATE ISSUED AND OUTSTANDING SHARES OF VITAS COMMON STOCK AND SERIES B PREFERRED ON THE VITAS RECORD DATE (EXCLUDING ANY SHARES HELD DIRECTLY OR INDIRECTLY BY MR. WESTBROOK), VOTING TOGETHER AS ONE CLASS, IS NECESSARY TO APPROVE THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE AND IS A CONDITION TO APRIA'S OBLIGATION TO EFFECT THE MERGER AND THE TRANSACTIONS CONTEMPLATED UNDER THE MERGER AGREEMENT.



         Vitas anticipates that the Closing Date will occur as soon as practicable after the Special Meeting. IN THE EVENT THAT THE EXPECTED EXCHANGE RATIO AS OF THE DATE OF THE SPECIAL MEETING IS LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THIS PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND VITAS WILL ADJOURN THE SPECIAL MEETING IF NECESSARY TO ENABLE THE VITAS STOCKHOLDERS TO HAVE A REASONABLE PERIOD OF TIME TO REVIEW SUCH SUPPLEMENTAL MATERIALS, AND (II) THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WILL BE GIVEN AN OPPORTUNITY TO CHANGE THEIR VOTES WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



         IF THE SPECIAL MEETING HAS ALREADY OCCURRED AND THE EXCHANGE RATIO AS OF THE EXPECTED CLOSING DATE WOULD BE LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, (I) VITAS WILL SET A DATE FOR A SUBSEQUENT MEETING, (II) APRIA AND VITAS WILL RECIRCULATE A SUPPLEMENT TO THIS PROXY STATEMENT/PROSPECTUS, WHICH SUPPLEMENT WILL SET FORTH, AMONG OTHER THINGS, THE MOST RECENT CLOSING PRICE OF APRIA COMMON STOCK, VITAS' MOST RECENT ESTIMATE OF THE LIKELIHOOD OF A DEBT ADJUSTMENT, AND A REVISED EXPECTED RANGE OF THE EXCHANGE RATIO, AND (III) VITAS WILL RESOLICIT THE VOTES OF THE HOLDERS OF VITAS COMMON STOCK AND SERIES B PREFERRED WITH RESPECT TO THE MERGER AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT.



         THE ADJOURNMENT OF THE SPECIAL MEETING OR THE NECESSITY OF A SUBSEQUENT MEETING COULD SUBSTANTIALLY DELAY THE CLOSING OF THE MERGER. ALTHOUGH THE SPECIAL MEETING HAS BEEN SCHEDULED FOR DECEMBER 2, 1996, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY EITHER PARTY, SUBJECT TO CERTAIN CONDITIONS, IF THE MERGER SHALL NOT HAVE OCCURRED BY OCTOBER 31, 1996. SEE "THE MERGER AGREEMENT." THE MERGER AGREEMENT ALSO PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



         FOR A DISCUSSION OF RECENT DEVELOPMENTS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT, SEE "THE MERGER--BACKGROUND OF THE MERGER--RECENT DEVELOPMENTS."


         Each holder of Vitas Common Stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. Except as otherwise required by law or when a class vote is required pursuant to the Series B Preferred Certificate (as in the case of the vote on the Merger Agreement and the transactions contemplated thereunder, including the Merger), the holders of Series B Preferred are entitled to vote on all matters together with the holders of shares of Vitas Common Stock, subject to certain limitations set forth in the Series B Preferred Certificate and the Stockholders' Agreement. As a result of these voting rights and the limitations imposed in the Series B Preferred Certificate and in the Stockholders' Agreement, the holders of the Series B Preferred, when voting together with the holders of Vitas Common Stock (as in the case of the separate vote on the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement) are currently entitled to cast that number of votes equal to approximately 28% of the total votes eligible to be voted at a meeting of stockholders. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Vitas Common Stock and Series B Preferred entitled to vote at such meeting will constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because both of the proposals to be voted on at the Special Meeting require a percentage of the outstanding shares, abstentions (other than the exclusion of shares held directly or indirectly by Mr. Westbrook with respect to the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement) and broker nonvotes will be equivalent to votes cast against the Merger Agreement, the transactions contemplated thereunder, including the Merger, and separate votes cast against the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement.

         Pursuant to the Significant Securityholders Agreement, the Significant Securityholders, among other things, have agreed (i) to vote or cause to be voted all shares of capital stock of Vitas owned of record or beneficially or held in any capacity by or under their control and entitled to vote in favor of the Merger and the transactions contemplated by the Merger Agreement and against any inconsistent actions, proposals or transactions, (ii) to not claim or exercise any dissenter or appraisal rights with respect to the Merger and (iii) to take other actions contemplated by the Merger Agreement. Pursuant to the Significant Securityholders Agreement, the holders of the 9% Preferred and the Warrants have agreed to sell the 9% Preferred to Apria and exchange the Warrants for shares of Apria Common Stock, as contemplated by the Merger Agreement, and the holders of the Series B Preferred have agreed to convert the Series B Preferred into shares of Vitas Common Stock which will then be exchanged for shares of Apria Common Stock. See Appendix B. The Significant Securityholders own, as of the Vitas Record Date, 1,948,944 shares of Vitas Common Stock (approximately 44.2% of the outstanding Vitas Common Stock) and 200,000 shares of Series B Preferred (approximately 76.2% of the outstanding Series B Preferred), which constitutes approximately 39.2% of the total votes eligible to be voted by the holders of Vitas Common Stock and Series B Preferred voting together as one class, excluding any shares held directly or indirectly by Mr. Westbrook.

         Stockholders of Vitas who do not vote in favor of or otherwise consent to approval and adoption of the Merger Agreement and who otherwise comply with the provisions of Section 262 of the Delaware GCL will have the right, if the Merger is consummated, to dissent and to demand an appraisal of the fair value of their shares. A copy of Section 262 is attached to this Proxy Statement/Prospectus as Appendix D. See "RIGHTS OF DISSENTING VITAS STOCKHOLDERS."

SOLICITATION OF PROXIES

         The accompanying proxy sent to Vitas stockholders is being solicited by the Vitas Board of Directors. All proxies in the enclosed form of proxy that are properly executed and returned to Vitas prior to commencement of voting at the Special Meeting will be voted at the Special Meeting in accordance with the instructions thereon. All executed but unmarked Vitas proxies will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, and FOR the payments to be made to Mr. Westbrook and Collibrook under the Severance Agreement and the payments to be made to Mr. Westbrook under the Noncompetition Agreement in order that such payments not be characterized as "parachute payments" for purposes of Sections 280G and 4999 of the Code. A stockholder may revoke a proxy at any time before it is voted by filing with the Secretary of Vitas either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Such filing should be sent to Mark A. Sterling, Vice President -- Legal and Regulatory Affairs and Secretary of Vitas, at Vitas Healthcare Corporation, 100 South Biscayne Boulevard, Miami, Florida 33131. Attendance at the Special Meeting will not by itself revoke the proxy. At the Special Meeting, stockholder votes will be tabulated by persons appointed by the Vitas Board of Directors to act as inspectors of election.

     VITAS STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR
                                   PROXY CARDS

         The management of Vitas does not know of any other matters other than those set forth herein which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, it is intended that the persons named in the applicable form of proxy will vote on such matters as determined by the majority of the Vitas Board of Directors.

         The expense of printing this Proxy Statement/Prospectus and the proxies solicited hereby will be shared equally by Apria and Vitas. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Vitas, without additional remuneration, by personal interviews, telephone, telegraph or otherwise.

IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT, THE VITAS BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF VITAS AND ALL OF VITAS' SECURITYHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF VITAS VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER, AND IN FAVOR OF THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK UNDER THE SEVERANCE AGREEMENT AND THE PAYMENTS

TO BE MADE TO MR. WESTBROOK UNDER THE NONCOMPETITION AGREEMENT IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE. In voting in favor of the Merger Agreement and such transactions, Mr. Westbrook and Ms. Colliflower abstained from deliberations and voting with respect to the Severance Agreement and the Noncompetition Agreement. In addition, Dr. Williams abstained from deliberations and voting with respect to the proposed amendment to his SSA contemplated by the Merger Agreement. The names of the members of the Vitas Board of Directors and the stockholdings of such persons and certain information regarding their interests in the Merger are set forth elsewhere in this Proxy Statement/Prospectus. See "THE MERGER -- Reasons for the Merger and Recommendation of the Board of Directors," "THE MERGER -- Interests of Certain Persons in the Merger," "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION
AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE -- Recommendation of the Board of Directors" and "PRINCIPAL STOCKHOLDERS -- Vitas Security Ownership."

                                   THE MERGER

GENERAL

         In the Merger, Apria Sub would be merged with and into Vitas, with Vitas being the surviving corporation, and Vitas would become a wholly owned subsidiary of Apria. In connection with the Merger, the securities of Vitas would be converted, purchased or exchanged (except as otherwise noted in this Proxy Statement/Prospectus), as more fully described below in "THE MERGER AGREEMENT--Conversion of Securities."

BACKGROUND OF THE MERGER

         For the last several years, the healthcare industry in the United States has undergone significant evolution. The ultimate payors for healthcare, including governmental entities and employers, have become highly economically driven in their healthcare purchasing decisions. As a result of these economic pressures applied by the ultimate payors for healthcare, the market presence of managed care organizations has grown at a rapid pace. As more organized purchasers of healthcare, managed care organizations have, in turn, applied significant pricing pressure on providers of healthcare services. Healthcare providers have responded by pursuing various strategies to broaden their market presence, gain economies of scale and organize their operations to meet the rapidly changing needs of managed care organizations. As a result, the healthcare provider industry is undergoing significant consolidation.

         Vitas, as the largest provider of hospice services in the United States, has pursued various developmental strategies as the hospice industry has grown and matured including the establishment of de novo sites in high opportunity markets and the acquisition of other hospice providers. In addition, Vitas has sought to align itself with other non-hospice healthcare providers through joint venture or similar arrangements.

         Alternatives to the Merger. During 1995, representatives of Vitas approached various national healthcare providers to assess their interest in pursuing a joint venture development strategy related to hospice services. Vitas entered into discussions with four national healthcare companies, including Apria, and had preliminary discussions with several other potential joint venture parties. After initial discussions between Vitas and Apria, it became clear that significant collaborative opportunities existed, particularly relating to service delivery to patients with respiratory diseases. Associated with these joint venture discussions, the Chairmen and Chief Executive Officers of Apria (Mr. Jeremy M. Jones) and Vitas (Mr. Hugh A. Westbrook) met first in September 1995 in New Orleans, Louisiana and again in February 1996 in Miami, Florida to discuss this joint venture development opportunity. Mr. Westbrook and Mr. Jones also discussed, in general, the possibility of a business combination of Vitas and Apria in both of these initial meetings. Vitas continued to engage in discussions with other potential joint venture parties until it entered into the June 6, 1996 Letter Agreement with Apria (more fully described below), on or about which time all other ongoing discussions terminated. Vitas did not enter into any joint ventures or similar arrangements with parties other than Apria.

         Prior to the fall of 1995, Vitas had considered various capital financing alternatives, including a possible initial public offering of its common stock and alternatively a possible issuance of high-yield subordinated notes. In the fall of 1995, Vitas initiated discussions with various possible sources of financing to refinance bank debt and redeemable equity securities which were to mature starting in October 1996. Vitas also sought to obtain sufficient capital in the refinancing to continue its hospice acquisition strategy. Vitas pursued various possible refinancing alternatives including a private equity placement with a related restructuring of its bank facilities and a high-yield subordinated note with exchangeable equity offering. The assessment of these refinancing alternatives continued through early June, and Vitas was prepared to commence the process of a high-yield subordinated note with exchangeable equity offering. However, upon being informed by Vitas of the agreement contemplated by the June 6, 1996 Letter Agreement between Vitas and Apria, the underwriter of the proposed offering requested a $1.5 to $2.0 million work fee to proceed with the discussions. As a result, Vitas discontinued consideration of the high-yield debt offering alternative. In addition, because Vitas believed the proposed transaction with Apria reduced the need for the other refinancing alternatives then under consideration, Vitas also discontinued all discussions relating to those alternatives.

         Discussions Leading to the Merger. Subsequent to the initial September 1995 and February 1996 meetings between Mr. Westbrook and Mr. Jones, Mr. Westbrook visited Apria's headquarters on March 4 and 5, 1996 to continue discussions of joint venture development opportunities and the possibility of a business combination. During that visit, Mr. Westbrook met with various members of Apria management, including Mr. Jones, Mr. Dennis Walsh, Apria's Vice President -- Sales, and Mr. Steven T. Plochocki, Apria's President and Chief Operating Officer. At that meeting, the parties discussed, among other things, various aspects of Apria's business including Apria's contract sales process (i.e., the negotiation of contracts and arrangements with managed care companies), the market for hospice services and the application of hospice to certain patients with respiratory diseases.

         Following the March 4 and 5 meetings, Mr. Westbrook contacted Vitas' financial advisor, Furman Selz, to seek advice and assistance in the evolving discussions with Apria. At that time, Vitas and Furman Selz began negotiating the terms of Furman Selz's formal engagement as financial advisor to Vitas. On March 11, 1996, Vitas and Apria entered into a Confidentiality Agreement under which Vitas agreed to provide Apria with certain information related to Vitas and its operations. On or about March 12, 1996, Furman Selz provided Apria with a package of detailed historical and projected financial information with respect to Vitas, which included projections with respect to the following: (i) earnings, (ii) revenue growth, (iii) operations, (iv) central administration,
(v) current development sites and acquired sites, (vi) future development hubs,
(vii) future acquisitions and joint ventures, (viii) certain prototypes, (ix) cash flow and balance sheets and (x) equity valuation. On March 18, 1996, Apria's financial advisor, Robertson Stephens & Co., sent a preliminary due diligence request through Furman Selz to Vitas which information was generally delivered to Furman Selz on March 22, 1996. Representatives of Apria and Robertson Stephens & Co. reviewed this information at the offices of Furman Selz during the week of March 25, 1996.

         Vitas entered into an engagement letter with Furman Selz on March 25, 1996 pursuant to which Furman Selz agreed to represent Vitas in a possible sale or business combination. For a discussion of the scope of the engagement of Furman Selz, see "THE MERGER -- Fairness Opinion of Vitas' Financial Advisor." Related to this engagement, Furman Selz contacted six healthcare companies (including Apria) and two potential financial buyers regarding a possible acquisition of Vitas. On March 21 and 27, 1996, respectively, two of the healthcare companies contacted by Furman Selz received a copy of the same Vitas financial projection package that had been delivered by Furman Selz to Apria on March 12. Both of the potential financial buyers expressed some limited interest in an acquisition of Vitas but were not interested in completing thorough due diligence or in making a specific proposal. All six of the healthcare companies, which included companies involved in the home healthcare, nursing home, acute care and managed care industries, including Apria, undertook a review of Vitas' business. Four of the six healthcare companies, including Apria, met with members of Vitas management including Mr. Westbrook and Mr. Mark Ohlendorf, Vitas' Chief Financial Officer. The three healthcare companies that received financial projection packages from Furman Selz in March 1996, including Apria, completed a review of various documentary information related to Vitas made available at the offices of Furman Selz. These meetings and document reviews by the other healthcare companies were completed principally during April 1996 and through May 14, 1996.

         On April 2, 1996, Messrs. Westbrook and Ohlendorf met with various members of Apria management, including Mr. Jones, Mr. Raymond H. Noeker, Jr., Apria's Vice President--Business Operations, and Mr. Lawrence H. Smallen, Apria's Chief Financial Officer, Senior Vice President--Finance and Treasurer, and Robertson Stephens & Co. at the offices of Furman Selz in New York. At the April 2, 1996 meeting, Apria management asked various questions raised by their document review of the prior week and the parties discussed their views as to the possible synergies between Vitas and Apria should a business combination occur. In addition, the parties discussed in greater detail the organization of Vitas' operations, as well as its capitalization structure, key financial dynamics and acquisition strategy. Various telephonic discussions involving principally Mr. Ohlendorf, Robertson Stephens & Co., Mr. Noeker and Mr. Smallen ensued throughout April 1996 during which the parties discussed in greater detail the financial aspects of Vitas' business, the financial performance of its operating units and various other due diligence matters concerning Vitas and its operations. Mr. Ohlendorf had brief discussions with Mr. Jones on April 13 and 14, 1996 relative to various possible synergies which might result from a business combination, including Apria's ability to market and develop opportunities in hospice for the merged company. On or about April 19, 1996, representatives of Robertson Stephens & Co. orally communicated to Vitas' financial advisor, Furman Selz, Apria's initial proposal for a business combination at an enterprise value of $184 million (which value included the total debt and redeemable securities of Vitas). Acting on behalf of Vitas, Vitas' financial advisor rejected the initial proposal as inadequate. The status of these Apria and other discussions were reported to the Vitas Board of Directors at a meeting held on April 30, 1996.

         Thereafter, Apria continued its due diligence inquiry of Vitas which resulted in a meeting in Washington, D.C. on May 7, 1996 attended by Mr. Ohlendorf and Ms. Deirdre Lawe, a Vitas Regional Vice President, and various representatives of Apria, including Mr. Noeker and Mr. Smallen. The May 7, 1996 meeting focused on exploring various possible merger synergies including overhead savings and market development opportunities which might result. On May 11, 1996, Ms. Lawe and Mr. Richard I. Nevin, Jr., Vitas' Executive Vice President--Operations, met at Apria's headquarters with various members of Apria management, including Mr. Jones, to discuss further these market development opportunities and Vitas' operations in general. On May 13, 1996, Apria's financial advisor indicated to Vitas' financial advisor that Apria was prepared to make a second proposal for a business combination at an enterprise value of $200 million (which value included the total debt and redeemable securities of Vitas). Vitas' financial advisor indicated that it would discuss the second proposal with Vitas management.

         On May 14, 1996, Apria's financial advisor contacted Vitas' financial advisor to indicate that Apria was prepared to make a third proposal for a business combination at an enterprise value of $212 million (which value included the total debt and redeemable securities of Vitas) on the condition that Vitas cease the solicitation of competitive bids from other possible acquirors. Mr. Westbrook telephonically polled the Vitas Board of Directors on or about May 14, 1996 to discuss the third proposal. During the period in which Vitas evaluated potential acquirors, Mr. Westbrook had discussions with certain members of Vitas' management regarding the likelihood of a smooth integration with various potential acquirors and concluded that Apria presented a better fit with Vitas than any of the other healthcare companies under consideration. Of significance was the fact that Apria had not yet entered the hospice business, which eliminated the possibility that Vitas would be forced to convert its hospice practices to fit those of its acquirer or convert to a home health care agency model. Mr. Westbrook communicated these considerations to members of Vitas' Board of Directors. Based on these factors, the members of Vitas' Board of Directors determined that Apria represented the best possibility for consummating a transaction and maximizing stockholder value under the circumstances, and the members of the Vitas Board of Directors unanimously concurred with Mr. Westbrook's recommendation to cease competitive bidding and to work toward an agreement with Apria based, in principle, on the $212 million enterprise value for Vitas.


         Representatives of Vitas and Apria, together with their legal and financial advisors, continued discussions and negotiations as to more specific terms related to a business combination through May 23, 1996. At a telephonic meeting held on May 28, 1996, Vitas management briefed the Vitas Board of Directors as to the status of the discussions and the Board authorized management to proceed toward the negotiation of a definitive agreement with Apria.

         On June 3, 1996, representatives of Vitas and Apria convened in Washington, D.C. and continued the negotiations leading to the signing of a Letter Agreement on June 6, 1996 between Vitas, certain Vitas securityholders and Apria, the principal terms of which had been approved by the Vitas Board of Directors in a telephonic meeting commenced on June 4, 1996 and reconvened on June 6, 1996. Representatives of Vitas and Apria then commenced discussions leading to definitive documentation of the merger resulting in the execution of the Merger Agreement and related agreements as of June 28, 1996. The Merger Agreement and related transactions contemplated thereby had been unanimously approved by the Vitas Board of Directors at a telephonic meeting commenced on June 21, 1996, that was recessed and later reconvened on June 24, 1996, when the Vitas Board voted unanimously to approve the Merger Agreement. Furman Selz made a presentation to the Vitas Board of Directors during the June 21, 1996 telephonic meeting, and subsequently delivered its opinion dated June 28, 1996 that the consideration to be received in the Merger by the holders of the Vitas Common Stock is fair to such stockholders from a financial point of view.

         The Severance Agreement and the Noncompetition Agreement. Throughout the discussions between Vitas and Apria leading up to the execution of the Merger Agreement, Mr. Westbrook and Furman Selz conducted parallel discussions with Apria concerning the nature and scope of Mr. Westbrook's involvement with Vitas after the Merger. For a detailed discussion of these negotiations, see "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE."

         The Significant Securityholders Agreement. Throughout the negotiations leading to the June 6 Letter Agreement and the Merger Agreement, Apria conditioned its willingness to proceed with the contemplated merger upon the receipt from certain significant securityholders of Vitas of assurances indicating the significant securityholders' support of and commitment to the Merger. This led to the negotiation and execution of the Significant Securityholders Agreement dated as of June 28, 1996. These negotiations occurred in conjunction with the negotiation of the Merger Agreement with Apria. Pursuant to the Significant Securityholders Agreement, the significant securityholders, among other things agreed (i) to vote or cause to be voted all shares of capital stock of Vitas owned of record or beneficially or held in any capacity by or under their control and entitled to vote in favor of the Merger and the transactions contemplated by the Merger Agreement and against any inconsistent actions, proposals or transactions, (ii) to not claim or exercise any dissenter or appraisal rights with respect to the Merger and (iii) to take other actions contemplated by the Merger Agreement. See Appendix B.

          Amendment of the Merger Agreement. Subsequent to August 1, 1996, it became clear to Apria's and Vitas' respective legal advisors that it would be difficult to consummate the Merger by the September 30, 1996 deadline set forth in the Merger Agreement. Throughout the month of August, Apria's and Vitas' respective legal advisors discussed the possibility and terms of an agreement to amend the Merger Agreement. Apria, Sub and Vitas entered into an Amendment No. 1 to Agreement and Plan of Merger dated as of August 26, 1996 (the "First Amendment") in order, among other things, to extend the Expiration Date through October 31, 1996, clarify the withholding arrangements for holders of Stock Options and clarify the forms of the Affiliate Letter, the Severance Agreement and the Noncompetition Agreement. During late September and early October 1996, Apria's and Vitas' respective legal and financial advisors discussed the terms of an additional amendment to the Merger Agreement. Apria, Sub and Vitas entered into an Amendment No. 2 to Agreement and Plan of Merger dated as of October 4, 1996 (the "Second Amendment") in order to further clarify the withholding arrangements for holders of Stock Options that are determined to be affiliates of Vitas and to eliminate as a condition to the Merger the receipt by each of Apria and Vitas of a letter, dated the effective date of the Proxy Statement/Prospectus, from Ernst & Young LLP, regarding its concurrence with the conclusions of Apria and Vitas management as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if it is closed and consummated in accordance with the Merger Agreement. The First Amendment and the Second Amendment are included as part of Appendix A attached hereto.


         Recent Developments. During September and October 1996, Mr. Westbrook had numerous conversations and private meetings with Mr. Jones, as a result of which, according to Mr. Westbrook, Mr. Westbrook believed that Apria intended to proceed with the transactions contemplated by the Merger Agreement. On November 1, 1996, Mr. Jones informed Mr. Westbrook by telephone that Apria's management would be recommending to Apria's Board of Directors that Apria terminate the Merger Agreement. According to Mr. Westbrook, this information came as a complete surprise to him. Apria later that day sent two draft press releases to Vitas, one proposing to report unilateral termination of the Merger Agreement, and the other proposing to report termination by mutual consent. On November 2, 1996, Mr. Westbrook notified Mr. Jones that Vitas would not agree to a mutual termination of the Merger Agreement and that Vitas believed that Apria did not have any basis for unilaterally terminating the Merger Agreement. Mr. Westbrook also informed Mr. Jones that if Apria sought to terminate the Merger Agreement unilaterally, Vitas intended to commence litigation to hold Apria accountable for the damages incurred by Vitas and which Vitas would incur in connection with a wrongful termination of the Merger Agreement.



         On November 3, 1996, Apria's counsel notified Vitas' counsel that in order to avoid costly and unproductive litigation, Apria had elected not to terminate the Merger Agreement at such time, but that Apria believed that it has the right to do so at any time and did not intend to waive such right. Apria's counsel also advised Vitas' counsel that Apria expected to resolve any remaining issues with the Commission during the early part of that week, but that it was Apria's intention to discuss with Vitas the benefits of a mutual termination of the Merger Agreement and the contents of a press release.



         On November 5 and 6, 1996, representatives of Apria and Vitas met in Washington, D.C. to discuss their respective positions concerning the possible termination of the Merger Agreement and to explore possible alternatives to the transactions contemplated by the Merger Agreement. On November 6, 1996, after consultation with Vitas, Apria issued a press release, which stated in pertinent part that Apria had entered into discussions with Vitas concerning possible alternatives to the Merger Agreement which would result in a mutual termination of the Merger Agreement. The press release further stated that Apria's desire to terminate the Merger Agreement was based on, among other things, the recent decline in Apria's share price, the need for Apria to focus on improving its performance, and the apparent lack of accretive value of the combination of the parties in 1997 as a result of recent operating results and other factors. The press release further stated that the Merger Agreement provides for various termination rights, including termination by either party if the closing price of Apria Common Stock on the day prior to the closing of the Merger is less than $22.125.



         APRIA HAS ADVISED VITAS THAT APRIA'S MANAGEMENT PRESENTLY INTENDS TO RECOMMEND TO APRIA'S BOARD OF DIRECTORS THAT THE MERGER AGREEMENT BE TERMINATED. APRIA FURTHER HAS ADVISED VITAS THAT APRIA'S MANAGEMENT CONTINUES TO BELIEVE THAT THE COMBINATION LACKS ACCRETIVE VALUE FOR THE PARTIES IN 1997, AND THAT APRIA DOES NOT INTEND TO WAIVE ANY TERMINATION RIGHTS THAT APRIA BELIEVES IT HAS UNDER THE MERGER AGREEMENT. APRIA IS CONTINUING TO TAKE STEPS TOWARD A POSSIBLE CLOSING OF THE MERGER IN ORDER TO PRESERVE ANY SUCH RIGHTS REGARDING TERMINATION, WHILE DISCUSSING WITH VITAS ALTERNATIVES TO THE MERGER.



         AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, NO AGREEMENT HAS BEEN REACHED BETWEEN APRIA AND VITAS WITH RESPECT TO ANY ALTERNATIVES TO THE MERGER AGREEMENT OR THE TERMINATION THEREOF. VITAS CONTINUES TO BELIEVE THAT APRIA HAS NO BASIS FOR TERMINATING THE MERGER AGREEMENT. IF APRIA SEEKS TO TERMINATE THE MERGER AGREEMENT UNILATERALLY, VITAS CURRENTLY INTENDS TO CHALLENGE SUCH PURPORTED TERMINATION, ALTHOUGH THERE CAN BE NO ASSURANCE THAT VITAS WOULD BE SUCCESSFUL.


REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that Vitas' stockholders approve the same, Vitas' Board of Directors consulted with Vitas management, as well as its financial and legal advisors, and considered the following positive, negative and neutral factors:

         (i) The structure, form and amount of consideration to be paid in the Merger and the terms of the Merger Agreement were significantly favorable reasons for the Board's determination to proceed with the Merger, notwithstanding that the market price for the Apria Common Stock to be received in the Merger will be subject to significant fluctuations in response to Apria's quarterly operating results, general trends in the market for home healthcare and hospice products and services and other factors. The Board considered as an unfavorable factor that the Merger Agreement provides for the payment of a $10 million termination fee by Vitas to Apria under certain circumstances. However, the Board was advised by its financial advisor that similar provisions were customary in transactions such as the Merger and that the likelihood of the payment of such fee was remote.


         The Board gave significant consideration to the opinion of Furman Selz that the consideration to be received in the Merger by the holders of Vitas Common Stock is fair to such stockholders from a financial point of view. Notwithstanding the recent decline in the market price of Apria Common Stock, the Vitas Board of Directors has not requested that Furman Selz update its opinion. In reaching such conclusion, the Vitas Board considered (A) that the Exchange Ratio is designed in part to take into account these market fluctuations, (B) the available financial information regarding Apria and the Board's view concerning Apria's prospects, (C) the recent operating results of Vitas and Apria, (D) the alternatives to the Merger in the event the Merger is not consummated, and (E) Vitas' discussions with its financial advisor. The Board continues to believe that the Merger is in the best interests of Vitas and all of Vitas' securityholders. Furthermore, the Merger Agreement provides that it may be terminated by Vitas in the event the Market Price of Apria Common Stock is less than $22.125.


        The Board considered as favorable the fact that the $212 million enterprise value assigned to Vitas in the Merger Agreement provided a means for Vitas to meet near term capital maturities (as discussed in paragraph (ii) below) and other indebtedness of approximately $40 million, permitted the purchase of the 9% Preferred at its "Stated Value" of $100 per share, for an aggregate payment of $27 million (plus accrued dividends of approximately $607,500 as of September 30, 1996), and provided for the pro rata distribution of the remaining $145 million on a common stock equivalent basis to the holders of Vitas Common Stock, Series B Preferred, the Warrants and the Stock Options;


         (ii) The Board also considered favorably the opportunity presented by the Merger for Vitas to raise the needed capital to meet near term capital maturities and to finance the growth of Vitas. Pursuant to the terms of Vitas' bank credit facilities, all borrowings outstanding under such facilities were scheduled to mature on October 1, 1996. Pursuant to an agreement dated as of September 29, 1996, Vitas, among other things, obtained an extension of the maturity of all borrowings outstanding under its bank credit facilities through the earlier of November 15, 1996 or the consummation, cancellation or other termination of the Merger Agreement. Although Vitas is currently seeking an extension of such maturity to permit consummation of the transactions contemplated by the Merger Agreement, there can be no assurance that such extension can be obtained. As of September 30, 1996, amounts outstanding under such bank credit facilities totaled $36.25 million. (See Note 6 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' outstanding debt.) Vitas also is required to redeem (but only to the extent funds are legally available therefor and the Vitas Board so authorizes) approximately $8.3 million of the 9% Preferred on December 31, 1996 and to make additional redemptions on each of June 30 and December 31 of 1997 and 1998 thereafter. (See Note 3 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' redeemable preferred stock.)


         In connection with its review of the factors described in this paragraph (ii), the Board gave significant consideration to the fact that pursuant to the terms of the Merger Agreement, at or immediately following the Effective Time, Apria will repay, or cause to be repaid, in full (or assume, if permitted under the existing terms thereof) all amounts outstanding under such bank facilities as well as certain other indebtedness. As noted above, Apria has also agreed to purchase all of the 9% Preferred at its "Stated Value" of $100 per share, for an aggregate payment of $27 million
(plus accrued dividends of approximately $607,500 as of September 30, 1996). In the event that the Merger is not consummated, there can be no assurance that Vitas could successfully obtain replacement debt or equity capital or that, if obtainable, such debt or equity capital could be obtained in sufficient time to avoid material disruption in its business. There also can be no assurance that could such replacement debt or equity capital be obtained, it would be obtained on as favorable terms as those which exist under Vitas' current bank facilities and the 9% Preferred;

         (iii) The Board was favorably impressed with the scope of integrated homecare services provided by Apria and the market presence and competitive position in the healthcare industry afforded by Apria's 350 branch locations which serve patients in 49 states;

         (iv) The Board also considered the opportunities for joint business development between Vitas and Apria in both Vitas' existing geographic markets and in potential new markets as a significantly positive reason for the Merger. The Board considered as favorable the opportunities for enhancing Vitas' ability to provide hospice services to terminally ill patients currently being served by Apria, particularly the significant number of patients with respiratory diseases;

         (v) The Board recognized that as a result of the Merger the stockholders of Vitas would have substantially less ability to influence the affairs of Apria and Vitas, and that certain Vitas securityholders might view such a reduction in influence as a negative factor. However, the Board was favorably impressed with the market capitalization of Apria (and continues to be so notwithstanding the recent decline in the market price of Apria Common Stock) and the opportunity, through the Merger, for Vitas' stockholders to have increased liquidity in their investment as holders of publicly traded stock;

         (vi) The Board also favorably considered Vitas' management's determination that the Merger presented opportunities to achieve cost savings and efficiencies through the combination of certain Vitas and Apria business processes and the elimination of duplicative functions, including but not limited to those related to sales, human resources, legal affairs and management;

         (vii) The Board was aware that certain members of Vitas' management and Board of Directors have interests in the Merger that are in addition to and may conflict with the interests of Vitas securityholders generally. (For a description of such interests, see "THE MERGER -- Interests of Certain Persons in the Merger" and "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE.") However, the Board considered such interests to be a neutral factor in its determination. Certain members of the Board of Directors abstained from deliberations and voting with respect to certain aspects of the Merger and the transactions contemplated in connection therewith; and

         (viii) Other positive factors considered by the Board in recommending the Merger included the receptivity of Apria management to the unique mission and values of Vitas and its employees and the continued ability to satisfy the distinctive needs of the patient population and communities which Vitas serves; the financial resources which would be made available to Vitas after the Merger to deal with uncertainties and changes which may result from the ongoing consolidation and change in the healthcare industry; and the ability, through the Merger, to recognize value from the strategic assets which Vitas has developed, including its methods of operations, leading market presence and systems capabilities.

         See "RISK FACTORS" for a detailed description of certain risk factors which should be considered carefully by the stockholders of Vitas in connection with voting upon the Merger Agreement and the transactions contemplated thereby.


         IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT, THE VITAS BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF VITAS AND ALL OF VITAS' SECURITYHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF VITAS VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER. IN VOTING IN FAVOR OF THE MERGER AGREEMENT AND SUCH TRANSACTIONS, MR. WESTBROOK AND MS. COLLIFLOWER ABSTAINED FROM DELIBERATIONS AND VOTING WITH RESPECT TO THE SEVERANCE AGREEMENT AND THE NONCOMPETITION AGREEMENT. IN ADDITION, DR. WILLIAMS ABSTAINED FROM DELIBERATIONS AND VOTING WITH RESPECT TO THE PROPOSED AMENDMENT TO HIS SSA CONTEMPLATED BY THE MERGER AGREEMENT. THE NAMES OF THE MEMBERS OF THE VITAS BOARD OF DIRECTORS AND THE STOCKHOLDINGS OF SUCH PERSONS AND CERTAIN INFORMATION REGARDING THEIR INTERESTS IN THE MERGER ARE SET FORTH ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER" AND "PRINCIPAL STOCKHOLDERS--VITAS SECURITY OWNERSHIP."

FAIRNESS OPINION OF VITAS' FINANCIAL ADVISOR

         Furman Selz has acted as financial advisor to Vitas in connection with the Merger. Vitas entered into an engagement letter with Furman Selz on March 25, 1996 (the "Engagement Letter"), pursuant to which Furman Selz agreed to represent Vitas in a possible sale or business combination. Vitas' selection of Furman Selz developed from the long-standing relationship between Furman Selz and Vitas during which Furman Selz served as financial advisor to Vitas on several transactions.

         In addition, Furman Selz is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations. Vitas selected Furman Selz as its financial advisor, in part, based on Furman Selz's experience in mergers and acquisitions and in securities valuation generally. The Engagement Letter specifically provided that Furman Selz was being engaged solely in connection with the possible sale, merger or consolidation or similar business combination transaction involving all or a substantial portion of the business, assets or stock of Vitas, and that any engagement relating to a significant capital infusion or investment in Vitas would have to be subject to negotiation, execution and delivery of a separate engagement letter between Vitas and Furman Selz.
         Related to the retention of Furman Selz, Furman Selz contacted six healthcare companies (including Apria) and two potential financial buyers regarding a possible acquisition of Vitas. All six of the healthcare companies contacted were experienced in the home healthcare, home nursing, acute care or managed care industries. Three of the healthcare companies (including Apria) each received from Furman Selz a package of detailed historical and projected financial information with respect to Vitas. For a more detailed description regarding the discussions between Furman Selz and the healthcare companies and financial institutions contacted, see "THE MERGER--Background of the Merger."

         Furman Selz has delivered to the Board of Directors of Vitas its written opinion dated June 28, 1996, to the effect that, as of the date of such opinion and based upon and subject to certain matters as stated therein, the consideration to be received in the Merger by the holders of the Vitas Common Stock is fair, from a financial point of view, to the holders of Vitas Common Stock.

         The full text and the written opinion of Furman Selz, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Furman Selz, is attached as Appendix C hereto. Vitas stockholders are urged to read the opinion carefully in its entirety. Furman Selz did not recommend to Vitas that any specific exchange ratios constituted the appropriate Exchange Ratios for the merger. Furman Selz's opinion is directed only to the fairness of the consideration to be received in the Merger by the holders of Vitas Common Stock from a financial point of view and does not constitute a recommendation to any Vitas stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Furman Selz set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.


        Furman Selz's opinion to the Vitas Board of Directors states that the opinion "is for the benefit and use of the Company in its consideration of the Merger and is not for the benefit of, and does not convey any rights or remedies to any other person." In addition, based on Furman Selz's Engagement Letter with Vitas, Furman Selz believes that Vitas' stockholders cannot rely upon the Furman Selz opinion letter to support state law claims against Furman Selz. Specifically, the Engagement Letter states that, "the Opinion is solely for the use and benefit of the Company." If necessary, a determination concerning the availability of such a state law defense would be determined by a court of competent jurisdiction. The resolution of the availability of such a state law defense will have no effect on the rights and responsibilities of the Vitas Board under applicable state law. The availability of such a state law defense would have no effect on the rights and responsibilities of Furman Selz or the Vitas Board under federal securities laws.



         Notwithstanding the recent decline in the market price of Apria Common Stock, the Vitas Board of Directors has not requested that Furman Selz update its opinion. In reaching such conclusion, the Vitas Board considered (i) that the Exchange Ratio is designed in part to take into account these market fluctuations, (ii) the available financial information regarding Apria and the Board's view concerning Apria's prospects, (iii) the recent operating results of Vitas and Apria, (iv) the alternatives to the Merger in the event the Merger is not consummated, and (v) Vitas' discussions with its financial advisor. The Board continues to believe that the Merger is in the best interests of Vitas and all of Vitas' securityholders. Furthermore, the Merger Agreement provides that it may be terminated by Vitas in the event the Market Price of Apria Common Stock is less than $22.125.


        To arrive at its opinion, Furman Selz, among other things, (i) analyzed certain publicly available financial statements and other information of Vitas and Apria, (ii) analyzed certain internal financial statements and other financial and operating data concerning Apria and Vitas prepared by the management of Apria and Vitas, respectively, (iii) analyzed certain financial projections prepared by the management of Vitas, (iv) discussed the past and current operations and financial condition and the prospects of Apria with senior executives of Apria, (v) discussed the past and current operations and financial condition and the prospects of Vitas with senior executives of Vitas, and analyzed the pro forma impact of the Merger on Vitas' earnings per share, consolidated capitalization and financial ratios, (vi) reviewed the reported prices and trading activity for the Apria Common Stock, (vii) compared the financial performance of Apria and Vitas and the prices and trading activity of the Apria Common Stock with that of certain other comparable publicly traded companies and their securities, (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions, (ix) discussed with the respective managements of Vitas and Apria certain synergies and other benefits expected to be derived from the Merger, (x) reviewed the Merger Agreement and certain related documents and (xi) performed such other analyses as it deemed appropriate.

         In rendering its opinion, Furman Selz assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Furman Selz for purposes of its opinion. With respect to the financial projections including the synergies and other benefits expected to result from the Merger, Furman Selz assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of Vitas and Apria. Furman Selz's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Furman Selz as of, the date of its opinion.

         In connection with its June 21, 1996 presentation to the Vitas Board and preparation of its opinion, Furman Selz performed certain financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Furman Selz did not attribute any particular weight to any analysis or factor considered by it, except that Furman Selz disregarded its analysis of total capitalization as a multiple of revenues for Vitas. Furman Selz did not include in its analysis of comparable companies total capitalization as a multiple of revenues for Vitas as Furman Selz believed that such an analysis would have significantly overvalued Vitas. Furman Selz believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Furman Selz made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vitas and Apria. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         No limitations were imposed by Vitas on the scope of Furman Selz's investigation or the procedures to be followed by Furman Selz in rendering its opinion. In arriving at its opinion, Furman Selz did not ascribe a specific range of values to Vitas, but made its determination as to the fairness, from a financial point of view, of the consideration to be paid by Apria in the Merger on the basis of financial and comparative analyses including those referenced below. Furman Selz's opinion is directed to the Vitas Board and does not constitute a recommendation to any stockholder of Vitas as to how such stockholder should vote. Furman Selz was not requested to opine as to, and its opinion does not in any manner address, the allocation of consideration among Vitas' stockholders or Vitas' underlying business decision to proceed with or effect the Merger.

         The following is a brief summary of the analyses performed by Furman Selz in preparation of its opinion dated June 28, 1996 and reviewed with the Vitas Board of Directors.

         (i) Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") methodology, Furman Selz valued Vitas and Apria by estimating the present value of future free cash flows to their respective equity holders if Vitas and Apria were to perform on a stand-alone basis in accordance with management forecasts for a one-year period that were extrapolated through 2000. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. For both companies, Furman Selz aggregated (x) the present value of the projected free cash flow over the four-and-a-half year period from June 30, 1996 to December 31, 2000 with (y) the present value of the range of terminal values described below. The range of terminal values was calculated by applying multiples ranging from 10.0x to 15.0x to both of Vitas' and Apria's earnings before interest and taxes ("EBIT"). This range of terminal values represented, for both Vitas and Apria, their respective projected value beyond 2000. As part of the DCF analysis Furman Selz derived an implied equity value (assuming net debt of $28.1 million as of April 30, 1996 and 9.809 million options/warrants exercised at $3.97) for Vitas of $118.7 million to $284.4 million (or $6.01 to $14.40 per share) and for Apria (assuming net debt of $560.4 million as of March 31, 1996) of $1,180.8 million to $2,975.8 million (or $23.25 to $58.59 per share).

         (ii) Comparable Company Analysis. Using publicly available information, Furman Selz compared selected financial data of Vitas and Apria with similar data of selected publicly traded companies engaged in businesses considered by Furman Selz to be comparable to the operations of Vitas and Apria. Specifically, Furman Selz included in its review American HomePatient, Apria Healthcare Group Inc., Coram Healthcare Corporation, Home Health Corporation of America, Lincare Holdings, Inc., Olsten Corporation, Pediatric Services of America, Quantum Health Resources, Inc., RoTech Medical Corporation, and Vencor, Inc. (collectively the "Comparable Universe"). In its analyses, Furman Selz compared the value to be achieved by the Vitas stockholders in the Merger, expressed as a multiple of certain operating results, to the market trading values achieved by the stockholders of the comparable companies, expressed as a multiple of the same operating results. Furman Selz calculated the following valuation multiples based on, as to Vitas, an enterprise value of $212 million, as to Apria, a market price of $32.13 per share for the Apria Common Stock to be offered as consideration in the Merger, and, as to the Comparable Universe, on market prices and other information available as of the date of the Furman Selz opinion.
         The multiple for total capitalization for each of the indicated statistics for Apria, Vitas and the Comparable Universe is as follows: (i) the last twelve months ("LTM") earnings before interest, taxes, depreciation and amortization expenses ("EBITDA") for the Comparable Universe ranged from 8.8x to 17.8x with a mean of 11.4x and a median of 10.5x as compared with 23.7x for Vitas and 8.4x for Apria; (ii) LTM EBIT for the Comparable Universe ranged from 11.6x to 29.7x with a mean of 16.7x and a median of 15.5x as compared with 118.9x for Vitas and 13.6x for Apria; (iii) 1996E EBITDA for the Comparable Universe ranged from 7.8x to 13.7x with a mean of 9.6x and a median of 9.3x as compared with 11.2x for Vitas and 7.4x for Apria; (iv) 1996E EBIT for the Comparable Universe ranged from 10.6x to 19.8x with a mean of 13.5x and a median of 12.6x as compared with 19.5x for Vitas and 11.3x for Apria; (v) 1997E EBITDA for the Comparable Universe ranged from 6.4x to 8.2x with a mean of 7.2x and a median of 7.2x as compared with 7.9x for Vitas and 6.6x for Apria; (vi) 1997E EBIT for the Comparable Universe ranged from 8.7x to 13.6x with a mean of 10.0x and a median of 9.0x as compared with 11.4x for Vitas and 9.8x for Apria.

         The multiple for price for each of the indicated statistics for Vitas and the Comparable Universe, and Price/Earnings Per Share for Apria ("EPS"), is as follows: (i) LTM Net Income (LTM EPS for Apria) for the Comparable Universe ranged from 19.8x to 32.1x with a mean of 25.8x and a median of 24.5x as compared with a negative multiple for Vitas as Vitas was not profitable in the prior twelve months and 22.0 for Apria; (ii) 1996E Net Income (1996E EPS for Apria) for the Comparable Universe ranging from 16.8x to 28.7x with a mean of 21.2x and a median of 20.0x as compared with 44.5x for Vitas and 18.2 for Apria; (iii) 1997E Net Income (1997E EPS for Apria) for the Comparable
Universe ranging from 13.5x to 25.0x with a mean of 17.9x and a median of 16.3x as compared with 21.5x for Vitas and 15.7 for Apria.
         Because of the inherent differences between the business, operations and prospects of the companies included in the Comparable Universe, and because the multiples of companies in the Comparable Universe reflected the value of shares traded in the public markets and did not necessarily reflect a price a purchaser would pay to purchase control of a home health services company in a private transaction, Furman Selz believed that it was inappropriate to, and therefore, did not rely solely on the quantitative results of this analysis. Specifically, Furman Selz decided not to include in its analysis of comparable companies' total capitalization as a multiple of revenues for Vitas as Furman Selz believed that such an analysis would have significantly overvalued Vitas.

         (iii) Comparable Transaction Analysis. Furman Selz reviewed the prices paid, or proposed to be paid, to the extent publicly available, of selected acquisition transactions in the home health care industry. Furman Selz compared multiples of selected financial data and other financial data relating to the proposed Merger with multiples paid in, and other financial data from, 40 acquisitions since December, 1991 of health care companies which provided home health care, nursing, or rehabilitation services with total implied equity values between $1.1 million and $1,250 million (the "Comparable Transactions"). The Comparable Transactions were selected primarily on the basis of the aggregate transaction value of the business acquired and the target company's involvement in home health care, nursing or rehabilitation services. In certain situations Furman Selz utilized its industry expertise derived from working with buyers and sellers of home health care companies over time to determine values for certain transactions.

         This analysis produced multiples of total capitalization to LTM EBITDA for the Comparable Transactions ranging from 3.5x to 18.6x with a mean of 9.4x and a median of 8.6x as compared to 23.7x for Vitas. The multiple of total capitalization to LTM EBIT for the Comparable Transactions ranged from 5.1x to 30.8x with a mean of 12.9x and a median of 11.9x as compared with 118.9x for Vitas. The multiple for price to LTM Net Income for the Comparable Transactions ranged from 4.9x to 153.4x with a mean of 28.9x and a median of 19.2x compared to a negative multiple for Vitas as Vitas was not profitable in the prior twelve months. The multiple of price to 1996E Net Income for the Comparable Transactions ranged from 11.0x to 43.6x with a mean of 22.1x and a median of 18.8x as compared with 44.5x for Vitas.

         Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Vitas and the businesses, operations and prospects of the selected acquired companies analyzed, Furman Selz believes that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition value of Vitas and such acquired companies. Specifically, because there were no public hospice companies involved in transactions similar to the Vitas acquisition, Furman Selz selected public non-hospice health-care services companies involved in transactions that Furman Selz considered similar to the Vitas acquisition.

         (iv) Apria Public Trading Analysis. Furman Selz examined the trading history of Apria Common Stock in terms of both price and volume during the period from June 29, 1995 to June 20, 1996. This analysis showed that over that period the Common Stock of Apria traded in a range of $20.00 to $35.25.
         (v) Have/Get Analysis. Using actual 1995 figures and estimated 1996 and 1997 results and assuming $10 million in savings for the combined entity, Furman Selz compared the revenue, EBIT, net income, earnings per share, total assets and total debt that the respective stockholders of Vitas and Apria each have by virtue of their ownership of the respective companies with the amount of revenue, EBIT, net income, earnings per share, total assets and total debt that the respective stockholders of Vitas and Apria would each receive in the proposed combined entity. In performing the Have/Get Analysis, Furman Selz assumed that Apria stockholders would own, in the aggregate, 91.8% of the outstanding stock of the combined entity and that Vitas stockholders would receive, in the aggregate, 8.2% of the combined entity. The Have/Get Analysis indicated that: (i) Apria stockholders would receive $1,267.1 million and Vitas stockholders would receive $112.6 million of 1995A pro forma combined revenues totaling $1,379.7 million; (ii) Apria stockholders would receive $144.7 million and Vitas stockholders would receive $12.9 million of 1995A pro forma combined EBIT totaling $157.6 million; (iii) Apria stockholders would receive $66.7 million and Vitas stockholders would receive $5.9 million of 1995A pro forma combined net income totaling $72.7 million; (iv) Apria stockholders would receive $1.30 and Vitas stockholders would receive $1.30 of 1995A pro forma combined EPS.

        In applying the Have/Get Analysis, Furman Selz did not generate per share data.

         (vi) Contribution Analysis. Using actual 1995 figures and estimated 1996 and 1997 results, Furman Selz analyzed the relative contributions of Vitas and Apria to the proposed combined entity with respect to net revenue, gross profits, EBITDA, EBIT, pretax income and net income. For each of these categories, Furman Selz expressed the comparisons as Vitas' and Apria's percentage contribution to the combined entity. In addition, by formulating an implied exchange ratio for each of these categories, Furman Selz was able to compare these results to Vitas' post-transaction ownership of the combined entity. In performing the Contribution Analysis, Furman Selz assumed that Apria stockholders would own, in the aggregate, 91.8% of the outstanding stock of the combined entity and that Vitas stockholders would receive, in the aggregate, 8.2% of the combined entity. The Contribution Analysis indicated that Vitas' percentage contribution to the combined entity and the corresponding implied exchange ratio were as follows: 17.5% and .5446 for 1995A Net Revenue; 18.7% and .5900 for 1996E Net Revenue; 19.7% and .6315 for 1997E Net Revenue; 9.8% and .2789 for 1995A Gross Profit; 10.7% and .3070 for 1996E Gross Profit; 11.7% and .3402 for 1997E Gross Profit; 3.8% and .1015 for 1995A EBITDA; 6.0% and
 .1644 for 1996E EBITDA; 7.5% and .2089 for 1997E EBITDA; 2.3% and .0614 for
1995A EBIT; 5.3% and .1446 for 1996E EBIT; 7.6% and .2129 for 1997E EBIT; 0.9%
and .0242 for 1995A Pretax Income; 4.5% and .1209 for 1996E Pretax Income; 7.5% and .2078 for 1997E Pretax Income; 0.9% and .0226 for 1995A Net Income; 4.2% and .1133 for 1996E Net Income; 7.3% and .2012 for 1997E Net Income.

         The Contribution Analysis does not generate data on a per share basis.
         (vi) Vitas Purchase Price Analysis. Furman Selz derived multiples of selected financial data using a per share price for Vitas ranging from $7.82 to $10.82. The analysis assumed outstanding shares of 9.935 million, outstanding options and warrants of 9.809 million with an average exercise price of $3.97, fully diluted shares outstanding of 19.744 million, book value of $32.7 million, and net debt of $28.1 million. Equity value as a multiple of LTM Net Income was negative for all stock prices as Vitas was not profitable in the prior twelve months. Equity Value as a multiple of 1996E Net Income ranged from 37.3x to 51.7x, and as a multiple of 1997E Net Income ranged from 18.0x to 25.0x. Value of Common Equity as a multiple of book value ranged from 4.72x to 6.53x. Transaction value as a multiple of LTM Revenue ranged from .70x to .93x, as a multiple of 1996E Revenue ranged from .64x to .85x, and as a multiple of 1997E Revenue ranged from .54x to .72x. Transaction Value as a multiple of LTM EBITDA ranged from 20.4x to 27.0x, as a multiple of 1996E EBITDA ranged from 9.6x to 12.8x, and as a multiple of 1997E EBITDA ranged from 6.8x to 9.0x. Transaction Value as a multiple of LTM EBIT ranged from 102.3x to 135.5x, as a multiple of 1996E EBIT ranged from 16.8x to 22.2x, and as a multiple of 1997E EBIT ranged and from 9.8x to 13.0x.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Vitas Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, Vitas securityholders should be aware that certain members of Vitas' management and Board of Directors have interests in the Merger that are in addition to and may conflict with the interests of Vitas securityholders generally. The Vitas Board of Directors was aware of these interests and considered them, among other factors, in approving the Merger Agreement and the transactions contemplated thereby.
         Payments to Mr. Westbrook; Sublease. Mr. Westbrook currently has an employment agreement with Vitas that provides for his services as Chief Executive Officer and Chairman through June 4, 1998 and an annual base salary of $600,000, subject to increase in the Board of Directors' sole discretion. In July 1995, Mr. Westbrook voluntarily agreed to reduce his base salary under his employment agreement to $420,000. The existing employment agreement also provides that Mr. Westbrook is entitled to any bonuses as authorized by the Board of Directors of Vitas in its sole discretion. In addition, the existing agreement provides for remaining payments in the aggregate amount of $120,882 for covenants not to compete, $65,000 per year in respect of a $5 million split dollar life insurance policy, and certain other benefits and perquisites. The changes in management contemplated by the Merger Agreement would entitle Mr. Westbrook to continuing payments under his employment agreement, absent other arrangements. The Noncompetition Agreement with Mr. Westbrook and the Severance Agreement with Mr. Westbrook, Ms. Colliflower and Collibrook will supersede and replace the existing obligations of Vitas under Mr. Westbrook's employment agreement. The Noncompetition Agreement provides for a longer noncompetition period than under Mr. Westbrook's existing employment agreement. See "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE." In addition, in September, 1996, Mr. Westbrook and Apria entered into negotiations regarding a sublease pursuant to which Mr. Westbrook would sublease from Vitas, as the surviving corporation in the Merger, approximately 12,000 square feet of space at Vitas' principal executive offices located at 100 South Biscayne Boulevard, Miami, Florida 33131. The proposed sublease provides for an approximate three-year term and rent of approximately $100,000, $110,000 and $115,000 for the first, second and third years of the lease, respectively. Apria believes that the terms of the proposed sublease are equivalent to the terms that Apria would have offered to an unaffiliated third party.
         Special Severance Agreements. Vitas also has entered into SSAs with, among other persons, the following five executive officers of Vitas: Esther
T. Colliflower, a co-founder of Vitas, a Vice Chairperson and a Senior Vice President; J.R. Williams, M.D., Executive Vice President and Chief Patient
Care Officer; Richard I. Nevin, Jr., Executive Vice

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
President--Operations; Mark Ohlendorf, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; and Mark A. Sterling, Vice
President--Legal and Regulatory Affairs and Secretary. Pursuant to the SSAs, the executive officers are entitled to certain severance benefits if their employment is terminated within certain time periods after a change of control other than for "cause" or if they end their employment for "good reason." Pursuant to the terms of the Merger Agreement, Vitas has agreed to offer to amend such SSAs and, to the extent applicable, any other relevant agreements, to provide, effective as of the Effective Time, (a) that the total severance benefit which would have otherwise been payable to such persons shall be a minimum of $650,000, $600,000, $272,250, $355,925 and $412,400, respectively (it being understood that such modifications will not impair the existing agreements of Ms. Colliflower and Dr. Williams to refrain from competing with Vitas), and
(b) that as a condition of such amendments, such persons shall waive any and all claims against Vitas, Apria and their respective affiliates and agents. If such SSAs and other agreements are not amended, the total severance benefits payable to such persons would be $390,550, $315,000, $272,250, $177,963 and $206,200,
respectively. The Merger Agreement contemplates that the payments to Ms. Colliflower and Dr. Williams are to be paid on the Closing Date because their employment with Vitas is expected to be terminated immediately prior to the Effective Time.

         Indemnification. The Merger Agreement provides that for six years from the Effective Time, the Surviving Corporation will maintain in effect directors' and officers' liability insurance against claims asserted based on acts or omissions occurring at or prior to the Effective Time covering those Persons who are currently covered by Vitas' directors' and officers' liability insurance policy, on terms substantially as favorable as the terms of such insurance coverage; provided, however, that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Vitas for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available in its reasonable judgment, after reasonable inquiry of at least three carriers, for a cost not exceeding such amount. The Merger Agreement also provides that the Surviving Corporation will keep in effect the provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification to the fullest extent permitted under the Delaware GCL, which provisions will not be amended, repealed or otherwise modified except as required by applicable law, or except for changes permitted by law that would enlarge the right of indemnification or would not adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Vitas and its subsidiaries or fiduciaries of its employee benefit plans.

         Stock Options. Mr. Ferretti currently holds 25,000 Stock Options, all of which are vested. As a result of the Merger, such Stock Options will become exercisable and are expected to be exchanged for Apria Common Stock.

         Mr. O'Toole currently holds 20,000 Stock Options, all of which are vested. As a result of the Merger, such Stock Options will become exercisable and are expected to be exchanged for Apria Common Stock.

         Mr. Nevin currently holds 75,000 Stock Options, 32,500 of which are vested or would vest by their terms prior to the expected Effective Time. As a result of the Merger, (i) the 32,500 Stock Options that are vested or would vest by their terms prior to the expected Effective Time will become exercisable and are expected to be exchanged for Apria Common Stock and (ii) an additional 15,000 Stock Options will vest and become exercisable by their terms and are expected to be exchanged for Apria Common Stock. In addition, the 27,500 Stock Options that are not currently vested or expected to vest prior to the expected Effective Time and that would not vest or become exercisable as a result of the Merger are expected to be exchanged for shares of Apria Common Stock, subject to the Vesting Discount Amount.

         Mr. Ohlendorf currently holds 85,000 Stock Options, 30,000 of which are vested and exercisable by their terms. As a result of the Merger, an additional 36,250 vested Stock Options will become exercisable and are expected to be exchanged for Apria Common Stock. In addition, the 18,750 Stock Options that are not currently vested or expected to vest prior to the expected Effective Time and that would not vest or become exercisable as a result of the Merger are expected to be exchanged for shares of Apria Common Stock, subject to the Vesting Discount Amount.

         Mr. Sterling currently holds 70,000 Stock Options, 43,750 of which are vested or would vest by their terms prior to the expected Effective Time. As a result of the Merger, the 43,750 Stock Options that are vested or would vest by their terms prior to the expected Effective Time will become exercisable and are expected to be exchanged for Apria Common Stock. In addition, the 26,250 Stock Options that are not currently vested or expected to vest prior to the expected Effective Time and that would not vest or become exercisable as a result of the Merger are expected to be exchanged for shares of Apria Common Stock, subject to the Vesting Discount Amount.

         The Stockholders' Agreement provides that, so long as the Stockholders' Agreement remains in effect and provided either of the Principal Investors (defined therein to mean the Principal Galen Entities and Warburg, Pincus Investors, L.P.) has Voting Power, the holders of a majority of the outstanding shares of Series B Preferred shall be entitled to vote for and elect as directors either one or both of the Principal Investors' designees to the Vitas Board of Directors, depending on whether one or both of the Principal Investors have Voting Power. Bruce F. Wesson and Patrick T. Hackett, the designees of the Principal Galen Entities and Warburg, Pincus Investors, L.P., respectively, are serving as directors of Vitas in accordance with this provision. The Investor Agreement provides that, as long as OCR beneficially owns at least ten percent of the outstanding shares of Vitas Common Stock, Vitas is obligated to nominate one person designated by OCR for election as a director of Vitas. Mr. O'Toole, an officer and director of Chemed, was nominated to serve as a director of Vitas in accordance with this provision. The Investor Agreement provides, among other things, that, as long as the Vitas Board of Directors is composed of ten or fewer directors, OCR shall be entitled to only one designee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
         Assuming the Merger is consummated at the Effective Time pursuant to the terms of the Merger Agreement, O'Melveny & Myers LLP, counsel to Apria, is of the opinion that the material federal income tax consequences of the Merger to Vitas stockholders are as follows:
         (1)   The Merger will constitute a taxable sale of Vitas Common Stock.

         (2) Capital gain (or capital loss) will be recognized by a Vitas stockholder whose Vitas Common Stock is converted into Apria Common Stock in the Merger (assuming that the Vitas stock is a capital asset in the stockholder's hands).
         (3) The amount of gain (or loss) will be measured by the difference between the stockholder's tax basis in Vitas Common Stock and the total of the fair market value of Apria Common Stock at the Effective Time of the Merger and cash received in lieu of fractional shares.
         (4) In order to qualify for long-term capital gain treatment, the stockholder must have held Vitas Common Stock for more than one year at the Effective Time of the Merger.

         (5) The basis of holders of Vitas Common Stock in the Apria Common Stock received as a result of the Merger will equal the fair market value of Apria Common Stock at the Effective Time of the Merger.

         (6) The holding period of Apria Common Stock received by the holders of Vitas Common Stock as a result of the Merger will commence at the Effective Time of the Merger.

         (7) Each holder of a Warrant who surrenders such Warrant in connection with the Merger in exchange for Apria Common Stock will recognize gain or loss equal to the difference between the amount of the fair market value of the Apria Common Stock received in exchange for the Warrant and the basis of the holder in the Warrant. Such gain or loss will be capital gain or loss if, at the Effective Time, the Warrant is a capital asset in the hands of the holder and the Vitas Common Stock underlying the Warrant would be a capital asset in the hands of the holder if it were acquired by the holder pursuant to the Warrant.
         Upon exchange of a Stock Option for Apria Common Stock, an optionee will recognize ordinary income in an amount equal to the fair market value of the Apria Common Stock received in the exchange (except that if the optionee is subject to certain restrictions to comply with the "Pooling-of-Interests Accounting" rules, the date on which such income is determined will be deferred to the end of the restriction period unless the optionee files the special tax election under Section 83(b) of the Code--See "--Special Tax Election--Affiliates" below). Upon a subsequent sale or exchange of shares acquired pursuant to the exchange of a Stock Option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the value of the shares at the time the income was determined.

         Under current federal income tax law, the highest tax rate on ordinary income and short-term capital gains is 39.6% and long-term capital gains are subject to a maximum tax rate of 28%. However, because of certain provisions in the law relating to the "phase out" of personal exemptions and certain limitations on itemized deductions, the federal income tax consequences to a particular taxpayer of receiving additional amounts of ordinary income or capital gain may be greater than would be indicated by application of the foregoing tax rates to the additional amount of income or gain.

         Therefore, in determining the federal income tax consequences of the exchange of a Stock Option or the sale of Apria Common Stock acquired pursuant to the exchange of a Stock Option, an optionee will need to consider both his or her own tax rate and the effect on his or her personal exemptions and itemized deductions. Additionally, when an optionee exchanges a Stock Option he or she should also determine whether the increase in his or her tax liability is sufficient to cause him or her to be required to make payments of estimated taxes during the year (or to increase such payments). Generally, an optionee probably will not have to make estimated tax payments if all of the optionee's income is subject to withholding (including withholding on the optionee's income on exchange of a Stock Option), but tax law changes have greatly complicated the rules on estimated taxes.

         THE FOREGOING IS A BRIEF SUMMARY OF CERTAIN OF THE FEDERAL TAX CONSEQUENCES OF THE EXCHANGE OF A STOCK OPTION AND THE SALE OF APRIA COMMON STOCK ACQUIRED THEREBY. OPTIONEES ARE URGED TO CONSULT WITH THEIR PERSONAL TAX ADVISORS IN ORDER TO OBTAIN CURRENT AND INDIVIDUALIZED TAX ADVICE ON THE CONSEQUENCES OF SUCH TRANSACTIONS TO THEM. SEE "THE MERGER AGREEMENT--TREATMENT OF STOCK OPTIONS--WITHHOLDING ARRANGEMENTS" FOR A DESCRIPTION OF TAX WITHHOLDING REQUIREMENTS WITH RESPECT TO THE EXCHANGE.

         Special Tax Election--Affiliates. Certain employees who are subject to restrictions to comply with the "Pooling-of-Interests Accounting" rules can make a special tax election under Section 83(b) of the Code. If the election is filed, the employee will recognize ordinary income at the time the Stock Options are exchanged, generally in an amount equal to the fair market value of the Apria Common Stock received (without regard to any restrictions), and the employee's basis in such shares generally will be equal to the amount of ordinary income recognized. Any gain or loss recognized on a subsequent disposition of shares as to which the election has been made generally will be capital gain or loss. Employees should consult with their personal tax advisors concerning this election. The special tax election must be filed within 30 days of the date on which the Stock Option is exercised or exchanged. The Internal Revenue Service will not grant any extension of the 30-day deadline.

         THE DISCUSSION REGARDING FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THIS DISCUSSION RELATES ONLY TO VITAS COMMON STOCK HELD AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND TO STOCK OPTIONS HELD BY PERSONS WHO ARE CITIZENS OR RESIDENTS OF THE UNITED STATES. THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES TO CATEGORIES OF HOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (INCLUDING, WITHOUT LIMITATION, FOREIGN PERSONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES). IT IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE ACCURACY OF THIS DISCUSSION. NO RULING HAS BEEN SOUGHT FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. VITAS STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF ANY CURRENT OR PROPOSED STATE, LOCAL AND FOREIGN TAX LAWS OR PROPOSED FEDERAL INCOME TAX LAW CHANGES.

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
REGULATORY APPROVALS

         Under the Hart-Scott Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Apria and Vitas filed premerger notification and report forms with the FTC and the Antitrust Division on June 14, 1996.

         Early termination of the waiting period under the Hart-Scott Act for Apria and Vitas was effective on June 24, 1996, without Apria or Vitas receiving a request for additional information from the FTC or the Antitrust Division.

         At any time before or after the Effective Time, the Antitrust Division, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Apria to divest itself, in whole or in part, of the Surviving Corporation or of other businesses conducted by the Surviving Corporation. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Apria will prevail. The obligations of Apria and Vitas to consummate the Merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger. Each party has agreed to use its best efforts to have any such injunction or order lifted. See "THE MERGER AGREEMENT--Conditions to the Merger" and "--Termination."

         In connection with the Merger, Vitas will be required to submit regulatory notices and may be required to take further actions in one or more of the states in which Vitas and its subsidiaries operate. In some instances, these regulatory notices and/or actions are required to be filed or taken a specified period in advance of the effective date of the transaction. In addition, while not required, Vitas intends to provide courtesy notices prior to the Effective Time to government entities which have issued certain licenses, certifications and similar healthcare regulatory approvals to Vitas and its subsidiaries. Apria and Vitas believe that any material regulatory approvals will be obtained in the normal course; however, there can be no assurance that all such approvals will be obtained by the Effective Time.

ACCOUNTING TREATMENT
          The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the receipt by each of Apria and Vitas of a letter, dated the Closing Date, from Ernst & Young LLP, regarding its concurrence with the conclusions of Apria and Vitas management as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if it is closed and consummated in accordance with the Merger Agreement. Each of Apria and Vitas could elect to waive the condition to its obligations under the Merger Agreement but do not anticipate doing so. See "THE MERGER AGREEMENT--Conditions to the Merger." Under the pooling-of-interests accounting method, (i) the recorded historical cost basis of the assets and liabilities of Vitas will be carried forward and consolidated in the operations of Apria generally at their recorded amounts and (ii) the consolidated financial statements of Apria issued subsequent to the consummation of the Merger will be restated to include the combined financial position, results of operations and cash flows for Apria and Vitas for all periods presented therein. Certain events, including certain transactions with respect to Apria Common Stock or Vitas Common Stock by affiliates of Apria or Vitas, respectively, may prevent the Merger from qualifying as a pooling-of-interests for accounting and financial representation purposes. See "--Restrictions on Sales by Affiliates; Pooling Considerations." If for some reason Ernst & Young LLP cannot deliver the pooling letters, the Merger does not qualify for pooling-of-interests accounting treatment and Apria and Vitas elect to proceed with the Merger, this Proxy Statement/Prospectus will be revised to reflect the purchase method of accounting (including the pro forma information contained in this Proxy Statement/Prospectus) and the Vitas stockholders will be resolicited.

RESTRICTIONS ON SALES BY AFFILIATES; POOLING CONSIDERATIONS

         The shares of Apria Common Stock to be issued in connection with the Merger have been registered under the 1933 Act. Such shares will be freely transferable under the 1933 Act, except for shares issued to any person who may be deemed to be an affiliate of Vitas (as such term is defined in Rule 145 under the 1933 Act) ("Vitas Affiliates"). Vitas Affiliates may not sell their shares of Apria Common Stock acquired in connection with the Merger except pursuant to
(a) an effective registration statement under the 1933 Act covering such shares,
(b) paragraph (d) of Rule 145, or (c) another applicable exemption. The Significant Securityholders Agreement includes these and other restrictions on transfer of Vitas or Apria shares (or rights with respect to those shares) intended to assure compliance with applicable laws and to avoid transactions that might affect the accounting for the transaction. Vitas has agreed to use its reasonable efforts to obtain at least 30 days prior to the Effective Time a written agreement regarding such transfer restrictions from each Vitas Affiliate who has not signed the Significant Securityholders Agreement.

         Commission guidelines indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if these persons do not dispose of any of the shares of either corporation they own or received in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. Apria has agreed to publish results covering the first calendar month of combined operations of Vitas and Apria within 45 days of such calendar month end.

         Each party has agreed to use its reasonable efforts to cause the Merger to qualify, and will not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment. Subject to the prior consent of Apria, which will not be unreasonably withheld, Vitas has agreed to use its best efforts to take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment. Apria also has agreed to use its best efforts to take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment. For so long as resales of shares of Apria Common Stock issued pursuant to the Merger are subject to resale restrictions set forth in Rule 145 under the 1933 Act, Apria has agreed to use its reasonable efforts to comply with Rule 144(c)(1) under the 1933 Act.


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
                              THE MERGER AGREEMENT

         THE MERGER AGREEMENT AND CERTAIN RELATED MATTERS ARE SUMMARIZED BELOW. THE SUMMARY PROVIDES A BRIEF DISCUSSION OF THE MATERIAL TERMS OF THE MERGER AGREEMENT, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

THE MERGER

         Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Apria Sub would be merged with and into Vitas with Vitas continuing as the Surviving Corporation. The Merger will have the effects specified in the Delaware GCL.

EFFECTIVE TIME OF THE MERGER

         The Merger will be effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as Apria Sub and Vitas specify in the Certificate of Merger. The Effective Time is currently expected to occur as promptly as practicable after the Special Meeting, subject to the approval by the stockholders of Vitas of the matters described herein and satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement.

CONVERSION OF SECURITIES

          Common Stock. In the Merger, each share of Vitas Common Stock issued and outstanding as of the Effective Time (other than shares owned by Vitas, Apria or any of their respective subsidiaries (including Apria Sub) and other than shares as to which dissenters' rights have been perfected under the Delaware GCL) would be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio. The Exchange Ratio will be (i) initially 0.290 (the "Initial Exchange Ratio"), subject to any Collar Adjustment (i.e., the adjustment required in the event that the closing price of Apria Common Stock on the NYSE on the trading day next preceding the Closing Date is lower than $27.125 or greater than $37.125) if no Debt Adjustment (i.e., the adjustment required in the event the Total Debt of Vitas exceeds $39.1 million as reflected on the Closing Balance Sheet of Vitas) is deemed to occur or (ii) the Recalculated Exchange Ratio (as defined below), subject to any Collar Adjustment if a Debt Adjustment is deemed to occur, as the case may be. The term "Exchange Ratio" means the Initial Exchange Ratio or the Recalculated Exchange Ratio (as adjusted by any Collar Adjustment), whichever is applicable. In addition, if, prior to the Effective Time, Apria should split, recapitalize, reclassify, subdivide, exchange or combine the Apria Common Stock, or pay a stock dividend or other stock distribution in Apria Common Stock, then the Initial Exchange Ratio or the Recalculated Exchange Ratio, as the case may be (as well as all references to prices of Apria Common Stock used for purposes of any Collar Adjustment or related termination right), will be appropriately adjusted to reflect such split, recapitalization, reclassification, subdivision, exchange, combination, dividend or other distribution.


         If the Market Price (i.e., closing price of Apria Common Stock on the NYSE on the trading day next preceding the Closing Date) is between $27.125 and $37.125 (inclusive) there will be no Collar Adjustment and any adjustment to the Exchange Ratio would be solely as a result of a Debt Adjustment. If the Market Price is less than $27.125 and there is no Recalculated Exchange Ratio, the Initial Exchange Ratio will be multiplied by a fraction of which the numerator will be $27.125 less 50% of the difference between $27.125 and the Market Price (the "Market Price Decline Numerator") and the denominator will be the Market Price. If the Market Price is more than $37.125 and there is no Recalculated Exchange Ratio, the Initial Exchange Ratio will be multiplied by a fraction of which the numerator will be $37.125 plus 50% of the difference between the Market Price and $37.125 (the "Market Price Increase Numerator") and the denominator will be the Market Price. If the Market Price is less than $27.125 and there is a Recalculated Exchange Ratio, the Recalculated Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Decline Numerator and the denominator will be the Market Price, and the result will be the Exchange Ratio as referred to in the next-to-last sentence of the preceding paragraph. If the Market Price is more than $37.125 and there is a Recalculated Exchange Ratio, the Recalculated Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Increase Numerator and the denominator will be the Market Price, and the result will be the Exchange Ratio as referred to in the next-to-last sentence of the preceding paragraph. The Merger Agreement provides that if the Market Price is greater than $42.125 or less than $22.125, either party may terminate the Merger Agreement, but if neither party elects to terminate the Merger Agreement the foregoing formulae, which constitute the Collar Adjustment, will continue to be applicable.



         Vitas will prepare a balance sheet as of the last day of the month ending immediately prior to the Closing Date unless the Closing Date is within 20 business days after the end of a month, in which event such balance sheet will be as of the last day of the month ending immediately prior to the month ending immediately prior to the Closing Date (the "Closing Balance Sheet"). If the Total Debt of Vitas exceeds $39.1 million as reflected on the Closing Balance Sheet, a Debt Adjustment will be deemed to occur. If a Debt Adjustment is deemed to occur, the Initial Exchange Ratio will be replaced by the "Recalculated Exchange Ratio" which will be determined by dividing (i) $9.32 less the Excess Per Share Debt Amount by (ii) $32.125. The "Excess Per Share Debt Amount" means the Total Debt of Vitas in excess of $39.1 million divided by 19,738,635 (rounded to the nearest whole cent). "Total Debt" means all bank debt, notes payable, other indebtedness for borrowed money, including any indebtedness incurred in the acquisition by Vitas or its subsidiary of the assets of Hospice of Central Florida, Inc., a Florida nonprofit corporation ("HCF"), and the current portions of all of the foregoing, but excluding capitalized leases and the amount due under the ESOP Note, and all reduced by
(A) Vitas' then cash equivalents and cash on hand as reflected on the Closing Balance Sheet, (B) the positive difference, if any, between (1) $1.554 million and (2) the book value of the ESOP Note as reflected on the Closing Balance Sheet, and (C) the sum of (x) the amount, if any, by which Vitas' then net non-cash non-debt working capital (defined as current assets excluding cash, cash equivalents and current deferred tax assets, minus current liabilities, excluding current capital lease obligations, current portion of long-term debt and current deferred tax liabilities) exceeds $(200,000) and (y) the amount of any capital expenditures in excess of $500,000 per month which have previously been approved in writing by Apria, and (z) the amount of any indebtedness incurred in the acquisition by Vitas or its subsidiary of the assets of HCF up to a maximum of $4.75 million. There is no limit on the extent to which a Debt Adjustment may be deemed to occur; however, the Merger Agreement provides that it may be terminated by Apria if a Debt Adjustment is deemed to occur and is in excess of $4 million.


         The following table provides examples of Exchange Ratios based upon differing Collar Adjustments and Debt Adjustments:


                                                                                Value
                                                                      Per Share of Vitas Common
                         Exchange Ratio After                         Stock After Effect of Debt
   Market      Effect of Debt Adjustment In an Amount of              Adjustment In an Amount of
   Price      -------------------------------------------     ------------------------------------------
 for Apria       $0          $1          $2         $3          $0        $1           $2           $3
   Common      ------     -------     -------     -------     ------    -------      -------     -------
   Stock                  Million     Million     Million               Million      Million     Million
   -----                  -------     -------     -------               -------      -------     -------
   $26.125     0.2956      0.2941      0.2925     0.2909      $7.723     $7.683       $7.642      $7.600
    25.125     0.3015      0.3001      0.2984     0.2968       7.575      7.540        7.497       7.457
    24.125     0.3080      0.3065      0.3048     0.3031       7.431      7.394        7.353       7.312
    23.125     0.3151      0.3136      0.3118     0.3101       7.287      7.252        7.210       7.171
    22.125     0.3228      0.3212      0.3194     0.3176       7.142      7.107        7.067       7.027
    21.125     0.3312      0.3296      0.3278     0.3259       6.997      6.963        6.925       6.885
    20.125     0.3404      0.3388      0.3369     0.3350       6.851      6.818        6.780       6.742
    19.125     0.3507      0.3490      0.3470     0.3451       6.707      6.675        6.636       6.600
    18.125     0.3620      0.3603      0.3583     0.3563       6.561      6.530        6.494       6.458
    17.125     0.3747      0.3729      0.3708     0.3687       6.417      6.386        6.350       6.314
    16.125     0.3889      0.3870      0.3849     0.3827       6.271      6.240        6.207       6.171
    15.125     0.4050      0.4031      0.4009     0.3986       6.126      6.097        6.064       6.029
    14.125     0.4235      0.4214      0.4191     0.4167       5.982      5.952        5.920       5.886



         This table does not purport to include every possible Exchange Ratio and assumes that the closing price of Apria Common Stock on the Closing Date is the same as the Market Price. The actual Exchange Ratio and the actual value to be received by Vitas securityholders may be higher or lower. On November 7, 1996, the market price of Apria Common Stock on the NYSE composite tape was $20.00.



         The Collar Adjustment and the Debt Adjustment work independently of each other. If the Market Price of Apria Common Stock were greater than $37.125, the Collar Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. If the Market Price of Apria Common Stock were lower than $27.125, the Collar Adjustment would serve to increase the number of shares of Apria Common Stock to be received in connection with the Merger. In either case, a Debt Adjustment would serve to decrease the number of shares of Apria Common Stock to be received in connection with the Merger. Because the Collar Adjustment is to be determined as of the Closing Date, Apria and Vitas are unable to determine whether a Collar Adjustment will be made, or, if made, the extent to which a Collar Adjustment will be made. Similarly, the Debt Adjustment is calculated based upon the Closing Balance Sheet. The Closing Balance Sheet will be prepared as of the last day of the month ending immediately prior to the Closing Date, unless the Closing Date is within 20 business days after the end of a month, in which event it will be prepared as of the last day of the month ending immediately prior to the month ending immediately prior to the Closing Date. Thus, if the Closing Date is on or before December 30, 1996, the Closing Balance Sheet will be prepared as of October 31, 1996. If the Closing Date occurs after December 30, 1996 but before January 31, 1997, the Closing Balance Sheet will be prepared as of November 30, 1996. Consequently, Vitas is unable to determine whether there will be a Debt Adjustment until the Closing Date is determined and the applicable Closing Balance Sheet is prepared. FURTHERMORE, THE MARKET VALUE OF APRIA COMMON STOCK THAT THE VITAS SECURITYHOLDERS ULTIMATELY RECEIVE WILL BE SUBJECT TO FLUCTUATIONS IN THE MARKET PRICE OF APRIA COMMON STOCK AND COULD BE MORE OR LESS THAN ITS MARKET VALUE ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR ON THE DATE OF THE SPECIAL MEETING. No assurance can be given as to the market price of Apria Common Stock at any time before the Closing Date or at any time thereafter.



         The Initial Exchange Ratio of 0.290 was determined assuming a Market Price of $32.125 and no Debt Adjustment. The closing price of Apria Common Stock on November 7, 1996 was $20.00 per share. If the Market Price of Apria Common Stock were $20.00, and assuming there were no Debt Adjustment, the Exchange Ratio for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be 0.3417 shares of Apria Common Stock and a total of 5,316,752 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). Assuming the Exchange Ratio was
0.3417 and the closing price of Apria Common Stock on the Closing Date was $20.00 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be $6.83, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be approximately $106.3 million.



         If, after giving effect to any Collar Adjustment and any Debt Adjustment, the actual Exchange Ratio is between 0.2909 and 0.4235, a total of between approximately 4,505,000 shares and 6,591,000 shares of Apria Common Stock would be issued in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options). If the actual Exchange Ratio is between 0.2909 and 0.4235 and the closing price of Apria Common Stock on the Closing Date is between $14.125 per share and $26.125 per share, the value to be received by Vitas securityholders on the Closing Date for each share of Vitas Common Stock (including shares of Vitas Common Stock issuable upon conversion of the Series B Preferred as contemplated by the Merger Agreement) would be between $5.98 and $7.60, and the total value to be received by Vitas securityholders on the Closing Date in respect of all shares of Vitas Common Stock (and other securities of Vitas, including the Series B Preferred, the Warrants and stock options) would be between approximately $93.1 million and $117.7 million.



         Vitas anticipates that the Closing Date will occur as soon as practicable after the Special Meeting. AS NOTED IN "THE SPECIAL MEETING," IN THE EVENT THAT THE EXPECTED EXCHANGE RATIO AS OF THE DATE OF THE SPECIAL MEETING IS LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, THE SPECIAL MEETING MAY BE ADJOURNED. FURTHERMORE, IF THE SPECIAL MEETING HAS ALREADY OCCURRED AND THE EXCHANGE RATIO AS OF THE EXPECTED CLOSING DATE WOULD BE LOWER THAN 0.2909 OR GREATER THAN 0.4235, AND UNLESS THE MERGER AGREEMENT IS TERMINATED, A SUBSEQUENT MEETING WILL BE NECESSARY. THE ADJOURNMENT OF THE SPECIAL MEETING OR THE NECESSITY OF A SUBSEQUENT MEETING COULD SUBSTANTIALLY DELAY THE CLOSING OF THE MERGER. ALTHOUGH THE SPECIAL MEETING HAS BEEN SCHEDULED FOR DECEMBER 2, 1996, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY EITHER PARTY, SUBJECT TO CERTAIN CONDITIONS, IN THE EVENT THE MERGER SHALL NOT HAVE OCCURRED BY OCTOBER 31, 1996. SEE "THE SPECIAL MEETING". THE MERGER AGREEMENT ALSO PROVIDES THAT IT MAY BE TERMINATED BY APRIA OR VITAS IF THE MARKET PRICE OF APRIA COMMON STOCK IS LESS THAN $22.125. IN ADDITION, THE MERGER AGREEMENT PROVIDES THAT IT MAY BE TERMINATED BY APRIA IF THERE IS A DEBT ADJUSTMENT IN EXCESS OF $4 MILLION.



         FOR A DISCUSSION OF RECENT DEVELOPMENTS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT, SEE "THE MERGER--BACKGROUND OF THE MERGER--RECENT DEVELOPMENTS."

          9% Preferred. At the Effective Time, each of the 270,000 shares of 9% Preferred would remain outstanding, and, upon surrender of the certificate representing the 9% Preferred, in accordance with the terms of the Merger Agreement and the Significant Securityholders Agreement, would be purchased by Apria at a price equal to its "Stated Value" of $100 per share, together with all accrued and unpaid dividends thereon. As of September 30, 1996, the accrued and unpaid dividends were $607,500 on the aggregate "Stated Value" of $27 million. All of the 9% Preferred is held by OCR, which has agreed to the sale on these terms.

          Series B Preferred. The Merger Agreement contemplates that each share of Series B Preferred issued and outstanding prior to the Effective Time, together with all associated rights, preferences and restrictions set forth in the Stockholders' Agreement, will be converted by the holder into a number of shares of Vitas Common Stock issuable upon conversion of such share of Series B Preferred, which is currently 21.052632 shares of Vitas Common Stock for each share of Series B Preferred, and that such Vitas Common Stock would then be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio multiplied by the number of shares of Vitas Common Stock so issued. Thus, the calculation of the exchange terms for the Series B Preferred is subject to the determination of the Market Price and the extent of any Debt Adjustment. The obligations of Apria under the Merger Agreement are conditioned upon all Series B Preferred holders voluntarily converting their shares. If a holder of Series B Preferred does not timely convert or agree to convert its shares of Series B Preferred, Apria could waive such condition, in which case the Series B Preferred would remain outstanding, but would cease to be convertible, in accordance with its terms. Apria would not waive the condition in any event if the non-conversion of Series B Preferred, when considered together with other dissenting shares and similar matters, would preclude the use of pooling-of-interests accounting treatment. Pursuant to the Significant Securityholders Agreement, the holders of approximately 76.2% of the Series B Preferred have agreed to effect the conversion contemplated by these provisions.

         Warrants. At or immediately prior to the Closing Date, the holder of each of the Warrants, and all associated rights, preferences and restrictions set forth in the Investor Agreement, will, in accordance with the provisions of the Significant Securityholders Agreement surrender the Warrants in exchange for a number of shares of Apria Common Stock in the Merger equal to the product of
(x) the quotient obtained by dividing (I) $9.32 less the sum of (A) any Excess Per Share Debt Amount and (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Warrant by (II) $32.125 (such quotient referred to herein as the "Warrant Spread Value Exchange Ratio"), times (y) the number of shares of Vitas Common Stock covered by such Warrant, subject to the following adjustments. If the Market Price is less than $27.125, the Warrant Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Decline Numerator and the denominator will be the Market Price. If the Market Price is more than $37.125, the Warrant Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Increase Numerator and the denominator will be the Market Price. Thus, the calculation of the exchange terms for the Warrants is subject to the determination of the Market Price and the extent of any Debt Adjustment. Both of the Warrants are held by OCR, which has agreed to the exchange on these terms.

        The following table provides examples of Warrant Spread Value Exchange Ratios based upon differing Market Prices for Apria Common Stock, Market Price Decline Numerators, and Debt Adjustments.



 Market
 Price
for Apria                                                             Number of Apria Shares Issued
 Common     Warrant Spread Value Exchange Ratio After            In Exchange For Warrants After Effect
 Stock      Effect of Debt Adjustment In an Amount of             of Debt Adjustment In an Amount of
---------   -----------------------------------------            --------------------------------------
                   $0      $1       $2       $3                    $0        $1        $2        $3
                 ------  ------   ------   ------                -------   -------   -------   -------
                        Million  Million  Million                          Million   Million   Million
                        -------  -------  -------                          -------   -------   -------
$26.125          0.1512  0.1496   0.1481   0.1464                597,687   591,363   585,433   578,713
 25.125          0.1543  0.1526   0.1511   0.1494                609,941   603,221   597,292   590,572
 24.125          0.1576  0.1559   0.1543   0.1526                622,986   616,266   609,941   603,221
 23.125          0.1612  0.1595   0.1579   0.1561                637,217   630,497   624,172   617,057
 22.125          0.1652  0.1634   0.1617   0.1599                653,029   645,913   639,193   632,078
 21.125          0.1695  0.1676   0.1659   0.1641                670,026   662,516   655,796   648,680
 20.125          0.1742  0.1723   0.1706   0.1687                688,605   681,095   674,375   666,864
 19.125          0.1794  0.1775   0.1757   0.1738                709,161   701,650   694,535   687,024
 18.125          0.1852  0.1833   0.1814   0.1794                732,088   724,577   717,067   709,161
 17.125          0.1917  0.1897   0.1877   0.1857                757,782   749,876   741,970   734,064
 16.125          0.1990  0.1969   0.1949   0.1927                786,639   778,337   770,432   761,735
 15.125          0.2073  0.2050   0.2029   0.2007                819,448   810,356   802,055   793,359
 14.125          0.2167  0.2144   0.2122   0.2098                856,606   847,514   838,818   829,331



        This table does not purport to include every possible Warrant Spread Value Exchange Ratio. The actual Warrant Spread Value Exchange Ratio and the number of shares of Apria Common Stock to be received by the Vitas Warrant holder may be higher or lower. On November 7, 1996, the market price of Apria Common Stock on the NYSE composite tape was $20.00.


TREATMENT OF STOCK OPTIONS

         Exchange of Options. In accordance with the terms of certain of the Stock Options, the exercisability of certain vested options will be accelerated as a result of the Merger and, to the extent vested and exercisable, the option may be exercised immediately prior to the Effective Time. At the Effective Time, any Stock Option outstanding immediately prior to the Effective Time that has not otherwise been exercised in accordance with its terms will be exchanged for the right to receive from Apria, upon surrender of the applicable Stock Option Agreement and confirmation of payment in cash by the holder to Apria (or other provision for cash withholding from the holder by Apria) of all applicable withholding taxes associated with the exchange, a number of shares of Apria Common Stock equal to the product of (x) the quotient obtained by dividing (i) $9.32 less the sum of (A) any Excess Per Share Debt Amount, (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Stock Option and (C) any applicable Vesting Discount Amount (as defined below) by (ii) $32.125 (such quotient referred to herein as "Option Spread Value Exchange Ratio"), times (y) the number of shares of Vitas Common Stock covered by such Stock Option, subject to any adjustments which may be called for by the next two sentences. If the Market Price is less than $27.125, the Option Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Decline Numerator and the denominator will be the Market Price. If the Market Price is more than $37.125, the Option Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Increase Numerator and the denominator will be the Market Price. Any "Vesting Discount Amount" will be equal to the undiscounted per share gain under each Stock Option minus the present value of the per share gain under each Stock Option (calculating such present value from the date(s) such Stock Option would have vested by its terms). Thus, the calculation of the exchange terms for the Stock Options is subject to the determination of the Market Price and the extent of any Debt Adjustment and Vesting Discount Amount.

        As of October 1, 1996, Vitas had outstanding 5,848,164 options for the purchase of Vitas Common Stock at a weighted-average exercise price of $3.575 per share. The following table provides examples of weighted-average Option Spread Value Exchange Ratios for outstanding Stock Options based upon differing Market Prices for Apria Common Stock, Market Price Decline Numerators, and Debt Adjustments. The number of Apria shares to be issued in exchange for Stock Options also reflects the effect of any applicable Vesting Discount Amount.



 Market
 Price
for Apria    Weighted Average Option Spread Value               Number of Apria Shares Issued
 Common         Exchange Ratio After Effect             In Exchange For All Stock Options After Effect
 Stock        of Debt Adjustment In an Amount of             of Debt Adjustment In an Amount of
---------    ------------------------------------       ----------------------------------------------
                $0      $1       $2       $3                 $0         $1          $2          $3
              ------  -------  -------  -------          ---------    -------     -------     -------
                      Million  Million  Million                       Million     Million     Million
                      -------  -------  -------                       -------     -------     -------
$26.125       0.1822  0.1807   0.1791   0.1775           1,063,749   1,054,977   1,045,620   1,036,263
 25.125       0.1859  0.1844   0.1827   0.1811           1,085,456   1,076,684   1,066,742   1,057,385
 24.125       0.1899  0.1883   0.1866   0.1850           1,108,924   1,099,566   1,089,625   1,080,268
 23.125       0.1943  0.1926   0.1909   0.1893           1,134,737   1,124,795   1,114,853   1,105,496
 22.125       0.1990  0.1973   0.1956   0.1939           1,162,311   1,152,369   1,142,248   1,132,486
 21.125       0.2042  0.2025   0.2006   0.1989           1,192,818   1,182,877   1,171,765   1,161,823
 20.125       0.2099  0.2081   0.2063   0.2045           1,226,259   1,215,733   1,205,206   1,194,679
 19.125       0.2162  0.2144   0.2125   0.2106           1,263,220   1,252,694   1,241,582   1,230,471
 18.125       0.2232  0.2213   0.2193   0.2175           1,304,288   1,293,176   1,281,480   1,270,953
 17.125       0.2310  0.2291   0.2270   0.2251           1,350,049   1,338,938   1,326,657   1,315,545
 16.125       0.2398  0.2378   0.2356   0.2336           1,401,677   1,389,981   1,377,115   1,365,418
 15.125       0.2497  0.2476   0.2454   0.2433           1,459,759   1,447,478   1,434,612   1,422,331
 14.125       0.2611  0.2589   0.2566   0.2544           1,526,620   1,513,754   1,500,303   1,487,437



        This table does not purport to include every possible Option Spread Value Exchange Ratio (which would vary based on the specific terms of the underlying Stock Option Agreement). The actual Option Spread Value Exchange Ratio and the number of shares of Apria Common Stock to be received by Vitas Stock Option holders may be higher or lower. On November 7, 1996, the market price of Apria Common Stock on the NYSE composite tape was $20.00.

         ANY HOLDER OF A STOCK OPTION MAY OBJECT TO THE EXCHANGE DESCRIBED ABOVE. IF THE HOLDER OBJECTS IN WRITING TO THE EXCHANGE, THE STOCK OPTION WILL TERMINATE AT THE EFFECTIVE TIME IN ACCORDANCE WITH ITS TERMS AND THE HOLDER WILL RECEIVE NOTHING FOR HIS OR HER STOCK OPTION. IF THE HOLDER DOES NOTHING, THE EXCHANGE OF OPTIONS FOR APRIA SHARES, AS DESCRIBED ABOVE, WILL OCCUR PROVIDED THE APPLICABLE TAXES ARE PAID AND THE STOCK OPTION AGREEMENT IS SURRENDERED. THE HOLDER DOES NOT NEED TO "EXERCISE" THE STOCK OPTION TO RECEIVE THE APRIA SHARES. HOWEVER, IF PAYMENT OF WITHHOLDING TAXES IS NOT MADE OR DULY PROVIDED FOR BY THE OPTIONEE IN CASH AT THE EFFECTIVE TIME OF THE MERGER, ONE-HALF OF THE APRIA SHARES WILL BE HELD AS SECURITY FOR THE PAYMENT OF SUCH WITHHOLDING TAXES IN ACCORDANCE WITH PROCEDURES DESCRIBED UNDER "--WITHHOLDING ARRANGEMENTS" BELOW.

         The Stock Options include provisions that limit benefits under the Stock Option and other agreements to amounts that would avoid the characterization of any payment or benefit as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code to the extent that the "cut back" would enhance the after tax benefit to such holder after giving effect to
Section 280G penalty provisions. To the extent necessary, Vitas will use its best efforts to require or encourage optionees to designate other rights, payments or benefits received or to be received to be reduced or eliminated so as to avoid the characterization of any option payment or benefit as a "parachute payment." See "PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AND NONCOMPETITION AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE MERGER IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS" FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE."

         Termination of Options. All Stock Options including Stock Options under Stock Option Agreements not surrendered will terminate as of the Effective Time in accordance with their terms; the provisions in any compensatory plan, agreement or arrangement of Vitas or any of its subsidiaries ("Benefit Plan") (other than the ESOP) providing for the issuance, vesting, transfer or grant of any capital stock of Vitas or any right or interest in respect of any capital stock of Vitas will be deleted or will terminate as of the Effective Time. Vitas has agreed to take reasonable steps to ensure that following the Effective Time no holder of a Stock Option and no participant in any stock option plan or stock option agreement identified on the Vitas Disclosure Schedule to the Merger Agreement or other Benefit Plan (other than the ESOP) will have any right thereunder to acquire any capital stock of Vitas or of the Surviving Corporation, or, except as provided above, any shares of Apria Common Stock.
         Withholding Arrangements--Non-Affiliates. Each holder of an exchanged Stock Option (other than a holder who also is an affiliate of Vitas) may, in lieu of paying cash to Apria to cover all applicable withholding taxes, instruct the Exchange Agent (as defined below) to deliver to a broker approved by Apria (the "Designated Broker") the holder's rights to a sufficient number of shares of Apria Common Stock received upon the exchange of such holder's Stock Options to satisfy the holder's withholding tax liability, with instructions to the Designated Broker to pay all sale proceeds directly to Apria to cover all applicable withholding taxes.
         Withholding Arrangements--Affiliates. Each holder of a Stock Option who is determined to be an affiliate of Vitas will receive shares of Apria Common Stock in exchange for each of his or her Stock Options upon consummation of the Merger. The certificates representing such shares will bear legends to refer to the restrictions on transfer of such shares by affiliates under SEC Rule 145 and applicable SEC pooling restrictions (as set forth in the Affiliate Letters) and, as to one-half of the shares covered by such Stock Options, to a pledge of such shares as partial security for the payment of tax withholding obligations. Such shares will be registered in the name of the Optionee ("holder"), who will have all voting and dividend rights in respect thereof. Each holder who is determined to be an affiliate of Vitas and who has not paid all applicable withholding taxes or provided to Apria's satisfaction for payment in cash of such withholding taxes on or before the applicable Tax Date (as defined below) shall have an amount equal to one-half of the shares (and any dividends thereon) held by the Exchange Agent on behalf of Apria solely as security for the holder's obligation to pay in cash all applicable withholding taxes at the time such withholding is required by law to occur (the "Tax Date"). The Tax Date is the Effective Time (if the holder makes a timely Section 83(b) election) or the date the pooling restrictions lapse (if the Section 83(b) election is not made). This date will not be determinable until, at the earliest, 30 days after the Merger, the deadline for making a Section 83(b) election.

         If the Section 83(b) election is made, Apria will be deemed to have made a loan to the holder, and the holder will be obligated to pay and deliver to Apria a full recourse Demand Promissory Note ("Demand Note") dated as of the Effective Time, as contemplated by Section 5.4.4 of the Merger Agreement. As indicated above, if the Section 83(b) election is not made, the Tax Date will be the date the pooling restrictions lapse (the "Lapse Date"), which date will not necessarily be known until that time. In this case, Apria will be deemed to have made a loan to the holder, and the holder will be obligated to pay and deliver a Demand Note dated as of the Lapse Date, as contemplated by Section 5.4.4 of the Merger Agreement. In either event, the cash withholding tax obligation of the Optionee is due and payable as of the Tax Date. At any time at or before the Tax Date, the Optionee may obtain a release of the shares (subject to any remaining pooling and securities law restrictions referred to above other than the pledge) by paying or adequately providing (to Apria's satisfaction) for payment of the withholding obligation in cash. After the Tax Date, the holder may obtain the release of the shares by paying or arranging for third party payment of an amount equal to the balance then due (with accrued interest) on the obligation evidenced by the Demand Note. The obligation evidenced by the Demand Note is due and payable fifteen business days after notice from Apria, but in no event is the obligation payable prior to fifteen business days after the Lapse Date.
         At any time on or after the Lapse Date as to which Apria has provided an affiliate holder with at least five business days' notice that the Demand
Note is payable (or deemed payable) and prior to Apria's receipt of payment, Apria may cause the Exchange Agent, subject to any applicable legal requirements, to sell the pledged shares (to the extent required) to remit to Apria net proceeds sufficient to discharge the withholding obligations (as certified by Apria) and evidenced by the Demand Note obligation, and any accrued interest thereon. Any amount, or any remaining shares, in excess of the amount required to discharge the obligations shall be promptly delivered to the holder by the Exchange Agent. To the extent permitted by law, any deficiency in payment to Apria may be recovered directly against the holder. The obligation to pay withholding (and accrued interest) and the pledge are made with full recourse against the holder. See also "THE MERGER--Restrictions on Sales by Affiliates; Pooling Considerations." On the Lapse Date, procedures for sales through Designated Brokers comparable to those applicable to non-affiliates, as described above, will be available with respect to the payment of withholding taxes by affiliates.

EXCHANGE OF STOCK CERTIFICATES AND WARRANTS

         As soon as reasonably practicable after the Effective Time, Apria will instruct Norwest Bank Minnesota, N.A., as exchange agent ("Exchange Agent") to mail a letter of transmittal and instructions to each holder of a Stock Option and to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Vitas Common Stock (including holders of certificates previously representing converted Series B Preferred) other than shares to which dissenters' rights have been perfected under the Delaware GCL (for convenience of reference, the certificates, converted Series B Preferred and Stock Option Agreements are referred to as the "Certificates"), advising the securityholder of the procedure for surrendering the Certificates in exchange for certificates representing shares of Apria Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or by the Merger Agreement, the holder of the Certificates will be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Apria Common Stock which such holder has the right to receive in respect of the rights formerly evidenced by such Certificates and cash in lieu of fractional shares. No dividends or other distributions declared or made after the Effective Time with respect to Apria Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement, in each case until the surrender of such Certificate in accordance with the terms of the Merger Agreement. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there will be paid to the holder of the certificate representing whole shares of Apria Common Stock issued in exchange therefor (subject in the case of Stock Options to certain tax withholding requirements), without interest, (i) at the time of such surrender, the amount of any such cash payable in lieu of a fractional share of Apria Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Apria Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Apria Common Stock. At or immediately prior to the Closing, the holders of the Warrants will have surrendered the Warrants for exchange as contemplated by the Merger Agreement. See "--Conversion of Securities--Warrants." CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

         Apria or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Certificates, Warrants and 9% Preferred such amounts as Apria or the Exchange Agent, as the case may be, is required under the Code, or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payments. To the extent that amounts are so withheld by Apria or the Exchange Agent, such withheld amounts will be treated as having been paid to the holder of the Certificates in respect of which such deduction and withholding have been made by Apria or the Exchange Agent. Except as set forth in "--Treatment


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
of Stock Options--Withholding Arrangements," withholding obligations in respect of Stock Options must be paid by the holders of the Stock Options to Apria and must be evidenced by a certificate of satisfaction of withholding signed by Apria and delivered to the Exchange Agent before any shares of Apria Common Stock to be held as security for such payment are released to optionees in respect of their Stock Options. Apria will promptly provide such certificate after receipt of such funds.

FRACTIONAL SHARES

         No certificates or scrip representing fractional shares of Apria Common Stock will be issued upon the surrender for exchange of Certificates, and no Apria dividend, stock split or interest will relate to any fractional share. No fractional share interests will entitle the owner thereof to vote or to any rights of a stockholder of Apria. In lieu of any such fractional shares, each securityholder who otherwise would be entitled to receive a fractional share of Apria Common Stock in connection with the Merger will receive a cash payment representing the value of such fractional share interest as determined by sales of Apria Common Stock effected by the Exchange Agent on the NYSE in accordance with the procedures set forth in the Merger Agreement, as described below.

        As promptly as practicable following the Effective Time, Apria will instruct the Exchange Agent to determine the excess of (i) the number of full shares of Apria Common Stock delivered to the Exchange Agent by Apria over (ii) the aggregate number of full shares of Apria Common Stock to be distributed to holders of Certificates (such excess being called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, will sell the Excess Shares at the then prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE and will be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders of Certificates (the "Trust"). Apria will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Apria will pay the Exchange Agent's compensation and expenses in connection with such sales. The Exchange Agent will determine the portion of the Trust to which each holder of one or more Certificates is entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled (after taking into account all Warrants, Stock Options, and shares of Vitas Common Stock (including converted Series B Preferred) held of record immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent will promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of the Merger Agreement.

VITAS INDEBTEDNESS

         At or immediately following the Effective Time, Apria will repay, or cause to be repaid, in full (or assume, if permitted under the existing terms thereof) the then outstanding principal of Vitas Notes (which are estimated to aggregate $46 million as of the Effective Time) and repay or cause to be repaid in full the ESOP Note (which is estimated to aggregate $1.3 million as of the Effective Time), together with interest accrued but unpaid thereon, and any premium, charge or prepayment penalty, to the holders of the Vitas Notes and to the holder of the ESOP Note, respectively.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains certain mutual representations and warranties with respect to, among other things, financial statements and regulatory matters, the absence of material adverse changes and the absence of certain legal proceedings. Vitas has represented and warranted that, among other things, except as otherwise provided for in the Merger Agreement: its financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"); subject to certain exceptions, there has not been any change in or event affecting Vitas that has had a material adverse effect on its business; there is no litigation pending or threatened against Vitas that could reasonably be expected to have a material adverse effect; Vitas has timely filed all required federal, state and local tax returns and reports; and Vitas owns, holds or possesses all licenses, permits, approvals and other authorizations which are necessary to carry on and conduct its business. Apria has represented and warranted that, among other things, except as otherwise provided for in the Merger Agreement: Apria has filed with the Commission all required reports and forms and all financial statements included in such reports and forms have been prepared in conformity with GAAP; subject to certain exceptions, Apria has conducted its business only in the ordinary course consistent with prior practice and there has not been any material adverse change; there is no litigation pending or threatened against Apria that could reasonably be expected to have a material adverse effect; and Apria owns, holds or possesses all licenses, permits, approvals and other authorizations which are necessary to carry on its business as now conducted. The Merger Agreement also contains additional representations of Vitas and additional representations of Apria that are customary for the types of transactions contemplated by the Merger Agreement. The representations and warranties of each of Apria and Vitas in the Merger Agreement, if untrue as of the Closing Date or the date of the Merger Agreement, generally constitute a basis for termination of the Merger Agreement by the other party.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

         Vitas has agreed that, among other things, between the date of the Merger Agreement and the Effective Time, Vitas will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with suppliers, providers and others having business dealings with them.

         Vitas also has agreed that, between the date of the Merger Agreement and the Effective Time, except as otherwise provided in the Merger Agreement, Vitas will not, and will not permit any of its subsidiaries to: (a) (i) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Vitas to its parent and other than the semi-annual dividend due on the 9% Preferred for the period from January 1, 1996 through June 30, 1996 or thereafter, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Vitas or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) other than the issuance of Vitas Common Stock upon the exercise of the Warrants or Stock Options and upon the conversion of the Series B Preferred outstanding on June 28, 1996 in accordance with their present terms, (i) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other equity or voting securities or any securities convertible into, or any rights,


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
warrants or options to acquire, any such shares, equity or voting securities or convertible securities, (ii) amend or otherwise modify the terms of any such rights, warrants or options other than as a result of the Merger, (iii) accelerate the vesting or exercisability of the Warrants or any of the Stock Options other than as a result of the Merger, or (iv) contribute to the Vitas Employee Stock Ownership Plan ("ESOP") any of its capital stock or other employer security, or cause or allow the ESOP to acquire or become obligated to acquire any of its capital stock or other employer security; (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents other than as contemplated by the Merger Agreement; (d) acquire or agree to acquire (for cash or shares of stock or otherwise) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or
(ii) any assets except purchases of equipment and supplies in the ordinary course of business consistent with past practice; (e) mortgage or otherwise encumber or subject to any lien other than pursuant to agreements or covenants existing on June 28, 1996 and identified in the Vitas Disclosure Schedule to the Merger Agreement, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets (or leases entered into) in the ordinary course of business consistent with past practice;
(f) (i) incur any indebtedness for borrowed money (except for advances in the ordinary course under existing credit agreements) or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Vitas or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement to extend its credit or having the economic effect of any of the foregoing, except in each case in the ordinary course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Vitas or any direct or indirect wholly owned subsidiary of Vitas; (g) incur or commit to incur capital expenditures in excess of a total of $500,000 per calendar month; (h) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending September 30, 1994, except (in all such cases, relating to taxes), as may be required by applicable law; (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Vitas for the fiscal year ended September 30, 1995 or incurred in the ordinary course of business consistent with past practice; (j) (i) increase the rate or terms of compensation payable or to become payable generally to any of Vitas' directors, officers, employees or independent contractors other than in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other benefit not provided for by (or in a manner or at a time not provided in) any existing pension plan, Benefit Plan or employment agreement described in the Vitas Disclosure Schedule to the Merger Agreement, (iii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, performance or incentive program, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any plan or benefit arrangement other than as contemplated by the Merger Agreement, (iv) enter into any employment agreement with or for the benefit of any Person other than employment at will or (v) increase the rate of compensation under or otherwise change the terms of any existing employment agreement other than in the ordinary course of business consistent with past practice; provided, however, that nothing in clause (j) shall preclude payments
(x) under the terms of the existing incentive compensation plans of Vitas in accordance with past practice or (y) pursuant to normal salary adjustments on the anniversary of hire dates or other benchmark dates in accordance with past practice; (k) except in the ordinary course of business, modify, amend, renew, fail to renew or terminate any material contract to which Vitas or any subsidiary is a party or waive, release or assign any material rights or claims;
(l) enter into any group enrollment contract, insurance policy or any other agreement pursuant to the terms of which Vitas or any subsidiary agrees or is required to underwrite, administer, insure, reinsure or arrange for the provision of healthcare services arising from any group or individual health insurance plan or program; (m) terminate the participation of any program of Vitas or its subsidiaries in Medicare, Medicaid or CHAMPUS, or, except in the ordinary course of business consistent with past practice, other third party payor program; (n) take any action which would have the effect of interfering with or delaying the transactions contemplated by the Merger Agreement; or (o) authorize any of, or commit or agree to take any of, the foregoing actions.

         Apria has agreed that, among other things, between the date of the Merger Agreement and the Effective Time, except as otherwise provided in the Merger Agreement, Apria will not, and will not permit any, of its subsidiaries to: (a) (i) declare, set aside or pay (whether in cash or property, but excluding stock dividends) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Apria to its parent, (ii) combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Apria's capital stock, except for a stock dividend or stock split or (iii) purchase, redeem or otherwise acquire any shares of Apria Common Stock; (b) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents in a manner which would reasonably be expected to be materially adverse to the stockholders of Vitas; (c) amend the Rights or the agreements under which the Rights are issued in any manner adverse to the stockholders of Vitas; (d) change its fiscal year; (e) take any action which would have the effect of interfering with or delaying the transactions contemplated by the Merger Agreement; or (f) authorize, or commit or agree to take any of, the foregoing actions.

         Vitas and Apria have agreed that they will not, and will not permit any of their respective subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in the Merger Agreement that are qualified as to materiality, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) Apria being prevented from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

NEGOTIATIONS WITH OTHERS

         Vitas has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any stockholder, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Vitas or any of its subsidiaries to, solicit or initiate, or encourage the submission of, any proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction (as defined below); provided, however, that if at any time prior to the Effective Time or the earlier termination of the Merger Agreement the Board of Directors of Vitas reasonably determines in good faith,
(i) after consultation with one or more of Vitas' independent financial advisors, that providing confidential or non-public information to a financially capable Person (a "Potential Acquiror") could lead to an Acquisition Transaction more favorable to the holders of Vitas Common Stock than the Merger and (ii) after consultation with Vitas' outside legal counsel, that there is a significant risk that the failure to provide such confidential or non-public information to such Potential Acquiror would constitute a breach of its fiduciary duty to the stockholders of Vitas, Vitas may, in response to a Competing Proposal (as defined below) received by Vitas after the date of the Merger Agreement, (x) furnish confidential or non-public information with respect to Vitas to such Potential Acquiror pursuant to a customary confidentiality agreement and (y) participate in negotiations with such Potential Acquiror regarding such Competing Proposal. "Acquisition Transaction" means the direct or indirect acquisition or purchase of all or any substantial amount of the business or assets of Vitas or any of its subsidiaries or any substantial amount of capital stock or other equity interests of Vitas or any of its subsidiaries, whether by merger, consolidation, business combination, sale of assets, sale of securities, tender offer, exchange offer, recapitalization, liquidation, dissolution or otherwise, and whether for cash, securities or any other consideration or combination thereof. "Competing Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to Vitas' stockholders generally) from a Potential Acquiror relating to an Acquisition Transaction.

         In the event that, prior to the Effective Time or the earlier termination of the Merger Agreement, the Board of Directors of Vitas reasonably determines in good faith (x) after consultation with its financial advisor, that a Competing Proposal made to Vitas after the date of the Merger Agreement is more favorable to the stockholders of Vitas than the Merger and that acceptance of such Competing Proposal is in the best interests of the stockholders of Vitas and (y) after consultation with its outside legal counsel, that there is a significant risk that the failure to take any such action would constitute a breach of its fiduciary duties to Vitas' stockholders, the Board of Directors of Vitas may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend such Competing Proposal or cause Vitas to accept the Competing Proposal and enter into an agreement with respect to such Competing Proposal; provided, however, that the Board of Directors of Vitas may only take any such action if: (A) at least seven days prior to the withdrawal or modification by the Vitas Board of Directors of its approval or recommendation of the Merger Agreement or the acceptance by Vitas of such Competing Proposal, Vitas will have furnished Apria with a written notice advising Apria that the Board of Directors of Vitas has received such Competing Proposal and enclosing a copy of such Competing Proposal and identifying the Potential Acquiror making such Competing Proposal, (B) any agreement entered into with respect to the Competing Proposal will be made expressly subject to a right of first refusal granted to Apria (exercisable by Apria at any time within 30 days after Apria's receipt of the agreement with the Potential Acquiror) to enter into an agreement with Vitas to complete the Acquisition Transaction contemplated by the Competing Proposal in accordance with the terms thereof, and (C) in the event Apria advises Vitas in writing that Apria does not elect to exercise such right of first refusal, Vitas will promptly pay to Apria or its designee, on demand, the Termination Fee (as defined below) of $10 million. See "--Effect of Termination."

         Pursuant to the Merger Agreement, Vitas must promptly advise Apria orally and in writing of any request for information or of any Competing Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Competing Proposal, the material terms and conditions of such request, Competing Proposal or inquiry, and the identity of the person making any such Competing Proposal or inquiry. Vitas has agreed to keep Apria reasonably informed of the status and details of any such request, Competing Proposal or inquiry.

MANAGEMENT AFTER THE MERGER


         Apria and Vitas have agreed that the Chairman of the Board of Directors of Apria, Jeremy M. Jones, will, immediately following the Effective Time, be the sole director of Vitas. Pursuant to the terms of the Merger Agreement, the officers of Vitas immediately prior to the Effective Time (other than Mr. Westbrook, Ms. Colliflower and Dr. Williams, each of whom is expected to resign or otherwise terminate employment with Vitas as of the Effective Time, as well as approximately six other officers of Vitas that are expected to resign or otherwise terminate their employment with Vitas as of the Effective Time or within 90 days thereafter) will continue as the officers of Vitas and will serve at the pleasure of the Vitas Board. Raymond H. Noeker, Jr. will become the Chief Executive Officer of Vitas at the Effective Time. Mr. Noeker has been employed by Apria for over 15 years in various executive level positions both at the corporate and operating levels.


INDEMNIFICATION AND INSURANCE

         The Merger Agreement provides that for six years from the Effective Time, the Surviving Corporation will maintain in effect directors' and officers' liability insurance against claims asserted based on acts or omissions occurring at or prior to the Effective Time covering those Persons who are currently covered by Vitas' directors' and officers' liability insurance policy, on terms substantially as favorable as the terms of such insurance coverage; provided, however, that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Vitas for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available in its reasonable judgment, after reasonable inquiry of at least three carriers, for a cost not exceeding such amount. The Merger Agreement also provides that the Surviving Corporation will keep in effect the provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification to the fullest extent permitted under the Delaware GCL, which provisions will not be amended, repealed or otherwise modified except as required by applicable law, or except for changes permitted by law that would enlarge the right of indemnification or would not adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Vitas and its subsidiaries or fiduciaries of its employee benefit plans.

CONDITIONS TO THE MERGER

         The respective obligations of Vitas and Apria to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the requisite approvals of the Vitas stockholders shall have been obtained; (ii) the shares of Apria Common Stock issuable to Vitas' securityholders (including holders of the Stock Options, Warrants and Series B Preferred) pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; (iii) no litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iv) the Registration Statement shall have been declared effective by the Commission under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission, and no proceedings for that purpose shall have been initiated or, to the knowledge of Apria or Vitas, threatened by the Commission; (v) any applicable waiting period (and any extension thereof) under the Hart-Scott Act shall have expired or been terminated; and (vi) other than the filing of merger documents in accordance with the Delaware GCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Apria, Apria Sub and Vitas prior to the consummation of the Merger and the transactions contemplated under the Merger Agreement shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on Vitas or Apria or on the effectiveness of the Merger.

         The obligations of Apria and Apria Sub to effect the Merger also are subject to the following conditions: (i) each of the representations and warranties of Vitas contained in the Merger Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties that address matters only as of a particular date (including the date of the Merger Agreement) shall remain true and correct in all respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and Apria shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Vitas certifying to the best of their knowledge, to such effect and to the effect that there has been no antidilution adjustment of the Series B Preferred, the Warrants or the Stock Options and no event or transaction has occurred that has required or will, as of the Effective Time, require an antidilution adjustment of any thereof; (ii) Vitas shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date and Apria shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Vitas certifying to the best of their knowledge, to that effect; (iii) Vitas shall have obtained all consents and approvals required in connection with the Merger under all loan or credit agreements, notes, leases or other agreements to which it or any of its subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Surviving Corporation after the Effective Time; (iv) each member of the Board of Directors of Vitas shall have submitted to Vitas a written resignation as a director, effective upon consummation of the Merger; (v) Apria shall have received from Ernst & Young LLP, as independent auditors of Apria, a letter dated the Closing Date, regarding its concurrence with the conclusion of the management of Apria as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of the Merger Agreement and no action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests; (vi) Apria shall have received signed Affiliate Letters from all persons who may be deemed to be affiliates of Vitas under Rule 145 of the 1933 Act; (vii) at or immediately prior to the Closing Date, the holder of the 9% Preferred, subject to consummation of the Merger, shall have sold or made a binding and enforceable commitment to sell the 9% Preferred to Apria and the holders of the Warrants shall have surrendered the Warrants for exchange and, in each case, Apria shall have received all instruments reasonably required to be delivered by the holders of the 9% Preferred and the Warrants to ensure compliance with such commitments to sell and exchange; (viii) at or immediately prior to the Closing Date, the holders of all the Series B Preferred, subject to consummation of the Merger, shall have converted or made binding and enforceable commitments to convert the Series B Preferred into shares of Vitas Common Stock in accordance with the terms of the Series B Preferred Certificate, and Apria shall have received all instruments reasonably required to be delivered by the holders of the Series B Preferred to ensure compliance with such commitment to convert; (ix) each signatory to the Significant Securityholders Agreement shall have complied in all material respects with all agreements or covenants required by the Significant Securityholders Agreement to be performed or complied with by such Person to the extent such compliance was called for at or prior to the Closing Date; (x) the aggregate number of shares as to which dissenters' rights have been perfected under the Delaware GCL shall not exceed 9% of the outstanding shares of Vitas Common Stock nor include any outstanding shares of the Series B Preferred; (xi) the named investors (or any successors or assigns of their rights) under the Investor Agreement and the Stockholders' Agreement shall have acknowledged their waiver of any preemptive rights to any new common stock of the Surviving Corporation and any other ongoing obligations of the Surviving Corporation under either such agreement and such agreements shall be terminated as of the Closing Date, subject to consummation of the Merger; (xii) the holders of Vitas Common Stock and Series B Preferred shall have approved separately the payments to be made under the Severance Agreement and the Noncompetition Agreement in the manner contemplated by the Merger Agreement; (xiii) on or prior to the Closing Date, the aggregate number of shares of Vitas Common Stock issued upon exercise of Stock Options and the Warrants shall not exceed 10% of the aggregate number of shares of Vitas Common Stock issuable upon exercise thereof and Vitas shall not have received any notice of exercise that (individually or together with such other issuances) would result in the issuance of more than said number of shares of Vitas Common Stock; and (xiv) Apria shall have received opinions of counsel for Vitas regarding certain legal matters.

         In addition, the obligations of Vitas to effect the Merger also are subject to the following conditions: (i) each of the representations of Apria contained in the Merger Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties that address matters only as of a particular date (including the date of the Merger Agreement) shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and Vitas shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Apria certifying to the best of their knowledge, to such effect; (ii) Apria shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date and Vitas shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Apria certifying to the best of their knowledge, to such effect; (iii) Vitas shall have received from Ernst & Young LLP, as independent auditors of Vitas, a letter dated the Closing Date, regarding its concurrence with the conclusion of the management of Vitas as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of the Merger Agreement and no action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests; and (iv) Vitas shall have received an opinion of counsel for Apria regarding certain legal matters.

         It is intended that the Merger will constitute a taxable sale of Vitas Common Stock. See "THE MERGER--Certain Federal Income Tax Consequences."

         The Merger Agreement provides that at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) subject to the conditions set forth in the Merger Agreement, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

AMENDMENT

         The Merger Agreement may be amended by the parties at any time before or after approval of the Merger Agreement by the stockholders of Vitas, provided, however, that after such stockholder approval no amendment shall be made which by law requires further approval by the stockholders of Vitas, such as an amendment that would (i) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Vitas,
(ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger or (iii) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of shares of Vitas, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

TERMINATION


         The Merger Agreement provides that it may be terminated by mutual written consent of Apria and Vitas at any time prior to the Effective Time, whether before or after approval by the stockholders of Vitas. The Merger Agreement provides that it may be terminated and the Merger may be abandoned by action of the Board of Directors of either Apria or Vitas, and notice thereof given in writing to the other party (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, (ii) if the

Merger shall not have occurred by the Expiration Date or (iii) if the Market Price is greater than $42.125 or less than $22.125.


         The Merger Agreement provides that it may be terminated by Apria and the Merger may be abandoned at any time prior to the Effective Time, either before or after approval by the stockholders of Vitas, by action of the Board of Directors of Apria and notice thereof given in writing to Vitas if (i) there has been a breach in any material respect (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) of any representation, warranty, covenant or agreement on the part of Vitas set forth in the Merger Agreement which breach is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Apria to Vitas promptly after Apria's becoming aware of such breach, (ii) any representation or warranty of Vitas has become untrue in any material respect, such that the condition precedent set forth in the Merger Agreement concerning the truth and correctness of Vitas' representations in Apria's reasonable view would be incapable of being cured or satisfied by the Expiration Date after written notice of such untruth is given by Apria to Vitas promptly after Apria's becoming aware of such untruth, (iii) approval of the Merger Agreement and the Merger by the stockholders of Vitas is not obtained at the Special Meeting by the Expiration Date unless due to delay or default on the part of Apria, (iv) separate approval by the stockholders of Vitas concerning the payments to be made to Mr. Westbrook and Collibrook under the Severance Agreement and Mr. Westbrook under the Noncompetition Agreement has not been obtained by the Expiration Date, (v) Vitas accepts a Competing Proposal in accordance with the Merger Agreement, (vi) more than 9% of the issued and outstanding shares of Vitas Common Stock entitled to vote to approve the Merger shall have properly demanded (and not withdrawn) appraisal of such shares in accordance with Section 262 of the Delaware GCL with respect to the Merger, or (vii) the Debt Adjustment is deemed to occur and is in excess of $4 million as provided in the Merger Agreement.



         The Merger Agreement provides that it may be terminated by Vitas and the Merger may be abandoned at any time prior to the Effective Time, either before or after approval by the stockholders of Vitas, by action of the Board of Directors of Vitas and notice thereof given in writing to Apria if (i) there is a breach in any material respect (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) of any representation, warranty, covenant or agreement on the part of Apria set forth in the Merger Agreement which breach is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Vitas to Apria promptly after Vitas' becoming aware of such breach, (ii) any representation or warranty of Apria has become untrue in any material respect, such that the condition precedent set forth in the Merger Agreement concerning the truth and correctness of Apria's representations in Vitas' reasonable view would be incapable of being cured or satisfied by the Expiration Date after written notice of such untruth is given by Vitas to Apria promptly after Vitas' becoming aware of such untruth or (iii) Vitas accepts a Competing Proposal in accordance with the provisions of the Merger Agreement.



         FOR A DISCUSSION OF RECENT DEVELOPMENTS CONCERNING THE POSSIBLE TERMINATION OF THE MERGER AGREEMENT, SEE "THE MERGER--BACKGROUND OF THE MERGER--RECENT DEVELOPMENTS."


EFFECT OF TERMINATION

         In the event of termination of the Merger Agreement by either Vitas or Apria (or by the mutual written consent of Vitas and Apria) as provided in the Merger Agreement, the Merger Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Apria, Apria Sub or Vitas, other than the certain provisions concerning confidentiality, fees and expenses incurred in connection with the Merger and the termination fees described below which will survive termination and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

         If the Merger Agreement is terminated by Vitas because Vitas has accepted a Competing Proposal and Apria does not elect to exercise its right of first refusal, or if Vitas enters into any Acquisition Transaction with a third party without complying with the terms of the Merger Agreement, and Apria is not otherwise in material breach of its obligations under the Merger Agreement, Vitas has agreed to immediately pay to Apria the sum of $10 million in cash. In addition, upon any such termination, Vitas also has agreed to reimburse Apria (not later than one business day after submission of statements therefor) for all reasonable fees and expenses incurred by Apria in connection with the transactions contemplated by the Merger Agreement (including, without limitation, consulting, accounting, legal and investment banking fees and expenses incurred by Apria in connection with the transactions contemplated by the Merger Agreement and the evaluation of the Competing Proposal).

LISTING ON STOCK EXCHANGE

         An application has been or will be filed for listing the shares of Apria Common Stock to be issued in the Merger on the NYSE.

                           APRIA HEALTHCARE GROUP INC.

         Apria Healthcare Group Inc. provides and/or manages comprehensive integrated homecare services including home infusion therapy, home respiratory therapy, home medical equipment, women's healthcare and nursing. Apria also coordinates the care of patients who may require any of the aforementioned services or a combination thereof. Apria provides its services through 350 branch locations which serve patients in 49 states.

         Apria derives substantially all of its revenue from the home healthcare segment of the healthcare market in principally three service lines: home infusion therapy, home respiratory therapy and home medical equipment. In all three lines, Apria provides patients with a variety of clinical services, related products and supplies, most of which are prescribed by a physician as part of a care plan. These services include high-tech infusion nursing, respiratory care and pharmacy services, educating patients and their caregivers about their illness and instructing them on the proper use of products in the home, monitoring patient compliance with individualized treatment plans, reporting to the physician and/or managed care organization, maintaining equipment and processing claims to third party payors. Approximately 35% of Apria's business is derived from managed care organizations for its integrated service offerings, with the remainder being derived from traditional referral/payor sources. Apria purchases or rents the products needed to provide services to its patients.

         Home infusion therapy involves the administration of nutritional supplements, anti-infectives and other intravenous and injectable medications. Depending on the therapy, a broad range of venous access devices and pump technology may be used to facilitate homecare and patient independence. Apria employs licensed pharmacists, registered nurses and dietitians who have specialized skills in the delivery of home infusion therapy. Apria currently operates 60 pharmacy locations to serve its home infusion patients.

         Apria provides home respiratory therapy services to patients with a variety of conditions, including chronic obstructive pulmonary disease (e.g., emphysema, chronic bronchitis and asthma), cystic fibrosis and neurologically-related respiratory conditions. Apria employs a clinical staff of respiratory care professionals to provide support to its home respiratory therapy patients, according to physician-directed treatment plans.

         Apria's primary emphasis in the home medical equipment line of business is on the provision of patient room equipment, principally hospital beds and wheelchairs, to its patients receiving respiratory or infusion therapy. Apria's integrated services approach allows patients and managed care systems accessing either respiratory or infusion therapy services also to access needed home medical equipment through a single source.

         Apria is a Delaware corporation, its principal executive offices are located at 3560 Hyland Avenue, Costa Mesa, California 92626, and its telephone number is (714) 427-2000.


         Additional information with respect to Apria is contained in Appendices E -- J attached hereto. For a description of Apria's business, see "Item 1 -- Business" of Apria's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, attached hereto as Appendix E. For a description of Apria's property, see "Item 2 -- Properties" of Apria's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, attached hereto as Appendix E. For a description of Apria's legal proceedings, see "Item 3 -- Legal Proceedings" of Apria's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, attached hereto as Appendix E. For information with respect to Apria's financial statements, financial schedules and other financial information, see Apria's financial statements contained in Item 14 of Apria's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, attached hereto as Appendix E, Item 1 of
Part I of Apria's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, attached hereto as Appendix F and Item 1 of Part I of Apria's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, as amended, attached hereto as Appendix G. For supplementary financial information with respect to Apria, see the notes to the consolidated financial statements contained in Apria's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, attached hereto as Appendix E. For Apria's management's discussion and analysis of financial condition and results of operations, see "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations" of Apria's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, attached hereto as Appendix E, Item 2 of Part I of Apria's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, attached hereto as Appendix F and Item 2 of Part I of Apria's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, as amended, attached hereto as Appendix G.



                          VITAS HEALTHCARE CORPORATION

         Vitas is the largest provider of hospice services in the United States, caring for the palliative medical and psychosocial needs of more than 29,000 terminally ill patients in fiscal 1995. Vitas provides an integrated and comprehensive range of services to its patients and their families in the home (including long-term care facilities) and inpatient facilities. These services include nursing and pastoral care, social work and counseling services, physician services, short-term inpatient care and respite care. Vitas also provides home health aide and homemaker services, drugs for symptom management and pain control, medical equipment and supplies, and ancillary services such as physical, speech and occupational therapy. These services are coordinated through an integrated team of professionals and volunteers. In addition, Vitas provides various support and psychosocial services and bereavement counseling to the families of its patients. Vitas' services are provided through its own staff of over 3,000 employees and through contractual relationships with hospitals, physicians, long-term care facilities and suppliers.

         To receive Medicare or Medicaid coverage for hospice services, a hospice physician and the patient's attending physician (if any) must certify that the patient has a life expectancy of six months or less if the illness runs its normal course. Vitas is compensated generally on the basis of a fixed per diem payment for each patient, in exchange for which Vitas manages and assumes responsibility for all medical and psychosocial care, and certain support services, associated with the patient's terminal illness. In fiscal 1995, more than 95% of Vitas' days of care related to patients served in the home (including long-term care and assisted living facilities). A substantial portion of Vitas' patients are over 65 years of age and suffer from cancer, heart disease, AIDS, chronic obstructive pulmonary disease, ALS, Alzheimer's disease and other terminal or life limiting diseases. Because of the age and circumstances of most of Vitas' patient population, Medicare and Medicaid revenues together constituted approximately 92% of Vitas' revenues in fiscal 1995.

         Vitas' hospice programs in South Florida began operations in 1978. Since 1983, Vitas has established programs through de novo start-ups in Texas, Illinois, Indiana, Ohio, Wisconsin, Pennsylvania and New Jersey, and its service areas extend to patients residing in Oklahoma. In fiscal 1995, Vitas acquired the operations of Community Hospice Care, Inc. and its affiliated partnerships, which operated six hospice locations in Southern California. In fiscal 1996, Vitas acquired the operations of Hospice of the Miami Valley, Inc., which operated a hospice in the greater Cincinnati, Ohio area, and these operations have been combined with Vitas' existing operations in Cincinnati. In August 1996, Vitas also acquired the operations of Hospice of Central Florida, Inc., located in Orlando, Florida. To support its growth and expansion, Vitas has invested heavily in its infrastructure including information and telecommunication systems and has developed a proprietary enterprise-wide information system called the "Vitas Exchange" or Vx.

         Hospice offers choices to individuals with terminal illnesses who find that the more traditional mode of treatment is not suitable to their physical and emotional needs and the needs of their families. The traditional medical treatment in the United States for patients with terminal illnesses often has involved technologically intense and uncoordinated clinical care, aggressive curative procedures and high-cost, acute care hospital stays. This treatment frequently involves costly and painful procedures that occur shortly before a patient's death. In contrast, hospice emphasizes palliative care rather than curative treatment of these illnesses, with the focus on care outside of a hospital setting and on patient and family participation in care planning and delivery. In 1995, the National Hospice Organization estimated that there were over 2,500 hospice programs in the United States and Puerto Rico, each caring for an average of 134 patients per year. Over three-fourths of these hospice programs were identified as not-for-profit or governmental organizations.

         Vitas is a Delaware corporation, its principal executive offices are located at 100 South Biscayne Boulevard, Miami, Florida 33131, and its telephone number is (305) 374-4143.

                COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS

         Apria and Vitas are incorporated in the State of Delaware. The rights of stockholders of Vitas are currently governed by the Delaware GCL and by the Amended and Restated Certificate of Incorporation of Vitas, as amended, the Series B Preferred Certificate, the Certificate of Designation, Preferences and Other Rights of the 9% Preferred, as amended (the "9% Preferred Certificate"; the Amended and Restated Certificate of Incorporation of Vitas, as amended, together with the Series B Preferred Certificate and the 9% Preferred Certificate, are collectively referred to herein as the "Vitas Certificate"), and the Amended and Restated By-laws of Vitas (the "Vitas By-laws"). Upon consummation of the Merger, holders of Vitas Common Stock will become stockholders of Apria and their rights as such will be governed by the Delaware GCL and by Apria's Restated Certificate of Incorporation (the "Apria Certificate") and Restated Bylaws (the "Apria By-laws").

         Certain significant differences between the rights of stockholders of Vitas and stockholders of Apria are set forth below. This summary is qualified in its entirety by reference to the full text of the Apria Certificate and the Apria By-laws. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

AUTHORIZED STOCK



         Apria. The Apria Certificate authorizes a total of 160,000,000 shares of stock consisting of 150,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of October 30, 1996, Apria had 51,142,565 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. See "PRINCIPAL STOCKHOLDERS--Apria Security Ownership." Each share of Apria Common Stock carries with it a preferred share purchase right which entitles the holder thereof to purchase, on the occurrence of certain events, Apria Preferred Stock. See "--Apria Rights Agreement."

         Vitas. The Vitas Certificate authorizes a total of 44,500,000 shares of stock consisting of 40,000,000 shares of Vitas Common Stock and 4,500,000 shares of Vitas preferred stock. As of October 30, 1996, Vitas had 4,408,842 shares of Vitas Common Stock issued and outstanding. The Vitas Certificate designates 270,000 shares of Vitas preferred stock as 9% Preferred. As of October 30,
1996, Vitas had 270,000 shares of 9% Preferred issued and outstanding. The Vitas Certificate designates 262,500 shares of preferred stock as Series B Preferred. As of October 30, 1996, Vitas had 262,500 shares of Series B Preferred issued and outstanding. See "PRINCIPAL STOCKHOLDERS--Vitas Security Ownership."


         The Vitas Certificate requires Vitas to redeem the Series B Preferred under certain circumstances. Further, the Vitas Certificate provides the holders of Series B Preferred with certain rights to convert the Series B Preferred into Vitas Common Stock pursuant to a conversion rate set forth in the Series B Preferred Certificate. With respect to the 9% Preferred, the Vitas Certificate provides for certain optional and mandatory redemption provisions pursuant to which (i) Vitas may redeem all or part of the 9% Preferred at certain stated prices and (ii) Vitas must redeem the 9% Preferred in accordance with the schedule stated in the Vitas Certificate. See"--Redemption of Securities" and "THE MERGER AGREEMENT--Conversion of Securities" and "--Treatment of Stock Options."

PREEMPTIVE RIGHTS


         Delaware GCL. Under the Delaware GCL, security holders of a corporation have only such preemptive rights as may be provided in the corporation's certificate of incorporation.

         Apria.  The Apria Certificate does not provide for preemptive rights.

         Vitas. The Vitas Certificate provides that the holders of Series B Preferred shall be entitled to certain rights to purchase newly-issued securities of Vitas as, and to the extent, set forth in the Stockholders' Agreement, as long as the Stockholders' Agreement is in effect. The Stockholders' Agreement provides that the purchasers of the Series B Preferred have certain preemptive rights to purchase new capital stock that Vitas may issue in the future, which rights would terminate upon the closing of a public offering that satisfies certain minimum criteria as specified therein. Although the Merger may not be an event that would invoke these preemptive rights, Apria's obligations under the Merger Agreement are conditioned upon a waiver of any rights or claims of preemptive rights by these holders.

BUSINESS COMBINATIONS

         Delaware GCL. Under the Delaware GCL, the principal terms of a merger generally require the approval of the stockholders of each of the merging corporations, but do not require the approval of the stockholders of any parent corporation, even when the parent corporation's securities are to be used as consideration for the merger. Unless otherwise required in a corporation's certificate of incorporation, the Delaware GCL does not require a stockholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) either no shares of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

         When a shareholder vote is required under the Delaware GCL to approve a merger, the affirmative vote of the majority of shares present in person or represented by proxy for each class of shares entitled to vote on the merger, shall be required to approve the merger. If multiple classes of stock are entitled to vote on the merger as separate classes, then a majority of each class entitled to vote to approve the merger, voting separately as a class, shall be required to approve the merger.

         Section 203 of the Delaware GCL provides that, subject to certain exceptions specified therein, a corporation will not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and shares subject to employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware GCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person. Section 203(b)(4) exempts from the restrictions in Section 203 a corporation that does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

         Apria. Under certain circumstances, Section 203 of the Delaware GCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Apria Certificate does not exclude Apria from the restrictions imposed under
Section 203 of the Delaware GCL. It is anticipated that the provisions of
Section 203 of the Delaware GCL may encourage companies interested in acquiring Apria to negotiate in advance with Apria's Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

         Vitas. The Vitas Certificate provides that, upon a merger or consolidation having certain consequences, the holders of 9% Preferred are entitled to receive preferred shares of the successor or resulting company with, to the extent possible, the same powers, preferences and relative, participating, optional or other special rights and restrictions thereon. Upon notice of such a merger or consolidation, the holders of 9% Preferred are entitled, at their option, to receive a cash payment equal to the stated value of the 9% Preferred plus all accrued and unpaid dividends in exchange for the 9% Preferred. Regardless of whether this provision applies to the Merger, the holder of the 9% Preferred has agreed to sell to Apria all shares of 9% Preferred held by such holder for a purchase price equal to the 9% Preferred's "Stated Value" of $100 per share, together with all accrued and unpaid dividends as of the Effective Time. The Vitas Certificate also provides that Vitas may not, without the affirmative vote or consent of the holders of at least a majority of the 9% Preferred, sell all or substantially all of the assets of Vitas in a transaction to be submitted to the vote of the stockholders of Vitas, and, without the affirmative vote or consent of the holders of at least a majority of the Series B Preferred (i) sell all or substantially all of the assets of Vitas in a transaction to be submitted to the vote of the stockholders of Vitas, (ii) merge or consolidate or (iii) acquire the assets or stock of another entity in a transaction for consideration having a fair market value in excess of $20,000,000.

         The Stockholders' Agreement provides that the holders of Series B Preferred are entitled to certain rights of first refusal and tag along rights in the event of certain transfers of stock by Hugh A. Westbrook or Carole S. Westbrook. Vitas, however, may enter into a merger, consolidation or reorganization or certain other transactions without regard to the application of the provisions regarding rights of first refusal or tag along rights if such transaction is approved by a majority of Vitas' Board of Directors and the holders of more than 50% of the outstanding shares of each class of stock entitled to vote thereon.

         The Vitas Certificate does not exclude Vitas from the restrictions imposed under Section 203 of the Delaware GCL. However, Vitas should be exempt from said restrictions pursuant to Section 203(b)(4) because Vitas' securities are not (i) listed on a national exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders. Regardless, by resolution adopted at a meeting of the Vitas Board of Directors, the Board determined that the authorization, approval and adoption by the Vitas Board of Directors of the Merger Agreement and all of the transactions described therein and contemplated thereunder, constitute authorization, adoption and approval of the Merger Agreement and all of the transactions described therein and contemplated thereunder for, among other things, purposes of Section 203 of the Delaware GCL. Therefore, the restrictions in Section 203 of the Delaware GCL should not be applicable to Apria's acquisition of Vitas capital stock in connection with the Merger.


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
APRIA RIGHTS AGREEMENT

         In connection with the Rights Agreement (the "Rights Agreement") between Apria and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent"), dated as of February 8, 1995, the Apria Board of Directors created a series of Apria Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Apria Series A Preferred Stock"). Pursuant to the Rights Agreement, a Preferred Stock Purchase Right is issued with respect to each share of Apria Common Stock issued by Apria. Each Right entitles the registered holder to purchase from Apria one one-hundredth of a share of Apria Series A Preferred Stock at a price of $130, subject to adjustment (the "Purchase Price").

         Currently, the Rights are attached to all certificates representing shares of outstanding Apria Common Stock and are not represented by separate Rights certificates. The Rights are evidenced by the Apria Common Stock certificates and are transferable only in connection with the transfer of the underlying Apria Common Stock until the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Apria Common Stock (the "Shares Acquisition Date") or (ii) the tenth day after the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of persons becoming an Acquiring Person (the earlier of (i) and (ii) being called the "Rights Distribution Date"). Since no person will become an Acquiring Person as a result of the Merger, the Merger will not constitute a Rights Distribution Date and the Rights will not become exercisable as a result of the Merger. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Apria Common Stock outstanding as of the Record Date also will constitute the transfer of the Rights associated with the Apria Common Stock represented by any such certificate. The Apria Board of Directors has the power, under certain circumstances, to postpone the Rights Distribution Date. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the Apria Common Stock as of the close of business on the Rights Distribution Date. As of the Rights Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

         The Rights are not exercisable until the Rights Distribution Date. The Rights expire on the earliest of (i) the close of business on February 7, 2005,
(ii) the redemption of the Rights by Apria as described below, (iii) the consummation of certain mergers, acquisitions and other transactions involving Apria pursuant to an agreement approved by the Apria Board of Directors or (iv) the exchange of the Rights as described below.

         The Purchase Price payable, and the number of shares of Apria Series A Preferred Stock or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Apria Series A Preferred Stock, (ii) upon the grant to holders of the Apria Series A Preferred Stock of certain rights, options or warrants to subscribe for or purchase Apria Series A Preferred Stock or certain convertible securities at less than the current market price of the Apria Series A Preferred Stock or
(iii) upon the distribution to holders of Apria Series A Preferred Stock, except in certain circumstances, of evidences of indebtedness, cash, securities or assets or of convertible securities, subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent (1%) in the Purchase Price. No fractional shares of Apria Series A Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Apria Series A Preferred Stock on the last trading date prior to the date of exercise.

         If a person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding shares of Apria Common Stock approved by at least a majority of the Continuing Directors (as defined below)) or if Apria were the surviving corporation in a merger with an Acquiring Person or any associate or affiliate of any Acquiring Person and the shares of Apria Common Stock were not changed or exchanged, each holder of a Right (other than those persons triggering such event) will thereafter have the right to receive upon exercise that number of shares of Apria Common Stock which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right. With certain exceptions, if, following the time that a person has become an Acquiring Person, Apria is acquired in a merger or other business combination transaction or more than 50% of Apria's assets or earning power is sold, each holder of a Right will have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price.

         At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the then outstanding shares of Apria Common Stock, the Apria Board of Directors may cause Apria to acquire the Rights (other than Rights which have become void), in whole or in part, in exchange for that number of shares of Apria Common Stock having an aggregate value equal to the excess of the value of the shares of Apria Common Stock issuable upon exercise of a Right after a person becomes an Acquiring Person over the Purchase Price per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction (the "Exchange Consideration"). Effective immediately upon the action of the Apria Board of Directors electing to exchange any Rights, the right to exercise such Rights will terminate and the only right of the holders of such Rights will be to receive the Exchange Consideration. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become void) held by each holder of Rights.


         At any time prior to the close of business on the tenth day following the Shares Acquisition Date, the Apria Board of Directors may redeem in whole, but not in part, all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction (the "Redemption Price"); provided, however, that if Apria authorizes the redemption after an Acquiring Person becomes such, then Continuing Directors must be in office and the authorization will require the approval of at least a majority of such Continuing Directors. Prior to the expiration of the period during which the Rights may be redeemed (as discussed above), the Apria Board of Directors may extend, one or more times, the period during which Rights may be redeemed beyond the close of business on the tenth day following the Shares Acquisition Date; provided, however, that Continuing Directors must be in office and any extension will require the approval of at least a majority of such Continuing Directors. Effective immediately upon the action of the Apria Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Any of the provisions of the Rights Agreement may be amended by the Apria Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, Apria and the Rights Agent may amend or supplement the Rights Agreement without the approval of any holders of Rights Certificates to cure any ambiguity, defect or inconsistency, shorten or lengthen any time period under the Rights Agreement (subject to approval of a majority of the Continuing Directors) or make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or affiliate or associate thereof). Apria may, at any time prior to a person becoming an Acquiring Person, lower the thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Apria Common Stock then known by Apria to be beneficially owned by any person or group of affiliated or associated persons or (ii) ten percent.

         The term "Continuing Directors" means any member of the Apria Board of Directors who was a director prior to the time that any person became an Acquiring Person, and any person who is subsequently elected to the Apria Board of Directors if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative of any of the foregoing.


         The Apria Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock Apria may issue (unless otherwise provided in the terms of such stock). Each share of Apria Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to the greater of (i) 100 times the dividend declared on each share of Apria Common Stock or (ii) $1.00. In the event of liquidation, the holders of Apria Series A Preferred Stock will be entitled to receive a minimum preferred liquidation payment of $100 per share, but will also be entitled to an aggregate payment of 100 times the payment made per share of Apria Common Stock. Each share of Apria Series A Preferred Stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of Apria. The holders of the shares of Apria Series A Preferred Stock and the holders of the shares of Apria Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of Apria. In the event of any merger, consolidation or other transaction in which shares of Apria Common Stock are exchanged, each share of Apria Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Apria Common Stock. The rights of Apria Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

         Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of Apria, including, without limitation, the right to vote or to receive dividends.

         The Rights will cause substantial dilution to a person or group that acquires 20% or more of the outstanding Apria Common Stock on terms not approved by the Apria Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Apria Board of Directors prior to ten days after the time that a person or group has become an Acquiring Person as the Rights may be redeemed by Apria at $.01 per Right prior to such time.

         The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is incorporated herein by reference.

AMENDMENT OF CERTIFICATE OF INCORPORATION

         Delaware GCL. Under the Delaware GCL, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Under the Delaware GCL, the holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes.

         Apria. The Apria Certificate does not address amendments to the Apria Certificate. Accordingly, any amendment to the Apria Certificate is governed by the Delaware GCL.

         Vitas. The Vitas Certificate provides that Vitas shall not, without the affirmative vote or consent of the holders of at least a majority of the 9% Preferred, authorize, issue or assume the obligations under, or increase the stated or par value of other Vitas securities that are determined to be senior to or in parity with the 9% Preferred; amend the Vitas Certificate so as adversely to effect or change the powers, preferences or special rights of the 9% Preferred or authorize additional shares or change the par value of the 9% Preferred. The Vitas Certificate also provides that Vitas shall not, without the affirmative vote or consent of the holders of at least a majority of the Series B Preferred, authorize, issue or assume the obligations under, or increase the stated or par value of, other Vitas securities that are determined to be senior to or in parity with the Series B Preferred; amend the Vitas Certificate so as adversely to effect or change the powers, preferences or special rights of the Series B Preferred; or authorize additional shares or change the par value of the Series B Preferred. See "--Stockholder Voting Rights Generally."

AMENDMENT OF BYLAWS

         Delaware GCL. Under the Delaware GCL, an amendment to a corporation's by-laws requires the approval of the stockholders, unless the certificate of incorporation confers the power to amend the by-laws upon the board of directors.

         Apria. The Apria Certificate provides that the Apria Board of Directors is authorized to adopt, amend or repeal the Apria By-Laws. The Apria By-laws may be amended or repealed, or new By-laws may be adopted (a) by the affirmative vote of the holders of at least a majority of the Common Stock of Apria, or (b) by the affirmative vote of the majority of the whole Board of Directors of Apria at any regular or special meeting. Any By-laws adopted or amended by the stockholders may be amended or repealed by the Board or the stockholders.
         Vitas. The Vitas Certificate provides that the Vitas Board of Directors is expressly empowered to adopt, amend and repeal the Vitas By-laws. The Vitas By-laws provide that they may be altered, amended or repealed and new By-laws may be adopted by the Vitas Board of Directors or the stockholders. As a result, the Vitas By-laws may be altered, amended or repealed and new By-laws adopted by the vote of a majority of the Vitas Board of Directors or by the vote of a majority of the Vitas stockholders entitled to vote thereon.

STOCKHOLDER VOTING RIGHTS GENERALLY

         Delaware GCL. Under the Delaware GCL, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the Delaware GCL, the certificate of incorporation or the by-laws specify a different voting requirement.

         Apria. The Apria By-laws provide that in all matters, when a quorum is present at any meeting, the vote of the holders of a majority of the capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Apria Certificate, a different vote is required in which case such express provision shall govern and control the decision of such question. Such vote may be by voice or by written ballot; provided, however, that the Apria Board may, in its discretion, require a written ballot for any vote, and further provided that all elections for directors must be by written ballot upon demand made by a stockholder at any election and before the voting begins.

         Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. The Apria Certificate provides that the Apria Common Stock shall possess the full voting power of Apria and the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of Apria entitled to vote.

         Vitas. Each stockholder shall be entitled to one vote on each matter for each share of Vitas' capital stock having voting power. The Vitas By-laws provide that all matters shall be determined, adopted and approved by the vote of a majority of the votes cast with respect to such matter, unless the proposed action is one upon which, by the Delaware GCL or the Vitas Certificate, requires a different vote, and except with respect to the election of directors.

         The Vitas Certificate provides that holders of 9% Preferred have no voting rights, except that, so long as any shares of the 9% Preferred are outstanding, Vitas shall not, without the affirmative vote or consent of the holders of at least a majority of the 9% Preferred: (i) authorize, issue or assume the obligations under, or increase the stated or par value of, any Senior Securities (as defined therein) or any obligation or security convertible into or evidencing the right to purchase any Senior Securities; (ii) authorize, issue or assume the obligations under, or increase the stated or par value of, any Parity Securities (as defined therein) or any obligation or security convertible into or evidencing the right to purchase any Parity Securities; (iii) amend the Vitas Certificate so as adversely to alter or change the powers, preferences or special rights of the 9% Preferred or authorize additional shares of 9% Preferred or increase or decrease the par value of the 9% Preferred; or (iv) sell all or substantially all of the assets of Vitas in a transaction that is to be submitted to a vote of the Vitas stockholders.

         The Vitas Certificate also provides that, except as otherwise required by law or when a class vote is required, each holder of Series B Preferred shall be entitled to vote on all matters together with the holders of Vitas Common Stock. The number of votes allocated to each holder of Series B Preferred is based on a formula specified in the Vitas Certificate. In addition, so long as any shares of Series B Preferred are outstanding, Vitas shall not, without the affirmative vote or consent of the holders of at least a majority of the Series B Preferred outstanding at the time: (i) authorize, issue or assume the obligations under, or increase the stated or par value of, any Senior Securities (as defined therein) or any obligation or security convertible into or evidencing the right to purchase any Senior Securities; (ii) authorize, issue or assume the obligations under, or increase the stated or par value of, any Parity Securities (as defined therein) or any obligation or security convertible into or evidencing the right to purchase any Parity Securities; (iii) amend the Vitas Certificate so as adversely to alter or change the powers, preferences or special rights of the Series B Preferred or authorize additional shares of Series B Preferred or increase or decrease the par value of the Series B Preferred; (iv) sell all or substantially all of the assets of Vitas in a transaction that is to be submitted to a vote of the Vitas stockholders; (v) merge or consolidate Vitas with or into any other corporation in a transaction that is to be submitted to a vote of Vitas stockholders; (vi) acquire the assets or stock of another entity in a transaction for consideration having a Fair Market Value (as defined therein) in excess of $20,000,000; (vii) issue or transfer shares of any class or series of Vitas capital stock to Vitas' Employee Stock Ownership Plan/Trust unless such issuance or transfer has been approved or recommended by a disinterested majority of the members of the

Compensation Committee of the Vitas Board of Directors; or (viii) redeem or repurchase outstanding shares of any class or series of Vitas capital stock except for (A) shares repurchased at or less than Fair Market Value from current or former directors, officers, employees or consultants or of any direct or indirect subsidiary up to an aggregate of $1,000,000, (B) shares of Series B Preferred, (C) shares redeemed pursuant to the redemption provisions of the 9% Preferred, (D) shares purchased pursuant to a right of first refusal, call, option or similar right to purchase granted to Vitas and (E) the Stock Repurchases, as defined in the Preferred Stock Repurchase Agreement dated as of June 3, 1993, between Vitas and certain investors listed therein.

         The Stockholders' Agreement provides that holders of Vitas Common Stock issued upon conversion of Series B Preferred are entitled to vote on matters together with the holders of Vitas Common Stock, but the voting rights of such issued conversion shares are limited in certain respects by requiring that certain votes attributable to such shares be restricted in an amount and manner comparable to the voting rights such holders had as holders of Series B Preferred, and in other respects by requiring that certain other votes attributable to such shares be voted pro rata based on the total votes cast on such matters. In addition, the Investor Group (as defined therein) has agreed that so long as they have total voting power of less than 51%, they will not, among other things, propose a director or directors in opposition to the nominees proposed by the Board or management of Vitas (other than as permitted in the Stockholders' Agreement), exercise, directly or indirectly, control or controlling influence over the management, policies or business operations of Vitas or, until the closing of a public offering, publicly propose or solicit any person or company to acquire Vitas or more than ten percent of Vitas Common Stock. The Stockholders' Agreement also contains certain voting covenants with respect to the election and removal of directors.

         The Investor Agreement provides that, so long as they beneficially own at least five percent of the outstanding Vitas Common Stock and no change in control of Vitas (as defined therein) has occurred, neither Chemed nor OCR or their affiliates or associates will: (i) call a special meeting of stockholders unless supported by the Vitas Board of Directors; (ii) institute, encourage or participate in any proxy solicitation with respect to any matter submitted or proposed to be submitted to a vote of Vitas stockholders; (iii) announce, publicly propose or solicit any person or company to acquire, offer to acquire or agree to acquire Vitas; (iv) seek to designate any Chemed/OCR designee as Chairman of the Board of Directors; (v) propose a director in opposition to the nominees proposed by management except as otherwise permitted in the Investor Agreement; or (vi) exercise or attempt to exercise control or a controlling influence over the management, policies or business operations of Vitas.

STOCKHOLDER ACTION BY WRITTEN CONSENT

         Delaware GCL. Under the Delaware GCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent (or consents) in writing, setting forth the action so taken, is delivered to the corporation and is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         Apria. The Apria Certificate provides that any action required or permitted to be taken by the stockholders of Apria must be taken at a meeting of such stockholders and may not be taken by consent in writing, except (i) as permitted by resolutions of the Apria Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of Directors has been expressly vested with authority to fix the powers and preferences, or
(ii) for the purpose of approving, authorizing, or adopting any action or proposal theretofore approved, authorized or adopted by the Board of Directors.

         Vitas. The Vitas By-laws provide that stockholder action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are (i) signed by the holders of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and
(ii) delivered to Vitas.

SPECIAL STOCKHOLDER MEETINGS

         Delaware GCL. Under the Delaware GCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws.


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
         Apria. The Apria By-laws provide that special meetings of the Apria stockholders may be called at any time by the Apria Board of Directors and shall be called by the President or the Secretary at the request in writing of a majority of the Board, or at the request in writing of stockholders owning a majority of the entire capital stock of Apria issued and outstanding and entitled to vote.

         Vitas. The Vitas By-laws provide that special meetings of the stockholders may be called by the Board of Directors, by the Chairman of the Board, or by the President and shall be called by the President or Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of Vitas issued and outstanding and entitled to vote generally for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

         Delaware GCL. Under the Delaware GCL, the minimum number of directors is one. The Delaware GCL provides that the number of directors shall be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only upon amendment of the certificate of incorporation. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors unless the certificate of incorporation or the by-laws shall require a vote of greater number. In addition, the Delaware GCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year.

         Apria. The Apria Certificate provides that the number of directors constituting the Apria Board of Directors shall be fixed, initially, by the Apria By-Laws. The Apria By-Laws provide that the Apria Board shall initially consist of eight members. Thereafter the number of directors shall be fixed or altered exclusively by resolutions adopted by the Board of Directors. The directors shall be divided into three classes as nearly equal in number as possible, designated Class I, Class II and Class III. The initial term of office of Class I directors shall expire at the 1996 annual meeting of stockholders; of Class II directors at the 1997 annual meeting of stockholders; and of Class III directors at the 1998 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose terms of office expire in that year shall be elected to hold office for a term of three years. Each director shall hold office until his successor is elected and qualified or until his earlier resignation. No decrease in the number of directors shall shorten the term of any incumbent director. The current number of directors is seven.

         Vitas. The Vitas Certificate provides that the number of directors shall be fixed by or determined in accordance with the Vitas By-laws. The Vitas By-laws provide that the number of directors is to be determined by resolution of the Board of Directors. The number of directors is currently fixed at nine. One seat is currently vacant. The Vitas Board of Directors is divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office for each director is three years and such terms expire in successive years at the time of the annual meeting of stockholders. The Vitas By-laws provide that candidates for election as members of the Board of Directors who receive the highest number of votes, up to the number of directors to be chosen, shall stand elected, and an absolute majority of the votes cast is not a prerequisite to the election of any candidate to the Board of Directors.

         The Vitas Certificate also provides that the holders of Series B Preferred, voting separately as a class, are entitled to vote for and elect as directors only those persons whom the holders of Series B Preferred are entitled to designate pursuant to the terms of the Stockholders' Agreement. The Stockholders' Agreement provides that, so long as the Stockholders' Agreement remains in effect and provided either of the Principal Investors (defined therein to mean the Principal Galen Entities and Warburg, Pincus Investors, L.P.) has Voting Power, the holders of a majority of the outstanding shares of Series B Preferred shall be entitled to vote for and elect as directors either one or both of the Principal Investors' designees to the Vitas Board of Directors, depending on whether one or both of the Principal Investors have Voting Power. Bruce F. Wesson and Patrick T. Hackett, the designees of the Principal Galen Entities and Warburg, Pincus Investors, L.P., respectively, are serving as directors of Vitas in accordance with this provision.

         The Investor Agreement provides that, as long as OCR beneficially owns at least ten percent of the outstanding shares of Vitas Common Stock, Vitas is obligated to nominate one person designated by OCR for election


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
as a director of Vitas. Mr. O'Toole, an officer and director of Chemed, was nominated to serve as a director of Vitas in accordance with this provision. The Investor Agreement provides, among other things, that, as long as the Vitas Board of Directors is composed of ten or fewer directors, OCR shall be entitled to only one designee.

REMOVAL OF DIRECTORS

         Delaware GCL. The Delaware GCL provides that a director of a corporation may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, provided, that, when a corporation has a classified board of directors, a director may be removed only for cause, unless the certificate of incorporation otherwise provides.

         Apria. Neither the Apria Certificate nor the Apria By-laws provide for the removal of directors. Accordingly, stockholders of Apria may remove directors only for cause and by the affirmative vote of the holders of at least a majority of the capital stock entitled to vote.

         Vitas. Neither the Vitas Certificate nor the Vitas By-laws provide for the removal of directors. Accordingly, stockholders of Vitas may remove directors only for cause and by the affirmative vote of the holders of at least a majority of the capital stock entitled to vote thereon.

         The Investor Agreement provides that, in the event OCR ceases to beneficially own at least ten percent of the Vitas Common Stock, at the request of a majority of the members of the Vitas Board of Directors, OCR will cause its designee on the Vitas Board of Directors to resign.

         The Stockholders' Agreement provides that the Investor Group, acting by a majority of the then outstanding shares of Series B Preferred, shall at all times have the right to remove with or without cause, a director designated pursuant to the terms of the Stockholders' Agreement.

VACANCIES ON THE BOARD OF DIRECTORS

         Delaware GCL. Under the Delaware GCL, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or the by-laws. However, if the certificate of incorporation directs that a particular class is to elect such director, such vacancy may be filled only by the other directors elected by such class. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board as constituted immediately prior to such increase, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of shares outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

         Apria. The Apria By-laws provide that, through the 1998 Annual Meeting of Stockholders, any vacancy on the Board of Directors arising among Jeremy M. Jones, David L. Goldsmith, Terry Hartshorn and Charles D. Martin (or any other individual or individuals selected (i) as a replacement director for the foregoing individuals or (ii) by the foregoing individuals or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals will be filled or selected by a majority vote of the remaining foregoing individuals, and any vacancy arising among Timothy M. Aitken, Frederick S. Moseley, IV, Leonard Green and Vincent M. Prager (or any other individual or individuals selected (i) as a replacement director for the foregoing individuals or (ii) by the foregoing individuals or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals will be filled or selected by a majority vote of the remaining foregoing individuals. Mr. Aitken resigned in November 1995, and the vacancy created by his resignation has not yet been filled. After the 1998 Annual Meeting of Stockholders, any vacancy on the Board, including any newly created directorship resulting from an increase in the number of directors, may be filled by a majority of the Board then in office, provided that a quorum is present.

         Vitas. The Vitas By-laws provide that vacancies and newly created directorships may be filled, for the unexpired term, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen shall hold office for the remainder of the full term of the class of directors in which


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the new directorship was created or the vacancy occurred. The Vitas By-laws further provide that, if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board, the Court of Chancery of the State of Delaware may, upon application of any stockholder or stockholders holding at least ten percent of the total number of then outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, in accordance with the Delaware GCL. The Vitas By-laws further provide that, in the event a director resigns effective at a future date, a majority of the directors then in office including those who have resigned, shall have the power to fill such vacancy or vacancies, the vote to be taken when such resignation or resignations shall become effective, and each director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurs.

         The Stockholders' Agreement provides that, in the event of a vacancy caused by the death, removal or resignation of a director elected in accordance with the terms of the Stockholders' Agreement, such vacancy shall be filled at a special meeting unless otherwise filled by the Vitas Board of Directors in accordance with the terms of the Stockholders' Agreement.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

         Delaware GCL. Under the Delaware GCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable if (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee which authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors; (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved by the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders. A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

         Apria. The Apria Certificate and the Apria By-laws do not address contracts, loans or other transactions between Apria and its directors, officers or employees.

         Vitas. The Vitas Certificate and the Vitas By-laws do not address contracts, loans or other transactions between Vitas and its directors, officers or employees.

INDEMNIFICATION OF DIRECTORS

         Delaware GCL. Under the Delaware GCL, directors may be indemnified for liabilities incurred in connection with specified actions (other than any action brought by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in and not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The same standard of conduct is applicable for indemnification in the case of derivative actions brought by or in the right of the corporation, except that in such cases the Delaware GCL authorizes indemnification only for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such cases. Moreover, the Delaware GCL requires court approval before there can be any such indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action. The Delaware GCL states expressly that the indemnification provided by or granted pursuant to the Delaware GCL is not deemed exclusive of any non-statutory indemnification rights existing under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

         Apria. The Apria Certificate generally requires that Apria provide indemnification to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling Apria pursuant to the foregoing provisions, Apria has been informed that


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
in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

         Vitas. The Vitas By-laws generally require that Vitas provide indemnification of expenses to the fullest extent permitted by Delaware law. In addition to the general indemnification provision in the Vitas By-laws, Vitas also has entered into indemnification agreements ("Indemnification Agreements") with certain directors and officers of Vitas, which agreements provide, among other things, that Vitas shall indemnify and hold harmless such director or officer in the event that he or she is or was a party to or involved or becomes involved in any manner or is threatened to be so involved in any Proceeding (as defined therein) by reason of the fact that such person is or was a director or officer of Vitas, against all expenses, liabilities and losses reasonably incurred by such person in connection with such Proceeding, and includes the advancement of certain expenses. A person is entitled to indemnification under an Indemnification Agreement if, among other things, a Change of Control (as defined therein to include, among other things, a merger involving Vitas) shall have occurred and the officer or director so requests indemnification in connection with a Proceeding.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         Delaware GCL. The Delaware GCL provides that a corporation's Certificate of Incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages resulting from certain breaches of fiduciary duties.

         Apria. The Apria Certificate contains such a provision limiting the personal liability of a director.

         Vitas. The Vitas Certificate contains such a provision limiting the personal liability of a director.

DECLARATION OF DIVIDENDS

         Delaware GCL. Under the Delaware GCL, a corporation is permitted to declare and pay dividends out of surplus (as defined in the Delaware GCL) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware GCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

         Apria. The Apria By-laws provide that dividends on the capital stock of Apria, subject to the provisions of the Apria Certificate, if any, may be declared by the Apria Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there may be set aside out of any funds of Apria available for dividends such sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Apria, or for such other purpose as the directors shall determine to be in the best interest of Apria, and the directors may modify or abolish any such reserve in the manner in which it was created.

         Vitas. The Vitas By-laws provide that the Board of Directors shall have the power to declare dividends at any regular or special meeting. Such dividends may be paid out of surplus or out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may be paid in cash, property or shares of Vitas stock. The Vitas Certificate provides that whenever a dividend is paid or declared and set aside for payment to the holders of the outstanding shares of any class of stock having preference over the Vitas Common Stock as to the payment of dividends, then dividends may be paid on the Vitas Common Stock and on any class or series of stock entitled to participate as to dividends out of any assets legally available for the payment of dividends, but only if declared by the Board of Directors.

         The Vitas Certificate also provides that the dividend rate on the 9% Preferred shall be nine percent per annum, calculated on the stated value of the 9% Preferred. Dividends on the 9% Preferred accrue semiannually. So long as any shares of 9% Preferred remain outstanding, Vitas may not (i) declare, pay or set aside for payment

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any dividend upon any Junior Securities (as defined in the Vitas Certificate)
(other than a dividend paid in Vitas Common Stock or in any other stock ranking junior to the 9% Preferred) or upon any Parity Securities (as defined therein) (other than a dividend paid in Parity Securities or Junior Securities or a dividend paid in accordance with certain other requirements); (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any Junior Securities or Parity Securities or any warrants, rights, or options exercisable for or convertible into any Junior Securities or Parity Securities; or (iii) make any distribution in respect of any Junior Securities or Parity Securities, either directly or indirectly, and whether in cash, obligations, stock or certain other property, unless Vitas first complies with certain conditions relating to the payment and redemption of 9% Preferred; provided, that, Vitas may, in certain circumstances, repurchase or redeem Vitas Common Stock from current or former employees, consultants or directors or from Vitas subsidiaries.

         The Vitas Certificate also provides that, so long as any shares of Series B Preferred remain outstanding, Vitas may not (i) declare, pay or set aside for payment any dividend upon any Junior Securities (as defined therein) (other than a dividend paid in Vitas Common Stock or in any other stock ranking junior to the Series B Preferred) or upon any Parity Securities (as defined therein) (other than a dividend paid in Parity Securities or Junior Securities or a dividend paid in accordance with certain other requirements); (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any Junior Securities or Parity Securities or any warrants, rights, or options exercisable for or convertible into any Junior Securities or Parity Securities (other than certain stock repurchases referred to in the Preferred Stock Purchase Agreement, dated December 17, 1991, between Vitas, Chemed and OCR); or (iii) make any distribution in respect of any Junior Securities or Parity Securities, either directly or indirectly, and whether in cash, obligations, stock or certain other property, unless, in each case, prior thereto or concurrently therewith, Vitas declares and pays a dividend on the outstanding shares of Series B Preferred equal to eight percent per annum based on the stated value from the Original Issue Date (as defined therein) and Vitas complies with certain redemption obligations set forth in the Vitas Certificate; provided, that, Vitas may, in certain circumstances, repurchase or redeem Vitas Common Stock from current or former employees, consultants or directors or from Vitas subsidiaries.

         In addition, the holders of Series B Preferred are entitled to participate equally with any dividend declared on the Vitas Common Stock. The Vitas Certificate further prohibits Vitas from paying any cash dividends on the Series B Preferred or any Junior or Parity Securities (as defined therein) that would exceed 50% of the Cumulative Net Income (as defined therein) as measured from March 31, 1993 through the month ended immediately preceding the proposed payment date. The Vitas Certificate provides that the 9% Preferred ranks senior to the Series B Preferred.

         The Warrants provide that Vitas may not pay a cash dividend on the Vitas Common Stock or effect a Pro Rata Repurchase (as defined therein) of Vitas Common Stock at a purchase price in excess of the Fair Market Value (as defined therein) thereof, if the aggregate amount of all cash dividends paid by Vitas since September 30, 1991 to holders of Vitas Common Stock combined with the aggregate amount of all Pro Rata Repurchases since September 30, 1991 exceeds 15% of the Cumulative Consolidated Net Income of Vitas (as defined therein).

STOCK OWNERSHIP AND TRANSFER RESTRICTIONS

         Delaware GCL. Under the Delaware GCL, a written restriction on the transfer of a security, if permitted by the Delaware GCL and noted conspicuously on the certificate representing the security or, in the case of uncertificated shares, contained in the notice required to be sent to the security holder pursuant to the Delaware GCL, may be enforced against the holder or any successor or transferee of the holder. A restriction on the transfer of securities of a corporation may be imposed either by the certificate of incorporation or by the by-laws or by an agreement among any number of security holders or among such holders and the corporation. A restriction on the transfer of securities of a corporation is permitted under the Delaware GCL if it (i) contains a right of first refusal in favor of the corporation or any other person, to be exercised within a reasonable time; (ii) obligates the corporation or any other person to purchase the securities; (iii) requires the corporation or the holders of any class of securities of the corporation to consent to any proposed transfer of the restricted securities or to approve the proposed transferee; or (iv) prohibits the transfer of the restricted securities to designated persons or classes of persons, and such designation is not manifestly unreasonable. Any other lawful restriction on the transfer of securities also is permitted under the Delaware GCL.


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         Apria. Neither the Apria Certificate nor the Apria By-laws provides for restrictions on the transfer of Apria securities.

         Vitas. The Vitas Certificate provides that the Series B Preferred may be transferred only in accordance with the terms of the Stockholders' Agreement. The Vitas Certificate also provides that the 9% Preferred cannot be transferred without the consent of Vitas. The Warrants provide that they cannot be transferred without the consent of Vitas. Pursuant to the terms of the Investor Agreement, Vitas has a right of first refusal to purchase the Vitas Warrants or Vitas Common Stock owned by OCR prior to the sale of such Warrants or Common Stock in a private transaction. In addition, the Investor Agreement provides that, in the event of a Change in Control (as defined therein) of Chemed and/or OCR, Vitas has the right to repurchase the 9% Preferred, Warrants and Vitas Common Stock owned by Chemed and OCR.

         The Stockholders' Agreement provides that the Series B Preferred is subject to certain restrictions on the transfer of shares of any voting securities owned or acquired by the holders of the Series B Preferred, including certain rights of first refusal granted to Vitas, certain rights to be designated as Vitas' designee for purposes of exercising rights of first refusal initially granted to Vitas or transferred by other stockholders and certain tag along rights granted to the holders of Series B Preferred that arise in the event of certain transfers by Hugh A. Westbrook or Carole S. Westbrook. The Stockholders' Agreement also provides that the Investor Group (as defined therein) has agreed that, until the closing of a public offering, such persons will not transfer any voting securities of Vitas to certain persons or entities including competitors of Vitas or persons or entities whose ownership is reasonably likely to cause certain adverse business effects or other regulatory consequences.

         On June 4, 1993, Vitas entered into a Registration Rights Agreement (the "Equity Registration Rights Agreement") with certain holders of Common Stock of Vitas, Chemed and the purchasers of the Series B Preferred pursuant to which such parties are entitled to certain registration rights in the event Vitas engages in a Qualified Public Offering (as defined therein), registers its securities or otherwise becomes a reporting company under Section 12 of the 1934 Act.

         In addition to the above-mentioned restrictions on transfer, various agreements involving Mr. Westbrook and other significant Vitas securityholders contain restrictions on the transferability of Vitas capital stock, including rights of first refusal and tag along rights.

APPRAISAL RIGHTS

         Delaware GCL. Under the Delaware GCL, the right to receive the fair market value of dissenting shares is made available to stockholders of a constituent corporation in a merger or consolidation effected under the Delaware Code. Dissenters' rights of appraisal are not available (i) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or (ii) to stockholders of a parent corporation that is not itself a constituent corporation in a merger transaction. See Appendix D.

         Apria. Neither the Apria Certificate nor the Apria By-laws contain any additional provisions relating to dissenters' rights of appraisal.

         Vitas. Neither the Vitas Certificate nor the Vitas By-laws contain any additional provisions relating to dissenters' rights of appraisal.

INSPECTION OF STOCKHOLDER LIST

         Delaware GCL. Under the Delaware GCL, any stockholder is allowed, during the usual hours of business, to inspect and copy a corporation's stockholder list for a purpose reasonably related to such person's interest as a stockholder.


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         Apria. The Apria By-laws provide that the officer who has charge of the stock ledger of Apria shall prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or at the place of the meeting, and the list also shall be available at the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

         Vitas. The Vitas By-laws provide that the officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger is the only evidence as to those stockholders who are entitled to examine the stock ledger.

LIQUIDATION RIGHTS UPON DISSOLUTION

         Delaware GCL. Under the Delaware GCL, unless the board of directors approves a proposal to dissolve a corporation, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it need only be approved by a majority of the corporation's stockholders.

         Apria. Neither the Apria Certificate nor the Apria By-laws contain any additional provisions relating to liquidation rights upon dissolution.

         Vitas. The Vitas Certificate provides that, upon liquidation, the holders of 9% Preferred are entitled to priority over holders of Vitas Common Stock and certain other securities determined to be junior to the 9% Preferred, and are entitled to receive an amount equal to accrued and unpaid dividends plus the "Stated Value" of the 9% Preferred. Thereafter, the holders of 9% Preferred have no other right or claim to the assets of Vitas. The above-mentioned liquidation provisions are not triggered by a merger involving Vitas.

         The Vitas Certificate also provides that, upon liquidation, the holders of Series B Preferred are entitled to priority over the holders of Vitas Common Stock and certain other securities determined to be junior to the Series B Preferred, and are entitled to receive an amount equal to accrued and unpaid dividends plus the "Stated Value" of the Series B Preferred. Thereafter, the holders of Series B Preferred are entitled to participate with the holders of Vitas Common Stock in the distribution of the remaining assets of Vitas. The above-mentioned liquidation provisions are not triggered by a merger involving Vitas. The Vitas Certificate further provides that the Series B Preferred is junior to the 9% Preferred on liquidation.

REDEMPTION OF SECURITIES

         Delaware GCL. The Delaware GCL provides that the stock of any class or series may be made subject to redemption for cash, property or rights by the corporation at its option or at the option of the holders of such stock or upon the happening of a specified event so long as, at the time of such redemption, the corporation has outstanding shares of at least one class or series of stock with full voting powers which shall not be subject to redemption. A corporation may purchase, or redeem its own securities; provided, that (i) the capital of the corporation is not impaired or such purchase or redemption would not cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock if such shares will be retired upon their acquisition and the capital of the corporation is reduced in accordance with the relevant provisions of the Delaware GCL and (ii) shares which are redeemable at the option of the corporation are not purchased for more than the price at which they may then be redeemed. Special redemption provisions must be set forth in the certificate of incorporation or resolutions of the board of directors of the corporation.

         Apria. The Rights Agreement provides that at any time prior to the close of business on the tenth day following the Shares Acquisition Date, the Apria Board of Directors may redeem in whole, but not in part, all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction (the "Redemption Price"); provided, however, that if Apria authorizes the redemption after an Acquiring Person becomes such, then Continuing Directors must be in office and the authorization will require the approval of at least a majority of such Continuing Directors. Prior to the expiration of the period during which the Rights may be redeemed (as discussed above), the Apria Board of Directors may extend, one or more times, the period during which Rights may be redeemed beyond the close of business on the tenth day following the Shares Acquisition Date; provided, however, that Continuing Directors must be in office and any extension will require the approval of at least a majority of such Continuing Directors. Effective immediately upon the action of the Apria Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. See "--Apria Rights Agreement."

         Vitas. The Vitas Certificate provides that, at any time, Vitas may, at its option, redeem all or a portion of the 9% Preferred at the redemption price per share set forth in the Vitas Certificate, subject to appropriate adjustments, plus the amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, out of funds legally available for such redemption. In addition, the Vitas Certificate provides for mandatory redemption of the 9% Preferred in accordance with a redemption schedule included in the Vitas Certificate, subject to appropriate adjustments in the event funds legally available for such redemption are insufficient for such purpose. Upon each mandatory redemption date, all accrued and unpaid dividends with respect to the shares being redeemed are required to be paid. All shares to be redeemed must be redeemed pro rata from all holders, unless otherwise required by law. See Note 3 to Notes to Consolidated Financial Statements of Vitas for the years ended September 30, 1995.

         The Vitas Certificate also contains redemption provisions with respect to the Series B Preferred. On the earlier of June 30, 1999 or six months following the redemption in full of the 9% Preferred, but in no event prior to June 30, 1996, any holder of Series B Preferred may require Vitas to redeem all of such holder's shares of Series B Preferred at a price per share equal to the "Stated Value" plus the Series B Dividend Preference Amount (as defined therein) less any dividends declared and paid on the shares prior to the Redemption Date (as defined therein), out of funds legally available for such redemption. The Vitas Certificate further provides that, in the event the cumulative effect of any redemption of Series B Preferred would cause 2/3 of the shares of Series B Preferred outstanding on the Original Issue Date (as defined therein) to have been redeemed, Vitas shall redeem all of the remaining outstanding shares of Series B Preferred, out of funds legally available for such redemption.

         The Investor Agreement provides that, in the event of a Change in Control (as defined therein) of Chemed and/or OCR, Vitas or its designee shall have the right to repurchase the Warrants and any Vitas capital stock owned by Chemed and OCR in accordance with the terms and conditions specified in the Investor Agreement.

                    APRIA HEALTHCARE GROUP INC. CAPITAL STOCK


         The authorized capital stock of Apria consists of 150,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. As of October 30, 1996, Apria had 51,142,565 shares of Common
Stock and no shares of Preferred Stock issued and outstanding.



         Each share of Apria Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. The voting rights of the Apria Common Stock are noncumulative, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors being elected if they choose to do so. However, at each annual meeting of stockholders, directors of only one of the three classes of directors are elected. Apria Common Stock is not subject to redemption or to liability for further calls, and all outstanding shares of Apria Common Stock are fully paid and nonassessable. Subject to any prior rights of holders of Preferred Stock then outstanding, holders of Apria Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in any distribution to stockholders. The holders of the Apria Common Stock have no conversion, preemptive or other subscription rights.

         Apria Preferred Stock may be issued from time to time in one or more series. The Board of Directors of Apria is authorized to fix the number of shares of any series of Apria Preferred Stock and to determine the designation of any such series. The Board of Directors also is authorized to determine or alter the rights (including voting rights, if any, and conversion rights, if any), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Apria Preferred Stock and, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         Pursuant to the Rights Agreement, a Preferred Stock Purchase Right is issued with respect to each share of Apria Common Stock issued by Apria. Each Right entitles the registered holder to purchase from Apria one one-hundredth of a share of Apria Series A Preferred Stock at the Purchase Price. Currently, the Rights are attached to all certificates representing shares of outstanding Apria Common Stock and are not represented by separate Rights certificates. The Rights are evidenced by the Apria Common Stock certificates and are transferable only in connection with the transfer of the underlying Apria Common Stock until the Rights Distribution Date. The Rights are not exercisable until the Rights Distribution Date. The Apria Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock Apria may issue (unless otherwise provided in the terms of such stock). Each share of Apria Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to the greater of (i) 100 times the dividend declared on each share of Apria Common Stock or (ii) $1.00. In the event of liquidation, the holders of Apria Series A Preferred Stock will be entitled to receive a minimum preferred liquidation payment of $100 per share, but will also be entitled to an aggregate payment of 100 times the payment made per share of Apria Common Stock. Each share of Apria Series A Preferred Stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of Apria. The holders of the shares of Apria Series A Preferred Stock and the holders of the shares of Apria Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of Apria. In the event of any merger, consolidation or other transaction in which shares of Apria Common Stock are exchanged, each share of Apria Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Apria Common Stock. The rights of Apria Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of Apria, including, without limitation, the right to vote or to receive dividends. See "COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS--Apria Rights Agreement" and "--Business Combinations."

         The Apria Certificate provides that any action required or permitted to be taken by the stockholders of Apria must be taken at a meeting and may not be taken by consent in writing, except (i) as permitted by resolutions of the Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of Directors has been expressly vested with authority to fix the powers and preferences, or (ii) for the purpose of approving, authorizing, or adopting any action or proposal theretofore approved, authorized or adopted by the Board of Directors. The Apria By-laws may be amended or repealed, or new By-laws may be adopted (a) by the affirmative vote of the holders of at least a majority of the Common Stock of Apria, or (b) by the affirmative vote of the majority of the whole Board at any regular or special meeting. Any By-laws adopted or amended by the stockholders may be amended or repealed by the Board or the stockholders.

         Apria Common Stock is listed on the NYSE. The transfer agent and registrar for Apria Common Stock is Norwest Bank Minnesota, N.A. Apria furnishes its stockholders with annual reports, which include audited financial statements, and quarterly unaudited reports of its operations.

                     RIGHTS OF DISSENTING VITAS STOCKHOLDERS

         Under Section 262 of the Delaware GCL, a copy of which is included as Appendix D to this Proxy Statement/Prospectus, each holder of Vitas stock entitled to vote thereon who does not vote in favor of (or otherwise consent to) approval and adoption of the Merger Agreement will be entitled to dissent and demand an appraisal of the "fair value" of its stock if, prior to the vote on the Merger at the Special Meeting, such stockholder has delivered to Vitas a written demand for appraisal.

         Section 262 represents the exclusive statutory remedy available under the Delaware GCL to holders of Vitas stock entitled to vote on the Merger who elect to seek appraisal of the fair value of their shares. Persons who are beneficial owners of shares of such Vitas stock but whose shares are held of record by another person, such as a broker, bank or nominee, should instruct the record holder to follow the procedures outlined below and in Section 262 if such persons wish to dissent with respect to any or all of their shares. Failure to take any necessary step may result in a termination or waiver of appraisal rights under Section 262.

         Under Section 262, not less than 20 days prior to the Special Meeting, Vitas is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Proxy Statement/Prospectus constitutes notice to Vitas' stockholders that appraisal rights are available to them. Vitas stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of any shares of Vitas stock must be filed with Vitas before the taking of the vote on the Merger. Such written demand must reasonably inform Vitas of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of the shares held by such stockholder. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Neither voting against, abstaining from voting on, failing to return a proxy with respect to, nor failing to vote on the Merger will constitute a demand for appraisal within
Section 262. A written demand for appraisal by a Vitas stockholder should be sent to Mark A. Sterling, Vice President--Legal and Regulatory Affairs and Secretary of Vitas, at Vitas Healthcare Corporation, 100 South Biscayne Boulevard, Miami, Florida 33131.

         Only the holder of record of Vitas stock is entitled to seek appraisal of the fair value of the shares registered in such holder's name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate(s) representing the shares. If the shares are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian), such demand must be executed by the fiduciary. If the shares are owned of record by more than one person (as in a joint tenancy or tenancy in common), such demand must be executed by all owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such agent is acting as agent for the record owner.

         A record owner, such as a broker who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for all or fewer than all beneficial owners of shares of Vitas stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is expressly stated, the demand will be presumed to cover all shares of Vitas stock outstanding in the name of such record owner. A dissent submitted by a beneficial owner who is not the record owner will not be honored.

          Within ten days after the Effective Time, Vitas shall notify each stockholder exercising appraisal rights in compliance with Section 262 of the Delaware GCL of the date that the Merger has become effective. At any time within 60 days after the effective date of the Merger, any stockholder shall have the right to withdraw a demand for appraisal and to accept the terms offered upon the Merger. If the Merger is approved and becomes effective, any Vitas stockholder that fails to comply with the requirements described above will be bound by the terms of the Merger.

         Within 120 days after the effective date of the Merger, Vitas, as the surviving corporation, or any Vitas stockholder who perfected appraisal rights may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the value of the stock of all such stockholders. If no petition for appraisal is filed with the Court within 120 days after the effective date of the Merger, stockholders' rights to appraisal shall cease, and all stockholders shall be entitled to accept the terms offered upon the Merger. Inasmuch as Vitas has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          At the hearing on such petition, the Court shall determine the Vitas stockholders who have complied with Section 262 of the Delaware GCL and who have become entitled to appraisal rights. The Court may require that the stockholders submit their certificates of stock, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         After determining the stockholders entitled to an appraisal, the Court shall appraise the shares as to their fair value. In determining their fair value, the Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (1983), the Delaware Supreme Court expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant facts involving the value of a company. . . ." The
Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

         Vitas stockholders considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 could be more than, the same as or less than the value of the consideration received for such shares pursuant to the Merger Agreement if they did not seek appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

          The Court shall direct the payment of the fair value of the shares, together with interest, if any, by Vitas to the stockholders entitled to such payment. The costs of the proceedings may be determined by the Court and taxed against either Vitas, the stockholders or both as the Court deems equitable under the circumstances.

         Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective date of the Merger, be entitled to vote for any purpose the shares subject to such demand for appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the Merger.

         THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS REQUESTING AN APPRAISAL CONTAINS MATERIAL INFORMATION RELATING TO THE EXERCISE OF APPRAISAL RIGHTS BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY VITAS STOCKHOLDERS DESIRING TO EXERCISE THEIR RIGHTS OF APPRAISAL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF SECTION 262

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
OF THE DELAWARE GCL. EACH VITAS STOCKHOLDER DESIRING TO EXERCISE APPRAISAL RIGHTS SHOULD REFER TO SECTION 262 OF THE DELAWARE GCL FOR A COMPLETE STATEMENT OF THE STOCKHOLDER'S RIGHTS AND THE STEPS WHICH MUST BE FOLLOWED IN CONNECTION WITH THE EXERCISE OF THOSE RIGHTS.

         For further information relating to the exercise of appraisal rights, see Appendix D to this Proxy Statement/Prospectus.

                 PROPOSAL TO APPROVE SEPARATELY THE PAYMENTS TO
           HUGH A. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE
                       AND NONCOMPETITION AGREEMENTS TO BE
                   ENTERED INTO IN CONNECTION WITH THE MERGER
    IN ORDER THAT SUCH PAYMENTS NOT BE CHARACTERIZED AS "PARACHUTE PAYMENTS"
               FOR PURPOSES OF SECTIONS 280G AND 4999 OF THE CODE

         The stockholders of Vitas are being asked to approve separately certain payments to Hugh A. Westbrook, the Chairman and Chief Executive Officer of Vitas, and Collibrook as set forth below, in connection with the proposed Merger. The separate approval by the stockholders of Vitas of the payments described below is being solicited because such payments may otherwise be deemed "parachute payments" under Sections 280G and 4999 of the Code. Approval of such payments is a condition to Apria's obligation to effect the Merger and the transactions contemplated under the Merger Agreement.

         Under Sections 280G and 4999 of the Code, payments of compensation made to specified "disqualified individuals," including officers of the employer corporation, that are contingent on a change in control of the employer and exceed certain amounts may be characterized as "excess parachute payments" subject to adverse tax treatment. Excess parachute payments are nondeductible by the employer and subject to a 20% excise tax on the recipient (in addition to the regular income tax due with respect to such payments). However, an exception to the foregoing treatment applies to any payment made by a non-publicly traded employer corporation if (i) such payment is approved by a vote of holders of more than 75% of the voting power of all outstanding stock (not including stock owned or constructively owned by or for the recipient of such payments under Code Section 318(a)) immediately prior to the change in control, and (ii) there is adequate disclosure to the stockholders of all material facts concerning such payments.

BACKGROUND OF THE SEVERANCE AGREEMENT AND THE NONCOMPETITION AGREEMENT

         In September 1995, Apria and Vitas first began discussions regarding a joint development strategy related to hospice services. During these discussions, Mr. Westbrook and Mr. Jones also discussed, in general, the possibility of a business combination of Vitas and Apria, as well as the nature and scope of Mr. Westbrook's involvement with Vitas following the consummation of a business combination. From the outset of these discussions, Mr. Westbrook communicated to Mr. Jones and Apria his desire not to remain in a management position if Vitas were merged into or acquired by a company such as Apria.
Apria communicated to Mr. Westbrook its desire to retain the services of Mr. Westbrook in some capacity because of, among other things, his expertise in public policy matters relating to the hospice industry, his relationships and credibility within the hospice industry, his experience with acquisitions in the not-for-profit hospice sector of the industry and his ability to provide technical assistance to Vitas' operations. For these same reasons, Apria indicated that it would be necessary for the parties to enter into appropriate arrangements to restrict Mr. Westbrook's ability to compete with Vitas or Apria after consummation of a business combination. For a discussion of the background of the Merger, see "THE MERGER--Background of the Merger."

         From September 1995 through early April 1996, Mr. Westbrook and Mr. Jones discussed periodically the nature and scope of Mr. Westbrook's involvement with Vitas in the event Vitas and Apria entered into a business combination. During Mr. Westbrook's visit to Apria's headquarters on March 4 and 5, 1996, Mr. Jones indicated to Mr. Westbrook that, in the event of a merger between Vitas and Apria, Apria would seek to enter into appropriate arrangements with Mr. Westbrook pursuant to which Mr. Westbrook would continue to advise Vitas on public policy and other issues with respect to hospices given his knowledge and stature within the hospice industry. From time to time during this same time period, Furman Selz had similar discussions with representatives of Apria, including Mr. Jones. Apria's representatives continued to emphasize Mr. Westbrook's value to Vitas as well as the financial threat he could pose as a competitor of Vitas.

         Preliminary discussions between Vitas' and Apria's financial advisers continued through April 1996. On May 13, 1996, concurrently with Apria's proposal for a business combination with an enterprise value of $200 million, Robertson Stephens & Co. indicated to Mr. Westbrook that Apria was prepared to enter into appropriate noncompetition, severance and consulting arrangements with Mr. Westbrook with an aggregate value of approximately $7 million. This offer was rejected by Mr. Westbrook. On May 14, 1996, Robertson Stephens & Co. indicated that Apria would be willing to increase the aggregate value of such arrangements to approximately $8.5 million. Mr. Westbrook agreed to work with Apria toward an acceptable arrangement based, in principle, on the $8.5 million proposal made by Apria.

         During the June 3 through June 6 merger agreement negotiations between Apria and Vitas in Washington D.C., Mr. Westbrook and his personal legal counsel engaged in separate discussions with representatives of Apria, including Mr. Jones and Mr. Noeker, as to the specific terms of the noncompetition, severance and consulting arrangements and the related allocation of the $8.5 million aggregate value among the arrangements. These discussions continued intermittently until, following further analysis of his preexisting benefits, the consulting services contemplated and competitive market considerations, the allocation was finalized. The forms of the Noncompetition Agreement and the Severance Agreement as finally agreed to are attached as exhibits to the Merger Agreement.

THE SEVERANCE AGREEMENT AND THE NONCOMPETITION AGREEMENT

         At or prior to the Closing Date, it is contemplated that Vitas would enter into the Noncompetition Agreement with Mr. Westbrook and the Severance Agreement with Mr. Westbrook, Ms. Colliflower and Collibrook. As set forth below, Mr. Westbrook will receive $8,250,000 and Collibrook will receive an additional $250,000, subject to stockholder approval, in cash under the terms of these agreements.

         Pursuant to the Severance Agreement, Mr. Westbrook will no longer be an employee of Vitas and his current employment agreement with Vitas would be terminated. Mr. Westbrook's existing employment agreement would otherwise expire June 4, 1998. Under that agreement Mr. Westbrook would have been entitled to an annual base salary of $600,000 plus discretionary bonuses and coverage under a $5,000,000 life insurance policy with an annual premium of $65,000. (In July 1995, Mr. Westbrook voluntarily agreed to reduce his base salary under his employment agreement to $420,000.) Under the existing agreement, Mr. Westbrook is also subject to a noncompete provision under which aggregate payments of $120,882 are due through June 4, 1998. This provision would expire one year after the employment agreement's expiration. Pursuant to the Severance Agreement, Mr. Westbrook will be entitled to receive, at the Effective Time, a cash severance payment of $1,250,000 less certain offsets for, among other things, property of Vitas, such as life insurance policies, which will be assigned to him.

         The Severance Agreement will also entitle Collibrook to receive $250,000 payable at the Effective Time for providing consulting services to Vitas for a period of one year. The services of Collibrook would be provided by Mr. Westbrook on its behalf unless he dies or becomes disabled, in which case the services would be performed by Ms. Colliflower. The consulting services will include consultation and assistance to Vitas in connection with issues involving acquisitions, operations, finance, industry conditions, legislation, litigation, or other matters or developments involving or affecting Vitas or associated entities. The consulting services will be provided whenever reasonably requested by either of the top two senior executive officers of Apria or Vitas at reasonable times taking into account Mr. Westbrook's other activities.

         Pursuant to the Noncompetition Agreement, Mr. Westbrook will agree that for a period of seven years, he would not compete with the business of Vitas in the business areas of home health care, hospice care, hospice or other related business segments throughout the United States to the maximum extent permitted by law or actively invest in those industry segments. Furthermore, under the Noncompetition Agreement, Mr. Westbrook would agree to maintain the confidentiality of Vitas trade secrets for ten years. He will be entitled to receive an aggregate payment of $7,000,000 in exchange for this agreement payable $5,000,000 at the Effective Time and $1,000,000 on each of the first two anniversaries of the Effective Time.

         The Severance Agreement and the Noncompetition Agreement provide that notwithstanding any other provision of such agreements or of any other agreement, contract, or understanding theretofore, concurrently or thereafter entered into by Mr. Westbrook with Vitas or any subsidiary or affiliate, except an agreement, contract, or understanding thereafter entered into that expressly modifies or excludes application of the following provisions (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement theretofore or thereafter adopted by Vitas or any subsidiary or affiliate for the direct or indirect compensation of Mr. Westbrook (including groups or classes of participants or beneficiaries of which Mr. Westbrook is a member), whether or not such compensation is deferred, is in cash, or is in the form of an option or other benefit to or for Mr. Westbrook (a "Covered Benefit Plan"), Mr. Westbrook and Collibrook shall not have any right to receive any payment or other benefit under such agreement, any Other Agreement, or any Covered Benefit Plan if such right to exercise, payment, or benefit, taking into account all other rights, payments, or benefits to or for Mr. Westbrook under the Noncompetition Agreement and Mr. Westbrook and/or Collibrook under the Severance Agreement, all Other Agreements, and all Covered Benefit Plans, would cause any right, payment, or benefit to Mr. Westbrook under the Noncompetition Agreement or Mr. Westbrook or Collibrook under the Severance Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment"). The Severance Agreement and the Noncompetition Agreement further provide that in the event that the receipt of any such right to exercise or any other payment or benefit under such agreement, any Other Agreement, or any Covered Benefit Plan would cause Mr. Westbrook to be considered to have received a Parachute Payment under such agreement, then Mr. Westbrook shall have the right, in Mr. Westbrook's sole discretion, to designate those rights, payments, or benefits under such agreement, any Other Agreements, and/or any Covered Benefit Plans, that should be reduced or eliminated so as to avoid having the right, payment, or benefit to Mr. Westbrook under the Noncompetition Agreement or Mr. Westbrook or Collibrook under the Severance Agreement be deemed to be a Parachute Payment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Vitas Board of Directors recommends that stockholders approve the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement. The Vitas Board of Directors approved the Severance Agreement and the Noncompetition Agreement concurrently with its approval of the Merger Agreement. In recommending approval of such payments, the Board of Directors of Vitas gave favorable consideration to the amounts to be paid to Mr. Westbrook under such agreements in light of his current compensation, his contributions to Vitas and his role as a founder of Vitas and the amounts that Mr. Westbrook could have earned over the seven-year post-Merger period of restriction. The Board was aware that Mr. Westbrook and Ms. Colliflower have interests in the Merger that are in addition to and may conflict with the interests of Vitas securityholders generally. However, the Board considered such interests to be a neutral factor in its determination. Furthermore, both Mr. Westbrook and Ms. Colliflower abstained from deliberations and voting with respect to the Severance Agreement and the Noncompetition Agreement.

         In connection with the Board's review of the proposed arrangements, Vitas also retained the services of Hay during the negotiations of the Severance Agreement and the Noncompetition Agreement to assist the Board in its review of the reasonableness of the payments proposed to be made to Mr. Westbrook in consideration for his agreement not to compete for a seven-year period or to divulge any trade secrets for a ten-year period, for his agreement to consult with Vitas for a one-year period, and for his agreement to waive his existing employment agreement (which contained a noncompete provision as to which there may be some uncertainty regarding enforceability in light of recent developments under Florida law). No limitations were imposed by Vitas on the scope of Hay's investigation or the procedures to be followed by Hay in rendering its report. The Board gave favorable consideration to Hay's views.

         The Hay Report. By letter dated August 5, 1996, Hay confirmed in writing to the Board its analysis and conclusions (the "Hay Report") with respect to the reasonableness of the aggregate $8.5 million payment to be made to Mr. Westbrook pursuant to the Noncompetition Agreement and the Severance Agreement. Hay's analysis is organized into two components: (a) an evaluation of the reasonableness of the aggregate $7,250,000 payment--$7,000,000 pursuant to the Noncompetition Agreement and $250,000 pursuant to the Severance Agreement--made in exchange for Mr. Westbrook's agreement not to compete with Vitas for seven years, not to divulge trade secrets for 10 years and to consult with Vitas for one year, and (b) an evaluation of the reasonableness of the $1,250,000 severance payment called for in the Severance Agreement. For purposes of the Hay Report, Hay assumed that all payments under the Severance Agreement and the Noncompetition Agreement would be made directly or indirectly to Mr. Westbrook.

         The Hay Report--Noncompetition and Consulting Payments. Hay's analysis of the noncompetition payment is predicated on several assumptions: (i) Mr. Westbrook has been employed as the chief executive officer of a company in the industry for over 10 years; (ii) he has successfully proven that he has, and in the future could, found and manage a similar venture in the industry and the restricted geographic area; (iii) he has successfully generated a reasonable return for Vitas' stockholders; and (iv) Hay knows of no reason other than the Noncompetition Agreement why Mr. Westbrook could not find similar employment or start a competing venture in the industry and restricted geographic area.

         With these assumptions in mind, Hay considered the lost earnings opportunity due to the non-compete restrictions as well as several other factors as discussed below. Hay reviewed definitive proxy statements of 31 companies (containing compensation data for up to three years) identified to be in the home health care, sub-acute care and nursing home segments, segments which Hay considered to be those most comparable to the hospice segment of the healthcare industry. The median revenue of the group -- $286 million -- was slightly above the annualized 1996 revenue projected for Vitas. The mean revenue of the group was $341 million.

         In analyzing compensation data from the 31 companies, Hay considered the compensation value of the following elements: (i) salary -- Hay utilized the most recent year's salary data (usually 1995); (ii) annual incentive -- sporadic bonus payments were averaged for the three reported years, and data from the most recent year was utilized for bonuses showing a trend; (iii) stock options -- Hay used the Black-Scholes method of options valuation to arrive at a present value of the grant; (iv) restricted stock -- Hay valued restricted stock at the market value on the day of grant with similar adjustments for vesting restrictions and for sporadic granting practices as were applied with respect to stock options; and (v) executive benefits -- Hay tabulated the practices and estimated the range of typical programs offered to executives in the industry (of the 31 companies, 13 had defined benefit plans with accrual values of about 20% to 30% of salary per year, nine had 401(k) plans that would equate to an average contribution of $4,500 per year and nine had no plan provisions).

         Hay's findings are based on actual 1995 data projected to 1996, using a 5% inflation factor, which adjustment Hay concluded to be representative of the compensation escalation factors in the healthcare industry. Hay determined that the median annual compensation level (salary, bonus and long-term incentives) for the 31 companies is approximately $1.22 million in projected 1996 dollars. Hay also prepared a separate regression analysis to compensate for the varying sizes of the companies. The regression analysis predicted that an expected annual compensation level (salary, bonus and long-term incentives) of a comparably sized company is approximately $1.27 million in projected 1996 dollars. Hay noted that the compensation levels are comparable under the two analyses.

         Hay concluded that, based on the factors listed below, it is not unreasonable to anticipate that Mr. Westbrook could find employment which would pay him annual compensation (salary, bonus and long-term incentives) within the range of payment between the median and the third quartile of the 31 companies (between $1.22 and $2.38 million in projected 1996 dollars, or between $8.54 and $16.66 million over a seven-year period). Hay relied on the following factors to support this conclusion: (i) Mr. Westbrook had an instrumental role in the hospice movement and remains influential in the industry; (ii) Mr. Westbrook's knowledge, experience, key relationships, and prominence and visibility in the healthcare community would be extremely valuable to any competitor set up in the restricted geographic area; (iii) Mr. Westbrook has already demonstrated the ability to found, grow and manage a successful business in the industry; and
(iv) in seven years, after the industry matures, Mr. Westbrook's experience and visibility in the healthcare field may not be in as much demand.

         In addition to considering the lost earnings opportunity, Hay also considered the fact that Mr. Westbrook had agreed to two additional concessions which would have significant value to the surviving corporation: (i) Mr. Westbrook's agreement to consult with Vitas for a one-year period after the change in control (which Hay considered significant despite its inability to estimate the value of such support); and (ii) Mr. Westbrook's agreement to cancel his existing employment agreement (which contained a noncompete provision as to which there may be some uncertainty regarding enforceability in light of recent developments under Florida law). Hay concluded that Mr. Westbrook's concession to replace the existing agreement with the proposed Noncompetition Agreement reduces uncertainty and competitive risks and represents additional value to the surviving corporation.

         Three additional factors were recognized by Hay but determined to not be of significant effect on its conclusions: (i) the use of 1996 dollars to value Mr. Westbrook's lost compensation opportunity, which probably only moderately understates the present value of such lost compensation; (ii) the failure to consider the amount Mr. Westbrook could earn as a clergy person, which would only slightly reduce Hay's lost compensation opportunity estimate; and (iii) the use of for-profit public corporations instead of non-profit corporations because the non-profit sector was not viewed as the most logical career choice given the current status of hospice as an emerging industry.

         After considering the lost earnings opportunity and other relevant factors summarized above, Hay concluded that the combined consideration of $7,250,000 -- $7,000,000 not to compete and $250,000 for consulting -- under the Noncompetition Agreement and Severance Agreement is reasonable and competitive and, in fact, is less than what Mr. Westbrook would have earned in only three to six years instead of the full seven year restriction period.

         The Hay Report--Severance Payment. Hay reviewed the definitive proxy statements of the 31 companies to isolate the size and nature of the severance payment arrangements for the chief executive of each of the companies. Hay then tabulated the required multiple of salary which would be paid after a termination subsequent to a change in control. In addition, Hay determined the estimated dollar value of any payment based on each executive's 1995 compensation levels. In conducting its analysis, Hay also considered: (i) the requirement to mitigate severance payments in the event of subsequent employment; (ii) the requirements to consult or to not compete with the company;
(iii) the acceleration of stock option or stock grants; and (iv) the continuation of benefits after termination.

         Hay concluded that the projected payment for Mr. Westbrook ($1,250,000) is between the median ($974,000) and the third quartile ($1,695,000) levels of the 31 companies. In addition, Hay evaluated the data and calculated a reasonable competitive multiple of salary paid to a terminated chief executive officer in cases of change in control (3.25 times salary). The application of this multiple to Mr. Westbrook's current salary of $420,000 resulted in Hay's determination that $1,365,000 would be a reasonable lump sum severance payment. Based on Hay's evaluation of the above-mentioned data, Hay concluded that the $1,250,000 payment to Mr. Westbrook is within the reasonable range of payments made to chief executives of other comparable companies.

         Finally, Hay concluded that the combined value of the noncompete and severance compensation elements is between $9.51 and $18.36 million, and that the aggregate $8.5 million payment to be paid to Mr. Westbrook pursuant to the Noncompetition and Severance Agreements is below this competitive range and is reasonable.

         The summary of the Hay Report set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Hay Report included as an exhibit to the Registration Statement. In addition, a copy of the Hay report is available for inspection and copying by any interested Vitas equity securityholder (or the representative of such securityholder designated in writing) at the principal executive offices of Vitas located at 100 South Biscayne Boulevard, Miami, Florida 33131 during regular business hours.

         In the event such payments under the Severance Agreement and the Noncompetition Agreement are not separately approved by the Vitas stockholders, Apria may elect to waive such condition and consummate the Merger, in which case such payments would be made to Mr. Westbrook and Collibrook, subject to the limitations described in the preceding paragraph if such payments are deemed to constitute "parachute payments" under Sections 280G and 4999 of the Code. In voting in favor of the Merger Agreement and the transactions contemplated thereunder, including the Merger, Mr. Westbrook and Ms. Colliflower abstained from deliberations and voting with respect to the Severance Agreement and the Noncompetition Agreement.

         IN CONSIDERING THE RECOMMENDATION OF THE VITAS BOARD OF DIRECTORS WITH RESPECT TO THE PAYMENTS TO BE MADE TO MR. WESTBROOK AND COLLIBROOK PURSUANT TO THE SEVERANCE AGREEMENT AND THE PAYMENTS TO BE MADE TO MR. WESTBROOK PURSUANT TO THE NONCOMPETITION AGREEMENT, VITAS SECURITYHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF VITAS' MANAGEMENT AND BOARD OF DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE IN ADDITION TO AND MAY CONFLICT WITH THE INTERESTS OF VITAS SECURITYHOLDERS GENERALLY. THE VITAS BOARD OF DIRECTORS WAS AWARE OF THESE INTERESTS AND CONSIDERED THEM, AMONG OTHER FACTORS, IN APPROVING SUCH PAYMENTS. SEE "THE MERGER -- REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS."

                             PRINCIPAL STOCKHOLDERS


APRIA SECURITY OWNERSHIP


         The following table sets forth information as of October 30, 1996 with respect to the beneficial ownership of Apria Common Stock by each person who is known by Apria to beneficially own more than 5% of Apria's Common Stock, each director of Apria, the Chief Executive Officer of Apria, the former President of Apria, Apria's six most highly compensated executive officers other than the Chief Executive Officer and former President, and by all directors and officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.




                                                                                  AMOUNT AND
                                                                                   NATURE OF
                                                                                  BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                                           OWNERSHIP           CLASS
------------------------                                                         ------------       -----------
T. Rowe Price Associates, Inc.(1) . . . . . . . . . . . . . . . . . . . . .          5,254,800         10.27%
Jurika & Voyles, Inc.(2)  . . . . . . . . . . . . . . . . . . . . . . . . .          3,312,021          6.48%
AIM Management Group Inc. (3) . . . . . . . . . . . . . . . . . . . . . . .          3,102,459          6.07%
Columbia Management Company (4) . . . . . . . . . . . . . . . . . . . . . .          3,049,620          6.0%
George C. Argyros(5)  . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,753,768          5.4%
Jeremy M. Jones(6)(21)(22)  . . . . . . . . . . . . . . . . . . . . . . . .          1,085,114          2.1%
Timothy M. Aitken(7)  . . . . . . . . . . . . . . . . . . . . . . . . . . .            143,346           *
David L. Goldsmith(8)21)  . . . . . . . . . . . . . . . . . . . . . . . . .            308,569           *
Charles D. Martin(9)(21)  . . . . . . . . . . . . . . . . . . . . . . . . .            185,085           *
Leonard Green(10)(21) . . . . . . . . . . . . . . . . . . . . . . . . . . .             10,000           *
Frederick S. Moseley IV(11)(21) . . . . . . . . . . . . . . . . . . . . . .             69,996           *
Terry Hartshorn(12)(21) . . . . . . . . . . . . . . . . . . . . . . . . . .             36,333           *
Vincent M. Prager (13)(21)  . . . . . . . . . . . . . . . . . . . . . . . .             14,830           *
Steven T. Plochocki(14)(22) . . . . . . . . . . . . . . . . . . . . . . . .             70,600           *
Lawrence H. Smallen(15)(22) . . . . . . . . . . . . . . . . . . . . . . . .            149,060           *
Manny A. Brown(16)(22)  . . . . . . . . . . . . . . . . . . . . . . . . . .             39,000           *
Thomas A. Robbins(17)(22) . . . . . . . . . . . . . . . . . . . . . . . . .             30,600           *
Sarah L. Eames(18)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              7,428           *
Richard J. Rapp (19)  . . . . . . . . . . . . . . . . . . . . . . . . . . .             14,000           *
All directors and executive officers as a group (14 persons)(20)  . . . . .          2,174,121          4.2%


_____________
* Less than one percent.



(1) According to a Schedule 13G, dated October 10, 1996, filed with the Commission, T. Rowe Price Associates, Inc., a registered investment advisor ("T. Rowe Price"), has sole voting power as to 184,900 of the shares and sole dispositive power as to 5,254,800 of the shares. The mailing address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.


(2) According to a Schedule 13G, dated February 12, 1996, and a Form 13F, dated October 4, 1996, both of which have been filed with the Commission, Jurika & Voyles, Inc., a registered investment advisor ("Jurika"), has shared voting power as to 3,159,856 of the shares and sole dispositive power as to 3,312,021 of the shares. The mailing address of Jurika is 1999 Harrison Street, Suite 700, Oakland, California 94612.


(3) According to a Schedule 13G, dated February 12, 1996, and a Form 13F, dated June 30, 1996, both of which have been filed with the Commission, AIM Management Group Inc., a registered investment advisor ("AIM"), has shared voting power as to 3,102,459 of the shares and sole dispositive power as to 3,102,459 of the shares. The mailing address of AIM is 11 Greenway Plaza, Suite 1919, Houston, Texas 77046.

(4) According to a Form 13F, dated June 30, 1996, filed with the Commission, Columbia Management Company, a registered investment advisor ("Columbia"), has sole voting power as to 2,717,460 of the shares and sole dispositive power as to 3,049,620 of the shares. The mailing address of Columbia is 1300 S.W. Sixth, P.O. Box 1350, Portland, Oregon 97207.

(5) According to a Schedule 13D Amendment, dated August 20, 1996, filed with the Commission, this number includes 2,430,670 and 636 shares owned by HBI Financial, Inc. and GLA Financial Corporation, respectively. Mr. Argyros is the sole shareholder of HBI Financial, Inc. and GLA Financial Corporation. This number also includes (i) 267,560 shares owned by a nonprofit corporation of which Mr. Argyros is a director and officer, (ii) 11,252 shares held in trust by a private charitable foundation of which Mr. Argyros is a trustee, (iii) 2,600 shares held in a charitable trust of which Mr. Argyros is a trustee and (iv) 31,050 shares held in a trust for the benefit of Mr. Argyros' children, for which Mr. Argyros disclaims beneficial ownership. The mailing address for Mr. Argyros is c/o Arnel & Affiliates, 950 South Coast Drive, Suite 200, Costa Mesa, California 92626.



(6) Includes 298,260 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996. Also includes 702,124 shares held in a family trust of which Mr. Jones is a trustee and 19,730 shares held in a trust for the benefit of Mr. Jones' children for which Mr. Jones disclaims beneficial ownership.

(7) Includes 100,000 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996. Mr. Aitken resigned from Apria as of November 7, 1995.

(8) Includes 8,333 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(9) Includes 8,333 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(10) Includes 10,000 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(11) Includes 18,000 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(12) Includes 36,333 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(13) Includes 14,000 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(14) Includes 70,600 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(15) Includes 45,320 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(16) Includes 39,000 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(17) Includes 30,600 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996.

(18)             Ms. Eames resigned from Apria as of November 22, 1995.

(19) Includes 14,000 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996. Mr. Rapp resigned as an executive officer of Apria as of July 1, 1995.

(20) Includes shares owned by certain trusts. Also includes 706,219 shares subject to options that are currently exercisable or will become exercisable before December 29, 1996. Does not include shares beneficially owned by Messrs. Aitken or Rapp or Ms. Eames. See Notes 4 through 17.



(21) Messrs. Jones, Goldsmith, Martin, Green, Moseley, Hartshorn and Prager are all directors of Apria.

(22) Mr. Jones serves as the Chairman of the Board and the Chief Executive Officer. Mr. Plochocki serves as the President and Chief Operating Officer. Mr. Smallen serves as the Chief Financial Officer, Senior Vice President - Finance and Treasurer. Mr. Brown serves as the Senior Vice President, Midwest Zone. Mr. Robbins serves as the Senior Vice President, Southern Zone.

VITAS SECURITY OWNERSHIP


         The following table sets forth certain information with respect to beneficial ownership of Vitas Common Stock as of October 30, 1996 by
(i) each person known to Vitas to be the beneficial owner of more than five percent of the outstanding shares of Vitas Common Stock or Series B Preferred,
(ii) by each executive officer and director of Vitas and (iii) all executive officers and directors of Vitas as a group. In addition, certain information with respect to the ownership of the Series B Preferred is reflected on the following table. Further, the voting power of the holders of Vitas Common Stock and Series B Preferred voting together as one class is also indicated on the following table as of October 30, 1996. Under the Vitas Certificate, the Series B Preferred has certain rights to vote together with the holders of Vitas Common Stock as to certain matters (including the separate approval of the payments to be made to Mr. Westbrook and Collibrook pursuant to the Severance Agreement and the payments to be made to Mr. Westbrook pursuant to the Noncompetition Agreement), but is subject to certain limitations on voting power. See "COMPARISON OF APRIA AND VITAS STOCKHOLDER RIGHTS--Stockholder Voting Rights Generally."


                                                  Common                  Series B
                                            Shares Beneficially       Preferred Stock            Common Voting
                                                 Owned(1)           Beneficially Owned(1)           Power(2)
                                         -------------------------  ---------------------     ----------------------
                                                         PERCENT                PERCENT        NUMBER      PERCENT
Name of Beneficial Owner                    NUMBER       OF CLASS    NUMBER     OF CLASS      OF VOTES     OF VOTES
------------------------                    ------       --------    ------     --------      --------     --------
Hugh A. Westbrook(3)(4)(5)(20)(22).....   4,705,602        23.8%          --         --       1,009,000      16.5%
Carole S. Westbrook(3)(5)..............   3,707,944        18.8%          --         --         107,944       1.8%
Westbrook Family Partnership, L.P.
  c/o Westbrook Family Corporation,
  General Partner(5)...................     291,000         1.5%          --         --         291,000       4.8%
Chemed Corporation(6)..................   3,952,958        20.0%          --         --              --        --
Galen Entities(7)......................   2,355,264        11.9%     100,000       38.1%        796,734      13.0%
Warburg, Pincus Investors, L.P.(8).....   2,105,264        10.7%     100,000       38.1%        653,527      10.7%
Vitas Healthcare Corporation Employee
  Stock Ownership Trust(4)(5)..........     997,658         5.1%          --         --         998,052      16.3%
Earl M. Collier, Jr.(9)................     862,500         4.4%          --         --          67,857       1.1%
Esther T. Colliflower(5)(10)(20)(22)...     644,702         3.2%          --         --           3,702         *
Colliflower Family Partnership, L.P.
  c/o The Colliflower Family
  Corporation, General Partner(5)......     291,000         1.5%          --         --         291,000       4.8%
Donald J. Gaetz(5)(11)(20).............     507,054         2.6%          --         --         407,054       6.6%
J.R. Williams, MD(5)(12)(20)(22).......     366,202         1.8%          --         --          28,702         *
The Formanek Investment Trust(13)......     328,947         1.7%          --         --         274,507       4.5%
Mark W. Ohlendorf(5)(14)(22)...........      85,167            *          --         --             167         *
Richard I. Nevin, Jr.(5)(15)(22).......      75,000            *          --         --              --        --
Mark A. Sterling(5)(16)(22)............      70,000            *          --         --              --        --
William P. Ferretti(17)(20)............      57,000            *          --         --          32,000         *
Timothy O'Toole(18)(20)................      20,000            *          --         --              --        --
Patrick T. Hackett(19)(20).............   2,105,264         10.7%    100,000        38.1%            --        --
Bruce F. Wesson (20)(21)...............   2,355,264         11.9%    100,000        38.1%            --        --
Deutsche Beteiligungsgesellschaft
mbH(23) ...............................          --            *      22,500         8.6%       147,043       2.4%
All directors and executive officers as
a group (11 persons)...................  10,879,982         55.1%    200,000        76.2%     3,620,830      59.1%

----------------------------
*           Less than one percent.

(1) Under Rule 13d-3 under the 1934 Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days. The Merger Agreement contemplates that the Series B Preferred would be converted by the holders thereof into Vitas Common Stock at or immediately prior to the Closing Date and Vitas' outstanding stock options would be exchanged for shares of Apria Common Stock (whether or not then vested pursuant to the terms of the related option agreements) at the Effective Time. This table reflects percentage of beneficial ownership after giving effect to the conversion of the Series B Preferred and the exchange of the Vitas stock options and is based on 19,736,280 shares of Vitas Common Stock and equivalents and 262,500 shares of Series B Preferred, respectively, outstanding as of October 30, 1996.



(2) Voting Power means one vote per share to the holder of record in the case of shares of Vitas Common Stock and a formula- determined number of votes per share to the holder of record in the case of shares of Series B Preferred when holders of Series B Preferred vote together with holders of Vitas Common Stock. As of October 30, 1996, a potential maximum of 6,123,460 votes attributable to the Vitas Common Stock and Series B Preferred would be cast at a meeting of Vitas stockholders. For Mr. Westbrook, excludes votes attributable to shares of Vitas Common Stock he might exercise as Trustee of the ESOP and through his interest in the Westbrook Family Corporation, the general partner of the Westbrook Family Partnership, L.P. For Ms. Colliflower, excludes her voting influence through her interest in The Colliflower Family Corporation, the general partner of the Colliflower Family Partnership, L.P.


(3) Includes 291,000 shares owned by the Westbrook Family Partnership, L.P. whose general partner is the Westbrook Family Corporation (a corporation owned by Hugh A. Westbrook and Carole S. Westbrook) which votes the shares held by the partnership. For Mr. Westbrook, includes 2,300,000 shares issuable upon the exercise of options that are exercisable on or before the Closing Date, 997,658 shares held by the ESOP, as to which Mr. Westbrook is the sole Trustee (but see footnote 4) and 107,944 shares beneficially owned by Carole S. Westbrook. For Ms. Westbrook, includes 3,309,000 shares beneficially owned by Hugh A. Westbrook. Mr. Westbrook disclaims beneficial ownership of shares held by his wife, Carole S. Westbrook, and Carole S. Westbrook disclaims beneficial ownership of shares held by her husband, Hugh A. Westbrook.

(4) Mr. Westbrook is the sole Trustee of the ESOP and as such votes the shares held by the ESOP, except in connection with certain corporate transactions, including a merger, in which case the ESOP participants direct the voting of allocated shares (493,713 at this time) and the unallocated shares are voted by the Trustee. However, in connection with the Merger, Vitas is engaging Consulting Fiduciaries, Inc. ("CFI"), an independent professional fiduciary service, to perform all roles of the Trustee in connection with the voting of the shares held by the ESOP and to determine what action the ESOP should take with respect to the Merger. As fiduciary, CFI will receive the Proxy Statement/Prospectus at the time it is delivered to Vitas securityholders. Based on the material contained in the Proxy Statement/Prospectus and due diligence regarding the Merger which has been undertaken by CFI, CFI will prepare an appropriate disclosure document pursuant to the standards applicable under the Employee Retirement Income Security Act of 1974, as amended, and distribute that document to each ESOP participant requesting instructions directing the voting of shares which have been allocated to such ESOP participant's account. At the Special Meeting, CFI will vote all shares as to which it has received instructions in accordance with those instructions and will vote all unallocated shares and all allocated shares as to which instructions have not been received in accordance with CFI's determination of the best interests of the ESOP participants.

(5) The business mailing address of the named person or entity is c/o Vitas Healthcare Corporation, 100 South Biscayne Boulevard, Suite 1500, Miami, Florida 33131.


(6) As of October 30, 1996, Chemed, through its wholly-owned subsidiary OCR, held warrants to purchase 3,952,958 shares of Vitas Common Stock. Chemed also owns, through OCR, 270,000 shares of 9% Preferred. The mailing address of Chemed is 2600 Chemed Center,
            255 East Fifth Street, Cincinnati, Ohio 45202.



(7)         As of October 30, 1996, includes shares owned by the following
            Galen entities (collectively, the "Galen Entities") which are affiliates through common ownership and/or control: (i) Galen Partners II, L.P. which held 72,114 shares of Series B Preferred which are convertible into 1,518,190 shares of Vitas Common Stock and 180,036 shares of Vitas Common Stock, or a total of 1,698,226 equivalent shares of Vitas Common Stock; (ii) Galen Partners International II, L.P. which held 27,591 shares of Series B Preferred which are convertible into 580,863 shares of Vitas Common Stock and 68,883 shares of Vitas Common Stock, or a total of 649,746 equivalent shares of Vitas Common Stock; and (iii) Galen Employee Fund, L.P. which held 295 shares of Series B Preferred Stock which are convertible into 6,211 shares of Vitas Common Stock and 1,081 shares of Vitas Common Stock, or a total of 7,292 equivalent shares of Vitas Common Stock. The mailing address of the Galen Entities is 666 Third Avenue, Suite 1400, New York, New York 10017.


(8)         The sole general partner of Warburg, Pincus Investors, L.P.
            ("Investors") is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Company, a New York general partnership ("E.M. Warburg"), manages Investors. WP has a 20% interest in the profit of Investors and through its wholly owned subsidiary, E.M. Warburg, Pincus & Co., Inc. ("EMW") owns 1.13% of the limited partnership interests in Investors. Patrick T. Hackett, a director of Vitas, is a General Partner of WP and E.M. Warburg and a Managing Director of EMW. As such, Mr. Hackett may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the 1934 Act) in an indeterminate portion of the shares beneficially owned by Investors, EMW and WP. Mr. Hackett disclaims beneficial ownership of shares beneficially owned by Investors, EMW and WP within Rule 13d-3 under the 1934 Act. The mailing address of Investors is 466 Lexington Avenue, New York, New York 10017.

(9) Includes 794,643 shares issuable upon the exercise of options that are exercisable on or before the Closing Date and 67,857 shares of Vitas Common Stock.

(10) Includes 291,000 shares owned by the Colliflower Family Partnership, L.P. whose general partner is The Colliflower Family Corporation (a corporation owned by Esther T. Colliflower and her husband Owen Colliflower) which votes the shares held by the partnership. Includes 350,000 shares issuable upon the exercise of options that are exercisable on or before the Closing Date. Includes 3,702 shares held by the ESOP allocated to Ms. Colliflower's ESOP account.


(11) Pursuant to a call agreement between Mr. Gaetz, Ms. Colliflower and Mr. Westbrook, Mr. Gaetz has the right to purchase up to 50,000 shares of Vitas Common Stock from each of Ms. Colliflower and Mr. Westbrook at $3.58 per share, which call right becomes exercisable in increments, subject to certain terms and conditions, through December 17, 1998. Under such call agreement, as of October 30, 1996, Mr. Gaetz has the right to purchase 35,000 shares of Vitas Common Stock from each of Ms. Colliflower and Mr. Westbrook. As a result of the Merger, Mr. Gaetz will be entitled to exercise his rights to purchase all shares subject to the call agreement, including those shares with respect to which the call has not yet vested. Includes 3,702 shares held by the ESOP allocated to Mr. Gaetz's ESOP account.


(12) Includes 337,500 shares issuable upon the exercise of options that are exercisable on or before the Closing Date and 25,000 shares of Vitas Common Stock. Includes 3,702 shares held by the ESOP allocated to Dr. Williams' ESOP account.

(13) Includes 3,750 shares of Series B Preferred which are convertible into 78,947 shares of Vitas Common Stock and 250,000 shares of Vitas Common Stock. Peter R. Formanek is the sole Trustee of The Formanek Investment Trust.

(14) Includes 85,000 shares issuable upon the exercise of options that are exercisable or will become exchangeable for Apria Common Stock on or before the Closing Date. Certain of these stock options will be subject to a Vesting Discount Amount. See "THE MERGER AGREEMENT--Treatment of Stock Options." Includes 167 shares held by the ESOP allocated to Mr. Ohlendorf's ESOP account.

(15) Consists of 75,000 shares issuable upon the exercise of options that are exercisable or will become exchangeable for Apria Common Stock on or before the Closing Date. Certain of these stock options will be subject to a Vesting Discount Amount. See "THE MERGER AGREEMENT--Treatment of Stock Options."

(16) Consists of 70,000 shares issuable upon the exercise of options that are exercisable or will become exchangeable for Apria Common Stock on or before the Closing Date. Certain of these stock options will be subject to a Vesting Discount Amount. See "THE MERGER AGREEMENT--Treatment of Stock Options."

(17) Consists of 25,000 shares issuable upon the exercise of options that are exercisable or will become exchangeable for Apria Common Stock on or before the Closing Date and 32,000 shares of Vitas Common Stock.


(18) Consists of 20,000 shares issuable upon the exercise of options that are exercisable or will become exchangeable for Apria Common Stock on or before the Closing Date. Mr. O'Toole disclaims beneficial ownership of the shares held by Chemed through OCR.


(19) Mr. Hackett disclaims beneficial ownership of the shares beneficially owned by Investors, EMW and WP within Rule 13d-3 under the 1934 Act. Mr. Hackett's mailing address is c/o Warburg, Pincus Investors, L.P., 466 Lexington Avenue, New York, New York 10017.

(20) Messrs. Westbrook, Gaetz, Williams, Ferretti, O'Toole, Hackett, Wesson and Ms. Colliflower are all directors of Vitas.

(21) Bruce F. Wesson, a director of Vitas, is a General Partner of the General Partner of Galen Partners II, L.P. and Galen Partners International II, L.P. and a General Partner of Galen Employee Fund, L.P.

            Except to the extent of his partnership interest, Mr. Wesson disclaims beneficial ownership of the shares held by the Galen Entities.

(22)        Mr. Westbrook serves as the Chairman and Chief Executive Officer.
            Ms. Colliflower serves as a Vice Chairperson and a Senior Vice President. Dr. Williams serves as Executive Vice President and Chief Patient Care Officer. Mr. Nevin serves as Executive Vice President -- Operations. Mr. Ohlendorf serves as Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Sterling serves as Vice President -- Legal and Regulatory Affairs and Secretary.

(23) The mailing address for Deutsche Beteiligungsgesellschaft mbH is Bockenheimer Landstrasse 42, D-6000 Frankfurt am Main 1, Germany 841.

                                  LEGAL OPINION

         The validity of the shares of Apria Common Stock offered hereby and the federal income tax consequences in connection with the Merger will be passed upon by O'Melveny & Myers LLP, Newport Beach, California, counsel to Apria.

                                     EXPERTS

APRIA HEALTHCARE GROUP INC.
         The consolidated financial statements of Apria Healthcare Inc. included in the appendices attached hereto have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon. The consolidated financial statements of Abbey Healthcare Group Incorporated for the year ended December 31, 1993 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon. Such consolidated financial statements have been included in the appendices attached hereto in reliance upon such reports given the authority of such firms as experts in accounting and auditing.

VITAS HEALTHCARE CORPORATION

         The consolidated financial statements of Vitas Healthcare Corporation as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995, appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  VITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of Vitas' financial condition and results of operations should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

INTRODUCTION

         In fiscal 1995, 70% of Vitas' total revenue was from the Medicare program and 22% of Vitas' total revenue was from various state Medicaid programs. Approximately 99% of Vitas' days of care in fiscal 1995 were reimbursed on a "per diem" basis, while approximately 1% of Vitas' days of care were billed based upon "fee for service" arrangements with private payors. Under such "fee for service" arrangements, services are billed based on the quantity and type of services and supplies delivered at pre-established rates. Under the per diem method of hospice payment, Vitas is paid a pre-established rate per day of hospice service, which daily rate of payment typically differs depending on the type of care provided. Medicare currently provides reimbursement for five different types of services: routine home care (which also includes the hospice care for patients who reside in long-term care facilities), general inpatient care, continuous home care, inpatient respite care, and physician services.

         Vitas' daily reimbursement under the per diem method of payment does not differ (other than distinguishing between the types of care) based upon the cost of services delivered to individual patients. The cost of services delivered to individual patients varies by the number and type of visits which the patient receives, the type and quantity of pharmaceuticals required to treat the patient, the type and quantity of medical equipment and supplies required to treat the patient and various other factors. Routine home care and general inpatient care together account for more than 98% of days of service provided. In general, direct service gross margins are higher for routine home care than for general inpatient care. Due to the fixed per diem nature of Vitas' revenue, Vitas' profitability is "at risk" and dependent upon its ability to effectively manage its costs. Vitas has developed proprietary information systems that assist in the management of Vitas' direct hospice care costs. Vitas believes that it has historically been successful in managing its variable direct hospice care costs against this fixed per diem payment. Vitas also bills and collects and includes in its total revenue the Medicaid "room and board" benefit for its Medicaid-eligible hospice patients who reside in long-term care facilities. Vitas contracts with various nursing homes for the nursing homes' provision of certain "room and board" services. Federal law requires that state Medicaid programs pay to hospices, for the "room and board" of such patients, an amount equal to at least 95% of the amount that would otherwise have been payable directly to the nursing home under the state's Medicaid plan. Under this "unified rate" arrangement, this amount is paid to the hospice in addition to the applicable Medicare or Medicaid hospice per diem rate for routine home care.

         Direct hospice care costs consist of the various labor, employee benefit and supply costs related to the direct delivery of hospice services to patients. General and administrative costs include other costs including those related to admission activities, local program administrative costs and the costs associated with the operation of Vitas' corporate office. As indicated in the notes to Vitas' audited consolidated financial statements for the periods ended September 30, 1995, Vitas records an ongoing provision for uncollectible accounts. The amount of this provision and the related reserve is estimated based on historical collection experience, the aging of its accounts receivable and other known facts, such as the existence of claim denials or disputes.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, selected consolidated financial data expressed as a percentage of revenue.

                                                                                  Nine Months Ended
                                            Year Ended September 30,                  June 30,
                                      --------------------------------------  -------------------------
                                         1993          1994         1995         1995          1996
                                         ----          ----         ----         ----          ----
Net revenue........................      100.0%        100.0%       100.0%       100.0%        100.0%
                                         -----         -----        -----        -----         -----
Operating expenses:
Direct hospice care costs..........       62.4          61.9         64.3         63.5          65.6

General and administrative.........       32.0          30.7         31.7         32.9          29.1

Provision for bad debts............        2.2           2.2          3.0          3.0           2.1

Amortization of intangibles........        0.5           0.7          0.8          0.8           1.0

Other operating expenses...........        3.1            --          0.9          1.2            --
                                         -----         -----        -----        -----         -----
Total operating expenses...........      100.2          95.5        100.7        101.4          97.8
                                         -----         -----        -----        -----         -----
Income (loss) from operations......       (0.2)          4.5         (0.7)        (1.4)          2.2
                                         -----         -----        -----        -----         -----

Interest expense (income), net.....       (0.1)         (0.2)         1.2          1.0           1.6
                                         -----         -----        -----        -----         -----
Income (loss) before taxes.........       (0.1)%         4.7%        (1.9)%       (2.4)%         0.6%
                                         =====         =====        =====        =====         =====

         The following table sets forth the utilization distribution for the service types based on days of service provided for the indicated periods:


                                                    Year Ended                       Nine Months
                                                   September 30                     Ended June 30
                                        -----------------------------------      --------------------
                                         1993          1994           1995        1995          1996
                                         ----          ----           ----        ----          ----
Routine home care.....................  92.9%          93.7%          94.8%       94.5%         93.6%
General inpatient care................   6.8%           6.0%           4.7%        4.8%          4.7%
Other.................................   0.3%           0.3%           0.6%        0.7%          1.7%

NINE MONTHS ENDED JUNE 30, 1996 COMPARED TO NINE MONTHS ENDED JUNE 30, 1995


         Revenue increased 15.5%, or $25.7 million, from $165.8 million in 1995 to $191.5 million in 1996. The increase in revenue was primarily attributable to revenues from businesses acquired during 1995 and 1996 including the acquisitions of substantially all of the assets of Community Hospice Care, Inc. and its affiliated limited partnerships ("CHC") and substantially all of the assets of Hospice of the Miami Valley, Inc. ("HMV"). These two acquisitions together resulted in a 15.8% increase in revenue between the periods. Revenue also increased by an overall amount of 1.4% due to the October 1, 1995 Medicare rate increase of 2.0%. Revenue decreased by 1.8% between the periods due to lower census and revenue levels at Vitas' operations other than those acquired from CHC and HMV. This decrease in census in non-acquisition operations was due principally to a decline in overall average length of stay from 68.7 days in the 1995 period to 67.8 days in the 1996 period, a decline of 1.3%. Vitas management believes that this decline in average length of stay between the periods was principally attributable to later than average referral decisions by referring physicians resulting from an overreaction to enhanced public initiatives by regulatory authorities (including activities related to ORT and focused medical review activities by Medicare fiscal intermediaries) affecting Vitas and other hospices and the publicity (including coverage in hospice and home health trade publications and newspaper articles) that these initiatives received. Census at Vitas' non- acquisition operations was also adversely affected by increased competitive pressure from other healthcare providers, such as home health agencies and nursing homes.


         Direct hospice care costs increased 19.3%, or $20.3 million, from $105.3 million in 1995 to $125.6 million in 1996. The increase in direct care costs related principally to the increased average patient census in the period. Direct hospice care costs as a percentage of revenue also increased by 2.1% of revenue, from 63.5% in 1995 to 65.6% in 1996 due primarily to the higher cost structure of the CHC and HMV operations which are reflected in the 1996 results. The higher cost structures of the former CHC and HMV operations are attributable to their prior autonomous operation as freestanding organizations and the related overhead and infrastructure costs. Vitas believes that the cost structures of the former CHC and HMV operations will, over time, be reduced as overhead costs are reduced and those operations begin to fully utilize Vitas' information systems and methods of operations.

         General and administrative costs increased 2.4%, or $1.3 million, from $54.5 million in 1995 to $55.8 million in 1996. The change in general and administrative costs related principally to increased costs due to the addition of the CHC and HMV operations in the 1996 period offset by lower costs associated with Vitas' corporate office operations in 1996. General and administrative costs as a percentage of revenue decreased by 3.8% of revenue, from 32.9% in 1995 to 29.1% in 1996 due primarily to the effect of reduced corporate office costs with increased revenue between 1995 and 1996.

         Provision for bad debts decreased both in dollars (from $5.0 million in 1995 to $4.0 million in 1996) and as a percentage of revenue (from 3.0% in 1995 to 2.1% in 1996) due to improvements in Vitas' admission and billing processes in 1996. These improvements included the implementation of a new computerized accounts receivable system which is integrated into the information system utilized to admit patients, the use of enhanced system edits at the point of admission to improve the accuracy of data necessary for billing, and improved processes related to the verification of payor coverage of patients at the point of admission. Net interest expense increased (from $1.6 million in 1995 to $3.1 million in 1996) primarily due to borrowings outstanding in 1996 related to the acquisitions of CHC and HMV. Expenses associated with the amortization of intangible assets also increased (from $1.3 million in 1995 to $1.9 million in 1996) due primarily to the acquisitions of CHC and HMV which acquisitions were accounted for as purchases. The 1995 period was also affected by a $2.0 million (or 1.2% of revenue) charge related to restructuring costs incurred principally to establish a severance reserve related to an overhead reduction program implemented in 1995.

         As a result of these various changes between the periods discussed above, income before taxes increased from a loss of $3.9 million to a profit of $1.1 million and net income increased from a loss of $2.5 million to a profit of $0.6 million between 1995 and 1996, respectively.

FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994

         Revenue increased 31.3%, or $55.1 million, from $175.8 million in 1994 to $230.9 million in 1995. The increase in revenue was attributable to an increase in average patient census of 28.3%, which change in average patient census related principally to an increase in average census resulting from the acquisition of CHC and increased census in certain Vitas programs which had initially commenced operations in fiscal 1993 and fiscal 1994. In addition, the 1995 period reflects the effect of a Medicare rate increase, effective October 1, 1994, of 2.1%.

         Direct hospice care costs increased 36.6%, or $39.8 million, from $108.8 million in 1994 to $148.6 million in 1995. The increase in direct care costs related principally to the increased average patient census in the period. Direct hospice care costs as a percentage of revenue also increased by 2.4% of revenue, from 61.9% in 1994 to 64.3% in 1995 due primarily to the higher cost structure of the CHC operations which are reflected in a portion of the 1995 results and due to some margin deterioration caused by the high cost structure of certain Vitas programs which had initially commenced operations in fiscal 1993 and fiscal 1994. Vitas management believes that these higher cost structure programs which commenced operations in fiscal 1993 and fiscal 1994 will, over time, evolve to more normal cost structures as these start-up programs grow in size and fixed costs are distributed over a larger revenue base.

         General and administrative costs increased 35.7%, or $19.3 million, from $54.0 million in 1994 to $73.3 million in 1995. The change in general and administrative costs related principally to increased costs due to the addition of the CHC operations in the 1995 period. General and administrative costs as a percentage of revenue increased by 1.0% of revenue, from 30.7% in 1994 to 31.7% in 1995 due primarily to higher spending as a percentage of revenue in 1995 on admission activities. General and administrative costs in 1995 were also higher due to $0.6 million of costs associated with the termination of certain employee benefit programs, $0.3 million of costs incurred related to a subordinated debt offering that was not completed and a charge of $1.4 million related to the settlement of litigation. The employee benefit programs were terminated in conjunction with the overhead reduction program which is described below. The litigation settlement resulted from a contractual dispute which had arisen with one of Vitas' suppliers in late 1994. Vitas also incurred $2.0 million
(or 0.9% of revenue) of restructuring costs in 1995 which related principally to the establishment of a severance reserve related to an overhead reduction program implemented in 1995. The overhead reduction program, which was implemented in the fourth quarter of fiscal 1995, reduced Vitas' annual overhead costs by approximately $4.9 million. Overhead costs reduced included $1.8 million of reduced employment-related costs effected through lay-offs and staffing reductions, $1.9 million in reduced employee-benefit related costs effected through the elimination of employee- benefit programs and a $1.2 million reduction in spending related to professional fees and other overhead expenses. Vitas anticipates that the balance of the restructuring cost reserve will be fully liquidated by December 1996.
         Provision for bad debts increased both in dollars (from $4.0 million in 1994 to $6.8 million in 1995) and as a percentage of revenue (from 2.2% in 1994 to 3.0% in 1995) due primarily to the increased revenues between the periods and due, in part, to a failure to collect certain billings related to the application of more stringent documentation requirements by certain of Vitas' third-party payors, especially state Medicaid programs. Vitas became aware in fiscal 1995 of new facts (the absence of certain documentation required for billing purposes) which caused it to believe that certain of its accounts receivable might be uncollectible. The uncollectible accounts receivable related generally to services delivered in 1994 and early 1995. The additional bad debt provision recorded in 1995 related to the application of these more stringent documentation requirements was approximately $1.7 million, or 0.7% of 1995 revenues. Because Vitas became aware of these new facts in fiscal 1995, the accounting estimate for the provision for bad debts was adjusted accordingly in that period. As discussed above, Vitas implemented various improvements in its admission and billing processes in 1996, including the implementation of a new computerized accounts receivable system which is integrated into the information system utilized to admit patients, the use of enhanced system edits at the point of admission to improve the accuracy of data necessary for billing, and improved processes related to the verification of payor coverage of patients at the point of admission. Net interest expense (income) increased (from ($0.4) million in 1994 to $2.8 million in 1995) primarily due to borrowings outstanding in 1995 related to the acquisition of CHC and due to lower interest income resulting from lower invested cash levels in 1995. Expenses associated with the amortization of intangible assets also increased (from $1.2 million in 1994 to $1.8 million in 1995) due primarily to the acquisition of CHC which acquisition was accounted for as a purchase.
         As a result of these various changes between the periods discussed above, income before taxes decreased from $8.3 million to a loss of $4.4 million and net income decreased from $5.1 million to a loss of $2.8 million between 1994 and 1995, respectively.

FISCAL YEAR ENDED SEPTEMBER 30, 1994 COMPARED TO FISCAL YEAR ENDED
SEPTEMBER 30, 1993
         Revenue increased 16.4%, or $24.8 million, from $151.0 million in 1993 to $175.8 million in 1994. The increase in revenue was attributable to an increase in average patient census of 17.9%, which change in average patient census related principally to an increase in average census throughout Vitas' operations. In addition, the 1994 period reflects the effect of a Medicare rate increase, effective October 1, 1993, of 2.3%, which had the effect of increasing overall revenue by 1.6%. The effects of the census increase and Medicare rate increase were partially offset by a decrease in the percentage of patients who received inpatient services during 1994 compared to 1993.
         Direct hospice care costs increased 15.5%, or $14.6 million, from $94.2 million in 1993 to $108.8 million in 1994. The increase in direct care costs related principally to the increased average patient census in the period. Direct hospice care costs as a percentage of revenue decreased by 0.5% of revenue, from 62.4% in 1993 to 61.9% in 1994 due primarily to cost efficiencies related to the higher average patient census and revenue in 1994.

         General and administrative costs increased 11.8%, or $5.7 million, from $48.3 million in 1993 to $54.0 million in 1994. The change in general and administrative costs related principally to increased costs due to additional hospice programs opened in 1993 and 1994 and due to increased spending in the corporate office due to Vitas' continued growth and expansion. General and administrative costs as a percentage of revenue decreased by 1.3% of revenue, from 32.0% in 1993 to 30.7% in 1994 due primarily to the effect of reduced corporate office costs with increased revenue between 1993 and 1994. In 1993, certain officers' loans were forgiven, resulting in a $4.7 million charge related to the forgiveness of the loans and related accrued interest and the payment of a bonus to cover the income tax consequences of the loan and accrued interest forgiveness.

         Provision for bad debts increased from $3.3 million in 1993 to $4.0 million in 1994 while bad debt expense as a percentage of revenue remained relatively constant between the periods. Net interest income increased (from $0.1 million in 1993 to $0.4 million in 1994) primarily due to the prepayment of $3.6 million of outstanding notes in September 1993 and due to higher interest earnings in 1994 principally relating to earnings on the cash proceeds from the placement of the Series B Preferred in June 1993.

         As a result of these various changes between the periods discussed above, income before taxes improved from a loss of $0.1 million to a profit of $8.3 million and net income (before the cumulative effect of a change in accounting principle related to income taxes) improved from a loss of $0.2 million to a profit of $5.1 million between 1993 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         In June 1993, Vitas improved its liquidity and capital position with the issuance of the Series B Preferred. The net proceeds from the issuance of the Series B Preferred was $24.1 million, and $8.2 million of such net proceeds were utilized to redeem $8.1 million of Vitas Common Stock from two of Vitas' principal stockholders, directors and executive officers.

         In August 1994, Vitas established a $15 million revolving credit facility with a commercial bank and also arranged third-party replacement financing through that commercial bank for $2.4 million principal balance of Vitas' loan to the ESOP. In February 1995, Vitas' bank credit facilities were amended to provide a $20 million revolving credit facility and a $25 million term loan which was funded in conjunction with the CHC acquisition. Outstanding draws against the revolving credit facility currently bear interest at the prime rate plus 1% or at certain LIBOR rates plus 2.5%. The term loan facility currently bears interest at the prime rate plus 1.5% or at certain LIBOR rates plus 3.0%. In conjunction with the CHC acquisition, CHC agreed to accept a portion of the purchase consideration in the form of two subordinated notes (Note A in an initial amount of $6.0 million and Note B in an initial amount of $5.4 million) both bearing interest at 9%.

         Net cash provided by (used in) operations was $4.0 million in fiscal 1993, $3.1 million in fiscal 1994, ($2.3) million in fiscal 1995 and $6.9 million in the nine months ended June 30, 1996. Cash, cash equivalents and marketable securities totaled $17.2 million, $13.8 million, $4.5 million and $2.4 million at September 30, 1993, September 30, 1994, September 30, 1995 and June 30, 1996, respectively. Vitas' cash position was affected beginning in the September 30, 1995 period by the initial working capital funding of the CHC and HMV operations.

         Days' sales in outstanding receivables ("DSO") were 34.0, 39.4, 43.3 and 39.2 at September 30, 1993, September 30, 1994, September 30, 1995 and June 30, 1996. DSO were high at September 30, 1995 due to accounts receivable payment disruptions resulting from delays with respect to regulatory approvals relating to the change in ownership of the CHC operations in February 1995. Subsequent to September 30, 1995 such change in ownership issues were resolved and DSO returned to a more normal level of 39.2 at June 30, 1996.

         Capital expenditures were $5.2 million in fiscal 1993, $6.7 million in fiscal 1994, $5.3 million in fiscal 1995 and $4.6 million in the nine months ended June 30, 1996 or 3.4%, 3.8%, 2.3% and 2.4% of net revenue, respectively. Capital expenditures were made principally to purchase computer hardware, to purchase or develop computer software, to purchase telephone systems and for various leasehold improvements and equipment. Capital expenditures were financed, in part, by capital leases in amounts of $2.1 million, $2.5 million, $1.3 million and $0.3 million in fiscal 1993, 1994, 1995 and the nine months ended June 30, 1996, respectively.

         Cash dividend payments on the outstanding shares of 9% Preferred amounted to $2.4 million in fiscal 1993 through 1995 and $1.2 million in the nine months ended June 30, 1996.

         Subsequent to the quarter ended March 31, 1996, Vitas' results of operations have been adversely affected by various factors, including the disruption to operations resulting from the proposed Merger. Due to such factors, management of Vitas believes that Vitas' results of operations will be increasingly adversely affected until the closing of the Merger. These disruptions included the preparation for reorganization of Vitas' senior management, initial communications to various Vitas personnel of the projected termination date of their employment after the closing of the Merger, communications relative to anticipated reorganization of various support functions including marketing and sales activities and the need for communication to Vitas' general employee base and referral sources regarding the Merger. Vitas management believes that the effects of these disruptions will gradually diminish following the Closing of the Merger. In addition to disruption to operations resulting from the proposed Merger, Vitas' results of operations have continued to be negatively affected by a reduction in the overall average length of stay (as discussed above) and by increased competitive pressure from other healthcare providers such as home health agencies and nursing homes.

          By letter dated August 5, 1996, Vitas' bank lender amended, effective as of April 1, 1996, certain covenants in Vitas' bank loan agreement relating to Vitas' consolidated interest coverage ratio and consolidated fixed charge ratio. Without this amendment, Vitas would have been in non-compliance with its consolidated interest coverage ratio and consolidated fixed charge ratio covenants as of and for the quarter ended June 30, 1996. Such amendments were effective through September 29, 1996. As a result of such amendments, Vitas continued to be in compliance with such covenants as of June 30, 1996. Pursuant to an agreement dated as of September 29, 1996, such covenants, together with the current ratio covenant and the consolidated leverage ratio covenant, were amended to require Vitas to be in compliance with such covenants only at the end of any fiscal quarter, rather than at any time during the fiscal quarter.
In addition, pursuant to such agreement, Vitas is not required to report to its bank lender any default or event of default under such covenants until the earlier of the delivery of certain financial reports pursuant to the loan agreement or the date upon which the Merger Agreement is terminated or cancelled. Vitas believes it is likely that when such financial reports are prepared, they will show that Vitas would have been in violation of such covenants as of September 30, 1996. There is no assurance that Vitas' bank lender will agree to further amendments or waivers to such financial covenants or other terms of Vitas' bank credit agreements. However, Vitas believes, based on discussions with its bank lender, that pending the Merger the bank will not declare an event of default with respect to such debt or take any other action under the bank loan agreement, although there is no assurance that this will be the case.


         If the Merger Agreement is not approved and adopted by Vitas' stockholders or if the Merger is not otherwise consummated, there are significant potential consequences to Vitas and its stockholders. Pursuant to the terms of Vitas' bank credit facilities, all borrowings outstanding under such facilities were scheduled to mature on October 1, 1996. Pursuant to the agreement dated as of September 29, 1996, Vitas also obtained an extension of the maturity of all borrowings outstanding under its bank credit facilities through the earlier of November 15, 1996 or the consummation, cancellation or other termination of the Merger Agreement. Although Vitas is currently seeking an extension of such maturity to permit consummation of the transactions contemplated by the Merger Agreement, there can be no assurance that such extension can be obtained. As of September 30, 1996, amounts outstanding under such bank credit facilities totaled $36.25 million. See Note 6 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' outstanding debt. In addition, Vitas is required to redeem (to the extent funds are legally available therefor) approximately $8.3 million of the 9% Preferred on December 31, 1996 and to make additional redemptions on each of June 30 and December 31 of 1997 and 1998 thereafter. See Note 3 to Notes to Consolidated Financial Statements for the year ended September 30, 1995 for certain additional information regarding Vitas' redeemable preferred stock. In the event that the Merger is not consummated, there can be no assurance that Vitas could successfully obtain replacement debt or equity capital or that, if obtainable, such debt or equity capital could be obtained in sufficient time to avoid material disruption in its business. There also can be no assurance that, could such replacement debt or equity capital be obtained, it would be obtained on as favorable terms as those which exist under Vitas' current bank facilities and the 9% Preferred. All Vitas bank debt is classified as a current liability in the June 30, 1996 Condensed Consolidated Balance Sheet.


         As of June 30, 1996, approximately 44.5% of Vitas' assets are intangible in nature. These intangible assets resulted principally from Vitas' asset acquisitions of CHC and HMV and represent costs in excess of net tangible assets acquired in those acquisitions which were accounted for as purchase transactions and are being amortized over a period of 30 years. The carrying value of costs in excess of net tangible assets acquired will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that these costs will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, Vitas will reduce the carrying value by the estimated shortfall of cash flows, such shortfall to be calculated using discounted cash flows.


MATTERS CONCERNING THIRD-PARTY REIMBURSEMENT

         Operation Restore Trust. In May 1995, President Clinton announced a coordinated effort by federal and state agencies, named Operation Restore Trust ("ORT"), to review industry practices and regulatory compliance of home health agencies, nursing homes and certain durable medical equipment suppliers. This initiative was targeted to California, Florida, Illinois, Texas, and New York, the five states in which Medicare spending is the highest. In June 1995, federal officials announced their intention to conduct a review as part of ORT in these five states of hospice eligibility issues, based upon a study by the OIG of the Department of Health and Human Services which involved two Puerto Rico hospices unrelated to Vitas in which the OIG found a substantial number of patients not eligible for the Medicare hospice benefit.

         Vitas operates in four of the five ORT states. As a part of its review of hospices under ORT, the OIG has conducted an audit at various of Vitas' hospice programs and at Vitas' corporate offices. Based upon public information, Vitas understands that the OIG's audit of the hospice industry is planned to continue at least through the end of fiscal 1997. The OIG's review of hospices under ORT is ongoing, and no reports have been issued by the OIG on the outcome of the audit of Vitas' locations. According to public reports, the OIG audits have focused on the hospice eligibility of long stay patients (those who are in a hospice program for longer than 210 days). Based upon public comments made by OIG representatives and one published report on the OIG's audit of a Florida hospice program unrelated to Vitas, it appears that the OIG's interpretation of applicable Medicare requirements does not reflect the general hospice industry practices regarding documentation of eligibility for the Medicare hospice benefit. In addition, the OIG's interpretation of these requirements is inconsistent with advice received by hospices from fiscal intermediaries and the specific language of the applicable regulations. Vitas' revenue applicable to services delivered to patients after 210 days of Medicare hospice services was 17%, 21%, 24%, 24% and 21% of Vitas' net patient services revenue in the years ended September 30, 1993, 1994 and 1995, and the nine months ended June 30, 1995 and 1996, respectively. Vitas strongly disagrees with the OIG's apparent interpretation and application of these requirements, and believes, based upon advice from outside regulatory counsel, among other things, that it meets applicable Medicare eligibility documentation requirements in all material respects. The ultimate disposition of this audit and its possible impact on Vitas cannot be predicted.

         Other Administrative Matters. Vitas is involved in various administrative matters related to its payments from Medicare and various state Medicaid programs. On an ongoing basis, Vitas records an estimate to reserve for projected uncollectible third-party claims. Vitas management is not aware of any liabilities that may result from the resolution of these various administrative matters that, in the aggregate, would reasonably be expected to have a material adverse effect on Vitas' consolidated financial condition or results of operations.


EFFECT OF INFLATION

         The effect of inflation on Vitas' results of operations has not been material over the last three years. However, annual inflationary rate increases under the Medicare program (and as a result, state Medicaid programs) were reduced in the Omnibus Budget Reconciliation Act of 1993 by 2.0% for fiscal 1993 and fiscal 1994, 1.5% for fiscal 1995 and 1996, and 0.5% for fiscal 1997. Additional future reductions in inflationary rate increases are possible and normal inflationary increases in Vitas' operating costs could in the future be at rates higher than those of Vitas' Medicare rate increases.

                            REGULATORY ENVIRONMENT

REIMBURSEMENT

         A substantial portion of each of Apria's and Vitas' revenues is attributable to payments received from third-party payors, including the Medicare and Medicaid programs and private insurers. In 1995, approximately 92% of Vitas' revenues were attributable to Medicare and Medicaid payments and approximately 43% of Apria's revenues were attributable to Medicare and Medicaid payments. Apria and Vitas believe approximately 51% of their combined revenues in 1996 will be attributable to Medicare and Medicaid payments. Many payors are increasing pressures to control healthcare costs. In addition, both public and private payors are increasing pressures to decrease or limit increases in reimbursement rates for healthcare services. The levels of revenues and profitability of Apria and Vitas, similar to those of other healthcare companies, will be subject to the effect of possible reductions in coverage or payment rates by third-party payors. Such changes could have a material adverse effect on the business and results of operations of Apria and/or Vitas. For example, in October 1995, the U.S. House of Representatives and the Senate each passed federal budget bills aimed at, among other things, containing Medicare and Medicaid spending. In early December, the President vetoed the legislation in its then-current form and announced a counter-proposal which included Medicare and Medicaid reductions less drastic than those passed by Congress. The Medicare reimbursement reductions envisioned in these competing proposals could, if passed into law, have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

         Under Medicaid, hospice services are optional to the states. Most states in which Vitas operates cover Medicaid hospice services; however, there can be no assurance that the states in which Vitas is presently operating or states into which it could expand operations will continue to cover Medicaid hospice services. In addition, the Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate and payment adjustments, administrative rulings, freezes, and funding reductions, all of which may adversely affect the level of program payments and could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition. For example, recently there have been varying government proposals to reduce the Medicare home oxygen reimbursement rate by 10 to 40%. For both the year ended December 31, 1995 and the six months ended June 30, 1996, Medicare-reimbursed home oxygen services accounted for approximately 22% of Apria's net revenues. At this time, the reduction in the home oxygen reimbursement rate that will be passed into law, if any, cannot be predicted. Any significant rate reduction in excess of 10% that is ultimately enacted could have a material adverse effect on Apria's business, results of operations or financial condition.

         Medicare and Medicaid carriers and fiscal intermediaries also periodically conduct post-payment reviews and other audits of claims submitted. These Medicare and Medicaid contractors are under increasing pressure to scrutinize more closely health care claims. During the past year, for example, Vitas' fiscal intermediary has conducted several reviews of certain hospice providers for which it processes claims, including Vitas programs. These reviews include focused medical reviews of claims submitted for certain patients, including patients with non-cancer diagnoses. There can be no assurance that such reviews and/or similar audits of Apria's or Vitas' claims will not result in material recoupments or denials which could have a material adverse effect on Apria's and/or Vitas' business, results of operations or financial condition.

FRAUD AND ABUSE LAWS

         As suppliers and providers of services under the Medicare and Medicaid programs, Apria and Vitas are subject to Medicare and state healthcare program fraud and abuse laws. These laws include the Medicare and Medicaid anti-kickback statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any remuneration in return for the referral of patients for items or services, or arranging for the furnishing of items or services, for which payment may be made under the Medicare, Medicaid or other federally funded health care programs. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in Medicare and state health programs such as Medicaid. Recently, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of certain fraud and abuse provisions, such as expanding the application of Medicare and Medicaid fraud penalties to other federal healthcare programs. In addition, several healthcare reform proposals have included an expansion of the anti-kickback laws to include referrals of any patients regardless of payor source.

         The broad language of the anti-kickback statute has been interpreted by the courts and governmental enforcement agencies in a manner which could impose liability on healthcare providers for engaging in a wide variety of business transactions. Limited "safe harbor" regulations exempt certain practices from enforcement action under the prohibitions. However, these safe harbors are only available to transactions which fall entirely within the narrowly defined guidelines. Transactions that do not fall within the safe harbors do not necessarily violate the fraud and abuse laws and, therefore, parties to such transactions either may or may not be subject to prosecution. In addition, an increasing number of states in which Apria and Vitas operate have laws, which vary from state to state, prohibiting certain direct or indirect remuneration or fee-splitting arrangements between healthcare providers, regardless of payor source, for the referral of patients to a particular provider. In addition, under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state healthcare programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare and Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claims action, pay fines or be excluded from the Medicare and/or Medicaid programs as a result of an investigation arising out of such action. Finally, Congress enacted in 1993 the so-called "Stark Law," which prohibits referrals by physicians to certain entities with which they have a financial relationship unless an exception applies. Several states in which Apria and Vitas operate also have similar laws. Possible sanctions for violation of these laws include denial of payment, loss of licensure and civil and criminal penalties. Apria and Vitas each maintains an internal regulatory compliance review program and from time to time retains special counsel for guidance on applicable laws and regulations. However, no assurance can be given that the practices of Apria or Vitas, if reviewed, would be found to be in compliance with applicable health regulatory laws, as such laws ultimately may be interpreted, or that any non-compliance with such laws would not have a material adverse effect on Apria and/or Vitas.

QUI TAM LAWSUIT

         Apria is one of nine named defendants in a qui tam lawsuit, which was filed under seal in the Northern District of Georgia on August 23, 1995, by Mark Parker, a former employee, and served on Apria on May 31, 1996. The suit alleges that Apria violated the Civil False Claims Act by paying illegal kickbacks to certain healthcare providers in exchange for patient referrals. The suit also alleges that Apria violated the False Claims Act by improperly generating "Certificates of Medical Necessity" for certain products, including oxygen and low air-loss beds, and providing free benefits, such as pulmonary function testing and pulse oximetry testing, to certain physicians. Finally, the suit alleges that Mr. Parker's employment was improperly terminated in violation of the whistle-blower protection provisions of the False Claims Act. Prior to the service of the lawsuit, the United States Department of Justice investigated Mr. Parker's allegations and Apria fully cooperated with that investigation. On June 27, 1996, the United States intervened in the suit, and on July 10, 1996, it filed an amended complaint, in which it essentially joined Mr. Parker's allegations concerning illegal kickbacks, but declined to join any of the other allegations. In conjunction with the qui tam action, a grand jury also is investigating allegations contained in the qui tam complaint. Potential remedies under the Civil False Claims Act include recovery of any actual damages suffered by the government, treble damages, statutory fines of up to $10,000 per false claim, and certain other remedies. The grand jury investigation could result in the imposition of administrative, civil or criminal fines or penalties or restitutionary relief. Apria intends to defend vigorously against the allegations. In that regard, on July 25, 1996, Apria filed a motion to dismiss the qui tam lawsuit, and that motion currently is pending. Regardless of the outcome of that motion, Apria believes that the outcome of the qui tam lawsuit and the grand jury investigation will not have a material adverse effect on Apria's business, results of operations or financial condition.

OPERATION RESTORE TRUST

         Recently, the federal government made a policy decision to increase significantly the financial and human resources allocated to enforcing the fraud and abuse laws. Private insurers and various state enforcement agencies also have increased their scrutiny of healthcare claims in an effort to identify and prosecute fraudulent and abusive practices. Under ORT, the OIG, in cooperation with other federal and state agencies, has focused on the activities of home health agencies, hospices, durable medical equipment suppliers and nursing homes in New York, Florida, Illinois, Texas and California, states in which Apria and Vitas have significant operations. As part of ORT, hospice programs, including certain of Vitas' programs, have been audited. In a recent OIG report issued following the audit of one Florida hospice program unrelated to Vitas, the OIG concluded that, based upon a review of a sample of medical records of certain long stay patients (those who are in a hospice program for longer than 210 days), the majority of the medical records reviewed either (1) did not support the beneficiaries' eligibility for hospice coverage, or (2) were not sufficient to determine whether the beneficiaries were terminally ill. As a result of these findings, the OIG recommended that the fiscal intermediary (1) recover a minimum of $8.9 million for the beneficiaries determined not eligible for Medicare hospice benefits, and (2) conduct medical reviews of the other cases in which the OIG was unable to determine whether the beneficiaries were terminally ill, which cases, if determined to be ineligible, could result in an additional recoupment of up to $5.9 million. The fiscal intermediary has not publicly indicated whether it will be following the OIG's recommendations and is not legally obligated to do so. In commenting on a draft version of this report, however, the intermediary noted several issues raised by the report and the OIG's recommendations, including the process to be followed in reviewing the eligibility determinations and whether the provider or the beneficiaries would be responsible for any overpayments.

         The OIG's review of hospice programs is ongoing, and no reports have been issued by the OIG on the outcome of the audit of Vitas' locations. According to public reports, the OIG audits have focused on the hospice eligibility of long stay patients (those who are in a hospice program for longer than 210 days). Based upon public comments made by OIG representatives, and the OIG report discussed above, it appears that the OIG's interpretation of applicable Medicare requirements does not reflect general hospice industry practices regarding documentation of eligibility for the Medicare hospice benefit. In addition, the OIG's interpretation of these requirements is inconsistent with advice received by hospices from fiscal intermediaries and the specific language of the applicable regulations. Vitas strongly disagrees with the OIG's apparent interpretation and application of these requirements, and believes that Vitas meets applicable Medicare eligibility documentation requirements in all material respects. The ultimate disposition of this audit and its possible impact on Vitas cannot currently be predicted, and there can be no assurance that this audit will not have a material adverse effect on Vitas' business, results of operations or financial condition. See Note 5 to Notes to Condensed Consolidated Financial Statements (Unaudited) of Vitas for the period ended June 30, 1996.

OTHER FEDERAL AND STATE REGULATIONS

         The federal government and all states regulate various aspects of the home healthcare and hospice industries. In particular, Apria's and Vitas' operations are subject to federal and state laws covering the repackaging and dispensing of drugs (including oxygen) and regulating interstate motor-carrier transportation, pharmacies, nursing services and certain types of home health agency and hospice activities. Certain of Apria's and Vitas' employees are subject to state laws and regulations governing the ethics and professional practice of medicine, respiratory therapy, pharmacy and nursing. Apria's and Vitas' operations are subject to periodic survey by governmental and private accrediting entities to assure compliance with applicable state licensing, Medicare and Medicaid certification, and accreditation standards, as the case may be. From time to time in the ordinary course of business, Apria and Vitas, like other healthcare companies, receive survey reports containing deficiencies for alleged failure to comply with applicable requirements. The companies review such reports and attempt to take appropriate corrective action. The failure to effect such action or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect Apria's and/or Vitas' business, results of operations or financial condition and could prevent the programs involved from offering products and services to patients. In addition, laws and regulations often are adopted to regulate new products, services and industries. There can be no assurances that either the states or the federal government will not impose additional regulations upon the activities of Apria and/or Vitas which might adversely affect their business, results of operations or financial condition.

                           FORWARD LOOKING STATEMENTS

         Apria and Vitas believe that information set forth in this Proxy Statement/Prospectus under the captions "RISK FACTORS," "VITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and information set forth in Apria's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, and in Apria's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, as amended, which reports are included in the appendices attached hereto, contain various
"forward looking statements" within the meaning of Section 27A of the 1933
Act, and Section 21E of the 1934 Act, which statements represent Apria's and Vitas' reasonable judgment concerning the future and are subject to risks and uncertainties that could cause Apria's and Vitas' actual operating results and financial position to differ materially. Such forward looking statements include the following: Apria's belief that it will achieve some savings in certain administrative costs as a result of the Merger; Apria's and Vitas' expectation that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methodologies and that public debate of these issues will continue in the future; Apria's belief that the levels of revenues and profitability of Apria and/or Vitas, similar to those of other healthcare companies, will be subject to the effect of possible reductions in coverage or payment rates by third-party payors;
Apria's intention not to pay any dividends on the Apria Common Stock in the foreseeable future; Apria's belief that managed care plans will continue to increase their influence over the delivery and cost of the healthcare services; Apria's belief that any liability that might be incurred by Apria upon the resolution of certain legal proceedings in which it is involved will not, in the aggregate, have a material adverse effect on the consolidated financial condition or results of operations of Apria; Apria's belief that restructuring activities resulting in payroll, rent and other cost savings from workforce reductions and branch consolidations will continue in the near term to be partially offset by integration costs; Apria's belief that the disruption of the day to day operations caused by the consolidation and integration activities arising from the Abbey/Homedco Merger will not continue long term; Apria's intention to increase collections and reduce accounts receivable and days' sales in outstanding receivables by implementing operational processes and incentive programs in 1996; Apria's belief that cash provided by operations and amounts available under its new and existing credit and lease financing will be sufficient to finance its current operations for at least the next 12 months; Apria's expectation that integration costs will decrease significantly as the integration activities subside; Apria's belief that disruptions and billing delays due to facility consolidations and employee terminations will diminish in 1996; Apria's expectation that delays will continue in 1996 for regions that are scheduled for system conversion through September 1996; Apria's belief that system conversions will continue to impact the timing of billing and collections; Apria's expectation that its processing backlog will be eliminated during the first two quarters of 1996; Apria's belief that the counterparties to its swap and cap agreements will be able to fully satisfy their obligations under the contracts; Apria's expectation that company-wide cash collections will improve by the fourth quarter of 1996 as normal processing resumes; Apria's belief that payments made against the restructuring cost accrual will continue through the year 2000, according to contractual terms; Vitas' belief that future reductions in inflationary rate increases are possible and that normal inflationary increases in Vitas' operating costs could in the future be at rates higher than those of Vitas' Medicare rate increases; Apria's expectation that no significant stock option or stock purchase right exercises will result from the Merger; Apria's expectation of further increases in accounts receivable in the third quarter of 1996; Apria's belief that the anticipated resignation or termination of officers of Vitas will not adversely impact the integration of the two companies or have a material adverse effect on Apria or Vitas; Apria's and Vitas' belief that approximately 51% of their combined revenue in 1996 will be attributed to Medicare and Medicaid payments; Vitas' belief that there will be no Debt Adjustment based on its Total Debt as of July 31, 1996; Vitas' belief that the cost structures of the former CHC and HMV operations will, over time, be reduced as overhead costs are reduced and those operations begin to fully utilize Vitas' information systems and methods of operations; Vitas' belief that the higher cost structures of certain start-up programs will, over time, evolve to more normal cost structures as the start-up programs grow in size and fixed costs are distributed over a larger revenue base; and Vitas' anticipation that the balance of the restructuring cost reserve will be fully liquidated by December 1996.

Apria and Vitas caution that the above statements are further qualified by important factors that could cause Apria's and Vitas' actual operating results to differ materially from those in the forward looking statements. Such factors include, without limitation, those set forth in this Proxy Statement/Prospectus under "RISK FACTORS" and the following: difficulties encountered in the integration of the operations of Apria and Vitas; reforms in the healthcare industry and increased pricing pressures on home healthcare and hospice providers; changes in the regulatory environment with respect to reimbursement under Medicare and Medicaid programs, fraud and abuse laws, ORT and other federal and state regulations; recent losses reported by Apria and Vitas; difficulties encountered by Apria in collecting accounts receivable; greater than anticipated competition; possible loss of existing relationships with managed care organizations, private and governmental third-party payors, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional healthcare providers, and large self-insured employers; an increase in the concentration of large payors; inability to maintain adequate liability insurance to cover legal claims; certain anti-takeover provisions which may make an unsolicitated acquisition of control of Apria more difficult or expensive; dependence on key personnel; possible volatility of the stock price; Apria's intention not to pay any dividends on Apria Common Stock in the foreseeable future; significant potential consequences to Vitas if the Merger is not consummated; potential conflicts of interest between Vitas securityholders and certain members of Vitas' management and Board of Directors; possible adjustments to the Exchange Ratio; and dilution of voting power of Vitas securityholders if the Merger is consummated. See "RISK FACTORS."

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements are presented assuming the Merger has been consummated and accounted for as a pooling of interests. The pro forma condensed combined statements of operations for each of the three years in the period ended December 31, 1995, and the six month periods ended June 30, 1995 and June 30, 1996 have been prepared as if the Merger had occurred on January 1, 1993. The pro forma condensed combined balance sheet as of June 30, 1996 has been prepared as if the Merger had occurred on June 30, 1996. The pro forma combined data is based on the separate historical consolidated financial statements of Apria and Vitas giving effect to the Merger under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The unaudited pro forma condensed combined financial statements are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the Merger occurred on the dates indicated or that may be achieved in the future.

         For all applicable periods presented in the unaudited pro forma condensed combined statements of operations, shares used in the computation of earnings per common and common equivalent share and supplemental earnings per common and common equivalent share give effect to the Exchange Ratio, excluding the adjustments contemplated by the Merger Agreement.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate audited consolidated financial statements of Apria included in the appendices attached hereto and those of Vitas included in this Proxy Statement/Prospectus.

                                   APRIA/VITAS
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 1996
                                 (IN THOUSANDS)


                                                        Historical                                  Pro Forma
                                                 ------------------------         ---------------------------------------------
                                                    Apria         Vitas           Adjustments       Reference         Combined
                                                 ----------     ---------         -----------       ---------        ----------
Cash and cash equivalents....................    $   20,089     $   2,396          $                                 $   22,485
Accounts receivable, net.....................       334,586        26,683               (108)       (4)(a)              361,161
Other current assets.........................       135,085         5,159                250        (6)                 140,494
                                                 ----------     ---------          ---------                         ----------
     Total current assets....................       489,760        34,238                142                            524,140
Patient service equipment, net...............       192,187             -                                               192,187
Property, equipment and improvements, net....       105,916        15,470                                               121,386
Goodwill, net................................       296,135        42,034                                               338,169
Other assets.................................        27,480         2,686              6,778        (4)(b)(7)            36,944
                                                 ----------     ---------          ---------                         ----------
     Total assets............................    $1,111,478     $  94,428          $   6,920                         $1,212,826
                                                 ==========     =========          =========                         ==========

Accounts payable.............................    $   62,276     $  15,590          $   5,924        (4)(a)(c)(6)     $   83,790
Other current liabilities....................        91,299        45,980            (34,657)       (4)(c)(6)(8)        102,622
                                                 ----------     ---------          ---------                         ----------
     Total current liabilities...............       153,575        61,570            (28,733)                           186,412
Long-term debt...............................       609,200        10,459             65,887        (4)(b)(d)(8)        685,546
Other non-current liabilities................             -         1,596                749        (4)(d)(7)             2,345
Redeemable preferred stock:
  9% Preferred Stock.........................             -        27,308            (27,308)       (9)                       -
  Series B Preferred Stock...................             -        32,641            (32,641)       (9)                       -
Stockholders' equity (deficiency):
  Common Stock...............................            51             4                                                    55
  Additional paid-in capital.................       316,752       (30,644)            32,641        (9)                 318,749
  Retained earnings (deficit)................        31,900        (7,071)            (5,110)       (9)                  19,719
  Indebtedness of employee stock
    ownership plan ..........................             -        (1,435)             1,435        (8)                       -
                                                 ----------     ---------          ---------                         ----------
     Total stockholders' equity (deficiency).       348,703       (39,146)            28,966                            338,523
                                                 ----------     ---------          ---------                         ----------
     Total liabilities and stockholders'
       equity (deficiency)...................    $1,111,478     $  94,428          $   6,920                         $1,212,826
                                                 ==========     =========          =========                         ==========

Common shares outstanding as of June 30, 1996        51,014         4,409                100        (9)                  55,523



             See accompanying Notes to Unaudited Pro Forma Condensed
                         Combined Financial Statements

                                   APRIA/VITAS
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       Historical                                      Pro Forma
                                             ------------------------------       -------------------------------------------------
                                                      Apria        Vitas               Adjustments     Reference      Combined
                                                   --------       -------              -----------     ---------      ---------
Net revenues.................................      $571,895      $101,375               $   (546)         (5)         $ 672,724
Cost of net revenues.........................       173,806        62,697                   (546)         (5)           235,957
                                                   --------      --------               --------                      ---------
  Gross profit...............................       398,089        38,678                      -                        436,767
Selling, distribution and
 administrative expenses ....................       292,090        34,013                                               326,103
Provision for doubtful accounts..............        26,363         3,026                                                29,389
Amortization of intangible assets............         8,134           671                                                 8,805
Restructuring costs..........................         2,661             -                                                 2,661
Merger costs.................................         6,988             -                                                 6,988
Employee contract settlements................         3,206             -                                                 3,206
Loss on disposition of U.K. subsidiary.......           500             -                                                   500
                                                   --------      --------               --------                      ---------
  Operating income...........................        58,147           968                      -                         59,115
Interest expense, net of interest (income)...        21,816           498                                                22,314
                                                   --------      --------               --------                      ---------
  Income before taxes and extraordinary
    charge...................................        36,331           470                      -                         36,801
Income taxes.................................        13,042           168                                                13,210
                                                   --------      --------               --------                      ---------
  Income before extraordinary charge.........      $ 23,289      $    302               $      -                      $  23,591
                                                   ========      ========               ========                      =========
  Income before extraordinary charge
    applicable to common stockholders........      $ 23,289      $ (1,998)              $      -                      $  21,291
                                                   ========      ========               ========                      =========

Per common and common equivalent share:
  Primary....................................      $    .49      $   (.45)                                            $     .44
  Fully diluted..............................      $    .47      $   (.45)                                            $     .42
Number of shares used in calculation:
  Primary....................................        47,495         4,402                 (3,125)         (11)           48,772
  Fully diluted..............................        51,150         4,402                 (3,125)         (11)           52,427

Supplemental per common and common
equivalent share(11):
  Primary....................................                                                                         $     .46
  Fully diluted..............................                                                                         $     .44
Supplemental number of shares used
in calculation(11):
  Primary....................................                                                                            51,977
  Fully diluted..............................                                                                            55,632



           See accompanying Notes to Unaudited Pro Forma Condensed
                        Combined Financial Statements

                                   APRIA/VITAS
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       Historical                                      Pro Forma
                                             ------------------------------       -------------------------------------------------
                                                    Apria          Vitas               Adjustments     Reference    Combined
                                                  ---------       -------              -----------     ---------   ---------
Net revenues.................................     $ 601,882      $126,449               $  (1,427)        (5)         $ 726,904
Cost of net revenues.........................       191,034        83,099                  (1,427)        (5)           272,706
                                                  ---------       -------               ---------                     ---------
  Gross profit...............................       410,848        43,350                       -                       454,198
Selling, distribution and administrative
  expenses ..................................       285,437        37,011                                               322,448
Provision for doubtful accounts..............        27,858         2,582                                                30,440
Amortization of intangible assets............         8,451         1,267                                                 9,718
                                                  ---------       -------               ---------                     ---------
  Operating income...........................        89,102         2,490                       -                        91,592
Interest expense, net of interest (income)...        23,111         2,082                                                25,193
                                                  ---------       -------               ---------                     ---------
  Income before taxes........................        65,991           408                       -                        66,399
Income taxes.................................        23,757           182                                                23,939
                                                  ---------       -------               ---------                     ---------
  Net income.................................     $  42,234       $   226               $       -                     $  42,460
                                                  =========       =======               =========                     =========

  Net income (loss) applicable to common
      stockholders...........................     $  42,234       $(2,074)              $       -                     $  40,160
                                                  =========       =======               =========                     =========

Per common and common equivalent share:
  Primary....................................     $     .81       $  (.47)                                            $     .75
  Fully diluted..............................     $     .81       $  (.47)                                            $     .75
Number of shares used in calculation:
  Primary....................................        52,286         4,409                  (3,130)        (11)           53,565
  Fully diluted..............................        52,399         4,409                  (3,130)        (11)           53,678

Supplemental per common and common
equivalent share(11):
  Primary....................................                                                                         $     .73
  Fully diluted..............................                                                                         $     .72
Supplemental number of shares used
in calculation(11):
  Primary....................................                                                                            56,788
  Fully diluted..............................                                                                            56,901


           See accompanying Notes to Unaudited Pro Forma Condensed
                        Combined Financial Statements

                                   APRIA/VITAS
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Historical                                      Pro Forma
                                                  -----------------------------   -------------------------------------------------
                                                       Apria           Vitas           Adjustments     Reference        Combined
                                                     ----------      --------          -----------     ---------        --------
Net revenues.....................................    $  748,901      $150,964          $  (1,200)         (5)              $898,665
Cost of net revenues.............................       226,124        94,225             (1,200)         (5)               319,149
                                                     ----------      --------          ---------                           --------
  Gross profit...................................       522,777        56,739                  -                            579,516
Selling, distribution and administrative expenses       410,392        48,271                                               458,663
Provision for doubtful accounts..................        34,476         3,283                                                37,759
Amortization of intangible assets................         4,103           719                                                 4,822
Forgiveness of officer loans.....................             -         4,700                                                 4,700
                                                     ----------      --------          ---------                           --------
  Operating income (loss)........................        73,806          (234)                 -                             73,572
Interest expense, net of interest (income).......        18,266           (97)                                               18,169
                                                     ----------      --------          ---------                           --------
  Income (loss) from continuing
      operations before taxes
      and cumulative effect of change
      in accounting method.......................        55,540          (137)                 -                             55,403
Income taxes.....................................        19,695            46                                                19,741
                                                     ----------      --------          ---------                           --------
  Income (loss) from continuing operations before
      cumulative effect of change
      in accounting method.......................    $   35,845      $   (183)         $       -                           $ 35,662
                                                     ==========      ========          =========                           ========

  Income (loss) from continuing operations
      applicable to common stockholders
      before cumulative effect of change in
      accounting method..........................    $   35,845      $ (3,297)         $       -                           $ 32,548
                                                     ==========      ========          =========                           ========

Per common and common equivalent share:
  Primary........................................    $      .94      $   (.60)                                             $    .82
  Fully diluted..................................    $      .89      $   (.60)                                             $    .79
Number of shares used in calculation:
  Primary........................................        38,138         5,527             (3,924)         (11)               39,741
  Fully diluted..................................        43,864         5,527             (3,924)         (11)               45,467

Supplemental per common and common equivalent
share(11):
  Primary........................................                                                                          $    .77
  Fully diluted..................................                                                                          $    .75
Supplemental number of shares used in
calculation(11):
  Primary........................................                                                                            42,880
  Fully diluted..................................                                                                            48,606



             See accompanying Notes to Unaudited Pro Forma Condensed
                         Combined Financial Statements

                                   APRIA/VITAS
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      HISTORICAL                           PRO FORMA
                                                               ------------------------     ---------------------------------------
                                                                  APRIA         VITAS       ADJUSTMENTS    REFERENCE      COMBINED
                                                               ----------    ----------     -----------    ---------     ----------
Net revenues .............................................     $  962,812    $  175,832     $   (1,206)        (5)       $1,137,438
Cost of net revenues .....................................        287,690       108,842         (1,206)        (5)          395,326
                                                               ----------    ----------     ----------                   ----------
  Gross profit ...........................................        675,122        66,990           --                        742,112
Selling, distribution and administrative expenses ........        517,027        53,964                                     570,991
Provision for doubtful accounts ..........................         46,716         3,973                                      50,689
Amortization of intangible assets ........................         11,504         1,161                                      12,665
                                                               ----------    ----------     ----------                   ----------
  Operating income .......................................         99,875         7,892           --                        107,767
Interest expense, net of interest (income) ...............         37,155          (399)                                     36,756
                                                               ----------    ----------     ----------                   ----------
  Income from continuing operations before taxes .........         62,720         8,291           --                         71,011
Income taxes .............................................         27,104         3,150                                      30,254
                                                               ----------    ----------     ----------                   ----------
  Income from continuing operations ......................     $   35,616    $    5,141     $     --                     $   40,757
                                                               ==========    ==========     ==========                   ==========

  Income from continuing operations applicable to
      common stockholders ................................     $   35,616    $      543     $     --                     $   36,159
                                                               ==========    ==========     ==========                   ==========

Per common and common equivalent share:
  Primary ................................................     $      .81    $      .15                                  $      .78
  Fully diluted ..........................................     $      .78    $      .15                                  $      .76
Number of shares used in calculation:
  Primary ................................................         44,096        12,511         (8,883)       (11)           47,724
  Fully diluted ..........................................         49,284        12,843         (9,119)       (11)           53,008

Supplemental per common and common
equivalent share(11):
  Primary ................................................                                                               $      .79
  Fully diluted ..........................................                                                               $      .76
Supplemental number of shares used in
calculation(11):
  Primary ................................................                                                                   48,571
  Fully diluted ..........................................                                                                   53,759


                  See accompanying Notes to Unaudited Pro Forma
                     Condensed Combined Financial Statements

                                   APRIA/VITAS
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                HISTORICAL                           PRO FORMA
                                                         ------------------------     ---------------------------------------
                                                            APRIA         VITAS       ADJUSTMENTS    REFERENCE      COMBINED
                                                         ----------    ----------     -----------    ---------     ----------
Net revenues .......................................     $1,133,600    $  230,854     $    (1,262)       (5)       $1,363,192
Cost of net revenues ...............................        360,999       148,562          (1,262)       (5)          508,299
                                                         ----------    ----------     -----------                  ----------
  Gross profit .....................................        772,601        82,292            --                       854,893
Selling, distribution and administrative expenses ..        601,978        73,290                                     675,268
Provision for doubtful accounts ....................        100,463         6,828                                     107,291
Amortization of intangible assets ..................         16,273         1,824                                      18,097
Restructuring costs ................................         68,304         2,020                                      70,324
Merger costs .......................................         12,193          --                                        12,193
Employee contracts, benefit plan and claim
  settlements ......................................         20,367          --                                        20,367
Loss on disposition of U.K. subsidiary .............            500          --                                           500
                                                         ----------    ----------     -----------                  ----------
  Operating loss ...................................        (47,477)       (1,670)           --                       (49,147)
Interest expense, net of interest (income) .........         42,942         2,763                                      45,705
                                                         ----------    ----------     -----------                  ----------
  Loss before taxes and extraordinary charge .......        (90,419)       (4,433)           --                       (94,852)
Income tax benefit .................................        (18,941)       (1,588)                                    (20,529)
                                                         ----------    ----------     -----------                  ----------
  Net loss before extraordinary charge .............     $  (71,478)   $   (2,845)    $      --                    $  (74,323)
                                                         ==========    ==========     ===========                  ==========

  Net loss before extraordinary charge applicable to
      common stockholders ..........................     $  (71,478)   $   (7,443)    $      --                    $  (78,921)
                                                         ==========    ==========     ===========                  ==========

Per common and common equivalent share:
  Primary ..........................................     $    (1.52)   $    (1.69)                                 $    (1.63)
  Fully diluted ....................................     $    (1.52)   $    (1.69)                                 $    (1.63)
Number of shares used in calculation:
  Primary ..........................................         47,112         4,402          (3,125)       (11)          48,389
  Fully diluted ....................................         47,112         4,402          (3,125)       (11)          48,389

Supplemental per common and common equivalent
share(11):
  Primary ..........................................                                                               $    (1.49)
  Fully diluted ....................................                                                               $    (1.49)
Supplemental number of shares used in
calculation(11):
  Primary ..........................................                                                                   51,600
  Fully diluted ....................................                                                                   51,600


                  See accompanying Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements have been prepared by combining the historical balances of Apria and Vitas. The following notes describe the adjustments and other items relevant to the pro forma statements.

(1)  ACCOUNTING PERIOD DIFFERENCES

The results of operations for Vitas included in the unaudited pro forma condensed combined statements of operations for the three years ended December 31, 1993, 1994 and 1995 were derived from Vitas' audited financial statements for the three fiscal years ended September 30, 1993, 1994 and 1995. The unaudited results of operations for the quarters ended December 31, 1993, 1994 and 1995 were as follows:


                                                  Three Months Ended
                                                      December 31,
                                          ------------------------------------
                                             1993        1994         1995
                                             ----        ----         ----

                                          (in thousands, except per share data)

Net revenues .........................     $43,275     $47,421      $65,065
Net income ...........................       1,687       1,073          372
Net income (loss) applicable to common
   stockholders ......................         537         (76)        (778)
Net income (loss) per common share ...      $  .07      $ (.02)      $ (.18)


If Vitas' operating results for the twelve months ended December 31, 1995 had been used in preparing the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1995, pro forma revenues and loss before extraordinary item would be $1,380,836,000 and $(75,024,000), respectively.

The results of operations for Vitas included in the unaudited pro forma condensed combined statements of operations for the six month periods ended June 30, 1995 and 1996 were derived from Vitas' unaudited statements of operations for the six month periods ended March 31, 1995 and June 30, 1996, respectively. The balance sheet for Vitas included in the unaudited pro forma condensed combined balance sheet as of June 30, 1996 was derived from Vitas' unaudited balance sheet as of June 30, 1996.

(2)  RESTRUCTURING AND INTEGRATION COSTS

Apria anticipates that Vitas will continue to operate as an autonomous unit with integration activities focused on the restructuring and consolidation of Vitas' administrative and support functions with those of Apria. Apria expects to incur certain expenses in connection with the restructuring and consolidation, primarily the cost of reducing personnel. These expenses are not currently estimable with a reasonable degree of accuracy. Accordingly, they are not reflected in the unaudited pro forma condensed combined financial statements.

The specific elements of the restructuring plan are expected to be determined by the merger date and to be implemented over the fourth quarter of 1996.
The estimated costs associated with the restructuring activities will be expensed in the same period.

(3)  ACCOUNTING CONFORMITY

Under the pooling of interests accounting method, the accounting policies followed by the combining companies must be conformed. A review of the accounting policies of Apria and Vitas uncovered no significant differences.

(4)  RECLASSIFICATIONS

The unaudited pro forma condensed combined financial statements reflect the following reclassifications to conform all periods to Apria's current year presentation.

         (a) Vitas' prepaid unified rate of $108,000 as accounts payable rather than accounts receivable.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (continued)

         (b) Vitas' deferred debt costs of $222,000 as a reduction of long-term debt rather than as a non-current asset.

         (c) Vitas' payroll withholdings of $768,000 as other liabilities rather than accounts payable.

         (d) Vitas' capitalized lease obligations of $1,251,000 as long-term debt rather than other non-current liabilities.


(5)  INTERCOMPANY TRANSACTIONS

The unaudited pro forma condensed combined statements of operations reflect adjustments necessary to eliminate transactions between Apria and Vitas.

(6)  TRANSACTION FEES AND CEO SEVERANCE

Under the pooling of interests accounting method, direct transactions costs are expensed in the period in which the transaction is consummated. Such costs are estimated to be $5,300,000 and include investment banking, legal, accounting, printing, solicitation, filing fees and similar expenses. The accrual of these expenses, net of estimated tax benefits of $1,908,000, has been reflected in the unaudited pro forma condensed combined balance sheet at June 30, 1996 but not in the unaudited pro forma condensed combined statement of operations for the six month period then ended.

Concurrent with the closing of the Merger, Vitas' Chief Executive Officer ("CEO") will receive a severance payment of $1,250,000 and a prepaid consulting fee of $250,000. These amounts, net of estimated tax benefits of $450,000, have been reflected in the unaudited pro forma condensed combined balance sheet at June 30, 1996 but not in the unaudited pro forma condensed combined statements of operations for the six month period then ended.

(7)  NON-COMPETITION COVENANT

The seven year Non-Competition Agreement negotiated with Vitas' CEO will result in three installment payments totalling $7,000,000: $5,000,000 at the closing of the Merger and $1,000,000 on each of the first two anniversaries of the closing of the Merger. The unaudited pro forma condensed combined balance sheet at June 30, 1996 reflects a $2,000,000 liability for future amounts due and a $5,000,000 increase in debt for the covenant payment made at the closing of the Merger.

(8)  LONG-TERM DEBT


In order to effect the Merger and to meet the working capital needs of the combined company, additional financing has been obtained. Effective August 9, 1996, Apria entered into an agreement with a syndicate of banks which provides for borrowings of up to $800,000,000. The agreement is structured as an unsecured five year revolving line of credit, which provides for variable rate interest options including Federal Funds Rate plus .5%, the Prime Rate or London Interbank Offered Rate ("LIBOR") plus up to 1.00%. The LIBOR option is subject to discount based on Apria achieving certain targeted ratios of debt to earnings before interest, taxes, depreciation and amortization. The agreement contains restrictive covenants requiring the maintenance of certain financial ratios, limitations on additional borrowings and capital expenditures and restrictions on cash dividends and other distributions.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (continued)

Apria expects to borrow approximately $75,317,000 against the line of credit and to assume $2,659,000 in capitalized leases as a direct result of the contemplated Merger transaction. The borrowings will be used to purchase Vitas' 9% Preferred Stock, $27,308,000, pay the first installment of the Non-compete Agreement, $5,000,000, repay indebtedness of the employee stock ownership plan, $1,435,000 and repay Vitas' credit facility and other outstanding notes $41,574,000 (including current maturities of $32,550,000).

Maturities of long-term debt, exclusive of capital lease obligations, for the five years ending December 31, 2001 and thereafter, are as follows (in thousands):

                Six months remaining 1996                  $  1,219
                1997                                          1,111
                1998                                            172
                1999                                             --
                2000                                             --
                2001                                        479,617
                Thereafter                                  200,000
                                                           --------
                                                           $682,119
                                                           ========

(9)  STOCKHOLDERS' EQUITY

The exchanges of Vitas equity securities for Apria Common Stock are computed based on the Initial Exchange Ratio of .290. Application of this ratio assumes the market price of Apria Common Stock at the effective date of the Merger will be at least $27.125 and will not exceed $37.125. Should the market price at the effective date not fall within this range, the Initial Exchange Ratio is subject to certain adjustments as stipulated in the Merger Agreement. Also, the Initial Exchange Ratio is subject to additional adjustments if Vitas' long-term debt exceeds certain levels at the effective date of the Merger.

The unaudited pro forma condensed combined balance sheet at June 30, 1996 reflects the following adjustments to stockholders' equity:

         9% Preferred Stock has been eliminated to reflect the purchase of 270,000 of such issued and outstanding shares by Apria.

         Series B Preferred Stock, Common Stock, and additional paid-in capital have been adjusted to reflect the conversion of 262,500 issued and outstanding shares of Vitas Series B Preferred Stock into 5,526,316 shares of Vitas Common Stock.


         Common Stock and additional paid-in capital have been adjusted to reflect the issuance of approximately 2,881,000 shares of Apria Common Stock with a par value of $.001 in exchange for 9,935,158 issued and outstanding shares of Vitas Common Stock (which reflects the shares issued upon conversion of the Series B Preferred Stock). In addition, Common Stock and additional paid-in capital have been adjusted to reflect the issuance of approximately 1,628,000 shares of Apria Common Stock with a par value of $.001 to holders of Vitas warrants and stock options. Adjusted exchange ratios of .2909 and .4235 would result in the issuance of approximately 4,505,000 and 6,591,000 shares of Apria Common Stock, respectively, in exchange for Vitas Common Stock, Warrants and Stock Options.


         Retained earnings has been adjusted for the net effects of the aforementioned pro forma adjustments as follows:

         Accrual of transaction costs, net of estimated tax
           effects of $1,908,000                                    $3,392,000
         Accrual of CEO severance, net of estimated tax effects
           of $450,000                                                 800,000
         Compensation expense on settlement of employee stock
           ownership plan indebtedness, net of estimated tax
           effects of $517,000                                         918,000
                                                                    ----------
                                                                    $5,110,000
                                                                    ==========

No significant stock option or stock purchase right exercises are expected to result from the Merger.

(10)  INCOME TAXES

The tax effects of the aforementioned pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet at June 30, 1996 assuming a 36% effective tax rate.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (continued)

The transaction is not expected to result in a further limitation of Apria's net operating loss carryforward under Code Section 382.

(11)  EARNINGS PER SHARE


The weighted average common share amounts reflected in the unaudited pro forma condensed combined statements of operations represent the aggregate weighted average shares of Apria and Vitas adjusted to reflect the Initial Exchange Ratio of .290 shares of Apria Common Stock for Vitas Common Stock. The Initial Exchange Ratio applied in this computation excludes the adjustments contemplated by the Merger Agreement (see Note 9). At adjusted exchange ratios of .2909 and
 .4235, the pro forma per share earnings (loss) amounts would not differ by more than $.03 from the amounts presented for all periods.


The weighted average common share amounts reflected in the supplemental earnings per share computation assume the exchange of Vitas Common Stock, Series B Preferred Stock, Stock Options and Warrants for Apria Common Stock (at the Initial Exchange Ratio of .290) at the beginning of the periods presented. Accordingly, net income (loss) applicable to common stockholders used in the supplemental earnings per share computation excludes adjustments related to the aforementioned Vitas equity items.

                          INDEX TO FINANCIAL STATEMENTS
                         OF VITAS HEALTHCARE CORPORATION

                                                                                                      Page
                                                                                                      ----

A.     Audited Financial Statements for the Years Ended September 30, 1993, 1994 and 1995

       1.  Report of Independent Certified Public Accountants......................................    F-2

       2.  Consolidated Balance Sheets--September 30, 1994 and 1995................................    F-3

       3.  Consolidated Statements of Operations--Years ended
                    September 30, 1993, 1994 and 1995..............................................    F-5

       4.  Consolidated Statements of Changes in Redeemable Preferred
                    Stock and Stockholders' Deficit--Years ended
                    September 30, 1993, 1994 and 1995..............................................    F-6

       5.  Consolidated Statements of Cash Flows--Years ended
                    September 30, 1993, 1994 and 1995..............................................    F-7

       6.  Notes to Consolidated Financial Statements..............................................    F-9

B.     Condensed Consolidated Financial Statements for the Periods Ended June 30, 1996 and 1995
       (unaudited)

       1.  Condensed Consolidated Balance Sheets...................................................    F-27

       2.  Condensed Consolidated Statements of Operations ........................................    F-29

       3.  Condensed Consolidated Statements of Cash Flows.........................................    F-30

       4.  Notes to Condensed Consolidated Financial Statements....................................    F-31

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Vitas Healthcare Corporation and Subsidiaries

We have audited the consolidated balance sheets of Vitas Healthcare Corporation and Subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vitas Healthcare Corporation and Subsidiaries as of September 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 9 to the financial statements, in 1993 the Company changed its method of accounting for income taxes.



                                                     ERNST & YOUNG LLP


Miami, Florida
December 14, 1995

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                           SEPTEMBER 30,
                                                       --------------------
                                                         1994        1995
                                                        -------     -------
ASSETS
Current assets:
   Cash and cash equivalents                            $ 5,715     $ 4,545
   Marketable securities                                  8,077        --
   Accounts receivable from patient services,
     net of allowance for uncollectible accounts of
     $3,500 in 1994 and $5,300 in 1995                   19,587      30,576
   Income tax receivable                                   --         1,322
   Deferred taxes - current                                 896       1,997
   Other current assets                                   2,961       2,295
                                                        -------     -------
Total current assets                                     37,236      40,735

Property and equipment, net                              12,748      15,104

Notes receivable from stockholders and employees            394         121

Intangible assets, net                                    2,161      39,405

Other assets                                              1,114       1,696

Deferred taxes                                              283         946






                                                        -------     -------
Total assets                                            $53,936     $98,007
                                                        =======     =======


See accompanying notes.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                         SEPTEMBER 30,
                                                                                    ----------------------
                                                                                      1994          1995
                                                                                    --------      --------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                 $ 12,082      $ 18,877
   Accrued compensation                                                                5,308         5,168
   Accrued health insurance                                                            1,191           768
   Other accrued expenses                                                              2,147         5,972
   Current portion of long-term debt and capital lease obligations                     1,039         2,536
   Income taxes payable                                                                  656          --
                                                                                    --------      --------
Total current liabilities                                                             22,423        33,321

Long-term debt and line of credit                                                         10        39,294
Capital lease obligations                                                              2,596         2,190
Other long-term liabilities                                                              768           354
Guarantee of Employee Stock Ownership Plan loan                                        2,267         1,792

Commitments and contingencies

Redeemable preferred stock, $100 stated value,
   $1 par value
     Authorized shares--4,500,000
     Issued and outstanding shares:
       9% Preferred Stock, cumulative, nonconvertible, redeemable--
          270,000 shares; liquidation preference equal to stated value per
          share plus all accrued and unpaid dividends                                 27,189        27,257
       Series B-- convertible, redeemable--262,500 shares; liquidation preference equal to stated value per share plus a dividend preference amount of 8% per annum from date of issuance less
          any dividends paid                                                          28,966        31,066

Stockholders' deficit
   Common Stock, $.001 par value:
     Authorized shares--40,000,000
     Issued and outstanding shares--4,401,842 in 1994 and 1995                             4             4
   Additional paid-in capital                                                        (26,892)      (29,047)
   Indebtedness of Employee Stock Ownership Plan                                      (2,267)       (1,792)
   Accumulated deficit                                                                (1,128)       (6,432)
                                                                                    --------      --------
Total stockholders' deficit                                                          (30,283)      (37,267)
                                                                                    --------      --------
Total liabilities and stockholders' equity                                          $ 53,936      $ 98,007
                                                                                    ========      ========


See accompanying notes.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       YEAR ENDED SEPTEMBER 30,
                                                          ------------------------------------------------
                                                              1993              1994              1995
                                                          ------------      ------------      ------------

Net patient service revenue                               $    150,964      $    175,832      $    230,854

Operating expenses:
   Direct hospice care costs                                    94,225           108,842           148,562
   General and administrative                                   48,271            53,964            73,290
   Provision for doubtful accounts, net of recoveries            3,283             3,973             6,828
   Amortization of intangible assets                               719             1,161             1,824
   Restructuring costs                                            --                --               2,020
   Officers' loans forgiven                                      4,700              --                --
                                                          ------------      ------------      ------------
                                                               151,198           167,940           232,524
                                                          ------------      ------------      ------------
(Loss) income from operations                                     (234)            7,892            (1,670)

Interest expense (income), net of interest (income)                (97)             (399)            2,763
                                                          ------------      ------------      ------------
(Loss) income before provision for income                         (137)            8,291            (4,433)
   taxes
Provision for income taxes (benefit)                                46             3,150            (1,588)
                                                          ------------      ------------      ------------
(Loss) income before cumulative effect of
   change in accounting principle for income taxes                (183)            5,141            (2,845)
Cumulative effect of change in accounting
   principle for income taxes                                      259              --                --
                                                          ------------      ------------      ------------
Net income (loss)                                         $         76      $      5,141      $     (2,845)
                                                          ============      ============      ============
Net (loss) income attributable to common
   stockholders                                           $     (3,038)     $        543      $     (7,443)
                                                          ============      ============      ============

(Loss) earnings per share:
   Before cumulative effect of change in
     accounting principle                                 $       (.60)     $        .15      $      (1.69)
   Cumulative effect of change in
     accounting principle                                          .05              --                --
                                                          ------------      ------------      ------------
   (Loss) income per common share                         $       (.55)     $        .15      $      (1.69)
                                                          ============      ============      ============
Weighted average number of common and
   common stock equivalents                                  5,526,686        12,510,629         4,401,842
                                                          ============      ============      ============

See accompanying notes.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CHANGES IN
              REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                             (AMOUNTS IN THOUSANDS)

                                                              9%                   SERIES B                 COMMON
                                                       PREFERRED STOCK          PREFERRED STOCK              STOCK
                                                      SHARES     DOLLARS      SHARES     DOLLARS      SHARES      DOLLARS
                                                      ------     -------      ------     -------      ------      -------
Balance at October 1, 1992                                270    $ 27,053        --      $   --         6,088     $      6
   Common Stock purchased by the Company                 --          --          --          --        (1,736)          (2)
     Issuance of Series B Preferred Stock                --          --           263      26,250        --           --
     Payments on ESOP note receivable                    --          --          --          --          --           --
     9% Preferred Stock dividends paid                   --          --          --          --          --           --
     Amortization of accelerated vesting of
       compensatory stock options                        --          --          --          --          --           --
     Accretion of preferred stock                        --            68        --           616        --           --
     Net income                                          --          --          --          --          --           --
                                                     --------    --------    --------    --------    --------     --------
   Balance at September 30, 1993                          270      27,121         263      26,866       4,352            4
     Net reduction of ESOP indebtedness                  --          --          --          --          --           --
     9% Preferred Stock dividends paid                   --          --          --          --          --           --
     Accretion of preferred stock                        --            68        --         2,100        --           --
     Exercise of stock options and related income
       tax benefits                                      --          --          --          --            50         --
     Net income                                          --          --          --          --          --           --
                                                     --------    --------    --------    --------    --------     --------
   Balance at September 30, 1994                          270      27,189         263      28,966       4,402            4
     Net reduction of ESOP indebtedness                  --          --          --          --          --           --
     9% Preferred Stock dividends paid                   --          --          --          --          --           --
     Accretion of preferred stock                        --            68        --         2,100        --           --
     Exercise of stock options and related income
       tax benefits                                      --          --          --          --             5            1
     Common Stock purchased by the Company
       and retired                                       --          --          --          --            (5)          (1)
     Net loss                                            --          --          --          --          --           --
                                                     --------    --------    --------    --------    --------     --------
   Balance at September 30, 1995                          270    $ 27,257         263    $ 31,066       4,402     $      4
                                                     ========    ========    ========    ========    ========     ========

                                                      ADDITIONAL                                            TOTAL
                                                       PAID-IN      DEFERRED   INDEBTEDNESS ACCUMULATED STOCKHOLDERS'
                                                       CAPITAL    COMPENSATION   OF ESOP      DEFICIT      DEFICIT
                                                      ----------  ------------ ------------ ----------- -------------
Balance at October 1, 1992                             $(13,905)    $   (979)    $ (2,864)    $ (1,485)    $(19,227)
   Common Stock purchased by the Company                 (8,145)        --           --           --         (8,147)
     Issuance of Series B Preferred Stock                (2,106)        --           --           --         (2,106)
     Payments on ESOP note receivable                      --           --            335         --            335
     9% Preferred Stock dividends paid                     --           --           --         (2,430)      (2,430)
     Amortization of accelerated vesting of
       compensatory stock options                          --            979         --           --            979
     Accretion of preferred stock                          (684)        --           --           --           (684)
     Net income                                            --           --           --             76           76
                                                       --------     --------     --------     --------     --------
   Balance at September 30, 1993                        (24,840)        --         (2,529)      (3,839)     (31,204)
     Net reduction of ESOP indebtedness                    --           --            262         --            262
     9% Preferred Stock dividends paid                     --           --           --         (2,430)      (2,430)
     Accretion of preferred stock                        (2,168)        --           --           --         (2,168)
     Exercise of stock options and related income
       tax benefits                                         116         --           --           --            116
     Net income                                            --           --           --          5,141        5,141
                                                       --------     --------     --------     --------     --------
   Balance at September 30, 1994                        (26,892)        --         (2,267)      (1,128)     (30,283)
     Net reduction of ESOP indebtedness                    --           --            475         --            475
     9% Preferred Stock dividends paid                     --           --           --         (2,430)      (2,430)
     Accretion of preferred stock                        (2,168)        --           --           --         (2,168)
     Exercise of stock options and related income
       tax benefits                                          13         --           --           --             14
     Common Stock purchased by the Company
       and retired                                         --           --           --            (29)         (30)
     Net loss                                              --           --           --         (2,845)      (2,845)
                                                       --------     --------     --------     --------     --------
   Balance at September 30, 1995                       $(29,047)    $   --       $ (1,792)    $ (6,432)    $(37,267)
                                                       ========     ========     ========     ========     ========


See accompanying notes.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              YEAR ENDED SEPTEMBER 30,
                                                         ----------------------------------
                                                           1993         1994         1995
                                                         --------     --------     --------
OPERATING ACTIVITIES
Net income (loss)                                        $     76     $  5,141     $ (2,845)
Adjustments to reconcile net (loss) income to net
   cash provided by operating activities:
     Cumulative effect of change in accounting
       principle                                              259         --           --
     Depreciation                                           1,792        2,424        3,462
     Amortization                                             719        1,161        2,391
     Provision for deferred income taxes                     (200)        (379)      (2,200)
     Accelerated depreciation in nonrecurring charges         311         --           --
     Provision for losses on accounts receivable            3,283        3,973        6,828
     Amortization of deferred compensation                    979         --           --
     (Increase) decrease in assets:
       Accounts receivable from patient services           (6,667)      (8,398)     (17,817)
       Income tax receivable                                 --           --         (1,322)
       Other current assets                                   540         (799)         666
     Increase (decrease) in liabilities:
       Accounts payable and accrued expenses                4,106         (630)       9,128
       Income taxes payable                                (1,347)         656         (220)
       Other long-term liabilities                            191          (47)        (414)
                                                         --------     --------     --------
Net cash provided by (used in) operating activities         4,042        3,102       (2,343)

INVESTING ACTIVITIES
Purchase of property and equipment, net                    (3,040)      (4,230)      (3,932)
Assets of business acquired                                  --           --        (27,466)
(Purchase) sale of investments                               --         (8,077)       8,077
Increase in intangible assets                                (315)        (219)        (567)
Decrease in notes receivable                                2,368          178          273
Increase in other assets                                     (197)        (795)        (416)
Decrease in indebtedness of Employee Stock
   Ownership Plan                                             334          262          475
                                                         --------     --------     --------
Net cash used in investing activities                    $   (850)    $(12,881)    $(23,556)

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

                                                              YEAR ENDED SEPTEMBER 30,
                                                          ----------------------------------
                                                            1993         1994         1995
                                                          --------     --------     --------
FINANCING ACTIVITIES
Proceeds from long-term debt and line of credit           $   --       $   --       $ 36,000
Principal payments on long-term debt and capital lease
   obligations                                              (5,223)      (1,706)      (8,350)
Proceeds from Series B  Preferred Stock                     24,144         --           --
Dividends on 9% Preferred Stock                             (2,430)      (2,430)      (2,430)
Purchase of Common Stock                                    (8,147)        --            (30)
Proceeds from exercise of stock options and related
   income tax benefits                                        --            116           14
Proceeds from repayment of ESOP loan (ESOP
   contribution)                                              --          2,267         (475)
                                                          --------     --------     --------
Net cash provided by (used in) financing activities          8,344       (1,753)      24,729
                                                          --------     --------     --------

Net increase (decrease) in cash                             11,536      (11,532)      (1,170)
Cash and cash equivalents, beginning of period               5,711       17,247        5,715
                                                          --------     --------     --------
Cash and cash equivalents, end of period                  $ 17,247     $  5,715     $  4,545
                                                          ========     ========     ========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash interest paid                                        $    689     $    316     $  1,464
                                                          ========     ========     ========

Cash income taxes paid                                    $  1,114     $  2,753     $  1,962
                                                          ========     ========     ========


Property and equipment financed by capital leases         $  2,113     $  2,460     $  1,325
                                                          ========     ========     ========

See accompanying notes.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMPANY

Vitas Healthcare Corporation and its subsidiaries, collectively "Vitas" or the "Company," provides palliative medical and psychosocial services to individuals with terminal or life-limiting illnesses through state-licensed and federally-certified hospice programs. These services include physician services, nursing care, social services, counseling services and pastoral care, short-term inpatient and respite care, drugs for symptom management and pain control, medical equipment and supplies, home health aide and homemaker services, bereavement counseling and ancillary services, such as physical, speech and occupational therapy. In addition, the Company provides various support and psychosocial services and bereavement care to families of its patients. The Company provides services through interdisciplinary teams of professionals and staff that include physicians, registered nurses, social workers, chaplains and other counselors, home health aides, psychological and bereavement professionals, volunteers and homemakers, managing care in various settings, including the home, long-term care facilities, and inpatient settings with the goal of making a patient's final stage of life as dignified and comfortable as possible. In providing these services, the Company manages and assumes clinical and financial responsibility for all medical, psychosocial care and certain other support services associated with the patient's terminal illness.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Vitas Healthcare Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include currency, checks on hand and overnight repurchase agreements of government securities.

ACCOUNTS RECEIVABLE

Accounts receivable represent amounts due from patients, third-party payors (Medicare and Medicaid), and others for services rendered. Approximately 47% and 35% of the accounts receivable at September 30, 1994 and 1995, respectively, are due in aggregate from the four Medicaid programs in Florida, Illinois, Texas and California.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MARKETABLE SECURITIES

Marketable securities, which consist of state and local government agency obligations, are stated at cost, which approximates quoted market value.

Effective October 1, 1994, the Company adopted Statement of Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires that certain investment securities be recorded at market value with unrealized gains and losses reported as a separate component of stockholders' equity. In accordance with Statement of Accounting Standards No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. Adoption of Statement No. 115 had no impact on the Company's financial position at October 1, 1994 or September 30, 1995.

CHARITY CARE

The Company has a policy of providing charity care to patients who are unable to pay and maintains records to identify and monitor the level of charity care it provides. These records include the amount of charges for services provided which are computed using established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported as revenue.

Charity care amounted to $2.4 million, $2.9 million and $3.4 million for the years ended September 30, 1993, 1994 and 1995, respectively.

NET PATIENT SERVICE REVENUE

Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors (primarily Medicare and Medicaid), and others for services rendered. Payors may determine that the services provided are not covered and do not qualify for reimbursement. Management has provided an estimate for such adjustments. Changes in the estimate will be adjusted in future periods as final settlements are determined. There were no material changes to net patient service revenue as a result of final settlements in 1993, 1994, or 1995. The percentage of net patient service revenue derived under the Medicare and Medicaid programs was 93% in 1993 and 1994, and 92% in 1995.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

Intangible assets are comprised primarily of costs in excess of net tangible assets acquired and deferred costs and are amortized on a straight-line basis over periods ranging from five to thirty years. Accumulated amortization is $4.2 million at September 30, 1994 and $5.3 million at September 30, 1995.

The carrying value of costs in excess of net tangible assets acquired will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that these costs will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value will be reduced by the estimated shortfall of cash flows, such shortfall to be calculated using discounted cash flows.

START-UP COSTS

The Company expenses costs incident to the start-up of hospice operations in new locations as incurred.

PROPERTY AND EQUIPMENT

Property and equipment, including improvements to existing facilities, are recorded at cost. Amortization of assets recorded under capital lease obligations is included in depreciation expense. Certain software development costs are capitalized. Capitalization of software development costs begins upon the establishment of technological feasibility. Amortization of capitalized software costs begins when the software is placed into service and is included in amortization expense.

Depreciation and amortization are calculated principally using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for major asset categories are 4 to 5 years for leasehold improvements, 3 to 5 years for equipment, 5 years for software development costs, and 5 years for office furniture.

In March of 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 is effective for fiscal years beginning after December 15, 1995. The Company believes that the effect of adopting Statement No. 121, based on current circumstances, will not be material.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITAL LEASES

Assets and related obligations for equipment under capital leases are initially recorded at an amount equal to the present value of the future minimum lease payments using interest rates implicit within the leases. Equipment under capital leases is amortized over the estimated useful lives of the assets.

(LOSS) EARNINGS PER SHARE

(Loss) earnings per share is computed by dividing net (loss) earnings, after reduction for dividends on the 9% Preferred Stock and dividends which would have been payable under the mandatory redemption features of the Series B Preferred Stock by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares included in the computation represent shares issuable upon assumed exercise of stock options and warrants (calculated using the modified treasury stock method) in years where their assumed exercise has a dilutive effect. Common stock equivalents are antidilutive in 1993 and 1995. Fully diluted earnings per share are antidilutive for all periods and have not been presented.

INCOME TAXES

Effective October 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). The effects of adoption are described in Note 9.

2. ACQUISITIONS

On February 17, 1995, Vitas Healthcare Corporation of California (Vitas-California), a wholly owned subsidiary of the Company, acquired substantially all of the assets and assumed certain liabilities of Community Hospice Care, Inc. and its affiliated limited partnerships (CHC) which offered hospice, home health and other related healthcare and support services through hospice programs in several communities in Southern California. The acquisition was accounted for as a purchase and the results of operations of CHC have been included in the consolidated financial statements since the date of acquisition.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)

The acquisition cost was approximately $38.9 million, including expenses associated with the acquisition of approximately $3.6 million. The purchase price was paid with $23.9 million in cash and the issuance of $11.4 million in subordinated notes payable due in monthly installments through 1998. Cost in excess of net assets acquired were approximately $38.3 million and are being amortized over thirty years.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and CHC as if the acquisition had occurred at the beginning of 1994 after giving effect to certain pro forma adjustments, including, among others, adjustments to owner's compensation and amortization of goodwill, together with related income tax effects. This pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if the Company and CHC had been a single entity during 1994 and 1995, or is it necessarily indicative of the results of operations which may occur in the future (in thousands except per share data):

                                                            SEPTEMBER 30,
                                                      -------------------------
                                                        1994            1995
                                                      ---------       ---------
Net revenue                                           $ 230,923       $ 254,309
Net income (loss)                                         3,858          (3,567)
Net loss attributable to common
  stockholders                                             (740)         (8,165)
Net loss per common share and
  common stock equivalent outstanding                 $    (.17)      $   (1.85)

Effective November 3, 1995, the Company completed the acquisition of substantially all of the assets and assumed certain liabilities of Hospice of Miami Valley, Inc., a nonprofit provider of hospice services located near Cincinnati, Ohio, for approximately $1.8 million in cash plus related acquisition costs. The acquisition has been accounted for using the purchase method of accounting. Pro forma results of operations have not been presented because the effect of this acquisition is not significant.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

3. REDEEMABLE PREFERRED STOCK

The 9% Preferred Stock has a stated value of $100 per share and accrues cumulative dividends. The 9% Preferred Stock is nonvoting and mandatorily redeemable in December 1996 through December 1998 with a portion being redeemed at a premium of $243,000. Following is the redemption schedule:

    MANDATORY                      NUMBER OF SHARES             REDEMPTION PRICE
 REDEMPTION DATE                    TO BE REDEEMED                  PER SHARE
-----------------                  ----------------             ----------------
December 31, 1996                       81,000                        $102
June 30, 1997                           40,500                        $101
December 31, 1997                       40,500                        $101
June 30, 1998                           54,000                        $100
December 31, 1998                       54,000                        $100

Cumulative unpaid dividends on the 9% Preferred Stock totaled approximately $608,000 at September 30, 1994 and 1995.

The Series B Preferred Stock, which is subject to redemption at the option of the holders in certain circumstances, has a stated value of $100 per share, a par value of $1 per share and a cumulative dividend preference of 8%. Dividends may not be paid on the Company's Common Stock prior to the payment of dividends on the Series B Preferred Stock from the original issue date. However, unless dividends are paid on the Company's Common Stock, no dividends are payable on the Series B Preferred Stock unless the Series B Preferred Stock is redeemed. The carrying amount of the Series B Preferred Stock has been increased for amounts representing dividends not currently declared or paid, but which would be payable upon redemption. Costs related to the issuance of the Series B Preferred Stock totaled approximately $2.1 million.

Shares of Series B Preferred Stock are redeemable (including dividends from the original issue date not previously paid) at the option of the holder at the earlier of six months after the redemption in full of the Company's 9% Preferred Stock or June 30, 1999, but in no event prior to June 30, 1996. The Company has certain rights to effect the redemption of the Series B Preferred Stock in three annual installment payments. The Series B Preferred Stock is convertible into 5,526,308 of the Company's Common Stock, or approximately 28% of the Company's Common Stock on a fully diluted basis subject to adjustment under certain circumstances. Such conversion may be made at the election of the holder of the Series B Preferred Stock, and will be mandatory and automatic should the Company complete a public offering of its Common Stock which meets certain minimum requirements.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

3. REDEEMABLE PREFERRED STOCK (CONTINUED)

The Series B Preferred Stock has certain voting rights along with the holders of the Company's Common Stock. As a result, the holders of the Series B Preferred Stock are currently entitled to cast that number of votes equal to approximately 28% of the total shares of Common Stock entitled to vote at a meeting of stockholders. Holders of the Series B Preferred Stock also have the right to elect two directors of the Company's Board of Directors. Registration rights were also granted to the purchasers of the Series B Preferred Stock which rights allow registration of the Common Stock obtained through the conversion of the Series B Preferred Stock under certain circumstances.

4. STOCK OPTIONS AND WARRANTS

The Company has outstanding two Common Stock purchase warrants covering a total of 2,556,153 and 1,396,805 shares of Common Stock, respectively, which were originally issued on December 17, 1991 to the original holder of the 9% Preferred Stock. The holder of the warrants is entitled to purchase each share of Common Stock thereunder at an exercise price of approximately $4.55 (approximately $11.6 million total purchase price) and $4.56 per share (approximately $6.4 million total purchase price), respectively, subject to various anti-dilution adjustments. The warrants may be exercised at any time, unless previously repurchased, through December 16, 1999. The warrant for 2,556,153 shares would expire earlier upon the completion of a public offering of the Company's Common Stock which meets certain minimum requirements.

The Company has granted nonqualified stock options (NQSOs) to purchase the Company's Common Stock to various employees, officers, directors and consultants in conjunction with their employment or service with the Company. All NQSOs expire between five and ten years after the initial grant and are nontransferable. Proceeds from the issuance of shares under these plans are included in stockholders' equity.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

4. STOCK OPTIONS AND WARRANTS (CONTINUED)

On June 30, 1992 and January 24, 1994 the Company adopted the 1992 Management Equity Incentive Plan (MEIP) and the 1994 MEIP, respectively. These MEIP options are issued at prices not less than market value at date of grant and generally become nonforfeitable at 25% per year beginning the year subsequent to the grant, but currently are not exercisable. At September 30, 1994 and 1995, 3,018,768 and 4,075,601 options, respectively, are vested under these plans. Transactions under the option plans are as follows:

                                        1992           1994                                      OPTION PRICE
                                        MEIP           MEIP          OTHER          TOTAL          PER SHARE
                                     ----------     ----------     ----------     ----------     -------------
Outstanding at October 1, 1993        1,152,000             --      3,967,143      5,119,143     $0.09 - $4.75
   Granted                              118,500        597,000        150,000        865,500     $5.75 - $6.00
   Exercised                                 --             --        (50,000)       (50,000)    $0.09 - $6.00
                                     ----------     ----------     ----------     ----------
Outstanding at September 30, 1994     1,270,500        597,000      4,067,143      5,934,643     $0.09 - $6.00
   Granted                                   --        379,000             --        379,000     $6.00 - $7.00
   Exercised                                 --             --         (5,000)        (5,000)    $        0.10
   Canceled                            (148,979)      (175,500)      (150,000)      (474,479)    $3.90 - $7.00
                                     ----------     ----------     ----------     ----------
Outstanding at September 30, 1995     1,121,521        800,500      3,912,143      5,834,164     $ .09 - $7.00
                                     ==========     ==========     ==========     ==========

Included in stock options outstanding are options to purchase 725,000 shares of Common Stock, exercisable at $.70 per share, which were issued to two of the Company's executive officers, directors and stockholders. This is a discount from the fair market value of the Company's shares at the date of grant of approximately $1.80 per share or $1.3 million. These options are fully vested. The amount of discount from the fair market value of the Company's shares at the date of grant charged to expense in fiscal 1993 was $979,000.

At September 30, 1995, the Company had reserved Common Stock for future issuance under warrant and option agreements and upon conversion of the Series B Preferred Stock as follows:

Stock option plans                                                5,834,164
Ungranted options under 1992 MEIP and 1994 MEIP                     351,979
Common Stock purchase warrants                                    3,952,958
Conversion of Series B Preferred Stock                            5,526,308
                                                                 ----------
Total                                                            15,665,409
                                                                 ==========

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

                                                             September 30,
                                                      -------------------------
                                                        1994             1995
                                                      --------         --------
Leasehold improvements                                $  1,485         $  2,146
Equipment (including equipment under
   capital lease)                                       12,083           15,906
Software development costs                               3,372            4,191
Office furniture                                         1,994            3,148
                                                      --------         --------
                                                        18,934           25,391
Less accumulated depreciation and
   amortization                                         (6,186)         (10,287)
                                                      --------         --------
                                                      $ 12,748         $ 15,104
                                                      ========         ========

6. DEBT

On August 11, 1994, the Company obtained a revolving credit facility of up to $15.0 million, including a revolving letter of credit sub-facility of up to $2.5 million. In connection with the CHC acquisition described in Note 2, effective February 17, 1995, the credit agreement was amended and restated to increase the revolving credit facility from $15 million to $20 million and to provide for a $25 million term loan facility secured by substantially all of the assets of the Company. Under the terms of the credit agreement, which was further amended effective June 30, 1995, the Company is required to meet certain financial and other covenants, such as minimum net worth requirements and the maintenance of certain financial ratios.

Pursuant to the terms of the credit agreement, the Company is prohibited from making dividend payments on its common stock. The revolving credit facility and term loan are due on October 1, 1996. The Company must pay a fee of 0.5% annually on the unused portion of the revolving credit facility commitment. Interest is payable quarterly. Outstanding draws bear interest at the prime rate plus 1% or at certain LIBOR rates plus 2.5%. At September 30, 1995, the Company had $4.5 million of outstanding draws against the revolving credit facility.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

6. DEBT (CONTINUED)

Under the term loan, the Company can select to pay the quarterly interest due based on the LIBOR rate plus 2.5% or the floating rate plus 1.0%. If on or before January 31, 1996 the Company does not prepay at least $6.0 million of principal on the term loan facility, the interest rate on the term loan increases to LIBOR plus 2.75% or floating rate plus 1.25% through April 30, 1996 and subsequent to that date, to LIBOR plus 3.0% or floating rate plus 1.5% through maturity. Both the term loan and revolving credit facilities bore interest at a rate of 8.32% at September 30, 1995.

Debt is as follows (in thousands):

                                                                  SEPTEMBER 30,
                                                               -------------------
                                                                1994        1995
                                                               -------     -------
Term loan. Payments of principal and
   interest are due as described above                         $  --       $25,000

Line of credit                                                    --         4,500

Subordinated note payable, bearing interest at 9% per
   annum. Principal and interest payable commencing on
   March 31, 1995 as follows: twenty-four monthly
   installments of $100,000 each with the unpaid principal
   balance plus all accrued and unpaid interest due on
   March 31, 1997                                                 --         5,623

Subordinated note payable, bearing interest at 9% per
   annum. Principal and interest payable commencing on
   March 31, 1995 as follows: twelve monthly installments
   of $75,000 each, followed by twenty-four monthly
   installments of $50,000 each with the unpaid principal
   balance plus all accrued and unpaid interest due on
   March 31, 1998                                                 --         5,169
Other                                                              120         105
                                                               -------     -------
                                                                   120      40,397
Less current portion                                               110       1,103
                                                               -------     -------
                                                               $    10     $39,294
                                                               =======     =======

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

6. DEBT (CONTINUED)

Scheduled maturities of long-term debt outstanding at September 30, 1995 are (based on a fiscal year end of September 30): 1996--$1.1 million; 1997--$34.6 million; 1998--$4.7 million.

At September 30, 1995, the Company has outstanding a standby letter of credit under the line of credit sub-facility of $1.4 million, in favor of the Company's workers compensation program administrator, which is maintained as security for the obligation for unpaid claims.

7. CAPITAL LEASE OBLIGATIONS

The Company leases certain of its equipment under capital leases. Obligations under capital lease agreements are payable as follows (in thousands):

Year ending September 30:
   1996                                                              $1,662
   1997                                                               1,268
   1998                                                                 722
   1999                                                                 405
                                                                     ------
                                                                      4,057
   Less amounts representing interest                                  (434)
                                                                     ------
                                                                     $3,623
                                                                     ======

8. DEFERRED RENT

The Company entered into lease agreements for office space in which monthly rental payments are deferred for a specific period of time. The resulting liability for deferred rent of $794,000 and $688,000 at September 30, 1994 and 1995, respectively, represents the difference between the monthly expense accrued on a straight-line basis from the date of occupancy through the expiration of the lease terms and the actual payments in accordance with the lease agreement.

9. INCOME TAXES

Effective October 1, 1992, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by SFAS
109. The cumulative effect of adopting SFAS 109 as of October 1, 1992 was to increase net income by $259,000.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                               SEPTEMBER 30,
                                                           ---------------------
                                                            1994           1995
                                                           ------         ------
Deferred tax liabilities:
   Tax over book depreciation                              $  453         $  374
   Prepaid insurance                                           40              9
                                                           ------         ------
Total deferred tax liabilities                                493            383

Deferred tax assets:
   Book over tax amortization                                 145             50
   Deferred compensation amortization                         515            515
   Accrued expenses                                         1,012          1,045
   Bad debt reserves                                         --              610
   Restructuring reserves                                    --            1,061
   Other                                                     --               45
                                                           ------         ------
Total deferred tax assets                                   1,672          3,326
                                                           ------         ------
Net deferred tax assets                                    $1,179         $2,943
                                                           ======         ======

Significant components of the provision (benefit) for income taxes are as follows (in thousands):

                                1993         1994         1995
                              -------      -------      -------
               Current:
                  Federal     $   174      $ 3,050      $   522
                  State            72          479           90
               Deferred:
                  Federal        (173)        (326)      (1,894)
                  State           (27)         (53)        (306)
                              -------      -------      -------
                              $    46      $ 3,150      $(1,588)
                              =======      =======      =======

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense (benefit) is (in thousands):

                                            1993           1994           1995
                                          -------        -------        -------
Tax at U.S. statutory rate                $   (47)       $ 2,819        $(1,508)
State income tax--net of
   federal tax benefit                         30            278           (160)
Permanent differences                          81             33            167
Other items, net                              (18)            20            (87)
                                          -------        -------        -------
                                          $    46        $ 3,150        $(1,588)
                                          =======        =======        =======

10. EMPLOYEE BENEFIT PLANS

Effective October 1, 1989, the Company formed an Employee Stock Ownership Plan
(ESOP) covering all employees who meet service period requirements. Effective October 1, 1992, the Company amended the ESOP to exclude certain management employees from participation. The Company, at its option, may make annual contributions to the ESOP in the form of Common Stock or cash. On December 17, 1991, the Company and its ESOP acquired 596,648 and 800,000 shares, respectively, of the outstanding Common Stock of the Company from an individual who is a director, stockholder, and a former executive officer for approximately $2.1 million and $2.9 million, respectively. The 596,648 shares of Common Stock acquired by the Company were restored to the authorized but unissued shares of Common Stock.

The ESOP initially obtained a loan for approximately $2.9 million from the Company to acquire its shares. The loan accrued interest at the prime rate plus 2% per annum and was payable in quarterly installments of $47,733, plus accrued interest. Interest income on this loan totaled $207,000 in 1993 and $254,000 in 1994. On August 11, 1994, the Company refinanced the ESOP loan. Under the terms of the new agreement, the ESOP trust is directly liable for principal and interest payments, with the Company serving as guarantor. The Company will make contributions to the ESOP equal to the required principal and interest payments on the note. Interest accrues at the prime rate or certain LIBOR rates plus 2%. Contribution expense related to the ESOP was $406,000 in 1993, $396,000 in 1994 and $669,000 in 1995. The outstanding balance of the ESOP loan was approximately $1.8 million at September 30, 1995.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS (CONTINUED)

In January 1993, the Company established a voluntary 401(k) savings plan covering all eligible employees. Contributions made by the Company to the 401(k) plan are based on a specified percentage of employee contributions. Expense for the plan totaled $128,000, $180,000 and $234,000 in 1993, 1994 and 1995,
respectively.

During 1993, the Company entered into agreements with certain officers pursuant to which the Company will provide annual supplemental retirement benefits for life upon retirement or for ten years upon death. The projected benefit obligation accrued at September 30, 1994 was $309,000. During 1995, this program was terminated and the related life insurance policies were thereafter distributed to the participants. As a result of the termination, the Company realized a reduction of benefit costs of approximately $120,000.

11. RELATED PARTY TRANSACTIONS

The Company has engaged in the following transactions with related parties:

     - At September 30, 1994 and 1995, notes receivable from stockholders, employees and officers were approximately $394,000 and $121,500, respectively. The notes bear interest ranging from five to nine percent and are due through October 1997.

     - In conjunction with the issuance of the Series B Preferred Stock, the Board of Directors of the Company voted to terminate a previously adopted performance bonus arrangement with two of the Company's executive officers who are also significant stockholders and directors. Pursuant to the termination of the performance bonus arrangement, the Company forgave the principal and interest of two notes due from these individuals and paid certain bonuses to these individuals to cover the income tax consequences of the forgiveness of these amounts. The termination of the performance bonus arrangement together with the forgiveness of certain other notes and the related bonus to cover income tax consequences totaled $4.7 million which is reported as officers' loans forgiven in 1993.

     - In June 1993, the Company acquired and subsequently retired 1,302,079 shares of the outstanding Common Stock of the Company from two of its principal stockholders, executive officers and directors for approximately $8.2 million.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

11. RELATED PARTY TRANSACTIONS (CONTINUED)

     - During 1992, the Company entered into employment and noncompete agreements with two principal stockholders, executive officers and directors. In June of 1993, the noncompete agreements were amended to reduce the payments due thereunder from $3.5 million to $2.1 million, such amount to be paid over the next five years in exchange for agreements not to compete with the Company for a period of six years. An additional amendment effective January 1, 1995 reduced the future payments to a total of $462,000. The agreements will expire in June 1999. Payments made under the noncompete agreements totaled $375,000 in 1994 and $135,000 in 1995. At September 30, 1994 and 1995, $604,000 and
         $520,000, respectively, of previously paid noncompete payments are being deferred over future periods.

12. RESTRUCTURING COSTS

During the third quarter of 1995, as a result of the Company's review of its operating strategies and in order to improve competitiveness and future profitability, the Company recorded a restructuring charge of $2.0 million in connection with the establishment of a severance reserve.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

13. COMMITMENTS AND CONTINGENCIES

The Company contracts with various healthcare providers for inpatient services for its patients. In most cases, the Company is charged for inpatient services at negotiated rates determined on a per diem basis. In some instances, the Company leases or makes arrangements for the use of the space and operates inpatient units using its own employees. These lease costs are included in hospice program costs in the accompanying financial statements. The Company also leases office space at its various locations.

Total rental expense was approximately $4.0 million, $4.1 million and $5.7 million for the years ended September 30, 1993, 1994 and 1995, respectively.

Future minimum rental commitments under noncancelable operating leases for the years subsequent to September 30, 1995 are as follows (in thousands):

     1996                                                     $ 3,980
     1997                                                       3,159
     1998                                                       2,321
     1999                                                       2,101
     2000                                                         698
                                                              -------
                                                              $12,259
                                                              =======

Effective July 1, 1992, for its Florida locations, and July 1, 1993, for its remaining locations, the Company became self-insured for workers compensation insurance coverages. The Company records an accrual for the self-insured portion of these costs and maintains certain per occurrence and aggregate stop-loss insurance for this self-insured program.

In May 1995, President Clinton announced a coordinated effort by federal and state agencies, named Operation Restore Trust (ORT), to review industry practices and regulatory compliance of home health agencies, nursing homes, and certain durable medical equipment suppliers. This initiative was targeted to California, Florida, Illinois, Texas, and New York, the five states in which Medicare spending is the highest. In June 1995, federal officials announced their intention to conduct a review as part of ORT in these five states of hospice eligibility issues, based upon a study by the Office of Inspector General (OIG) of the Department of Health and Human Services which involved two Puerto Rico hospices unrelated to the Company in which the OIG found a substantial number of patients not eligible for the Medicare hospice benefit.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company operates in four of the five ORT states. As a part of its review of hospices under ORT, the OIG has conducted an audit at various of the Company's hospice programs and at the Company's corporate offices. Based upon public information, the Company understands that the OIG's audit of the hospice industry is planned to continue at least through the end of fiscal year 1996. The OIG's review of hospices under ORT is ongoing, and no formal reports have been issued by the OIG on the outcome of the audit of Company locations. Based upon recent public comments made by representatives of the OIG, it appears that the OIG may be of the view that general hospice industry practices regarding documentation of eligibility for the Medicare hospice benefit, particularly those relative to long stay patients (those who are in a hospice program for longer than 210 days), do not meet the OIG's interpretation of applicable Medicare requirements. The Company strongly disagrees with this view and based upon advice from outside regulatory counsel believes, among other things, that it meets applicable Medicare eligibility documentation requirements in all material respects. Due to the early stage of the OIG's hospice audit activities, however, the ultimate disposition of this audit and its possible impact on the Company cannot currently be predicted.

                             THIS PAGE INTENTIONALLY
                                   LEFT BLANK

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             JUNE 30,  SEPTEMBER 30,
                                                               1996        1995
                                                           ----------- -------------
                                                           (Unaudited)    (Note 1)
ASSETS
Current assets
     Cash and cash equivalents                               $ 2,396     $ 4,545
     Accounts receivable from patient services, net           26,683      30,576
     Income tax receivable                                       465       1,322
     Deferred taxes--current                                   1,832       1,997
     Other current assets                                      2,862       2,295
                                                             -------     -------
Total current assets                                          34,238      40,735

Property and equipment, net                                   15,470      15,104

Intangible assets, net                                        42,034      39,405

Other assets                                                   2,686       2,763
                                                             -------     -------
Total assets                                                 $94,428     $98,007
                                                             =======     =======

     See notes to condensed consolidated financial statements.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   JUNE 30,   SEPTEMBER 30,
                                                                                    1996          1995
                                                                                 -----------  -------------
                                                                                 (Unaudited)     (Note 1)
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                                                             $ 15,590      $ 18,877
     Accrued compensation                                                            7,482         5,168
     Other accrued expenses                                                          4,540         6,740
     Current portion of long-term debt and capital lease obligations                33,958         2,536
                                                                                  --------      --------
Total current liabilities                                                           61,570        33,321

Long-term debt and line of credit                                                    9,024        39,294
Other long-term liabilities                                                          1,596         2,544
Guarantee of Employee Stock Ownership Plan loan                                      1,435         1,792

Redeemable preferred stock:
Redeemable preferred stock, $100 stated value,
     $1 par value
         Authorized shares--4,500,000
         Issued and outstanding shares:
             9% Preferred Stock, cumulative, nonconvertible,
                  redeemable--270,000 shares; liquidation preference equal
                  to stated value per share plus all accrued and unpaid
                  dividends                                                         27,308        27,257
             Series B--convertible, redeemable--262,500 shares;
                  liquidation preference equal to stated value per share plus a dividend preference amount of 8% per annum from date
                  of issuance less any dividends paid                               32,641        31,066

Stockholders' deficit:
     Common Stock, $.001 par value:
     Authorized shares--40,000,000
         Issued and outstanding shares--4,408,842 in 1996
             and 4,401,842 in 1995                                                       4             4
     Additional paid-in capital                                                    (30,644)      (29,047)
     Indebtedness of Employee Stock Ownership Plan                                  (1,435)       (1,792)
     Accumulated deficit                                                            (7,071)       (6,432)
                                                                                  --------      --------
Total stockholders' deficit                                                        (39,146)      (37,267)
                                                                                  --------      --------
Total liabilities and stockholders' equity                                        $ 94,428      $ 98,007
                                                                                  ========      ========

Note: The balance sheet at September 30, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.

                 VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                             QUARTERS ENDED JUNE 30,      NINE MONTHS ENDED JUNE 30,
                                            --------------------------    --------------------------
                                               1996           1995           1996           1995
                                            -----------    -----------    -----------    -----------
Net patient service revenue                 $    61,995    $    64,440    $   191,514    $   165,815
Operating expenses:
     Direct hospice care costs                   40,988         42,595        125,600        105,292
     General and administrative                  18,327         20,544         55,768         54,544
     Provision for doubtful accounts, net
         of recoveries                            1,333          1,945          4,035          4,971
     Amortization of intangible assets              644            579          1,930          1,263
     Restructuring costs                             --          2,020             --          2,020
                                            -----------    -----------    -----------    -----------
                                                 61,292         67,683        187,333        168,090
                                            -----------    -----------    -----------    -----------
Income (loss) from operations                       703         (3,243)         4,181         (2,275)

Interest expense, net of interest income          1,013          1,146          3,094          1,643
                                            -----------    -----------    -----------    -----------
Income (loss) before provision for
     income taxes                                  (310)        (4,389)         1,087         (3,918)
Provision for income taxes (benefit)               (140)        (1,572)           489         (1,403)
                                            -----------    -----------    -----------    -----------
Net income (loss)                           $      (170)   $    (2,817)   $       598    $    (2,515)
                                            ===========    ===========    ===========    ===========
Net loss attributable to common
     stockholders                           $    (1,320)   $    (3,967)   $    (2,852)   $    (5,965)
                                            ===========    ===========    ===========    ===========
Net loss per common share                   $      (.30)   $      (.90)   $      (.65)   $     (1.36)
                                            ===========    ===========    ===========    ===========
Weighted average number of shares of
     common stock outstanding                 4,408,842      4,401,842      4,406,397      4,401,842
                                            ===========    ===========    ===========    ===========

See notes to condensed consolidated financial statements.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                  JUNE 30,
                                                           ----------------------
                                                             1996          1995
                                                           --------      --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        $  6,859      $(13,772)

INVESTING ACTIVITIES

Purchase of property and equipment, net                      (4,336)       (4,175)
Assets of business acquired                                  (2,910)      (23,514)
Sale of investments                                            --           8,077
Increase in intangible assets                                  (844)         --
Increase (decrease) in other assets                              77        (1,300)
Decrease in indebtedness of Employee Stock
     Ownership Plan                                             357           356
                                                           --------      --------
Net cash used in investing activities                        (7,656)      (20,556)

FINANCING ACTIVITIES

Proceeds from long-term debt and line of credit               2,751        32,984
Principal payments on long-term debt and capital lease
     obligations                                             (2,538)       (1,212)
Dividends on 9% Preferred Stock                              (1,215)       (1,215)
Proceeds from exercise of stock options and related
     income tax benefits, net                                     7           (17)
Proceeds ESOP contributions                                    (357)         (356)
                                                           --------      --------
Net cash (used in) provided by financing activities          (1,352)       30,184
                                                           --------      --------

Net decrease in cash                                          2,149        (4,144)
Cash and cash equivalents, beginning of period                4,545         5,715
                                                           --------      --------
Cash and cash equivalents, end of period                   $  2,396      $  1,571
                                                           ========      ========

See notes to condensed consolidated financial statements.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                 JUNE 30, 1996

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and nine-month periods ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended September 30, 1996. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the year ended September 30, 1995.

The condensed consolidated financial statements include the accounts of Vitas Healthcare Corporation and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

2. CHANGE IN OWNERSHIP

On June 6, 1996 the Company signed a letter of intent to merge with a subsidiary of Apria Healthcare Group Inc. in a transaction to be accounted for as a pooling of interests. This transaction is expected to be consummated by September 30, 1996.

3. ACQUISITIONS

On February 17, 1995, Vitas Healthcare Corporation of California (Vitas-California), a wholly owned subsidiary of the Company, acquired substantially all of the assets and assumed certain liabilities of Community Hospice Care, Inc. and its affiliated limited partnerships (CHC) which offered hospice, home health and other related healthcare and support services through hospice programs in several communities in Southern California. The acquisition was accounted for as a purchase and the results of operations of CHC have been included in the consolidated financial statements since the date of acquisition.

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

3. ACQUISITIONS (CONTINUED)

On November 3, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of the Hospice of the Miami Valley Inc. (HMV) for approximately $2.8 million, including expenses associated with the acquisition of approximately $1.0 million. The acquisition was accounted for as a purchase and the results of operations of HMV have been included in the consolidated financial statements since the date of acquisition. Pro forma results of operations of HMV have not been presented because the effect of the acquisition is not significant.

On August 8, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Hospice of Central Florida, Inc. (HCF) for approximately $4.75 million.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company, CHC and HCF, assuming the acquisitions had occurred on October 1, 1994 and after giving effect to certain pro forma adjustments, including, among others, adjustments to owner's compensation and amortization of goodwill, together with related income tax effects (in thousands except per share data):

                                                         NINE MONTHS ENDED
                                                             JUNE 30,
                                                   --------------------------
                                                     1995              1996
                                                   --------          --------
Net revenue                                        $197,078          $199,629
Net income (loss)                                  $ (3,068)         $    759
Net loss attributable to common
     stockholders                                  $ (6,517)         $ (2,690)
Net loss per common share                          $  (1.48)         $   (.61)

                  VITAS HEALTHCARE CORPORATION AND SUBSIDIARIES

4. INCOME TAXES

Income taxes have been provided at the effective tax rate expected for the year. The Company's effective tax rate differs from statutory rates primarily as a result of certain costs which are not deductible for income tax purposes and state income taxes, net of federal benefit.

5. CONTINGENCIES

In May 1995, President Clinton announced a coordinated effort by federal and state agencies, named Operation Restore Trust (ORT), to review industry practices and regulatory compliance of home health agencies, nursing homes, and certain durable medical equipment suppliers. This initiative was targeted to California, Florida, Illinois, Texas, and New York, the five states in which Medicare spending is the highest. In June 1995, federal officials announced their intention to conduct a review as part of ORT in these five states of hospice eligibility issues, based upon a study by the Office of Inspector General (OIG) of the Department of Health and Human Services which involved two Puerto Rico hospices unrelated to the Company in which the OIG found a substantial number of patients not eligible for the Medicare hospice benefit.


The Company operates in four of the five ORT states. As a part of its review of hospices under ORT, the OIG has conducted an audit at various of the Company's hospice programs and at the Company's corporate offices. Based upon public information, the Company understands that the OIG's audit of the hospice industry is planned to continue at least through the end of fiscal year 1997. The OIG's review of hospices under ORT is ongoing, and no reports have been issued by the OIG on the outcome of the audit of the Company's locations. According to public reports, the OIG audits have focused on the hospice eligibility of long stay patients (those who are in a hospice program for longer than 210 days). Based upon recent public comments made by representatives of the OIG and one published report on the OIG's audit of a Florida hospice program unrelated to the Company, it appears that the OIG's interpretation of applicable Medicare requirements does not reflect the general hospice industry practices regarding documentation of eligibility for the Medicare hospice benefit. The Company strongly disagrees with the OIG's apparent interpretation and application of these requirements and believes, based upon advice from outside regulatory counsel, among other things, that it meets applicable Medicare eligibility documentation requirements in all material respects. The ultimate disposition of this audit and its possible impact on the Company cannot currently be predicted.


6. BANK DEBT MATURITY

         Subsequent to the quarter ended March 31, 1996, Vitas' results of operations have been adversely affected by a number of factors, including the disruption to operations resulting from the proposed Merger. Due to such factors, management of Vitas believes that Vitas' results of operations will be increasingly adversely affected in the months leading up to the closing of the Merger. By letter dated August 5, 1996, Vitas' bank lender amended, effective as of April 1, 1996, certain covenants in Vitas' bank loan agreement relating to Vitas' consolidated interest coverage ratio and consolidated fixed charge ratio. Such amendments were effective through September 29, 1996. As a result of such amendments, Vitas continued to be in compliance with such covenants as of June 30, 1996. Pursuant to an agreement dated as of September 29, 1996, such covenants, together with the current ratio covenant and the consolidated leverage ratio covenant, were amended to require Vitas to be in compliance with such covenants only at the end of any fiscal quarter, rather than at any time during the fiscal quarter. In addition, pursuant to such agreement, Vitas is not required to report to its bank lender any default or event of default under such covenants until the earlier of the delivery of certain financial reports pursuant to the loan agreement or the date upon which the Merger Agreement is terminated or cancelled. Vitas believes it is likely that when such financial reports are prepared, they will show that Vitas would have been in violation of such covenants as of September 30, 1996. There is no assurance that Vitas' bank lender will agree to further amendments or waivers to such financial covenants or other terms of Vitas' bank credit agreements. However, Vitas believes, based on discussions with its bank lender, that pending the Merger the bank will not declare an event of default with respect to such debt or take any other action under the bank loan agreement, although there is no assurance that this will be the case. All bank debt is classified as a current liability in the June 30, 1996 Condensed Consolidated Balance Sheet.



Pursuant to the terms of Vitas' bank credit facilities, all borrowings outstanding under such facilities were scheduled to mature on October 1, 1996. Pursuant to the agreement dated as of September 19, 1996, Vitas, among other things, obtained an extension of the maturity of all borrowings under its bank credit facilities through the earlier of November 15, 1996 or the consummation, cancellation or other termination of the Merger Agreement. Although Vitas is currently seeking an extension of such maturity to permit consummation of the transactions contemplated by the Merger Agreement, there can be no assurance that such an extension can be obtained.

                                   APPENDIX A

                               [MERGER AGREEMENT]

                                                                      EXHIBIT 2







--------------------------------------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF JUNE 28, 1996


                                     AMONG


                          APRIA HEALTHCARE GROUP INC.,


                             APRIA NUMBER TWO, INC.


                                      AND


                          VITAS HEALTHCARE CORPORATION




--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
                                  ARTICLE I
                                 THE MERGER

1.1    The Merger.......................................................................      1
1.2    Closing..........................................................................      1
1.3    Effective Time...................................................................      1
1.4    Effects of the Merger............................................................      2
1.5    Certificate of Incorporation and Bylaws..........................................      2
       1.5.1    Certificate of Incorporation............................................      2
       1.5.2    Bylaws..................................................................      2
1.6    Directors........................................................................      2
1.7    Officers.........................................................................      2

                                  ARTICLE II
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
                           PURCHASE OF 9% PREFERRED

2.1    Effect on Capital Stock..........................................................      2
       2.1.1    Capital Stock of Sub....................................................      2
       2.1.2    Cancellation of Treasury Stock and Apria Owned Stock....................      2
       2.1.3    Conversion of Vitas Common Stock........................................      2
       2.1.4    9% Preferred............................................................      3
       2.1.5    Series B Preferred......................................................      3
       2.1.6    Warrants................................................................      3
       2.1.7    Stock Options...........................................................      3
       2.1.8    Exchange Ratio..........................................................      3
       2.1.9    Collar Adjustment.......................................................      4
       2.1.10   Debt Adjustment.........................................................      4
       2.1.11   Certain Apria Adjustments...............................................      4
       2.1.12   Cancellation of Stock, Warrants and Stock Options.......................      5

2.2    Exchange of Certificates.........................................................      5
       2.2.1    Exchange Agent..........................................................      5
       2.2.2    Exchange Procedure......................................................      5
       2.2.3    Distributions with Respect to Unexchanged Common Shares.................      6
       2.2.4    No Further Ownership Rights in Vitas Stock..............................      6
       2.2.5    No Fractional Shares....................................................      6
       2.2.6    Termination of Exchange Fund and Trust .................................      7
       2.2.7    No Liability............................................................      7
       2.2.8    Withholding Rights......................................................      7
       2.2.9    Investment of Exchange Fund and Trust...................................      7
       2.2.10   Lost Certificates.......................................................      7

2.3    Dissenters' Rights...............................................................      8

                                                                                            PAGE
                                                                                            ----
                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Vitas..........................................      8
       3.1.1    Organization, Standing and Corporate Power..............................      8
       3.1.2    Subsidiaries............................................................      8
       3.1.3    Capital Structure.......................................................      8
       3.1.4    Authority; Noncontravention.............................................      9
       3.1.5    Financial Statements; Changes; Contingencies............................     10
       3.1.6    Information Supplied....................................................     11
       3.1.7    Litigation; Administrative Proceedings .................................     11
       3.1.8    Taxes...................................................................     12
       3.1.9    Employee Benefits.......................................................     12
       3.1.10   Qualified Plans.........................................................     13
       3.1.11   Title IV Plans..........................................................     14
       3.1.12   Multiemployer Plans.....................................................     14
       3.1.13   No Excess Parachute Payments............................................     14
       3.1.14   Compliance with Applicable Laws.........................................     14
       3.1.15   State Takeover Statutes.................................................     16
       3.1.16   Brokers.................................................................     16
       3.1.17   Opinion of Financial Advisor............................................     16
       3.1.18   Contracts...............................................................     16
       3.1.19   Title to Properties.....................................................     18
       3.1.20   Accounting Matters......................................................     18
       3.1.21   Voting Requirements.....................................................     18
       3.1.22   Noncompetition..........................................................     18
       3.1.23   Intellectual Property...................................................     18
       3.1.24   CHAMPUS, Medicare and Medicaid..........................................     19
       3.1.25   Minute Books............................................................     19
       3.1.26   Accounting Records; Internal Controls...................................     19
       3.1.27   Insurance...............................................................     19
       3.1.28   Dividends and Other Distributions.......................................     20
       3.1.29   Certain Interests.......................................................     20
       3.1.30   Bank Accounts, Powers, etc..............................................     20
       3.1.31   Supplies................................................................     20
       3.1.32   Suppliers...............................................................     20
       3.1.33   Disclosure..............................................................     20

3.2    Representations and Warranties of Apria and Sub .................................     20
       3.2.1    Organization, Standing and Corporate Power..............................     20
       3.2.2    Capital Structure.......................................................     21
       3.2.3    Authority; Noncontravention.............................................     21
       3.2.4    SEC Documents; Financial Statements.....................................     22
       3.2.5    Information Supplied....................................................     22
       3.2.6    Absence of Certain Changes or Events....................................     23
       3.2.7    Litigation; Administrative Proceedings .................................     23
       3.2.8    Compliance with Applicable Laws.........................................     23
       3.2.9    Brokers.................................................................     23

                                                                                            PAGE
                                                                                            ----
       3.2.10   Opinion of Financial Advisor............................................     24
       3.2.11   Contracts; Debt Instruments.............................................     24
       3.2.12   Accounting Matters......................................................     24
       3.2.13   Interim Operations of Sub...............................................     24
       3.2.14   Disclosure..............................................................     24


                                  ARTICLE IV
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Conduct of Business; Actions.....................................................     24
       4.1.1    Conduct of Business by Vitas............................................     24
       4.1.2    Actions by Apria........................................................     26
       4.1.3    Other Actions...........................................................     27

4.2    No Solicitation..................................................................     27
       4.2.1    Competing Proposal......................................................     27
       4.2.2    Acceptance of Competing Proposal........................................     28
       4.2.3    Notice of Inquiry.......................................................     28


                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

5.1    Preparation of Form S-4 and Proxy Statement; Vitas Stockholders' Meeting.........     28
       5.1.1    Proxy Statement.........................................................     28
       5.1.2    Vitas Stockholders' Meeting.............................................     29

5.2    Access to Information; Confidentiality...........................................     29

5.3    Reasonable Efforts; Notification; Cooperation....................................     29
       5.3.1    Actions to be Taken.....................................................     29
       5.3.2    Notice of Change........................................................     29
       5.3.3    Cooperation; Best Efforts...............................................     30

5.4    Stock Option Plans...............................................................     30
       5.4.1    Exchange of Stock Options...............................................     30
       5.4.2    Additional Limitations..................................................     30
       5.4.3    Termination of Plans....................................................     30
       5.4.4    Withholding Arrangements................................................     31
       5.4.5    Necessary Actions.......................................................     31

5.5    Voting Directions By ESOP Participants...........................................     31

5.6    Indemnification and Insurance....................................................     31
       5.6.1    Certificate of Incorporation............................................     31
       5.6.2    Liability Insurance.....................................................     31
       5.6.3    Assumption of Obligations...............................................     31
       5.6.4    Survival................................................................     31

5.7    Letters of Accountants...........................................................     32
       5.7.1    Apria Comfort Letter....................................................     32
       5.7.2    Vitas Comfort Letter....................................................     32

5.8    Fees and Expenses................................................................     32

5.9    Public Announcements.............................................................     32

                                                                                            PAGE
                                                                                            ----
5.10   Affiliates; Accounting and Tax Treatment.........................................     32
       5.10.1   Vitas Affiliates........................................................     32
       5.10.2   Pooling of Interests....................................................     32
       5.10.3   Combined Results........................................................     33

5.11   Conveyance Taxes.................................................................     33

5.12   Vitas Notes; ESOP Loan Waiver....................................................     33

5.13   Vitas' Board Composition.........................................................     33

5.14   Consulting, Severance and Noncompete Agreements..................................     33

5.15   Repayment of Affiliate Receivables...............................................     33

5.16   Purchase of 9% Preferred.........................................................     33

5.17   Employee Benefits, Employment....................................................     34
       5.17.1   Benefit Plans...........................................................     34
       5.17.2   Vacation Pay............................................................     34
       5.17.3   Further Actions.........................................................     34
       5.17.4   No Third Party Rights...................................................     34

5.18   Review of Vitas Disclosure Schedule..............................................     34

5.19   Employment Severance Agreements..................................................     34


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

6.1    Conditions to Each Party's Obligations to Effect the Merger......................     35
       6.1.1    Stockholder Approval....................................................     35
       6.1.2    NYSE Listing............................................................     35
       6.1.3    No Injunctions or Restraints............................................     35
       6.1.4    Form S-4................................................................     35
       6.1.5    HSR Act.................................................................     35
       6.1.6    Approvals...............................................................     35

6.2    Additional Conditions to Obligations of Apria and Sub............................     35
       6.2.1    Representations and Warranties..........................................     35
       6.2.2    Agreements and Covenants................................................     36
       6.2.3    Consents Under Agreements...............................................     36
       6.2.4    Resignation of Directors................................................     36
       6.2.5    Pooling Letter..........................................................     36
       6.2.6    Affiliate Agreements....................................................     36
       6.2.7    Sale of 9% Preferred; Exchange of Warrants..............................     36
       6.2.8    Conversion of Series B Preferred........................................     36
       6.2.9    Significant Securityholders Agreement...................................     36
       6.2.10   Appraisal Rights........................................................     37
       6.2.11   Termination of Agreements...............................................     37
       6.2.12   Approval of Severance Agreement.........................................     37
       6.2.13   Exercise of Stock Options and Warrants..................................     37
       6.2.14   Opinions of Counsel to Vitas............................................     37

6.3    Additional Conditions to Obligations of Vitas....................................     37
       6.3.1    Representations and Warranties..........................................     37
       6.3.2    Agreements and Covenants................................................     37
       6.3.3    Pooling Letter..........................................................     37
       6.3.4    Opinion of Counsel to Apria.............................................     37

                                                                                            PAGE
                                                                                            ----
                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

7.1    Termination by Mutual Consent....................................................     38
7.2    Termination by Either Apria or Vitas.............................................     38
7.3    Termination by Apria.............................................................     38
7.4    Termination by Vitas.............................................................     38
7.5    Effect of Termination............................................................     38
7.6    Amendment........................................................................     39
7.7    Extension; Waiver................................................................     39
7.8    Termination Fees and Expenses....................................................     39
       7.8.1    Payments by Vitas.......................................................     39
       7.8.2    Payments by Apria.......................................................     39


                                 ARTICLE VIII
                              GENERAL PROVISIONS

8.1    Survival of Representations and Warranties.......................................     39
8.2    Notices..........................................................................     40
8.3    Definitions......................................................................     40
8.4    Interpretation...................................................................     41
8.5    Counterparts.....................................................................     41
8.6    Entire Agreement; No Third-Party Beneficiaries...................................     41
8.7    Governing Law....................................................................     41
8.8    Assignment.......................................................................     41
8.9    Enforcement......................................................................     41

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of June 28, 1996 by and among APRIA HEALTHCARE GROUP INC., a Delaware corporation ("APRIA"), APRIA NUMBER TWO, INC., a Delaware corporation and a direct wholly-owned subsidiary of Apria ("SUB"), and VITAS HEALTHCARE CORPORATION, a Delaware corporation ("VITAS").

                                   BACKGROUND

     A. The respective Boards of Directors of Apria, Sub and Vitas have approved the merger of Sub with and into Vitas (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL").

     B. The Merger requires the Vitas Stockholder Approval as defined in Subsection 3.1.21.

     C. Apria, Sub and Vitas desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     D. For accounting purposes, the parties hereto intend that the Merger will be accounted for as a "pooling-of-interests."

     E. Concurrently with the execution and delivery of this Agreement and as an inducement to Apria to enter into this Agreement, certain securityholders of Vitas (the "SIGNIFICANT SECURITYHOLDERS"), have entered into an agreement with Apria (the "SIGNIFICANT SECURITYHOLDERS AGREEMENT") pursuant to which the Significant Securityholders have, among other things, agreed (i) to vote their shares of Vitas Common Stock (as hereinafter defined) and other securities in favor of the Merger, (ii) to sign and deliver to Apria affiliate letters substantially in the form contemplated by this Agreement and (iii) to take certain other actions as provided therein.

                                   AGREEMENT

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub will be merged with and into Vitas at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub will cease and Vitas will continue as the surviving corporation (the "SURVIVING CORPORATION") and will succeed to and assume all the rights and obligations of Vitas and of Sub in accordance with the DGCL.

     1.2 CLOSING. The closing under this Agreement will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VI (the "CLOSING DATE"), at the offices of O'Melveny & Myers LLP, 555 13th Street, N.W., Washington, DC 20004-1109 unless another time, date or place is agreed to in writing by the parties hereto or unless this Agreement has been terminated in accordance with its terms.

     1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Sub and Vitas specify in the Certificate of Merger (the close of business on such date of filing, or such later date as may be set forth therein, being the "EFFECTIVE TIME").

     1.4 EFFECTS OF THE MERGER.  The Merger will have the effects set forth in
Section 259 of the DGCL.

     1.5 CERTIFICATE OF INCORPORATION AND BYLAWS.

          1.5.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Sub as in effect at the Effective Time (the "CERTIFICATE OF INCORPORATION"), together with a Certificate of Designation, Preferences and Other Rights of a 9% Cumulative Nonconvertible Preferred Stock and of a Series B Convertible Preferred Stock (in each case, having the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the 9% Preferred (as defined below) and the Series B Preferred (as defined below) have as of the date of this Agreement), will be the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation will be amended at the Effective Time to provide that the name of the Surviving Corporation will be "Vitas Healthcare Corporation"), until thereafter amended as provided therein or by applicable law.

          1.5.2 BYLAWS. The bylaws of Sub as in effect at the Effective Time (the "BYLAWS") will be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

     1.6 DIRECTORS. The sole director of Sub at the Effective Time will be the sole director of the Surviving Corporation, until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

     1.7 OFFICERS. The officers of Vitas immediately prior to the Effective Time will become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.8 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Sub or Vitas or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will have the power and authority to execute and deliver, in the name and on behalf of Sub or Vitas, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sub or Vitas, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement so long as such actions and things are consistent with the terms of this Agreement and the Certificate of Merger.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
                            PURCHASE OF 9% PREFERRED

     2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, the equity securities of Sub and Vitas will be converted as follows:

          2.1.1 CAPITAL STOCK OF SUB. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation.

          2.1.2 CANCELLATION OF TREASURY STOCK AND APRIA OWNED STOCK. Each share of Vitas Common Stock (as defined in Subsection 3.1.3) that is owned by Vitas or by any subsidiary of Vitas and each share of Vitas Common Stock that is owned by Apria, Sub or any other subsidiary of Apria immediately prior to the Effective Time will automatically be cancelled and retired without any conversion thereof and no consideration will be delivered with respect thereto.

          2.1.3 CONVERSION OF VITAS COMMON STOCK. Each share of Vitas Common Stock issued and outstanding as of the Effective Time other than shares to be cancelled in accordance with Subsection

     2.1.2 and shares held by stockholders ("DISSENTING STOCKHOLDERS") who have delivered a written demand and who have otherwise duly exercised appraisal rights under, and duly satisfied the other requirements of, Section 262 of the DGCL ("DISSENTERS SHARES"), will be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio (as defined below).

          2.1.4 9% PREFERRED. Each share of 9.0% Cumulative Nonconvertible Preferred Stock of Vitas (the "9% PREFERRED") whose rights, preferences and privileges are designated under the Certificate of Designation, Preferences and Other Rights of the 9.0% Preferred, as amended (the "9% PREFERRED CERTIFICATE" and collectively with the Series B Preferred Certificate (as defined below), the "PREFERRED STOCK CERTIFICATES"), will remain outstanding, and, upon surrender of the certificate representing the 9% Preferred, will be purchased by Apria as provided in Section 5.16 and in the Significant Securityholders Agreement.

          2.1.5 SERIES B PREFERRED. Each share of Series B Convertible Preferred Stock of Vitas (the "SERIES B PREFERRED") whose rights, preferences and privileges are designated under the Certificate of Designation, Preferences and Other Rights of the Series B Preferred, as amended (the "SERIES B PREFERRED CERTIFICATE"), issued and outstanding as of the Effective Time, together with all associated rights, preferences and restrictions set forth in the Stockholders' Agreement dated June 4, 1993 among Vitas and the parties named therein (the "STOCKHOLDERS' AGREEMENT"), will, in accordance with the provisions of Subsection 6.2.8 and the Significant Securityholders Agreement, first be converted into a number of shares of Vitas Common Stock issuable upon conversion of such share of Series B Preferred and will then be converted into the right to receive a number of shares of Apria Common Stock equal to the Exchange Ratio multiplied by the number of shares of Vitas Common Stock so issued.

          2.1.6 WARRANTS. Each of the stock purchase warrants issued by Vitas on December 17, 1991 and designated Warrant A and Warrant B to purchase an aggregate of 3,952,958 shares of Vitas Common Stock (collectively, the "WARRANTS"), and all associated rights, preferences and restrictions set forth in the Investors Agreement dated December 17, 1991 among Vitas and the parties named therein (the "INVESTOR AGREEMENT"), will, in accordance with the provisions of the Significant Securityholders Agreement, be exchanged for a number of shares of Apria Common Stock equal to the quotient obtained by dividing (i) $9.32 less the sum of (A) any Excess Per Share Debt Amount (as defined below) and (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Warrant by (ii) $32.125 (such quotient referred to herein as "WARRANT SPREAD VALUE EXCHANGE RATIO") times the number of shares of Vitas Common Stock covered by such Warrant, subject to any adjustments which may be called for by the next two sentences. If the Market Price (as defined below) is less than $27.125, the Warrant Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Decline Numerator (as defined below) and the denominator will be the Market Price (as defined below). If the Market Price is more than $37.125, the Warrant Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Increase Numerator (as defined below) and the denominator will be the Market Price.

          2.1.7 STOCK OPTIONS. If any Stock Option (as defined below) outstanding immediately prior to the Effective Time has not been exercised in accordance with its terms, it will be exchanged for the right to receive shares of Apria Common Stock as provided in Subsection 5.4.1 upon surrender of the stock option agreement applicable thereto (the "STOCK OPTION AGREEMENT"), unless the holder objects in writing to such exchange, in which case the Stock Option will terminate in accordance with its terms.

          2.1.8 EXCHANGE RATIO. The Exchange Ratio shall be (i) initially 0.290, subject to the adjustments (if any) contemplated by Subsection
     2.1.11 (as so adjusted, the "INITIAL EXCHANGE RATIO"), and further subject to any Collar Adjustment as set forth in Subsection 2.1.9 if no Debt Adjustment as set forth in Subsection 2.1.10 is deemed to occur or (ii) the Recalculated Exchange Ratio (as defined in Subsection 2.1.10), subject to the adjustments (if any) contemplated by Subsection 2.1.11, and further subject to any Collar Adjustment as set forth in Subsection 2.1.9 if a Debt Adjustment as set forth in Subsection 2.1.10 is deemed to occur, as the case may be. The term "EXCHANGE RATIO" means the Initial Exchange Ratio or the Recalculated Exchange Ratio as so adjusted, whichever is applicable.

          2.1.9 COLLAR ADJUSTMENT. If the closing price of Apria Common Stock on the New York Stock Exchange, Inc. (the "NYSE") on the trading day next preceding the Closing Date (the "MARKET PRICE") is between $27.125 and $37.125 (inclusive) there will be no Collar Adjustment (as defined below). If the Market Price is less than $27.125 and there is no Recalculated Exchange Ratio, the Initial Exchange Ratio will be multiplied by a fraction of which the numerator will be $27.125 less 50% of the difference between $27.125 and the Market Price (the "MARKET PRICE DECLINE NUMERATOR") and the denominator will be the Market Price. If the Market Price is more than $37.125 and there is no Recalculated Exchange Ratio, the Initial Exchange Ratio will be multiplied by a fraction of which the numerator will be $37.125 plus 50% of the difference between the Market Price and $37.125 (the "MARKET PRICE INCREASE NUMERATOR") and the denominator will be the Market Price. If the Market Price is less than $27.125 and there is a Recalculated Exchange Ratio, the Recalculated Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Decline Numerator and the denominator will be the Market Price, and the result will be the Exchange Ratio as referred to in the last sentence of Subsection 2.1.8. If the Market Price is more than $37.125 and there is a Recalculated Exchange Ratio, the Recalculated Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Increase Numerator and the denominator will be the Market Price, and the result will be the Exchange Ratio as referred to in the last sentence of Subsection 2.1.8. If the Market Price is greater than $42.125 or less than $22.125, either party may terminate this Agreement, but if neither party elects to terminate this Agreement the foregoing formulae ("COLLAR ADJUSTMENT") shall continue to be applicable.

          2.1.10 DEBT ADJUSTMENT. Vitas shall prepare a balance sheet as of the last day of the month ending immediately prior to the Closing Date unless the Closing Date is within 20 business days after the end of a month, in which event such balance sheet shall be as of the last day of the month ending immediately prior to the month ending immediately prior to the Closing Date (the "CLOSING BALANCE SHEET"). If the Total Debt of Vitas (as defined below) exceeds $39.1 million as reflected on the Closing Balance Sheet, a Debt Adjustment will be deemed to occur. If a Debt Adjustment is deemed to occur, the Initial Exchange Ratio will be replaced by the "RECALCULATED EXCHANGE RATIO" which will be determined by dividing (i) $9.32 less the Excess Per Share Debt Amount (as defined below) by (ii) $32.125. The "EXCESS PER SHARE DEBT AMOUNT" means the Total Debt of Vitas in excess of $39.1 million divided by 19,738,635 (rounded to the nearest whole cent). "TOTAL DEBT" means, for purposes of this Subsection 2.1.10, all bank debt, notes payable, other indebtedness for borrowed money, including any indebtedness incurred in the acquisition by Vitas or its subsidiary of the assets of Hospice of Central Florida, Inc., a Florida nonprofit corporation ("HCF"), and the current portions of all of the foregoing, but excluding capitalized leases and the amount due under the ESOP (as defined in Subsection 3.1.10) loan documents (the "ESOP NOTE"), and all reduced by (A) Vitas' then cash equivalents and cash on hand as reflected on the Closing Balance Sheet, (B) the positive difference, if any, between (1) $1.554 million and (2) the book value of the ESOP Note as reflected on the Closing Balance Sheet and (C) the sum of (x) the amount, if any, by which Vitas' then net non-cash non-debt working capital (defined as current assets excluding cash, cash equivalents and current deferred tax assets, minus current liabilities, excluding current capital lease obligations, current portion of long-term debt and current deferred tax liabilities) exceeds $(200,000) and (y) the amount of any capital expenditures in excess of $500,000 per month which have previously been approved in writing by Apria, and (z) the amount of any indebtedness incurred in the acquisition by Vitas or its subsidiary of the assets of HCF up to a maximum of $4.75 million. If a Debt Adjustment is deemed to occur and is in excess of $4 million, Apria will have the right to terminate this Agreement.

          2.1.11 CERTAIN APRIA ADJUSTMENTS. If, prior to the Effective Time, Apria should split, recapitalize, reclassify, subdivide, exchange or combine the Apria Common Stock, or pay a stock dividend or other stock distribution in Apria Common Stock, then the Initial Exchange Ratio or the Recalculated Exchange Ratio, as the case may be (as well as all references to prices of Apria Common Stock used for purposes of any Collar Adjustment or related termination right set forth in Subsection 2.1.9), will be appropriately adjusted to reflect such split, recapitalization, reclassification, subdivision, exchange, combination, dividend or other distribution. Each share of Apria Common Stock issued pursuant to this

     Agreement will be accompanied by one Right (as defined in Subsection 3.2.2) unless the Rights are not outstanding as of the Effective Time.

          2.1.12 CANCELLATION OF STOCK, WARRANTS AND STOCK OPTIONS. As of the Effective Time, all shares of Vitas Common Stock and the Warrants will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holders of certificates previously evidencing such shares of Vitas Common Stock or the Warrants or the Stock Options will cease to have any rights with respect thereto, except as otherwise provided herein or by law including any rights of Dissenting Stockholders to require the Surviving Corporation to purchase their shares in accordance with applicable law. Each certificate previously representing the Vitas Common Stock (other than Dissenters Shares) will thereafter represent the right to receive a certificate representing the shares of Apria Common Stock into which the Vitas Common Stock was converted in the Merger. Certificates previously representing such shares of Vitas Common Stock will be exchanged for certificates representing whole shares of Apria Common Stock issued in consideration therefor upon the surrender of such Vitas certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Apria Common Stock will be issued, and, in lieu thereof, a cash payment will be made pursuant to Subsection 2.2.5.

     2.2 EXCHANGE OF CERTIFICATES.

          2.2.1 EXCHANGE AGENT. Apria will deposit, or will cause to be deposited, with Norwest Bank Minnesota, N.A., as exchange agent for the Apria Common Stock (the "EXCHANGE AGENT") as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to Section 2.2), for the benefit of the holders of shares of Vitas Common Stock and of holders of the Warrants, Stock Options and converted Series B Preferred, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Apria Common Stock issuable pursuant to (i) Section 2.1 in exchange for the outstanding shares of Vitas Common Stock, (ii) Subsection
     5.4.1 upon surrender of the Stock Option Agreements, and (iii) Subsection
     2.1.6 upon surrender of the certificates evidencing the Warrants (such certificates representing shares of Apria Common Stock, together with any dividends or distributions with respect thereto, being collectively referred to as the "EXCHANGE FUND"). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Apria Common Stock contemplated to be issued pursuant to Section 2.1 and Subsection 5.4.1 out of the Exchange Fund. Except as contemplated by Subsection 2.2.5, the Exchange Fund shall not be used for any other purpose.

          2.2.2 EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, Apria will instruct the Exchange Agent to mail to each holder of record of a Warrant, to each holder of a Stock Option and to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Vitas Common Stock (including holders of certificates previously representing Series B Preferred) other than Dissenters Shares (for convenience of reference, the certificates, Warrants, converted Series B Preferred and Stock Option Agreements are referred to as the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in a customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Apria Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, and, in the case of holders of Stock Options, evidence of satisfaction of all applicable withholdings as provided in Subsection 2.2.8, the holder of the Certificate or Certificates will be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Apria Common Stock which such holder has the right to receive in respect of the rights formerly evidenced by such Certificate or Certificates (after taking into account the provisions of this Agreement and all shares of Vitas Common Stock then held of record by such holder and all Warrants and all Stock Options held by such holder), cash in lieu of fractional shares of Apria Common Stock to which any holder is entitled pursuant to Subsection 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Subsection 2.2.3, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Vitas

     Common Stock which is not registered in the transfer records of Vitas, a certificate representing the proper number of shares of Apria Common Stock may be issued to a Person (as defined in Section 8.3) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the issuance of shares of Apria Common Stock to a Person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Apria that such tax has been paid or is not applicable. Until surrendered as contemplated by Section 2.2, each Certificate (other than in respect of Dissenters Shares) will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate evidencing whole shares of Apria Common Stock, cash in lieu of any fractional shares of Apria Common Stock to which such holder is entitled pursuant to Subsection 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Subsection 2.2.3. No interest will be paid or will accrue on any cash payable pursuant to Subsections 2.2.3 or 2.2.5.

          2.2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED COMMON SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Apria Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Subsection 2.2.5, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there will be paid to the holder of the certificate representing whole shares of Apria Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any such cash payable in lieu of a fractional share of Apria Common Stock to which such holder is entitled pursuant to Subsection 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Apria Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Apria Common Stock.

          2.2.4 NO FURTHER OWNERSHIP RIGHTS IN VITAS STOCK. All shares of Apria Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Subsections 2.2.3 or 2.2.5) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Vitas Common Stock or to the Stock Options or Warrants, as the case may be, theretofore represented by such Certificates. At the Effective Time, the stock transfer books of Vitas will be closed, and there will be no further registrations of transfers of shares of Vitas Common Stock, Series B Preferred, conversion of the Series B Preferred, exercise of the Warrants or exercise or conversion of the Stock Options thereafter on the records of Vitas. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Apria or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in Article II.

          2.2.5 NO FRACTIONAL SHARES.

             (a) No Certificates or scrip representing fractional shares of Apria Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Apria.

             (b) As promptly as practicable following the Effective Time, Apria will instruct the Exchange Agent to determine the excess of (i) the number of full shares of Apria Common Stock delivered to the Exchange Agent by Apria pursuant to Subsection 2.2.1 over (ii) the aggregate number of full shares of Apria Common Stock to be distributed to holders of Certificates pursuant to Subsection 2.2.2 (such excess being herein called the "EXCESS SHARES"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, will sell the Excess Shares at the then prevailing prices on the NYSE, all in the manner provided in paragraph (c) of this Subsection 2.2.5.

             (c) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE and will be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders of Certificates (the "TRUST"). Apria will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Apria will pay the Exchange Agent's compensation and expenses in connection with such sales. The Exchange Agent will determine the portion of the Trust to which each holder of one or more Certificates is entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled (after taking into account all Warrants, Stock Options, and shares of Vitas Common Stock (including converted Series B Preferred) held of record immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates are entitled.

             (d) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent will promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of Subsection 2.2.3.

          2.2.6 TERMINATION OF EXCHANGE FUND AND TRUST. Any portion of the Exchange Fund and Trust that remains undistributed to the holders of Certificates for six months after the Effective Time will be delivered to Apria, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Apria for the shares of Apria Common Stock, any cash in lieu of fractional shares of Apria Common Stock and any dividends or distributions with respect to Apria Common Stock to which they are entitled.

          2.2.7 NO LIABILITY. None of Apria, Sub, Vitas or the Exchange Agent will be liable to any holder of shares of Vitas Common Stock, Vitas Preferred Stock, Warrants or Stock Options for any shares of Apria Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Trust that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.2.8 WITHHOLDING RIGHTS. Apria or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Apria or the Exchange Agent, as the case may be, is required under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of payments hereunder. To the extent that amounts are so withheld by Apria or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding have been made by Apria or the Exchange Agent. Subject to the provisions of Subsection 5.4.4, withholding obligations in respect of Stock Options must be paid by the holders of the Stock Options in cash to Apria and must be evidenced by a certificate of satisfaction of withholding signed by Apria and delivered to the Exchange Agent. Apria agrees to promptly provide such certificate after receipt of such funds.

          2.2.9 INVESTMENT OF EXCHANGE FUND AND TRUST. The Exchange Agent will invest any cash included in the Exchange Fund and the Trust, as reasonably directed by Apria, on a daily basis. Any interest and other income resulting from such investments shall be paid to Apria.

          2.2.10 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an indemnity (if relating to no more than 10,000 shares of Vitas Common Stock or equivalent) or the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed

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

     Certificate the shares of Apria Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Apria Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.3 DISSENTERS' RIGHTS. If any Dissenting Stockholder is entitled to (or demands or asserts entitlement to) require Vitas to purchase the stockholder's shares pursuant to Section 262 of the DGCL or otherwise, Vitas shall give Apria notice thereof and Apria will have the right to participate in all negotiations and proceedings with respect to any such claims or demand. Vitas shall not, except with the prior written consent of Apria, voluntarily make any payment, evaluation or appraisal with respect to, or settle or offer to settle, any claim or demand for payment. If any Dissenting Stockholder fails to perfect or shall have effectively withdrawn or lost the right to dissent or have an appraisal, the shares held by the stockholder will thereupon be entitled to be surrendered in exchange for the Apria Common Stock at the Exchange Ratio and otherwise in accordance with Article II.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF VITAS. Vitas represents and warrants to Apria and Sub as follows:

          3.1.1 ORGANIZATION, STANDING AND CORPORATE POWER. Vitas and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Vitas and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a "material adverse effect" (as defined in Section 8.3). Vitas has delivered to Apria complete and correct copies of its and each of its subsidiary's certificate of incorporation and by-laws, in each case as amended to the date of this Agreement. Neither Vitas nor any subsidiary of Vitas is a registered or reporting company under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

          3.1.2 SUBSIDIARIES. The disclosure schedule delivered by Vitas to Apria prior to the execution of this Agreement (the " VITAS DISCLOSURE SCHEDULE") lists each subsidiary of Vitas and its jurisdiction of incorporation or organization. Except as set forth in the Vitas Disclosure Schedule, all the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are directly or indirectly owned by Vitas, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"). Except for the capital stock of its subsidiaries, and as disclosed in the Vitas Disclosure Schedule, Vitas does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity or serve as a general partner of any other entity.

          3.1.3 CAPITAL STRUCTURE. The authorized capital stock of Vitas consists of 40,000,000 shares of Common Stock, $.001 par value (the "VITAS COMMON STOCK"), and 4,500,000 shares of preferred stock, $1.00 par value (the " VITAS PREFERRED STOCK"). At the date of this Agreement (i) 4,408,842 shares of Common Stock are issued and outstanding, (ii) 270,000 shares of 9% Preferred are issued and outstanding, (iii) 262,500 shares of Series B Preferred are issued and outstanding, (iv) at June 14, 1996, 5,849,289 shares of Vitas Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Vitas Common Stock (" STOCK OPTIONS") granted under stock option plans or pursuant to stock option agreements identified on the Vitas Disclosure Schedule (collectively, the "STOCK OPTION PLANS") and no additional Stock Options have been granted since June 14, 1996, (v) 5,526,308 shares of Vitas Common Stock are reserved for issuance upon conversion of the Series B Preferred, and (vi) 3,952,958 shares of Vitas Common Stock are reserved for issuance upon exercise of the Warrants. Except as set forth in this Subsection 3.1.3, at the date of this Agreement no shares of

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

     capital stock or other equity or voting securities of Vitas were issued, reserved for issuance or outstanding. Except as set forth in the Vitas Disclosure Schedule, there are no outstanding stock appreciation rights of Vitas and no outstanding limited stock appreciation or similar rights or other rights to receive or redeem for cash options, warrants or derivative securities of Vitas. Except as set forth in the Vitas Disclosure Schedule, all outstanding shares of capital stock of Vitas are, and all shares which may be issued upon the exercise of Stock Options or the Warrants or upon conversion of the Series B Preferred will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Vitas having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Vitas may vote. Except as set forth in this Subsection 3.1.3 or in the Vitas Disclosure Schedule, and except for provisions calling for antidilution adjustments or pre-emptive rights in the Series B Preferred and the Warrants, none of which adjustments or rights has been or will by virtue of this Agreement or the transactions contemplated hereby be triggered, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Vitas or any of its subsidiaries is a party or by which any of them is bound obligating Vitas or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity or voting securities of Vitas or of any of its subsidiaries or obligating Vitas or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the Vitas Disclosure Schedule, there are no outstanding contractual or other obligations of Vitas or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants or other rights to acquire any such shares) of Vitas or any of its subsidiaries, except for the redemption obligations in the Preferred Stock Certificates. Except as set forth in the Vitas Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of Vitas or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments to employees of Vitas in the nature of incentive compensation as specified in the Vitas Disclosure Schedule) or except for the Registration Rights Agreement dated June 4, 1993 among Vitas and certain Vitas stockholders, to cause Vitas or any of its subsidiaries to file with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT") or which otherwise relate to the registration of any securities of Vitas.

          3.1.4 AUTHORITY; NONCONTRAVENTION. Vitas has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Vitas Stockholder Approval and to the receipt of the consents and approvals by the Vitas securityholders set forth in the Vitas Disclosure Schedule, to consummate the transactions by Vitas contemplated by this Agreement. Except as set forth in the Vitas Disclosure Schedule, the execution and delivery of this Agreement by Vitas and the consummation by Vitas of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Vitas, subject to Vitas Stockholder Approval. This Agreement has been duly executed and delivered by Vitas and constitutes a valid and binding obligation of Vitas, enforceable against Vitas in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Except as set forth in the Vitas Disclosure Schedule, the execution and delivery of this Agreement by Vitas does not, and the consummation by Vitas of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Vitas or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of Vitas or the comparable charter or organizational documents of any of its subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Vitas or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in

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

     the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Vitas or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect, (y) impair in any material respect the ability of Vitas to perform its obligations under this Agreement or (z) prevent or materially delay the consummation by Vitas of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by Vitas or any of its subsidiaries for the execution and delivery of this Agreement by Vitas or the consummation by Vitas of the transactions contemplated by this Agreement, except for (1) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "SPECIFIED AGENCIES") of a premerger notification and report form by Vitas under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Vitas is qualified to do business, (3) the regulatory filings set forth on the Vitas Disclosure Schedule and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect or prevent or materially delay the consummation by Vitas of any of the transactions contemplated by this Agreement.

          3.1.5 FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

             (a) Vitas has delivered to Apria consolidated and consolidating balance sheets for Vitas and its subsidiaries at September 30, 1995, 1994, 1993, 1992 and 1991 and the related consolidated and consolidating statements of operations, changes in stockholders' equity and changes in financial position or cash flow for the periods then ended. All such financial statements have been examined by Ernst & Young LLP whose reports thereon are included with such financial statements. All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except for changes, if any, required by GAAP and disclosed therein). Such statements of operations and cash flow present fairly in all material respects the results of operations, changes in stockholders' equity and cash flows of Vitas and its subsidiaries for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of Vitas and its subsidiaries as of their respective dates. Vitas has made available to Apria copies of each management letter delivered to Vitas by its auditors in connection with such financial statements or other letter delivered to Vitas by its auditors relating to any review by its auditors of the internal controls of Vitas during the five-year period ended September 30, 1995 or thereafter, and has made available for inspection all reports and working papers produced or developed by its auditors or management in connection with their examination of such financial statements, as well as all such reports and working papers for prior periods for which any tax liability of Vitas has not been finally determined or barred by applicable statutes of limitation. Since September 30, 1995, there has been no change in any of the significant accounting policies, practices or procedures of Vitas or its subsidiaries.

             (b) Vitas has delivered to Apria consolidated balance sheets for Vitas and its subsidiaries at December 31, 1995 and March 31, 1996, and the related consolidated statements of operations and cash flows and changes in stockholder's equity for the periods then ended and the prior year's period and prior comparable period. All such interim financial statements have been prepared in conformity with GAAP applied on a consistent basis except for changes, if any, required by GAAP and disclosed therein and except for the absence of footnotes and other information required by GAAP for complete financial statements and subject to year-end adjustments. The statements of operations and cash flows present fairly the results of operations and cash flows of Vitas and its subsidiaries for the respective periods covered, and the balance sheets present fairly the financial condition of Vitas and its subsidiaries as of their respective dates. All such interim financial statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include but are not limited to estimated provisions for year-end adjustments) necessary for a fair presentation. At the dates of such balance sheets, neither Vitas nor any of its subsidiaries had any material liability (actual, contingent or accrued) that, in accordance with GAAP, should have been shown or reflected therein but were not.

             (c) Since September 30, 1995, whether or not in the ordinary course of business, there has not been, occurred or arisen: (i) except as set forth in the Vitas Disclosure Schedule, any change in or event affecting Vitas or any of its subsidiaries, the business or the capital stock of Vitas or any of its subsidiaries, that has had or may reasonably be expected to have a material adverse effect, (ii) any strike or other labor dispute, or (iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of Vitas or its subsidiaries with a book value in excess of $100,000 or that has involved or may involve a loss to Vitas or any subsidiary of more than $100,000.

             (d) Neither Vitas nor any subsidiary has any liabilities of any nature, whether known, unknown, accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the most recent of the financial statements referred to in paragraphs (a) or (b) of this Subsection 3.1.5, (ii) were incurred after September 30, 1995 in the ordinary course of business consistent with past practice and in the aggregate do not exceed $100,000 or (iii) are set forth in the Vitas Disclosure Schedule.

             (e) All receivables of Vitas and its subsidiaries, whether reflected on the balance sheet or otherwise, represent services actually provided in the ordinary course of business. The reserves shown on the balance sheet at March 31, 1996 are adequate and were calculated on a basis consistent with GAAP and past practices. Vitas has delivered to Apria an aging list of all receivables of Vitas and each subsidiary that in all material respects is accurate and complete. The receivables of Vitas and its subsidiaries have been appropriately adjusted to reflect current reimbursement policies of third party payors, including, without limitation, CHAMPUS, Medicare, Medicaid, Blue Cross/Blue Shield, private insurers, health maintenance organizations, preferred provider organizations, alternative delivery systems and managed care systems. Such receivables, adjusted as set forth above, relating to such third party payors do not exceed amounts Vitas reasonably believes it is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost based reimbursement or other adjustment or limitation to the usual charges of Vitas and its subsidiaries.

          3.1.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Vitas or any subsidiary (i) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (ii) to Apria or Sub, its agents or representatives in connection with or for use or inclusion in the Form S-4 or Proxy Statement (as defined in Subsection 5.1.1) did contain, or at the respective times such information is or was delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to correct a prior statement. If any of such information at any time subsequent to delivery and prior to the Closing Date becomes untrue or misleading in any material respect, Vitas will promptly notify Apria in writing of such fact and the reason for such change. All documents required to be filed by Vitas or any subsidiary with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable law. Without limiting the generality of the foregoing, Vitas agrees to use its best efforts to provide all information required to be included in the Form S-4 and the Proxy Statement in respect of Vitas and its subsidiaries in accordance with applicable standards imposed on public companies.

          3.1.7 LITIGATION; ADMINISTRATIVE PROCEEDINGS. Except as disclosed in the Vitas Disclosure Schedule, there is no suit, action, investigation, charge with local, state or federal administrative agencies, claim involving workers compensation relating to classes of employees, audit or proceeding pending or, to the knowledge of Vitas, threatened against Vitas or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect, (ii) impair in any material respect the ability of Vitas to perform its obligations under this Agreement or (iii) prevent the consummation by Vitas of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Vitas or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) through (iii).

        3.1.8 TAXES.

             (a) Except as set forth in the Vitas Disclosure Schedule, each of Vitas and its subsidiaries has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. Vitas and each of its subsidiaries has paid and discharged (or Vitas has paid and discharged on such subsidiary's behalf) all taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements. The most recent financial statements properly reflect in accordance with GAAP all taxes payable by Vitas and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Adequate provision has been made in the books and records of Vitas and each subsidiary, and to the extent required by GAAP in the financial statements referred to in Subsection
        3.1.5 above or delivered to Apria, for all taxes whether or not due and payable and whether or not disputed. Neither Vitas nor any subsidiary has elected to be treated as a consenting corporation under Section 341(f) of the Code.

             (b) No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the Internal Revenue Service (the "IRS") or any other taxing authority or agency against Vitas or any of its subsidiaries which, if resolved against Vitas or any of its subsidiaries, would, individually or in the aggregate, have a material adverse effect. No requests for waivers of the time to assess any taxes are pending. Except as set forth in the Vitas Disclosure Schedule, none of the federal income tax returns of Vitas and each of its subsidiaries consolidated in such returns has been examined by and settled with the IRS for any year.

             (c) As used in this Agreement, "TAXES" means all federal, state, local and foreign income, property, sales, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. For the purposes of this Subsection 3.1.8, references to Vitas and each of its subsidiaries includes former subsidiaries of Vitas for the periods during which any such corporations were included in the consolidated federal income tax return of Vitas.

          3.1.9 EMPLOYEE BENEFITS.  Except as set forth in the Vitas Disclosure
     Schedule:

             (a) The Vitas Disclosure Schedule lists all director, independent contractor and employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which Vitas or any subsidiary is a party or by which any of them is bound, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare, performance or incentive plan, agreement or arrangement that by its terms obligates Vitas or any of its subsidiaries to pay an amount determinable at the time of signing any thereof in excess of $20,000, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to any Vitas automobiles, other modes of transport, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance,
        (iii) any employment agreement other than for an employment at will,
        (iv) any other "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (v) any other employee benefit plan or arrangement to which Vitas or any of its subsidiaries is or has been a party under which there is any liability to any Person.

             (b) Vitas has delivered to Apria true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

             (c) Except as contemplated by this Agreement, there are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Subsection 3.1.9.

             (d) Vitas and its subsidiaries are in compliance in all material respects with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws applicable with respect to all such employee benefit plans, agreements and arrangements. Vitas and its subsidiaries have performed all of their obligations under all such plans, agreements and arrangements. To the best knowledge of Vitas, there are no actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of Vitas, no facts exist which may reasonably be expected to give rise to any such actions.

             (e) Each of the plans, agreements or arrangements can be terminated by Vitas or by one of the subsidiaries within a period of 30 days following the Effective Time, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

             (f) Except as required by applicable law, since September 30, 1995, there has not been any adoption or amendment in any material respect by Vitas or any of its subsidiaries of any compensatory plans, agreements or arrangements (collectively, "BENEFIT PLANS") providing benefits to any current or former employee, officer or director of Vitas or any of its subsidiaries. Since September 30, 1995, neither Vitas nor any of its subsidiaries has taken any action to accelerate any rights or benefits under any Benefit Plan, either generally or specifically, for the benefit of any director, officer, or employee or class thereof.

          3.1.10 QUALIFIED PLANS.

             (a) The Vitas Disclosure Schedule lists all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit-sharing plans within the meaning of
        Section 401(a) of the Code.

             (b) Each such plan has been duly authorized and approved by the appropriate board of directors of Vitas and each participating subsidiary. Each such plan is qualified in form and operation under
        Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of
        Section 406 of ERISA) has occurred with respect to any of such plans.

             (c) Except as set forth in the Vitas Disclosure Schedule, Vitas has delivered to Apria for each such plan copies of the following documents:
        (i) the Form 5500 filed in each of the most recent three plan years including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each of such plans as of such dates, in accordance with GAAP.

             (d) Except as set forth in the Vitas Disclosure Schedule, the Vitas Employee Stock Ownership Plan ("ESOP"), is not, as of the date of this Agreement, indebted to any party (including Vitas) on account of a loan or loans made in connection with any acquisition by the ESOP of any "employer security," as defined in Section 407(d)(1) of ERISA, and Vitas is not obligated to make any contributions to the ESOP. Any transactions with or by the ESOP involving employer securities satisfy all applicable requirements for exemptions from the prohibited transaction provisions of Section 4975 of the Code and Section 406 of ERISA. No employee contributions have ever been made or permitted under the ESOP. The Vitas 401(k) Plan has never invested in employer securities.

          3.1.11 TITLE IV PLANS.  No plan listed in the Vitas Disclosure
     Schedule is subject to Title IV of ERISA.

          3.1.12 MULTIEMPLOYER PLANS.  No plan listed in the Vitas Disclosure
     Schedule is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither Vitas nor any subsidiary has ever contributed to or had an obligation to contribute to any multiemployer plan.

          3.1.13 NO EXCESS PARACHUTE PAYMENTS. Subject to the receipt of the approval contemplated by Section 5.14, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Vitas or any of its affiliates (as defined in Section 8.3) who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          3.1.14 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in the Vitas Disclosure Schedule:

             (a) Each of Vitas and its subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets, to participate in the Medicare, Medicaid, CHAMPUS and all other reimbursement programs as currently participated in and to carry on and conduct its business substantially as currently conducted except for any licenses, franchises, permits, privileges, immunities, approvals or other authorizations the lack of which individually or in the aggregate would not have a material adverse effect (herein collectively called "PERMITS"). The Vitas Disclosure Schedule sets forth a list and brief identification of each Permit, except for such incidental licenses, franchises, permits, privileges, immunities, approvals and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof, or the lapse, termination, cancellation or forfeiture of which would not have a material adverse effect. Complete and correct copies of all the Permits or evidence thereof have heretofore been delivered by Vitas to Apria. Vitas and each of its subsidiaries has fulfilled and performed in all material respects its obligations under each of the respective Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any Permit either (i) which permits or, after notice or lapse of time or both, would permit revocation or termination of any Permit, or (ii) which may reasonably be expected to adversely affect in any material respect the rights of Vitas or any subsidiary of Vitas under any Permit; no notice of cancellation, suspension, revocation, or material default or of any material dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Vitas or its subsidiaries, or, to the knowledge of Vitas, is proposed or threatened except where such circumstances would not have a material adverse effect; and each of the Permits is valid, subsisting and in full force and effect and may reasonably be expected to continue in full force and effect after the Effective Time in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity. Neither Vitas nor any subsidiary has made any fraudulent misrepresentations in connection with any judicial or regulatory proceedings or actions before any Governmental Entity.

             (b) Neither Vitas nor any subsidiary has submitted any claims in connection with any referrals to any of its programs which violated any applicable self-referral law, including the Stark Bill (42 U.S.C. sec. 1395nn) or any applicable state self-referral law as those laws are currently interpreted.

             (c) Except where the failure to do so would not have a material adverse effect, each program operated by Vitas and its subsidiaries has
        (i) where required by applicable law, obtained all Certificates of Need ("CONS"), (ii) obtained and maintains in good standing all required healthcare licenses, (iii) where required by applicable law, obtained and maintains accreditation for such programs, (iv) obtained and maintains all certifications required from any Governmental Entity including, without limitation, where required by applicable law, CHAMPUS Certification (if applicable), Medicaid Certification and Medicare Certification and (v) obtained and maintains eligibility and good standing for reimbursement from Medicare and Medicaid. Those programs that have obtained and maintained eligibility and good standing for reimbursement from CHAMPUS are identified on the Vitas Disclosure Schedule.

             (d) There are no situations which involved or involve Vitas or any subsidiary in (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the payment of or offering to pay any illegal remuneration for any referral to any of its programs in violation of any applicable anti-kickback law, including the "Medicare Anti-kickback Statute" (42 U.S.C. sec. 1320a-7b(b)) or any applicable state anti-kickback law, except where such circumstances would not have a material adverse effect (v) the violation of any material Medicare or Medicaid requirements, including the fraud and abuse provisions, except where such circumstances would not have a material adverse effect (vi) the receipt of any illegal discounts or rebates or any other violation of the anti-trust laws, (vii) any investigation by the SEC or (viii) any investigation of Vitas or any of its subsidiaries by a Medicare intermediary or carrier, the Health Care Finance Administration, the Office of the Inspector General of the Department of Heath and Human Services or any other federal, foreign, state or local government agency or authority, except where such circumstances would not have a material adverse effect. The Vitas Disclosure Schedule lists all pledges, payments and contributions made by Vitas and its subsidiaries (including any employee reimbursements of same) from October 1, 1994 to May 31, 1996 to any political, non-profit or charitable fund, foundation or institution.

             (e) Vitas and each of its subsidiaries is, and has been, and each of Vitas' former subsidiaries, while subsidiaries of Vitas, was, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a material adverse effect. The term "ENVIRONMENTAL LAWS" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to (i) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land or
        (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

             (f) During the period of ownership or operation by Vitas and its subsidiaries of any of their operations or their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Vitas, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect. Prior to the period of ownership or operation by Vitas and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of Vitas, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect. The term "HAZARDOUS MATERIAL" means (i) hazardous or toxic materials, contaminants, constituents, regulated medical wastes, hazardous wastes or infectious and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, as amended by the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. sec. 1801 et seq., 49 U.S.C. sec. 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. sec. 9601 et seq., the Clean Water Act, 33 U.S.C. sec. 1251 et seq. and the Clean Air Act, 42 U.S.C. sec. 7401 et seq., (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as "hazardous" or "toxic", or by any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," (iii) petroleum, including drilling fluids, crude oil and any fractions thereof, (iv) natural gas, synthetic gas and any mixtures thereof, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, (v) asbestos and/or asbestos-containing material and (vi) polychlorinated biphenyls ("PCBS") or materials or fluids containing PCBs in excess of 50 ppm.

             (g) Neither Vitas nor any of its subsidiaries has submitted any claim for payment to any payor source, either governmental or nongovernmental, in material violation of any false claim or fraud law, including the "False Claim Act" (31 U.S.C. sec. 3729) or any applicable state false claim or fraud law, except for violations which individually or in the aggregate would not have a material adverse effect.

             (h) Vitas and each of its subsidiaries is, and has been, and each of Vitas' former subsidiaries, while subsidiaries of Vitas, was, in compliance in all material respects with all other applicable laws and regulations, except for noncompliance which individually or in the aggregate would not have a material adverse effect.

          3.1.15 STATE TAKEOVER STATUTES. Vitas has taken all requisite action to render inapplicable to this Agreement and the Significant
     Securityholders Agreement and the transactions contemplated hereby and thereby, the provisions of Section 203 of the DGCL and such action was effective at (or prior to and as of) the date of this Agreement.

          3.1.16 BROKERS. No broker, investment banker, financial advisor or other Person, other than Furman Selz LLC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Vitas. Except as set forth in the Vitas Disclosure Schedule, the fees and expenses required to be paid to Furman Selz LLC will not exceed the amounts reflected in the engagement letter dated March 25, 1996, a copy of which has been delivered to Apria.

          3.1.17 OPINION OF FINANCIAL ADVISOR. Vitas has received the opinion of Furman Selz LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of the Vitas Common Stock is fair to such stockholders from a financial point of view, and a copy of such executed opinion has been delivered to Apria for use in the Form S-4 (as hereinafter defined).

        3.1.18 CONTRACTS.

             (a) The Vitas Disclosure Schedule lists each contract (by date, parties signatory thereto and subject matter to which Vitas or any of its subsidiaries or any of their respective assets is subject or by which any thereof is bound) that is material to the business of Vitas or its subsidiary, as the case may be, as defined below ("MATERIAL CONTRACTS"). The Material Contracts include all contracts of Vitas and its subsidiaries which fit within the following illustrative categories: any contract that (i) after May 1, 1996 obligates Vitas or any of its subsidiaries to pay an amount determinable at the time of its signing in excess of $500,000, (ii) represents a contract upon which Vitas or any of its subsidiaries is substantially dependent, (iii) provides for an extension of credit other than consistent with normal credit terms, (iv) limits or restricts the ability of Vitas or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place, (v) provides for a guaranty or indemnity by Vitas or any of its subsidiaries (other than customary indemnities in contracts relating to acts or omissions or the breach of representations or covenants contained therein) of an amount in excess of $50,000, (vi) grants a power of attorney, agency or similar authority to another Person or entity, (vii) requires Vitas or any of its subsidiaries to buy or sell goods or services with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the most recent balance sheet of Vitas referred to in Subsection 3.1.5), (viii) was not made in the ordinary course of business, or (ix) is required by any other provision of this Agreement to be identified in the Vitas Disclosure Schedule. Except as set forth in the Vitas Disclosure Schedule, true, correct and complete copies of the Material Contracts, including all amendments and supplements, have been delivered to Apria. Each Material Contract is valid and subsisting. Except as set forth in the Vitas Disclosure Schedule, there is no litigation pending or, to Vitas' knowledge, threatened by any party with respect to any Material Contract. Except as set forth in the Vitas Disclosure Schedule, Vitas and each of its subsidiaries has duly performed all of its obligations under each Material Contract to which it is a party to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Vitas or any of its subsidiaries (or, to Vitas' knowledge, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur (assuming receipt of all required approvals), except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect. Except as set forth on the Vitas Disclosure Schedule, consummation by Vitas of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Vitas or any of its subsidiaries under any of the Material Contracts except where such results would not have a material adverse effect.

             (b) The Vitas Disclosure Schedule contains a list of each existing Medicare and Medicaid contract (the "PROGRAM AGREEMENTS") or evidence thereof relating to the participation by Vitas and its subsidiaries in the Medicare and Medicaid Programs (the "GOVERNMENTAL PROGRAMS"). The businesses of Vitas and its subsidiaries are in compliance with all material terms, conditions and provisions of the Program Agreements except where the failure to comply would not have a material adverse effect. Except as set forth in the Vitas Disclosure Schedule, (i) no notice of any offsets against future reimbursement has been received by Vitas or any subsidiary, nor to the knowledge of Vitas, is there any reasonable basis therefor with respect to the Governmental Programs except with respect to offsets in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect, (ii) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments with respect to the Governmental Programs except such adjustments made in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect, and (iii) neither Vitas nor any subsidiary of Vitas has received notice of pending, threatened or possible decertification or other loss of participation in any of the Governmental Programs which remains in effect as of the date hereof. Vitas and each of its subsidiaries currently have contractual arrangements with third party payors, the Material Contracts of which are listed on the Vitas Disclosure Schedule, and copies of which have been made available to Apria. Vitas and each of its subsidiaries, as applicable, are in compliance in all material respects with all of the terms, conditions and provisions of the contracts referenced in the immediately preceding sentence.

          3.1.19 TITLE TO PROPERTIES.

             (a) Neither Vitas nor any of its subsidiaries owns any real property. Except as set forth in the Vitas Disclosure Schedule, the Vitas Disclosure Schedule identifies each leasehold interest in real property of Vitas and each of its subsidiaries. Vitas and its subsidiaries have valid leasehold interests in, each of the properties and assets listed on the Vitas Disclosure Schedule, subject only to the terms of the governing leases with respect to the leasehold interests, all of which, individually or in the aggregate, would not have a material adverse effect or affect the ability of Vitas or a subsidiary, as the case may be, to use, operate or occupy any of such properties following the Effective Time.

             (b) Each of Vitas and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are to the knowledge of Vitas in full force and effect and no material defaults (by landlord or tenant) exist thereunder, except for such defaults, failures to comply or to be in full force and effect which would not, individually or in the aggregate, have a material adverse effect or affect the ability of Vitas or its subsidiaries to operate, use or occupy such leased properties following the Effective Time. Each of Vitas and its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

             (c) Except as set forth in the Vitas Disclosure Schedule, true and complete copies of each of the leases in effect with respect to the leased properties of Vitas and its subsidiaries have been delivered to Apria prior to the date hereof and, other than as set forth in such documents, no consents or approvals with respect thereto are required to be obtained with respect to the Merger or the use, occupancy or operation of the leased properties following the Effective Time.

             (d) Except as set forth in the Vitas Disclosure Schedule, neither Vitas nor any of its subsidiaries has received any notices of violation or is aware of any failure of any of the properties to comply with any applicable laws, rules or regulations with respect to the use, occupancy or operation of such properties.

          3.1.20 ACCOUNTING MATTERS. Neither Vitas nor, to its knowledge, any of its affiliates has taken or agreed to take any action or is aware of any condition that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

          3.1.21 VOTING REQUIREMENTS. The approval by the affirmative vote or consent of a majority of the outstanding shares of Vitas Common Stock voting as a separate class, as well as by the affirmative vote or consent of a majority of the shares of the Series B Preferred voting as a separate class, are the only votes required by the Vitas security holders to approve this Agreement and the Merger in accordance with the DGCL and the Certificate of Incorporation (as amended) of Vitas and the Preferred Stock Certificates (the " VITAS STOCKHOLDER APPROVAL"). Except for the Vitas Stockholder Approval and as set forth in the Vitas Disclosure Schedule, there are no consents or approvals required by the Vitas securityholders to approve this Agreement and the transactions to be consummated by Vitas or the Vitas securityholders as contemplated hereunder, subject to the approval contemplated by Section 5.14 of this Agreement.

          3.1.22 NONCOMPETITION. Except as set forth in the Vitas Disclosure Schedule, Vitas and its subsidiaries are not, and after the Effective Time the Surviving Corporation will not be (by reason of any agreement to which Vitas or any subsidiary of Vitas is a party), subject to any non-competition or similar restriction on their respective businesses.

          3.1.23 INTELLECTUAL PROPERTY. Vitas and each of its subsidiaries owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, trademarks, inventions and processes used in the business of Vitas or such subsidiary as currently conducted (including products and services under development) and has not received any notice of conflict of infringement which asserts the rights of others with respect thereto. Vitas owns or rightfully possesses (i) the source code, recorded on computer magnetic media and not in written form, for its information systems programs commonly known as Vitas Exchange or Vx (the "SOFTWARE"), and (ii) all commentary, explanations, specifications, documentation, proprietary information, test programs and program specifications, and descriptions of system/program generation and programs not owned by Vitas but required for use or support, relating to the Software that are reasonably necessary for Apria to maintain and enhance the Software, and to provide a commercially standard level of service and support to users (as of the date of this Agreement) of the Software without the aid of any other party other than outside programmers currently under contract with Vitas and without use of any other material.

          3.1.24 CHAMPUS, MEDICARE AND MEDICAID. Neither Vitas nor any of its subsidiaries is engaged in termination proceedings as to its participation in CHAMPUS, Medicare or Medicaid or has received notice that its current participation, if any, in CHAMPUS, Medicare or Medicaid is subject to any contest, termination or suspension as a result of alleged violations or any non-compliance with participation requirements. Except as set forth in the Vitas Disclosure Schedule, there is no pending or, to the knowledge of Vitas, threatened proceeding or investigation involving participation by Vitas or its subsidiaries in the CHAMPUS, Medicare or Medicaid programs. Except as set forth in the Vitas Disclosure Schedule, to the knowledge of Vitas, neither Vitas nor any of its subsidiaries has received reimbursement in excess of the amount provided by law. All material liabilities and contractual adjustments of the business under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the financial statements as of the dates thereof (with the reserves being established consistently with past practices). Except as disclosed in the Vitas Disclosure Schedule, Vitas and each of its subsidiaries have always been and are currently in compliance in all material respects with applicable rules and regulations governing reimbursement under the CHAMPUS, Medicare and Medicaid programs except for noncompliance which individually or in the aggregate would not have a material adverse effect.

          3.1.25 MINUTE BOOKS. Except as disclosed in the Vitas Disclosure Schedule, the minute books of Vitas and its subsidiaries accurately reflect all actions and proceedings taken to date by the respective stockholders, boards of directors and committees of Vitas and its subsidiaries, and such minute books contain true and complete copies of the charter documents of Vitas and its subsidiaries and all related amendments. The stock record books of Vitas and each subsidiary of Vitas reflect accurately all transactions in their respective capital stock of all classes.

          3.1.26 ACCOUNTING RECORDS; INTERNAL CONTROLS.

             (a) Vitas and its subsidiaries have records that accurately and validly reflect in all material respects their respective transactions, and accounting controls sufficient to insure that such transactions are
        (i) executed substantially in accordance with management's general or specific authorization and (ii) recorded as necessary to permit presentation of financial statements in conformity with GAAP except, in each case, as set forth in the Vitas Disclosure Schedule.

             (b) The Vitas Disclosure Schedule describes (i) Vitas' policies and procedures regarding storage of records and (ii) Vitas' disaster recovery policies and procedures regarding data processing equipment and software.

          3.1.27 INSURANCE. Vitas and its subsidiaries are, and at all times during the past five years have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by Vitas and its subsidiaries are to the knowledge of Vitas in full force and effect. The Vitas Disclosure Schedule lists all insurance policies and bonds maintained by Vitas and its subsidiaries. Neither Vitas nor any subsidiary is in default under any such policy or bond. Vitas and its subsidiaries have timely filed claims with their respective insurers with respect to all material matters and occurrences for which they believe they have coverage. Vitas has received no notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies. Vitas and its subsidiaries have complied in all material respects with and implemented all outstanding (i) requirements of and recommendations of any insurance company that has issued a policy with respect to any of the material properties and assets of Vitas or any subsidiary

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

     and (ii) the requirements and recommendations of any Governmental Entity with respect to any such insurance policy.

          3.1.28 DIVIDENDS AND OTHER DISTRIBUTIONS. Except for semi-annual dividends on the 9% Preferred, there has been no dividend or other distribution of assets, whether consisting of money, property or any other thing of value, or securities declared, issued or paid subsequent to the date of the most recent financial statements described in Subsection 3.1.5 by Vitas or (other than to Vitas) any subsidiary.

          3.1.29 CERTAIN INTERESTS. Except as set forth in the Vitas Disclosure Schedule, no affiliate of Vitas or any subsidiary of Vitas nor any officer or director of any thereof, has any material interest in any asset used in or pertaining to the respective businesses of Vitas or its subsidiaries; no such Person is indebted to Vitas or any of its subsidiaries; and neither Vitas nor any of its subsidiaries is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as set forth in the Vitas Disclosure Schedule and as contemplated by Section 5.14 of this Agreement, the consummation by Vitas of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from Vitas or any of its subsidiaries or the successors or assigns of any thereof to any Person.

          3.1.30 BANK ACCOUNTS, POWERS, ETC. The Vitas Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Vitas or any subsidiary of Vitas has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from Vitas or any subsidiary of Vitas and a summary of the terms thereof.

          3.1.31 SUPPLIES. All supplies of Vitas and each of its subsidiaries are of good merchantable quality, reasonably in balance and currently usable in the ordinary course of business.

          3.1.32 SUPPLIERS. The Vitas Disclosure Schedule lists the names of and describes all contracts (i) between Vitas or its subsidiaries and suppliers of home medical equipment, respiratory and infusion products, pharmacy products and medical supplies to the extent that such suppliers provide at least $100,000 per annum in supplies to Vitas and its subsidiaries, (ii) to the extent not already included in clause (i), with the thirty most significant suppliers of the respective businesses of Vitas and its subsidiaries at the date of this Agreement, and (iii) any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to Vitas or any of its subsidiaries with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

          3.1.33 DISCLOSURE. Except as set forth in the Vitas Disclosure Schedule, no representation or warranty by Vitas contained in this Agreement, and no statement contained in the Vitas Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Vitas pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

          3.2 REPRESENTATIONS AND WARRANTIES OF APRIA AND SUB. Apria and Sub represent and warrant to Vitas as follows:

             3.2.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of Apria and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Apria and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect. Apria has delivered to Vitas complete and correct copies of its certificate of incorporation and bylaws

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

        and the certificate of incorporation and bylaws of Sub, in each case as amended to the date of this Agreement.

             3.2.2 CAPITAL STRUCTURE. The authorized capital stock of Apria consists of 150,000,000 shares of Common Stock, $.001 par value (the "APRIA COMMON STOCK"), and 10,000,000 shares of Preferred Stock, par value $.001 per share. At the close of business on June 13, 1996, (i) 50,938,126 shares of Apria Common Stock and no shares of Preferred Stock were issued and outstanding, and (ii) 5,571,911 shares of Apria Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Apria Common Stock. Each share of Apria Common Stock carries with it a preferred share purchase right (a "RIGHT") which entitles the holder thereof to purchase, on the occurrence of certain events, Apria Preferred Stock. Except as set forth above, at the close of business on June 13, 1996 no shares of capital stock or other voting securities of Apria were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Apria are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement there are no bonds, debentures, notes or other indebtedness of Apria having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Apria may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Apria or any of its subsidiaries is a party or by which any of them is bound obligating Apria or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Apria or of any of its subsidiaries or obligating Apria or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Apria or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Apria or its subsidiaries. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Apria free and clear of any Liens.

             3.2.3 AUTHORITY; NONCONTRAVENTION. Apria and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions by Apria contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof have been duly authorized by all necessary corporate action on the part of Apria and Sub and no approval is required by any class or series of capital stock or other securities of Apria. This Agreement has been duly executed and delivered by Apria and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Apria or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of Apria or Sub,
        (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Apria or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Apria or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, Liens or losses that individually or in the aggregate would not (x) have a material adverse effect, (y) impair in any material respect the ability of Apria and Sub to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Apria or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Apria or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (2) the filing with the SEC of (A) the Form S-4 and
        (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Vitas is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made would not, individually, or in the aggregate, have a material adverse effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

             3.2.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Since June 30, 1995, Apria has filed with the SEC all required reports and forms and other documents (the "APRIA SEC DOCUMENTS"). As of their respective dates, the Apria SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Apria SEC Documents, and none of the Apria SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Apria SEC Document has been revised or superseded by a later Apria SEC Document filed and publicly available prior to the date of this Agreement, none of the Apria SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Apria included in the Apria SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Apria and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the Apria SEC Documents (including any thereof filed after the date hereof), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Apria SEC Documents, neither Apria nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Apria and its consolidated subsidiaries or in the notes thereto which could reasonably be expected to have a material adverse effect.

             3.2.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Apria or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or
        (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Vitas' stockholders or at the time of the Vitas Stockholders' Meeting (as defined in Subsection 5.1.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided (as to changes that occur after such mailing) that Vitas supplements the Proxy Statement as reasonably requested by Apria. If any of such information at any time subsequent to delivery and prior to the Closing Date becomes untrue or misleading in any material respect, Apria will promptly notify Vitas in writing of such fact and the reason of such change. All documents required to be filed by Apria or any subsidiary with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable law. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Apria or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Proxy Statement based on information supplied by Vitas specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Apria or any subsidiary to any Person for inclusion in any document or application filed or to be filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement did contain, or at the respective times such information is or was delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to correct a prior statement.

             3.2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Apria SEC Documents filed prior to the date of this Agreement, since the end of the period covered by its most recent Form 10-K, Apria has conducted its business only in the ordinary course consistent with prior practice and there has not been (i) any material adverse change in Apria, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Apria's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect or (iv) any change in accounting methods, principles or practices by Apria materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

             3.2.7 LITIGATION; ADMINISTRATIVE PROCEEDINGS. Except as disclosed in the Apria SEC Documents filed prior to the date of this Agreement, there is no suit, action, investigation, charge with local, state or federal administrative agencies, claim involving workers compensation relating to classes of employees, audit or proceeding pending, or, to the knowledge of Apria, threatened against Apria or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect, (ii) impair in any material respect the ability of Apria to perform its obligations under this Agreement or (iii) prevent the consummation by Apria of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule of order of any Governmental Entity or arbitrator outstanding against Apria or any of its subsidiaries having, or which is reasonably likely to have any effect referred to in the foregoing clauses (i) through (iii).

             3.2.8 COMPLIANCE WITH APPLICABLE LAWS. Each of Apria and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect. Except as disclosed in the Apria SEC Documents filed prior to the date of this Agreement, Apria and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect.

             3.2.9 BROKERS. No broker, investment banker, financial advisor or other Person, other than Robertson, Stephens & Company LLC, the fees and expenses of which will be paid by Apria, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Apria or Sub.

             3.2.10 OPINION OF FINANCIAL ADVISOR. Apria has received the opinion of Robertson, Stephens & Company LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid by Apria in the Merger is fair to Apria and the stockholders of Apria from a financial point of view, and a signed copy of such opinion has been delivered to Vitas.

             3.2.11 CONTRACTS; DEBT INSTRUMENTS. Except as disclosed in the Apria SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement there are no contracts or agreements that are material to the business, financial condition or results of operations of Apria. Neither Apria nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease or other contract agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect. There has been no material change as of the date of this Agreement to the amount and terms of the indebtedness of Apria and its subsidiaries as described in Apria's Form 10-K for the year ended December 31, 1995.

             3.2.12 ACCOUNTING MATTERS. Neither Apria nor, to its best knowledge, any of its affiliates has taken or agreed to take any action that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

             3.2.13 INTERIM OPERATIONS OF SUB.

                (a) Sub has engaged in no business activities and has conducted its operations only as contemplated hereby.

                (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

             3.2.14 DISCLOSURE. No representation or warranty by Apria contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Apria pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 CONDUCT OF BUSINESS; ACTIONS.

          4.1.1 CONDUCT OF BUSINESS BY VITAS. Between the date of this Agreement and the Effective Time, Vitas shall, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with suppliers, providers and others having business dealings with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (i) as contemplated by this Agreement, (ii) as

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

     set forth in the Vitas Disclosure Schedule, or (iii) as consented to in writing by Apria, Vitas shall not, and will not permit any of its subsidiaries to:

             (a) (i) declare, set aside or pay (whether in cash, stock, property, or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Vitas to its parent and other than the semi-annual dividend due on the 9% Preferred for the period from January 1, 1996 through June 30, 1996 or thereafter, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Vitas or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (b) other than the issuance of Vitas Common Stock upon the exercise of the Warrants or Stock Options and upon the conversion of the Series B Preferred outstanding on the date of this Agreement in accordance with their present terms, (i) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other equity or voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity or voting securities or convertible securities, (ii) amend or otherwise modify the terms of any such rights, warrants or options other than as contemplated by this Agreement, (iii) accelerate the vesting or exercisability of the Warrants or any of the Stock Options other than as contemplated by this Agreement, or (iv) contribute to the ESOP any of its capital stock or other employer security, or cause or allow the ESOP to acquire or become obligated to acquire any of its capital stock or other employer security;

             (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents other than as contemplated by this Agreement;

             (d) acquire or agree to acquire (for cash or shares of stock or otherwise) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets except purchases of equipment and supplies in the ordinary course of business consistent with past practice;

             (e) mortgage or otherwise encumber or subject to any Lien other than pursuant to agreements or covenants existing on the date of this Agreement and identified on the Vitas Disclosure Schedule, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets (or leases entered into) in the ordinary course of business consistent with past practice;

             (f) (i) incur any indebtedness for borrowed money (except for advances in the ordinary course under existing credit agreements) or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Vitas or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement to extend its credit or having the economic effect of any of the foregoing, except in each case in the ordinary course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Vitas or any direct or indirect wholly owned subsidiary of Vitas;

             (g) incur or commit to incur capital expenditures in excess of a total of $500,000 per calendar month;

             (h) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income tax return for the taxable year ending September 30, 1994, except (in all such cases, relating to taxes), as may be required by applicable law;

             (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Vitas for the fiscal year ended September 30, 1995 or incurred in the ordinary course of business consistent with past practice;

             (j) (i) increase the rate or terms of compensation payable or to become payable generally to any of Vitas' directors, officers, employees or independent contractors other than in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other benefit not provided for by (or in a manner or at a time not provided in) any existing pension plan, Benefit Plan or employment agreement described in the Vitas Disclosure Schedule,
        (iii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, performance or incentive program, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any plan or benefit arrangement other than as contemplated by Sections 5.14, 5.17 and 5.19, (iv) enter into any employment agreement with or for the benefit of any Person other than employment at will or
        (v) increase the rate of compensation under or otherwise change the terms of any existing employment agreement other than in the ordinary course of business consistent with past practice; provided, however, that nothing in this clause (j) shall preclude payments (x) under the terms of the existing incentive compensation plans of Vitas in accordance with past practice or (y) pursuant to normal salary adjustments on the anniversary of hire dates or other benchmark dates in accordance with past practice;

             (k) except in the ordinary course of business, modify, amend, renew, fail to renew or terminate any Material Contract to which Vitas or any subsidiary is a party or waive, release or assign any material rights or claims;

             (l) enter into any group enrollment contract, insurance policy or any other agreement pursuant to the terms of which Vitas or any subsidiary agrees or is required to underwrite, administer, insure, reinsure or arrange for the provision of health care services arising from any group or individual health insurance plan or program;

             (m) terminate the participation of any program of Vitas or its subsidiaries in Medicare, Medicaid or CHAMPUS, or, except in the ordinary course of business consistent with past practice, other third party payor program;

             (n) take any action which would have the effect of interfering with or delaying the transactions contemplated by this Agreement; or

             (o) authorize any of, or commit or agree to take any of, the foregoing actions.

          4.1.2 ACTIONS BY APRIA. During the period from the date of this Agreement to the Effective Time, except as (i) contemplated by this Agreement or (ii) as consented to in writing by Vitas, Apria shall not, and will not permit any, of its subsidiaries to:

             (a) (i) declare, set aside or pay (whether in cash or property, but excluding stock dividends) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Apria to its parent, (ii) combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Apria's capital stock, except for a stock dividend or stock split or (iii) purchase, redeem or otherwise acquire any shares of Apria Common Stock;

             (b) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents in a manner which would reasonably be expected to be materially adverse to the stockholders of Vitas;

             (c) amend the Rights or the agreements under which the Rights are issued in any manner adverse to the stockholders of Vitas;

             (d) change its fiscal year;

             (e) take any action which would have the effect of interfering with or delaying the transactions contemplated by this Agreement; or

             (f) authorize, or commit or agree to take any of, the foregoing actions.

          4.1.3 OTHER ACTIONS. Vitas and Apria will not, and shall not permit any of their respective subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) Apria being prevented from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

     4.2 NO SOLICITATION.

          4.2.1 COMPETING PROPOSAL. In light of the consideration given by the Board of Directors of Vitas prior to the execution of this Agreement to, among other things, the transactions contemplated hereby and to various alternatives to the transactions contemplated by this Agreement, in light of Vitas' representations contained in Subsection 3.1.17 and in light of the Significant Securityholders Agreement, Vitas agrees that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any stockholder, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Vitas or any of its subsidiaries to, solicit or initiate, or encourage the submission of, any proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction (as defined below); provided, however, that if at any time prior to the Effective Time or the earlier termination of this Agreement the Board of Directors of Vitas reasonably determines in good faith, (i) after consultation with one or more of Vitas' independent financial advisors, that providing confidential or non-public information to a financially capable Person (a "POTENTIAL ACQUIROR") could lead to an Acquisition Transaction more favorable to the holders of Vitas Common Stock than the Merger and (ii) after consultation with Vitas' outside legal counsel, that there is a significant risk that the failure to provide such confidential or non-public information to such Potential Acquiror would constitute a breach of its fiduciary duty to the stockholders of Vitas, Vitas may, in response to a Competing Proposal (as defined below) received by Vitas after the date hereof and subject to compliance with Subsection 4.2.3, (x) furnish confidential or non-public information with respect to Vitas to such Potential Acquiror pursuant to a customary confidentiality agreement and (y) participate in negotiations with such Potential Acquiror regarding such Competing Proposal. For purposes of this Agreement "ACQUISITION TRANSACTION" means the direct or indirect acquisition or purchase of all or any substantial amount of the business or assets of Vitas or any of its subsidiaries or any substantial amount of capital stock or other equity interests of Vitas or any of its subsidiaries, whether by merger, consolidation, business combination, sale of assets, sale of securities, tender offer, exchange offer, recapitalization, liquidation, dissolution or otherwise, and whether for cash, securities or any other consideration or combination thereof. "COMPETING PROPOSAL" means any proposal or offer (whether or not in writing and whether or not delivered to Vitas' stockholders generally) from a Potential Acquiror relating to an Acquisition Transaction.

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

          4.2.2 ACCEPTANCE OF COMPETING PROPOSAL. Except as set forth in this Subsection 4.2.2., neither the Board of Directors of Vitas nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Apria, the approval or recommendation of such Board of Directors or such committee of this Agreement or the Merger,
     (ii) approve or recommend to the stockholders of Vitas, or propose to approve or recommend to the stockholders of Vitas, any Competing Proposal or (iii) cause Vitas to accept or enter into any agreement with respect to any Competing Proposal; provided, however, that nothing contained in this Subsection 4.2.2 will prohibit Vitas from entering into any confidentiality agreement or taking any other action incidental to the actions permitted pursuant to the proviso to Subsection 4.2.1 so long as Vitas does not accept a Competing Proposal. Notwithstanding the foregoing, in the event that, prior to the Effective Time or the earlier termination of this Agreement, the Board of Directors of Vitas reasonably determines in good faith (x) after consultation with its financial advisor, that a Competing Proposal made to Vitas after the date hereof is more favorable to the stockholders of Vitas than the Merger and that acceptance of such Competing Proposal is in the best interests of the stockholders of Vitas and (y) after consultation with its outside legal counsel, that there is a significant risk that the failure to take any such action would constitute a breach of its fiduciary duties to Vitas' stockholders, the Board of Directors of Vitas may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend such Competing Proposal or cause Vitas to accept the Competing Proposal and enter into an agreement with respect to such Competing Proposal; provided, however, that the Board of Directors of Vitas may only take any such action if: (A) at least seven days prior to the withdrawal or modification by the Vitas Board of Directors of its approval or recommendation of this Agreement or the acceptance by Vitas of such Competing Proposal, Vitas shall have furnished Apria with a written notice advising Apria that the Board of Directors of Vitas has received such Competing Proposal and enclosing a copy of such Competing Proposal and identifying the Potential Acquiror making such Competing Proposal, (B) any agreement entered into with respect to the Competing Proposal shall be made expressly subject to a right of first refusal hereby granted to Apria (exercisable by Apria at any time within 30 days after Apria's receipt of the agreement with the Potential Acquiror) to enter into an agreement with Vitas to complete the Acquisition Transaction contemplated by the Competing Proposal in accordance with the terms thereof, and (C) in the event Apria advises Vitas in writing that Apria does not elect to exercise such right of first refusal, Vitas shall promptly pay to Apria or its designee, on demand, the Termination Fee in accordance with Section 7.8.

          4.2.3 NOTICE OF INQUIRY. Vitas will promptly advise Apria orally and in writing of any request for information or of any Competing Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Competing Proposal, the material terms and conditions of such request, Competing Proposal or inquiry, and the identity of the Person making any such Competing Proposal or inquiry. Vitas will keep Apria reasonably informed of the status and details of any such request, Competing Proposal or inquiry.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 PREPARATION OF FORM S-4 AND PROXY STATEMENT; VITAS STOCKHOLDERS'
MEETING.

          5.1.1 PROXY STATEMENT. As promptly as practicable after the execution of this Agreement, (i) Vitas will cooperate with Apria in preparing, filing and mailing a prospectus and a proxy or information statement including information relating to Vitas and the vote of Vitas' stockholders to be held to obtain Vitas Stockholder Approval (together with any amendments and supplements thereof or supplements thereto, the "PROXY STATEMENT"), and
     (ii) Apria will prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "FORM S-4") in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Apria Common Stock to be issued to the stockholders of Vitas pursuant to the Merger. Each of Apria and Vitas will use all reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and Apria will take all or any action required under any applicable Federal or state securities laws in connection with the issuance of shares of Apria Common Stock pursuant to the Merger. Each of Apria and Vitas will use its reasonable efforts to furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Form S-4 and the Proxy Statement. Apria promptly will advise Vitas when the Form S-4 has become effective and of any supplements or amendments thereto, and Vitas will not distribute any written or other materials that would constitute, as advised by either counsel to Vitas or counsel to Apria, a "prospectus" relating to the Merger or Apria Common Stock within the meaning of the Securities Act or any applicable state securities law, without the prior written consent of Apria. As promptly as practicable after the Form S-4 has become effective, Vitas and Apria will mail the Proxy Statement to all of the Vitas stockholders. Apria agrees promptly to advise Vitas if at any time prior to the Vitas Stockholders' Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Vitas with the information needed to correct such inaccuracy or omission. Apria will furnish Vitas with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Apria and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of Vitas.

          5.1.2 VITAS STOCKHOLDERS' MEETING. As soon as practicable following the date, and subject to the provisions, of this Agreement, Vitas will call and hold a meeting of its stockholders (the "VITAS STOCKHOLDERS' MEETING"), for the purpose of obtaining the required Vitas Stockholder Approval. Vitas will use its reasonable efforts to solicit from its stockholders proxies, and will take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to obtain Vitas Stockholder Approval and, through its Board of Directors, will (subject to their exercise of fiduciary duties as specified in Section 4.2) recommend to its stockholders their approval of this Agreement and the Merger. Vitas agrees promptly to advise Apria if at any time prior to the Vitas Stockholders' Meeting or the Closing Date any information provided by Vitas in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Apria with the information needed to correct such inaccuracy or omission. Vitas will furnish Apria with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Vitas and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of Vitas.

     5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Vitas shall, and will cause each of its subsidiaries to, afford to Apria, and to the officers, employees, accountants, counsel, financial advisers and other representatives of Apria, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, Vitas shall, and will cause each of its subsidiaries to, furnish promptly to Apria, all information concerning its business, properties and personnel as Apria may reasonably request. Except as required by law, Apria will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the terms of that certain Confidentiality Agreement dated March 11, 1996, between Apria and Vitas (the "CONFIDENTIALITY AGREEMENT").

     5.3 REASONABLE EFFORTS; NOTIFICATION; COOPERATION.

          5.3.1 ACTIONS TO BE TAKEN. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments or documents as may be necessary or reasonably requested by the other party to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          5.3.2 NOTICE OF CHANGE. Vitas will give notice to Apria, and Apria will give notice to Vitas, in each case promptly after obtaining knowledge thereof, of (i) any representation or warranty made by it

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

     contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          5.3.3 COOPERATION; BEST EFFORTS. Apria and Vitas will use their respective best efforts to consummate the Merger and other transactions contemplated by this Agreement and any ancillary agreements in accordance with the terms hereof.

     5.4 STOCK OPTION PLANS.

          5.4.1 EXCHANGE OF STOCK OPTIONS. As soon as practicable following the date of this Agreement, the Board of Directors of Vitas (or, if appropriate, the committee administering the Stock Options Plans) will adopt such resolutions or take such other actions as are required to provide notice (accompanied by a copy of the Proxy Statement included as a prospectus in the Form S-4) to all holders of Stock Options at the same time the Proxy Statement is mailed to holders of Vitas Common Stock in accordance with Subsection 5.1.1, and to confirm that no Stock Option is exercisable before the moment in time immediately prior to the Effective Time, whether or not then vested. To the extent not then exercised for cash, each Stock Option will be exchanged as of the Effective Time into the right to receive from Apria, upon surrender of the applicable Stock Option Agreement as provided in Subsection 2.2.2 and (subject to the provisions of Subsection 5.4.4) confirmation of payment in cash by the holder to Apria (or other cash withholding from the holder by Apria) of all applicable withholding taxes associated with the exchange, a number of shares of Apria Common Stock equal to the quotient obtained by dividing (i) $9.32 less the sum of (A) any Excess Per Share Debt Amount (as defined in Subsection 2.1.10), (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Stock Option and (C) any applicable Vesting Discount Amount (as defined in EXHIBIT 5.4.1) by (ii) $32.125 (such quotient referred to herein as "OPTION SPREAD VALUE EXCHANGE RATIO") times the number of shares of Vitas Common Stock covered by such Stock Option, subject to any adjustments which may be called for by the next two sentences. If the Market Price is less than $27.125, the Option Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Decline Numerator and the denominator will be the Market Price. If the Market Price is more than $37.125, the Option Spread Value Exchange Ratio will be multiplied by a fraction of which the numerator will be the Market Price Increase Numerator and the denominator will be the Market Price. Vitas will provide to all holders of Stock Options an appropriate notice regarding the procedures for exchange and other matters required to implement the arrangements contemplated by this Subsection 5.4.1.

          5.4.2 ADDITIONAL LIMITATIONS. Notwithstanding the foregoing, the number of shares of Apria Common Stock deliverable to any optionee will not be reduced to avoid the characterization of any payment or benefit hereunder or under the Stock Option held by the optionee to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. Rather, Vitas will use its best efforts to require such optionee to designate other rights, payments or benefits received or to be received that should be reduced or eliminated so as to avoid the characterization as a "parachute payment."

          5.4.3 TERMINATION OF PLANS. All Stock Options including Stock Options under Stock Option Agreements not surrendered will terminate as of the Effective Time and the provisions in any Benefit Plan (other than the ESOP) providing for the issuance, transfer or grant of any capital stock of Vitas or any right or interest in respect of any capital stock of Vitas will be deleted or will terminate as of the Effective Time, and Vitas shall take reasonable steps to ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan or other Benefit Plan (other than the ESOP) will have any right thereunder to acquire any capital stock of Vitas or the Surviving Corporation, or (except as provided in Subsections 2.1.7 and 5.4.1) any shares of Apria Common Stock.

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

          5.4.4 WITHHOLDING ARRANGEMENTS. Each holder of a Stock Option (other than a holder who also is an affiliate of Vitas as determined in accordance with Subsection 5.10.1) may, in lieu of paying cash to Apria to cover all applicable withholding taxes, instruct the Exchange Agent to deliver to a broker designated by Apria (the "DESIGNATED BROKER") a sufficient number of shares of Apria Common Stock received upon the exchange of such holder's Stock Options to satisfy the holder's withholding tax liability, with instructions to the Designated Broker to pay all sale proceeds directly to Apria to cover all applicable withholding taxes. Each holder of a Stock Option who is determined to be an affiliate of Vitas may, in lieu of paying cash to Apria to cover all applicable withholding taxes, deliver to Apria a full recourse promissory note (the "DEMAND NOTE") in substantially the form attached as EXHIBIT 5.4.4A in a principal amount equal to all applicable withholding taxes, bearing interest at the rate of 7% per annum and secured by a pledge of 50% of the shares of Apria Common Stock received upon conversion of the holder's Stock Options pursuant to the terms of a pledge agreement in substantially the form attached as EXHIBIT 5.4.4B. The Demand Note will be payable on the fifth business day after such holder receives written notice from Apria that all resale restrictions applicable to such shares of Apria Common Stock have been lifted, and may be prepaid by the maker thereof at any time without penalty.

          5.4.5 NECESSARY ACTIONS. Apria agrees to take such actions as are necessary for the issuance, listing on the NYSE and registration under the Securities Act of the Apria Common Stock to be issued under this Agreement.

     5.5 VOTING DIRECTIONS BY ESOP PARTICIPANTS. The appropriate fiduciaries of the ESOP shall cause the ESOP to obtain and follow the directions of ESOP participants (in a manner which satisfies the requirements of Section 409(e) of the Code and any requirements contained in the ESOP), as to the voting of the shares held by the ESOP with respect to the Vitas Stockholder Approval referred to in Subsection 3.1.21.

     5.6 INDEMNIFICATION AND INSURANCE.

          5.6.1 CERTIFICATE OF INCORPORATION. The Surviving Corporation will keep in effect the provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification to the fullest extent permitted under the DGCL, which provisions will not be amended, repealed or otherwise modified except as required by applicable law, or except for changes permitted by law that would enlarge the right of indemnification or would not adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Vitas and its subsidiaries or fiduciaries of its employee benefit plans.

          5.6.2 LIABILITY INSURANCE. For six years from the Effective Time, the Surviving Corporation will maintain in effect directors' and officers' liability insurance against claims asserted based on acts or omissions occurring at or prior to the Effective Time covering those Persons who are currently covered by Vitas' directors' and officers' liability insurance policy, a copy of which has been heretofore delivered to Apria, on terms substantially as favorable as the terms of such insurance coverage; provided, however, that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Vitas for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available in its reasonable judgment, after reasonable inquiry of at least three carriers, for a cost not exceeding such amount.

          5.6.3 ASSUMPTION OF OBLIGATIONS. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in Section 5.6 if they are not otherwise assumed by operation of law.

          5.6.4 SURVIVAL. This Section 5.6 (i) will survive the consummation of the Merger, (ii) is intended to benefit Vitas and its subsidiaries, the Surviving Corporation and the individuals who at or before the Effective Time were directors, officers, fiduciaries, employees and agents of Vitas and its subsidiaries and

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

     employee benefit plans and their respective heirs, executors, administrators, representatives and successors and (iii) is in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such person may have by contract or otherwise.

          5.7 LETTERS OF ACCOUNTANTS.

          5.7.1 APRIA COMFORT LETTER. Vitas will use its reasonable efforts to cause to be delivered to Apria "comfort" letters of Ernst & Young LLP, Vitas' independent public accountants, dated and delivered a date within two business days before the date on which the Form S-4 becomes effective and within two business days before the Closing Date, each addressed to Apria, in form and substance reasonably satisfactory to Apria and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          5.7.2 VITAS COMFORT LETTER. Apria will use its reasonable efforts to cause to be delivered to Vitas "comfort" letters of Ernst & Young LLP, Apria's independent public accountants, dated a date within two business days before the date on which the Form S-4 becomes effective and within two business days before the Closing Date, each addressed to Vitas, in form and substance reasonably satisfactory to Vitas and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     5.8 FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Subsections 7.8.1 or 7.8.2.

     5.9 PUBLIC ANNOUNCEMENTS. Apria and Sub, on the one hand, and Vitas, on the other hand, will consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

     5.10 AFFILIATES; ACCOUNTING AND TAX TREATMENT.

          5.10.1 VITAS AFFILIATES. Vitas, in consultation with its legal counsel, has set forth in the Vitas Disclosure Schedule a list of all Persons who may be deemed affiliates of Vitas under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment. Vitas will use its reasonable efforts to obtain at least 30 days prior to the Effective Time a written agreement in substantially the form of EXHIBIT 5.10.1 from each such Person who has not signed such a written agreement pursuant to the terms of the Significant Securityholders Agreement. Vitas also will use its reasonable efforts to obtain such a written agreement as soon as practicable from any Person who may be deemed to have become an affiliate of Vitas after the date of this Agreement and prior to the Effective Time.

          5.10.2 POOLING OF INTERESTS. Each party hereto will use its reasonable efforts to (i) cause the Merger to qualify, and will not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and (ii) obtain the letters from the accountants referred to in Subsections 6.2.5 and 6.3.3 and the opinions of counsel referred to in Subsections 6.2.4 and 6.3.4 of this Agreement. Subject to the prior consent of Apria, which shall not be unreasonably withheld, Vitas will use its best efforts to take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment. Apria will use its best efforts to take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment. For so long as resales of shares of Apria Common Stock issued pursuant to the Merger are subject to resale restrictions set forth in

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

     Rule 145 under the Securities Act, Apria will use its reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

          5.10.3 COMBINED RESULTS. If the Effective Time occurs on or before August 31, 1996, Apria will publish results covering at least 30 days of combined operations of Vitas and Apria in or with its Quarterly Report on Form 10-Q for the third quarter of 1996, and such publication of results of combined operations will conform to the requirements of Accounting Series Release 130, as amended, of the SEC. If the Effective Time occurs subsequent to August 31, 1996, Apria will publish results covering the first calendar month of combined operations of Vitas and Apria within 45 days of such calendar month end, and such publication of results of combined operations will conform to the requirements of Accounting Series Release 130, as amended, of the SEC.

     5.11 CONVEYANCE TAXES. Apria and Vitas will cooperate in the preparation, execution and filing of all notifications, returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable by Apria or Vitas in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. All such taxes and expenses shall be borne equally by Apria and Vitas.

     5.12 VITAS NOTES; ESOP LOAN WAIVER. The Vitas Disclosure Schedule sets forth the categories of Vitas indebtedness (the "VITAS NOTES"), including the ESOP Note, and the amounts outstanding at May 31, 1996. At or immediately following the Effective Time, Apria will repay, or cause to be repaid, in full (or assume, if permitted under the existing terms thereof) the then outstanding principal of the Vitas Notes, and repay or cause to be repaid in full the ESOP Note, in each case together with interest accrued but unpaid thereon, and any premium, charge or prepayment penalty (including the LIBOR breakage fee under Section 4.04 of Vitas' Amended and Restated Revolving Credit Term Loan and Reimbursement Agreement dated as of February 7, 1995 (the "VITAS CREDIT AGREEMENT")), to the holders of the Vitas Notes. Prior to the Closing Date, Vitas shall use its best efforts to secure from Nations Bank all requisite waivers of defaults under the ESOP loan documents.

     5.13 VITAS' BOARD COMPOSITION. Apria and Vitas will take such action as may be necessary such that the Chairman of the Board of Directors of Apria will, immediately following the Effective Time, be the sole director of Vitas.

     5.14 CONSULTING, SEVERANCE AND NONCOMPETE AGREEMENTS. At or prior to the Closing Date, Vitas will enter into (i) a Consulting, Severance and Confidentiality Agreement (the "SEVERANCE AGREEMENT"), and (ii) a Noncompetition Agreement (the "NONCOMPETITION AGREEMENT") with the Chief Executive Officer of Vitas (the "VITAS CEO") and, in the case of the Severance Agreement, with the other parties identified therein, substantially in the forms of EXHIBITS 5.14(A) and 5.14(B), respectively. The Severance Agreement and the Noncompetition Agreement will, by their terms, be effective only if the Merger occurs. Vitas will use its reasonable efforts to solicit from its stockholders proxies, and will take all other actions necessary or advisable to secure the vote or consent of 75% of the outstanding shares of Vitas Common Stock and Series B Preferred (excluding any shares held by the Vitas CEO), voting together as one class, to each of the payments to be made to the Vitas CEO under the Severance Agreement and the Noncompetition Agreement.

     5.15 REPAYMENT OF AFFILIATE RECEIVABLES. At or prior to the Closing Date, Vitas agrees that it will use its best efforts to cause to be paid in full (with accrued and unpaid interest) all amounts owing to Vitas and its subsidiaries by any stockholder, officer or director or affiliate of Vitas or any of its subsidiaries.

     5.16 PURCHASE OF 9% PREFERRED. At or immediately prior to the Closing Date, subject to consummation of the Merger, Apria will purchase (and hereby consents to and approves the purchase and the Merger and waives any notice that may be required under the 9% Preferred Certificate, the bylaws of Vitas or the DGCL to effect the Merger) from the holder of the 9% Preferred all outstanding shares of the 9% Preferred at a price equal to its Stated Value of $100 per share, together with all accrued and unpaid dividends thereon.

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

     5.17 EMPLOYEE BENEFITS, EMPLOYMENT.

          5.17.1 BENEFIT PLANS. Apria will endeavor to cause the Surviving Corporation to continue to provide through December 31, 1996 compensation and benefits to Vitas employees on substantially the same terms and conditions as exist on the date of this Agreement; provided, however, that Apria reserves the right at any time following the Effective Time to cause the Surviving Corporation to amend or terminate the ESOP in any manner permitted by law. For any Vitas employee who becomes a member of an employee benefit plan of Apria (an "APRIA BENEFIT PLAN"), Apria will cause such Apria Benefit Plan to recognize prior service with Vitas and its affiliates to the extent recognized under the corresponding Vitas benefit plan prior to the Closing Date as service with Apria and its affiliates. The foregoing service applies to (i) any Apria Benefit Plan that is not an employee pension benefit plan for purposes of any waiting period and eligibility requirements and (ii) any Apria Benefit Plan that is an employee pension benefit plan, for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) thereunder. Commencing January 1, 1997, (i) Vitas employees who, on December 31, 1996, were participating in the Vitas 401(k) Plan, will be eligible to participate in an Apria 401(k) plan, and (ii) Vitas employees who on December 31, 1996 were participating in a Vitas health and major medical plan will be eligible to participate in an Apria health and major medical plan, subject to the terms and conditions of such plans but not subject to any waiting periods or (in the case of the health and major medical plan) preexisting condition exclusions.

          5.17.2 VACATION PAY. On and after the Closing Date, Apria will make paid time off payments (when such paid time off is taken or employment is terminated) to or with respect to the Vitas employees without regard to when the liability for such vacation pay arose (including any vacation pay earned but unpaid as of the Closing Date and any "carryover" or "banked" vacation pay that had not been paid as of the Closing Date).

          5.17.3 FURTHER ACTIONS. Vitas and Apria will take such further action (before, at or after the Closing Date), if any, as reasonably may be necessary or convenient to implement the intent of Apria's and Vitas' agreements contained in this Section 5.17. Vitas will make available to Apria such information as Apria may reasonably request to enable Apria to determine such matters relating to employment and salary histories for purposes of the Apria Benefit Plans.

          5.17.4 NO THIRD PARTY RIGHTS. No provision of this Section 5.17 will create any third party beneficiary rights in any employee or former employee of Vitas in respect of continued employment (or resumed employment) or any other matters and no provision of this Section 5.17 shall create any such rights in any such Person in respect of any benefit plan or arrangement, including any Apria Benefit Plan.

     5.18 REVIEW OF VITAS DISCLOSURE SCHEDULE. The parties hereto acknowledge and agree that Apria has not had sufficient time to review and understand the information contained or referred to in the Vitas Disclosure Schedule and the underlying documents referenced therein, and Vitas hereby agrees that, by executing and delivering this Agreement, Apria will not be deemed to have accepted, or to have actual or constructive knowledge of, or to have consented to, any information or disclosures contained or referred to in the Vitas Disclosure Schedule or such underlying documents until 6:01 p.m., Miami time on July 17, 1996, unless prior to such time and date this Agreement has been terminated in accordance with its terms or Apria has notified Vitas in writing that Apria is waiving its right to terminate this Agreement pursuant to clause
(viii) of Section 7.3. In the event Apria waives such right to terminate or fails to exercise such right, the Vitas Disclosure Schedules shall be deemed to have been accepted by Apria as of the date of this Agreement.

     5.19 EMPLOYMENT SEVERANCE AGREEMENTS. At or prior to the Closing Date, Vitas will offer to amend each of the Special Severance Agreements (the "SSAS") currently in effect with the individuals identified in Section 5.19 of the Vitas Disclosure Schedule to provide, effective as of the Effective Time, that (i) Current Compensation (as such term is defined in the SSAs) shall be equal to the greater of (A) the amount specified as severance per agreement in Section 5.19 of the Vitas Disclosure Schedule and (B) the amount otherwise defined as Current Compensation, (ii) for certain of the individuals identified in Section 5.19 of the Vitas Disclosure Schedule Current Compensation, as determined under clause
(i) above, shall be multiplied by one and one-half or two as specified in
Section 5.19 of the Vitas Disclosure Schedule, (iii) for Esther Colliflower

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

and J.R. Williams, each of the relevant SSAs and any other relevant documents shall be modified to provide that the total severance benefit which would otherwise have been payable under an SSA or any other agreement with such individual shall be the amount shown for such individual in Section 5.19 of the Vitas Disclosure Schedule and shall be paid on the Closing Date (it being understood that such modification shall not impair the agreements of such individuals to refrain from competition with Vitas) and (iv) for all individuals identified in Section 5.19 of the Vitas Disclosure Schedule, as a condition to the other modifications described in this Section 5.19 to provide a waiver of all claims against Apria. To the extent any individual identified in Section
5.19 of the Vitas Disclosure Schedule has not already entered into an SSA, Vitas shall enter into its standard SSA with such person as modified above.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          6.1.1 STOCKHOLDER APPROVAL. Vitas Stockholder Approval as referred to in Subsection 3.1.21 shall have been obtained.

          6.1.2 NYSE LISTING. The shares of Apria Common Stock issuable to Vitas' securityholders (including holders of the Stock Options, Warrants and Series B Preferred) pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          6.1.3 NO INJUNCTIONS OR RESTRAINTS. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          6.1.4 FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Apria or Vitas, threatened by the SEC.

          6.1.5 HSR ACT. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

          6.1.6 APPROVALS. Other than the filing of merger documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Apria, Sub and Vitas prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on Vitas or Apria or on the effectiveness of the Merger.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF APRIA AND SUB. The obligations of Apria and Sub to effect the Merger also are subject to the following conditions:

          6.2.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Vitas contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties that address matters only as of a particular date (including the date of this Agreement) shall remain true and correct in all respects (except that where any statement in a representation or warranty expressly includes a

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

     standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Apria shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Vitas certifying to the best of their knowledge, to such effect and to the effect that there has been no antidilution adjustment of the Series B Preferred, the Warrants or the Stock Options and no event or transaction has occurred that has required or will, as of the Effective Time, require an antidilution adjustment of any thereof.

          6.2.2 AGREEMENTS AND COVENANTS. Vitas shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Apria shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Vitas certifying to the best of their knowledge, to that effect.

          6.2.3 CONSENTS UNDER AGREEMENTS. Vitas shall have obtained the consent or approval of each Person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Surviving Corporation after the Effective Time.

          6.2.4 RESIGNATION OF DIRECTORS. Each member of the Board of Directors of Vitas shall have submitted to Vitas a written resignation as a director, effective upon consummation of the Merger.

          6.2.5 POOLING LETTER. Apria shall have received from Ernst & Young LLP, as independent auditors of Apria, on the date of the Proxy Statement and on the Closing Date, letters, in each case dated as of such respective dates, addressed to Apria, in form and substance reasonably acceptable to Apria regarding its concurrence with the conclusion of the management of Apria as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of this Agreement. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

          6.2.6 AFFILIATE AGREEMENTS. Apria shall have received from each Person who may be deemed to be an affiliate of Vitas (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of EXHIBIT 5.10.1.

          6.2.7 SALE OF 9% PREFERRED; EXCHANGE OF WARRANTS. At or immediately prior to the Closing Date, the holder of the 9% Preferred, subject to consummation of the Merger, shall have sold or made a binding and enforceable commitment to sell the 9% Preferred to Apria as contemplated by
     Section 5.16 and the holders of the Warrants shall have surrendered the Warrants for exchange as contemplated by Subsection 2.1.6 and, in each case, Apria shall have received all instruments reasonably required to be delivered by the holders of the 9% Preferred and the Warrants to ensure compliance with such commitments to sell and exchange.

          6.2.8 CONVERSION OF SERIES B PREFERRED. At or immediately prior to the Closing Date, the holders of all the Series B Preferred, subject to consummation of the Merger, shall have converted or made binding and enforceable commitments to convert the Series B Preferred into shares of Vitas Common Stock in accordance with the terms of the Series B Preferred Certificate, and Apria shall have received all instruments reasonably required to be delivered by the holders of the Series B Preferred to ensure compliance with such commitment to convert.

          6.2.9 SIGNIFICANT SECURITYHOLDERS AGREEMENT. Each signatory to the Significant Securityholders Agreement shall have complied in all material respects with all agreements or covenants required by the Significant Securityholders Agreement to be performed or complied with by such Person to the extent such compliance was called for at or prior to the Closing Date.

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

          6.2.10 APPRAISAL RIGHTS. The aggregate number of Dissenters Shares shall not exceed 9% of the outstanding shares of Vitas Common Stock nor include any outstanding shares of the Series B Preferred.

          6.2.11 TERMINATION OF AGREEMENTS. The named investors (or any successors or assigns of their rights) under the Investor Agreement and the Stockholders' Agreement shall have acknowledged their waiver of any preemptive rights to any new common stock of the Surviving Corporation and any other ongoing obligations of the Surviving Corporation under either such agreement and such agreements shall be terminated as of the Closing Date, subject to consummation of the Merger.

          6.2.12 APPROVAL OF SEVERANCE AGREEMENT AND NONCOMPETITION AGREEMENT. The holders of Vitas Common Stock and Series B Preferred shall have approved the payments to be made under the Severance Agreement and the Noncompetition Agreement as contemplated by Section 5.14.

          6.2.13 EXERCISE OF STOCK OPTIONS AND WARRANTS. On or prior to the Closing Date, the aggregate number of shares of Vitas Common Stock issued upon exercise of Stock Options and the Warrants shall not exceed 10% of the aggregate number of shares of Vitas Common Stock issuable upon exercise thereof and Vitas shall not have received any notice of exercise that would result in the issuance of more than said number of shares of Vitas Common Stock.

          6.2.14 OPINIONS OF COUNSEL TO VITAS. Apria shall have received the opinions of Hogan & Hartson L.L.P., special corporate counsel to Vitas, and Reed Smith Shaw & McClay, special regulatory counsel to Vitas, both dated the Closing Date, in substantially the forms attached as EXHIBIT 6.2.14(A) and EXHIBIT 6.2.14(B), respectively.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF VITAS. The obligations of Vitas to effect the Merger also are subject to the following conditions:

          6.3.1 REPRESENTATIONS AND WARRANTIES. Each of the representations of Apria contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties that address matters only as of a particular date (including the date of this Agreement) shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Vitas shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Apria certifying to the best of their knowledge, to such effect.

          6.3.2 AGREEMENTS AND COVENANTS. Apria shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Vitas shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Apria certifying to the best of their knowledge, to such effect.

          6.3.3 POOLING LETTER. Vitas shall have received from Ernst & Young LLP, as independent auditors of Vitas, on the date of the Proxy Statement and on the Closing Date letters, in each case dated as of such respective dates, addressed to Vitas, in form and substance reasonably acceptable to Vitas regarding its concurrence with the conclusion of the management of Vitas as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of this Agreement. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

          6.3.4 OPINION OF COUNSEL TO APRIA. Vitas shall have received the opinion of O'Melveny & Myers LLP, special counsel to Apria, dated the Closing Date, in substantially the form attached as EXHIBIT 6.3.4.

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

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated by mutual written consent of Apria and Vitas at any time prior to the Effective Time, whether before or after Vitas Stockholder Approval.

     7.2 TERMINATION BY EITHER APRIA OR VITAS. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Apria or Vitas, and notice thereof given in writing to the other party (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, (ii) if the Merger shall not have occurred by August 31, 1996, unless the failure to consummate the Merger is the result of a breach of a covenant set forth in this Agreement or a misrepresentation or breach of any warranty set forth in this Agreement by the party seeking to terminate this Agreement provided however, such date shall be extended to September 30, 1996 if the Form S-4 is not declared effective by the SEC on or before August 1, 1996 (the applicable termination date is referred to herein as the "EXPIRATION DATE") or (iii) in accordance with Subsection 2.1.9.

     7.3 TERMINATION BY APRIA. This Agreement may be terminated by Apria and the Merger may be abandoned at any time prior to the Effective Time, either before or after Vitas Stockholder Approval, by action of the Board of Directors of Apria and notice thereof given in writing to Vitas if (i) there has been a breach in any material respect (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) of any representation, warranty, covenant or agreement on the part of Vitas set forth in this Agreement which breach is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Apria to Vitas promptly after Apria's becoming aware of such breach, (ii) any representation or warranty of Vitas has become untrue in any material respect, such that the condition set forth in Subsection 6.2.1 in Apria's reasonable view would be incapable of being cured or satisfied by the Expiration Date after written notice of such untruth is given by Apria to Vitas promptly after Apria's becoming aware of such untruth, (iii) Vitas Stockholder Approval is not obtained at the Vitas Stockholders' Meeting (or any adjournment thereof) by the Expiration Date unless due to delay or default on the part of Apria, (iv) approval by the stockholders of Vitas referred to in Section 5.14 has not been obtained by the Expiration Date, (v) Vitas accepts a Competing Proposal in accordance with Subsection 4.2.2, (vi) more than 9% of the issued and outstanding shares of Vitas Common Stock entitled to vote to approve the Merger shall have properly demanded (and not withdrawn) appraisal of such shares in accordance with Section 262 of the DGCL with respect to the Merger, (vii) the Debt Adjustment is deemed to occur and is in excess of $4 million as provided in Subsection 2.1.10 or (viii) at any time during the period from the date of this Agreement up to 6:00 p.m., Miami time on July 17, 1996, Apria determines based on its due diligence review of Vitas that it is inadvisable for Apria to proceed with the Merger.

     7.4 TERMINATION BY VITAS. This Agreement may be terminated by Vitas and the Merger may be abandoned at any time prior to the Effective Time, either before or after Vitas Stockholder Approval, by action of the Board of Directors of Vitas and notice thereof given in writing to Apria if (i) there is a breach in any material respect (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) of any representation, warranty, covenant or agreement on the part of Apria set forth in this Agreement which breach is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Vitas to Apria promptly after Vita's becoming aware of such breach, (ii) any representation or warranty of Apria has become untrue in any material respect, such that the condition set forth in Subsection 6.3.1 in Vitas' reasonable view would be incapable of being cured or satisfied by the Expiration Date after written notice of such untruth is given by Vitas to Apria promptly after Vitas' becoming aware of such untruth or (iii) Vitas accepts a Competing Proposal in accordance with the provisions of Subsection 4.2.2.

     7.5 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Vitas or Apria (or by the mutual written consent of Vitas and Apria) as provided in this Article VII, this Agreement will

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

forthwith become void and have no effect, without any liability or obligation on the part of Apria, Sub or Vitas, other than the provisions of the last sentence of Section 5.2, Sections 5.8 and 7.8 which will survive termination and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.6 AMENDMENT. This Agreement may be amended by the parties at any time before or after Vitas Stockholder Approval; provided, however, that after Vitas Stockholder Approval there shall not be made any amendment that by law requires further approval by the stockholders of Vitas, such as an amendment that would
(i) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Vitas, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of Vitas, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.7 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 7.6, waive compliance with any of the agreements or conditions contained in this Agreement. Except as otherwise required by law, (A) any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party and (B) the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     7.8 TERMINATION FEES AND EXPENSES.

          7.8.1 PAYMENTS BY VITAS. If this Agreement is terminated by Vitas pursuant to clause (iii) of Section 7.4 and Apria does not elect to exercise its right of first refusal as provided in clause (C) of Subsection 4.2.2, or if Vitas enters into any Acquisition Transaction with a third party without complying with Subsection 4.2.2, and Apria is not otherwise in material breach of its obligations under this Agreement, Vitas shall immediately pay to Apria the sum of $10 million in cash (the "TERMINATION FEE"). In addition, upon any such termination, Vitas also shall reimburse Apria (not later than one business day after submission of statements therefor) for all reasonable fees and expenses incurred by Apria in connection with the transactions contemplated by this Agreement (including, without limitation, consulting, accounting, legal and investment banking fees and expenses incurred by Apria in connection with the transactions contemplated by this Agreement and in the evaluation of the Competing Proposal).

          7.8.2 PAYMENTS BY APRIA. If this Agreement is terminated by Apria pursuant to clause (viii) of Section 7.3, and Vitas is not otherwise in material breach of its obligations under this Agreement, Apria shall immediately pay to Vitas a sum equal to the lesser of (i) $750,000 or (ii) all reasonable fees and expenses incurred by Vitas in connection with the transactions contemplated by this Agreement (including without limitation, consulting, accounting, legal and investment banking fees and expenses incurred by Vitas in connection with the transactions contemplated by this Agreement).

     7.9 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Sections 7.1, 7.2, 7.3 or 7.4, an amendment of this Agreement pursuant to Section 7.6 or an extension or waiver pursuant to Section 7.7 shall, in order to be effective, require in the case of Apria, Sub or Vitas, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall not survive the Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties

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

herein, in the Significant Securityholders Agreements or in the letters of affiliates referred to in Subsection 5.10.1 which by their terms contemplate performance after the Effective Time of the Merger.

     8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) IF TO APRIA OR SUB:

          Apria Healthcare Group Inc.
          3560 Hyland Avenue
          Costa Mesa, California 92626
          Facsimile: (714) 957-0910

          Attention: Jeremy M. Jones

          with a copy (which shall not constitute notice) to:

          O'Melveny & Myers LLP
          610 Newport Center Drive, Suite 1700
          Newport Beach, California 92660
          Facsimile: (714) 669-6994

          Attention: William G. Adams, Esq.

          (b) IF TO VITAS:

           Vitas Healthcare Corporation
           100 South Biscayne Boulevard
           Suite 1500
           Miami, Florida 33131
           Facsimile: (305) 577-1089

           Attention: Hugh A. Westbrook

          with a copy (which shall not constitute notice) to:

          Hogan & Hartson L.L.P.
          Columbia Square
          555 13th Street NW
          Washington, DC 20004
          Facsimile: (202) 637-5910

          Attention: Robert J. Waldman, Esq.

     8.3 DEFINITIONS.  For purposes of this Agreement:

          (a) "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or its under common control with, such first Person;

          (b) "BUSINESS" means, when used in connection with Apria, Vitas, a subsidiary of Vitas or the Surviving Corporation, the business and operations of the party and is deemed to include all of the following incidents of such business: income, cash flow, operations, financial condition, assets, properties, goodwill, intangibles and prospects.

          (c) "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person;

          (d) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with Apria, Vitas, or the Surviving Corporation, any change or effect (or development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business of such party and its subsidiaries taken as a whole.

          (e) "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     8.4 INTERPRETATION. When a reference is made in this Agreement to a Subsection, Section, Exhibit or Schedule, such reference is to a Subsection or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation". For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and
(iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.

     8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which are considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Significant Securityholders Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (including the letter agreement dated June 6, 1996 among Apria, Vitas and certain securityholders of Vitas, and the accompanying Term Sheet), both written and oral, among the parties with respect to the subject matter of this Agreement. Except (after the Effective Time) for the provisions of Article II and Sections 5.4 and 5.6, Subsection 5.10.3 and Section 5.14, the provisions of this Agreement shall not confer upon any Person other than the parties hereto any rights or remedies.

     8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence and the last sentence of Section 8.6, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court if any dispute arises out of the Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     IN WITNESS WHEREOF, Apria, Sub and Vitas have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                          APRIA HEALTHCARE GROUP INC.

By: /s/ ROBERT S. HOLCOMBE                       By: /s/ JEREMY M. JONES
    -----------------------------                   ---------------------------
    Robert S. Holcombe                               Jeremy M. Jones
    Secretary                                        Chairman of the Board and
                                                     Chief Executive Officer


Attest:                                          APRIA NUMBER TWO, INC.

By: /s/ ROBERT S. HOLCOMBE                       By: /s/ JEREMY M. JONES
    -----------------------------                   ---------------------------
    Robert S. Holcombe                               Jeremy M. Jones
    Secretary                                        President


Attest:                                          VITAS HEALTHCARE CORPORATION

By: /s/ MARK A. STERLING                         By: /s/ HUGH A. WESTBROOK
    -----------------------------                   ---------------------------
        Mark A. Sterling                             Hugh A. Westbrook
        Secretary                                    Chairman of the Board and
                                                     Chief Executive Officer

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER ("Amendment") is made as of August 26, 1996 among APRIA HEALTHCARE GROUP INC., a Delaware corporation ("Apria"), APRIA NUMBER TWO, INC., a Delaware corporation ("Sub"), and VITAS HEALTHCARE CORPORATION, a Delaware corporation ("Vitas").

         WHEREAS, Apria, Sub and Vitas are parties to an Agreement and Plan of Merger dated as of June 28, 1996 (the "Agreement"); and

         WHEREAS, Apria, Sub and Vitas wish to amend certain of the terms and conditions of the Agreement as more fully set forth below.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

         1. Subsection 2.1.6. Subsection 2.1.6 of the Agreement is hereby amended by deleting the first sentence of Subsection 2.1.6 in its entirety and replacing it with the following:

            "2.1.6 WARRANTS. Each of the stock purchase warrants issued by Vitas on December 17, 1991 and designated Warrant A and Warrant B to purchase an aggregate of 3,952,958 shares of Vitas Common Stock (collectively, the "WARRANTS"), and all associated rights, preferences and restrictions set forth in the Investor Agreement dated December 17, 1991 among Vitas and the parties named therein (the "INVESTOR AGREEMENT"), will, in accordance with the provisions of the Significant Securityholders Agreement, be exchanged for a number of shares of Apria Common Stock equal to the product of (x) the quotient obtained by dividing (i) $9.32 less the sum of (A) any Excess Per Share Debt Amount (as defined below) and (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Warrant by (ii) $32.125 (such quotient referred to herein as the "WARRANT SPREAD VALUE EXCHANGE RATIO"), times (y) the number of shares of Vitas Common Stock covered by such Warrant, subject to any adjustments which may be called for by the next two sentences."

         2. Subsection 2.1.7. Subsection 2.1.7 of the Agreement is hereby amended by inserting the phrase "and provision for tax withholding as provided in Subsection 5.4.4" immediately after the parenthetical "(the "STOCK OPTION AGREEMENT")".

         3. Subsection 2.2.2. Subsection 2.2.2 of the Agreement is hereby amended by inserting the parenthetical "(subject in the case of Stock Options to the provisions of Subsection 5.4.4)" immediately after the phrase "whole shares of Apria Common Stock" set forth in the penultimate sentence of Subsection 2.2.2.

         4. Subsection 5.4.1. Subsection 5.4.1 of the Agreement is hereby amended by deleting the second sentence of Subsection 5.4.1 in its entirety and replacing it with the following:

         "To the extent not then exercised in accordance with its terms, each Stock Option will be exchanged as of the Effective Time into the right to receive from Apria, upon surrender of the applicable Stock Option Agreement as provided in Subsection 2.2.2 and (subject to the provisions of Subsection 5.4.4) confirmation of payment in cash by the holder to Apria (or other cash withholding from the holder by Apria) of all applicable withholding taxes associated with the exchange, a number of shares of Apria Common Stock equal to the product of (x) the quotient obtained by dividing (i) $9.32 less the sum of (A) any Excess Per Share Debt Amount (as defined in Subsection 2.1.10), (B) the exercise price per share of Vitas Common Stock issuable upon exercise of the Stock Option and (C) any applicable Vesting Discount Amount (as defined in EXHIBIT 5.4.1) by (ii) $32.125 (such quotient referred to herein as the "OPTION SPREAD VALUE EXCHANGE RATIO"), times (y) the number of shares of Vitas Common Stock covered by such Stock Option, subject to any adjustments which may be called for by the next two sentences."

         Subsection 5.4.1 of the Agreement is hereby further amended by inserting the phrase "and Subsection 5.4.4." to the end of the last sentence of Subsection 5.4.1.

         5. Subsection 5.4.4. Subsection 5.4.4 of the Agreement is hereby amended by deleting such Subsection in its entirety and replacing it with the following:

            "5.4.4 WITHHOLDING ARRANGEMENTS. Each holder of a Stock Option (other than a holder who also is an affiliate of Vitas as determined in accordance with Subsection 5.10.1) may, in lieu of paying cash to Apria to cover all applicable withholding taxes, instruct the Exchange Agent to deliver to a broker approved by Apria (the "DESIGNATED BROKER") a sufficient number of shares of Apria Common Stock received upon the exchange of such holder's Stock Options to satisfy the holder's withholding tax liability, with instructions to the Designated Broker to pay all sale proceeds directly to Apria to cover all applicable withholding taxes. Each holder of a Stock Option who is determined to be an affiliate of Vitas who has not paid such withholding taxes or provided to Apria's satisfaction for payment in cash of such withholding taxes on or before the applicable tax date shall be obligated to pay the amount thereof and deliver to Apria a full recourse promissory note (the "DEMAND NOTE") evidencing such obligation in substantially the form attached as EXHIBIT 5.4.4A in a principal amount equal to all applicable withholding taxes, with interest from the applicable tax date at the rate of 7% per annum until paid. This obligation shall be secured by a pledge as of the Effective Time, for the benefit of Apria, of 50% of the shares of Apria Common Stock received upon conversion of the holder's Stock Options, pursuant to the terms of a pledge agreement in substantially the form attached as
         EXHIBIT 5.4.4B. The Exchange Agent shall withhold such number of shares from delivery to the holder. The obligation and Demand Note will be payable on the fifth business day after such holder receives written notice from Apria that all resale restrictions applicable to such shares of Apria Common Stock have been lifted, and may be prepaid by the maker thereof at any time without penalty."

         6. Section 5.12. Section 5.12 of the Agreement is hereby amended by deleting the last sentence of such Section in its entirety.

         7. Section 5.19. Section 5.19 of the Agreement is hereby amended by inserting a comma between the words "Schedule" and "Current" in clause (ii) thereof. Section 5.19 of the Agreement is hereby further amended by deleting clause (iv) thereof in its entirety and replacing it with the following:

         "(iv) for all individuals identified in Section 5.19 of the Vitas Disclosure Schedule, as a condition to the other modifications described in this Section 5.19, to provide for a waiver of all claims against Vitas or Apria or any of their respective affiliates or agents."

         8. Section 7.2. Section 7.2 of the Agreement is hereby amended by deleting the date "September 30, 1996" from clause (ii) thereof and replacing it with "October 31,

1996."

         9. Exhibit 5.4.1. Exhibit 5.4.1 to the Agreement is hereby superseded in its entirety by Exhibit 5.4.1 attached hereto.

         10. Exhibit 5.4.4A. Exhibit 5.4.4A to the Agreement is hereby superseded in its entirety by Exhibit 5.4.4A attached hereto.

         11. Exhibit 5.4.4B. Exhibit 5.4.4B to the Agreement is hereby superseded in its entirety by Exhibit 5.4.4B attached hereto.

         12. Exhibit 5.10.1. Exhibit 5.10.1 to the Agreement is hereby superseded in its entirety by Exhibit 5.10.1 attached hereto.

         13. Exhibit 5.14A. Exhibit 5.14A to the Agreement is hereby superseded in its entirety by Exhibit 5.14A attached hereto.

         14. Exhibit 5.14B. Exhibit 5.14B to the Agreement is hereby superseded in its entirety by Exhibit 5.14B attached hereto.

         15. Other Provisions. All other provisions of the Agreement shall remain in full force and effect.

         16. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Agreement.

         17. Counterparts. This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         18. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

         IN WITNESS WHEREOF, Apria, Sub and Vitas have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                               APRIA HEALTHCARE GROUP INC.
Attest:

By: /s/ Robert S. Holcombe                     By: /s/ Lawrence H. Smallen
    ----------------------------                  ------------------------------
    Robert S. Holcombe                            Lawrence H. Smallen
    Secretary                                     Chief Financial Officer


                                               APRIA NUMBER TWO, INC.
Attest:

By: /s/ Robert S. Holcombe                     By: /s/ Lawrence H. Smallen
    ---------------------------                   ------------------------------
    Robert S. Holcombe                            Lawrence H. Smallen
    Secretary                                     Chief Financial Officer


                                               VITAS HEALTHCARE CORPORATION
Attest:

By: /s/ Mark A. Sterling                       By: /s/ Hugh A. Westbrook
    ---------------------------                   -----------------------------
    Mark A. Sterling                               Hugh A. Westbrook
    Secretary                                      Chairman of the Board and
                                                        Chief Executive Officer

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER ("Amendment") is made as of October 4, 1996 among APRIA HEALTHCARE GROUP INC., a Delaware corporation ("Apria"), APRIA NUMBER TWO, INC., a Delaware corporation ("Sub"), and VITAS HEALTHCARE CORPORATION, a Delaware corporation ("Vitas").

        WHEREAS, Apria, Sub and Vitas are parties to an Agreement and Plan of Merger dated as of June 28, 1996, as amended by an Amendment No. 1 dated as of August 26, 1996 (the "Agreement"); and

        WHEREAS, Apria, Sub and Vitas wish to amend certain of the terms and conditions of the Agreement as more fully set forth below.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

        1. Subsection 6.2.5. Subsection 6.2.5 of the Agreement is hereby amended by deleting such Subsection in its entirety and replacing it with the following:

                "6.2.5 POOLING LETTER. Apria shall have received from Ernst & Young LLP, as independent auditors of Apria, on the Closing Date, a letter, dated as of such date, addressed to Apria, in form and substance reasonably acceptable to Apria regarding its concurrence with the conclusion of the management of Apria as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of this Agreement. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests."

        2. Subsection 6.3.3. Subsection 6.3.3 of the Agreement is hereby amended by deleting such Subsection in its entirety and replacing it with the following:

                "6.3.3 POOLING LETTER. Vitas shall have received from Ernst & Young LLP, as independent auditors of Vitas, on the Closing Date, a letter, dated as of such date, addressed to Vitas, in form and substance reasonably acceptable to Vitas regarding its concurrence with the conclusion of the management of Vitas as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the terms of this Agreement. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Apria from accounting for the business combination to be effected by the Merger as a pooling-of-interests."

        3. Exhibit 5.4.4A. Exhibit 5.4.4A to the Agreement is hereby superseded in its entirety by Exhibit 5.4.4A attached hereto.

        4. Other Provisions. All other provisions of the Agreement shall remain in full force and effect.

        5. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Agreement.

        6. Counterparts. This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        IN WITNESS WHEREOF, Apria, Sub and Vitas have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        APRIA HEALTHCARE GROUP INC.

Attest:


By: /s/ Robert S. Holcombe              By: /s/ Lawrence H. Smallen
    ---------------------------             ---------------------------
    Robert S. Holcombe                      Lawrence H. Smallen
    Secretary                               Chief Financial Officer


Attest:                                 APRIA NUMBER TWO, INC.


By: /s/ Robert S. Holcombe             By:  /s/ Lawrence H. Smallen
    --------------------------              -------------------------
    Robert S. Holcombe                      Lawrence H. Smallen
    Secretary                               Chief Financial Officer

                                              VITAS HEALTHCARE CORPORATION
Attest:


By: /s/ Mark A. Sterling                      /s/ Hugh A. Westbrook
   ---------------------------------          ---------------------------------
   Mark A. Sterling                           Hugh A. Westbrook
   Secretary                                  Chairman of the Board and Chief
                                                 Executive Officer

                                                                  EXHIBIT 5.4.1

                            Vesting Discount Amount



                 For purposes of Subsection 5.4.1 of the Agreement and Plan of Merger dated as of June 28, 1996, as amended, by and among Apria Healthcare Group Inc., a Delaware corporation, Apria Number Two, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Apria Healthcare Group Inc., and Vitas Healthcare Corporation, a Delaware corporation (the "MERGER AGREEMENT"), the Vesting Discount Amount (V) will be calculated for each option as follows:

                          V = OS - PV(OS)
                              -----------
                                  S


                 where

                          OS = S * [$9.32 - (D + E)]

                          PV(OS) =  the present value of OS assuming a
                                    7.9% interest rate and equal annual
                                    installments consistent with the
                                    options vesting schedule

                          S = the number of Vitas shares under option which
                              are not vested pursuant to the terms of the related option agreement

                          D = Excess purchase debt amount, as defined in the
                              Agreement

                          E = Exercise price per share

                 which shall, assuming a Closing Date of August 31, 1996 and no requirement for a Debt Adjustment, result in a Vesting Discount Amount to be applied to options which are not vested pursuant to the terms of the related option agreement as follows:


                        Option                               Vesting
                      Grant Date                         Discount Amount
                      ----------                         ---------------
                    October 27, 1992                         $0.014
                    May 11, 1993                             $0.059
                    September 28, 1993                       $0.096
                    January 25, 1994                         $0.116
                    May 3, 1994                              $0.138
                    June 27, 1994                            $0.155
                    October 24, 1994                         $0.198

                                                                  EXHIBIT 5.4.4A

                             DEMAND PROMISSORY NOTE

$________*                                                      ________, 1996**

     FOR VALUE RECEIVED, ________("MAKER") unconditionally promises to pay to the order of APRIA HEALTHCARE GROUP INC., a Delaware corporation ("LENDER"), on demand and in accordance with the provisions set forth below, the principal amount of ________________Dollars ($________)* with interest on the unpaid principal balance of this Note, from the date of this Note until the Note is paid in full, at the rate of seven percent per year. Accrued interest shall be computed on the basis of a 360-day year, based on the actual number of days elapsed.

     This Note is being delivered in accordance with the terms of that certain Agreement and Plan of Merger dated June __, 1996, as amended, by and among Lender, Apria Number Two, Inc., a Delaware corporation and wholly-owned subsidiary of Lender, and Vitas Healthcare Corporation, a Delaware corporation (the "AGREEMENT"), including the terms contained in Subsection 5.4.4 of the Agreement. Each capitalized term used herein without definition shall have the meaning ascribed to it in the Agreement.

     The proceeds from this Note are being used by Maker to pay all withholding taxes applicable to the exchange of Maker's Stock Options for shares of Lender's Common Stock in accordance with Subsection 2.1.7 and Section 5.4 of the Agreement, the aggregate amount of which represents the principal amount [as completed above]. This Note is secured by that certain Pledge and Security Agreement of even date herewith. This Note is with full recourse against the Maker to the extent any recovery on the collateral so pledged is insufficient to discharge all obligations under this Note.

     This Note shall be payable fifteen business days after Lender's delivery to Maker of written notice that all resale restrictions applicable to the shares of Apria Common Stock received by Maker in the Merger have been lifted. For purposes of this Note, notices to Maker shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Maker at the address set forth below the signature of Maker (or such other address for Maker as shall be specified by like notice to Lender).

     If demand for payment hereunder shall be made on a legal holiday under the laws of the State of California or any other day on which commercial banks in the City of Los Angeles, California are obligated or authorized by law to close, such payment shall be made on the next succeeding business day, and such additional time shall be included in computing interest in connection with such payment.

     All payments hereunder are payable in lawful money of the United States of America to Lender in immediately available funds at 3560 Hyland Avenue, Costa Mesa, California 92626, or such other place as Lender shall have designated in writing to Maker for such purpose at least three days in advance. This Note shall be governed by and construed and enforced in accordance with the laws of the State of California. No provision of this Note shall alter or impair the obligation of Maker, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner herein prescribed. Maker and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment for payment, demand, notice of dishonor and protest of this Note and further agree that none of the terms or provisions of this Note may be waived, altered, modified or amended except as Lender may consent thereto in a writing duly signed for and on its behalf. If this Note is not paid when due, Maker promises to pay all costs of enforcement and collection, including but not limited to, reasonable attorney's fees and costs, whether or not any action or proceeding is brought to enforce the provisions hereof.

     The obligations of Maker under this Note constitute absolute, unconditional, irrevocable, present and continuing obligations, regardless of any regulation, writ, judgment, injunction, order, decree or award now or hereafter in effect which might in any way affect any of these terms hereof or the rights of Lender or any other person against Maker, or which might cause or permit to be invoked any alteration of the time, amount or manner of payment by Maker under this Note.

This Note may be prepaid at any time without penalty or premium.

--------------
 * Amount to be inserted is the aggregate amount of withholding taxes attributable to the option exchange.

** Date to be inserted is the applicable tax date.

     To the full extent permitted by law, the obligations of Maker under this Note shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than the full and strict compliance by Maker, as the case may be, with those obligations) based on any claim that Maker may have against Lender or any other person.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date and place first written above.

                                          "MAKER"

                                          --------------------------------------
                                          By:
                                          Address:

                                 EXHIBIT 5.4.4B

                          PLEDGE AND SECURITY AGREEMENT

         THIS PLEDGE AND SECURITY AGREEMENT (this "AGREEMENT"), dated as of _________, 1996, is made by ____________________, an individual ("DEBTOR"), in favor of Apria Healthcare Group Inc., a Delaware corporation ("SECURED PARTY"), with reference to the following recitals of fact:

                                    RECITALS

         A. Each capitalized term used herein without definition shall have the meaning ascribed to it in that certain Agreement and Plan of Merger dated June 28, 1996, as amended, by and among Secured Party, Apria Number Two, Inc., a Delaware corporation and wholly-owned subsidiary of Debtor, and Vitas Healthcare Corporation, a Delaware corporation, (the "MERGER AGREEMENT"). Concurrently with the execution of this Agreement, Debtor has executed and delivered to Secured Party a Demand Promissory Note (the "NOTE") whose proceeds are or will be used by Debtor to pay all withholding taxes applicable to the exchange of Debtor's Stock Options for shares of Secured Party's Common Stock in accordance with Subsection 2.1.7 and Section 5.4 of the Merger Agreement.

         B. Pursuant to the terms of the Merger Agreement and the Note, Debtor has agreed that [____________________] [insert number = 50% of the shares received by Debtor] of the shares of Common Stock of Secured Party (the "SHARES") received by Debtor in exchange for Debtor's Stock Options shall serve as security for the full payment of all amounts due and owing under the Note, with full recourse against Debtor for any deficiency thereunder.

         C. In connection with Secured Party's extension of the loan evidenced by the Note, and in order to secure the performance of Debtor's obligations under the Note, Debtor has agreed, among other things, to make the pledge and grant the security interest to Secured Party as contemplated by this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Debtor and Secured Party agree as follows:

         1.       PLEDGE; GRANT OF SECURITY.

                  (A) SECURITY INTEREST. Debtor hereby pledges, hypothecates, assigns, grants, transfers, sets over and delivers to Secured Party and hereby grants and assigns to Secured Party with power of sale, a continuing security interest in all of Debtor's right, title and interest in and to the Shares, together with the certificates representing the Shares, all securities hereafter delivered to Debtor in substitution for or in addition to the Shares, all certificates and instruments representing or evidencing such securities, all securities or other non-cash property at any time and from time to time received, receivable or otherwise distributed in respect of any or all of the foregoing, and all securities, cash or other property at any time and from time to time received, receivable or otherwise distributed in exchange for any or all of the foregoing, all of which Debtor shall deliver to Secured Party promptly upon receipt for retention by Secured Party hereunder. The Shares, certificates, instruments, securities, cash and other property which are subject to the pledge and security interest created hereby, are herein collectively referred to as the "COLLATERAL".

                (B) DELIVERY OF CERTIFICATES. Concurrently with the execution of this Agreement, Debtor shall deliver the certificate or certificates representing the Shares to the Exchange Agent under the Merger Agreement, acting for purposes hereof as Secured Party's agent, together with a stock power endorsed for transfer in blank by Debtor, to be held by the Exchange Agent for the benefit of the Secured Party pursuant to this Agreement. The Exchange Agent hereby acknowledges receipt of such certificate or certificates, together with such stock power and accepts the agency contemplated hereby. Secured Party shall at all times have the right to exchange certificates or instruments representing or evidencing the Collateral for certificates or instruments of smaller or larger denominations for any purpose consistent with the terms of this Agreement.

         2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section362(a)), of all obligations and liabilities of every nature of Debtor now or hereafter existing under or arising out of the Note and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Debtor, would accrue on such obligations), fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Debtor now or hereafter existing under this Agreement (all such obligations of Debtor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

         3. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants as follows:

                  (a) AUTHORIZATION. Debtor has full power and authority to grant security interests in the Collateral, and to execute, deliver, and perform this Agreement, without the consent or approval of any other person.

                  (b) BINDING OBLIGATION. This Agreement constitutes the legally valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally.

                  (c) OWNERSHIP OF COLLATERAL. Except for the security interest created by this Agreement, Debtor owns, or at the time the Collateral comes into existence will own, the Collateral free and clear of any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing (any of the foregoing, a "LIEN"). Except as may have been filed in favor of Secured Party relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

                  (d) NO CONFLICT. The execution, delivery and performance by Debtor of this Agreement will not (i) violate any provision of law applicable to Debtor, or any order, judgment or decree of any court or other agency of government binding on Debtor, (ii) be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Debtor or (iii) result in or require the creation or imposition of any Lien upon any of his properties or assets.

                  (e) OTHER INFORMATION. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Debtor with respect to the Collateral is accurate and complete in all respects.

         4. FURTHER ASSURANCES. Debtor agrees that from time to time, at the expense of Debtor, Debtor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Debtor will (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) at Secured Party's request, appear in and defend any action or proceeding that may affect Debtor's title to or Secured Party's security interest in all or any part of the Collateral.

         5. TRANSFERS AND OTHER LIENS. Debtor shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral; or (ii) except for the security interest created by this Agreement, create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any person or entity; or
(iii) do, or permit or suffer to be done, anything that may impair the value of the Collateral or the security intended to be effected hereby and shall use its best efforts to preserve, protect and enhance the value of the Collateral.

         6. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "EVENT OF DEFAULT":

                  (a) FAILURE TO MAKE PAYMENTS WHEN DUE. Failure of Debtor to pay any principal, interest or other amount due under the Note when due, whether by required prepayment, declaration, acceleration, demand or otherwise; or

                  (b) BREACH OF COVENANTS. Failure of Debtor to perform or observe any other term, covenant or agreement on his part to be performed or observed pursuant to this Agreement or the Note within five (5) days after written notice of such failure is given to Debtor by Secured Party; or

                  (c) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made by Debtor to Secured Party in connection with this Agreement or the Note shall prove to have been false in any material respect when made; or

                  (d) INVOLUNTARY BANKRUPTCY, ETC. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Debtor in an involuntary case under Title 11 of the United States Code entitled "Bankruptcy" (as now and hereinafter in effect, or any successor thereto, the "BANKRUPTCY CODE") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law or (ii) an involuntary case shall be commenced against Debtor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Debtor or over all or a substantial part of Debtor's property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Debtor for all or a substantial part of Debtor's property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Debtor, and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

                  (e) VOLUNTARY BANKRUPTCY, ETC. An order for relief shall be entered with respect to Debtor, or Debtor shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of Debtor's property.

         7. REMEDIES. If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral).

         8. CONTINUING SECURITY INTEREST; TRANSFER OF NOTE. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, (ii) be binding upon Debtor, his successors and assigns and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), Secured Party may assign or otherwise transfer the Note only to any affiliate of Secured Party, and such affiliate shall thereupon become vested with all the benefits in respect thereof granted to Secured Party herein or otherwise. Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Debtor. Upon any such termination Secured Party will, at Debtor's expense, execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination.

         9. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Debtor.

         10. NOTICES. Any communications between Secured Party and Debtor and any notices or requests provided herein to be given shall be given in accordance with the provisions set forth in the Note.

         11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         12. INDEMNITY AND EXPENSES. Debtor agrees to indemnify Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from Secured Party's negligence or willful misconduct. Debtor will upon demand pay to Secured Party the amount of any and all reasonable expenses, including the reasonable fees and disbursements of counsel and of any experts and agents, which Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise or enforcement of any of its rights hereunder or (iv) the failure by Debtor to perform or observe any of the provisions hereof.

         13. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         14. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         15. GOVERNING LAW; TERMS. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of California without regard to conflicts of laws principles, except to the extent that the Code provides that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular collateral are governed by the laws of a jurisdiction other than the State of California. Unless otherwise defined herein or in the Note, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of California are used herein as therein defined.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

         IN WITNESS WHEREOF, Debtor and Secured Party have caused this Agreement to be duly executed and delivered as of the date first written above.

                                        "DEBTOR"

                                        By:
                                           --------------------------------
                                        Name:

                                        "SECURED PARTY"

                                        APRIA HEALTHCARE GROUP INC.,
                                        a Delaware corporation

                                        By:
                                           --------------------------------
                                        Name:

                                                                  EXHIBIT 5.10.1

               REVISED FORM OF COMPANY AFFILIATE LETTER AGREEMENT

                                                                   _______, 1996

Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California 92626

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Vitas Healthcare Corporation, a Delaware corporation ("VITAS"), as the term "affiliate" is (i) defined within the meaning of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of June 28, 1996, as amended, among Apria Healthcare Group Inc., a Delaware corporation ("APRIA"), Apria Number Two, Inc., a Delaware corporation ("SUB"), and Vitas (the "AGREEMENT"), Sub will be merged with and into Vitas (the "MERGER").

     In connection with the Merger, the undersigned will be entitled to receive shares of Common Stock, par value $.001 per share, of Apria (the "APRIA SHARES") in exchange, to the extent applicable to the undersigned securityholder, (i) for shares (or options for shares) of Common Stock of Vitas, $.001 par value per share (the "VITAS COMMON STOCK"), owned by the undersigned, (ii) for shares of Vitas Common Stock acquired on conversion of the Series B Convertible Preferred Stock of Vitas (the "SERIES B PREFERRED") and (iii) for the stock purchase warrants of Vitas dated December 17, 1991 (the "WARRANTS"). The undersigned has been advised that you require from the undersigned certain assurances and representations in connection with your determination of certain accounting matters relating to the Agreement. The undersigned has also been advised that the sale or other disposition of Apria Shares to be issued in connection with the Merger by "affiliates" of Vitas or Apria will be subject to restrictions under Rule 145 of the Rules and Regulations.

     1. PRE-MERGER RESTRICTIONS ON VITAS SECURITIES AND APRIA SHARES; POST-MERGER POOLING RESTRICTIONS ON APRIA SHARES. The undersigned agrees that the undersigned will not offer to sell or, sell, transfer or otherwise dispose of (a) any shares of Vitas Common Stock or other securities of Vitas other than through (i) (if the undersigned owns Series B Preferred) the undersigned's exercise of conversion rights to acquire shares of Vitas Common Stock and the conversion of such shares of Vitas Common Stock into the right to receive Apria Shares in the Merger, (ii) (if the undersigned holds options to purchase Vitas Common Stock) the undersigned's exercise of the options to acquire shares of Vitas Common Stock and the conversion of such shares of Vitas Common Stock into the right to receive Apria Shares in the Merger, or the conversion of such options into the right to receive Apria Shares in the Merger, (iii) (if the undersigned holds Warrants) the exercise of the Warrants for shares of Vitas Common Stock and the conversion of such shares of Vitas Common Stock into the right to receive Apria Shares in the Merger or the undersigned's exchange of the Warrants for Apria Shares in the Merger, or (b) any of the Apria Shares that the undersigned may now hold or that the undersigned will receive in the Merger until such time (the "PUBLISHING TIME") as financial results covering at least 30 days of post-merger combined operations of Vitas and Apria have been published, whether by issuance of a quarterly earnings report on Form 10-Q or other public issuance (such as a press release) which includes such information. Further, the undersigned will not engage in any transactions in or with respect to the shares of Vitas Common Stock or other securities of Vitas or Apria Shares, including put or call options, from July 1, 1996 until the Publishing Time other than transactions contemplated by the Agreement.

     2. ADDITIONAL RESTRICTIONS ON APRIA SHARES. The undersigned represents, warrants and covenants to Apria that in the event the undersigned receives any Apria Shares as a result of the Merger:

          (a) The undersigned will not make any sale, transfer or other disposition of the Apria Shares in violation of the Act or the Rules and Regulations;

          (b) The undersigned has been advised that the issuance of Apria Shares to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, because the undersigned has been advised that, at the time the Merger is submitted for a vote of the stockholders of Vitas, (i) the undersigned may be deemed to be an affiliate of Vitas, and (ii) other than as set forth in the Agreement, the distribution by the undersigned of the Apria Shares has not been registered under the Act, the undersigned will not be able to sell, transfer or otherwise dispose of Apria Shares issued to the undersigned in the Merger unless (A) such sale, transfer or other disposition is made in conformity with the volume and other applicable limitations of Rule 145 promulgated by the Commission under the Act, (B) such sale, transfer or other disposition has been made pursuant to a separate effective registration statement under the Act, or (C) in the opinion of counsel reasonably acceptable to Apria or as described in a "no-action" or interpretive letter from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (c) The undersigned understands that Apria is under no obligation to register the sale, transfer or other disposition of the Apria Shares by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger. The undersigned consents to each company's issuance of stop transfer instructions with respect to the undersigned's securities of Vitas and the undersigned's Apria Shares to enforce the restrictions evidenced by this letter agreement.

          (d) The undersigned understands that there will be placed on the certificates for the Apria Shares issued to the undersigned, or any substitutions therefor, a legend stating in substance:

              THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _________, 1996 BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.

          (e) The undersigned further understands and you agree that the legend set forth in paragraph (d) above shall be removed by delivery of substitute certificates without such legend upon the undersigned's request if one or more of the alternative conditions set forth in clauses (A), (B) and (C) of paragraph (b) above shall have occurred.

    2A. ADDITIONAL COMMITMENTS RE OPTION SHARES. The undersigned, to the extent of his or her holdings of Stock Options of Vitas to be exchanged for Apria Common Stock in the Merger, agrees to the provisions and procedures for tax withholding, to the pledges of the Apria Common Stock and to the deemed loan, as set forth at pages 44-46 of the Proxy Statement/Prospectus dated July ____, 1996 (the "Disclosure") to the same extent as if such provisions and procedures were fully set forth herein. If the undersigned fails to deliver the Demand Note as contemplated, he or she nevertheless hereby agrees to pay to Apria according to the terms of the form of the Demand Note (Exhibit 5.4.4A) and agrees to the terms of the pledge and security agreement (Exhibit 5.4.4B), each completed in accordance with the terms of the Disclosure, to the same extent as if such obligations were fully set forth herein. The undersigned acknowledges that he or she has received such Proxy Statement/Prospectus and reviewed the Disclosure.

     3. REPORTS. From and after the Effective Time (as defined in the Agreement) and for so long as necessary in order to permit the undersigned to sell the Apria Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 of the Rules and Regulations, you agree that Apria will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 (or, if applicable, Apria will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit the undersigned to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the Apria Shares.

     4. ACKNOWLEDGMENT. The undersigned understands the restrictions and prohibitions on sales and dispositions also applies to shares held or acquired under the Vitas Employee Stock Ownership Plan and other benefit plans. The undersigned understands that if the undersigned receives a distribution of shares held in the undersigned's account, the undersigned must hold the shares until the Publishing Time.

     5. DISCLAIMER. To the extent the undersigned felt necessary, the undersigned has discussed this letter and any applicable limitations upon the sale or other disposition of the undersigned's securities with the undersigned's counsel.

     Execution of this letter should not be considered an admission on the undersigned's part that the undersigned is an "affiliate" of Vitas as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          --------------------------------------

ACCEPTED AS OF THIS ____ DAY OF
_______, 1996:

APRIA HEALTHCARE GROUP INC.

BY:
----------------------------------------------------

VITAS HEALTHCARE CORPORATION

BY:
----------------------------------------------------

                               EXHIBIT 5.14(A)

                                      TO

                         AGREEMENT AND PLAN OF MERGER

                                 (APPENDIX A)








                             CONSULTING, SEVERANCE

                         AND CONFIDENTIALITY AGREEMENT

                              MADE BY AND BETWEEN

                               HUGH A. WESTBROOK

                          COLLIBROOK CONSULTANTS, INC.

                               ESTHER COLLIFLOWER

                                      AND

                          VITAS HEALTHCARE CORPORATION

                             AS OF __________, 1996

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
          1.   Termination of Employment  . . . . . . . . . . . . . . .   2
               (a)  Termination . . . . . . . . . . . . . . . . . . . .   2
               (b)  Return of Company Property  . . . . . . . . . . . .   2

          2.   Severance Payment and Benefits . . . . . . . . . . . . .   2
               (a)  Severance Payment . . . . . . . . . . . . . . . . .   2
               (b)  Stock Options . . . . . . . . . . . . . . . . . . .   3
               (c)  Qualified Plan Payments . . . . . . . . . . . . . .   3
               (d)  COBRA Benefits  . . . . . . . . . . . . . . . . . .   3
               (e)  Taxes . . . . . . . . . . . . . . . . . . . . . . .   4

          3.   Consulting Services  . . . . . . . . . . . . . . . . . .   4
               (a)  Amount and Nature of Service  . . . . . . . . . . .   4
               (b)  Consulting Fee  . . . . . . . . . . . . . . . . . .   4
               (c)  Taxes . . . . . . . . . . . . . . . . . . . . . . .   4
               (d)  Independent Contractor Relationship . . . . . . . .   5
               (e)  Business Expenses . . . . . . . . . . . . . . . . .   5
               (f)  Compliance; Conflicts . . . . . . . . . . . . . . .   5
               (g)  Work-Product Owned by Company . . . . . . . . . . .   5
               (h)  Events of Termination . . . . . . . . . . . . . . .   6

          4.   General Release  . . . . . . . . . . . . . . . . . . . .   6
               (a)  Release of All Claims . . . . . . . . . . . . . . .   6
               (b)  ADEA Waiver . . . . . . . . . . . . . . . . . . . .   7
               (c)  Waiver of Known and Unknown Claims  . . . . . . . .   8
               (d)  Indemnification . . . . . . . . . . . . . . . . . .   8

          5.   Confidentiality; Cooperation with Legal Process;
               Non-Solicitation . . . . . . . . . . . . . . . . . . . .   8
               (a)  Confidentiality . . . . . . . . . . . . . . . . . .   8
               (b)  Cooperation With Legal Process  . . . . . . . . . .   9
               (c)  Non-Solicitation  . . . . . . . . . . . . . . . . .   9
               (d)  Nondisclosure of this Agreement . . . . . . . . . .   9

          6.   Miscellaneous Provisions . . . . . . . . . . . . . . . .  10
               (a)  Parachute Limitations . . . . . . . . . . . . . . .  10
               (b)  Construction  . . . . . . . . . . . . . . . . . . .  10
               (c)  Counterparts  . . . . . . . . . . . . . . . . . . .  10
               (d)  Consent to Jurisdiction . . . . . . . . . . . . . .  11
               (e)  Enforceability Representation . . . . . . . . . . .  11
               (f)  Consents  . . . . . . . . . . . . . . . . . . . . .  11
               (g)  Waivers . . . . . . . . . . . . . . . . . . . . . .  11
               (h)  Cooperation . . . . . . . . . . . . . . . . . . . .  11
               (i)  Opportunity to Review . . . . . . . . . . . . . . .  11
               (j)  Attorney's Fees . . . . . . . . . . . . . . . . . .  12
               (k)  Choice of Law . . . . . . . . . . . . . . . . . . .  12
               (l)  No Reliance . . . . . . . . . . . . . . . . . . . .  12
               (m)  Severability  . . . . . . . . . . . . . . . . . . .  12
               (n)  Entire Agreement  . . . . . . . . . . . . . . . . .  12
               (o)  Succession  . . . . . . . . . . . . . . . . . . . .  13

               (p)  Injunctive Relief . . . . . . . . . . . . . . . . .  13
               (q)  Independent Agreements and Remedies . . . . . . . .  13
               (r)  Representation of Westbrook . . . . . . . . . . . .  13
               (s)  Notice  . . . . . . . . . . . . . . . . . . . . . .  13
               (t)  Revocation  . . . . . . . . . . . . . . . . . . . .  14
               (u)  Third Party Beneficiary . . . . . . . . . . . . . .  15

                             CONSULTING, SEVERANCE

                         AND CONFIDENTIALITY AGREEMENT



                 This Consulting, Severance and Confidentiality Agreement (this "Agreement") is entered into by and between HUGH A. WESTBROOK ("Westbrook"), COLLIBROOK CONSULTANTS, INC. (the "Consultant"), ESTHER COLLIFLOWER ("Colliflower") and VITAS HEALTHCARE CORPORATION (the "Company") on _____________, 1996 [not less than eight days before the Effective Time of the Merger].

                                    RECITALS

                 A. Westbrook is a founder of the Company, has been instrumental in developing and expanding the business and operations of the Company and obtaining its financing, possesses valuable knowledge and skills with respect to such business, including trade secrets, and maintains strong ties with the business community significant to the business and growth of the Company.

                 B. Westbrook has served as Chairman of the Board of Directors and Chief Executive Officer of the Company, pursuant to an employment agreement which was made effective March 7, 1992, executed on December 18, 1992, as amended by the First Amendment to Employment Agreement dated as of June 4, 1993, between the Company and Westbrook and amended and restated by the Amended and Restated Employment Agreement dated September 12, 1994 (the "Employment Agreement"), which provides for his services in accordance with the terms thereof.

                 C. The parties anticipate that Apria Healthcare Group Inc. ("Apria") will acquire control of the Company under the terms of an Agreement and Plan of Merger, dated as of June 28, 1996, as amended, among Apria, its wholly-owned subsidiary, and the Company (the "Merger Agreement"), and that Westbrook, Apria and the Company will enter into a Noncompetition Agreement as of the effective time of the Merger (the "Noncompetition Agreement").

                 D. The Merger Agreement contemplates a termination of Westbrook's services as an employee, officer and director of Company and its subsidiaries and affiliates as of the Effective Date, the settlement of all employment related obligations of the Company to Westbrook (except as expressly provided herein) and the continuation of services through the Consultant under this Agreement.

                 E. Subject to the conditions of this Agreement, the Consultant will provide general and specialized consulting services to Company during the year following the Merger, and the Consultant, Westbrook and Colliflower will make additional commitments to preserve the Company's goodwill and enhance its other assets and relationships.

                 NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

         1.      Termination of Employment.

                 (a) Termination. Westbrook and the Company hereby agree that, from and after the effective time of the Merger (the "Effective Date"), the Employment Agreement will be cancelled and Westbrook will no longer be an employee, officer or director of the Company or any of its subsidiaries or affiliates and will be deemed to be retired from the Company. Westbrook acknowledges that, subject to the payments to be made under this Agreement, as of the Effective Date, he will have been paid all amounts to which he is entitled as a result of his active employment with or service to the Company or such subsidiaries or affiliates at or prior to the Effective Time, including all salary, incentives and perquisites, including but not limited to any and all accrued but unused vacation benefits.

                 (b) Return of Company Property. Except as contemplated by Section 2(a)(iv), Westbrook agrees to return to the Company promptly upon request all Company property, including, but not limited to, any Company car, memberships, keys, credit cards, documents, files and records of any kind whatsoever that he has in his possession or control (except for any Company property that Westbrook and the Company agree in writing is necessary to his provision of the Consulting Services as hereafter defined). The Company agrees to permit Westbrook to retain copies of certain documents contained in his office files that are personal in nature.

         2. Severance Payment and Benefits. Westbrook agrees with the Company that, notwithstanding anything in the Employment Agreement or any other agreement, oral or written, express or implied to the contrary, the following, together with amounts payable pursuant to Section 3 hereof, accurately reflect all of the compensation, benefits and perquisites payable or otherwise to be provided to or for services of Westbrook by the Company at or after the Effective Date and that neither Westbrook nor Consultant is entitled to any compensation, benefits, payments or perquisites except as set forth in the Noncompetition Agreement and this Agreement:

                 (a) Severance Payment. Westbrook will be entitled to receive a cash severance payment of $1,250,000 less the sum of (i) all required withholdings and deductions as contemplated by Section 2(e), (ii) any costs incurred by the Company in respect of benefits described in Sections 2(d),
(iii) the aggregate amount of all debts or obligations of Westbrook to the Company or any of its subsidiaries, (iv) the amount or the value of other



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
benefits, including any benefits under the SERP, and perquisites, including the assigned value of any retained memberships and other property listed on
Schedule 2(a)(iv) hereto, (v) the amount of the Company's Interest (including any bonus payments) in the Split Dollar Policy or the cash surrender value of the Split Dollar Policy, whichever is greater, [which interest/policy will be assigned to ________________ as of the Effective Date], and (vi) the amount of any required post-closing payments for services by the Company prior to the Effective Date, (collectively, the "Offsets"). The gross severance payment less the Offsets (the "Settlement Amount") shall become due and payable in lump sum on the Effective Date. (Any negative balance of the Settlement Amount may be offset against payments due under the Noncompetition Agreement.) This severance payment is for and in lieu of all accrued but unpaid wages and other compensation of any kind or nature, whether accrued or contingent, known or unknown, including vacation pay and any bonus, pension, retirement, severance, incentive, personal or other payments or benefits and (except as required by law) none thereof shall accrue or be owing on or after the Effective Date; provided, however, that Westbrook shall be entitled to receive any additional benefits (without reference to the Settlement Amount) under the 401(k) Savings Plan and Employee Stock Ownership Plan.

                 (b) Stock Options. Westbrook acknowledges that any and all of his rights under any and all of the stock options or other rights previously granted to Westbrook under any stock related benefit, arrangement or plan of the Company or otherwise have been settled, to his satisfaction, as of the Merger Date, in accordance with Section 5.4 of the Merger Agreement.

                 (c) Qualified Plan Payments. Commencing on the Effective Date, no further benefits shall accrue under any Company plan qualified under
Section 401(a) of the Internal Revenue Code or under any supplemental executive retirement plan (the "SERP") or under other plans covering active (as distinguished from retired) executive officers and/or employees including without limitation the Employee Stock Ownership Plan, the Performance Bonus Plan and the 401(k) Savings Plan. No benefits shall commence under the 401(k) Savings Plan (the "Retirement Plan") until Westbrook ceases to perform Consulting Services for Company (as provided under Section 3 hereof) or such earlier date as Company in its sole discretion (consistent with applicable qualification and other requirements) may permit. No benefits shall accrue under any employee benefit plan as a result of or in respect of the severance or any other payment made to Westbrook under this Agreement or the Noncompetition Agreement.

                 (d) COBRA Benefits. Westbrook shall have the option to convert and continue his health insurance on or after the Effective Date as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Westbrook acknowledges and agrees that, except as set forth in this Agreement, no other life, health, accident, disability or other insurance policies will be provided for him by the Company after the Effective Date.

                 (e) Taxes. All compensation, benefits and perquisites payable under this Section 2 shall be paid after any withholding for taxes or other charges and authorized deductions required (or permitted hereunder) to be withheld by the Company, including but not limited to any federal income taxes, any applicable state taxes, FICA, Medicare, and any similar state taxes or required state withholdings.

         3.      Consulting Services.

                 (a) Amount and Nature of Service. The Company hereby engages the Consultant to provide the services of Westbrook and Westbrook hereby agrees to serve on behalf of the Consultant until the 1st anniversary of the Effective Date (the "Consulting Term") at reasonable times and upon reasonable notice, as an advisor and consultant to the Company in all matters affecting its business, taking into account Westbrook's business, personal, philanthropic, governmental and political commitments and activities. The Consultant agrees to provide the services of Westbrook to perform its duties hereunder; provided, however, that in the event of the death or disability of Westbrook such services will be performed by Colliflower on behalf of the Consultant and further provided that in the event of death or disability of both Westbrook and Colliflower such services will be provided by an employee of the Consultant of comparable stature in the industry, reasonably satisfactory to the Company. Without limiting the foregoing, the Consultant agrees that the consulting services provided by Westbrook will include consultation with and assistance to the Company, whenever reasonably requested by either of the top two senior executive officers of Apria or the Company, in connection with issues involving acquisitions, operations, finance, industry conditions, legislation, litigation, any governmental or other regulations, or other developments involving or affecting the Company or any of its affiliated or associated entities. The Consultant agrees to cause Westbrook to provide such advice and consulting services and Westbrook agrees to provide them (collectively, the "Consulting Services") upon a request therefor communicated to him by either of the top two senior executive officers of the Company or Apria. During the Consulting Term, the Consultant shall cause Westbrook to use and he shall use his reasonable efforts and abilities to promote the Company's interests.

                 (b) Consulting Fee. In consideration of the Consulting Services to be performed during the term and provided those services are performed in accordance with the terms hereof, the Consultant shall be entitled to receive a consulting fee of $250,000, which shall be advanced on the Effective Date.

                 (c) Taxes. The Consultant agrees to accept exclusive liability for the payment of all federal and state taxes or contributions for unemployment insurance or old age pensions or annuities or social security payments which are measured by payments to the Consultant or the employees of the Consultant for the performance of the Consulting Services. Consultant agrees fully to defend, indemnify and hold harmless the Company from the payment of taxes, interest, penalties or contributions which are required of the Company by any government agency at any time as the result of payment of the amounts set forth in this Section 3 or which the Company may otherwise be compelled to pay (except to the extent required by law to be withheld and in fact withheld) by the Company. The Consultant further agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions. Westbrook guarantees the Consultant's payment obligations under this Section 3(c).

                 (d) Independent Contractor Relationship. This Agreement establishes between the Consultant and the Company an independent contractor relationship and all the terms and conditions of this Agreement shall be interpreted in light of that relationship. There is no intention to create, by way of this Agreement, an employer-employee relationship with Westbrook or Colliflower and neither Westbrook nor Colliflower shall serve as an officer or director of the Company. Except where expressly agreed upon in writing by an executive officer of Apria (an "Authorized Officer") or authorized by the Board, none of the Consultant, Westbrook or Colliflower shall have or represent that it, he or she has general authority to enter into, and nor shall enter into, any agreement or obligation on behalf of or in the name of the Company or any affiliate or otherwise purport to bind the Company or any affiliate.

                 (e) Business Expenses. The Consultant will be eligible to be reimbursed for reasonable business expenses (other than overhead) incurred in providing the Consulting Services to the Company in accordance with the Company's policy for independent contractors as in effect from time to time.

                 (f) Compliance; Conflicts. In rendering services hereunder, the Consultant and its employees and agents, including Westbrook and Colliflower, shall obtain and maintain all necessary or appropriate licenses, permits and registrations and shall comply with all applicable laws and regulations and policies of the Company. The Consultant shall ensure that Westbrook and Colliflower will not pursue any business opportunities which constitute or may constitute or appear to constitute a conflict of interest or which materially interfere with, delay, jeopardize or otherwise conflict with the Consultant's or their duties under this Agreement, without the prior written consent of an Authorized Officer, which (in the case of possible or apparent conflicts (as distinguished from actual conflicts)) shall not be unreasonably withheld.

                 (g) Work-Product Owned by Company. All information developed under this Agreement, of whatever type relating to the work performed under this Agreement, shall be the exclusive property of the Company. All writings, instruments or other items produced or assembled by Westbrook or Colliflower pursuant to this Agreement, shall be the exclusive property of Company.

                 (h) Events of Termination. The Consultant's services hereunder shall be terminated and all of its rights to retain consulting fees hereunder in respect of the remaining term shall terminate in the event that
(a) the Consultant or Westbrook (or, during any service by her, Colliflower) is found guilty by a court or regulatory body of having committed fraud or theft against the Company or any governmental entity or having committed a felony involving moral turpitude; (b) the Consultant, Westbrook or (during the period of her service to the Consultant) Colliflower, in the reasonable judgment of the Board, has compromised trade secrets or other proprietary information of the Company and such breach or compromise has a significant adverse effect on the Company; (c) Westbrook has breached in any material respect the terms of this Agreement and has failed to cure such breach within 30 days after written notice from the Company; (d) in the reasonable judgment of the Board, Westbrook or the Consultant has neglected or willfully failed or refused to perform material assigned duties and such failure or refusal continues for 30 days after written notice from the Company specifying the manner in which he has neglected, or willfully failed or refused to perform such duties; or (e) in the reasonable judgment of the Board, the Consultant or Westbrook engaged in gross or willful misconduct that causes substantial and material harm to the business, operations or reputation of the Company or a subsidiary or any affiliate.

If the Consultant or Westbrook fails or refuses to perform Consulting Services in the manner specified in this Section 3 and has failed to cure such breach within 30 days after written notice from the Company or the Company terminates the Consultant or Westbrook pursuant to any of the provisions of this Section 3(h), the Company shall so notify the Consultant and in addition to the other rights and remedies of the Company for breach of this Agreement, the Company may offset against the amount that is due and payable to Westbrook or the Consultant under any other agreement (including the Noncompetition Agreement) an amount equal to:

           $250,000 X (365 DAYS - NUMBER OF DAYS BEFORE TERMINATION)
                      ----------------------------------------------
                                  365 DAYS

         4.      General Release.
                 (a) Release of All Claims. In further consideration of the foregoing and the obligations undertaken by the Company pursuant to this Agreement [and the Noncompetition Agreement], Westbrook, on his own behalf and on behalf of his descendants, dependents, heirs, executors, successors, assigns and administrators hereby (1) covenants not to sue, (2) fully releases and discharges, and (3) agrees to indemnify and hold harmless the Company and each of its parent, subsidiary and/or related companies or entities, and each of its and/or their executors, administrators, partners, predecessors, successors, assigns, officers, directors, shareholders, representatives, attorneys, employees and agents, past and present, with respect to and from and against any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured, and whether or not concealed or hidden (collectively, the "Claims"), which Westbrook now owns or holds or has at any time heretofore owned or held or had, or may at any time own or hold or have, against the Company, including without limiting the generality of the foregoing, any Claims arising out of or in any way connected with (i) any transactions, occurrences, acts or omissions regarding or relating to his employment with the Company, or the termination of his employment, including without limitation any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991, the Americans with Disabilities Act, and the Family and Medical Leave Act of 1993, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

                 (b) ADEA Waiver. Westbrook expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Westbrook further expressly acknowledges and agrees that:

                 (1) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

                 (2) He was orally advised by Company and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

                 (3) He was given a copy of this Agreement on September __, 1996, and informed that he had at least 21 days within which to consider the Agreement; and

                 (4) He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

                 (c) Waiver of Known and Unknown Claims. It is the intention of Westbrook in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified; in furtherance of this intention Westbrook hereby expressly waives any and all rights and benefits conferred upon Westbrook by any statutory provision and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions. This release extends to unknown and unsuspected claims, demands and causes of action, if any, as well as to those relating to any other claims, demands and causes of action hereinabove specified. Westbrook makes this waiver with full knowledge of his rights, after adequate opportunity to consult with legal counsel.

                 Westbrook acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Westbrook hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Westbrook hereby understands and acknowledges the significance and consequence of such release and waiver.

                 (d) Indemnification. Westbrook warrants and represents that Westbrook has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Westbrook shall defend, indemnify and hold harmless Company from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

         5.      Confidentiality; Cooperation with Legal Process;
                 Non-Solicitation.

                 (a) Confidentiality. Westbrook and Colliflower each acknowledges that he and she has held a sensitive management position with the Company and will continue to perform services through Consultant for the Company as provided herein and that, by virtue of having held such position, they have had access to and have learned (and will continue to have access to and to learn) the Company's and its subsidiaries' and affiliates' confidential and proprietary information and trade secrets pertaining to its business and operations. Examples of such proprietary information and trade secrets include, but are not limited to, information as to Company's products, services, systems, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, other business arrangements or business plans, procedures, strategies (including acquisition strategies), customer lists, referral sources, lists of doctors, and other information concerning the Company's practices and procedures. The Consultant, Westbrook and Colliflower represent that they have held all such information confidential and will continue to do so and that none of them will disclose any such information to any other person, except as may be required by law or as may (with the consent of the Company) be necessary in furtherance of the performance of the Consulting Services hereunder. Without limiting the generality of the foregoing, each of them agrees that it will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning the Company, its subsidiaries, affiliates, operations, officers or directors, or any matters concerning their employment with or consulting for the Company. The Consultant, Westbrook and Colliflower each further agrees that any disclosure of any of the information referred to herein or any solicitation in violation of Section 5(c) hereof shall constitute a material breach of this Agreement and, in addition to other remedies available to the Company, shall entitle it to reimbursement any payments hereunder consistent with the formula in Section 3(h).

                 (b) Cooperation With Legal Process. The parties agree that no provision of this Section 5 or any other provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties or producing materials or giving testimony pursuant to a court proceeding, or restrict the Consultant in the performance of Consulting Services. The Consultant, Westbrook and Colliflower agree that if any of them receive a subpoena or is otherwise required by law to provide information to a governmental entity or other person concerning the activities of the Company or their activities in connection with the Company's business, they will immediately notify the Company of such subpoena or requirement and deliver to the Company a copy of such subpoena or other notice, unless such disclosure would in the opinion of a recognized legal expert on such matters, be prohibited by law.

                 (c) Non-Solicitation. The Consultant, Westbrook and Colliflower each agrees that it will not solicit any employee of the Company for employment or other services for itself, himself or any other entity.

                 (d) Nondisclosure of this Agreement. Each of the Consultant, Westbrook and Colliflower agrees that except for disclosures in the Proxy Statement/Prospectus for the Merger, they will keep the terms, amounts and facts of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement or the services to anyone except their respective attorneys or accountants, including, but not limited to, any past, present, or prospective employees of the Company or any of its parent, subsidiary or related companies or entities, except, in each case, as may be required by law or as permitted in writing by the Company or as may be necessary in furtherance of the performance of the Consulting Services hereunder.

         6.      Miscellaneous Provisions.

                 (a) Parachute Limitations. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore, concurrently or hereafter entered into by Westbrook with the Company or any subsidiary or affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 6(a) (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any subsidiary or affiliate for the direct or indirect compensation of Westbrook (including groups or classes of participants or beneficiaries of which Westbrook is a member), whether or not such compensation is deferred, is in cash, or is in the form of an option or other benefit to or for Westbrook (a "Benefit Plan"), neither Westbrook nor the Consultant shall have any right to receive any payment or other benefit under this Agreement, any Other Agreement, or any Benefit Plan if such right to exercise, payment, or benefit, taking into account all other rights, payments, or benefits to or for Westbrook or the Consultant under this Agreement, all Other Agreements, and all Benefit Plans, would cause any right, payment, or benefit to Westbrook or the Consultant under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"). In the event that the receipt of any such right to exercise or any other payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause Westbrook to be considered to have received a Parachute Payment under this Agreement, then Westbrook shall have the right, in Westbrook's sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, that should be reduced or eliminated so as to avoid having the right, payment, or benefit to Westbrook or the Consultant under this Agreement be deemed to be a Parachute Payment.

                 (b) Construction. Each party has cooperated in the drafting and preparation of this Agreement. Accordingly, this Agreement shall not be construed against any party on the basis that the party was the drafter.

                 (c) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photostatic copies of such signed counterparts may be used in lieu of the originals for any purpose.

                 (d) Consent to Jurisdiction. All judicial proceedings brought against the Company arising out of or relating to this Agreement must be brought in a state or federal court of competent jurisdiction in the State of California. All judicial proceedings brought against the Consultant, Westbrook or Colliflower, arising out of or relating to this Agreement must be brought in a state or federal court of competent jurisdiction in the State of Florida. By execution and delivery of this Agreement the parties accept for themselves, respectively, and in connection with their properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waive any defense of forum non conveniens and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement, in each respect to the maximum extent permitted by law.

                 (e) Enforceability Representation. Each party to this Agreement represents that this Agreement constitutes the legally valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                 (f) Consents. Each of the parties further represents that it is not required to submit any notice, report or other filing to or obtain any consent or approval from any governmental authority or third party under any agreement to which the party is a party or under any law to which it is subject in order to execute, deliver and perform this Agreement as contemplated hereby.

                 (g) Waivers. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

                 (h) Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

                 (i) Opportunity to Review. Westbrook and Colliflower each represent and agrees that he or she has discussed all aspects of this Agreement with an attorney of his or her choice, that he or she has carefully read and fully understands all of the provisions of this Agreement and that he, she and the Consultant are voluntarily entering into this Agreement.

                 (j) Attorney's Fees. In the event of any action by any party arising under or out of, in connection with or in respect of this Agreement, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable costs, expenses and attorneys' fees incurred in such action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.
                 (k) Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflicts of laws principles.
                 (l) No Reliance. The Consultant, Westbrook and Colliflower each represents and acknowledges that in executing this Agreement, none of them has relied and has not relied on any representations or statements made by Apria, the Company, or any of the Company's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

                 (m)      Severability.  Without limiting the provisions of
Section 4 hereof, should any provision of this Agreement be declared and/or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

                 (n) Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding concerning Westbrook's employment with and services to the Company, the termination of the employment relationship, Westbrook's voluntary resignation, the Consultant's relationship (and Westbrook's new role through the Consultant), and the other subject matter addressed herein between the parties (except for the Noncompetition Agreement between them dated as of the Effective Date, to the extent (if any) any such other subject matter may be deemed to overlap with certain provisions thereof). This Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including but not limited to any and all obligations of the Company under (i) the Employment Agreement; (ii) the Split-Dollar Agreement dated as of December 10, 1992 by and among the Company, Westbrook, and Martin Kalb, as Owner; (iii) the Indemnification Agreement dated as of June 28, 1994 by and between Company and Westbrook; (iv) the Stock Purchase Agreement dated as of December 17, 1991 among the Company, Westbrook and Esther T. Colliflower (except for the indemnity provisions in favor of the Company provided therein);
(v) the Stock Purchase Agreement dated as of June 4, 1993 by and between the Company and Westbrook; (vi) any SERP; and (vii) any other significant compensatory benefits. All of the Company's obligations under the Agreements referenced under (i) to (vii) above shall terminate as of the Effective Date. Any representation, promise or agreement not specifically included in the Agreements shall not be binding upon or enforceable against either party. This is a fully integrated agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                 (o) Succession. This Agreement shall inure to the benefit of and shall be binding upon Company, its successors and assigns, but without the prior written consent of the Consultant this Agreement may not be assigned other than to a transferee of all or a substantial part of the business and/or its associated goodwill or to a purchaser of more than 10% of the stock of Company or to Apria or any of its affiliates or subsidiaries. The obligations and duties of the Consultant, Westbrook and Colliflower hereunder shall be personal and not assignable.

                 (p) Injunctive Relief. The Consultant, Westbrook and Colliflower hereby acknowledge and agree that because of the unique services and relationships contemplated by Section 3 hereof and for other reasons, any breach of or default under this Agreement will cause damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled, without proof of actual damages, to such injunctive relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Section 5 hereof.

                 (q) Independent Agreements and Remedies. This Agreement is in addition to the Merger Agreement and the Noncompetition Agreement, and Company's rights and remedies under this Agreement, and the Noncompetition Agreement and under the Merger Agreement shall (except as otherwise expressly provided) be independent, separate and distinct but shall be cumulative.

                 (r) Representation of Westbrook. Westbrook represents that he shall render all services and perform all other obligations to be performed by the Consultant as provided in this Agreement, and that the Company shall have all rights, privileges and remedies granted to the Company in respect of the Consultant and may pursue the same against Westbrook, if the Consultant shall fail to perform.

                 (s) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed as follows:

                 If to the Company:

                          Vitas Healthcare Corporation
                          c/o Ray Noeker
                          Apria Healthcare Group, Inc.
                          94 Holmes Road
                          Newington, Connecticut 06111
                          Tel. No. 203/666-6199 x2306
                          Fax No. 203/666-5205

                 with a copy (which shall not constitute notice but shall be essential to a valid notice to Company) to:

                          Apria Healthcare Group Inc.
                          3560 Hyland Avenue
                          Costa Mesa, CA  92626
                          Attention:  Robert S. Holcombe, Esq.



                          Telecopy No.:  714/427-4332

                 If to the Consultant or Westbrook:

                          Reverend Hugh A. Westbrook
                          Collibrook Consulting Services Inc.
                          158 South Prospect Drive
                          Coral Gables, Florida  33133

                 with a copy (which shall not constitute notice) to:

                          Greenberg, Traurig, Hoffman, Lipoff,
                             Rosen & Quentel, P.A.
                          1221 Brickell Avenue
                          Miami, Florida  33131
                          Attention:  Martin Kalb, Esq.
                          Telecopy No.:  (305) 579-0717

                 If to Colliflower:

                             Esther T. Colliflower

                             ---------------------

                             ---------------------

                             ---------------------


                 (t) Revocation. This Agreement may be revoked by Westbrook at any time prior to the Effective Date; provided that a written notice of such revocation be signed by Westbrook and hand-delivered to and received by the Company prior to the

Effective Date at the address noted above. A copy of such notice shall be delivered also to Apria Healthcare Group, Inc. at the address noted above.

                 (u) Third Party Beneficiary. The parties agree that Apria and its subsidiaries shall be express third party beneficiaries of the Consultant's, Westbrook's and Colliflower's obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto, having first read the same, have set their names as of the date first written above.

         PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.





                                           __________________________________
                                           HUGH A. WESTBROOK

                                           Date of Execution:  __________, 1996


                                           VITAS HEALTHCARE CORPORATION


                                           By: _______________________________

                                           Title: ____________________________

                                           Date of Execution:  ___________, 1996



                                           COLLIBROOK CONSULTANTS, INC.


                                           By: _______________________________

                                           Title: ____________________________

                                           Date of Execution:  ___________, 1996



                                           __________________________________
                                           ESTHER COLLIFLOWER

                                           Date of Execution:  __________, 1996


ACKNOWLEDGED:

APRIA HEALTH CARE GROUP, INC.


By: __________________________

                               EXHIBIT 5.14(B)

                                      TO

                         AGREEMENT AND PLAN OF MERGER

                                 (APPENDIX A)










                            NONCOMPETITION AGREEMENT

                              MADE BY AND BETWEEN

                               HUGH A. WESTBROOK

                                      AND

                          VITAS HEALTHCARE CORPORATION

                             AS OF __________, 1996

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----
          RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

          1.   Substance and Scope  . . . . . . . . . . . . . . . . . .   2
          2.   Trade Secrets  . . . . . . . . . . . . . . . . . . . . .   2
          3.   Payments . . . . . . . . . . . . . . . . . . . . . . . .   3
          4.   Reasonableness of Restrictions and Enforceability  . . .   3
          5.   Miscellaneous Provisions . . . . . . . . . . . . . . . .   4
               (a)  Third Party Beneficiaries . . . . . . . . . . . . .   4
               (b)  Parachute Limitations . . . . . . . . . . . . . . .   4
               (c)  Construction  . . . . . . . . . . . . . . . . . . .   4
               (d)  Counterparts  . . . . . . . . . . . . . . . . . . .   4
               (e)  Consent to Jurisdiction . . . . . . . . . . . . . .   5
               (h)  Waivers . . . . . . . . . . . . . . . . . . . . . .   5
               (i)  Cooperation . . . . . . . . . . . . . . . . . . . .   5
               (j)  Opportunity to Review . . . . . . . . . . . . . . .   5
               (k)  Attorney's Fees . . . . . . . . . . . . . . . . . .   6
               (l)  Choice of Law . . . . . . . . . . . . . . . . . . .   6
               (m)  No Reliance . . . . . . . . . . . . . . . . . . . .   6
               (n)  Severable Covenants . . . . . . . . . . . . . . . .   6
               (o)  Entire Agreement; Changes . . . . . . . . . . . . .   6
               (p)  Succession  . . . . . . . . . . . . . . . . . . . .   6
               (q)  Injunctive Relief . . . . . . . . . . . . . . . . .   7
               (r)  Independent Agreements and Remedies . . . . . . . .   7
               (s)  Notice  . . . . . . . . . . . . . . . . . . . . . .   7


                            NONCOMPETITION AGREEMENT



                 This Noncompetition Agreement (this "Agreement") is made by and between HUGH A. WESTBROOK ("Westbrook") and VITAS HEALTHCARE CORPORATION (the "Company") and APRIA HEALTHCARE GROUP INC. ("Apria") as of __________, 1996.




                                    RECITALS

                 A. Westbrook is a founder and (until the date hereof) principal shareholder of the Company, has been instrumental in developing and expanding the business and operations of the Company and obtaining its financing, possesses valuable knowledge and skills with respect to such business, has had and will continue to have access to proprietary and confidential business and technical information of the Company, including its trade secrets, and maintains strong ties with the business community significant to the business and growth of the Company.

                 B. On the date hereof, Apria Healthcare Group Inc. ("Apria") is acquiring control of the Company under the terms of an Agreement and Plan of Merger, dated as of June 28, 1996, as amended, among Apria, its wholly-owned subsidiary, and the Company (the "Merger Agreement") pursuant to which Westbrook's shares and options in the Company are being converted into shares of Apria in the merger of Apria's wholly-owned subsidiary with and into the Company (the "Merger").

                 C. Apria has conditioned the Merger on the execution and delivery of this Agreement.

                 D. To induce Apria to enter into the Merger Agreement and to consummate the Merger, and to enable Apria to protect and preserve the value of the Company and of the business assets, capital stock and goodwill of the Company over which Apria gains control upon the consummation of the Merger, Westbrook has agreed to enter into this Noncompetition Agreement and provides certain covenants to the Company for the benefit of the Company and Apria.

                 E. Westbrook has entered into a Consulting, Severance and Confidentiality Agreement by and between Westbrook, Collibrook Consultants, Inc. ("Collibrook"), Esther Colliflower and the Company that becomes effective concurrently herewith (the "Consulting Agreement").

                 NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the Company and Westbrook and Apria hereby agree as follows:


         1. Substance and Scope. Westbrook agrees that until the day before the seventh anniversary or, with respect to trade secrets, the tenth anniversary of this Agreement, he will not, directly or indirectly, for his own benefit or as agent for another, carry on or participate in the ownership, management or control of, or be employed by, or serve as director of, or consult for, or license or provide know how to, or otherwise render services to, as a consultant, independent contractor or otherwise, or allow his name or reputation to be used in or by, any other present or future business enterprise providing or arranging for hospice, hospice care, home health care or similar services or otherwise directly or indirectly competing with the Company or its current or future subsidiaries or affiliates in any of the lines of business in which the Company or such subsidiaries or affiliates are now or during the term hereof engaged, throughout each and all of the United States of America to the maximum extent permitted by law (the "Locations"); provided that nothing contained herein shall limit the right of Westbrook, as an investor, to hold and make investments in securities of any corporation or other entity that competes in the lines of business in which the Company, its subsidiaries or its affiliates are engaged that (1) is owned indirectly by Westbrook through a venture capital or other similar type of fund and Westbrook's aggregate direct and indirect interests do not exceed 5% of the outstanding equity interests in such corporation or other entity or (2) is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided that the aggregate of all Westbrook's direct and indirect equity interests therein does not exceed 2% of the outstanding equity interests in such corporation or other entity.


         2. Trade Secrets. Westbrook acknowledges that he has held a sensitive management position with the Company and will continue to perform services for the Company as provided in the Consulting Agreement and that, by virtue of having held such position, he has had access to and has learned (and will continue to have access to and to learn) the Company's and its subsidiaries' and affiliates' confidential and proprietary information and trade secrets pertaining to its business and operations. Examples of such proprietary information and trade secrets include, but are not limited to, information as to Company's products, services, systems, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, other business arrangements or business plans, procedures, strategies (including acquisition strategies), customer lists, referral sources, lists of doctors, and other information concerning the Company's practices and procedures. Westbrook represents that he has held all such information confidential and will continue to do so and that he shall not disclose any such information to any other person, except as may be required by law or as may (with the consent of the Company) be necessary in furtherance of his performance of the Consulting Services under the Consulting Agreement. Without limiting the generality of the foregoing, Westbrook agrees that he will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning the Company, its subsidiaries, affiliates, operations, officers or directors. Westbrook further agrees that any disclosure by him of any of the information referred to herein shall constitute a material breach of this Agreement and, in addition to other remedies available to the Company, shall entitle it to cease any further payments hereunder.

         3. Payments. For the covenants in Sections 1 and 2, the Company agrees to pay Westbrook an aggregate amount of $7,000,000 payable in three installments as follows: $5,000,000 on the Effective Date, and $1,000,000 on each of the first two anniversaries of the Effective Date.

         4. Reasonableness of Restrictions and Enforceability. By virtue of the conversion of Westbrook's shares of the Company's Common Stock and options pursuant to the Merger Agreement, Westbrook shall be deemed a "seller" of the shares of a corporation. Given Westbrook's position as a seller, a founder, a former major shareholder, the former Chief Executive Officer and Chairman of the Board of the Company and his strong business and community ties significant to the business and growth of the Company, Westbrook acknowledges that the restrictions set forth in this section are reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of each of such restrictions is no greater than is necessary for the protection of the legitimate business interests of the Company, which include but are not limited to the Company's trade secrets and other valuable confidential business information, the Company's substantial relationships with prospective or existing customers, patients or clients, and goodwill associated with the Company's business. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision to that extent and in the particular jurisdiction in which such adjudication is made. Further, in the event that any restriction herein shall be found to be void or unenforceable for its term or scope but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, each of the parties hereby agrees that the applicable restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

         5.      Miscellaneous Provisions.

                 (a) Third Party Beneficiaries. The parties agree and intend that Apria and its subsidiaries and other affiliates are and will be express third party beneficiaries of the covenants set forth in this Agreement.

                 (b) Parachute Limitations. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore, concurrently or hereafter entered into by Westbrook with the Company or any subsidiary or affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 5(b) (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any subsidiary or affiliate for the direct or indirect compensation of Westbrook (including groups or classes of participants or beneficiaries of which Westbrook is a member), whether or not such compensation is deferred, is in cash, or is in the form of an option or other benefit to or for Westbrook (a "Benefit Plan"), Westbrook shall not have any right to receive any payment or other benefit under this Agreement, any Other Agreement, or any Benefit Plan if such right to exercise, payment, or benefit, taking into account all other rights, payments, or benefits to or for Westbrook under this Agreement, and Westbrook and/or the Consultant under the Consulting Agreement, all Other Agreements, and all Benefit Plans, would cause any right, payment, or benefit to Westbrook under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"). In the event that the receipt of any such right to exercise or any other payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause Westbrook to be considered to have received a Parachute Payment under this Agreement, then Westbrook shall have the right, in Westbrook's sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, that should be reduced or eliminated so as to avoid having the right, payment, or benefit to Westbrook under this Agreement be deemed to be a Parachute Payment.

                 (c) Construction. Each party has cooperated in the drafting and preparation of this Agreement. Accordingly, this Agreement shall not be construed against any party on the basis that the party was the drafter.

                 (d) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photostatic copies of such signed counterparts may be used in lieu of the originals for any purpose.

                 (e) Consent to Jurisdiction. All judicial proceedings brought against the Company arising out of or relating to this Agreement must be brought in a state or federal court of competent jurisdiction in the State of California. All judicial proceedings brought against Westbrook arising out of or relating to this Agreement must be brought in a state or federal court of competent jurisdiction in the State of Florida. By execution and delivery of this Agreement, the Company, Apria and Westbrook accept for themselves, respectively, and in connection with their properties, generally and unconditionally, to the extent permitted by law, the exclusive jurisdiction of the aforesaid courts and waive any defense of forum non conveniens and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement.

                 (f) Enforceability Representation. Each party to this Agreement represents that this Agreement constitutes the legally valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                 (g) Consents. Neither Westbrook nor the Company is required to submit any notice, report or other filing to or obtain any consent or approval from any governmental authority or third party under any agreement to which either the Company or Westbrook is a party in order to execute, deliver and perform this Agreement as contemplated hereby.

                 (h) Waivers. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

                 (i) Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

                 (j) Opportunity to Review. Westbrook represents and agrees that he has discussed all aspects of this Agreement with an attorney of his choice, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

                 (k) Attorney's Fees. In the event of any action by any party arising under or out of, in connection with or in respect of this Agreement, the prevailing party shall be entitled to reasonable costs, expenses and attorneys' fees incurred in such action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

                 (l) Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflicts of laws principles.

                 (m) No Reliance. Westbrook represents and acknowledges that in executing this Agreement, he does not rely and has not relied on any representations or statements made by the Company, or any of the Company's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

                 (n) Severable Covenants. The parties hereto intend that the covenants set forth in Sections 1 and 2 hereof shall be construed as a series of separate covenants, each consisting of the covenants set forth in Sections 1 and 2 for each of the Locations. Except for such Locations, all such separate covenants shall be deemed identical. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Without limiting the generality of Section 4 hereof, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

                 (o) Entire Agreement; Changes. This Agreement constitutes the entire agreement and final understanding between Westbrook and the Company and Apria concerning the subject hereof and supersedes any prior negotiations and all agreements whether existing, proposed or otherwise, whether written or oral, concerning the subject hereof, subject to provisions of other agreements that may expressly authorize an offset to any payments by the Company hereunder. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                 (p) Succession. This Agreement shall inure to the benefit of and shall be binding upon the parties and, as to the corporate parties, their respective successors and assigns, but without the prior written consent of Westbrook this Agreement may not be assigned other than to a transferee of all or a substantial part of the business and/or its associated goodwill or to a purchaser of more than 10% of the stock of Company or to Apria or any of its affiliates or subsidiaries. The obligations and duties of Westbrook hereunder shall be personal and not assignable.

                 (q) Injunctive Relief. Westbrook hereby acknowledges and agrees that any breach of or default under this Agreement will cause damage to the Company and Apria in an amount difficult to ascertain. Accordingly, in addition to any other relief to which Company may be entitled, Company and Apria shall be entitled, without proof of actual damages, to such injunctive relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Section 1 or 2 hereof.

                 (r) Independent Agreements and Remedies. This Agreement is in addition to the Merger Agreement and the parties' rights and remedies under this Agreement and under the Merger Agreement shall be independent, separate and distinct, but also shall be cumulative.

                 (s) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed as follows:

                 If to the Company:

                          Vitas Healthcare Corporation
                          c/o Ray Noeker
                          Apria Healthcare Group, Inc.
                          94 Holmes Road
                          Newington, Connecticut 06111
                          Tel. No. 203/666-6199 x2306
                          Fax No. 203/666-5205

                 with a copy (which shall not constitute notice but shall be essential to a valid notice to the Company) to:

                          Apria Healthcare Group Inc.
                          3560 Hyland Avenue
                          Costa Mesa, CA  92626
                          Attention:  Robert S. Holcombe, Esq.
                          Telecopy No.:  714/427-4332

                 If to Apria:  as set forth above

                 If to Westbrook:

                          Reverend Hugh A. Westbrook
                          158 South Prospect Drive
                          Coral Gables, Florida  33133

                 with a copy (which shall not constitute notice) to:

                          Greenberg, Traurig, Hoffman, Lipoff,
                             Rosen & Quentel, P.A.
                          1221 Brickell Avenue
                          Miami, Florida  33131
                          Attention:  Martin Kalb, Esq.
                          Telecopy No.:  (305) 579-0717


         IN WITNESS WHEREOF, the parties hereto, having first read the same, have set their names as of the date first written above.


                                             __________________________________
                                             HUGH A. WESTBROOK

                                             Date of Execution __________, 1996



                                             VITAS HEALTHCARE CORPORATION


                                             By:_______________________________

                                             Title: ___________________________

                                             Date of Execution __________, 1996




APRIA HEALTHCARE GROUP INC.


By: ______________________

Its: _____________________

                         ACKNOWLEDGEMENT AND AGREEMENT




                 Collibrook Consulting, Inc. agrees to be bound by the commitments of Hugh A. Westbrook in the foregoing NonCompetition Agreement to the same extent as Hugh A. Westbrook, to and for the benefit of the Company and Apria and their respective affiliates.




                                        COLLIBROOK CONSULTING, INC.



                                        By: _______________________

                                   APPENDIX B



                     [SIGNIFICANT SECURITYHOLDERS AGREEMENT]

                                                                      APPENDIX B

                     SIGNIFICANT SECURITYHOLDERS AGREEMENT

                                                                   June 28, 1996

Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California 92626
Attn: Jeremy M. Jones

Re: Agreement of Principal Securityholders Concerning Transfer and Voting of
    Securities of Vitas Healthcare Corporation (the "COMPANY")

     Each of the undersigned understands that you and the Company, of which the undersigned are securityholders, are prepared to enter into an Agreement and Plan of Merger dated as of June 28, 1996 (the "AGREEMENT") calling for the Merger of your wholly-owned subsidiary ("SUB") into the Company, but that you have conditioned your willingness to proceed with the Agreement upon your receipt from each of the undersigned of assurances satisfactory to you of each of the undersigned's support of and commitment to the Merger on the terms set forth in the Agreement.

     For valid consideration, the receipt of which is hereby acknowledged, and to evidence such commitment and induce you to enter into the Agreement, each of the undersigned hereby, in our capacity solely as a securityholder of Vitas, severally but not jointly, represents and warrants to you and agrees with you as follows:

     1. DEFINED TERMS. Capitalized terms not defined herein are used as defined in the Agreement.

     2. VOTING. Until August 31, 1996 or, if the Agreement is extended in accordance with its terms or by mutual written agreement of the parties thereto, such extended date, or, if the Agreement is terminated earlier than August 31, 1996 or such extended date by the Company under clause (iii) of Section 7.4 of the Agreement (i.e., the Company accepts a Competing Proposal in accordance with the provisions of Subsection 4.2.2) such earlier date, each of the undersigned
(a) will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially or held in any capacity by or under the control of any of the undersigned and entitled to vote in favor of the Merger and transactions contemplated by the Agreement and against any inconsistent actions, proposals or transactions and (b) will not claim or exercise any dissenter or appraisal rights with respect to the Merger.

     3. OWNERSHIP. As of the date of this letter agreement, each of the undersigned's only ownership of, or interest in, equity securities, including convertible securities, of the Company consists solely of the interests described in Schedule 1 hereto (collectively, the "Securities") (including if appropriate, a notation of any pledges of the Securities).

     4. EXCLUSIVE DEALING; RESTRICTION ON TRANSFER. Until August 31, 1996 or, if the Agreement is extended in accordance with its terms or by mutual written agreement of the parties thereto, such extended date, or, if the Agreement is terminated earlier than August 31, 1996 or such extended date by the Company under clause (iii) of Section 7.4 of the Agreement (i.e., the Company accepts a Competing Proposal in accordance with the provisions of Subsection 4.2.2) such earlier date, each of the undersigned, except as required by the Merger or as otherwise contemplated by the Agreement, will not sell, transfer, pledge or otherwise dispose of any of the Securities or any interest therein or agree to sell, transfer, pledge or otherwise dispose of any of the Securities or any interest therein or solicit offers to do or entertain discussions or negotiate to do any of the foregoing, without your express written consent.

     5. LEGENDS. Each of the undersigned securityholders agrees as promptly as possible to take reasonable steps to cause the certificates evidencing the Securities of such securityholder to be legended to refer to this letter agreement and the foregoing restrictions on transfer. By its acknowledgement, the Company agrees not to remove any legend without your advance written consent.

     6. AGREEMENTS TO SELL, EXCHANGE AND CONVERT. The undersigned holder or holders of the 9% Preferred hereby agree to sell the 9% Preferred to you for a cash price on the terms and conditions set forth in Subsection 2.1.4 and Section
5.16 and Subsection 6.2.7 of the Agreement. The undersigned holder or holders of the Warrants hereby agree to exchange the Warrants and all associated rights, preferences and restrictions set forth in the Investors Agreement dated December 17, 1991, for shares of your Common Stock on the terms and conditions set forth in Subsection 2.1.6 and Subsection 6.2.7 of the Agreement. The undesigned holders of the Series B Preferred hereby agree to convert such shares and all associated rights, preferences and restrictions set forth in the Stockholders' Agreement dated June 4, 1993, into shares of your Common Stock in accordance with the terms and conditions set forth in Subsections 2.1.5 and 6.2.8 of the Agreement.

     7. PRE- AND POST-MERGER SALE RESTRICTIONS; OTHER CONDITIONS. To the extent applicable to any securities of the Company held of record or beneficially by the undersigned securityholder, each such undersigned securityholder agrees to the terms and conditions contemplated by Sections and Subsections 2.1.7, 2.1.8, 2.1.9, 2.1.10, 2.1.11, 2.1.12, 2.2.8, 4.2, 5.1, 5.4, 5.10, 5.16, 6.2.7, 6.2.8,
6.2.9, and 6.2.11 of the Agreement, and each of the undersigned securityholders will execute such further agreements, documents and instruments and take such further actions including those contemplated by the foregoing Sections and Subsections as you may reasonably request to implement this letter agreement.

     8. WAIVER OF RIGHTS; TERMINATION OF AGREEMENTS. To the extent applicable to any securities of the Company held of record or beneficially by the undersigned securityholders each such undersigned securityholder hereby irrevocably waives any and all rights of first refusal and other similar rights, advance notice rights, election rights and other similar rights, and contractual and other pre-emptive rights and other similar rights, which would be in conflict with or variance from or which would otherwise be required or called for in order to effect the treatment of the Series B Preferred, 9% Preferred, Warrants and Stock Options as contemplated by the Merger and other transactions contemplated under the Agreement and which are contained in the Preferred Stock Certificates, the Warrants, the Investor Agreement, the Stockholders' Agreement and any stock option or other agreements entered into with the Company. Without limiting the foregoing, (a) the undersigned holder or holders of the 9% Preferred acknowledge that such waivers shall include without limitation a waiver of all rights under Section 8(b) of the 9% Preferred Certificate, (b) the undersigned holder or holders of the Warrants acknowledge that such waivers shall include without limitation a waiver of all rights under Section 6 of each of the Warrants, (c) the undersigned holder or holders of the Series B Preferred acknowledge that such waivers shall include without limitation a waiver of all rights under Section 4(g) of the Series B Preferred Certificate and (d) the undersigned who are "Investors" as such term is defined in the Stockholders' Agreement acknowledge that such waivers shall include without limitation a waiver of all rights under Section 3.9 et seq. of the Stockholders' Agreement. The Company, Apria, Sub and their respective outside accountants, counsel and financial advisors shall be entitled to rely upon the waivers set forth in this Paragraph 8 for the purposes of consummating the Merger and other transactions contemplated by the Agreement. Furthermore, the undersigned who are parties to the aforementioned Investors Agreement and Stockholders' Agreement agree to cause such agreements to be terminated as of the Closing Date, subject to consummation of the Merger.

     9. AFFILIATE LETTERS. Concurrently herewith, each of the undersigned is executing and delivering to you an affiliate letter in the form attached to the Agreement as Exhibit 5.10.1.

     10. INDEMNIFICATION. Each of the undersigned securityholders severally but not jointly agrees to indemnify you and Sub and hold you and Sub harmless from and against any Loss (as defined below) that you or Sub may incur, directly or indirectly, as a result of any breach of this letter agreement or any material misrepresentation or omission in the Proxy Statement in respect of information with respect to such securityholder provided you furnish to the affected securityholder an opportunity to review and comment on any such information prior to any use thereof.

     As used herein, "LOSS" means any cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person; provided, however, that no undersigned securityholder shall have any obligation under this Section 10 for any amounts paid in settlement unless such undersigned securityholder shall have consented to such settlement (such consent not to be unreasonably withheld).

     This indemnity will survive the Merger for a period of one year.

     11. SUCCESSION; REMEDIES. Upon your acceptance and execution of the Agreement, this letter agreement will mutually bind and benefit you and each of the undersigned, any of the undersigned's heirs, successors and assigns and any of your successors. You will not assign any of your rights or obligations under this letter agreement other than to one of your wholly-owned subsidiaries. Each of the undersigned agrees that in light of the inadequacy of damages as a remedy, specific performance will be available to you, in addition to any other remedies you may have for the violation of this letter agreement.

     12. NATURE OF HOLDINGS; SECURITIES. All references herein to each of the undersigned's holdings of the Securities are deemed to include Securities held or controlled by any of the undersigned individually, jointly (as community property or otherwise), in trust (excluding the ESOP), by or through partnerships or other entities or in any other capacity, and will extend to any securities, cash or other property issued to any of the undersigned by the Company in respect of the Securities prior to the Effective Time.

     13. TERMINATION. If the Agreement terminates in accordance with its terms other than because of any securityholder's default, misrepresentation or breach under this letter agreement, this letter agreement will also terminate. Nothing in this Paragraph 13 shall affect the period of time in which by their terms Paragraphs 2 and 4 remain in effect.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

                                          Very truly yours,

/s/ Esther Colliflower                    /s/ Hugh A. Westbrook
-------------------------------------     -------------------------------------
  Esther Colliflower                      Hugh A. Westbrook


                                          /s/ Carole S. Westbrook
                                          -------------------------------------
                                          Carole S. Westbrook


COLLIFLOWER FAMILY                        WESTBROOK FAMILY PARTNERSHIP, LTD.
  PARTNERSHIP, LTD.                       By: Westbrook Family Corporation
                                              (its General Partner)
By: The Colliflower Family Corporation
    (its General Partner)                 By: /s/ Hugh A. Westbrook
                                              -------------------------------
By: /s/ Esther T. Colliflower                 Hugh A. Westbrook
    -------------------------------           President
    Esther T. Colliflower
    President
                                          GALEN PARTNERS II, L.P.

OCR HOLDING COMPANY                       By: GWW Partners, L.P.
                                              (its General Partner)
By: /s/ Naomi C. Dallob
    -------------------------------       By: /s/ William R. Grant
    Naomi C. Dallob                           -------------------------------
    Secretary                                 William R. Grant
                                              General Partner

CHEMED CORPORATION                        GALEN PARTNERS INTERNATIONAL II, L.P.

By: /s/ Timothy S. O'Toole                By: GWW Partners, L.P.
    -------------------------------           (its General Partner)
    Timothy S. O'Toole
    Executive Vice President

                                          By: /s/ William R. Grant
WARBURG, PINCUS INVESTOR                      -------------------------------
                                              William R. Grant
                                              General Partner
By: Warburg Pincus & Co.
    (its General Partner)                 GALEN EMPLOYEE FUND, L.P.

By: /s/ Patrick T. Hackett                By: /s/ Bruce F. Wesson
    -------------------------------           -------------------------------
    Patrick T. Hackett                        Bruce F. Wesson
    Partner                                   General Partner

ACCEPTED:                                 AGREED TO THE EXTENT APPLICABLE:
APRIA HEALTHCARE GROUP INC.               VITAS HEALTHCARE CORPORATION

By: /s/ Jeremy M. Jones                   By: /s/ Hugh A. Westbrook
    -------------------------------           -------------------------------

                                   APPENDIX C



                 [FAIRNESS OPINION OF VITAS' FINANCIAL ADVISOR]

                                                                      APPENDIX C

                                                                   June 28, 1996

Board of Directors
Vitas Healthcare Corporation
100 South Biscayne Boulevard
Miami, Florida 33131

Ladies and Gentlemen:

     We understand that Apria Healthcare Group, Inc. ("APRIA"), Vitas Healthcare Corporation (the "COMPANY"), and Apria Number Two, Inc., a wholly owned subsidiary of Apria ("MERGER SUB"), have entered into an Agreement and Plan of Merger, dated as of June 28, 1996 (the "MERGER AGREEMENT"), which provides for, among other things, the merger of Merger Sub into the Company (the "MERGER"). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Apria and each issued and outstanding share of common stock, par value $.001 per share ("COMMON STOCK") of the Company, other than any shares of Common Stock of the Company owned by Apria or any subsidiary of Apria or by the Company or any subsidiary of the Company, will be converted into the right to receive a number of shares of common stock, par value $.001 per share of Apria ("APRIA COMMON STOCK"), equal to the Exchange Ratio (as defined in the Merger Agreement). The Merger is intended to be accounted for as a "pooling of interests," and with your consent, we have assumed the same to be true. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of Common Stock of the Company other than Apria and its affiliates pursuant to the Merger Agreement is fair from a financial point of view to such holders. Our opinion only addresses consideration to be received by the holders of Common Stock of the Company pursuant to Article II and other applicable provisions of the Merger Agreement.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

        (i) The Merger Agreement and the Significant Securityholders Agreement dated as of June 28, 1996, as referred to in the Merger Agreement;

        (ii) Apria and its predecessors' Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995 and Form 10-Q for the quarter ended March 31, 1996;

        (iii) publicly available information concerning the industry which Furman Selz believed to be relevant to its inquiry;

        (iv) financial and operating information with respect to the business, operations and prospects of the Company furnished to Furman Selz by the Company and of Apria supplied to Furman Selz by Apria;

        (v) a comparison of the financial positions and operating results of the Company and Apria with those of publicly traded companies Furman Selz deemed relevant;

        (vi) certain publicly available information concerning the trading of and the market for Apria Common Stock; and

        (vii) a comparison of certain financial terms of the Merger to certain financial terms of selected business combinations Furman Selz deemed relevant.

     We have also met with certain officers and employees of the Company and Apria concerning their respective businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have not visited or conducted a physical inspection of the properties and facilities of the Company or Apria (although we have visited each company's headquarters), nor have we assumed any responsibility for any independent evaluation or appraisal of any such properties and facilities or of the assets and liabilities of the Company or Apria. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not assumed any responsibility for independent verification of such information. In addition, we have assumed that the Company's and Apria's forecasts and projections supplied to us represent the best currently available estimates and judgments of the Company's and Apria's management as to the expected future financial condition and results of operations of the Company and Apria, and have assumed that such forecasts and projections have been reasonably prepared based on such currently available estimates and judgments. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

     We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof.

     We do not express any view as to any terms of the Merger other than the fairness from a financial point of view of the consideration to be received by the holders of Common Stock of the Company. Our opinion is necessarily based on economic market, financial and other conditions as they exist on, and information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion, but if requested we will do so. We are making no projection or providing any assurance herein, as to the prices at which Apria Common Stock will actually trade at any time.

     It is understood that this letter is for the benefit and use of the Company in its consideration of the Merger and is not for the benefit of, and does not convey any rights or remedies to, any other person. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger.

     We hereby consent to the Company's delivery to Apria, as contemplated in the Merger Agreement, of a copy of this opinion for use in the Form S-4 (as defined in the Merger Agreement).

As you are aware:

          (i) Furman Selz has previously rendered certain investment banking and financial advisory services to the Company and provided a fairness opinion dated December 17, 1991 to the Board of Directors of the Company with regard to the issuance and sale to a corporate purchaser of 9% Cumulative Nonconvertible Preferred Stock, the purchase of all of the outstanding shares of common stock of Hospice, Inc. (now a subsidiary of the Company) from Hugh Westbrook and Esther Colliflower, and the repurchase of certain shares of Common Stock of the Company from a director who was also then an officer and principal stockholder. Furman Selz was paid investment banking fees for providing such services and rendering such opinion.

          (ii) Furman Selz acted as financial advisor to the Company in connection with its latest equity financing and the related stock repurchases in June 1993, and participated on behalf of the Company in the negotiations relating thereto. Furman Selz was paid investment banking fees for providing such services.

          (iii) Furman Selz rendered a fairness opinion dated February 14, 1995 to the Company regarding the acquisition of Community Hospice Care, Inc., a California corporation, and its affiliated partnerships. Furman Selz was paid investment banking fees for providing such services.

          (iv) An affiliate of Furman Selz, Furman Selz Ventures, L.P., currently owns 145,000 shares of Common Stock of the Company purchased in 1992 at $3.58 per share.

          (v) In the ordinary course of our business, we may actively trade in the equity securities of Apria for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     We do not believe the facts described in clauses (i)-(v) above affect our qualifications to render this opinion.

     Furman Selz will receive a fee for its services to the Company in connection with rendering this opinion. In addition, Furman Selz will receive a fee in connection with the Merger and the Company has agreed to reimburse Furman Selz for certain out-of-pocket expenses, and to indemnify Furman Selz for certain liabilities arising from the delivery of this opinion.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be received by the holders of the Common Stock of the Company in the Merger is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          FURMAN SELZ LLC

                                  APPENDIX D



                 [SECTION 262 OF THE GENERAL CORPORATION LAW
                          OF THE STATE OF DELAWARE]

                                   APPENDIX D

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

         262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing, from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX E








                  [APRIA'S ANNUAL REPORT ON FORM 10-K FOR THE
                FISCAL YEAR ENDED DECEMBER 31, 1995, AS AMENDED]

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
(Mark One)

[X]               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)
                   For the Fiscal Year Ended December 31, 1995
                                       OR
[ ]             TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                          Commission File No. 000-19854

                           APRIA HEALTHCARE GROUP INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                       33-0488566
 (State of other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                          Identification)

       3560 HYLAND AVENUE                                     92626
        COSTA MESA, CA                                    (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (714) 427-2000

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                                (Title of class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes  X   No
                                       ---     ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
           ---

As of February 29, 1996, there were outstanding 50,245,452 shares of the Registrant's Common Stock, par value $0.001 ("Common Stock"), which is the only class of Common Stock of the Registrant. As of February 29, the aggregate market value of the shares of Common Stock held by non-affiliates of the Registrant, computed based on the closing sale price of $31.25 per share as reported by Nasdaq, was approximately $1,515,996,313.

                       DOCUMENTS INCORPORATED BY REFERENCE
The information called for by Part III is incorporated by reference to the definitive Proxy Statement for the 1996 Annual Meeting of Stockholders of the Registrant which will be filed with the Securities and Exchange Commission not later than 120 days after December 31, 1995.

                                     PART I

ITEM 1.  BUSINESS

GENERAL

         Apria Healthcare Group Inc. ("Apria Healthcare" or the "Company") provides and/or manages comprehensive integrated homecare services including home infusion therapy, home respiratory therapy, home medical equipment, women's healthcare and nursing. The Company also coordinates the care of patients who may require any of the aforementioned services or a combination thereof. The Company provides its services through 350 branch locations which serve patients in 48 states.

         On June 28, 1995, Homedco Group, Inc. ("Homedco") merged with and into Abbey Healthcare Group Incorporated ("Abbey") to form the Company. In connection with the merger transaction (the "merger"), the Company issued 21,547,529 shares of its Common Stock for 15,391,092 issued and outstanding shares of Abbey Common Stock and 26,034,612 shares of its Common Stock for 13,017,306 issued and outstanding shares of Homedco Common Stock. The merger has been accounted for under the pooling-of-interests method of accounting. Accordingly, the historical financial statements for periods prior to the consummation of the merger have been restated as though the companies had been combined. The restated financial statements, included herewith, have been adjusted to conform the differing accounting policies of the separate companies.

         On September 30, 1994, the Company sold its 51% interest in Abbey Pharmaceutical Services, Inc. to Living Centers of America, Inc. ("Living Centers") for cash consideration of $20.3 million and warrants to purchase 247,500 shares of Living Centers common stock for $35.00 per share.

         On January 2, 1994, the Company acquired the outstanding stock of Protocare, Inc. ("Protocare") for a cash payment of $11.9 million plus direct acquisition costs of $3.7 million. In addition, pursuant to an earnout provision, as amended in June 1994, approximately 979,000 shares of Common Stock valued at $11.6 million were issued in February 1995 to the former Protocare stockholders.

         On November 10, 1993, the Company acquired the outstanding stock of Total Pharmaceutical Care, Inc. for a cash payment of $154.2 million plus direct acquisition costs of $9.4 million and the issuance of approximately 2,002,000 shares of Common Stock valued at $33.5 million.

         On August 7, 1992, the Company acquired substantially all of the business and assets of Glasrock Home Healthcare, Inc. for a cash payment of $68.4 million plus the assumption of liabilities amounting to $3.3 million and direct acquisition costs of $11.4 million

         The Company was incorporated in 1991 in the state of Delaware.


LINES OF BUSINESS

         Apria Healthcare derives substantially all of its revenue from the home healthcare segment of the healthcare market in principally three service lines: home infusion therapy, home respiratory therapy and home medical equipment. In all three lines, the Company provides patients with a variety of clinical services, related products and supplies, most of which are prescribed by a physician as part of a care plan. These services include high-tech infusion nursing, respiratory care and pharmacy services, educating patients and their caregivers about their illness and instructing them on the proper use of products in the home, monitoring patient compliance with individualized treatment plans, reporting to the physician and/or managed care organization, maintaining equipment and processing claims to third party payors. Approximately 35% of the Company's business is derived from managed care organizations for its integrated service offerings, with the remainder being derived from traditional referral/payor sources. The Company purchases or rents the products needed to provide services to its patients.

         The following table sets forth a summary of revenues by source, expressed as percentages of total net revenues:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                 1995         1994         1993
                                                                                 ----         ----         ----

         Infusion therapy..................................................     24%            25%          15%
         Respiration therapy...............................................     53             54           61
         Home medical equipment/other......................................     23             21           24
                                                                               ---            ---          ---
         Total net revenues................................................    100%           100%         100%
                                                                               ===            ===          ===


         INFUSION THERAPY. Home infusion therapy involves the administration of nutritional supplements, anti-infectives and other intravenous and injectable medications. Depending on the therapy, a broad range of venous access devices and pump technology may be used to facilitate homecare and patient independence. Apria Healthcare employs licensed pharmacists, registered nurses and dietitians who have specialized skills in the delivery of home infusion therapy. The Company currently operates 60 pharmacy locations to serve its home infusion patients. Following is a brief description of the major therapies:

         Anti-infective Therapy. Anti-infective therapy typically is a short-duration therapy involving the infusion of antibiotic, antiviral or antifungal drugs into the patient's bloodstream in order to treat a variety of infections and diseases, including osteomyelitis, endocarditis, post-surgical wound infections, AIDS-related infections and urinary tract infections. Generally, anti-infectives are administered intravenously from one to six times per day for a period of several days to several weeks.

         Total Parenteral Nutrition Therapy. Total parenteral nutrition ("TPN") is the intravenous provision of life-sustaining nutrients, acting as a replacement for normal food intake, to patients with a gastrointestinal illness or dysfunction. TPN therapy is usually administered over a period of months with some patients continuing therapy for longer periods due to chronic conditions.

         Enteral Nutrition Therapy. Enteral nutrition is the delivery of nutrients directly through a feeding tube to a patient's partially functioning gastrointestinal tract to accommodate an inability to intake food normally. Enteral nutrition therapy is often administered over a long period, generally for more than six months.

         Pain Management. Pain management is the intravenous or intraspinal administration of analgesic drugs to patients suffering chronic pain from terminal or chronic conditions, such as cancer or AIDS.

         Chemotherapy. Chemotherapy is the intermittent or continuous intravenous administration of drugs to patients with various types of cancer. Although most chemotherapy is administered in physicians' offices, the development of new continuous delivery pumps and antiemetic drugs has allowed for the administration of chemotherapy in the home and other ambulatory settings.

         Chronic Condition Therapy. Chronic condition therapy is the intravenous or injectable administration of drugs to treat congenital or acquired chronic conditions, such as Prolastin(R) therapy for patients with congenital emphysema, human growth hormone therapy for pediatric patients with growth hormone deficiencies, blood clotting factor therapy for patients with hemophilia, and intravenous immunoglobulin ("IVIG") therapy for immune-deficient or immunosuppressed patients.

         Other Therapies. New infusion delivery devices and medications that address a broad range of patient conditions, such as complications or side effects associated with solid organ and bone marrow transplantation, HIV/AIDS and cancer, continue to emerge for use in the home setting. Among the other therapies provided by the Company are colony stimulating factors, chelation therapy for patients with iron overload, dobutamine for patients with congestive heart failure ("CHF"), and hydration therapy for patients with dehydration or hyperemesis due to pregnancy.

         RESPIRATORY THERAPY. The Company provides home respiratory therapy services to patients with a variety of conditions, including chronic obstructive pulmonary disease ("COPD", e.g., emphysema, chronic bronchitis and asthma), cystic fibrosis and neurologically-related respiratory conditions. Apria Healthcare employs a clinical staff of respiratory care professionals to provide support to its home respiratory therapy patients, according to physician-directed treatment plans.

         A majority of the Company's respiratory therapy revenues are derived from the provision of oxygen systems, nebulizers (devices to aerosolize medication) and home ventilators. The remaining respiratory revenues are generated from the provision of apnea monitors used to monitor the vital signs of newborns, continuous positive airway pressure ("CPAP/BiPAP") devices used to control adult sleep apnea and other respiratory therapy products.

         The Company has developed a home respiratory medication service, which is fulfilled through the Apria Pharmacy Network ("APN"). Through APN, the Company offers its patients physician-prescribed medications along with the nebulizer through which they are administered. This comprehensive program offers patients and payors a broad base of services from one source, including medications in a premixed unit dose form, professional respiratory clinical training and support and claims processing.

         HOME MEDICAL EQUIPMENT/OTHER. Apria Healthcare's primary emphasis in the home medical equipment line of business is on the provision of patient room equipment, principally hospital beds and wheelchairs, to its patients receiving respiratory or infusion therapy. The Company's integrated services approach allows patients and managed care systems accessing either respiratory or infusion therapy services to also access needed home medical equipment through a single source.

         As Apria Healthcare's managed care organization customer base has grown, the Company has recognized the need to expand its ability to manage ancillary provider networks on behalf of the managed care organization. The Company may facilitate the referral process for ancillary services, such as hospice care, physical and occupational therapy, and traditional home health nursing services, depending on the needs of the managed care organization and in accordance with state regulatory policy. Such networks must be credentialed and qualified by Apria Healthcare's Clinical Services department.

         Although still in its developmental stage, the Company offers a comprehensive program of women's health services primarily related to the continuous care associated with pregnancy and childbirth. The range of programs includes telephonic risk assessment and prenatal education, early discharge services, home uterine activity monitoring of high-risk cases and tocolytic therapy for women with signs and symptoms of premature labor. These programs are supported centrally, managed locally and primarily targeted to the Company's existing managed care organization customer base.


ORGANIZATION AND OPERATIONS

         Organization. In connection with the merger, the Company adopted a plan to restructure and consolidate its operating locations and administrative functions within specific geographic areas. At the end of 1995, 105 of the planned 120 branch consolidations had been completed. The branches are organized into four geographic zones, which are further divided into 21 geographic regions. Each region is operated as a separate business unit and consists of a number of branches which are typically clustered within 100 miles of the region office. The region office provides each of its branches with key support services such as billing, purchasing and equipment repair. This structure is designed to create operating efficiencies associated with centralized services while promoting responsiveness to local market needs.

         Operating Systems and Controls. Apria Healthcare has developed comprehensive operational policies and procedures which are utilized to run the business on a day-to-day basis. Through experience, the Company also has developed performance indicators which measure operating results against expected thresholds, allowing all levels of management to identify, monitor and adjust areas requiring improvement. Operating models with strategic targets have been developed to move the Company toward more effectively managing the clinical and distribution areas of its business. The Company's management team is compensated using performance-based incentives focused on revenue growth, timely cash collections and improvement in operating income. The Company's management information systems enable this information to be collected and analyzed and also provide all accounts receivable billing and collection processing.

         In connection with the restructuring plan, the Company decided to standardize its branch information systems onto a common IBM AS/400-based system. Through the end of 1995, approximately 225 system conversions had occurred. The remaining system conversions are expected to be completed by the end of the third quarter of 1996. With the increasing emphasis being placed on cost efficiencies by healthcare payors, the Company has begun to package data available through its system for managed care organizations, which enables more effective monitoring of utilization and costs. The Company believes that this capability provides an important competitive advantage.

         Accounts Receivable Management. The Company derives substantially all its revenues from third party payors, including private insurers, managed care organizations, Medicare and Medicaid. For 1995, approximately 33% and 10% of the Company's net revenues were derived from Medicare and Medicaid, respectively. Each third party payor generally has specific claims requirements. The Company has policies and procedures in place to manage the claims submission process, including verification procedures to facilitate complete and accurate documentation.

         The Company's computer systems are integral to the claims submission process and are capable of producing claims in accordance with individual payor specifications. In addition, the majority of Medicare claims are processed electronically, thus facilitating prompt payment. The Company is capable of submitting claims electronically to other third party payors capable of receiving claims submissions in this manner. The Company's comprehensive in-house information systems department provides for quick adjustment to regulatory or reimbursement changes.


MARKETING

         The Company markets its services to managed care organizations, hospitals, physicians, medical groups, home health agencies and case managers through its field sales force. The following marketing initiatives address the requirements of its referring customers:

         ApriaDirect. ApriaDirect is a comprehensive Company program which allows managed care organizations and other customers to access the full range of Apria services as well as network-managed services (home health, supplies, etc.) through a single central telephone number (1-800-APRIA-88) and center. The program consolidates order intake and complex care management, billing and outcome reporting for clients with broad product and geographic needs.

         JCAHO Accreditation. The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") is a nationally recognized organization which develops standards for various healthcare industry segments and monitors compliance with those standards through voluntary surveys of participating providers. As the home healthcare industry has grown, the need for objective quality measurements has increased. JCAHO accreditation entails a lengthy review process which is conducted every three years. Accreditation is increasingly being considered a prerequisite for entering into contracts with managed care organizations at every level. Because accreditation is expensive and time consuming, not all providers choose to undergo the process. In part because of its leadership role in establishing quality standards for home healthcare and its active and early participation in this process, Apria Healthcare is viewed favorably by referring healthcare professionals. The Company's 350 branch locations are all accredited by or in the process of receiving accreditation from JCAHO.

         Care Management Programs. As more alternate site healthcare is managed and directed by various managed care organizations, new methods and systems are sought to simultaneously control costs and improve outcomes. Apria Healthcare has developed a series of diagnosis-specific care management programs designed to proactively manage patients in conjunction with a managed care partner and the patient's physician in an alternate site setting. These programs include patient and environmental assessments, screening/diagnostics, patient education, clinical monitoring, pharmacological management, utilization reporting and outcome reporting. Mutually established goals for inpatient hospital day reductions are a portion of the basis for provider compensation. Diagnosis-specific programs include Asthma, COPD and a broad-based program targeting diagnoses with high potential for home health utilization and hospital day reductions.


SALES

         The Company employs approximately 350 sales professionals whose primary responsibility is to target key customers for all lines of business. Key customers include but are not limited to managed care organizations, hospital-based healthcare professionals, and physicians and their staffs. Sales professionals are afforded the necessary clinical and technical training to represent the Company's major service offerings of home infusion therapy, home respiratory therapy and home medical equipment. As the sales force becomes increasingly involved with managed care clients, their working knowledge of pricing and specialty-care management programs is being enhanced as well.

         An integral component of the Company's overall sales strategy is to increase volume through a variety of contractual relationships with both managed care organizations and other healthcare providers. Managed care organizations have grown substantially in terms of the percentage of the U.S. population that is covered by such plans and in terms of their influence over an increasing portion of the healthcare economy. Managed care plans are consolidating, increasing their influence over the delivery and cost of healthcare services. The Company believes this trend will continue. As a result, the Company focuses a significant portion of its marketing efforts and specialized sales resources on managed care organizations to develop mutually beneficial risk sharing programs, including capitation arrangements. Managed care organizations already represent a significant portion of the Company's business in several of its primary metropolitan markets. No one account, however, represented more than 5% of the Company's net revenues for 1995. Among its managed care agreements, the Company has contracts with Aetna Health Plans, Foundation Health, Health Insurance Plan of New York, Kaiser Permanente, PacifiCare Health Systems, Inc. and United HealthCare Corporation. The Company also offers discount agreements and various fee-for-service arrangements to hospitals or hospital systems, such as Columbia/HCA Healthcare Corporation, whose patients have home healthcare needs.


COMPETITION

         The segment of the healthcare market in which the Company operates is highly competitive. In each of its lines of business there are a limited number of national providers and numerous regional and local providers.

         The competitive factors most important in Apria Healthcare's lines of business are its wide geographic coverage, the ability to develop and maintain contractual relationships with managed care organizations, price of services, ease of doing business, quality of care and service and reputation with referring customers, including local physicians and hospital-based professionals. Additionally, it is increasingly important to be able to both offer and integrate a broad range of homecare services through a single source. The Company believes that it competes effectively in each of its business lines with respect to all of the above factors and that it has an established record as a quality provider of home infusion therapy and respiratory therapy as reflected by its JCAHO accreditation. The Company also believes that its integrated line of home healthcare products and services broadens its appeal to local healthcare professionals and to managed care organizations.

         Other types of healthcare providers, including hospitals, home health agencies and health maintenance organizations, have entered, and may continue to enter, Apria Healthcare's various lines of business. Depending on their individual situation it is possible that competitors of the Company may have or may obtain significantly greater financial and marketing resources than the Company.


GOVERNMENT REGULATION

         The federal government and all states in which the Company currently operates regulate various aspects of the Company's business. In particular, the operations of the Company's branch locations are subject to federal laws regulating the repackaging and dispensing of drugs (including oxygen), the maintenance and tracking of certain life-sustaining and life-supporting equipment, the handling and disposal of medical waste and interstate motor-carrier transportation. The Company's operations also are subject to state laws governing pharmacies, nursing services and certain types of home health agency activities. Certain of the Company's employees are subject to state laws and regulations governing the ethics and professional practice of respiratory therapy, pharmacy and nursing. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect expansion of the Company's business and could prevent the location involved from offering certain products and services to patients.

         As a provider of services under the Medicare and Medicaid programs, the Company is subject to the Medicare and Medicaid fraud and abuse laws. These laws prohibit any bribe, kickback or rebate in return for the referral of Medicare or Medicaid patients. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. In addition, several states in which the Company operates have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between healthcare providers, if such arrangements are designed to induce or encourage the referral of patients to a particular provider. Possible sanctions for violation of these restrictions include loss of licensure and civil and criminal penalties. Such statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Recently, the federal government has made a policy decision to significantly increase the financial resources allocated to enforcing the fraud and abuse laws. In addition, private insurers and various state enforcement agencies have increased their level of scrutiny of healthcare claims in an effort to identify and prosecute fraudulent and abusive practices in the healthcare area. Moreover, both the federal government and various state legislatures have enacted bans on the practice of so-called "physician self-referrals." Finally, recent enforcement activity and resulting case law developments have increased the legal risks of engaging in joint venture arrangements with physicians.

         Apria Healthcare maintains several programs designed to minimize the likelihood that the Company would engage in conduct or enter into contracts violative of the fraud and abuse laws. All contracts of the types subject to these laws are reviewed and approved at the corporate level. The Company maintains an extensive contract compliance review program conducted by outside counsel reporting solely to the corporate office. The Company also maintains various educational programs designed to keep its managers updated and informed on developments with respect to the fraud and abuse laws and to remind all employees of the Company's policy of strict compliance in this area. While the Company believes its discount agreements and various fee-for-service arrangements with other healthcare providers comply with applicable laws and regulations, there can be no assurance that further judicial interpretations of existing laws or legislative enactment of new laws will not have a material adverse effect on the Company's business.

         Economic, political and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Healthcare reform proposals have been formulated by members of Congress and by the current administration. In addition, some of the states in which the Company operates periodically consider various healthcare reform proposals. The Company anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methodologies and public debate of these issues will continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or that any such reforms will not have a material adverse effect on the Company's business and results of operations.

         Healthcare is an area of extensive and dynamic regulatory change. Changes in the law or new interpretations of existing laws can have a dramatic effect on permissible activities, the relative costs associated with doing business and the amount of reimbursement by government and other third party payors. In August 1993, Congress passed the Omnibus Budget Reconciliation Act of 1993 ("OBRA 1993") which included approximately $56 billion in reimbursement reductions to the Medicare program over the five years beginning on January 1, 1994. The estimates of the impact of OBRA 1993 on the healthcare services industry are reimbursement reductions of $950 million over five years.

         Congress proposed to balance the federal budget in seven years by the year 2002 in the Balanced Budget Act that passed on November 30, 1995. That proposal, along with significant tax reduction proposals, could require a reduction in the seven-year Medicare budget of $270 billion. The proposed reduction to the home oxygen benefit could be $2.5 billion out of a total seven year program budget of $10.2 billion.

         President Clinton vetoed that bill on December 6, 1995, and efforts to reach agreement between Congress and the Administration have lowered the proposed Medicare reductions by more than $100 billion. While it is uncertain whether a budget agreement will be reached, it is unlikely that any agreement would reduce the Medicare reimbursement benefit for services provided by the Company by more than $2 billion. The Clinton Administration and various congressional healthcare leaders have announced support for seven-year program reductions of $1.4 billion.

         During the congressional budget deliberations, the Health Care Financing Administration ("HCFA") announced that it was considering a rulemaking to reduce reimbursement for home oxygen services. That proposed rulemaking has been placed on indefinite hold pending the conclusion of the congressional budget process.

         Laws and regulations are often adopted to regulate new and existing products and services. There can be no assurance that either the states or the federal government will not impose additional regulations upon the Company's activities which might adversely affect the Company's business.


INSURANCE

         In recent years, physicians, hospitals and other participants in the healthcare market have become subject to an increasing number of lawsuits alleging professional negligence, product liability or related claims, many of which involve large claims and significant defense costs. The Company is from time to time subject to such suits due to the nature of its business. The Company currently maintains liability insurance intended to cover such claims. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate. While the Company has been able to obtain liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company and its financial condition. Claims against the Company, regardless of their merit or eventual outcome, also may have a material adverse effect upon the Company's reputation and business.


EMPLOYEES

         As of March 4, 1996, the Company had 8,309 employees, of which 8,038 were full time and 271 were part time. The Company's employees are not currently represented by a labor union or other labor organization, except for approximately 32 employees in the state of New York. The Company believes that its employee relations are good.


                      EXECUTIVE OFFICERS OF THE REGISTRANT

         Set forth below are the names, ages, titles with the Company and present and past positions of the persons serving as executive officers of the Company as of March 15, 1996.

            NAME AND AGE                    OFFICE AND EXPERIENCE

Jeremy M. Jones, 54 .........    Chairman of the Board and Chief Executive
                                 Officer. Mr. Jones held these titles with Homedco since November 1987. He also held the title of President until June 1995. He served as President of NME Home Care Group and
                                 National Medical Homecare, Inc. (the
                                 predecessor to Homedco) ("NMH") from 1984 until November 1987.

Steven T. Plochocki, 44 .....    President and Chief Operating Officer. Mr.
                                 Plochocki was promoted to President in February
                                 1996. He has served as Chief Operating Officer since promoted to this position at Abbey in June 1994. He served as Executive Vice
                                 President, Sales and Operations of Abbey
                                 Medical, Inc.

                                 ("AMI"), a wholly owned subsidiary of Abbey, from February 1994 through June 1994. From April 1992 through February 1994, Mr. Plochocki served as Vice President of Marketing and Sales of AMI. From December 1990 to April 1992, Mr. Plochocki served as Vice President of Marketing and Sales for The Olsten Corporation.

Lawrence H. Smallen, 47 .....    Chief Financial Officer, Vice President,
                                 Finance, Treasurer and Secretary. Mr. Smallen held these titles (except Secretary) with Homedco since November 1987. From 1985 until
                                 November 1987, he served as Vice President,
                                 Finance of NMH.

Christopher F. Koch, 47 .....    Senior Vice President, Eastern Zone. Mr. Koch
                                 served in his current position with Homedco since November 1987. He served as Senior Vice
                                 President, Eastern Region of NMH from 1986 until November 1987. From 1983 until 1984, Mr.
                                 Koch served as Assistant District Manager and from 1984 until 1986 as District Manager of the Philadelphia district of NMH.

Thomas M. Robbins, 46 .......    Senior Vice President, Southern Zone. Mr.
                                 Robbins joined Homedco in August 1992 as Senior
                                 Vice President, Southeast Region. Prior to joining Homedco, Mr. Robbins was Vice
                                 President, Northeast Region, for Glasrock Home
                                 Healthcare, Inc. from 1990 until August 1992.

Merl A. Wallace, 46 .........    Senior Vice President, Western Zone. Mr.
                                 Wallace was promoted to Senior Vice President,
                                 Western Zone in June 1995. Mr. Wallace served as Vice President, Operations of Homedco from
                                 April 1994 to June 1995. From November 1990 to
                                 April 1994, he served as General Manager of the Southwest district of Homedco

Manny A. Brown, 40 ..........    Senior Vice President, Midwest Zone. Mr. Brown
                                 was appointed Senior Vice President, Midwest
                                 Zone in June 1995. He served as Senior Vice
                                 President, East for Abbey from June 1994 through January 1995 and was promoted to Executive Vice President, East in January 1995.
                                 He was an Area Vice President, North Central
                                 Area of AMI from February 1992 until June 1994.
                                 Mr. Brown managed a family owned business from April 1991 until February 1992. He joined
                                 Foster Medical Corporation ("Foster") in 1986
                                 (which was acquired by and became a wholly owned subsidiary of AMI in 1988) and held numerous positions with Foster. After AMI acquired Foster, he held various positions with AMI, including the position of Regional Manager for the Chicago region, until April 1991.

Dennis E. Walsh, 45..........    Senior Vice President, Sales and Marketing. Mr.
                                 Walsh was promoted to Senior Vice President,
                                 Sales and Marketing in June 1995. He served as
                                 Vice President, Sales of Homedco from November
                                 1987 to June 1995. From 1986 until November
                                 1987, he served as Vice President, Sales of NMH. Mr. Walsh served as Midwest Regional Sales
                                 Manager of NMH from 1984 until 1986.

James E. Baker, 44 ..........    Vice President, Controller. Mr. Baker was
                                 promoted to Vice President, Controller of Homedco in August 1991. He served as Corporate
                                 Controller from November 1987 to August 1991.
                                 From 1985 until November 1987, Mr. Baker served as Controller of NMH.

ITEM 2.  PROPERTIES

         The Company's headquarters are located in Costa Mesa, California and consist of approximately 160,000 square feet of office space. The lease expires in 2001. The Company has 350 branch facilities serving patients in 48 states. These branch facilities are typically located in light industrial areas and average approximately 8,000 square feet. Each facility is a combination warehouse and office, with approximately 50% of the square footage consisting of warehouse space. Lease terms on branch facilities are generally five years or less.

         Except for the facilities in Sherman, Texas and Beckley, West Virginia, which the Company owns, the Company leases all of its facilities.


ITEM 3.  LEGAL PROCEEDINGS

         CLASS ACTION LAWSUIT. On October 7, 1994, Barbara Nowack, who claims to have purchased 100 shares of Abbey Common Stock on June 16, 1994, filed a class action complaint ("Complaint") on behalf of herself and all other persons who purchased or sold the Company's Common Stock during the period of September 7, 1993 through June 16, 1994 ("Class Period") in the United States District Court for the Central District of California ("District Court") asserting federal securities fraud claims against the Company, certain of its directors and officers and certain former directors and officers of Total Pharmaceutical Care, Inc. ("TPC").

         The Complaint alleges that the defendants knowingly and recklessly disseminated false and misleading statements and reports with respect to the Company, its financial condition and future prospects, in particular, as it is related to the acquisition and integration of TPC. The Complaint also alleges that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and in addition, that the individual defendants have asserted claims against the Company, pursuant to the bylaws of the Company and TPC, for advancement of expenses and indemnification.

         On January 17, 1995, an amended Complaint was filed substituting for the plaintiff, Arthur Kapit and Joseph Opich, shareholders who claim to have purchased 1,200 shares and 400 shares, respectively, of the Company's Common Stock during the Class Period. On February 12, 1996, the Court granted plaintiff's Motion for Class Certification. The parties have conducted numerous non-binding mediations throughout the course of the litigation in an effort to settle the case. However, these sessions have not yet resulted in a settlement and the Company and the other defendants continue to vigorously defend the lawsuit.

         OTHER. In addition to the foregoing matter, the Company is involved in legal proceedings arising in the ordinary course of its business. The Company believes that it currently has adequate insurance coverage with respect to such proceedings where such coverage is cost effective. Nevertheless, in the opinion of management, any liability that might be incurred by the Company upon the resolution of these proceedings, and the aforementioned class action lawsuit, in the aggregate, will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  No matters were submitted to a vote of the Company's stockholders during the fourth quarter of the fiscal year covered by this report.

                                   PART II

ITEM 5.     MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
            MATTERS

         The Company's Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol APRA. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of the Common Stock as reported by Nasdaq:


                                               HOMEDCO                     ABBEY                    APRIA
                                          High          Low          High         Low          High        Low
                                          ----          ---          ----         ---
Year ended December 31, 1994

  First Quarter                          19.500       14.875        20.714      16.964            --          --
  Second Quarter                         18.625       13.313        17.143      10.536            --          --
  Third Quarter                          17.500       14.313        13.571      10.893            --          --
  Fourth Quarter                         19.250       16.250        16.786      12.500            --          --

Year ended December 31, 1995
  First Quarter                          27.563       18.500        26.339      19.911            --          --
  Second Quarter                         29.938       24.250        29.464      24.643            --          --
  Third Quarter                              --           --            --          --        35.250      24.000
  Fourth Quarter                             --           --            --          --        30.250      20.000



         The high and low closing prices set forth in the table above are adjusted to give retroactive effect to the merger, with and into Abbey.

         As of February 29, 1996, there were 726 holders of record and approximately 17 beneficial holders of the Common Stock.

         The Company has not paid any dividends since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. In addition, the Company has a bank credit agreement which prohibits the payment of dividends.

ITEM 6.  SELECTED FINANCIAL DATA

         The following table presents selected financial data of Apria Healthcare Group Inc., giving effect to the merger between Homedco and Abbey using the pooling-of-interests method of accounting for the five years ended December 31, 1995. The data set forth below have been derived from the audited consolidated financial statements of the Company and are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this report. As discussed in the Notes to the Consolidated Financial Statements, certain adjustments have been made to conform the two companies' accounting practices.

                                                                                YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------------
                                                                             1995(1)       1994(2)       1993
                                                                             -------       -------       ----
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENTS OF OPERATIONS DATA:
Net revenues .................................................       $ 1,133,600        $962,812       $748,901
Gross profit .................................................           772,601         675,122        522,777
(Loss) income from continuing operations
  before extraordinary items and
  cumulative effect of change in
  accounting method ..........................................           (71,478)         35,616         35,845
Net (loss) income ............................................           (74,476)         39,031         37,311

Per common and common equivalent share:
    (Loss) income from continuing operations
      before extraordinary items and cumulative effect
      of change in accounting method .........................       $     (1.52)       $   0.81       $   0.94
    Net (loss) income per common share .......................       $     (1.58)       $   0.89       $   0.98

Per common and common equivalent share assuming full dilution:
    (Loss) income from continuing operations
      before extraordinary items and cumulative effect
      of change in accounting method .........................       $     (1.52)       $   0.78       $   0.89
    Net (loss) income per common share .......................       $     (1.58)       $   0.85       $   0.93


BALANCE SHEET DATA:
Working capital ..............................................       $   198,630        $157,608       $187,370
Total assets .................................................           979,985         856,167        710,122
Long-term obligations, including current maturities ..........           500,307         438,304        391,822
Stockholders' equity .........................................           284,238         261,910        176,632


                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                      1992(3)         1991(4)
                                                                      -------         -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Net revenues .................................................       $513,269       $ 420,338
Gross profit .................................................        359,237         291,582
(Loss) income from continuing operations
  before extraordinary items and
  cumulative effect of change in
  accounting method ..........................................         22,752           2,747
Net (loss) income ............................................         27,256          30,343


Per common and common equivalent share:
    (Loss) income from continuing operations
      before extraordinary items and cumulative effect
      of change in accounting method .........................       $   0.61       $   (0.26)
    Net (loss) income per common share .......................       $   0.73       $    0.68

Per common and common equivalent share assuming full dilution:
    (Loss) income from continuing operations
      before extraordinary items and cumulative effect
      of change in accounting method .........................       $   0.61       $   (0.26)
    Net (loss) income per common share .......................       $   0.73       $    0.68


BALANCE SHEET DATA:
Working capital ..............................................       $109,122       $  42,172
Total assets .................................................        402,216         224,929
Long-term obligations, including current maturities ..........        202,071         106,745
Stockholders' equity .........................................         80,401          33,647



(1) In 1995, the Company incurred charges related to merger, restructuring and integration activities as discussed in Note 3 of the Notes to the Consolidated Financial Statements.

(2) In 1994, the Company disposed of a subsidiary as described in Note 2 of the Notes to the Consolidated Financial Statements.

(3) The Statements of Operations Data and Balance Sheet Data reflect the Glasrock business acquisition of August 7, 1992 and a related restructuring charge of approximately $4.3 million.

(4)      Net income (loss) applicable to common stockholders and net income
         (loss) per common share prior to May 1991 include the impact of (a) the accretion to fair market value of a warrant with put option and (b) the accretion of preferred stock dividends in accordance with generally accepted accounting principles. The warrant was exercised upon consummation of the Company's initial public offering in 1991 and the put feature which necessitated the accretion of fair market value terminated. In addition, the Company redeemed a portion of the outstanding preferred stock thereby eliminating the dividend accretion thereon.


         The Company did not pay any cash dividends on its Common Stock during any of the periods set forth in the table above.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         Apria Healthcare Group Inc. ("the Company") was formed by the merger of Abbey Healthcare Group Incorporated ("Abbey") and Homedco Group, Inc. ("Homedco") in June 1995. This transaction was accounted for as a pooling-of-interests and as such, the results of operations for all periods presented reflect the combined operations of Abbey and Homedco. The financial statements have been restated to conform the differing accounting policies of the separate companies, principally relating to the use of salvage values recognized for certain patient service equipment and the capitalization of low dollar patient service items, supplies, accessories and repairs.

         In connection with the merger, the Company initiated a significant consolidation and restructuring plan to consolidate operating locations and administrative functions within specific geographic markets. The plan provides for a workforce reduction of approximately 1,220 employees, consolidation of approximately 120 operating facilities and conversion of branch operating locations to a standardized information system. The employee reduction and branch consolidations were substantially complete as of December 1995, with a reduction of 1,120 employees and consolidation of 105 branch locations. The Company has also completed approximately 50% of the information system conversions as of December 1995. The remaining system conversions (approximately
220) are scheduled during 1996. The Company expects the plan to be completed by September 1996.

         During 1995, a charge of approximately $68.3 million was recorded in connection with the Company's restructuring efforts. The primary components of the restructuring charge include severance and related costs of $21.5 million due to workforce reductions, $22.2 million associated with the consolidation of information systems, $23.1 million related to the closure of duplicate facilities and $1.5 million for other restructuring activities. The Company anticipates these activities to result in payroll, rent and other cost savings from workforce reductions and branch consolidations which have and will continue in the near term to be partially offset by integration costs.

         Merger costs of approximately $12.2 million were incurred during 1995 and consisted primarily of fees for investment banking, legal, consulting, accounting, filing requirements and specific insurance coverage required by the merger agreement.

         Additional charges of approximately $20.4 million during 1995, were recorded for settlements of employee contracts and claims and costs associated with the termination of the Abbey Medical, Inc. Employee Retirement Plan, a defined benefit pension plan.

         Net revenues increased 17.7% to $1,133.6 million in 1995, 28.6% to $962.8 million in 1994 and 45.9% to $748.9 million in 1993. The increase in revenues in 1995 and 1994 was due to growth from locations owned and operated by the Company at the beginning of the fiscal year (existing locations) and acquisitions. The internal growth was primarily generated by increased volumes realized in managed care markets. 1995 revenues were negatively impacted by the fact that the last half of the year was the first in which the Company operated as a merged entity and as a result, there was a disruption of the day to day operations caused by the consolidation and integration activities. Management believes this trend to be short term, as indicated by an increase in revenue during the fourth quarter of 1995.

         During 1993, Congress passed the Omnibus Budget Reconciliation Act of 1993 ("OBRA 1993"), which the Company estimates reduced its revenues by approximately $12.8 million during 1994. No additional reductions related to OBRA 1993 were incurred during 1995. The OBRA legislation provides a consumer price index update, effective January 1, 1996, of 3%. Medicare and Medicaid reimbursement rates are continually being reviewed by the federal and state governments, respectively, and additional reimbursement reduction may occur in the future.

         Infusion therapy, respiratory therapy and home medical equipment/other revenues represent 24%, 53% and 23%, respectively, of total revenue and grew at rates of 14.9%, 15.2% and 27.7%, respectively, in 1995. Growth in all three lines of business was primarily due to increased volume from existing locations and revenue contributed from acquisitions. Additionally, the shift to a managed care environment has required the Company to provide a full range of services, resulting in volume increases, specifically in the home medical equipment/other lines of business. This growth was mitigated by price competition within the managed care environment. Revenue growth in 1994 was 117.4%, 14.1% and 10.8% for infusion therapy, respiratory therapy and home medical equipment/other services, respectively. The significant growth in infusion revenue in 1994 was primarily due to the Total Pharmaceutical Care, Inc. ("TPC") and Protocare, Inc. acquisitions. Price increases had a minimal impact on revenue growth.

         Gross margins were 68.2% in 1995, 70.1% in 1994 and 69.8% in 1993.
Increased participation in the managed care market place has resulted in price compression and has shifted product mix toward lower-margin medical equipment and supply items. In addition, the impact of conforming capitalization policies and providing for excess and obsolete inventory and equipment associated with lines of business no longer deemed consistent with the Company's business strategies reduced gross margins. Due to the Company's larger size and resulting increase in volume requirements, management has renegotiated purchasing contracts for more attractive pricing and has implemented purchase compliance programs at its operational locations. Consequently, the Company has realized cost savings in the last half of 1995 and expects to realize savings in 1996.

         Selling, distribution and administrative expenses decreased as a percent of net revenues to 53.1% in 1995 from 53.7% in 1994 and 54.8% in 1993. The year to year improvement is due in part to the Company's initiatives to more effectively manage the delivery and clinical support components of the business. Due to the more cost conscious health care environment and the Company's decision to aggressively participate in the managed care approach to providing health care, the Company is continually evaluating how it can provide home healthcare at a lower cost. Operating and clinical efficiency models with strategic targets are in place to move the Company toward more effectively managing the delivery and clinical areas of its business. Additionally, the Company was able to leverage these types of costs as a result of the merger, contributing significantly to the reduction in selling, distribution and administrative expenses during 1995. These reductions were partially offset in 1995 by integration costs.

         The provision for doubtful accounts as a percent of net revenue was 4.7% in 1995, 4.9% in 1994 and 4.6% in 1993. In addition, the Company recorded a special provision for uncollectible accounts of $47.4 million or 4.2% of net revenue in 1995 as a result of the Company's decision to align and conform accounting policies and methodologies and to provide for estimated losses due to the significant number of facility consolidations and information system conversions. The consolidations and system conversions were accelerated in the fourth quarter and require a dedicated effort which may detract from normal operations. This effort results in billing and collection delays which generally reduce the ultimate collectibility of accounts receivable. The system conversion and implementation process is expected to be substantially completed in the third quarter of 1996.

         Amortization expense increased to $16.3 million in 1995 from $11.5 million in 1994 and $4.1 million in 1993. The increase in amortization expense relates to intangible assets recorded in conjunction with business acquisitions.

         Interest expense increased to $42.9 million in 1995 from $37.2 million in 1994 and $18.3 million in 1993. The increase in interest expense in 1995 was primarily due to the additional debt financing required for restructuring, merger and integration activities, acquisitions and, to a lesser extent, increases in interest rates (see Liquidity and Capital Resources).

         The Company recognized a tax benefit in 1995 of $20.6 million which was primarily attributable to carryback of the current year loss and to an increase in deferred tax assets (future deductions). Included in deferred tax assets are net operating loss carryforwards available to reduce future taxes of approximately $20 million, subject to limitations by Section 382 of the Internal Revenue Code.

         Income tax expense for 1994 and 1993 represents the combined tax provisions of Homedco and Abbey prepared on a separate tax return basis. Accordingly, complimentary tax attributes of the companies were not considered available for benefit until periods following the merger. The Company's 1994 combined effective tax rate was 43% which exceeded the statutory rate primarily because of the effects of non-deductible goodwill. The Company's 1993 combined effective tax rate was approximately 35%. The lower rate was due primarily to the utilization of operating loss carryforwards not previously recognized.


LIQUIDITY AND CAPITAL RESOURCES

         Cash used in the Company's operating activities was $9.9 million in 1995 compared to $61,000 in 1994 and positive cash from operations of $27.0 million in 1993. Significantly contributing to the use of cash in 1995 were outlays of approximately $47.2 million for merger expenses, restructuring costs and employee-related matters. An additional $22.4 million is expected to be paid over periods generally not exceeding five years and funded by internally generated cash and existing credit facilities . Partially offsetting such cash outlays are tax refunds of $27.7 million for estimated payments made prior to the merger and for carryback of the 1995 loss which are expected to be received in 1996. In addition, increased revenue levels were supported by purchases of patient service equipment and resulted in increased levels of accounts receivable.

         Days' sales in outstanding receivables ("DSO") is a measurement the Company uses to evaluate the time frame in which accounts receivable are collected. DSO increased to 110 days in 1995 from 96 days in 1994 and was consistent from 1993 to 1994. Among the primary factors contributing to the increase in accounts receivable were branch consolidations and information system conversions resulting from the merger. These activities generally cause disruptions to normal operations, creating billing and collection delays and an increase in accounts receivable and DSO. The conversion activity is expected to be substantially completed by September 1996, at which time management expects the accounts receivable position to improve. In addition, management has implemented operational processes and incentive programs in 1996 which are intended to increase collections and reduce accounts receivable and DSO.

         Purchases of property, equipment and improvements, net of retirements and trade-ins, were $49.3 million in 1995, $26.8 million in 1994 and $17.2 million in 1993. The majority of the increase in 1995 was due to additions and enhancements to the Company's data processing systems. In connection with the merger and restructure plan, the Company is standardizing branch information systems, thus necessitating additional expenditures for hardware and software. The Company estimates that expenditures of $12.5 million and $1.2 million for hardware and software, respectively, will be made in 1996 to convert the remaining locations.

         In conjunction with the merger, the Company entered into a credit agreement with certain banks and Banque Paribas, as administrative agent. The agreement, which expires in June 2000, provides for a revolving loan facility up to $500 million. The proceeds were used, among other things, to repay borrowings under the prior separate credit agreements of Homedco and Abbey. The agreement provides for variable rate interest options including the Federal Funds Rate plus .5%, the Prime Rate, or London Interbank Offered Rate ("LIBOR") plus 1.50%. In July 1995, the Company entered into one-year swap agreements to fix the interest on the notional amount of $266 million. At December 31, 1995, the Company's outstanding letters of credit amounted to $960,000 and the availability under the revolving credit facility was $212.7 million.

         During the third quarter of 1995, the Company completed the conversion of all outstanding convertible subordinated debentures.

         During 1995, business acquisitions, which were financed, resulted in payments of approximately $46.1 million in cash, $787,000 in shares of the Company's common stock and the assumption of $3.4 million of liabilities. Covenants not to compete and goodwill arising from these acquisitions resulted in an increase in intangible assets from December 31, 1994 to December 31, 1995. Other assets at December 31, 1995, is primarily comprised of payments for businesses which have not yet been allocated to the various underlying acquired assets.

         During 1994, the Company entered into a five-year agreement to purchase medical supplies totalling $112.5 million, with annual purchases ranging from $7.5 million in the first year to $30 million in the third through fifth years. Beginning in the year ended August 31, 1996, failure to purchase at least 90% of the annual commitment will result in a penalty of 10% of the difference between the annual commitment and actual purchases.

         The Company believes that cash provided by operations and amounts available under its existing credit and lease financing will be sufficient to finance its current operations for at least the next 12 months.

         The Company believes that inflation has not had a significant impact on the Company's historical operations.
ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Information with respect to this item is set forth in "Index to Consolidated Financial Statements and Financial Statement Schedule."


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On July 19, 1994, the Company filed a Current Report on Form 8-K with the Commission reporting the dismissal of KPMG Peat Marwick LLP ("KPMG") as its independent auditors effective July 18, 1994. On July 15, 1994, the audit committee of the Board of Directors of the Company approved management's decision to dismiss KPMG. None of KPMG's reports on the Company's consolidated financial statements for either of the fiscal years ended January 1, 1994 and January 2, 1993 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's fiscal years ended January 1, 1994 and January 2, 1993 and each subsequent interim period preceding the dismissal of KPMG, there were no disagreements between the Company and KPMG regarding a matter of (i) accounting principles or practices, (ii) financial statement disclosure or (iii) auditing scope or procedure which if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the disagreement in its reports. Furthermore, during the same period no reportable events (as such events are set forth in Item 304 (a) (1) (iv) of Registration S-K) occurred between the Company and KPMG.

         Effective as of July 18, 1994, Ernst & Young LLP ("Ernst & Young") was engaged by the Company as its independent auditors to audit its consolidated financial statements. During the fiscal years ended January 1, 1994 and January 2, 1993 and each subsequent interim period prior to engaging Ernst & Young, the Company did not consult Ernst & Young regarding either (i) the application of accounting principles to a specified transaction (completed or proposed) or the type of audit opinion that might be rendered on the Company's consolidated financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event relating to KPMG.


                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Information with respect to this item is incorporated by reference from the Company's definitive Proxy Statement to be filed with the Commission within 120 days after the close of the Company's fiscal year. Information regarding executive officers of the Company is set forth under the caption "Executive Officers" in Item 1 hereof.


ITEM 11.  EXECUTIVE COMPENSATION

         Information with respect to this item is incorporated by reference from the Company's definitive Proxy Statement to be filed with the Commission within 120 days after the close of the Company's fiscal year.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Information with respect to this item is incorporated by reference from the Company's definitive Proxy Statement to be filed with the Commission within 120 days after the close of the Company's fiscal year.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Information with respect to this item is incorporated by reference from the Company's definitive Proxy Statement to be filed with the Commission within 120 days after the close of the Company's fiscal year.


                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORTS ON FORM 8-K

          (a)     1.       The documents described in the "Index to Consolidated
                           Financial Statements and Financial Statement
                           Schedule" are included in this report starting at page F-1.

                  2. The financial statement schedule described in the "Index to Consolidated Financial Statements and Financial Statement Schedule" are included in this report starting on page S-1.

                           All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                  3.       Exhibits included or incorporated herein:

                           See Exhibit Index

          (b)     Reports on Form 8-K:

                  Apria Healthcare Group Inc. filed a Current Report on Form 8-K, dated November 7, 1995, with the Securities and Exchange Commission on November 7, 1995 attaching the supplemental consolidated financial statements of the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                                                                               PAGE

CONSOLIDATED FINANCIAL STATEMENTS
  Reports of Independent Auditors.........................................................................     F-1
  Consolidated Balance Sheets -- December 31, 1995 and 1994...............................................     F-3
  Consolidated Statements of Operations -- Years ended
    December 31, 1995, 1994 and 1993......................................................................     F-4
  Consolidated Statements of Stockholders' Equity -- Years ended
    December 31, 1995, 1994 and 1993......................................................................     F-5
  Consolidated Statements of Cash Flows -- Years ended
    December 31, 1995, 1994 and 1993......................................................................     F-6
  Notes to Consolidated Financial Statements..............................................................     F-7

CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
  Schedule II - Valuation and Qualifying Accounts.........................................................     S-1

                         REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Apria Healthcare Group Inc.


We have audited the accompanying consolidated balance sheets of Apria Healthcare Group Inc. (formed as a result of the consolidation of Abbey Healthcare Group Incorporated and Homedco Group, Inc.) as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14 (a). These financial statements are the responsibility of the management of Apria Healthcare Group Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Abbey Healthcare Group Incorporated for the year ended December 31, 1993, which statements reflects total revenues of $278 million. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Abbey Healthcare Group Incorporated, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apria Healthcare Group Inc. and subsidiaries at December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, based on our audits and the report of other auditors, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also audited the adjustments described in Note 2 that were applied to restate the 1994 and 1993 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.



                                                     ERNST & YOUNG LLP

Orange County, California
March 6, 1996

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Abbey Healthcare Group Incorporated:

We have audited the accompanying consolidated statements of income, changes in shareholders' equity and cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994, in conformity with generally accepted accounting principles.


                                      KPMG PEAT MARWICK LLP


Orange County, California
February 15, 1994

                           APRIA HEALTHCARE GROUP INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                        DECEMBER 31,
                                                                                  ----------------------
                                                                                  1995              1994
                                                                                  ----              ----
                                                                                  (DOLLARS IN THOUSANDS)

CURRENT ASSETS
  Cash ...................................................................       $  18,829        $ 21,188
  Accounts receivable, less allowance for doubtful accounts of $86,567 and
    $61,038 at December 31, 1995 and 1994, respectively ..................         258,332         225,619
  Inventories ............................................................          45,198          35,898
  Deferred income taxes ..................................................          45,883          36,947
  Refundable income taxes ................................................          27,710           5,439
  Prepaid expenses and other current assets ..............................           7,770          10,472
                                                                                 ---------        --------
         TOTAL CURRENT ASSETS ............................................         403,722         335,563
PATIENT SERVICE EQUIPMENT, less accumulated depreciation of $167,082 and
   $129,621 at December 31, 1995 and 1994, respectively ..................         167,090         152,358
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET ................................          80,108          73,976
INVESTMENT IN OMNICARE plc ...............................................           1,504              --
INTANGIBLE ASSETS, NET ...................................................         319,142         282,724
OTHER ASSETS .............................................................           8,419          11,546
                                                                                 ---------        --------
                                                                                 $ 979,985        $856,167
                                                                                 =========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable .......................................................       $ 100,653        $ 78,912
  Accrued payroll and related taxes and benefits .........................          26,792          23,045
  Accrued restructuring costs ............................................          19,085              --
  Other accrued liabilities ..............................................          48,910          43,798
  Current portion of long-term debt ......................................           9,652          32,200
                                                                                 ---------        --------
         TOTAL CURRENT LIABILITIES .......................................         205,092         177,955
LONG-TERM DEBT ...........................................................         490,655         406,104
DEFERRED INCOME TAXES ....................................................              --           9,238
OTHER NON-CURRENT LIABILITIES ............................................              --             960
STOCKHOLDERS' EQUITY Preferred Stock, $.001 par value:
    10,000,000 shares authorized; none issued ............................              --              --
  Common Stock, $.001 par value:
    150,000,000 shares authorized; 49,692,266 and 42,001,788 shares issued
    and outstanding at December 31, 1995 and 1994, respectively ..........              50              42
  Additional paid-in capital .............................................         294,522         206,405
  Retained (deficit) earnings ............................................         (10,334)         55,463
                                                                                 ---------        --------
                                                                                   284,238         261,910
COMMITMENTS AND CONTINGENCIES ............................................              --              --
                                                                                 ---------        --------
                                                                                 $ 979,985        $856,167
                                                                                 =========        ========


                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                 ------------------------------------
                                                                                 1995             1994           1993
                                                                                 ----             ----           ----
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net revenues .........................................................       $ 1,133,600        $962,812       $748,901
Costs and expenses:
  Cost of net revenues:
    Product and supply costs .........................................           286,919         234,604        188,276
    Patient service equipment depreciation ...........................            57,400          42,735         33,019
    Nursing services .................................................             7,361           5,947          2,821
    Other ............................................................             9,319           4,404          2,008
                                                                             -----------        --------       --------
                                                                                 360,999         287,690        226,124
  Selling, distribution and administrative ...........................           601,978         517,027        410,392
  Provision for doubtful accounts, net of recoveries .................            53,023          46,716         34,476
  Amortization of intangible assets ..................................            16,273          11,504          4,103
  Restructuring costs ................................................            68,304              --             --
  Merger costs .......................................................            12,193              --             --
  Special provision for uncollectible accounts .......................            47,440              --             --
  Employee contracts, benefit plan and claim settlements .............            20,367              --             --
  Loss on disposition of U.K. subsidiary .............................               500              --             --
                                                                             -----------        --------       --------
                                                                               1,181,077         862,937        675,095
                                                                             -----------        --------       --------
    OPERATING (LOSS) INCOME ..........................................           (47,477)         99,875         73,806
Interest expense .....................................................            42,942          37,155         18,266
                                                                             -----------        --------       --------
    (LOSS) INCOME FROM CONTINUING OPERATIONS
    BEFORE TAXES AND EXTRAORDINARY CHARGE ............................           (90,419)         62,720         55,540
Income tax (benefit) expense .........................................           (18,941)         27,104         19,695
                                                                             -----------        --------       --------
    (LOSS) INCOME FROM CONTINUING OPERATIONS
    BEFORE EXTRAORDINARY CHARGE ......................................           (71,478)         35,616         35,845
Income from discontinued operations, net of taxes ....................                --             344          1,466
Gain on disposal of discontinued operations, net of taxes ............                --           3,071             --
                                                                             -----------        --------       --------
    (LOSS) INCOME BEFORE EXTRAORDINARY CHARGE ........................           (71,478)         39,031         37,311
Extraordinary charge on debt refinancing, net of taxes ...............             2,998              --             --
                                                                             -----------        --------       --------
    NET (LOSS) INCOME ................................................       $   (74,476)       $ 39,031       $ 37,311
                                                                             ===========        ========       ========

PER COMMON AND COMMON EQUIVALENT SHARE:
  (Loss) income from continuing operations before extraordinary charge       $     (1.52)       $    .81       $    .94
                                                                             ===========        ========       ========
  Extraordinary charge on debt refinancing, net of taxes .............       $     (0.06)       $     --       $     --
                                                                             ===========        ========       ========
  Net (loss) income ..................................................       $     (1.58)       $    .89       $    .98
                                                                             ===========        ========       ========

  Weighted average number of common and common equivalent
    shares outstanding ...............................................            47,112          44,096         38,138

PER COMMON SHARE ASSUMING FULL DILUTION:
  (Loss) income from continuing operations before extraordinary charge       $     (1.52)       $    .78       $    .89
                                                                             ===========        ========       ========
  Extraordinary charge on debt refinancing, net of taxes .............       $     (0.06)       $     --       $     --
                                                                             ===========        ========       ========
  Net (loss) income ..................................................       $     (1.58)       $    .85       $    .93
                                                                             ===========        ========       ========

Weighted average number of common and common
  equivalent shares outstanding ......................................            47,112          49,284         43,864


                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK          ADDITIONAL        RETAINED                        TOTAL
                                            ----------------------      PAID-IN          EARNINGS      TREASURY      STOCKHOLDERS'
                                            SHARES       PAR VALUE      CAPITAL          (DEFICIT)       STOCK          EQUITY
                                            ------       ---------      -------           -------        -----          ------
                                                                                      (IN THOUSANDS)

Balance at December 31, 1992...........     33,409       $   34        $ 115,029       $ (20,879)     $ (13,783)      $  80,401

Issuance of Common Stock...............         22                           273                                            273
Treasury stock issued..................      1,748                           558                         12,716          13,274
Exercise of stock options..............        438            1            1,054                                          1,055
Notes receivable payments..............                                    1,201                                          1,201
Tax benefits related to stock options..                                    1,082                                          1,082
Compensatory stock options granted.....                                      105                                            105
Conversion of subordinated
  debentures...........................        604            1            8,443                                          8,444
Acquisition of Total
  Pharmaceutical Care, Inc.............      2,002            2           33,520                                         33,522
Other  ................................                                      (36)                                           (36)
Net income ..........................                                                    37,311                          37,311
                                            ------       ------         --------       --------       ---------        --------

Balance at December 31, 1993...........     38,223           38          161,229         16,432          (1,067)        176,632

Issuance of Common Stock...............      1,362            2           17,785                                         17,787
Treasury stock issued..................        142                            49                          1,067           1,116
Exercise of stock options..............        395                         1,830                                          1,830
Notes receivable payments..............                                       15                                             15
Tax benefits related to stock options..                                    1,343                                          1,343
Conversion of subordinated
  debentures...........................        799            1           11,159                                         11,160
Common Stock issued for acquisitions
  and earnouts.........................      1,081            1           12,877                                         12,878
Other  ................................                                      118                                            118
Net income ..........................                                                   39,031                           39,031
                                            ------       ------         --------      --------        ---------        --------

Balance at December 31, 1994...........     42,002           42          206,405        55,463               --         261,910

Net activity for Homedco - October 1,
  1994 to December 31, 1994............         51                         1,663         8,647                         10,310
Issuance of Common Stock...............         36                           570                                            570
Exercise of stock options..............      1,473            2           13,259                                         13,261
Notes receivable payments..............                                        6                                              6
Tax benefits related to stock options..                                    8,138                                          8,138
Conversion of subordinated
  debentures, net of issuance costs
  of $2,785............................      4,772            5           63,856                                         63,861
Exercise of warrants...................      1,338            1               (1)                                            --
Acceleration of stock option vesting...                                      542                                            542
Other..................................         20                            84            32                              116
Net loss   ............................                                                (74,476)              --         (74,476)
                                            ------       ------         --------      --------        ---------        --------
Balance at December 31, 1995...........     49,692       $   50         $294,522      $(10,334)       $      --        $284,238
                                            ======       ======         ========      ========        =========        ========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------------
                                                                                    1995             1994            1993
                                                                                    ----             ----            ----
                                                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income .........................................................       $ (74,476)       $  39,031        $  37,311
Items included in net (loss) income not requiring (providing) cash:
    Income from discontinued operations ...................................              --             (344)          (1,466)
    Extraordinary charge on debt refinancing ..............................           4,684               --               --
    Provisions for doubtful accounts ......................................         100,463           46,716           34,476
    Depreciation ..........................................................          84,607           63,895           46,180
    Amortization of intangible assets .....................................          16,273           11,504            4,103
    Amortization of deferred debt costs ...................................           1,908            4,878            2,882
    Loss (gain) on sale of property, equipment and improvements ...........           3,938              765             (108)
    Impairment losses .....................................................          32,557               --               --
    Gain on disposal of discontinued operations ...........................              --           (3,071)              --
    Deferred income taxes .................................................         (19,548)           4,031           (5,452)
Change in operating assets and liabilities, net of effects of acquisitions:
    Increase in accounts receivable .......................................        (118,151)         (86,116)         (55,914)
    Increase in inventories ...............................................          (4,904)          (4,895)          (2,291)
    (Increase) decrease in prepaids and other current assets ..............         (12,194)          (2,147)           1,751
    Decrease in other non-current assets ..................................           3,269            4,221              692
    Increase in accounts payable ..........................................          18,942           16,231            9,313
    Increase (decrease) in accruals and other non-current liabilities .....           3,434           (6,735)          (3,832)
    Increase in accrued restructuring costs ...............................          19,085               --               --
Other .....................................................................           2,733           (2,296)            (822)
Net purchases of patient service equipment, net of effects of
  acquisitions ............................................................          (72,518)         (85,729)         (39,784)
                                                                                  ---------        ---------        ---------
         NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES ..............          (9,898)             (61)          27,039

INVESTING ACTIVITIES
    Purchases of property, equipment and
      improvements, net of effects of acquisitions ........................         (49,327)         (26,757)         (17,249)
    Proceeds on disposal of discontinued operations .......................              --           20,344               --
    Proceeds on disposition of U.K. subsidiary ............................             926               --               --
    Proceeds from sale of property, equipment and improvements ............             331              540              963
    Acquisitions ..........................................................         (46,086)         (73,782)        (185,625)
                                                                                  ---------        ---------        ---------
         NET CASH USED IN INVESTING ACTIVITIES ............................         (94,156)         (79,655)        (201,911)

FINANCING ACTIVITIES
    Proceeds under revolving credit facility ..............................         463,999          172,954           93,556
    Payments under revolving credit facility ..............................        (229,171)        (164,532)         (60,792)
    Proceeds from issuance of subordinated notes ..........................              --               --          200,000
    Proceeds from senior and other long-term debt .........................         126,557           44,474            1,878
    Payments of senior and other long-term debt ...........................        (275,022)         (12,929)         (41,316)
    Capitalized debt costs, net ...........................................          (1,429)          (2,502)          (9,863)
    Issuances of Common Stock .............................................          13,064            2,042            2,256
                                                                                  ---------        ---------        ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES ........................          97,998           39,507          185,719
                                                                                  ---------        ---------        ---------

NET (DECREASE) INCREASE IN CASH ...........................................          (6,056)         (40,209)          10,847
Cash at beginning of period ...............................................          21,188           61,397           50,550
Net activity for Homedco - October 1, 1994 to December 31, 1994 ...........           3,697               --               --
                                                                                  ---------        ---------        ---------
         CASH AT END OF PERIOD ............................................       $  18,829        $  21,188        $  61,397
                                                                                  =========        =========        =========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation: The accompanying consolidated financial statements include the accounts of Apria Healthcare Group Inc. ("the Company") and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. As described more fully in Note 2, on June 28, 1995, Homedco Group, Inc. ("Homedco") merged with and into Abbey Healthcare Group Incorporated ("Abbey") to form the Company ("the merger"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements reflect the combined financial position and operating results of Abbey and Homedco for all periods presented.

         In conjunction with the merger, the Company adopted a fiscal year end of December 31. Previously, Abbey reported on a fiscal year ending the Saturday nearest December 31, and Homedco reported on a fiscal year ending September 30. The consolidated financial statements for 1994 and 1993 combine the results of Abbey for the fiscal years ended December 31, 1994 and January 1, 1994 and the results of Homedco for each of the two years ended September 30, 1994 and September 30, 1993. The consolidated balance sheet at December 31, 1994 combines the accounts of Abbey as of December 31, 1994 and Homedco as of September 30, 1994. The consolidated balance sheet and statements of cash flows at December 31, 1995 combines the accounts of Abbey and Homedco on such a date and reflects the activity of Homedco from October 1, 1994 through December 31, 1994. The consolidated statements of operations for 1995 reflect combined results for the year ended December 31, 1995 and exclude the operations of Homedco for the period October 1, 1994 through December 31, 1994. Homedco's revenues and net income for this period amounted to $146,293,000 and $8,647,000, respectively.

         Company Background: The Company provides home healthcare services including home infusion therapy, home respiratory therapy and home medical equipment/other to patients in the home throughout the United States. Infusion therapy, respiratory therapy and home medical equipment/other represent approximately 24%, 53% and 23%, of total revenue, respectively.

         Revenue Recognition and Concentration of Credit Risk: Revenues are recognized on the date services and related products are provided to patients and are recorded at amounts estimated to be received under reimbursement arrangements with a large number of third party payors, including private insurers, prepaid health plans, Medicare and Medicaid. Approximately 43% of the Company's revenues are reimbursed under arrangements with Medicare and Medicaid. No other third party payor group represents 10% or more of the Company's revenues. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific third party payors, historical trends and other information. Because of continuing changes in healthcare regulations and reimbursement and disruptions caused by the Company's merger, restructuring and integration activities, it is reasonably possible that the Company's estimates of net collectible revenue could change in the near term.

         Use of Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Cash Equivalents: The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. The Company maintains cash with various financial institutions. These financial institutions are located throughout the United States and the Company's cash management practices limit exposure to any one institution. Outstanding checks in excess of bank balances, which are reported as a component of accounts payable, were $27,608,000 and $18,185,000 at December 31, 1995 and 1994,
respectively.

         Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of medical supplies sold directly to patients for use in their homes.

         Patient Service Equipment: Patient service equipment consists of medical equipment provided to in-home patients and is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the equipment which range from three to ten years. Included in patient service equipment are assets under capitalized leases which consist primarily of oxygen related equipment. Depreciation for equipment under capitalized leases is provided using the straight-line method over the estimated useful life or the lease term.

                           APRIA HEALTHCARE GROUP INC.

         Property, Equipment and Improvements: Property, equipment and improvements are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property which range from three to thirty years. Included in property and equipment are assets under capitalized leases which consist primarily of computer equipment. Depreciation for equipment under capitalized leases is provided using the straight-line method over the estimated useful life or the lease term.

         Long-lived Assets: Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. In accordance with the statement, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No financial statement impact resulted from the adoption of the statement.

         Intangible Assets: Intangible assets consist of covenants not to compete and goodwill arising from business combinations (see Note 2). The values assigned to intangible assets, based in part on independent appraisals, are amortized on a straight-line basis. The covenants are amortized over contractual terms which range from three to ten years. Goodwill, representing the excess of the purchase price over the estimated fair value of the net assets of the acquired business, is amortized over the period of expected benefit. The amortization periods for goodwill range from twenty years for businesses operating primarily in the home respiratory therapy and home medical equipment lines and forty years for pharmaceutical and infusion therapy businesses. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill is reduced.

         Fair Value of Financial Instruments: The fair value of long-term debt is determined by reference to borrowing rates currently available to the Company for loans with similar terms and average maturities.

         Advertising: Advertising costs amounting to $3,849,000, $3,753,000 and $3,627,000 for 1995, 1994 and 1993, respectively, are expensed as incurred and included in "Selling, distribution and administrative expenses."

         Income Taxes: The Company provides for income taxes under the liability method. Accordingly, deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. The provision for income taxes represents the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Per Share Amounts: Primary per share amounts are calculated by dividing the applicable operating statement caption by the weighted average number of common and dilutive common equivalent shares outstanding. Common equivalent shares consist primarily of stock options. Fully diluted per share amounts include further adjustments to the applicable operating statement captions and weighted average shares outstanding to assume conversion of convertible debentures from issuance, if dilutive. The calculation of per share amounts for periods prior to the merger reflect the issuance of two shares of the Company's Common Stock for each share of Homedco Common Stock used in such calculation and one and four tenths shares of the Company's Common Stock for each share of Abbey Common Stock used in such calculation.

         Stock-based Compensation: The Company grants options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

         Reclassifications: Certain amounts for prior periods have been reclassified to conform to the current year presentation.

                           APRIA HEALTHCARE GROUP INC.

NOTE 2 -- BUSINESS COMBINATIONS AND DISPOSITIONS

         On June 28, 1995, Homedco merged with and into Abbey to form the Company. Homedco and Abbey provided similar homecare services including infusion therapy, respiratory therapy and home medical equipment. In connection with the merger transaction, the Company issued 21,547,529 shares of its Common Stock for 15,391,092 issued and outstanding shares of Abbey Common Stock and 26,034,612 shares of its Common Stock for 13,017,306 issued and outstanding shares of Homedco Common Stock.

         The merger has been accounted for under the pooling-of-interests method of accounting. Accordingly, the historical financial statements for periods prior to the consummation of the combination have been restated as though the companies had been combined. The restated financial statements have been adjusted to conform the differing accounting policies of the separate companies. Such differences relate principally to the use of salvage values recognized for certain patient service equipment and the capitalization of low dollar patient service items, supplies, accessories and repairs.

         Separate and combined results of Abbey and Homedco prior to the merger are as follows:

                                                                                             ADJUSTMENTS
                                                                                                 AND
                                                                    ABBEY      HOMEDCO     RECLASSIFICATIONS    COMBINED
                                                                    -----      -------     -----------------    --------
                                                                                      (IN THOUSANDS)

         Three months ended March 31, 1995
         Revenues............................................     $123,394     $161,175         $     40         $284,609
         Net Income..........................................        7,091        9,047             (346)          15,792

         Year ended December 31, 1994
         Revenues............................................     $439,175     $523,469         $    168         $962,812
         Net Income..........................................       12,307       29,810           (3,086)          39,031

         Year ended December 31, 1993
         Revenues............................................     $278,457     $470,283         $    161         $748,901
         Net Income..........................................       14,312       24,544           (1,545)          37,311


         On January 2, 1994, the Company acquired the outstanding stock of Protocare, Inc. ("Protocare") for a cash payment of $11,915,000 plus direct acquisition costs of $3,700,000. In addition, pursuant to an earnout provision, as amended in June 1994, approximately 979,000 shares of Common Stock valued at $11,594,000 were issued in February 1995 to the former Protocare stockholders. The shares are reflected in the accompanying financial statements as issued and outstanding at December 31, 1994.

         On November 10, 1993, the Company acquired the outstanding stock of Total Pharmaceutical Care, Inc. ("TPC") for a cash payment of $154,183,000 plus direct acquisition costs of $9,376,000 and the issuance of approximately 2,002,000 shares of Common Stock valued at $33,522,000.

         In addition to the above business combinations, during 1995, 1994 and 1993, the Company acquired numerous complementary businesses in specific geographic markets. None of these businesses was individually significant. The transactions, including Protocare and TPC, were accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the consolidated statements of operations from the dates of acquisition. The purchase prices, which aggregated approximately $46,873,000, $109,747,000 and $231,225,000 in 1995, 1994 and 1993, respectively, consisted of cash, common stock and notes. The value ascribed to a portion of the common shares issued in 1994 and 1993 reflects a discount from the quoted price of the Company's Common Stock due to the absence of registration. The purchase prices were allocated to the various underlying tangible and intangible assets and liabilities on the basis of estimated fair value, determined in part by independent appraisal.

                           APRIA HEALTHCARE GROUP INC.

         The following table summarizes the allocation of the purchase prices, including non-cash financing activities, of acquisitions made by the Company:

                                                                                   EAR ENDED DECEMBER 31,
                                                                               ------------------------------
                                                                               1995        1994          1993
                                                                               ----        ----          ----
                                                                                      (IN THOUSANDS)


         Fair value of assets acquired..............................         $50,255     $124,496      $249,554
         Liabilities assumed........................................          (3,382)     (14,749)      (18,329)
         Promissory note payable to seller..........................               -       (4,382)            -
         Common Stock issued........................................            (787)     (31,583)      (47,069)
                                                                             -------     --------      --------
           Cash paid................................................         $46,086     $ 73,782      $184,156
                                                                             =======     ========      ========


         In June 1995, the Company entered an agreement for the sale of the capital stock of Omnicare Group Ltd. ("Omnicare"), a United Kingdom-based subsidiary, to a newly formed holding company, Stanton Industries Ltd. ("Stanton"), that is owned and managed by an officer/director of Omnicare and a shareholder/former director of Abbey. Consideration for the sale amounted to $2,913,000 and consisted of cash of $968,000, a convertible note in the amount of $1,605,000 and the assumption of a liability in the amount of $340,000. The difference between the net sales price per the agreement and the carrying value of the Company's investment in Omnicare has been reflected as a loss in the accompanying financial statements.

         In September 1995, Stanton transferred its shares of Omnicare common stock to a newly-formed public limited company, Omnicare plc, in exchange for 6,166,656 ordinary shares of Omnicare plc. Also in September 1995, the Company converted the note due from Stanton into 1,875,000 unregistered ordinary shares of Omnicare plc. As a result of these transactions, Stanton and the Company hold approximately 63% and 27%, respectively, of the issued ordinary share capital of Omnicare plc. The Company has agreed not to dispose of the shares and to certain noncompetition covenants for a period of two years. The investment in Omnicare plc is accounted for using the equity method. At March 6, 1996, the quoted market value of the investment was approximately $2,400,000. The valuation represents a mathematical calculation based on a closing quotation published by the London Alternative Investment Market and is not necessarily indicative of the amount that could be realized upon sale.

         On September 30, 1994, the Company sold its 51% interest in Abbey Pharmaceutical Services, Inc. ("APS") to Living Centers of America, Inc. ("Living Centers") for cash consideration of $20,300,000 and warrants to purchase 248,000 shares of Living Center common stock for $35.00 per share. No value was assigned to the warrants. The APS operating results have been presented as discontinued operations for 1994 and 1993 (net of applicable income taxes of $1,879,000 and $2,428,000 in 1994 and 1993, respectively). Net revenues of the discontinued operations were $43,770,000 and $50,678,000 in 1994 and 1993, respectively.

         Supplemental unaudited pro forma information giving effect to business acquisitions made in 1994 and 1993 and excluding the operations of APS, is as follows:

                                           YEAR ENDED DECEMBER 31,
                                           -----------------------
                                            1994              1993
                                            ----              ----
                                              (IN THOUSANDS)
Net revenues                               $986,062          $930,192
Income from continuing operations            35,209            27,498
Per share amounts:
  Primary                                  $   0.79 $0.63
  Fully diluted                            $   0.76 $0.63


         The pro forma financial information presented above is not necessarily indicative of any trends or results that may be expected for any other period. Pro forma financial information for business acquisitions and dispositions made in 1995 is not presented because the effects on the Company's operating results are not material.

         In February 1996, the Company signed a letter of intent for the sale of its M&B Ventures, Inc. home health operations, located in South Carolina under the assumed business name of Doctor's Home Health, Inc. The sale, which is expected to be completed in May 1996, is subject to certain conditions. The proposed sales price of $2,900,000 approximates the book value of the

                           APRIA HEALTHCARE GROUP INC.

assets of Doctor's Home Health, Inc. The operations of Doctor's Home Health, Inc. had revenues of approximately $8,870,000 and $7,340,000 for 1995 and 1994, respectively.


NOTE 3 -- RESTRUCTURING COSTS AND SPECIAL PROVISION FOR UNCOLLECTIBLE ACCOUNTS

         In connection with the merger, the Company adopted a plan to restructure and consolidate its operating locations and administrative functions within specific geographic areas. The principal elements of the plan include a workforce reduction of approximately 1,220 employees across all employee groups, the consolidation of approximately 120 branch locations and the conversion of information systems at the continuing branches to a standardized system. The plan, which the Company anticipates will be substantially completed by September 1996, resulted in a restructuring charge of approximately $68,304,000 consisting of accrued costs and impairments.

         Through December 31, 1995, the Company had completed a significant portion of the plan, including the consolidation of approximately 105 branch locations and a reduction of approximately 1,120 employees. The Company's decision to consolidate branches and standardize branch information systems resulted in write-offs of excess patient service equipment, leasehold improvements and the hardware and capitalized software relating to information systems being discontinued. Approximately $1,325,000 in hardware and capitalized software costs, representing the approximate amount of depreciation attributable to the expected period of usage prior to completion of the conversion plan, is included in property, equipment and improvements at December 31, 1995. The following table summarizes the principal components of the charge, amounts paid through December 31, 1995, and the remaining accrual at December 31, 1995.

                                                       ACCRUALS      IMPAIRMENTS
                                                           (IN THOUSANDS)
Severance and related personnel costs...............   $ 21,538        $     --
Branch and billing center closures..................     13,709           9,354
Information systems.................................         --          22,160
Other...............................................      1,000             543
                                                       --------        --------
                                                         36,247        $ 32,057
Severance amounts paid through December 31, 1995....    (12,607)       ========
Other amounts paid through December 31, 1995........     (4,555)
                                                       --------
Accrual at December 31, 1995........................   $ 19,085
                                                       ========


         A special provision for uncollectible accounts of $47,440,000 was recorded to conform the allowance estimation methodologies of Homedco and Abbey and to provide for estimated losses resulting from the significant volume of facility consolidations and information system conversions. These activities detract from normal operations and result in billing and collection delays which generally reduce the ultimate collectibility of accounts receivable.


NOTE 4 -- PROPERTY, EQUIPMENT AND IMPROVEMENTS

         Property, equipment and improvements consists of the following:

                                                                                     DECEMBER 31,
                                                                               -----------------------
                                                                               1995               1994
                                                                               ----               ----
                                                                                   (IN THOUSANDS)


         Land and improvements........................................       $     88          $    100
         Buildings and leasehold improvements.........................         14,620            14,160
         Equipment and furnishings....................................         56,507            43,412
         Information systems..........................................         74,741            65,913
                                                                             --------          --------
                                                                              145,956           123,585
         Less accumulated depreciation................................        (65,848)          (49,609)
                                                                             --------          --------
                                                                             $ 80,108          $ 73,976
                                                                             ========          ========

                           APRIA HEALTHCARE GROUP INC.

NOTE 5 -- INTANGIBLE ASSETS

         Intangible assets consist of the following:

                                                                    DECEMBER 31,
                                                              1995              1994
                                                              ----              ----
                                                                  (IN THOUSANDS)


         Covenants not to compete...................       $  32,815         $  28,235
         Goodwill...................................         319,571           271,063
                                                             -------           -------
                                                             352,386           299,298
         Less accumulated amortization..............         (33,244)          (16,574)
                                                            --------          --------
                                                            $319,142          $282,724
                                                            ========          ========



NOTE 6 -- CREDIT FACILITY AND LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                                                     DECEMBER 31,
                                                                                               1995               1994
                                                                                               ----               ----
                                                                                                   (IN THOUSANDS)
         Notes payable relating to revolving credit facilities                               $286,300          $ 41,372
         Term loans payable...........................................................              -            75,000
         Acquisition line of credit...................................................              -            43,443
         6.5% Convertible subordinated debentures.....................................              -            66,646
         9.5% Senior subordinated notes...............................................        200,000           200,000
         Other, interest at rates ranging from 4.1% to 11.0%, payments
           due at various dates through December 1998                                           4,071             9,792
         Capital lease obligations (see Note 9).......................................         16,520            16,880
                                                                                             --------          --------
                                                                                              506,891           453,133
         Less: Current maturities.....................................................         (9,652)          (32,200)
                  Unamortized deferred debt costs.....................................         (6,584)          (14,829)
                                                                                             --------          --------
                                                                                             $490,655          $406,104
                                                                                             ========          ========

         Credit Agreements Prior to Merger: Prior to June 28, 1995, the Company had credit agreements with various banks ("Bank Credit Agreement") and General Electric Capital Corporation ("GE Capital Agreement") providing for borrowings up to $350,000,000. The Bank Credit Agreement included a $75,000,000 term loan, a $75,000,000 acquisition credit line and a $100,000,000 revolving credit facility of which $15,000,000 was accessible in the form of letters of credit. The GE Capital Agreement provided an additional $100,000,000 in revolving credit. Borrowings under each revolving credit facility were limited to specified levels of qualified accounts receivable, inventory, and, in the case of the GE Capital Agreement, patient service equipment.

         Each agreement permitted the Company to select from two interest rate options: prime plus up to 1.25% or London Interbank Offered Rate ("LIBOR") plus up to 2.25%. Each rate option was subject to reduction for borrowing level, in the case of the GE Capital Agreement, and achieving targeted levels of earnings before interest, taxes, depreciation, and amortization, in the case of the Bank Credit Agreement.

         Term loan principal was payable quarterly, in varying amounts, commencing December 31, 1994 through March 31, 1998. Principal payments under the acquisition credit line were payable quarterly, commencing June 30, 1997 through December 31, 1998, with a final payment due May 2, 1999.

         The agreements required payment of commitment fees of .25% to .50% of the unused portion of each facility and contained restrictive covenants requiring the maintenance of certain financial ratios, limitations on additional borrowings and capital expenditures, and restrictions on cash dividends or other distributions.

                           APRIA HEALTHCARE GROUP INC.

         Credit Agreement Subsequent to Merger: Effective June 28, 1995, the Company executed a credit agreement with certain banks and Banque Paribas, as administrative agent. The agreement, which expires in June 2000, provides a revolving loan facility of up to $500,000,000. Proceeds were used, among other purposes, to retire borrowings under the Bank Credit Agreement and the GE Capital Agreement. The credit agreement contains restrictive covenants requiring the maintenance of certain financial ratios, limitations on additional borrowings and certain expenditures and restrictions on cash dividends and other distributions. At December 31, 1995, the Company's outstanding letters of credit amounted to $960,000 and credit available under the agreement was $212,740,000.

         Borrowings under the credit agreement bear interest at the higher of prime or .5% in excess of the Federal Funds rate. The Company may also elect an interest rate ranging from LIBOR plus .375% to LIBOR plus 1.5% dependent on the ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization. The Company uses interest rate swap and cap agreements to moderate its exposure to interest rate changes. At December 31, 1995, approximately $266,000,000 of the Company's outstanding borrowings were subject to interest rate swap agreements pursuant to which quarterly receipt or payment of the interest differential is made and recognized as an adjustment to interest expense. The cap agreement, which expires in July 1996, limits the three-month LIBOR rate to 6% on outstanding indebtedness of up to $50,000,000. The effective interest rate at December 31, 1995, including the effects of interest rate swap and cap agreements, was 5.5%, 6.6% and 8.5% for borrowings of $266,000,000, $13,000,000 and $7,300,000, respectively. The swap agreements were cancelled and replaced with an agreement for $280,000,000 of notional principal in January 1996.

         As a result of the aforementioned refinancing, unamortized deferred debt costs of $2,998,000, net of income taxes of $1,686,000, relating to the refinanced debt were expensed as an extraordinary charge.

         The carrying amounts reported for the obligations relating to revolving credit facilities, term loans and acquisition line approximate fair value because the underlying instruments are variable rate notes that reprice frequently.

         6.5% Convertible Subordinated notes: The 6.5% convertible subordinated debentures were convertible into shares of the Company's Common Stock at a conversion price of $13.97 per share and were scheduled to mature on December 1, 2002. Pursuant to a redemption feature, all outstanding 6.5% convertible subordinated debentures were converted to Common Stock in September 1995. The fair value of these debentures was $79,259,000 at December 31, 1994.

         9.5% Senior Subordinated notes: The 9.5% senior subordinated notes mature November 1, 2002 and are subordinated to all senior debt of the Company and senior in right of payment to subordinated debt of the Company. The fair value of these notes, determined by reference to quoted market prices, is $210,340,000 and $183,280,000 at December 31, 1995 and 1994, respectively.

         Total interest paid in 1995, 1994 and 1993 amounted to $37,454,000, $32,395,000, and $12,074,000, respectively.

         Maturities of long-term debt, exclusive of capital lease obligations, for the five years ending December 31, 2000 and thereafter, are as follows:


                                                                                              (IN THOUSANDS)
         1996..............................................................................       $2,807
         1997..............................................................................        1,092
         1998..............................................................................          172
         1999..............................................................................            -
         2000..............................................................................            -
         Thereafter........................................................................      486,300
                                                                                                --------
                                                                                                $490,371
                                                                                                ========


NOTE 7 -- STOCKHOLDERS' EQUITY

         Common Stock: The Company has granted registration rights to certain holders of Common Stock under which the Company is obligated to pay the expenses associated with certain of such registration rights.

                           APRIA HEALTHCARE GROUP INC.

         Prior to June 28, 1995, the Company had adopted preferred stock purchase rights plans pursuant to which the Company's common stockholders were granted one right for each share of Common Stock held. Each right allowed its holder to purchase one-hundredth of a share of Junior Participating Preferred Stock at a specified price, subject to adjustment. The rights would become exercisable at certain times associated with a transaction whereby a person or group of affiliated persons acquired beneficial ownership of 20% or more of the Company's general voting power, unless the Board of Directors determined the transaction to be fair and in the best interests of the Company and its stockholders. The Board of Directors determined that the merger of Abbey and Homedco is fair and in the best interests of the Company and its stockholders and, accordingly, the preferred stock purchase rights did not become exercisable. As a result of the merger, the outstanding preferred stock purchase rights were converted into Apria preferred stock purchase rights with terms essentially the same as the predecessor plans.

         Stock Option Plans: The Company has various stock option plans that provide for the granting of incentive stock options or non-statutory options to certain key employees, non-employee members of the Board of Directors, consultants and independent contractors. In the case of incentive stock options, the exercise price may not be less than the fair market value of a share of Common Stock on the date of grant, and may not be less than 110% of the fair market value of a share of Common Stock on the date of grant for any individual possessing 10% or more of the voting power of all classes of stock of the Company. The options become exercisable over periods ranging from three to five years and expire not later than 10 years from the date of grant.

         Transactions under these plans are summarized as follows:

                                                                                          NUMBER OF
                                                                                           SHARES         PRICE RANGE
                                                                                           ------         -----------
         Outstanding at December 31, 1992..........................................      2,542,935    $   .75    $11.00
             Granted...............................................................      2,052,053       4.45     16.87
             Exercised.............................................................       (437,323)       .75     11.00
             Cancelled.............................................................        (99,995)       .75     12.25
                                                                                      ------------
         Outstanding at December 31, 1993..........................................      4,057,670        .75     16.87
             Granted...............................................................      1,203,253      11.25     20.00
             Exercised.............................................................       (394,938)       .75     14.11
             Cancelled.............................................................     (1,111,407)       .75     20.00
             Substitute options granted for outstanding options of
               acquired company....................................................        308,563        .97     11.36
                                                                                      ------------
         Outstanding at December 31, 1994..........................................      4,063,141        .75     17.05
             Net activity from October 1, 1994 to December 31, 1994 (see Note 1)...        (54,340)      1.50     33.25
             Granted...............................................................      2,028,475      17.68     28.03
             Exercised.............................................................     (1,233,243)       .75     20.25
             Cancelled.............................................................       (620,242)       .75     28.05
                                                                                      ------------
         Outstanding at December 31, 1995..........................................      4,183,791        .75     28.03
                                                                                      ============
         Exercisable at December 31, 1995..........................................      1,572,459        .75     28.03
                                                                                      ============
         Available for grant at January 1, 1995....................................      1,753,430
                                                                                      ============
         Available for grant at December 31, 1995..................................      1,030,985
                                                                                      ============


         In addition, the Company has a Long-Term Senior Management Equity Plan (the "Equity Plan") which provides for the granting of non-statutory stock options to key members of senior management at fair market value on the date of grant. As a result of the merger, half of the outstanding options under this plan became exercisable. The remaining options vest at a rate of 25% per year, upon announcement of financial results, commencing with the announcement of financial results for 1995. Vesting may be accelerated under certain circumstances. The Equity Plan allows for the issuance of 2,000,000 shares of Common Stock. During 1995, options to purchase 239,600 and 253,000 shares of Common Stock at prices ranging from $11.00 to $14.63 per share were exercised and cancelled, respectively. During the period October 1, 1994 through December 31, 1994 (see Note 1) options to purchase 96,000 shares of Common Stock at a price of $11.00 per share were cancelled. At December 31, 1995, options to purchase 1,365,400 shares of Common Stock at prices ranging from $11.00 to $13.50 per share were outstanding. Options granted under this plan expire not later than 10 years from the date of grant.

         Approximately 5,085,000 shares of Common Stock are reserved for future issuance upon exercise of stock options.

                           APRIA HEALTHCARE GROUP INC.

NOTE 8 -- INCOME TAXES

         Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                                  DECEMBER 31,
                                                                                             1995             1994
                                                                                             ----             ----
                                                                                                (IN THOUSANDS)

         Deferred tax liabilities:
          Tax over book depreciation.................................................    $  7,836         $  2,260
           Intangible assets..........................................................      1,733            1,332
           Other, net.................................................................      3,552            3,875
                                                                                         --------         --------
         Total deferred tax liabilities...............................................     13,121            7,467

         Deferred tax assets:
           Allowance for doubtful accounts............................................     34,194           24,860
           Accruals...................................................................     24,855           17,002
           Asset valuation reserves...................................................     13,371            4,182
           Net operating loss carryforward, limited by Section 382                         19,771           19,352
           Other, net.................................................................      3,047            3,304
                                                                                         --------          -------
         Total deferred tax assets....................................................     95,238           68,700
         Valuation allowance..........................................................    (36,234)         (33,524)
                                                                                         --------          -------
         Net deferred tax assets......................................................     59,004           35,176
                                                                                         --------          -------
         Net deferred taxes...........................................................   $ 45,883          $27,709
                                                                                         ========          =======
         Current deferred tax assets, net of current deferred
           tax liabilities ...........................................................   $ 45,883          $36,947
         Non-current deferred tax liabilities, net of non-current
           deferred tax assets .......................................................          0           (9,238)
                                                                                         --------          -------
         Net deferred taxes...........................................................   $ 45,883          $27,709
                                                                                          =======          =======


         The recognition in 1995 of additional net deferred tax assets was based primarily on the availability of taxable income in carryback years and to a lesser extent on future taxable income. The Company's future taxable income assumption considers the Company's taxable earnings in the fourth quarter of 1995, the Company's history of earnings in periods prior to the merger, and anticipated integration activities and certain revenue concentration uncertainties (see Note 12).

         At December 31, 1995, the Company's federal and state operating loss carryforwards approximated $138,000,000 and $135,000,000, respectively, and begin to expire in 2003 for federal tax purposes and 1996 for state tax purposes. As a result of an ownership change in March 1992 which met specified criteria of Section 382 of the Internal Revenue Code, future use of federal and state operating loss carryforwards are each limited to $4,150,000 per year. Because of the annual limitation, approximately $89,000,000 each of the Company's federal and state operating loss carryforwards may expire unused.

         A valuation allowance is provided primarily against the Company's net operating loss carryforwards and certain other deferred tax assets the expected use of which extends beyond the Company's earning assumption period and are not otherwise offset by deferred tax liabilities.

                           APRIA HEALTHCARE GROUP INC.

         Income tax (benefit) expense consists of the following:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                            1995            1994            1993
                                                                            ----            ----            ----
                                                                                       (IN THOUSANDS)
         Currently (refundable) payable:
           Federal....................................................    $ (9,569)        $17,746         $18,906
           State......................................................         495           3,984           5,159
                                                                          --------         -------         -------
                                                                            (9,074)         21,730          24,065
         Deferred tax benefit or liability:
           Federal....................................................     (16,810)          3,650          (4,793)
           State......................................................      (2,738)            381            (659)
                                                                          --------         -------         -------
                                                                           (19,548)          4,031          (5,452)

         Tax benefits credited to paid-in capital and goodwill               9,681           1,343           1,082
                                                                          --------         -------         -------
                                                                          $(18,941)        $27,104         $19,695
                                                                          ========         =======         =======


         The exercise of stock options granted under the Company's various stock option plans gives rise to compensation which is includable as taxable income to the employee and deductible by the Company for federal and state tax purposes but is not recognized as expense for financial reporting purposes. In addition, the recognition for income tax purposes of certain deferred tax assets relating to acquired businesses reduces related goodwill for financial reporting purposes.

         Differences between the Company's income tax (benefit) expense and an amount calculated utilizing the federal statutory rate are as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                            1995             1994            1993
                                                                            ----             ----            ----
                                                                                        (IN THOUSANDS)
Income tax (benefit) expense at statutory rate........................    $(30,742)        $21,952         $19,439
Minimum tax credit....................................................           -               -            (408)
Non-deductible goodwill and merger costs..............................       4,907           1,353               -
Use of net operating loss carryforward................................           -          (1,453)         (1,411)
Tax benefit of deferred items not currently (previously) recognized          5,287               -            (531)
Tax benefit of acquired company.......................................           -           2,142               -
State taxes, net of federal benefit and state loss carryforwards               825           3,116           2,603
Other.................................................................         782              (6)              3
                                                                          --------         -------        --------
                                                                          $(18,941)        $27,104        $ 19,695
                                                                          ========         =======        ========


         Income taxes paid (net of refunds received) in 1995, 1994 and 1993, amounted to $15,159,000, $25,323,000, and $26,650,000, respectively.


NOTE 9 -- LEASES

         The Company operates principally in leased offices and warehouse facilities. In addition, the Company leases delivery vehicles and office equipment. Lease terms range from one to ten years with renewal options for additional periods. Many leases provide that the Company pay taxes, maintenance, insurance and other expenses. Rentals are generally increased annually by the consumer price index subject to certain maximum amounts defined within individual agreements.

         In addition, during 1995, 1994 and 1993 the Company acquired patient service equipment, information systems and equipment and furnishings totalling $5,876,000, $10,719,000, and $7,736,000, respectively, under capital lease arrangements with lease terms ranging from two to five years. Amortization of the leased patient service equipment and information systems amounted to $4,410,000, $5,669,000, and $4,236,000, in 1995, 1994 and 1993, respectively.

                           APRIA HEALTHCARE GROUP INC.

         The following amounts for assets acquired under capital lease obligations are included in both the patient service equipment and property, equipment and improvements:

                                                                                                 DECEMBER 31,
                                                                                             -------------------
                                                                                             1995           1994
                                                                                             ----           ----
                                                                                               (IN THOUSANDS)
         Patient service equipment....................................................   $  3,145         $ 14,419
         Information systems..........................................................     19,891           15,832
         Equipment and furnishings....................................................      3,796            3,885
         Buildings and improvements...................................................        565            1,687
                                                                                         --------         --------
                                                                                           27,397           35,823
         Less accumulated depreciation................................................     (9,905)         (15,659)
                                                                                         --------         --------
                                                                                         $ 17,492         $ 20,164
                                                                                         ========         ========


         Future minimum payments by year and in the aggregate required under noncancellable operating leases and capital lease obligations consist of the following at December 31, 1995:

                                                        CAPITAL         OPERATING
                                                        LEASES           LEASES
                                                        ------           ------
                                                              (IN THOUSANDS)
1996...............................................    $   7,418        $  38,387
1997...............................................        7,015           30,353
1998...............................................        3,241           24,233
1999...............................................          192           17,833
2000...............................................         --             10,949
Thereafter.........................................         --             18,963
                                                       ---------        ---------
                                                       $  17,866        $ 140,718
                                                                        =========
Less interest included in minimum lease payments...       (1,346)
                                                       ---------
Present value of minimum lease payments............       16,520
Less current portion...............................       (6,845)
                                                       ---------
                                                       $   9,675
                                                       =========


         Rent expense in 1995, 1994 and 1993 amounted to $47,658,000, $37,543,000, and $30,577,000, respectively. Facilities leased from lessors in which stockholders and employees have a financial interest comprised $245,000, $310,000, and $330,000 of rent expense in 1995, 1994 and 1993, respectively.


NOTE 10 -- EMPLOYEE BENEFIT PLANS

         The Company had two defined contribution plans and a defined benefit plan covering substantially all employees. The defined contribution plans were 401(k) plans whereby eligible employees voluntarily contributed up to a defined percentage of their annual compensation. Employee contributions were partially matched by the Company under one plan. Total expenses to the Company relating to the defined contribution plans for 1995, 1994 and 1993 were $2,980,000, $3,080,000, and $2,180,000, respectively.

         Effective January 1, 1996, the net assets of the Abbey 401(k) plan were transferred into the Apria 401(k) plan, formerly the Homedco 401(k) plan. The Company is currently in the process of implementing certain amendments to the plan which have recently been approved by the Board of Directors. As amended, the plan provides eligibility for all employees having completed one year of service with at least 1,000 hours. Participants may contribute up to 16% of annual basic earnings. Employee contributions are matched 50% for the first 8% by the Company.

                           APRIA HEALTHCARE GROUP INC.

         On September 22, 1995, the defined benefit plan trustees agreed to terminate the defined benefit plan effective April 30, 1996. As a result, the Company recognized a settlement loss of $2,275,000 in 1995. Prior to the termination, the defined benefit plan benefits were based upon years of service and the employees' average compensation over the last five years of employment. The Company's funding policy was to fund the recommended amount as determined by the plan's actuaries. Contributions were intended to provide not only for benefits attributed to services performed to date, but also for those expected to be earned in the future. Net periodic pension cost included in selling, distribution and administration expenses amounted to $925,000, $1,136,000 and $653,000 in 1995, 1994 and 1993, respectively.


         The Company has adopted the provisions of Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits. The cumulative effect of its application is not presented because the amount is not material to the Company's 1995 operating results.


NOTE 11 -- RELATED PARTY TRANSACTIONS

         In December 1992, pursuant to a secured promissory note agreement, the Company loaned $1,250,000 to an officer/director. The note bore interest at 8% per annum and principal and interest were due December 28, 1996. During 1995, 1994 and 1993 principal and interest of $196,000, $188,000 and $675,000, respectively, were cancelled and recorded as compensation expense. The remaining outstanding principal and related interest totalling $397,000 was forgiven in January 1996.

         Through September 1995, the Company retained a firm, in which a member of the Board of Directors of the Company is a managing director, to provide ongoing financial advisory services. During 1995, 1994 and 1993, the firm was paid fees of $3,810,000, $910,000 and $1,886,000, respectively, in connection with various financing transactions and other investment banking activities. The fees paid in 1995 related primarily to the merger.

         In December 1994, the Company made an interest bearing loan of $100,000 due in December 1997 to an Officer of the Company. In connection with the Protocare acquisition, the Company also assumed from Protocare a 9% loan to the same officer which amounted to $597,000. The officer resigned in May 1995, and the outstanding principal and interest on this assumed loan, amounting to $499,000 and $288,000, was forgiven in 1995 and 1994, respectively.


NOTE 12 -- COMMITMENTS AND CONTINGENCIES

         Purchase Commitments: On September 1, 1994, the Company entered into a five-year agreement to purchase medical supplies totalling $112,500,000, with annual purchases ranging from $7,500,000 in the first year to $30,000,000 in the third through fifth years. Beginning in the year ended August 31, 1996, failure to purchase at least 90% of the annual commitment will result in a penalty of 10% of the difference between the annual commitment and actual purchases.

         Litigation: The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which are not determinable at this time. The Company has insurance policies covering such potential losses where such coverage is cost effective. In the opinion of management, any liability that might be incurred by the Company upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the consolidated financial condition. During 1995 and thereafter, certain claims and lawsuits were settled for amounts (including cost of defense) totalling approximately $10,590,000 and $1,950,000, respectively.

         Certain Concentrations: Over 50% of the Company's revenue is derived from the provision of respiratory therapy services, a significant portion of which is reimbursed under the Federal Medicare program. Various budgets currently under consideration by Congress and the Federal Administration propose reductions in Medicare spending including, among other matters, reimbursement for home oxygen. It is currently uncertain when a budget agreement will be reached and the ultimate impact such budget will have on home oxygen reimbursement.

         The Company currently purchases approximately 40% of its patient service equipment and supplies from two supplier(s). Although there are a limited number of suppliers, management believes that other suppliers could provide similar products on

                           APRIA HEALTHCARE GROUP INC.

comparable terms. A change in suppliers, however, could cause a delay in service delivery and a possible loss in revenues which could affect operating results adversely.

NOTE 13 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                     QUARTER
                                                     FIRST         SECOND                      THIRD            FOURTH
                                                     -----         ------                      -----            ------
                                                            (in thousands, except per share data)
1995
Net revenues ................................       $ 284,609       $ 287,286                $ 277,670        $ 284,035
Gross profit ................................         199,073         199,016                  178,833          195,679
Operating income (loss) .....................          36,032          22,115                 (133,948)          28,324
Income (loss) before extraordinary charge ...          15,792           7,497                 (112,166)          17,399
Net income (loss) ...........................       $  15,792       $   4,499                $(112,166)       $  17,399

Per share amounts:
  Primary:
    Income (loss) before extraordinary charge       $    0.34       $    0.15                $   (2.32)       $    0.34
    Net income (loss) .......................       $    0.34       $    0.09                $   (2.32)       $    0.34
  Fully diluted:
    Income (loss) before extraordinary charge       $    0.32       $    0.15                $   (2.32)       $    0.34
    Net income (loss) .......................       $    0.32       $    0.09                $   (2.32)       $    0.34



1994
Net revenues ................................       $ 226,925       $ 231,312                $ 244,928        $ 259,647
Gross profit ................................         157,882         161,200                  172,968          183,072
Operating income ............................          12,906          24,420                   28,722           33,827
Net income ..................................       $     160       $   9,897                $  14,124        $  14,850

Per share amounts:
  Primary:
    Net income ..............................       $    0.00       $    0.23                $    0.32        $    0.33
  Fully diluted:
    Net income ..............................       $    0.00       $    0.22                $    0.30        $    0.31


         The quarterly financial information for all periods presented reflect the conformed accounting policies of Homedco and Abbey (see Note 2).

         The second and third quarters of 1995, include charges of approximately $12,900,000 and $133,800,000, respectively, relating to restructuring, merger and integration activities and to accounts receivable valuation and employment-related matters. During the fourth quarter of 1995, the Company reevaluated the estimates inherent in the restructuring and other merger-related costs recorded through the end of the third quarter. This evaluation resulted in a reallocation of expenses which increased the special provision for uncollectible accounts by $13,000,000 and reduced restructuring costs and other merger-related costs by $10,316,000 and $2,684,000, respectively. Additionally, an extraordinary charge on debt refinance of approximately $2,998,000, net of income taxes of $1,686,000, was recorded in the second quarter of 1995.

         During the first quarter of 1994, the company initiated a program to integrate the TPC operations and to shift market and sales emphasis from home medical equipment to respiratory therapy. This program resulted in the write-off of surplus inventory of $2,100,000, costs related to the consolidation of branch operations of $3,200,000, and an increase in the provision for doubtful accounts of $1,600,000. The costs related to the consolidation of branch operations include the costs of closing eight branch offices

                           APRIA HEALTHCARE GROUP INC.

and severance for the termination of approximately 350 employees. Also in the first quarter, the company recorded acquisition-related charges of $4,600,000, including legal costs and executive severance expenses.

                           APRIA HEALTHCARE GROUP INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                                       Additions
                                                                 ---------------------------

                                                Balance at       Charged to       Charged to                       Balance
                                                Beginning        Costs and           Other                        at End of
                Description                     of Period         Expenses         Accounts       Deductions        Period
-----------------------------------------       ---------         --------         --------       ----------        ------
Year ended December 31, 1995
Deducted from asset accounts:
    Allowance for doubtful accounts              $61,038          $100,463 (a)     $2,655 (f)        $77,589         $86,567
    Reserve for inventory shortages                3,952             2,898 (e)          8 (f)          1,104           5,754
    Reserve for patient service equipment
       shortages                                   4,546            16,783 (e)        117 (f)          1,802          19,644
                                                 -------          --------         ------            -------        --------
                   Totals                        $69,536          $120,144         $2,780            $80,495        $111,965
                                                 =======          ========         ======            =======        ========

Year ended December 31, 1994
Deducted from asset accounts:
    Allowance for doubtful accounts              $52,102          $ 48,718  (b)    $9,089 (c)        $48,871(d)      $61,038
    Reserve for inventory shortages                3,143             1,124              -                316           3,952
    Reserve for patient service equipment
       shortages                                   1,810             3,312            448              1,024           4,546
                                                 -------          --------         ------            -------         -------
                   Totals                        $57,055          $ 53,154         $9,537            $50,211         $69,536
                                                 =======          ========         ======            =======         =======

Year ended December 31, 1993
Deducted from asset accounts:
    Allowance for doubtful accounts              $42,630           $37,279  (b)    $8,779 (c)        $36,586(d)      $52,102
    Reserve for inventory shortages                3,216               438                               511           3,143
    Reserve for patient service equipment
       shortages                                   1,252             2,767                             2,209           1,810
                                                 -------           -------         ------            -------         -------

                   Totals                        $47,098           $40,484         $8,779            $39,306         $57,055
                                                 =======           =======         ======            =======         =======



---------------
 (a) Includes $47,440 for special provision of uncollectible accounts for the year ended December 31, 1995.

 (b) Includes $2,002 and $2,803 for discontinued operations for the years ended December 31, 1994 and 1993, respectively.

 (c)    Includes amounts added in conjunction with business acquisitions.

 (d) Includes the charge-off of uncollectible accounts receivable and a reversal of the allowance for doubtful accounts related to discontinued operations for the year ended December 31, 1994.

 (e) Includes amounts recorded in conjunction with the establishment of the merger and restructuring reserves.

 (f) Represents the net activity for Homedco for the period of October 1, 1994 through December 31, 1994.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 29, 1996

                                         HOMEDCO GROUP, INC.

                                       By:        /s/ JEREMY M. JONES
                                                  -----------------------------
                                                  Jeremy M. Jones
                                                  Chairman of the Board
                                                  and Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

        SIGNATURE                                   TITLE                                           DATE
        ---------                                   -----                                           ----


/s/ JEREMY M. JONES                        Chairman of the Board and                              March 29, 1996
----------------------------               Chief Executive Officer
Jeremy M. Jones                            (Principal Executive Officer)



/s/ LAWRENCE H. SMALLEN                    Chief Financial Officer, Vice President,               March 29, 1996
----------------------------               Finance, Treasurer and Secretary
Lawrence H. Smallen                        (Principal Financial Officer)



/s/ JAMES E. BAKER                         Vice President, Controller                             March 29, 1996
----------------------------               (Principal Accounting Officer)
James E. Baker



/s/ DAVID L. GOLDSMITH                     Director                                               March 29, 1996
----------------------------
David L. Goldsmith


/s/ LEONARD GREEN                          Director                                               March 29, 1996
----------------------------
Leonard Green


/s/ TERRY HARTSHORN                        Director                                               March 29, 1996
----------------------------
Terry Hartshorn


/s/ CHARLES D. MARTIN                      Director                                               March 29, 1996
----------------------------
Charles D. Martin


/s/ FREDERICK S. MOSELEY, IV               Director                                               March 29, 1996
----------------------------
Frederick S. Moseley, IV


/s/ VINCENT M. PRAGER                      Director                                               March 29, 1996
----------------------------
Vincent M. Prager

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO.1
                                       ON
                                   FORM 10-K/A

(Mark One)
/x/               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)
                   For the Fiscal Year Ended December 31, 1995
                                       OR
/ /            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                          Commission File No. 000-19854

                           APRIA HEALTHCARE GROUP INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                        33-0488566
    (State of other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                           Identification)

         3560 HYLAND AVENUE                                      92626
            COSTA MESA, CA                                     (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (714) 427-2000

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                                (Title of class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes  X      No
                                       ---        ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

As of February 29, 1996, there were outstanding 50,245,452 shares of the Registrant's Common Stock, par value $0.001 ("Common Stock"), which is the only class of Common Stock of the Registrant. As of February 29, the aggregate market value of the shares of Common Stock held by non-affiliates of the Registrant, computed based on the closing sale price of $31.25 per share as reported by Nasdaq, was approximately $1,515,996,313.

                       DOCUMENTS INCORPORATED BY REFERENCE

The information called for by Part III is incorporated by reference to the definitive Proxy Statement for the 1996 Annual Meeting of Stockholders of the Registrant which will be filed with the Securities and Exchange Commission not later than 120 days after December 31, 1995.

Item 7 of Part II and Item 14 of Part IV of the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 are amended in their entirety as follows:

                                    PART II.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         Apria Healthcare Group Inc. ("the Company") was formed by the merger of Abbey Healthcare Group Incorporated ("Abbey") and Homedco Group, Inc. ("Homedco") in June 1995. This transaction was accounted for as a pooling-of-interests and as such, the results of operations for all periods presented reflect the combined operations of Abbey and Homedco. The financial statements have been restated to conform the differing accounting policies of the separate companies, principally relating to the use of salvage values recognized for certain patient service equipment and the capitalization of low dollar patient service items, supplies, accessories and repairs.

         In connection with the merger, the Company initiated a significant consolidation and restructuring plan to consolidate operating locations and administrative functions within specific geographic markets. The plan provides for a workforce reduction of approximately 1,220 employees, consolidation of approximately 120 operating facilities and conversion of branch operating locations to a standardized information system. The employee reduction and branch consolidations were substantially complete as of December 1995, with a reduction of 1,120 employees and consolidation of 105 branch locations. The Company has also completed approximately 50% of the information system conversions as of December 1995. The remaining system conversions (approximately
220) are scheduled during 1996. The Company expects the plan to be completed by September 1996.

         During 1995, a charge of approximately $68.3 million was recorded in connection with the Company's restructuring efforts. The primary components of the restructuring charge include severance and related costs of $21.5 million due to workforce reductions, $22.2 million associated with the consolidation of information systems, $23.1 million related to the closure of duplicate facilities and $1.5 million for other restructuring activities. The Company anticipates these activities to result in payroll, rent and other cost savings from workforce reductions and branch consolidations. Such savings to date have been partially offset by integration costs, including employee relocation, temporary and transitional employee costs, overtime and consulting which totaled approximately $11.5 million in 1995 and are expected to decrease significantly as the integration activities subside.

         Merger costs of approximately $12.2 million were incurred during 1995 and consisted primarily of fees for investment banking, legal, consulting, accounting, filing requirements, and, as required by the merger agreement, the cost of liability insurance covering directors and officers of the predecessor companies for a period of six years against claims arising from facts or events occurring prior to the merger.

         Employee contracts, benefit plan and claim settlements of $20.4 million were recorded in 1995. Included is approximately $14.4 million provided for employment and payroll tax related claims and lawsuits, $3.4 million to settle certain employee contracts, and a settlement loss of $2.3 million for the termination of the Abbey Medical, Inc. Employee Retirement Plan, a defined benefit pension plan. At December 31, 1995, the remaining accrual was approximately $10 million, the majority of which should be settled and paid within one year.

         Net revenues increased 17.7% to $1,133.6 million in 1995, 28.6% to $962.8 million in 1994 and 45.9% to $748.9 million in 1993. The increase in revenues in 1995 and 1994 was due to growth from locations owned and operated by the Company at the beginning of the fiscal year (existing locations) and acquisitions. The internal growth was primarily generated by increased volumes realized in managed care markets. 1995 revenues were negatively impacted by the fact that the last half of the year was the first in which the Company operated as a merged entity and as a result, there was a disruption of the day to day operations caused by the consolidation and integration activities. Management believes this trend to be short term, as indicated by an increase in revenue during the fourth quarter of 1995.

         During 1993, Congress passed the Omnibus Budget Reconciliation Act of 1993 ("OBRA 1993"), which the Company estimates reduced its revenues by approximately $12.8 million during 1994. No additional reductions related to OBRA 1993 were incurred during 1995. The OBRA legislation provides a consumer price index update, effective January 1, 1996, of 3%. Medicare and Medicaid reimbursement rates are continually being reviewed by the federal and state governments, respectively, and additional reimbursement reduction may occur in the future.

         Infusion therapy, respiratory therapy and home medical equipment/other revenues represent 24%, 53% and 23%, respectively, of total revenue and grew at rates of 14.9%, 15.2% and 27.7%, respectively, in 1995. Growth in all three lines of business was primarily due to increased volume from existing locations and revenue contributed from acquisitions. Additionally, the shift to a managed care environment has required the Company to provide a full range of services, resulting in volume increases, specifically in the home medical equipment/other lines of business. This growth was mitigated by price competition within the managed care environment. Revenue growth in 1994 was 117.4%, 14.1% and 10.8% for infusion therapy, respiratory therapy and home medical equipment/other services, respectively. The significant growth in infusion revenue in 1994 was primarily due to the Total Pharmaceutical Care, Inc. ("TPC") and Protocare, Inc. acquisitions. Price increases had a minimal impact on revenue growth.

         Gross margins were 68.2% in 1995, 70.1% in 1994 and 69.8% in 1993.
Increased participation in the managed care market place has shifted product mix toward lower-margin medical equipment and supply items. Also, the managed care market fosters competition, which places downward pressure on prices. The 1995 gross margin was also adversely impacted by an adjustment of $5.4 million necessary to conform the accounting policies of the predecessor companies for certain low dollar patient service items, supplies and accessories and a $7.5 million provision for excess and obsolete patient service equipment and shrinkage associated with the facility consolidations. Due to the Company's larger size and resulting increase in volume requirements, management has renegotiated purchasing contracts for more attractive pricing and has implemented purchase compliance programs at its operational locations. Consequently, the Company has realized some cost savings in the last half of 1995 and expects to realize additional savings in 1996. In general, the Company has not experienced significant fluctuations in its cost structure and expects this trend to continue for the near term.

         Selling, distribution and administrative expenses decreased as a percentage of net revenues to 53.1% in 1995 from 53.7% in 1994 and 54.8% in 1993. The year to year improvement is due in part to the Company's initiatives to more effectively manage the delivery and clinical support components of the business. Due to the more cost conscious health care environment and the Company's decision to aggressively participate in the managed care approach to providing health care, the Company is continually evaluating how it can provide home healthcare at a lower cost. The Company has developed operating models that facilitate the accumulation and analysis of various statistics related to the delivery and clinical areas of the business. The models, which are targeted at the local level, are utilized as tools to expose inefficiencies and determine the optimal labor mix to best service the needs of the patients. Additionally, the Company was able to leverage these types of costs as a result of the merger, contributing significantly to the reduction in selling, distribution and administrative expenses during 1995. These reductions were partially offset in 1995 by integration costs.

         The provision for doubtful accounts as a percentage of net revenue was 4.7% in 1995, 4.9% in 1994 and 4.6% in 1993. In 1995, the Company recorded a special provision for uncollectible accounts of $47.4 million or 4.2% of net revenue. The special provision consisted of an adjustment made in the third quarter of approximately $34.4 million to conform the methodologies used to estimate the net realizable value of accounts receivable and a provision in the fourth quarter of approximately $13 million, or 3.7% of accounts receivable, for the anticipated impact on realization resulting from field location consolidations, changes in billing and collection personnel, and information systems conversions. The conformity adjustment was determined by application of a standard allowance policy, consistent with Homedco's past practice, to the Company's aged accounts receivable. Increases during the second half of 1995 and early 1996 in write-offs, the aging of accounts receivables, and days sales outstanding and decreases in collections in that period as well as experience with a prior business combination involving extensive field consolidations, personnel changes and information systems conversions were considered by management in estimating the impact on accounts receivable resulting from the aforementioned field disruptions.

         As of December 1995, the Company had completed approximately 90% of the planned facility consolidations and employee terminations, including the elimination of approximately 200 billing and collection positions, and 50% of the 445 planned system conversions. In connection with the facility consolidations, each branch information system was first converted to the predominate system in place within its region. Conversion of the branches to a standard, company-wide system then occurred on a region by region basis. Because of the conversion to interim systems prior to final conversion, locations representing approximately 80% of the Company's accounts receivable have been or will be subject to conversion.

         Disruptions caused by the physical movement of billing information and patient files, data conversion difficulties, employee terminations, relocations and reassignments and the facility consolidation process itself resulted in billing delays and, ultimately, difficulties in receiving timely reimbursement. Billing delays were due, in part, to incomplete claim documentation and in part to lack of familiarity with new systems and payor requirements. The passage of time reduces the likelihood of collection and increases the likelihood of denial because missing documentation is less likely to be located or replaced and payor imposed submission deadlines may be exceeded. Because substantially all of the planned facility consolidations and employee terminations have been completed, management expects disruptions and delays of this type to diminish in 1996.

         In addition to the delays described above, the conversion of a field information system to the standard system requires from one to four weeks, depending on facility size, for conversion and employee training during which time, billing and collection activity is substantially curtailed. After conversion and training is complete, billing and collection activity generally resumes at a slower pace than pre-conversion levels but normalizes within three to six months. The delays caused by conversion have had the effect of increasing the age of accounts receivable and delaying collection. Management expects such delays to continue in 1996 for regions that are scheduled for conversion through September 1996.

         Amortization expense increased to $16.3 million in 1995 from $11.5 million in 1994 and $4.1 million in 1993. The increase in amortization expense relates to intangible assets recorded in conjunction with business acquisitions.

         Interest expense increased to $42.9 million in 1995 from $37.2 million in 1994 and $18.3 million in 1993. The increase in interest expense in 1995 was primarily due to the additional debt financing required for restructuring, merger and integration activities, acquisitions and, to a lesser extent, increases in interest rates (see Liquidity and Capital Resources).

         The Company recognized a tax benefit in 1995 of $20.6 million that was primarily attributable to carryback of the current year loss and to an increase in deferred tax assets (future deductions). Included in deferred tax assets are net operating loss carryforwards available to reduce future taxes of approximately $20 million, subject to limitations by Section 382 of the Internal Revenue Code.

         Income tax expense for 1994 and 1993 represents the combined tax provisions of Homedco and Abbey prepared on a separate tax return basis. Accordingly, complimentary tax attributes of the companies were not considered available for benefit until periods following the merger. The Company's 1994 combined effective tax rate was 43% which exceeded the statutory rate primarily because of the effects of non-deductible goodwill. The Company's 1993 combined effective tax rate was approximately 35%. The lower rate was due primarily to the utilization of operating loss carryforwards not previously recognized.


LIQUIDITY AND CAPITAL RESOURCES

         Cash used in the Company's operating activities was $9.9 million in 1995 compared to $61,000 in 1994 and positive cash from operations of $27.0 million in 1993. Significantly contributing to the use of cash in 1995 were outlays of approximately $47.2 million for merger expenses, restructuring costs and employee-related matters. An additional $22.4 million is expected to be paid over periods generally not exceeding five years and funded by internally generated cash and existing credit facilities . Partially offsetting such cash outlays are tax refunds of $27.7 million for estimated payments made prior to the merger and for carryback of the 1995 loss which are expected to be received in 1996. In addition, increased revenue levels were supported by purchases of patient service equipment and resulted in increased levels of accounts receivable.

         Days' sales in outstanding receivables ("DSO"), cash receipts as a percentage of net revenues and the accounts receivable aging are among the key measurements the Company uses to evaluate the time frame in which accounts receivable are collected. DSO (calculated as of year-end by dividing gross accounts receivable by the 90-day rolling average of net revenues) increased to 109 days in 1995 from 99 days in 1994 and 104 days in 1993. Among the factors contributing to the increase in accounts receivable and DSO were disruptions and delays in billing and collection activity caused by the numerous facility consolidations, billing and collection personnel changes, and field information system conversions (see Results of Operations). The facility conversions and personnel changes were substantially complete at year end. The system conversions are scheduled to continue through the third quarter of 1996 and, accordingly, are expected to continue to impact the timing of billing and collections. To control and contain the impact on accounts receivable and collection levels caused by the system conversions, management, among other steps, documented and disseminated best billing and collection practices, upgraded the standard field system to incorporate certain features of the discontinued systems, conducted extensive training at all field locations undergoing conversion, retained a number of experienced reimbursement employees on a temporary basis, initiated collection incentive programs with special emphasis on older accounts, and developed and implemented standard management reports including key accounts receivable and collection statistics, expectations and field rankings.

         During 1995, the Company centralized its accounts payable function in connection with the restructuring and consolidation plan. The centralization process disrupted day-to-day activities causing a processing backlog which was reflected by the increase in the accounts payable balance at December 31, 1995 as compared to December 31, 1994. The Company expects to eliminate the backlog during the first two quarters of 1996.

         In conjunction with the merger, /the Company entered into a credit agreement with certain banks and Banque Paribas, as administrative agent. The agreement, which expires in June 2000, provides for borrowings of up to $500 million under a revolving credit facility. The proceeds were used, among other things, to repay borrowings under the prior separate credit agreements of Homedco and Abbey. The agreement provides for variable rate interest options including the higher of the Federal Funds Rate plus .5% or the Prime Rate, or London Interbank Offered Rate ("LIBOR") plus a margin which is dependent on the ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization. At December 31, 1995, borrowings of $286.3 million were outstanding, letters of credit amounted to $960,000, and availability under the revolving credit facility was $212.7 million. The effective interest rates at December 31, 1995 for borrowings under the credit facility not subject to the swap or cap agreements (see discussion below) were 6.6% and 8.5% on $13 million and $7.3 million, respectively.

         The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Interest rate swap and cap agreements are used as a means of managing the Company's interest rate exposure. The swap agreements are contracts to periodically exchange fixed and floating interest rate payments over the life of the agreement. The Company's exposure to credit loss under these agreements is limited to the interest rate spread in the event of nonperformance by the counterparties to the contracts. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the contracts. In July 1995, the Company entered into one-year swap agreements having a total notional principal amount of $266 million which effectively convert variable rate borrowings to fixed rate borrowings. For the period from July 1995 through December 1995, the Company received interest at a weighted average rate of 6.7% and paid interest at a weighted average rate of 6.2%. Payment or receipt of the interest differential is made quarterly and recognized monthly in the financial statements as an adjustment to interest expense. In January 1996, the Company canceled its swap agreements at a cost of $198,000 and entered a new one-year agreement with a total notional principal amount of $280 million that exchanges floating rate borrowings for a fixed LIBOR rate of 5.1%.

         Under a cap agreement, which expires in July 1996, the three-month LIBOR rate is limited to 6% on outstanding indebtedness of up to $50 million. The Company did not derive any benefit from the cap agreement in 1995 due to lower LIBOR rates.

         The 6.5% convertible subordinated debentures were convertible into shares of the Company's Common Stock at a conversion price of $13.97 per share and were scheduled to mature on December 1, 2002. Pursuant to a redemption feature which was based on the market value of the Company's Common Stock, all outstanding convertible debentures as of December 31, 1994, which amounted to $66.6 million, were converted into 4,771,962 shares of Common Stock during 1995. The conversion of the debentures eliminates annual interest payments of approximately $4.3 million and decreases long-term debt by $66.6 million.

         Purchases of property, equipment and improvements, net of retirements and trade-ins, were $49.3 million in 1995, $26.8 million in 1994 and $17.2 million in 1993. The majority of the increase in 1995 was due to additions and enhancements to the Company's data processing systems. In connection with the merger and restructure plan, the Company is standardizing branch information systems, thus necessitating additional expenditures for hardware and software. The Company estimates that expenditures of $12.5 million and $1.2 million for hardware and software, respectively, will be made in 1996 to convert the remaining locations. Capital expenditures will be financed by cash provided by operations and borrowings available under the credit facility.

         During 1995, business acquisitions, which were financed, resulted in payments of approximately $46.1 million in cash, $787,000 in shares of the Company's common stock and the assumption of $3.4 million of liabilities. Covenants not to compete and goodwill arising from these acquisitions resulted in an increase in intangible assets from December 31, 1994 to December 31, 1995. Other assets at December 31, 1995, is primarily comprised of payments for businesses which have not yet been allocated to the various underlying acquired assets.

         During 1994, the Company entered into a five-year agreement to purchase medical supplies totaling $112.5 million, with annual purchases ranging from $7.5 million in the first year to $30 million in the third through fifth years. Beginning in the year ended August 31, 1996, failure to purchase at least 90% of the annual commitment will result in a penalty of 10% of the difference between the annual commitment and actual purchases. Purchases will be financed using cash provided by operations and borrowings available under the credit facility.

         Overall, the Company believes that cash provided by operations and amounts available under its existing credit and lease financing will be sufficient to finance its current operations for at least the next 12 months.

         The Company believes that inflation has not had a significant impact on the Company's historical operations.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORTS ON FORM 8-K

          (a)   1.   The documents described in the "Index to Consolidated
                     Financial Statements and Financial Statement Schedule" are included in this report starting at page F-1.

                2. The financial statement schedule described in the "Index to Consolidated Financial Statements and Financial Statement Schedule" are included in this report starting on page S-1.

                     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                3.   Exhibits included or incorporated herein:

                     Exhibit
                     Number        Description
                     -------       -----------

                      23.1         Consent of Ernst and Young LLP

                      23.2         Consent of KPMG Peat Marwick LLP

          (b)   Reports on Form 8-K:

                Apria Healthcare Group Inc. filed a Current Report on Form 8-K, dated November 7, 1995, with the Securities and Exchange Commission on November 7, 1995 attaching the supplemental consolidated financial statements of the Company.



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                                            PAGE

CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Auditors .........................................    F-1
Consolidated  Balance Sheets -- December 31, 1995 and 1994 ..............    F-3
Consolidated Statements of Operations -- Years ended
  December 31, 1995, 1994 and 1993 ......................................    F-4
Consolidated Statements of Stockholders' Equity -- Years ended
  December 31, 1995, 1994 and 1993 ......................................    F-5
Consolidated Statements of Cash Flows -- Years ended
  December 31, 1995, 1994 and 1993 ......................................    F-6
Notes to Consolidated Financial Statements ..............................    F-7

CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
  Schedule II - Valuation and Qualifying Accounts........................    S-1

                         REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Apria Healthcare Group Inc.


We have audited the accompanying consolidated balance sheets of Apria Healthcare Group Inc. (formed as a result of the consolidation of Abbey Healthcare Group Incorporated and Homedco Group, Inc.) as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14 (a). These financial statements are the responsibility of the management of Apria Healthcare Group Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Abbey Healthcare Group Incorporated for the year ended December 31, 1993, which statements reflects total revenues of $278 million. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Abbey Healthcare Group Incorporated, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apria Healthcare Group Inc. and subsidiaries at December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, based on our audits and the report of other auditors, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also audited the adjustments described in Note 2 that were applied to restate the 1994 and 1993 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.


                                            ERNST & YOUNG LLP


Orange County, California
March 6, 1996

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Abbey Healthcare Group Incorporated:

We have audited the accompanying consolidated statements of income, changes in shareholders' equity and cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994, in conformity with generally accepted accounting principles.


                                        KPMG PEAT MARWICK LLP

Orange County, California
February 15, 1994

                           APRIA HEALTHCARE GROUP INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                     DECEMBER 31,
                                                                                  ------------------
                                                                                  1995          1994
                                                                                  ----          ----
                                                                                 (DOLLARS IN THOUSANDS)

CURRENT ASSETS
  Cash ......................................................................  $ 18,829       $ 21,188
  Accounts receivable, less allowance for doubtful accounts of $86,567 and
    $61,038 at December 31, 1995 and 1994, respectively......................   258,332        225,619
  Inventories................................................................    45,198         35,898
  Deferred income taxes......................................................    45,883         36,947
  Refundable income taxes....................................................    27,710          5,439
  Prepaid expenses and other current assets..................................     7,770         10,472
                                                                               --------       --------
         TOTAL CURRENT ASSETS................................................   403,722        335,563
PATIENT SERVICE EQUIPMENT, less accumulated depreciation of $167,082 and
   $129,621 at December 31, 1995 and 1994, respectively......................   167,090        152,358
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET....................................    80,108         73,976
INVESTMENT IN OMNICARE plc ..................................................     1,504              -
INTANGIBLE ASSETS, NET.......................................................   319,142        282,724
OTHER ASSETS.................................................................     8,419         11,546
                                                                               --------       --------
                                                                               $979,985       $856,167
                                                                               ========       ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable...........................................................  $100,653       $ 78,912
  Accrued payroll and related taxes and benefits.............................    26,792         23,045
  Accrued restructuring costs................................................    19,085              -
  Other accrued liabilities..................................................    48,910         43,798
  Current portion of long-term debt..........................................     9,652         32,200
                                                                               --------       --------
         TOTAL CURRENT LIABILITIES...........................................   205,092        177,955
LONG-TERM DEBT...............................................................   490,655        406,104
DEFERRED INCOME TAXES........................................................         -          9,238
OTHER NON-CURRENT LIABILITIES................................................         -            960
STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 par value:
    10,000,000 shares authorized; none issued................................         -              -
  Common Stock, $.001 par value:
    150,000,000 shares authorized; 49,692,266 and 42,001,788 shares issued
    and outstanding at December 31, 1995 and 1994, respectively..............        50             42
  Additional paid-in capital.................................................   294,522        206,405
  Retained (deficit) earnings................................................   (10,334)        55,463
                                                                               --------       --------
                                                                                284,238        261,910
COMMITMENTS AND CONTINGENCIES................................................         -              -
                                                                               --------       --------
                                                                               $979,985       $856,167
                                                                               ========       ========


                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1995           1994          1993
                                                                              ----           ----          ----
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net revenues.............................................................  $1,133,600      $962,812      $748,901
Costs and expenses:
  Cost of net revenues:
    Product and supply costs.............................................     286,919       234,604       188,276
    Patient service equipment depreciation...............................      57,400        42,735        33,019
    Nursing services.....................................................       7,361         5,947         2,821
    Other................................................................       9,319         4,404         2,008
                                                                           ----------      --------      --------
                                                                              360,999       287,690       226,124
  Selling, distribution and administrative...............................     601,978       517,027       410,392
  Provision for doubtful accounts, net of recoveries.....................      53,023        46,716        34,476
  Amortization of intangible assets......................................      16,273        11,504         4,103
  Restructuring costs....................................................      68,304             -             -
  Merger costs...........................................................      12,193             -             -
  Special provision for uncollectible accounts...........................      47,440             -             -
  Employee contracts, benefit plan and claim settlements.................      20,367             -             -
  Loss on disposition of U.K. subsidiary.................................         500             -             -
                                                                           ----------      --------      --------
                                                                            1,181,077       862,937       675,095
                                                                           ----------      --------      --------
    OPERATING (LOSS) INCOME..............................................     (47,477)       99,875        73,806
Interest expense.........................................................      42,942        37,155        18,266
                                                                           ----------      --------      --------
    (LOSS) INCOME FROM CONTINUING OPERATIONS
    BEFORE TAXES AND EXTRAORDINARY CHARGE................................     (90,419)       62,720        55,540
Income tax (benefit) expense.............................................     (18,941)       27,104        19,695
                                                                           ----------      --------      --------
    (LOSS) INCOME FROM CONTINUING OPERATIONS
    BEFORE EXTRAORDINARY CHARGE..........................................     (71,478)       35,616        35,845
Income from discontinued operations, net of taxes........................           -           344         1,466
Gain on disposal of discontinued operations, net of taxes................           -         3,071             -
                                                                           ----------      --------      --------
    (LOSS) INCOME BEFORE EXTRAORDINARY CHARGE............................     (71,478)       39,031        37,311
Extraordinary charge on debt refinancing, net of taxes...................       2,998             -             -
                                                                           ----------      --------      --------
    NET (LOSS) INCOME....................................................  $  (74,476)     $ 39,031      $ 37,311
                                                                           ==========      ========      ========
PER COMMON AND COMMON EQUIVALENT SHARE:
  (Loss) income from continuing operations before extraordinary charge...  $    (1.52)     $    .81      $    .94
                                                                           ==========      ========      ========
  Extraordinary charge on debt refinancing, net of taxes.................  $    (0.06)     $      -      $      -
                                                                           ==========      ========      ========
  Net (loss) income......................................................  $    (1.58)     $    .89      $    .98
                                                                           ==========      ========      ========
  Weighted average number of common and common equivalent
    shares outstanding...................................................      47,112        44,096        38,138

PER COMMON SHARE ASSUMING FULL DILUTION:
  (Loss) income from continuing operations before extraordinary charge...  $    (1.52)     $    .78      $    .89
                                                                           ==========      ========      ========
  Extraordinary charge on debt refinancing, net of taxes.................  $    (0.06)     $      -      $      -
                                                                           ==========      ========      ========
  Net (loss) income......................................................  $    (1.58)     $    .85      $    .93
                                                                           ==========      ========      ========
Weighted average number of common and common
  equivalent shares outstanding..........................................      47,112        49,284        43,864


                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK         ADDITIONAL      RETAINED                      TOTAL
                                            ----------------------      PAID-IN       EARNINGS    TREASURY      STOCKHOLDERS'
                                            SHARES       PAR VALUE      CAPITAL       (DEFICIT)     STOCK          EQUITY
                                            ------       ---------    ----------      ---------   --------      -------------
                                                                             (IN THOUSANDS)

Balance at December 31, 1992............    33,409        $   34        $115,029       $(20,879)   $(13,783)       $ 80,401

Issuance of Common Stock................        22                           273                                        273
Treasury stock issued...................     1,748                           558                     12,716          13,274
Exercise of stock options...............       438             1           1,054                                      1,055
Notes receivable payments...............                                   1,201                                      1,201
Tax benefits related to stock options...                                   1,082                                      1,082
Compensatory stock options granted......                                     105                                        105
Conversion of subordinated
  debentures............................       604             1           8,443                                      8,444
Acquisition of Total
  Pharmaceutical Care, Inc..............     2,002             2          33,520                                     33,522
Other ..................................                                     (36)                                       (36)
Net income..............................                                                 37,311                      37,311
                                            ------        ------        --------       --------    --------        --------
Balance at December 31, 1993............    38,223            38         161,229         16,432      (1,067)        176,632

Issuance of Common Stock................     1,362             2          17,785                                     17,787
Treasury stock issued...................       142                            49                      1,067           1,116
Exercise of stock options...............       395                         1,830                                      1,830
Notes receivable payments...............                                      15                                         15
Tax benefits related to stock options...                                   1,343                                      1,343
Conversion of subordinated
  debentures............................       799             1          11,159                                     11,160
Common Stock issued for acquisitions
  and earnouts..........................     1,081             1          12,877                                     12,878
Other ..................................                                     118                                        118
Net income..............................                                                 39,031                      39,031
                                            ------        ------        --------       --------    --------        --------
Balance at December 31, 1994............    42,002            42         206,405         55,463           -         261,910

Net activity for Homedco - October 1,
  1994 to December 31, 1994.............        51                         1,663          8,647                      10,310
Issuance of Common Stock................        36                           570                                        570
Exercise of stock options...............     1,473             2          13,259                                     13,261
Notes receivable payments...............                                       6                                          6
Tax benefits related to stock options...                                   8,138                                      8,138
Conversion of subordinated
  debentures, net of issuance costs
  of $2,785.............................     4,772             5          63,856                                     63,861
Exercise of warrants....................     1,338             1              (1)                                         -
Acceleration of stock option vesting....                                     542                                        542
Other...................................        20                            84             32                         116
Net loss ...............................                                                (74,476)          -         (74,476)
                                            ------        ------        --------       --------    --------        --------
Balance at December 31, 1995............    49,692        $   50        $294,522       $(10,334)   $      -        $284,238
                                            ======        ======        ========       ========    ========        ========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                   -----------------------------
                                                                                   1995        1994         1993
                                                                                   ----        ----         ----
                                                                                          (IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income.............................................................  $ (74,476)   $ 39,031    $  37,311
Items included in net (loss) income not requiring (providing) cash:
    Income from discontinued operations.......................................          -        (344)      (1,466)
    Extraordinary charge on debt refinancing..................................      4,684           -            -
    Provisions for doubtful accounts..........................................    100,463      46,716       34,476
    Depreciation..............................................................     84,607      63,895       46,180
    Amortization of intangible assets.........................................     16,273      11,504        4,103
    Amortization of deferred debt costs.......................................      1,908       4,878        2,882
    Loss (gain) on sale of property, equipment and improvements...............      3,938         765         (108)
    Impairment losses.........................................................     32,557           -            -
    Gain on disposal of discontinued operations...............................          -      (3,071)           -
    Deferred income taxes.....................................................    (19,548)      4,031       (5,452)
Change in operating assets and liabilities, net of effects of acquisitions:
    Increase in accounts receivable...........................................   (118,151)    (86,116)     (55,914)
    Increase in inventories...................................................     (4,904)     (4,895)      (2,291)
    (Increase) decrease in prepaids and other current assets..................    (12,194)     (2,147)       1,751
    Decrease in other non-current assets......................................      3,269       4,221          692
    Increase in accounts payable..............................................     18,942      16,231        9,313
    Increase (decrease) in accruals and other non-current liabilities.........      3,434      (6,735)      (3,832)
    Increase in accrued restructuring costs...................................     19,085           -            -
Other.........................................................................      2,733      (2,296)        (822)
Net purchases of patient service equipment, net of effects of acquisitions ...    (72,518)    (85,729)     (39,784)
                                                                                ---------    --------    ---------
         NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES..................     (9,898)        (61)      27,039

INVESTING ACTIVITIES
    Purchases of property, equipment and
      improvements, net of effects of acquisitions............................    (49,327)    (26,757)     (17,249)
    Proceeds on disposal of discontinued operations...........................          -      20,344            -
    Proceeds on disposition of U.K. subsidiary................................        926           -            -
    Proceeds from sale of property, equipment and improvements................        331         540          963
    Acquisitions..............................................................    (46,086)    (73,782)    (185,625)
                                                                                ---------    --------    ---------
         NET CASH USED IN INVESTING ACTIVITIES................................    (94,156)    (79,655)    (201,911)

FINANCING ACTIVITIES
    Proceeds under revolving credit facility..................................    463,999     172,954       93,556
    Payments under revolving credit facility..................................   (229,171)   (164,532)     (60,792)
    Proceeds from issuance of subordinated notes..............................          -           -      200,000
    Proceeds from senior and other long-term debt.............................    126,557      44,474        1,878
    Payments of senior and other long-term debt...............................   (275,022)    (12,929)     (41,316)
    Capitalized debt costs, net...............................................     (1,429)     (2,502)      (9,863)
    Issuances of Common Stock.................................................     13,064       2,042        2,256
                                                                                ---------    --------    ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES............................     97,998      39,507      185,719
                                                                                ---------    --------    ---------

NET (DECREASE) INCREASE IN CASH...............................................     (6,056)    (40,209)      10,847
Cash at beginning of period...................................................     21,188      61,397       50,550
Net activity for Homedco - October 1, 1994 to December 31, 1994...............      3,697           -            -
                                                                                ---------    --------    ---------
         CASH AT END OF PERIOD................................................  $  18,829   $  21,188    $  61,397
                                                                                =========   =========    =========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation: The accompanying consolidated financial statements include the accounts of Apria Healthcare Group Inc. ("the Company") and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. As described more fully in Note 2, on June 28, 1995, Homedco Group, Inc. ("Homedco") merged with and into Abbey Healthcare Group Incorporated ("Abbey") to form the Company ("the merger"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements reflect the combined financial position and operating results of Abbey and Homedco for all periods presented.

         In conjunction with the merger, the Company adopted a fiscal year end of December 31. Previously, Abbey reported on a fiscal year ending the Saturday nearest December 31, and Homedco reported on a fiscal year ending September 30. The consolidated financial statements for 1994 and 1993 combine the results of Abbey for the fiscal years ended December 31, 1994 and January 1, 1994 and the results of Homedco for each of the two years ended September 30, 1994 and September 30, 1993. The consolidated balance sheet at December 31, 1994 combines the accounts of Abbey as of December 31, 1994 and Homedco as of September 30, 1994. The consolidated balance sheet and statements of cash flows at December 31, 1995 combines the accounts of Abbey and Homedco on such a date and reflects the activity of Homedco from October 1, 1994 through December 31, 1994. The consolidated statements of operations for 1995 reflect combined results for the year ended December 31, 1995 and exclude the operations of Homedco for the period October 1, 1994 through December 31, 1994. Homedco's revenues and net income for this period amounted to $146,293,000 and $8,647,000, respectively.

         Company Background: The Company provides home healthcare services including home infusion therapy, home respiratory therapy and home medical equipment/other to patients in the home throughout the United States. Infusion therapy, respiratory therapy and home medical equipment/other represent approximately 24%, 53% and 23%, of total revenue, respectively.

         Revenue Recognition and Concentration of Credit Risk: Revenues are recognized on the date services and related products are provided to patients and are recorded at amounts estimated to be received under reimbursement arrangements with a large number of third party payors, including private insurers, prepaid health plans, Medicare and Medicaid. Approximately 43% of the Company's revenues are reimbursed under arrangements with Medicare and Medicaid. No other third party payor group represents 10% or more of the Company's revenues. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific third party payors, historical trends and other information. Because of continuing changes in healthcare regulations and reimbursement and disruptions caused by the Company's merger, restructuring and integration activities, it is reasonably possible that the Company's estimates of net collectible revenue could change in the near term.

         Use of Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Cash Equivalents: The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. The Company maintains cash with various financial institutions. These financial institutions are located throughout the United States and the Company's cash management practices limit exposure to any one institution. Outstanding checks in excess of bank balances, which are reported as a component of accounts payable, were $27,608,000 and $18,185,000 at December 31, 1995 and 1994,
respectively.

         Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of medical supplies sold directly to patients for use in their homes.

         Patient Service Equipment: Patient service equipment consists of medical equipment provided to in-home patients and is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the equipment which range from three to ten years. Included in patient service equipment are assets under capitalized leases which consist primarily of oxygen related equipment. Depreciation for equipment under capitalized leases is provided using the straight-line method over the estimated useful life or the lease term.

                           APRIA HEALTHCARE GROUP INC.

         Property, Equipment and Improvements: Property, equipment and improvements are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property which range from three to thirty years. Included in property and equipment are assets under capitalized leases which consist primarily of computer equipment. Depreciation for equipment under capitalized leases is provided using the straight-line method over the estimated useful life or the lease term.

         Long-lived Assets: Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. In accordance with the statement, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No financial statement impact resulted from the adoption of the statement.

         Intangible Assets: Intangible assets consist of covenants not to compete and goodwill arising from business combinations (see Note 2). The values assigned to intangible assets, based in part on independent appraisals, are amortized on a straight-line basis. The covenants are amortized over contractual terms which range from three to ten years. Goodwill, representing the excess of the purchase price over the estimated fair value of the net assets of the acquired business, is amortized over the period of expected benefit. The amortization periods for goodwill range from twenty years for businesses operating primarily in the home respiratory therapy and home medical equipment lines and forty years for pharmaceutical and infusion therapy businesses. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill is reduced.

         Fair Value of Financial Instruments: The fair value of long-term debt is determined by reference to borrowing rates currently available to the Company for loans with similar terms and average maturities.

         Advertising: Advertising costs amounting to $3,849,000, $3,753,000 and $3,627,000 for 1995, 1994 and 1993, respectively, are expensed as incurred and included in "Selling, distribution and administrative expenses."

         Income Taxes: The Company provides for income taxes under the liability method. Accordingly, deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. The provision for income taxes represents the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Per Share Amounts: Primary per share amounts are calculated by dividing the applicable operating statement caption by the weighted average number of common and dilutive common equivalent shares outstanding. Common equivalent shares consist primarily of stock options. Fully diluted per share amounts include further adjustments to the applicable operating statement captions and weighted average shares outstanding to assume conversion of convertible debentures from issuance, if dilutive. The calculation of per share amounts for periods prior to the merger reflect the issuance of two shares of the Company's Common Stock for each share of Homedco Common Stock used in such calculation and one and four tenths shares of the Company's Common Stock for each share of Abbey Common Stock used in such calculation.

         Stock-based Compensation: The Company grants options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

         Reclassifications: Certain amounts for prior periods have been reclassified to conform to the current year presentation.

                           APRIA HEALTHCARE GROUP INC.

NOTE 2 -- BUSINESS COMBINATIONS AND DISPOSITIONS

         On June 28, 1995, Homedco merged with and into Abbey to form the Company. Homedco and Abbey provided similar homecare services including infusion therapy, respiratory therapy and home medical equipment. In connection with the merger transaction, the Company issued 21,547,529 shares of its Common Stock for 15,391,092 issued and outstanding shares of Abbey Common Stock and 26,034,612 shares of its Common Stock for 13,017,306 issued and outstanding shares of Homedco Common Stock.

         The merger has been accounted for under the pooling-of-interests method of accounting. Accordingly, the historical financial statements for periods prior to the consummation of the combination have been restated as though the companies had been combined. The restated financial statements have been adjusted to conform the differing accounting policies of the separate companies. Such differences relate principally to the use of salvage values recognized for certain patient service equipment and the capitalization of low dollar patient service items, supplies, accessories and repairs.

         Separate and combined results of Abbey and Homedco prior to the merger are as follows:

                                                                              ADJUSTMENTS
                                                                                  AND
                                                   ABBEY      HOMEDCO      RECLASSIFICATIONS    COMBINED
                                                   -----      -------      -----------------    --------
                                                                     (IN THOUSANDS)
         Three months ended March 31, 1995
         Revenues..............................  $123,394     $161,175         $     40         $284,609
         Net Income............................     7,091        9,047             (346)          15,792

         Year ended December 31, 1994
         Revenues..............................  $439,175     $523,469         $    168         $962,812
         Net Income............................    12,307       29,810           (3,086)          39,031

         Year ended December 31, 1993
         Revenues..............................  $278,457     $470,283         $    161         $748,901
         Net Income............................    14,312       24,544           (1,545)          37,311

         On January 2, 1994, the Company acquired the outstanding stock of Protocare, Inc. ("Protocare") for a cash payment of $11,915,000 plus direct acquisition costs of $3,700,000. In addition, pursuant to an earnout provision, as amended in June 1994, approximately 979,000 shares of Common Stock valued at $11,594,000 were issued in February 1995 to the former Protocare stockholders. The shares are reflected in the accompanying financial statements as issued and outstanding at December 31, 1994.

         On November 10, 1993, the Company acquired the outstanding stock of Total Pharmaceutical Care, Inc. ("TPC") for a cash payment of $154,183,000 plus direct acquisition costs of $9,376,000 and the issuance of approximately 2,002,000 shares of Common Stock valued at $33,522,000.

         In addition to the above business combinations, during 1995, 1994 and 1993, the Company acquired numerous complementary businesses in specific geographic markets. None of these businesses was individually significant. The transactions, including Protocare and TPC, were accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the consolidated statements of operations from the dates of acquisition. The purchase prices, which aggregated approximately $46,873,000, $109,747,000 and $231,225,000 in 1995, 1994 and 1993, respectively, consisted of cash, common stock and notes. The value ascribed to a portion of the common shares issued in 1994 and 1993 reflects a discount from the quoted price of the Company's Common Stock due to the absence of registration. The purchase prices were allocated to the various underlying tangible and intangible assets and liabilities on the basis of estimated fair value, determined in part by independent appraisal.

                           APRIA HEALTHCARE GROUP INC.

         The following table summarizes the allocation of the purchase prices, including non-cash financing activities, of acquisitions made by the Company:

                                                    YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                 1995        1994        1993
                                                 ----        ----        ----
                                                        (IN THOUSANDS)

         Fair value of assets acquired.......  $50,255     $124,496    $249,554
         Liabilities assumed.................   (3,382)     (14,749)    (18,329)
         Promissory note payable to seller...        -       (4,382)          -
         Common Stock issued.................     (787)     (31,583)    (47,069)
                                               -------     --------    --------
           Cash paid.........................  $46,086     $ 73,782    $184,156
                                               =======     ========    ========

         In June 1995, the Company entered an agreement for the sale of the capital stock of Omnicare Group Ltd. ("Omnicare"), a United Kingdom-based subsidiary, to a newly formed holding company, Stanton Industries Ltd. ("Stanton"), that is owned and managed by an officer/director of Omnicare and a shareholder/former director of Abbey. Consideration for the sale amounted to $2,913,000 and consisted of cash of $968,000, a convertible note in the amount of $1,605,000 and the assumption of a liability in the amount of $340,000. The difference between the net sales price per the agreement and the carrying value of the Company's investment in Omnicare has been reflected as a loss in the accompanying financial statements.

         In September 1995, Stanton transferred its shares of Omnicare common stock to a newly-formed public limited company, Omnicare plc, in exchange for 6,166,656 ordinary shares of Omnicare plc. Also in September 1995, the Company converted the note due from Stanton into 1,875,000 unregistered ordinary shares of Omnicare plc. As a result of these transactions, Stanton and the Company hold approximately 63% and 27%, respectively, of the issued ordinary share capital of Omnicare plc. The Company has agreed not to dispose of the shares and to certain noncompetition covenants for a period of two years. The investment in Omnicare plc is accounted for using the equity method. At March 6, 1996, the quoted market value of the investment was approximately $2,400,000. The valuation represents a mathematical calculation based on a closing quotation published by the London Alternative Investment Market and is not necessarily indicative of the amount that could be realized upon sale.

         On September 30, 1994, the Company sold its 51% interest in Abbey Pharmaceutical Services, Inc. ("APS") to Living Centers of America, Inc. ("Living Centers") for cash consideration of $20,300,000 and warrants to purchase 248,000 shares of Living Center common stock for $35.00 per share. No value was assigned to the warrants. The APS operating results have been presented as discontinued operations for 1994 and 1993 (net of applicable income taxes of $1,879,000 and $2,428,000 in 1994 and 1993, respectively). Net revenues of the discontinued operations were $43,770,000 and $50,678,000 in 1994 and 1993, respectively.

         Supplemental unaudited pro forma information giving effect to business acquisitions made in 1994 and 1993 and excluding the operations of APS, is as follows:

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                                   1994           1993
                                                   ----           ----
                                                     (IN THOUSANDS)

         Net revenues.........................   $986,062       $930,192
         Income from continuing operations....     35,209         27,498
         Per share amounts:
           Primary............................   $   0.79       $   0.63
           Fully diluted......................   $   0.76       $   0.63


         The pro forma financial information presented above is not necessarily indicative of any trends or results that may be expected for any other period. Pro forma financial information for business acquisitions and dispositions made in 1995 is not presented because the effects on the Company's operating results are not material.

         In February 1996, the Company signed a letter of intent for the sale of its M&B Ventures, Inc. home health operations, located in South Carolina under the assumed business name of Doctor's Home Health, Inc. The sale, which is expected to be completed in May 1996, is subject to certain conditions. The proposed sales price of $2,900,000 approximates the book value of the

                           APRIA HEALTHCARE GROUP INC.

assets of Doctor's Home Health, Inc. The operations of Doctor's Home Health, Inc. had revenues of approximately $8,870,000 and $7,340,000 for 1995 and 1994, respectively.

NOTE 3 -- CERTAIN OPERATING STATEMENT CAPTIONS

         In connection with the merger, the Company adopted a plan to restructure and consolidate its operating locations and administrative functions within specific geographic areas. The principal elements of the plan include a workforce reduction of approximately 1,220 employees across all employee groups, the consolidation of approximately 120 branch locations and the conversion of information systems at the continuing branches to a standardized system. The plan, which the Company anticipates will be substantially completed by September 1996, resulted in a restructuring charge of approximately $68,304,000 consisting of accrued costs and impairments.

         Through December 31, 1995, the Company had completed a significant portion of the plan, including the consolidation of approximately 105 branch locations and a reduction of approximately 1,120 employees. The Company's decision to consolidate branches and standardize branch information systems resulted in write-offs of excess patient service equipment, leasehold improvements and the hardware and capitalized software relating to information systems being discontinued. Approximately $1,325,000 in hardware and capitalized software costs, representing the approximate amount of depreciation attributable to the expected period of usage prior to completion of the conversion plan, is included in property, equipment and improvements at December 31, 1995. The following table summarizes the principal components of the charge, amounts paid through December 31, 1995, and the remaining accrual at December 31, 1995.

                                                          ACCRUALS     IMPAIRMENTS
                                                          --------     -----------
                                                               (IN THOUSANDS)

    Severance and related personnel costs..............   $ 21,538       $     -
    Branch and billing center closures.................     13,709         9,354
    Information systems................................          -        22,160
    Other..............................................      1,000           543
                                                          --------       -------
                                                            36,247       $32,057
    Severance amounts paid through December 31, 1995...    (12,607)      =======
    Other amounts paid through December 31, 1995.......     (4,555)
                                                          --------
    Accrual at December 31, 1995.......................   $ 19,085
                                                          ========

         A special provision for uncollectible accounts of $47,440,000 was recorded to conform the allowance estimation methodologies of Homedco and Abbey and to provide for estimated losses resulting from the significant volume of facility consolidations and information system conversions. These activities detract from normal operations and result in billing and collection delays which generally reduce the ultimate collectibility of accounts receivable.

         Merger costs totaling $12,193,000 were incurred and paid during 1995 and consisted primarily of investment banking fees of $4,899,000, accounting, consulting, legal and filing fees of $4,767,000 and liability insurance of $1,699,000 covering directors and officers of the predecessor companies against pre-merger claims.

         In 1995, the Company accrued $20,367,000 for employee contract, benefit plan and claim settlements. The accrual included $14,407,000 provided for employee and payroll tax related claims and lawsuits, $3,481,000 to settle certain employee contracts, and the settlement loss of $2,275,000 for the termination of the Abbey Medical, Inc. Employee Retirement Plan, a defined benefit pension plan. At December 31, 1995, the remaining accrual was $10,479,000, the majority of which is expected to be settled and paid during 1996.

                           APRIA HEALTHCARE GROUP INC.

NOTE 4 -- PROPERTY, EQUIPMENT AND IMPROVEMENTS

         Property, equipment and improvements consists of the following:

                                                                                      DECEMBER 31,
                                                                              --------------------------
                                                                                1995               1994
                                                                                ----               ----
                                                                                    (IN THOUSANDS)

         Land and improvements...........................................     $     88          $    100
         Buildings and leasehold improvements............................       14,620            14,160
         Equipment and furnishings.......................................       56,507            43,412
         Information systems.............................................       74,741            65,913
                                                                              --------          --------
                                                                               145,956           123,585
         Less accumulated depreciation...................................      (65,848)          (49,609)
                                                                              --------          --------
                                                                              $ 80,108          $ 73,976
                                                                              ========          ========

NOTE 5 -- INTANGIBLE ASSETS

         Intangible assets consist of the following:

                                                                                      DECEMBER 31,
                                                                              --------------------------
                                                                                1995               1994
                                                                                ----               ----
                                                                                    (IN THOUSANDS)

         Covenants not to compete........................................     $ 32,815          $ 28,235
         Goodwill........................................................      319,571           271,063
                                                                              --------          --------
                                                                               352,386           299,298
         Less accumulated amortization...................................      (33,244)          (16,574)
                                                                              --------          --------
                                                                              $319,142          $282,724
                                                                              ========          ========

NOTE 6 -- CREDIT FACILITY AND LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                                      DECEMBER 31,
                                                                              --------------------------
                                                                                1995               1994
                                                                                ----               ----
                                                                                    (IN THOUSANDS)

         Notes payable relating to revolving credit facilities...........     $286,300         $  41,372
         Term loans payable..............................................            -            75,000
         Acquisition line of credit......................................            -            43,443
         6.5% Convertible subordinated debentures........................            -            66,646
         9.5% Senior subordinated notes..................................      200,000           200,000
         Other, interest at rates ranging from 4.1% to 11.0%, payments
           due at various dates through December 1998....................        4,071             9,792
         Capital lease obligations (see Note 9)..........................       16,520            16,880
                                                                              --------          --------
                                                                               506,891           453,133
         Less: Current maturities........................................       (9,652)          (32,200)
                  Unamortized deferred debt costs........................       (6,584)          (14,829)
                                                                              --------          --------
                                                                              $490,655          $406,104
                                                                              ========          ========

         Credit Agreements Prior to Merger: Prior to June 28, 1995, the Company had credit agreements with various banks ("Bank Credit Agreement") and General Electric Capital Corporation ("GE Capital Agreement") providing for borrowings up to $350,000,000. The Bank Credit Agreement included a $75,000,000 term loan, a $75,000,000 acquisition credit line and a $100,000,000 revolving credit facility of which $15,000,000 was accessible in the form of letters of credit. The GE Capital

                           APRIA HEALTHCARE GROUP INC.

Agreement provided an additional $100,000,000 in revolving credit. Borrowings under each revolving credit facility were limited to specified levels of qualified accounts receivable, inventory, and, in the case of the GE Capital Agreement, patient service equipment.

         Each agreement permitted the Company to select from two interest rate options: prime plus up to 1.25% or London Interbank Offered Rate ("LIBOR") plus up to 2.25%. Each rate option was subject to reduction for borrowing level, in the case of the GE Capital Agreement, and achieving targeted levels of earnings before interest, taxes, depreciation, and amortization, in the case of the Bank Credit Agreement.

         Term loan principal was payable quarterly, in varying amounts, commencing December 31, 1994 through March 31, 1998. Principal payments under the acquisition credit line were payable quarterly, commencing June 30, 1997 through December 31, 1998, with a final payment due May 2, 1999.

         The agreements required payment of commitment fees of .25% to .50% of the unused portion of each facility and contained restrictive covenants requiring the maintenance of certain financial ratios, limitations on additional borrowings and capital expenditures, and restrictions on cash dividends or other distributions.

         Credit Agreement Subsequent to Merger: Effective June 28, 1995, the Company executed a credit agreement with certain banks and Banque Paribas, as administrative agent. The agreement, which expires in June 2000, provides a revolving loan facility of up to $500,000,000. Proceeds were used, among other purposes, to retire borrowings under the Bank Credit Agreement and the GE Capital Agreement. The credit agreement contains restrictive covenants requiring the maintenance of certain financial ratios, limitations on additional borrowings and certain expenditures and restrictions on cash dividends and other distributions. At December 31, 1995, the Company's outstanding letters of credit amounted to $960,000 and credit available under the agreement was $212,740,000.

         Borrowings under the credit agreement bear interest at the higher of prime or .5% in excess of the Federal Funds rate. The Company may also elect an interest rate ranging from LIBOR plus .375% to LIBOR plus 1.5% dependent on the ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization. The effective interest rates at December 31, 1995, were 6.2%, 6.6% and 8.5% for borrowings of $266,000,000, $13,000,000 and $7,300,000, respectively.

         The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Interest rate swap and cap agreements are used as a means of managing the Company's interest rate exposure. The swap agreements are contracts to periodically exchange fixed and floating interest rate payments over the life of the agreement. In July 1995, the Company entered into several one-year swap agreements totaling $266,000,000 in notional principal. For the period from July 1995 through December 1995, the Company received interest at a weighted average rate of 6.7% and paid interest at a weighted average rate of 6.2%. Payment or receipt of the interest differential is made quarterly and recognized monthly in the financial statements as an adjustment to interest expense. The cap agreement, which expires in July 1996, limits the three-month LIBOR rate to 6% on indebtedness of up to $50,000,000. In January 1996, the Company canceled its swap agreements and entered into a new one-year agreement covering $280,000,000 of notional principal with a fixed LIBOR rate of 5.1%.

         As a result of the aforementioned refinancing, unamortized deferred debt costs of $2,998,000, net of income taxes of $1,686,000, relating to the refinanced debt were expensed as an extraordinary charge.

         The carrying amounts reported for the obligations relating to revolving credit facilities, term loans and acquisition line approximate fair value because the underlying instruments are variable rate notes that reprice frequently.

         6.5% Convertible Subordinated notes: The 6.5% convertible subordinated debentures were convertible into shares of the Company's Common Stock at a conversion price of $13.97 per share and were scheduled to mature on December 1, 2002. Pursuant

                           APRIA HEALTHCARE GROUP INC.

to a redemption feature, all outstanding 6.5% convertible subordinated debentures were converted to Common Stock in September 1995. The fair value of these debentures was $79,259,000 at December 31, 1994.

         9.5% Senior Subordinated notes: The 9.5% senior subordinated notes mature November 1, 2002 and are subordinated to all senior debt of the Company and senior in right of payment to subordinated debt of the Company. The fair value of these notes, determined by reference to quoted market prices, is $210,340,000 and $183,280,000 at December 31, 1995 and 1994, respectively.

         Total interest paid in 1995, 1994 and 1993 amounted to $37,454,000, $32,395,000, and $12,074,000, respectively.

         Maturities of long-term debt, exclusive of capital lease obligations, for the five years ending December 31, 2000 and thereafter, are as follows:

                                                      (IN THOUSANDS)
                                                      --------------
         1996 .....................................      $  2,807
         1997 .....................................         1,092
         1998 .....................................           172
         1999 .....................................             -
         2000 .....................................             -
         Thereafter ...............................       486,300
                                                         --------
                                                         $490,371
                                                         ========

NOTE 7 -- STOCKHOLDERS' EQUITY

         Common Stock: The Company has granted registration rights to certain holders of Common Stock under which the Company is obligated to pay the expenses associated with certain of such registration rights.

         Prior to June 28, 1995, the Company had adopted preferred stock purchase rights plans pursuant to which the Company's common stockholders were granted one right for each share of Common Stock held. Each right allowed its holder to purchase one-hundredth of a share of Junior Participating Preferred Stock at a specified price, subject to adjustment. The rights would become exercisable at certain times associated with a transaction whereby a person or group of affiliated persons acquired beneficial ownership of 20% or more of the Company's general voting power, unless the Board of Directors determined the transaction to be fair and in the best interests of the Company and its stockholders. The Board of Directors determined that the merger of Abbey and Homedco is fair and in the best interests of the Company and its stockholders and, accordingly, the preferred stock purchase rights did not become exercisable. As a result of the merger, the outstanding preferred stock purchase rights were converted into Apria preferred stock purchase rights with terms essentially the same as the predecessor plans.

         Stock Option Plans: The Company has various stock option plans that provide for the granting of incentive stock options or non-statutory options to certain key employees, non-employee members of the Board of Directors, consultants and independent contractors. In the case of incentive stock options, the exercise price may not be less than the fair market value of a share of Common Stock on the date of grant, and may not be less than 110% of the fair market value of a share of Common Stock on the date of grant for any individual possessing 10% or more of the voting power of all classes of stock of the Company. The options become exercisable over periods ranging from three to five years and expire not later than 10 years from the date of grant.

         Transactions under these plans are summarized as follows:

                                                NUMBER OF
                                                 SHARES          PRICE RANGE
                                                 ------        ---------------
         Outstanding at December 31, 1992....   2,542,935     $  .75    $11.00
             Granted.........................   2,052,053       4.45     16.87
             Exercised.......................    (437,323)       .75     11.00
             Cancelled.......................     (99,995)       .75     12.25
                                               ----------
         Outstanding at December 31, 1993....   4,057,670        .75     16.87
             Granted.........................   1,203,253      11.25     20.00

                           APRIA HEALTHCARE GROUP INC.

             Exercised...............................................................    (394,938)       .75     14.11
             Cancelled...............................................................  (1,111,407)       .75     20.00
             Substitute options granted for outstanding options of acquired company..     308,563        .97     11.36
                                                                                       ----------
         Outstanding at December 31, 1994............................................   4,063,141        .75     17.05
             Net activity from October 1, 1994 to December 31, 1994 (see Note 1).....     (54,340)      1.50     33.25
             Granted.................................................................   2,028,475      17.68     28.03
             Exercised...............................................................  (1,233,243)       .75     20.25
             Cancelled...............................................................    (620,242)       .75     28.05
                                                                                       ----------
         Outstanding at December 31, 1995............................................   4,183,791        .75     28.03
                                                                                       ==========
         Exercisable at December 31, 1995............................................   1,572,459        .75     28.03
                                                                                       ==========
         Available for grant at January 1, 1995......................................   1,753,430
                                                                                       ==========
         Available for grant at December 31, 1995....................................   1,030,985
                                                                                       ==========

         In addition, the Company has a Long-Term Senior Management Equity Plan (the "Equity Plan") which provides for the granting of non-statutory stock options to key members of senior management at fair market value on the date of grant. As a result of the merger, half of the outstanding options under this plan became exercisable. The remaining options vest at a rate of 25% per year, upon announcement of financial results, commencing with the announcement of financial results for 1995. Vesting may be accelerated under certain circumstances. The Equity Plan allows for the issuance of 2,000,000 shares of Common Stock. During 1995, options to purchase 239,600 and 253,000 shares of Common Stock at prices ranging from $11.00 to $14.63 per share were exercised and cancelled, respectively. During the period October 1, 1994 through December 31, 1994 (see Note 1) options to purchase 96,000 shares of Common Stock at a price of $11.00 per share were cancelled. At December 31, 1995, options to purchase 1,365,400 shares of Common Stock at prices ranging from $11.00 to $13.50 per share were outstanding. Options granted under this plan expire not later than 10 years from the date of grant.

         Approximately 5,085,000 shares of Common Stock are reserved for future issuance upon exercise of stock options.

NOTE 8 -- INCOME TAXES

         Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                         1995            1994
                                                                         ----            ----
                                                                             (IN THOUSANDS)
         Deferred tax liabilities:
           Tax over book depreciation...............................   $  7,836         $  2,260
           Intangible assets........................................      1,733            1,332
           Other, net...............................................      3,552            3,875
                                                                       --------         --------
         Total deferred tax liabilities.............................     13,121            7,467

         Deferred tax assets:
           Allowance for doubtful accounts..........................     34,194           24,860
           Accruals.................................................     24,855           17,002
           Asset valuation reserves.................................     13,371            4,182
           Net operating loss carryforward, limited by Section 382..     19,771           19,352
           Other, net...............................................      3,047            3,304
                                                                       --------         --------
         Total deferred tax assets..................................     95,238           68,700
         Valuation allowance........................................    (36,234)         (33,524)
                                                                       --------         --------
         Net deferred tax assets....................................     59,004           35,176
                                                                       --------         --------
         Net deferred taxes.........................................   $ 45,883         $ 27,709
                                                                       ========         ========
         Current deferred tax assets, net of current deferred
           tax liabilities .........................................   $ 45,883         $ 36,947
         Non-current deferred tax liabilities, net of non-current
           deferred tax assets .....................................          0           (9,238)
                                                                       --------         --------

                           APRIA HEALTHCARE GROUP INC.

         Net deferred taxes.........................................   $ 45,883         $ 27,709
                                                                       ========         ========

         The recognition in 1995 of additional net deferred tax assets was based primarily on the availability of taxable income in carryback years and to a lesser extent on future taxable income. The Company's future taxable income assumption considers the Company's taxable earnings in the fourth quarter of 1995, the Company's history of earnings in periods prior to the merger, and anticipated integration activities and certain revenue concentration uncertainties (see Note 12).

         At December 31, 1995, the Company's federal and state operating loss carryforwards approximated $138,000,000 and $135,000,000, respectively, and begin to expire in 2003 for federal tax purposes and 1996 for state tax purposes. As a result of an ownership change in March 1992 which met specified criteria of Section 382 of the Internal Revenue Code, future use of federal and state operating loss carryforwards are each limited to $4,150,000 per year. Because of the annual limitation, approximately $89,000,000 each of the Company's federal and state operating loss carryforwards may expire unused.

         A valuation allowance is provided primarily against the Company's net operating loss carryforwards and certain other deferred tax assets the expected use of which extends beyond the Company's earning assumption period and are not otherwise offset by deferred tax liabilities.

                           APRIA HEALTHCARE GROUP INC.

         Income tax (benefit) expense consists of the following:

                                                                          YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------
                                                                     1995         1994          1993
                                                                     ----         ----          ----
                                                                                (IN THOUSANDS)
         Currently (refundable) payable:
           Federal..............................................   $ (9,569)     $17,746      $18,906
           State................................................        495        3,984        5,159
                                                                   --------      -------      -------
                                                                     (9,074)      21,730       24,065
         Deferred tax benefit or liability:
           Federal..............................................    (16,810)       3,650       (4,793)
           State................................................     (2,738)         381         (659)
                                                                   --------      -------      -------
                                                                    (19,548)       4,031       (5,452)

         Tax benefits credited to paid-in capital and goodwill..      9,681        1,343        1,082
                                                                   --------      -------      -------
                                                                   $(18,941)     $27,104      $19,695
                                                                   ========      =======      =======

         The exercise of stock options granted under the Company's various stock option plans gives rise to compensation which is includable as taxable income to the employee and deductible by the Company for federal and state tax purposes but is not recognized as expense for financial reporting purposes. In addition, the recognition for income tax purposes of certain deferred tax assets relating to acquired businesses reduces related goodwill for financial reporting purposes.

         Differences between the Company's income tax (benefit) expense and an amount calculated utilizing the federal statutory rate are as follows:

                                                                               YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------
                                                                          1995          1994         1993
                                                                          ----          ----         ----
                                                                                   (IN THOUSANDS)

Income tax (benefit) expense at statutory rate........................  $(30,742)     $21,952      $19,439
Minimum tax credit....................................................         -            -         (408)
Non-deductible goodwill and merger costs..............................     4,907        1,353            -
Use of net operating loss carryforward................................         -       (1,453)      (1,411)
Tax benefit of deferred items not currently (previously) recognized...     5,287            -         (531)
Tax benefit of acquired company.......................................         -        2,142            -
State taxes, net of federal benefit and state loss carryforwards......       825        3,116        2,603
Other.................................................................       782           (6)           3
                                                                        --------      -------      -------
                                                                        $(18,941)     $27,104      $19,695
                                                                        ========      =======      =======

         Income taxes paid (net of refunds received) in 1995, 1994 and 1993, amounted to $15,159,000, $25,323,000, and $26,650,000, respectively.

NOTE 9 -- LEASES

         The Company operates principally in leased offices and warehouse facilities. In addition, the Company leases delivery vehicles and office equipment. Lease terms range from one to ten years with renewal options for additional periods. Many leases provide that the Company pay taxes, maintenance, insurance and other expenses. Rentals are generally increased annually by the consumer price index subject to certain maximum amounts defined within individual agreements.

         In addition, during 1995, 1994 and 1993 the Company acquired patient service equipment, information systems and equipment and furnishings totalling $5,876,000, $10,719,000, and $7,736,000, respectively, under capital lease arrangements with lease terms ranging from two to five years. Amortization of the leased patient service equipment and information systems amounted to $4,410,000, $5,669,000, and $4,236,000, in 1995, 1994 and 1993, respectively.

                           APRIA HEALTHCARE GROUP INC.

         The following amounts for assets acquired under capital lease obligations are included in both the patient service equipment and property, equipment and improvements:

                                                         DECEMBER 31,
                                                     --------------------
                                                     1995            1994
                                                     ----            ----
                                                        (IN THOUSANDS)

         Patient service equipment..............   $ 3,145         $ 14,419
         Information systems....................    19,891           15,832
         Equipment and furnishings..............     3,796            3,885
         Buildings and improvements.............       565            1,687
                                                   -------         --------
                                                    27,397           35,823
         Less accumulated depreciation..........    (9,905)         (15,659)
                                                   -------         --------
                                                   $17,492         $ 20,164
                                                   =======         ========

         Future minimum payments by year and in the aggregate required under noncancellable operating leases and capital lease obligations consist of the following at December 31, 1995:

                                                               CAPITAL    OPERATING
                                                               LEASES      LEASES
                                                               ------     ---------
                                                                 (IN THOUSANDS)

         1996...............................................   $ 7,418    $ 38,387
         1997...............................................     7,015      30,353
         1998...............................................     3,241      24,233
         1999...............................................       192      17,833
         2000...............................................         -      10,949
         Thereafter.........................................         -      18,963
                                                               -------    --------
                                                               $17,866    $140,718
         Less interest included in minimum lease payments...    (1,346)   ========
                                                               -------
         Present value of minimum lease payments............    16,520
         Less current portion...............................    (6,845)
                                                               -------
                                                               $ 9,675
                                                               =======

         Rent expense in 1995, 1994 and 1993 amounted to $47,658,000, $37,543,000, and $30,577,000, respectively. Facilities leased from lessors in which stockholders and employees have a financial interest comprised $245,000, $310,000, and $330,000 of rent expense in 1995, 1994 and 1993, respectively.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

         The Company had two defined contribution plans and a defined benefit plan covering substantially all employees. The defined contribution plans were 401(k) plans whereby eligible employees voluntarily contributed up to a defined percentage of their annual compensation. Employee contributions were partially matched by the Company under one plan. Total expenses to the Company relating to the defined contribution plans for 1995, 1994 and 1993 were $2,980,000, $3,080,000, and $2,180,000, respectively.

         Effective January 1, 1996, the net assets of the Abbey 401(k) plan were transferred into the Apria 401(k) plan, formerly the Homedco 401(k) plan. The Company is currently in the process of implementing certain amendments to the plan which have recently been approved by the Board of Directors. As amended, the plan provides eligibility for all employees having completed one year of service with at least 1,000 hours. Participants may contribute up to 16% of annual basic earnings. Employee contributions are matched 50% for the first 8% by the Company.

                           APRIA HEALTHCARE GROUP INC.

         On September 22, 1995, the defined benefit plan trustees agreed to terminate the defined benefit plan effective April 30, 1996. As a result, the Company recognized a settlement loss of $2,275,000 in 1995. Prior to the termination, the defined benefit plan benefits were based upon years of service and the employees' average compensation over the last five years of employment. The Company's funding policy was to fund the recommended amount as determined by the plan's actuaries. Contributions were intended to provide not only for benefits attributed to services performed to date, but also for those expected to be earned in the future. Net periodic pension cost included in selling, distribution and administration expenses amounted to $925,000, $1,136,000 and $653,000 in 1995, 1994 and 1993, respectively.

         The Company has adopted the provisions of Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits. The cumulative effect of its application is not presented because the amount is not material to the Company's 1995 operating results.

NOTE 11 -- RELATED PARTY TRANSACTIONS

         In December 1992, pursuant to a secured promissory note agreement, the Company loaned $1,250,000 to an officer/director. The note bore interest at 8% per annum and principal and interest were due December 28, 1996. During 1995, 1994 and 1993 principal and interest of $196,000, $188,000 and $675,000, respectively, were cancelled and recorded as compensation expense. Pursuant to the terms of a severance agreement dated November 7, 1995, the remaining outstanding principal and related interest totalling $397,000 was forgiven and was recorded as compensation expense in 1995.

         Through September 1995, the Company retained a firm, in which a member of the Board of Directors of the Company is a managing director, to provide ongoing financial advisory services. During 1995, 1994 and 1993, the firm was paid fees of $3,810,000, $910,000 and $1,886,000, respectively, in connection with various financing transactions and other investment banking activities. The fees paid in 1995 related primarily to the merger.

         In December 1994, the Company made an interest bearing loan of $100,000 due in December 1997 to an Officer of the Company. In connection with the Protocare acquisition, the Company also assumed from Protocare a 9% loan to the same officer which amounted to $597,000. The officer resigned in May 1995, and the outstanding principal and interest on this assumed loan, amounting to $499,000 and $288,000 was forgiven and expensed in 1995 and 1994, respectively.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

         Purchase Commitments: On September 1, 1994, the Company entered into a five-year agreement to purchase medical supplies totalling $112,500,000, with annual purchases ranging from $7,500,000 in the first year to $30,000,000 in the third through fifth years. Beginning in the year ended August 31, 1996, failure to purchase at least 90% of the annual commitment will result in a penalty of 10% of the difference between the annual commitment and actual purchases.

         Litigation: The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which are not determinable at this time. The Company has insurance policies covering such potential losses where such coverage is cost effective. In the opinion of management, any liability that might be incurred by the Company upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the Company's consolidated results of operations and financial position. During 1995, certain claims and lawsuits were settled and the Company paid amounts (including cost of defense) totaling approximately $10,590,000, and $12,400,000 was charged to income to provide for probable losses related to matters arising in the period and to revise estimates for matters arising prior to 1995. Subsequent to year end the Company settled claims totaling $1,950,000.

         Certain Concentrations: Over 50% of the Company's revenue is derived from the provision of respiratory therapy services, a significant portion of which is reimbursed under the Federal Medicare program. Various budgets currently under consideration by Congress and the Federal Administration propose reductions in Medicare spending including, among other matters, reimbursement for home oxygen. It is currently uncertain when a budget agreement will be reached and the ultimate impact such budget will have on home oxygen reimbursement.

                           APRIA HEALTHCARE GROUP INC.

         The Company currently purchases approximately 40% of its patient service equipment and supplies from two supplier(s). Although there are a limited number of suppliers, management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in service delivery and a possible loss in revenues which could affect operating results adversely.

         Other: Management is not aware of any material claims or disputes related to any of its third-party reimbursement arrangements.

NOTE 13 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                  QUARTER
                                                                                  -------
                                                             FIRST        SECOND          THIRD         FOURTH
                                                             -----        ------          -----         ------
                                                                     (in thousands, except per share data)

         1995
         Net revenues...................................    $284,609     $287,286      $ 277,670       $284,035
         Gross profit...................................     199,073      199,016        178,833        195,679
         Operating income (loss)........................      36,032       22,115       (133,948)        28,324
         Income (loss) before extraordinary charge......      15,792        7,497       (112,166)        17,399
         Net income (loss)..............................    $ 15,792     $  4,499      $(112,166)      $ 17,399

         Per share amounts:
           Primary:
             Income (loss) before extraordinary charge..    $   0.34     $   0.15      $   (2.32)      $   0.34
             Net income (loss)..........................    $   0.34     $   0.09      $   (2.32)      $   0.34
           Fully diluted:
             Income (loss) before extraordinary charge..    $   0.32     $   0.15      $   (2.32)      $   0.34
             Net income (loss)..........................    $   0.32     $   0.09      $   (2.32)      $   0.34



         1994
         Net revenues...................................    $226,925     $231,312      $ 244,928       $259,647
         Gross profit...................................     157,882      161,200        172,968        183,072
         Operating income...............................      12,906       24,420         28,722         33,827
         Net income.....................................    $    160     $  9,897      $  14,124       $ 14,850

         Per share amounts:
           Primary:
             Net income.................................    $   0.00     $   0.23      $    0.32       $   0.33
           Fully diluted:
             Net income.................................    $   0.00     $   0.22      $    0.30       $   0.31

         The quarterly financial information for all periods presented reflect the conformed accounting policies of Homedco and Abbey (see Note 2).

         The second and third quarters of 1995, include charges of approximately $12,900,000 and $133,800,000, respectively, relating to restructuring, merger and integration activities and to accounts receivable valuation and employment-related matters. During the fourth quarter of 1995, the Company reevaluated the estimates inherent in the restructuring and other merger-related costs recorded through the end of the third quarter. This evaluation resulted in a reallocation of expenses which increased the special provision for uncollectible accounts by $13,000,000 and reduced restructuring costs and other merger-related costs by $10,316,000 and $2,684,000, respectively. Additionally, an extraordinary charge on debt refinance of approximately $2,998,000, net of income taxes of $1,686,000, was recorded in the second quarter of 1995.

                           APRIA HEALTHCARE GROUP INC.

         During the first quarter of 1994, the company initiated a program to integrate the TPC operations and to shift market and sales emphasis from home medical equipment to respiratory therapy. This program resulted in the write-off of surplus inventory of $2,100,000, costs related to the consolidation of branch operations of $3,200,000, and an increase in the provision for doubtful accounts of $1,600,000. The costs related to the consolidation of branch operations include the costs of closing eight branch offices and severance for the termination of approximately 350 employees. Also in the first quarter, the company recorded acquisition-related charges of $4,600,000, including legal costs and executive severance expenses.

                           APRIA HEALTHCARE GROUP INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                 (in thousands)

                                                                     Additions
                                                            -------------------------
                                             Balance at     Charged to     Charged to                 Balance
                                             Beginning      Costs and        Other                   at End of
               Description                   of Period       Expenses       Accounts    Deductions    Period
-----------------------------------------    ----------     ----------     ----------   ----------   ---------

Year ended December 31, 1995
Deducted from asset accounts:
    Allowance for doubtful accounts           $61,038       $100,463 (a)   $2,655 (f)    $77,589      $ 86,567
    Reserve for inventory shortages             3,952          2,898 (e)        8 (f)      1,104         5,754
    Reserve for patient service equipment
       shortages                                4,546         16,783 (e)      117 (f)      1,802        19,644
                                              -------       --------       ------        -------      --------
                  Totals                      $69,536        $120,144      $2,780        $80,495      $111,965
                                              =======        ========      ======        =======      ========
Year ended December 31, 1994
Deducted from asset accounts:
    Allowance for doubtful accounts           $52,102        $ 48,718 (b)  $9,089 (c)    $48,871 (d)  $ 61,038
    Reserve for inventory shortages             3,143           1,124                        316         3,952
    Reserve for patient service equipment
       shortages                                1,810           3,312         448          1,024         4,546
                                              -------       --------       ------        -------      --------
                  Totals                      $57,055        $ 53,154      $9,537        $50,211      $ 69,536
                                              =======        ========      ======        =======      ========
Year ended December 31, 1993
Deducted from asset accounts:
    Allowance for doubtful accounts           $42,630        $ 37,279 (b)  $8,779 (c)    $36,586 (d)  $ 52,102
    Reserve for inventory shortages             3,216             438                        511         3,143
    Reserve for patient service equipment
       shortages                                1,252           2,767                      2,209         1,810
                                              -------       --------       ------        -------      --------
                  Totals                      $47,098         $40,484      $8,779        $39,306      $ 57,055
                                              =======         =======      ======        =======      ========

--------------------
(a) Includes $47,440 for special provision of uncollectible accounts for the year ended December 31, 1995.

(b) Includes $2,002 and $2,803 for discontinued operations for the years ended December 31, 1994 and 1993, respectively.

(c)      Includes amounts added in conjunction with business acquisitions.

(d) Includes the charge-off of uncollectible accounts receivable and a reversal of the allowance for doubtful accounts related to discontinued operations for the year ended December 31, 1994.

(e) Includes amounts recorded in conjunction with the establishment of the merger and restructuring reserves.

(f) Represents the net activity for Homedco for the period of October 1, 1994 through December 31, 1994.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            APRIA HEALTHCARE GROUP INC.
                                                     Registrant




October 4, 1996                             /s/ LAWRENCE H. SMALLEN
                                            ------------------------------------
                                            Lawrence H. Smallen
                                            Chief Financial Officer,
                                            Senior Vice President, Finance
                                            and Treasurer
                                            (Principal Financial Officer)

                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-94026, 33-51234, 33-75028, 33-77684, 33-57628,
33-80581 and 33-80583), pertaining to the Apria Healthcare Group Inc./Homedco Group, Inc.'s Stock Incentive Plan, Apria Healthcare Group Inc. Amended and Restated 1992 Stock Option Plan, 1992 Stock Incentive Plan, 1994 Employee Stock Purchase Plan, 1991 Nonqualified Stock Option Plan and 1991 Management Stock Purchase Plan of our report dated March 6, 1996, with respect to the consolidated financial statements and schedule of Apria Healthcare Group Inc. for the year ended December 31, 1995, as amended, included in this Form 10-K/A.



                                                ERNST & YOUNG LLP

Orange County, California
October 4, 1996

                                                                   EXHIBIT 23.2




                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Apria Healthcare Group, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (33-94026, 33-51234, 33-75028, 33-77684, and 33-57628 pertaining to Apria
Healthcare Group Inc./Homedco Group Inc.'s Stock Incentive Plan and Abbey Healthcare Group Incorporated's 1992 Stock Option Plan, 1992 Stock Incentive Plan, 1994 Stock Purchase Plan and 1991 Management Stock Purchase Plan) of our report dated February 15, 1994, with respect to the consolidated statements of income, changes in shareholders' equity, and cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994, which report is included in the Form 10-K of Apria Healthcare Group Inc. for the year ended December 31, 1995.



                                                KPMG PEAT MARWICK LLP


Orange County, California
October 4, 1996

[ ]                               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2
                                       ON
                                   FORM 10-K/A
(Mark One)
[x]
                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)
                   For the Fiscal Year Ended December 31, 1995
                                       OR
[ ]             TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                          Commission File No. 000-19854

                           APRIA HEALTHCARE GROUP INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                              33-0488566
          (State of other jurisdiction of               (I.R.S. Employer
          incorporation or organization)                 Identification)

                3560 HYLAND AVENUE                            92626
                  COSTA MESA, CA                           (Zip Code)
     (Address of principal executive offices)

       Registrant's telephone number, including area code: (714) 427-2000

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                                (Title of class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                          Yes X   No
                                             ----   ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
           ----

As of February 29, 1996, there were outstanding 50,245,452 shares of the Registrant's Common Stock, par value $0.001 ("Common Stock"), which is the only class of Common Stock of the Registrant. As of February 29, the aggregate market value of the shares of Common Stock held by non-affiliates of the Registrant, computed based on the closing sale price of $31.25 per share as reported by Nasdaq, was approximately $1,515,996,313.

                       DOCUMENTS INCORPORATED BY REFERENCE

The information called for by Part III is incorporated by reference to the definitive Proxy Statement for the 1996 Annual Meeting of Stockholders of the Registrant which will be filed with the Securities and Exchange Commission not later than 120 days after December 31, 1995.

Item 7 of Part II and Item 14 of Part IV of the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 are amended in their entirety as follows:



                                    PART II.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

        Apria Healthcare Group Inc. ("the Company") was formed by the merger of Abbey Healthcare Group Incorporated ("Abbey") and Homedco Group, Inc. ("Homedco") in June 1995. This transaction was accounted for as a pooling-of-interests and as such, the results of operations for all periods presented reflect the combined operations of Abbey and Homedco. The financial statements have been restated to conform the differing accounting policies of the separate companies, principally relating to the use of salvage values recognized for certain patient service equipment and the capitalization of low dollar patient service items, supplies, accessories and repairs.

        In connection with the merger, the Company initiated a significant consolidation and restructuring plan to consolidate operating locations and administrative functions within specific geographic markets. The plan provides for a workforce reduction of approximately 1,220 employees, consolidation of approximately 120 operating facilities and conversion of branch operating locations to a standardized information system. The employee reduction and branch consolidations were substantially complete as of December 1995, with a reduction of 1,120 employees and consolidation of 105 branch locations. The Company has also completed approximately 50% of the information system conversions as of December 1995. The remaining system conversions (approximately
220) are scheduled during 1996. The Company expects the plan to be completed by September 1996.

        During 1995, a charge of approximately $68.3 million was recorded in connection with the Company's restructuring efforts. The primary components of the restructuring charge include severance and related costs of $21.5 million due to workforce reductions, $22.2 million associated with the consolidation of information systems, $23.1 million related to the closure of duplicate facilities and $1.5 million for other restructuring activities. The Company anticipates these activities to result in payroll, rent and other cost savings from workforce reductions and branch consolidations. Such savings to date have been partially offset by integration costs, including employee relocation, temporary and transitional employee costs, overtime and consulting which totaled approximately $11.5 million in 1995 and are expected to decrease significantly as the integration activities subside.

        Merger costs of approximately $12.2 million were incurred during 1995 and consisted primarily of fees for investment banking, legal, consulting, accounting, filing requirements, and, as required by the merger agreement, the cost of liability insurance covering directors and officers of the predecessor companies for a period of six years against claims arising from facts or events occurring prior to the merger.

        Employee contracts, benefit plan and claim settlements of $20.4 million were recorded in 1995. Included is approximately $14.4 million provided for employment and payroll tax related claims and lawsuits, $3.4 million to settle certain employee contracts, and a settlement loss of $2.3 million for the termination of the Abbey Medical, Inc. Employee Retirement Plan, a defined benefit pension plan. At December 31, 1995, the remaining accrual was approximately $10 million, the majority of which should be settled and paid within one year.

        Net revenues increased 17.7% to $1,133.6 million in 1995, 28.6% to $962.8 million in 1994 and 45.9% to $748.9 million in 1993. The increase in revenues in 1995 and 1994 was due to growth from locations owned and operated by the Company at the beginning of the fiscal year (existing locations) and acquisitions. The internal growth was primarily generated by increased volumes realized in managed care markets. 1995 revenues were negatively impacted by the fact that the last half of the year was the first in which the Company operated as a merged entity and as a result, there was a disruption of the day to day operations caused by the consolidation and integration activities. Management believes this trend to be short term, as indicated by an increase in revenue during the fourth quarter of 1995.

        During 1993, Congress passed the Omnibus Budget Reconciliation Act of 1993 ("OBRA 1993"), which the Company estimates reduced its revenues by approximately $12.8 million during 1994. No additional reductions related to OBRA 1993 were incurred during 1995. The OBRA legislation provides a consumer price index update, effective January 1, 1996, of 3%. Medicare and Medicaid reimbursement rates are continually being reviewed by the federal and state governments, respectively, and additional reimbursement reduction may occur in the future.

        Infusion therapy, respiratory therapy and home medical equipment/other revenues represent 24%, 53% and 23%, respectively, of total revenue and grew at rates of 14.9%, 15.2% and 27.7%, respectively, in 1995. Growth in all three lines of business was primarily due to increased volume from existing locations and revenue contributed from acquisitions. Additionally, the shift to a managed care environment has required the Company to provide a full range of services, resulting in volume increases, specifically in the home medical equipment/other lines of business. This growth was mitigated by price competition within the managed care environment. Revenue growth in 1994 was 117.4%, 14.1% and 10.8% for infusion therapy, respiratory therapy and home medical equipment/other services, respectively. The significant growth in infusion revenue in 1994 was primarily due to the Total Pharmaceutical Care, Inc. ("TPC") and Protocare, Inc. acquisitions. Price increases had a minimal impact on revenue growth.

        Gross margins were 68.2% in 1995, 70.1% in 1994 and 69.8% in 1993.
Increased participation in the managed care market place has shifted product mix toward lower-margin medical equipment and supply items. Also, the managed care market fosters competition, which places downward pressure on prices. The 1995 gross margin was also adversely impacted by an adjustment of $5.4 million necessary to conform the accounting policies of the predecessor companies for certain low dollar patient service items, supplies and accessories and a $7.5 million provision for excess and obsolete patient service equipment and shrinkage associated with the facility consolidations. Due to the Company's larger size and resulting increase in volume requirements, management has renegotiated purchasing contracts for more attractive pricing and has implemented purchase compliance programs at its operational locations. Consequently, the Company has realized some cost savings in the last half of 1995 and expects to realize additional savings in 1996. In general, the Company has not experienced significant fluctuations in its cost structure and expects this trend to continue for the near term.

        Selling, distribution and administrative expenses decreased as a percentage of net revenues to 53.1% in 1995 from 53.7% in 1994 and 54.8% in 1993. The year to year improvement is due in part to the Company's initiatives to more effectively manage the delivery and clinical support components of the business. Due to the more cost conscious health care environment and the Company's decision to aggressively participate in the managed care approach to providing health care, the Company is continually evaluating how it can provide home healthcare at a lower cost. The Company has developed operating models that facilitate the accumulation and analysis of various statistics related to the delivery and clinical areas of the business. The models, which are targeted at the local level, are utilized as tools to expose inefficiencies and determine the optimal labor mix to best service the needs of the patients. Additionally, the Company was able to leverage these types of costs as a result of the merger, contributing significantly to the reduction in selling, distribution and administrative expenses during 1995. These reductions were partially offset in 1995 by integration costs.

        The provision for doubtful accounts as a percentage of net revenue was 8.9% in 1995, 4.9% in 1994 and 4.6% in 1993. The increase in 1996 is principally attributable to (1) an adjustment to the allowance for doubtful accounts of approximately $26.3 million to provide for an impairment in Abbey's infusion therapy accounts receivable and (2) a provision recorded in the fourth quarter of approximately $13 million, or 3.7% of accounts receivable, for the anticipated impact on realization resulting from field location consolidations, changes in billing and collection personnel, and information systems conversions. The circumstances leading to the recording of both amounts are discussed more fully below.

        Abbey had entered the infusion market primarily through its acquisitions of TPC and Protocare in November 1993 and March 1994, respectively. From the point of acquisition through the end of 1994, the receivables of the acquired TPC business were processed centrally in two billing centers. Cooperation and assistance from the branch/pharmacy personnel responsible for the initiation and fulfillment of orders was an important aspect of centralized billing and collection. In mid-1994, many of the former TPC branch and region level managers were terminated due to the post-acquisition integration of TPC's branch/pharmacy operations into Abbey's organizational structure. These changes had a negative impact on the morale of the branch/pharmacy personnel and resulted in significant turnover and less cooperation with billing center personnel. Also in mid-1994, one of the billing centers was relocated and only a portion of the personnel were transferred to the new location. Consequently, numerous new billing and collection employees had to be hired and trained. During the first quarter of 1995, Abbey began to convert and, in some cases, automate for the first time, the billing and collection procedures of the acquired TPC operations. Also in early 1995, Abbey began to convert and centralize the billing and collection functions of the acquired Protocare branches. These changes, coupled with the announcements on March 1, 1995 of the Abbey/Homedco merger and later of branch consolidations, led to significant turnover of billing and collection personnel in the acquired Protocare branches. All of the aforementioned conditions and disruptions had a negative impact on the aging of Abbey's infusion receivables. At June 30, 1995 Abbey's infusion accounts aged in excess of 180 days represented 36% of total infusion accounts as compared to 31% at March 31, 1995, 30% at December 31, 1994, 22% at September 30, 1994, and 16% at December 31, 1993.

        In response to the deteriorating aging, Abbey management deployed additional resources and instituted programs to limit potential collection losses. These efforts included hiring an infusion reimbursement specialist, reengineering the centralized infusion billing center procedures, hiring additional manager and director level personnel and instituting collection incentive programs. Based on Abbey management's expectation that these efforts would be successful in collecting delinquent infusion accounts receivable, the Company did not increase its allowance for doubtful accounts as of June 30, 1995.

        However, in the third quarter, the Company's management decided to transfer the infusion billing and collection processes from Abbey's recently converted centralized system to Homedco's decentralized, branch-based system. Many of the incentive and other programs instituted by Abbey management were discontinued in order to focus resources and efforts on completing branch consolidations, effecting the planned system conversions, training personnel in the proper use of the new systems and improving the efficiency and effectiveness of the intake function. During the process, the centralized billing center was downsized and relocated a second time, pending permanent closure at a later date. Each of these post-merger decisions caused additional turnover at the billing centers responsible for collecting the existing receivables and seriously impacted employee morale.

        In connection with management's third quarter accounts receivable analysis, serious consideration was given to the impact that the merger, planned branch consolidations and system conversions and reductions in force would likely have on the already unstable condition of Abbey's infusion accounts receivable. As a result of a marked deterioration in the aging of Abbey's infusion accounts in July and August of 1995 and other deteriorating trends, a provision of $26.3 million was recorded.

        Following is information as of June 30, 1995 and August 31, 1995 about the portion of the accounts receivable for which the impairment was recognized in the third quarter:

                                                                      JUNE 30,         AUGUST 31,
                                                                        1995              1995
                                                                      --------         ----------
                                                                         (Dollars in thousands)

  Abbey infusion accounts receivable................................   $65,339          $64,865
  Abbey infusion allowance for doubtful accounts....................     7,727            7,453
  Abbey infusion allowance for doubtful accounts as
    a percentage of Abbey infusion accounts receivable..............        12%              11%
  Percentage of Abbey infusion accounts aged over 180 days..........        36%              39%
  Abbey infusion allowance for doubtful accounts as a percentage
    of Abbey infusion accounts aged over 180 days...................        33%              29%
  Percentage of Abbey infusion accounts aged over 360 days..........        15%              22%
  Abbey infusion allowance for doubtful accounts as a percentage of
    Abbey infusion accounts receivable, after third quarter
    adjustment(1)...................................................                         52%
  Abbey infusion allowance for doubtful accounts as a percentage of
    Abbey infusion accounts aged aver 180 days, after third quarter
    adjustment(1)...................................................                        133%

----------------
(1) Abbey infusion allowance calculated by adding the third quarter adjustment of $26.3 million to the August 31, 1995 allowance.

        The percentage of consolidated infusion accounts receivable aged in excess of 180 days increased from 21% at June 30, 1995 to 36% at September 30, 1995 and December 31, 1995. Management believes that the additional reserves provided for collection losses associated with Abbey's infusion accounts will be sufficient.

        Also included in the third quarter provision is $5.5 million for Abbey's home medical equipment and respiratory therapy accounts, which relates primarily to the application to accounts aged from 181 days to 360 days of more conservative percentages used to determine the allowance for doubtful accounts and to a deterioration in July and August in the aging due to post-merger disruptions caused by the Company's branch consolidation plan.

        Increases during the second half of 1995 and early 1996 in write-offs, the aging of accounts receivables, and days sales outstanding and decreases in collections in that period as well as experience with a prior business combination involving extensive field consolidations, personnel changes and information systems conversions were considered by management in estimating the $13 million fourth quarter provision relating to the aforementioned field disruptions. Disruptions caused by the field location consolidations, changes in billing and collection personnel, and information systems conversions resulted in billing delays and, ultimately, difficulties in receiving timely reimbursement. Billing delays were due, in part, to incomplete claim documentation. The conditions contributing to this problem include documents lost in the physical movement of billing information and patient files, data lost due to data field incompatibilities, lack of familiarity with new systems, and lack of continuity and familiarity with payor requirements due to employee terminations. The passage of time reduces the likelihood of collection and increases the likelihood of denial because missing documentation is less likely to be located or replaced and payor imposed submission deadlines may be exceeded. Because substantially all of the planned facility consolidations and employee terminations have been completed, management expects disruptions and delays of this type to diminish in 1996.

        As of December 1995, the Company had completed approximately 90% of the planned facility consolidations and employee terminations, including the elimination of approximately 200 billing and collection positions, and 50% of the 445 planned system conversions. In connection with the facility consolidations, each branch information system was first converted to the predominate system in place within its region. Conversion of the branches to a standard, company-wide system then occurred on a region by region basis. Because of the conversion to interim systems prior to final conversion, locations representing approximately 80% of the Company's accounts receivable have been or will be subject to conversion.

        In addition to the delays described above, the conversion of a field information system to the standard system requires from one to four weeks, depending on facility size, for conversion and employee training during which time, billing and collection activity is substantially curtailed. After conversion and training is complete, billing and collection activity generally resumes at a slower pace than pre-conversion levels but normalizes within three to six months. The delays caused by conversion have had the effect of increasing the age of accounts receivable and delaying collection. Management expects such delays to continue in 1996 for regions that are scheduled for conversion through September 1996.

        Amortization expense increased to $16.3 million in 1995 from $11.5 million in 1994 and $4.1 million in 1993. The increase in amortization expense relates to intangible assets recorded in conjunction with business acquisitions.

        Interest expense increased to $42.9 million in 1995 from $37.2 million in 1994 and $18.3 million in 1993. The increase in interest expense in 1995 was primarily due to the additional debt financing required for restructuring, merger and integration activities, acquisitions and, to a lesser extent, increases in interest rates (see Liquidity and Capital Resources).

        The Company recognized a tax benefit in 1995 of $20.6 million that was primarily attributable to carryback of the current year loss and to an increase in deferred tax assets (future deductions). Included in deferred tax assets are net operating loss carryforwards available to reduce future taxes of approximately $20 million, subject to limitations by Section 382 of the Internal Revenue Code.

        Income tax expense for 1994 and 1993 represents the combined tax provisions of Homedco and Abbey prepared on a separate tax return basis. Accordingly, complimentary tax attributes of the companies were not considered available for benefit until periods following the merger. The Company's 1994 combined effective tax rate was 43% which exceeded the statutory rate primarily because of the effects of non-deductible goodwill. The Company's 1993 combined effective tax rate was approximately 35%. The lower rate was due primarily to the utilization of operating loss carryforwards not previously recognized.


LIQUIDITY AND CAPITAL RESOURCES

        Cash used in the Company's operating activities was $9.9 million in 1995 compared to $61,000 in 1994 and positive cash from operations of $27.0 million in 1993. Significantly contributing to the use of cash in 1995 were outlays of approximately $47.2 million for merger expenses, restructuring costs and employee-related matters. An additional $22.4 million is expected to be paid over periods generally not exceeding five years and funded by internally generated cash and existing credit facilities . Partially offsetting such cash outlays are tax refunds of $27.7 million for estimated payments made prior to the merger and for carryback of the 1995 loss which are expected to be received in

1996. In addition, increased revenue levels were supported by purchases of patient service equipment and resulted in increased levels of accounts receivable.

        Days' sales in outstanding receivables ("DSO"), cash receipts as a percentage of net revenues and the accounts receivable aging are among the key measurements the Company uses to evaluate the time frame in which accounts receivable are collected. DSO (calculated as of year-end by dividing gross accounts receivable by the 90-day rolling average of net revenues) increased to 109 days in 1995 from 99 days in 1994 and 104 days in 1993. Among the factors contributing to the increase in accounts receivable and DSO were disruptions and delays in billing and collection activity caused by the numerous facility consolidations, billing and collection personnel changes, and field information system conversions (see Results of Operations). The facility conversions and personnel changes were substantially complete at year end. The system conversions are scheduled to continue through the third quarter of 1996 and, accordingly, are expected to continue to impact the timing of billing and collections. To control and contain the impact on accounts receivable and collection levels caused by the system conversions, management, among other steps, documented and disseminated best billing and collection practices, upgraded the standard field system to incorporate certain features of the discontinued systems, conducted extensive training at all field locations undergoing conversion, retained a number of experienced reimbursement employees on a temporary basis, initiated collection incentive programs with special emphasis on older accounts, and developed and implemented standard management reports including key accounts receivable and collection statistics, expectations and field rankings.

        During 1995, the Company centralized its accounts payable function in connection with the restructuring and consolidation plan. The centralization process disrupted day-to-day activities causing a processing backlog which was reflected by the increase in the accounts payable balance at December 31, 1995 as compared to December 31, 1994. The Company expects to eliminate the backlog during the first two quarters of 1996.

        In conjunction with the merger, the Company entered into a credit agreement with certain banks and Banque Paribas, as administrative agent. The agreement, which expires in June 2000, provides for borrowings of up to $500 million under a revolving credit facility. The proceeds were used, among other things, to repay borrowings under the prior separate credit agreements of Homedco and Abbey. The agreement provides for variable rate interest options including the higher of the Federal Funds Rate plus .5% or the Prime Rate, or London Interbank Offered Rate ("LIBOR") plus a margin which is dependent on the ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization. At December 31, 1995, borrowings of $286.3 million were outstanding, letters of credit amounted to $960,000, and availability under the revolving credit facility was $212.7 million. The effective interest rates at December 31, 1995 for borrowings under the credit facility not subject to the swap or cap agreements (see discussion below) were 6.6% and 8.5% on $13 million and $7.3 million, respectively.

        The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Interest rate swap and cap agreements are used as a means of managing the Company's interest rate exposure. The swap agreements are contracts to periodically exchange fixed and floating interest rate payments over the life of the agreement. The Company's exposure to credit loss under these agreements is limited to the interest rate spread in the event of nonperformance by the counterparties to the contracts. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the contracts. In July 1995, the Company entered into one-year swap agreements having a total notional principal amount of $266 million which effectively convert variable rate borrowings to fixed rate borrowings. For the period from July 1995 through December 1995, the Company received interest at a weighted average rate of 6.7% and paid interest at a weighted average rate of 6.2%. Payment or receipt of the interest differential is made quarterly and recognized monthly in the financial statements as an adjustment to interest expense. In January 1996, the Company canceled its swap agreements at a cost of $198,000 and entered a new one-year agreement with a total notional principal amount of $280 million that exchanges floating rate borrowings for a fixed LIBOR rate of 5.1%.

        Under a cap agreement, which expires in July 1996, the three-month LIBOR rate is limited to 6% on outstanding indebtedness of up to $50 million. The Company did not derive any benefit from the cap agreement in 1995 due to lower LIBOR rates.

        The 6.5% convertible subordinated debentures were convertible into shares of the Company's Common Stock at a conversion price of $13.97 per share and were scheduled to mature on December 1, 2002. Pursuant to a redemption feature which was based on the market value of the Company's Common Stock, all outstanding convertible debentures as of December 31, 1994, which amounted to $66.6 million, were converted into 4,771,962 shares of Common Stock during 1995. The conversion of the debentures eliminates annual interest payments of approximately $4.3 million and decreases long-term debt by $66.6 million.

        Purchases of property, equipment and improvements, net of retirements and trade-ins, were $49.3 million in 1995, $26.8 million in 1994 and $17.2 million in 1993. The majority of the increase in 1995 was due to additions and enhancements to the Company's data processing systems. In connection with the merger and restructure plan, the Company is standardizing branch information systems, thus necessitating additional expenditures for hardware and software. The Company estimates that expenditures of $12.5 million and $1.2 million for hardware and software, respectively, will be made in 1996 to convert the remaining locations. Capital expenditures will be financed by cash provided by operations and borrowings available under the credit facility.

        During 1995, business acquisitions, which were financed, resulted in payments of approximately $46.1 million in cash, $787,000 in shares of the Company's common stock and the assumption of $3.4 million of liabilities. Covenants not to compete and goodwill arising from these acquisitions resulted in an increase in intangible assets from December 31, 1994 to December 31, 1995. Other assets at December 31, 1995, is primarily comprised of payments for businesses which have not yet been allocated to the various underlying acquired assets.

        During 1994, the Company entered into a five-year agreement to purchase medical supplies totaling $112.5 million, with annual purchases ranging from $7.5 million in the first year to $30 million in the third through fifth years. Beginning in the year ended August 31, 1996, failure to purchase at least 90% of the annual commitment will result in a penalty of 10% of the difference between the annual commitment and actual purchases. Purchases will be financed using cash provided by operations and borrowings available under the credit facility.

        Overall, the Company believes that cash provided by operations and amounts available under its existing credit and lease financing will be sufficient to finance its current operations for at least the next 12 months.

        The Company believes that inflation has not had a significant impact on the Company's historical operations.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORTS ON FORM 8-K

        (a)    1.     The documents described in the "Index to Consolidated
                      Financial Statements and Financial Statement Schedule" are included in this report starting at page F-1.

               2. The financial statement schedule described in the "Index to Consolidated Financial Statements and Financial Statement Schedule" are included in this report starting on page S-1.

                      All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

               3.     Exhibits included or incorporated herein:

                      Exhibit
                      Number        Description

                      23.1          Consent of Ernst and Young LLP

                      23.2          Consent of KPMG Peat Marwick LLP


        (b)    Reports on Form 8-K:

               Apria Healthcare Group Inc. filed a Current Report on Form 8-K, dated November 7, 1995, with the Securities and Exchange Commission on November 7, 1995 attaching the supplemental consolidated financial statements of the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                                  PAGE
                                                                  ----
CONSOLIDATED FINANCIAL STATEMENTS
  Reports of Independent Auditors...............................   F-1
  Consolidated Balance Sheets -- December 31, 1995 and 1994.....   F-3
  Consolidated Statements of Operations -- Years ended
    December 31, 1995, 1994 and 1993............................   F-4
  Consolidated Statements of Stockholders' Equity -- Years ended
    December 31, 1995, 1994 and 1993............................   F-5
  Consolidated Statements of Cash Flows -- Years ended
    December 31, 1995, 1994 and 1993............................   F-6
  Notes to Consolidated Financial Statements....................   F-7


CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
  Schedule II - Valuation and Qualifying Accounts...............   S-1

                         REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Apria Healthcare Group Inc.


We have audited the accompanying consolidated balance sheets of Apria Healthcare Group Inc. (formed as a result of the consolidation of Abbey Healthcare Group Incorporated and Homedco Group, Inc.) as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14 (a). These financial statements are the responsibility of the management of Apria Healthcare Group Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Abbey Healthcare Group Incorporated for the year ended December 31, 1993, which statements reflects total revenues of $278 million. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Abbey Healthcare Group Incorporated, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apria Healthcare Group Inc. and subsidiaries at December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, based on our audits and the report of other auditors, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also audited the adjustments described in Note 2 that were applied to restate the 1994 and 1993 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.



                                            ERNST & YOUNG LLP


Orange County, California
March 6, 1996

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Abbey Healthcare Group Incorporated:

We have audited the accompanying consolidated statements of income, changes in shareholders' equity and cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994, in conformity with generally accepted accounting principles.


                                     KPMG PEAT MARWICK LLP


Orange County, California
February 15, 1994

                           APRIA HEALTHCARE GROUP INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                    DECEMBER 31,
                                                                              ----------------------
                                                                                 1995         1994
                                                                              ---------     --------
                                                                              (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash ...................................................................    $  18,829     $ 21,188
  Accounts receivable, less allowance for doubtful accounts of $86,567 and
    $61,038 at December 31, 1995 and 1994, respectively ..................      258,332      225,619
  Inventories ............................................................       45,198       35,898
  Deferred income taxes ..................................................       45,883       36,947
  Refundable income taxes ................................................       27,710        5,439
  Prepaid expenses and other current assets ..............................        7,770       10,472
                                                                              ---------     --------
        TOTAL CURRENT ASSETS .............................................      403,722      335,563
PATIENT SERVICE EQUIPMENT, less accumulated depreciation of $167,082 and
   $129,621 at December 31, 1995 and 1994, respectively ..................      167,090      152,358
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET ................................       80,108       73,976
INVESTMENT IN OMNICARE plc ...............................................        1,504           --
INTANGIBLE ASSETS, NET ...................................................      319,142      282,724
OTHER ASSETS .............................................................        8,419       11,546
                                                                              ---------     --------
                                                                              $ 979,985     $856,167
                                                                              =========     ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable .......................................................    $ 100,653     $ 78,912
  Accrued payroll and related taxes and benefits .........................       26,792       23,045
  Accrued restructuring costs ............................................       19,085           --
  Other accrued liabilities ..............................................       48,910       43,798
  Current portion of long-term debt ......................................        9,652       32,200
                                                                              ---------     --------
        TOTAL CURRENT LIABILITIES ........................................      205,092      177,955
LONG-TERM DEBT ...........................................................      490,655      406,104
DEFERRED INCOME TAXES ....................................................           --        9,238
OTHER NON-CURRENT LIABILITIES ............................................           --          960
STOCKHOLDERS' EQUITY Preferred Stock, $.001 par value:
    10,000,000 shares authorized; none issued ............................           --           --
  Common Stock, $.001 par value:
    150,000,000 shares authorized; 49,692,266 and 42,001,788 shares issued
    and outstanding at December 31, 1995 and 1994, respectively ..........           50           42
  Additional paid-in capital .............................................      294,522      206,405
  Retained (deficit) earnings ............................................      (10,334)      55,463
                                                                              ---------     --------
                                                                                284,238      261,910
COMMITMENTS AND CONTINGENCIES ............................................           --           --
                                                                              ---------     --------
                                                                              $ 979,985     $856,167
                                                                              =========     ========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ------------------------------------
                                                                             1995           1994        1993
                                                                          -----------     --------    --------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues .........................................................    $ 1,133,600     $962,812    $748,901
Costs and expenses:
  Cost of net revenues:
    Product and supply costs .........................................        286,919      234,604     188,276
    Patient service equipment depreciation ...........................         57,400       42,735      33,019
    Nursing services .................................................          7,361        5,947       2,821
    Other ............................................................          9,319        4,404       2,008
                                                                          -----------     --------    --------
                                                                              360,999      287,690     226,124
  Selling, distribution and administrative ...........................        601,978      517,027     410,392
  Provision for doubtful accounts, net of recoveries .................        100,463       46,716      34,476
  Amortization of intangible assets ..................................         16,273       11,504       4,103
  Restructuring costs ................................................         68,304           --          --
  Merger costs .......................................................         12,193           --          --
  Employee contracts, benefit plan and claim settlements .............         20,367           --          --
  Loss on disposition of U.K. subsidiary .............................            500           --          --
                                                                          -----------     --------    --------
                                                                            1,181,077      862,937     675,095
                                                                          -----------     --------    --------
    OPERATING (LOSS) INCOME ..........................................        (47,477)      99,875      73,806
Interest expense .....................................................         42,942       37,155      18,266
                                                                          -----------     --------    --------
    (LOSS) INCOME FROM CONTINUING OPERATIONS
    BEFORE TAXES AND EXTRAORDINARY CHARGE ............................        (90,419)      62,720      55,540
Income tax (benefit) expense .........................................        (18,941)      27,104      19,695
                                                                          -----------     --------    --------
    (LOSS) INCOME FROM CONTINUING OPERATIONS
    BEFORE EXTRAORDINARY CHARGE ......................................        (71,478)      35,616      35,845
Income from discontinued operations, net of taxes ....................             --          344       1,466
Gain on disposal of discontinued operations, net of taxes ............             --        3,071          --
                                                                          -----------     --------    --------
    (LOSS) INCOME BEFORE EXTRAORDINARY CHARGE ........................        (71,478)      39,031      37,311
Extraordinary charge on debt refinancing, net of taxes ...............          2,998           --          --
                                                                          -----------     --------    --------
    NET (LOSS) INCOME ................................................    $   (74,476)    $ 39,031    $ 37,311
                                                                          ===========     ========    ========
PER COMMON AND COMMON EQUIVALENT SHARE:
  (Loss) income from continuing operations before extraordinary charge    $     (1.52)    $    .81    $    .94
                                                                          ===========     ========    ========
  Extraordinary charge on debt refinancing, net of taxes .............    $     (0.06)    $     --    $     --
                                                                          ===========     ========    ========
  Net (loss) income ..................................................    $     (1.58)    $    .89    $    .98
                                                                          ===========     ========    ========
  Weighted average number of common and common equivalent
    shares outstanding ...............................................         47,112       44,096      38,138

PER COMMON SHARE ASSUMING FULL DILUTION:
  (Loss) income from continuing operations before extraordinary charge    $     (1.52)    $    .78    $    .89
                                                                          ===========     ========    ========
  Extraordinary charge on debt refinancing, net of taxes .............    $     (0.06)    $     --    $     --
                                                                          ===========     ========    ========
  Net (loss) income ..................................................    $     (1.58)    $    .85    $    .93
                                                                          ===========     ========    ========
Weighted average number of common and common
  equivalent shares outstanding ......................................         47,112       49,284      43,864

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK        ADDITIONAL     RETAINED                    TOTAL
                                         -----------------------      PAID-IN       EARNINGS      TREASURY   STOCKHOLDERS'
                                           SHARES      PAR VALUE      CAPITAL      (DEFICIT)       STOCK        EQUITY
                                         ---------     ---------     ----------    ---------     ---------   -------------
                                                                         (IN THOUSANDS)
Balance at December 31, 1992 ........       33,409     $      34     $ 115,029     $ (20,879)    $ (13,783)    $  80,401

Issuance of Common Stock ............           22                         273                                       273
Treasury stock issued ...............        1,748                         558                      12,716        13,274
Exercise of stock options ...........          438             1         1,054                                     1,055
Notes receivable payments ...........                                    1,201                                     1,201
Tax benefits related to stock options                                    1,082                                     1,082
Compensatory stock options granted ..                                      105                                       105
Conversion of subordinated
  debentures ........................          604             1         8,443                                     8,444
Acquisition of Total
  Pharmaceutical Care, Inc. .........        2,002             2        33,520                                    33,522
Other ...............................                                      (36)                                      (36)
Net income ..........................                                   37,311                                    37,311
                                         ---------     ---------     ---------     ---------     ---------     ---------
Balance at December 31, 1993 ........       38,223            38       161,229        16,432        (1,067)      176,632

Issuance of Common Stock ............        1,362             2        17,785                                    17,787
Treasury stock issued ...............          142                          49                       1,067         1,116
Exercise of stock options ...........          395                       1,830                                     1,830
Notes receivable payments ...........                                       15                                        15
Tax benefits related to stock options                                    1,343                                     1,343
Conversion of subordinated
  debentures ........................          799             1        11,159                                    11,160
Common Stock issued for acquisitions
  and earnouts ......................        1,081             1        12,877                                    12,878
Other ...............................                                      118                                       118
Net income ..........................                                                 39,031                      39,031
                                         ---------     ---------     ---------     ---------     ---------     ---------
Balance at December 31, 1994 ........       42,002            42       206,405        55,463            --       261,910

Net activity for Homedco - October 1,
  1994 to December 31, 1994 .........           51                       1,663         8,647                      10,310
Issuance of Common Stock ............           36                         570                                       570
Exercise of stock options ...........        1,473             2        13,259                                    13,261
Notes receivable payments ...........                                        6                                         6
Tax benefits related to stock options                                    8,138                                     8,138
Conversion of subordinated
  debentures, net of issuance costs
  of $2,785 .........................        4,772             5        63,856                                    63,861
Exercise of warrants ................        1,338             1            (1)                                       --
Acceleration of stock option vesting                                       542                                       542
Other ...............................           20                          84            32                         116
Net loss ............................                                                (74,476)           --       (74,476)
                                         ---------     ---------     ---------     ---------     ---------     ---------
Balance at December 31, 1995 ........       49,692     $      50     $ 294,522     $ (10,334)    $      --     $ 284,238
                                         =========     =========     =========     =========     =========     =========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                               -------------------------------------
                                                                                  1995          1994          1993
                                                                               ---------     ---------     ---------
                                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income .........................................................    $ (74,476)    $  39,031     $  37,311
Items included in net (loss) income not requiring (providing) cash:
    Income from discontinued operations ...................................           --          (344)       (1,466)
    Extraordinary charge on debt refinancing ..............................        4,684            --            --
    Provisions for doubtful accounts ......................................      100,463        46,716        34,476
    Depreciation ..........................................................       84,607        63,895        46,180
    Amortization of intangible assets .....................................       16,273        11,504         4,103
    Amortization of deferred debt costs ...................................        1,908         4,878         2,882
    Loss (gain) on sale of property, equipment and improvements ...........        3,938           765          (108)
    Impairment losses .....................................................       32,557            --            --
    Gain on disposal of discontinued operations ...........................           --        (3,071)           --
    Deferred income taxes .................................................      (19,548)        4,031        (5,452)
Change in operating assets and liabilities, net of effects of acquisitions:
    Increase in accounts receivable .......................................     (118,151)      (86,116)      (55,914)
    Increase in inventories ...............................................       (4,904)       (4,895)       (2,291)
    (Increase) decrease in prepaids and other current assets ..............      (12,194)       (2,147)        1,751
    Decrease in other non-current assets ..................................        3,269         4,221           692
    Increase in accounts payable ..........................................       18,942        16,231         9,313
    Increase (decrease) in accruals and other non-current liabilities .....        3,434        (6,735)       (3,832)
    Increase in accrued restructuring costs ...............................       19,085            --            --
Other .....................................................................        2,733        (2,296)         (822)
Net purchases of patient service equipment, net of effects of acquisitions       (72,518)      (85,729)      (39,784)
                                                                               ---------     ---------     ---------
        NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES ...............       (9,898)          (61)       27,039

INVESTING ACTIVITIES
    Purchases of property, equipment and
      improvements, net of effects of acquisitions ........................      (49,327)      (26,757)      (17,249)
    Proceeds on disposal of discontinued operations .......................           --        20,344            --
    Proceeds on disposition of U.K. subsidiary ............................          926            --            --
    Proceeds from sale of property, equipment and improvements ............          331           540           963
    Acquisitions ..........................................................      (46,086)      (73,782)     (185,625)
                                                                               ---------     ---------     ---------
        NET CASH USED IN INVESTING ACTIVITIES .............................      (94,156)      (79,655)     (201,911)

FINANCING ACTIVITIES
    Proceeds under revolving credit facility ..............................      463,999       172,954        93,556
    Payments under revolving credit facility ..............................     (229,171)     (164,532)      (60,792)
    Proceeds from issuance of subordinated notes ..........................           --            --       200,000
    Proceeds from senior and other long-term debt .........................      126,557        44,474         1,878
    Payments of senior and other long-term debt ...........................     (275,022)      (12,929)      (41,316)
    Capitalized debt costs, net ...........................................       (1,429)       (2,502)       (9,863)
    Issuances of Common Stock .............................................       13,064         2,042         2,256
                                                                               ---------     ---------     ---------
        NET CASH PROVIDED BY FINANCING ACTIVITIES .........................       97,998        39,507       185,719
                                                                               ---------     ---------     ---------
NET (DECREASE) INCREASE IN CASH ...........................................       (6,056)      (40,209)       10,847
Cash at beginning of period ...............................................       21,188        61,397        50,550
Net activity for Homedco - October 1, 1994 to December 31, 1994 ...........        3,697            --            --
                                                                               ---------     ---------     ---------
        CASH AT END OF PERIOD .............................................    $  18,829     $  21,188     $  61,397
                                                                               =========     =========     =========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation: The accompanying consolidated financial statements include the accounts of Apria Healthcare Group Inc. ("the Company") and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. As described more fully in Note 2, on June 28, 1995, Homedco Group, Inc. ("Homedco") merged with and into Abbey Healthcare Group Incorporated ("Abbey") to form the Company ("the merger"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements reflect the combined financial position and operating results of Abbey and Homedco for all periods presented.

        In conjunction with the merger, the Company adopted a fiscal year end of December 31. Previously, Abbey reported on a fiscal year ending the Saturday nearest December 31, and Homedco reported on a fiscal year ending September 30. The consolidated financial statements for 1994 and 1993 combine the results of Abbey for the fiscal years ended December 31, 1994 and January 1, 1994 and the results of Homedco for each of the two years ended September 30, 1994 and September 30, 1993. The consolidated balance sheet at December 31, 1994 combines the accounts of Abbey as of December 31, 1994 and Homedco as of September 30, 1994. The consolidated balance sheet and statements of cash flows at December 31, 1995 combines the accounts of Abbey and Homedco on such a date and reflects the activity of Homedco from October 1, 1994 through December 31, 1994. The consolidated statements of operations for 1995 reflect combined results for the year ended December 31, 1995 and exclude the operations of Homedco for the period October 1, 1994 through December 31, 1994. Homedco's revenues and net income for this period amounted to $146,293,000 and $8,647,000, respectively.

        Company Background: The Company provides home healthcare services including home infusion therapy, home respiratory therapy and home medical equipment/other to patients in the home throughout the United States. Infusion therapy, respiratory therapy and home medical equipment/other represent approximately 24%, 53% and 23%, of total revenue, respectively.

        Revenue Recognition and Concentration of Credit Risk: Revenues are recognized on the date services and related products are provided to patients and are recorded at amounts estimated to be received under reimbursement arrangements with a large number of third party payors, including private insurers, prepaid health plans, Medicare and Medicaid. Approximately 43% of the Company's revenues are reimbursed under arrangements with Medicare and Medicaid. No other third party payor group represents 10% or more of the Company's revenues. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific third party payors, historical trends and other information. Because of continuing changes in healthcare regulations and reimbursement and disruptions caused by the Company's merger, restructuring and integration activities, it is reasonably possible that the Company's estimates of net collectible revenue could change in the near term.

        Use of Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Cash Equivalents: The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. The Company maintains cash with various financial institutions. These financial institutions are located throughout the United States and the Company's cash management practices limit exposure to any one institution. Outstanding checks in excess of bank balances, which are reported as a component of accounts payable, were $27,608,000 and $18,185,000 at December 31, 1995 and 1994,
respectively.

        Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of medical supplies sold directly to patients for use in their homes.

        Patient Service Equipment: Patient service equipment consists of medical equipment provided to in-home patients and is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the equipment which range from three to ten years. Included in patient service equipment are assets under capitalized leases which consist primarily of oxygen related equipment. Depreciation for equipment under capitalized leases is provided using the straight-line method over the estimated useful life or the lease term.

                           APRIA HEALTHCARE GROUP INC.

        Property, Equipment and Improvements: Property, equipment and improvements are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property which range from three to thirty years. Included in property and equipment are assets under capitalized leases which consist primarily of computer equipment. Depreciation for equipment under capitalized leases is provided using the straight-line method over the estimated useful life or the lease term.

        Long-lived Assets: Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. In accordance with the statement, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No financial statement impact resulted from the adoption of the statement.

        Intangible Assets: Intangible assets consist of covenants not to compete and goodwill arising from business combinations (see Note 2). The values assigned to intangible assets, based in part on independent appraisals, are amortized on a straight-line basis. The covenants are amortized over contractual terms which range from three to ten years. Goodwill, representing the excess of the purchase price over the estimated fair value of the net assets of the acquired business, is amortized over the period of expected benefit. The amortization periods for goodwill range from twenty years for businesses operating primarily in the home respiratory therapy and home medical equipment lines and forty years for pharmaceutical and infusion therapy businesses. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill is reduced.

        Fair Value of Financial Instruments: The fair value of long-term debt is determined by reference to borrowing rates currently available to the Company for loans with similar terms and average maturities.

        Advertising: Advertising costs amounting to $3,849,000, $3,753,000 and $3,627,000 for 1995, 1994 and 1993, respectively, are expensed as incurred and included in "Selling, distribution and administrative expenses."

        Income Taxes: The Company provides for income taxes under the liability method. Accordingly, deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. The provision for income taxes represents the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

        Per Share Amounts: Primary per share amounts are calculated by dividing the applicable operating statement caption by the weighted average number of common and dilutive common equivalent shares outstanding. Common equivalent shares consist primarily of stock options. Fully diluted per share amounts include further adjustments to the applicable operating statement captions and weighted average shares outstanding to assume conversion of convertible debentures from issuance, if dilutive. The calculation of per share amounts for periods prior to the merger reflect the issuance of two shares of the Company's Common Stock for each share of Homedco Common Stock used in such calculation and one and four tenths shares of the Company's Common Stock for each share of Abbey Common Stock used in such calculation.

        Stock-based Compensation: The Company grants options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

        Reclassifications: Certain amounts for prior periods have been reclassified to conform to the current year presentation.

                           APRIA HEALTHCARE GROUP INC.

NOTE 2 -- BUSINESS COMBINATIONS AND DISPOSITIONS

        On June 28, 1995, Homedco merged with and into Abbey to form the Company. Homedco and Abbey provided similar homecare services including infusion therapy, respiratory therapy and home medical equipment. In connection with the merger transaction, the Company issued 21,547,529 shares of its Common Stock for 15,391,092 issued and outstanding shares of Abbey Common Stock and 26,034,612 shares of its Common Stock for 13,017,306 issued and outstanding shares of Homedco Common Stock.

        The merger has been accounted for under the pooling-of-interests method of accounting. Accordingly, the historical financial statements for periods prior to the consummation of the combination have been restated as though the companies had been combined. The restated financial statements have been adjusted to conform the differing accounting policies of the separate companies. Such differences relate principally to the use of salvage values recognized for certain patient service equipment and the capitalization of low dollar patient service items, supplies, accessories and repairs.

        Separate and combined results of Abbey and Homedco prior to the merger are as follows:

                                                                    ADJUSTMENTS
                                                                        AND
                                          ABBEY         HOMEDCO  RECLASSIFICATIONS   COMBINED
                                        --------       --------  -----------------   --------
                                                           (IN THOUSANDS)
Three months ended March 31, 1995
Revenues ........................       $123,394       $161,175       $    40        $284,609
Net Income ......................          7,091          9,047          (346)         15,792

Year ended December 31, 1994
Revenues ........................       $439,175       $523,469       $   168        $962,812
Net Income ......................         12,307         29,810        (3,086)         39,031

Year ended December 31, 1993
Revenues ........................       $278,457       $470,283       $   161        $748,901
Net Income ......................         14,312         24,544        (1,545)         37,311

        On January 2, 1994, the Company acquired the outstanding stock of Protocare, Inc. ("Protocare") for a cash payment of $11,915,000 plus direct acquisition costs of $3,700,000. In addition, pursuant to an earnout provision, as amended in June 1994, approximately 979,000 shares of Common Stock valued at $11,594,000 were issued in February 1995 to the former Protocare stockholders. The shares are reflected in the accompanying financial statements as issued and outstanding at December 31, 1994.

        On November 10, 1993, the Company acquired the outstanding stock of Total Pharmaceutical Care, Inc. ("TPC") for a cash payment of $154,183,000 plus direct acquisition costs of $9,376,000 and the issuance of approximately 2,002,000 shares of Common Stock valued at $33,522,000.

        In addition to the above business combinations, during 1995, 1994 and 1993, the Company acquired numerous complementary businesses in specific geographic markets. None of these businesses was individually significant. The transactions, including Protocare and TPC, were accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the consolidated statements of operations from the dates of acquisition. The purchase prices, which aggregated approximately $46,873,000, $109,747,000 and $231,225,000 in 1995, 1994 and 1993, respectively, consisted of cash, common stock and notes. The value ascribed to a portion of the common shares issued in 1994 and 1993 reflects a discount from the quoted price of the Company's Common Stock due to the absence of registration. The purchase prices were allocated to the various underlying tangible and intangible assets and liabilities on the basis of estimated fair value, determined in part by independent appraisal.

                           APRIA HEALTHCARE GROUP INC.

        The following table summarizes the allocation of the purchase prices, including non-cash financing activities, of acquisitions made by the Company:

                                                  YEAR ENDED DECEMBER 31,
                                             ------------------------------------
                                               1995         1994           1993
                                             --------     ---------     ---------
                                                       (IN THOUSANDS)
        Fair value of assets acquired ...    $ 50,255     $ 124,496     $ 249,554
        Liabilities assumed .............      (3,382)      (14,749)      (18,329)
        Promissory note payable to seller          --        (4,382)           --
        Common Stock issued .............        (787)      (31,583)      (47,069)
                                             --------     ---------     ---------
          Cash paid .....................    $ 46,086     $  73,782     $ 184,156
                                             ========     =========     =========

        In June 1995, the Company entered an agreement for the sale of the capital stock of Omnicare Group Ltd. ("Omnicare"), a United Kingdom-based subsidiary, to a newly formed holding company, Stanton Industries Ltd. ("Stanton"), that is owned and managed by an officer/director of Omnicare and a shareholder/former director of Abbey. Consideration for the sale amounted to $2,913,000 and consisted of cash of $968,000, a convertible note in the amount of $1,605,000 and the assumption of a liability in the amount of $340,000. The difference between the net sales price per the agreement and the carrying value of the Company's investment in Omnicare has been reflected as a loss in the accompanying financial statements.

        In September 1995, Stanton transferred its shares of Omnicare common stock to a newly-formed public limited company, Omnicare plc, in exchange for 6,166,656 ordinary shares of Omnicare plc. Also in September 1995, the Company converted the note due from Stanton into 1,875,000 unregistered ordinary shares of Omnicare plc. As a result of these transactions, Stanton and the Company hold approximately 63% and 27%, respectively, of the issued ordinary share capital of Omnicare plc. The Company has agreed not to dispose of the shares and to certain noncompetition covenants for a period of two years. The investment in Omnicare plc is accounted for using the equity method. At March 6, 1996, the quoted market value of the investment was approximately $2,400,000. The valuation represents a mathematical calculation based on a closing quotation published by the London Alternative Investment Market and is not necessarily indicative of the amount that could be realized upon sale.

        On September 30, 1994, the Company sold its 51% interest in Abbey Pharmaceutical Services, Inc. ("APS") to Living Centers of America, Inc. ("Living Centers") for cash consideration of $20,300,000 and warrants to purchase 248,000 shares of Living Center common stock for $35.00 per share. No value was assigned to the warrants. The APS operating results have been presented as discontinued operations for 1994 and 1993 (net of applicable income taxes of $1,879,000 and $2,428,000 in 1994 and 1993, respectively). Net revenues of the discontinued operations were $43,770,000 and $50,678,000 in 1994 and 1993, respectively.

        Supplemental unaudited pro forma information giving effect to business acquisitions made in 1994 and 1993 and excluding the operations of APS, is as follows:

                                           YEAR ENDED DECEMBER 31,
                                           -----------------------
                                               1994        1993
                                             --------    --------
                                                (IN THOUSANDS)
        Net revenues ....................    $986,062    $930,192
        Income from continuing operations      35,209      27,498
        Per share amounts:
          Primary .......................    $   0.79    $   0.63
          Fully diluted .................    $   0.76    $   0.63

        The pro forma financial information presented above is not necessarily indicative of any trends or results that may be expected for any other period. Pro forma financial information for business acquisitions and dispositions made in 1995 is not presented because the effects on the Company's operating results are not material.

        In February 1996, the Company signed a letter of intent for the sale of its M&B Ventures, Inc. home health operations, located in South Carolina under the assumed business name of Doctor's Home Health, Inc. The sale, which is expected to be completed in May 1996, is subject to certain conditions. The proposed sales price of $2,900,000 approximates the book value of the

                           APRIA HEALTHCARE GROUP INC.

assets of Doctor's Home Health, Inc. The operations of Doctor's Home Health, Inc. had revenues of approximately $8,870,000 and $7,340,000 for 1995 and 1994, respectively.

NOTE 3 --CERTAIN OPERATING STATEMENT CAPTIONS

        Restructuring Costs: In connection with the merger, the Company adopted a plan to restructure and consolidate its operating locations and administrative functions within specific geographic areas. The principal elements of the plan include a workforce reduction of approximately 1,220 employees across all employee groups, the consolidation of approximately 120 branch locations and the conversion of information systems at the continuing branches to a standardized system. The plan, which the Company anticipates will be substantially completed by September 1996, resulted in a restructuring charge of approximately $68,304,000 consisting of accrued costs and impairments.

        Through December 31, 1995, the Company had completed a significant portion of the plan, including the consolidation of approximately 105 branch locations and a reduction of approximately 1,120 employees. The Company's decision to consolidate branches and standardize branch information systems resulted in write-offs of excess patient service equipment, leasehold improvements and the hardware and capitalized software relating to information systems being discontinued. Approximately $1,325,000 in hardware and capitalized software costs, representing the approximate amount of depreciation attributable to the expected period of usage prior to completion of the conversion plan, is included in property, equipment and improvements at December 31, 1995. The following table summarizes the principal components of the charge, amounts paid through December 31, 1995, and the remaining accrual at December 31, 1995.


                                                    ACCRUALS   IMPAIRMENTS
                                                    --------   -----------
                                                       (IN THOUSANDS)
Severance and related personnel costs ..........    $ 21,538     $    --
Branch and billing center closures .............      13,709       9,354
Information systems ............................          --      22,160
Other ..........................................       1,000         543
                                                    --------     -------
                                                      36,247     $32,057
Severance amounts paid through December 31, 1995     (12,607)    =======
Other amounts paid through December 31, 1995 ...      (4,555)
                                                    --------
Accrual at December 31, 1995 ...................    $ 19,085
                                                    ========

        Provision for doubtful accounts: The 1995 provision for doubtful accounts includes (1) an adjustment made in the third quarter of approximately $26.3 million to provide for an impairment in Abbey's infusion therapy receivables and (2) a provision recorded in the fourth quarter of approximately $13 million, or 3.7% of accounts receivable, for the anticipated impact on realization resulting from field location consolidations, changes in billing and collection personnel, and information systems conversions. Such activities detract from normal operations and result in billing and collection delays which generally reduce the ultimate collectibility of accounts receivable.

        Merger Costs: Merger costs totaling $12,193,000 were incurred and paid during 1995 and consisted primarily of investment banking fees of $4,899,000, accounting, consulting, legal and filing fees of $4,767,000 and liability insurance of $1,699,000 covering directors and officers of the predecessor companies against pre-merger claims.

        Employee Contracts, Benefit Plan and Claim Settlements: In 1995, the Company accrued $20,367,000 for employee contract, benefit plan and claim settlements. The accrual included $14,407,000 provided for employee and payroll tax related claims and lawsuits, $3,481,000 to settle certain employee contracts, and the settlement loss of $2,275,000 for the termination of the Abbey Medical, Inc. Employee Retirement Plan, a defined benefit pension plan. At December 31, 1995, the remaining accrual was $10,479,000, the majority of which is expected to be settled and paid during 1996.

                           APRIA HEALTHCARE GROUP INC.

NOTE 4 -- PROPERTY, EQUIPMENT AND IMPROVEMENTS

        Property, equipment and improvements consists of the following:

                                                     DECEMBER 31,
                                                -----------------------
                                                   1995          1994
                                                ---------     ---------
                                                    (IN THOUSANDS)
        Land and improvements ..............    $      88     $     100
        Buildings and leasehold improvements       14,620        14,160
        Equipment and furnishings ..........       56,507        43,412
        Information systems ................       74,741        65,913
                                                ---------     ---------
                                                  145,956       123,585
        Less accumulated depreciation ......      (65,848)      (49,609)
                                                ---------     ---------
                                                $  80,108     $  73,976
                                                =========     =========

NOTE 5 -- INTANGIBLE ASSETS

        Intangible assets consist of the following:

                                                     DECEMBER 31,
                                               ------------------------
                                                  1995           1994
                                               ---------      ---------
                                                    (IN THOUSANDS)
        Covenants not to compete .........     $  32,815      $  28,235
        Goodwill .........................       319,571        271,063
                                               ---------      ---------
                                                 352,386        299,298
        Less accumulated amortization ....       (33,244)       (16,574)
                                               ---------      ---------
                                               $ 319,142      $ 282,724
                                               =========      =========

NOTE 6 -- CREDIT FACILITY AND LONG-TERM DEBT

        Long-term debt consists of the following:

                                                                               DECEMBER 31,
                                                                         -----------------------
                                                                            1995          1994
                                                                         ---------     ---------
                                                                             (IN THOUSANDS)
        Notes payable relating to revolving credit facilities .......    $ 286,300     $  41,372
        Term loans payable ..........................................           --        75,000
        Acquisition line of credit ..................................           --        43,443
        6.5% Convertible subordinated debentures ....................           --        66,646
        9.5% Senior subordinated notes ..............................      200,000       200,000
        Other, interest at rates ranging from 4.1% to 11.0%, payments
          due at various dates through December 1998 ................        4,071         9,792
        Capital lease obligations (see Note 9) ......................       16,520        16,880
                                                                         ---------     ---------
                                                                           506,891       453,133
        Less: Current maturities ....................................       (9,652)      (32,200)
                 Unamortized deferred debt costs ....................       (6,584)      (14,829)
                                                                         ---------     ---------
                                                                         $ 490,655     $ 406,104
                                                                         =========     =========

        Credit Agreements Prior to Merger: Prior to June 28, 1995, the Company had credit agreements with various banks ("Bank Credit Agreement") and General Electric Capital Corporation ("GE Capital Agreement") providing for borrowings up to $350,000,000. The Bank Credit Agreement included a $75,000,000 term loan, a $75,000,000 acquisition credit line and a $100,000,000 revolving credit facility of which $15,000,000 was accessible in the form of letters of credit. The GE Capital

                           APRIA HEALTHCARE GROUP INC.

Agreement provided an additional $100,000,000 in revolving credit. Borrowings under each revolving credit facility were limited to specified levels of qualified accounts receivable, inventory, and, in the case of the GE Capital Agreement, patient service equipment.

        Each agreement permitted the Company to select from two interest rate options: prime plus up to 1.25% or London Interbank Offered Rate ("LIBOR") plus up to 2.25%. Each rate option was subject to reduction for borrowing level, in the case of the GE Capital Agreement, and achieving targeted levels of earnings before interest, taxes, depreciation, and amortization, in the case of the Bank Credit Agreement.

        Term loan principal was payable quarterly, in varying amounts, commencing December 31, 1994 through March 31, 1998. Principal payments under the acquisition credit line were payable quarterly, commencing June 30, 1997 through December 31, 1998, with a final payment due May 2, 1999.

        The agreements required payment of commitment fees of .25% to .50% of the unused portion of each facility and contained restrictive covenants requiring the maintenance of certain financial ratios, limitations on additional borrowings and capital expenditures, and restrictions on cash dividends or other distributions.

        Credit Agreement Subsequent to Merger: Effective June 28, 1995, the Company executed a credit agreement with certain banks and Banque Paribas, as administrative agent. The agreement, which expires in June 2000, provides a revolving loan facility of up to $500,000,000. Proceeds were used, among other purposes, to retire borrowings under the Bank Credit Agreement and the GE Capital Agreement. The credit agreement contains restrictive covenants requiring the maintenance of certain financial ratios, limitations on additional borrowings and certain expenditures and restrictions on cash dividends and other distributions. At December 31, 1995, the Company's outstanding letters of credit amounted to $960,000 and credit available under the agreement was $212,740,000.

        Borrowings under the credit agreement bear interest at the higher of prime or .5% in excess of the Federal Funds rate. The Company may also elect an interest rate ranging from LIBOR plus .375% to LIBOR plus 1.5% dependent on the ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization. The effective interest rates at December 31, 1995, were 6.2%, 6.6% and 8.5% for borrowings of $266,000,000, $13,000,000 and $7,300,000, respectively.

        The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Interest rate swap and cap agreements are used as a means of managing the Company's interest rate exposure. The swap agreements are contracts to periodically exchange fixed and floating interest rate payments over the life of the agreement. In July 1995, the Company entered into several one-year swap agreements totaling $266,000,000 in notional principal. For the period from July 1995 through December 1995, the Company received interest at a weighted average rate of 6.7% and paid interest at a weighted average rate of 6.2%. Payment or receipt of the interest differential is made quarterly and recognized monthly in the financial statements as an adjustment to interest expense. The cap agreement, which expires in July 1996, limits the three-month LIBOR rate to 6% on indebtedness of up to $50,000,000. In January 1996, the Company canceled its swap agreements and entered into a new one-year agreement covering $280,000,000 of notional principal with a fixed LIBOR rate of 5.1%.

        As a result of the aforementioned refinancing, unamortized deferred debt costs of $2,998,000, net of income taxes of $1,686,000, relating to the refinanced debt were expensed as an extraordinary charge.

        The carrying amounts reported for the obligations relating to revolving credit facilities, term loans and acquisition line approximate fair value because the underlying instruments are variable rate notes that reprice frequently.

        6.5% Convertible Subordinated notes: The 6.5% convertible subordinated debentures were convertible into shares of the Company's Common Stock at a conversion price of $13.97 per share and were scheduled to mature on December 1, 2002. Pursuant to a redemption feature, all outstanding 6.5% convertible subordinated debentures were converted to Common Stock in September 1995. The fair value of these debentures was $79,259,000 at December 31, 1994.

        9.5% Senior Subordinated notes: The 9.5% senior subordinated notes mature November 1, 2002 and are subordinated to all senior debt of the Company and senior in right of payment to subordinated debt of the Company. The fair value of these notes, determined by reference to quoted market prices, is $210,340,000 and $183,280,000 at December 31, 1995 and 1994, respectively.

                           APRIA HEALTHCARE GROUP INC.

        Total interest paid in 1995, 1994 and 1993 amounted to $37,454,000, $32,395,000, and $12,074,000, respectively.

        Maturities of long-term debt, exclusive of capital lease obligations, for the five years ending December 31, 2000 and thereafter, are as follows:

                                                             (IN THOUSANDS)
        1996 .....................................              $  2,807
        1997 .....................................                 1,092
        1998 .....................................                   172
        1999 .....................................                    --
        2000 .....................................                    --
        Thereafter ...............................               486,300
                                                                --------
                                                                $490,371
                                                                ========

NOTE 7 -- STOCKHOLDERS' EQUITY

        Common Stock: The Company has granted registration rights to certain holders of Common Stock under which the Company is obligated to pay the expenses associated with certain of such registration rights.

        Prior to June 28, 1995, the Company had adopted preferred stock purchase rights plans pursuant to which the Company's common stockholders were granted one right for each share of Common Stock held. Each right allowed its holder to purchase one-hundredth of a share of Junior Participating Preferred Stock at a specified price, subject to adjustment. The rights would become exercisable at certain times associated with a transaction whereby a person or group of affiliated persons acquired beneficial ownership of 20% or more of the Company's general voting power, unless the Board of Directors determined the transaction to be fair and in the best interests of the Company and its stockholders. The Board of Directors determined that the merger of Abbey and Homedco is fair and in the best interests of the Company and its stockholders and, accordingly, the preferred stock purchase rights did not become exercisable. As a result of the merger, the outstanding preferred stock purchase rights were converted into Apria preferred stock purchase rights with terms essentially the same as the predecessor plans.

        Stock Option Plans: The Company has various stock option plans that provide for the granting of incentive stock options or non-statutory options to certain key employees, non-employee members of the Board of Directors, consultants and independent contractors. In the case of incentive stock options, the exercise price may not be less than the fair market value of a share of Common Stock on the date of grant, and may not be less than 110% of the fair market value of a share of Common Stock on the date of grant for any individual possessing 10% or more of the voting power of all classes of stock of the Company. The options become exercisable over periods ranging from three to five years and expire not later than 10 years from the date of grant.

                           APRIA HEALTHCARE GROUP INC.

        Transactions under these plans are summarized as follows:

                                                                                       NUMBER OF
                                                                                        SHARES          PRICE RANGE
                                                                                      ----------     ----------------
        Outstanding at December 31, 1992 .........................................     2,542,935     $  .75    $11.00
            Granted ..............................................................     2,052,053       4.45     16.87
            Exercised ............................................................      (437,323)       .75     11.00
            Cancelled ............................................................       (99,995)       .75     12.25
                                                                                      ----------
        Outstanding at December 31, 1993 .........................................     4,057,670        .75     16.87
            Granted ..............................................................     1,203,253      11.25     20.00
            Exercised ............................................................      (394,938)       .75     14.11
            Cancelled ............................................................    (1,111,407)       .75     20.00
            Substitute options granted for outstanding options of acquired company       308,563        .97     11.36
                                                                                      ----------
        Outstanding at December 31, 1994 .........................................     4,063,141        .75     17.05
            Net activity from October 1, 1994 to December 31, 1994 (see Note 1) ..       (54,340)      1.50     33.25
            Granted ..............................................................     2,028,475      17.68     28.03
            Exercised ............................................................    (1,233,243)       .75     20.25
            Cancelled ............................................................      (620,242)       .75     28.05
                                                                                      ----------
        Outstanding at December 31, 1995 .........................................     4,183,791        .75     28.03
                                                                                      ==========
        Exercisable at December 31, 1995 .........................................     1,572,459        .75     28.03
                                                                                      ==========
        Available for grant at January 1, 1995 ...................................     1,753,430
                                                                                      ==========
        Available for grant at December 31, 1995 .................................     1,030,985
                                                                                      ==========

        In addition, the Company has a Long-Term Senior Management Equity Plan (the "Equity Plan") which provides for the granting of non-statutory stock options to key members of senior management at fair market value on the date of grant. As a result of the merger, half of the outstanding options under this plan became exercisable. The remaining options vest at a rate of 25% per year, upon announcement of financial results, commencing with the announcement of financial results for 1995. Vesting may be accelerated under certain circumstances. The Equity Plan allows for the issuance of 2,000,000 shares of Common Stock. During 1995, options to purchase 239,600 and 253,000 shares of Common Stock at prices ranging from $11.00 to $14.63 per share were exercised and cancelled, respectively. During the period October 1, 1994 through December 31, 1994 (see Note 1) options to purchase 96,000 shares of Common Stock at a price of $11.00 per share were cancelled. At December 31, 1995, options to purchase 1,365,400 shares of Common Stock at prices ranging from $11.00 to $13.50 per share were outstanding. Options granted under this plan expire not later than 10 years from the date of grant.

        Approximately 5,085,000 shares of Common Stock are reserved for future issuance upon exercise of stock options.

                           APRIA HEALTHCARE GROUP INC.

NOTE 8 -- INCOME TAXES

        Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                         DECEMBER 31,
                                                                    ---------------------
                                                                      1995         1994
                                                                    --------     --------
                                                                        (IN THOUSANDS)
        Deferred tax liabilities:
          Tax over book depreciation ...........................    $  7,836     $  2,260
          Intangible assets ....................................       1,733        1,332
          Other, net ...........................................       3,552        3,875
                                                                    --------     --------
        Total deferred tax liabilities .........................      13,121        7,467

        Deferred tax assets:
          Allowance for doubtful accounts ......................      34,194       24,860
          Accruals .............................................      24,855       17,002
          Asset valuation reserves .............................      13,371        4,182
          Net operating loss carryforward, limited by
            Section 382.........................................      19,771       19,352
          Other, net ...........................................       3,047        3,304
                                                                    --------     --------
        Total deferred tax assets ..............................      95,238       68,700
        Valuation allowance ....................................     (36,234)     (33,524)
                                                                    --------     --------
        Net deferred tax assets ................................      59,004       35,176
                                                                    --------     --------
        Net deferred taxes .....................................    $ 45,883     $ 27,709
                                                                    ========     ========
        Current deferred tax assets, net of current deferred
          tax liabilities ......................................    $ 45,883     $ 36,947
        Non-current deferred tax liabilities, net of non-current
          deferred tax assets ..................................           0       (9,238)
                                                                    --------     --------
        Net deferred taxes .....................................    $ 45,883     $ 27,709
                                                                    ========     ========

        The recognition in 1995 of additional net deferred tax assets was based primarily on the availability of taxable income in carryback years and to a lesser extent on future taxable income. The Company's future taxable income assumption considers the Company's taxable earnings in the fourth quarter of 1995, the Company's history of earnings in periods prior to the merger, and anticipated integration activities and certain revenue concentration uncertainties (see Note 12).

        At December 31, 1995, the Company's federal and state operating loss carryforwards approximated $138,000,000 and $135,000,000, respectively, and begin to expire in 2003 for federal tax purposes and 1996 for state tax purposes. As a result of an ownership change in March 1992 which met specified criteria of Section 382 of the Internal Revenue Code, future use of federal and state operating loss carryforwards are each limited to $4,150,000 per year. Because of the annual limitation, approximately $89,000,000 each of the Company's federal and state operating loss carryforwards may expire unused.

        A valuation allowance is provided primarily against the Company's net operating loss carryforwards and certain other deferred tax assets the expected use of which extends beyond the Company's earning assumption period and are not otherwise offset by deferred tax liabilities.

                           APRIA HEALTHCARE GROUP INC.

        Income tax (benefit) expense consists of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------
                                                                   1995         1994         1993
                                                                 --------     --------     --------
                                                                          (IN THOUSANDS)
        Currently (refundable) payable:
          Federal ...........................................    $ (9,569)    $ 17,746     $ 18,906
          State .............................................         495        3,984        5,159
                                                                 --------     --------     --------
                                                                   (9,074)      21,730       24,065
        Deferred tax benefit or liability:
          Federal ...........................................     (16,810)       3,650       (4,793)
          State .............................................      (2,738)         381         (659)
                                                                 --------     --------     --------
                                                                  (19,548)       4,031       (5,452)
        Tax benefits credited to paid-in capital and goodwill       9,681        1,343        1,082
                                                                 --------     --------     --------
                                                                 $(18,941)    $ 27,104     $ 19,695
                                                                 ========     ========     ========

        The exercise of stock options granted under the Company's various stock option plans gives rise to compensation which is includable as taxable income to the employee and deductible by the Company for federal and state tax purposes but is not recognized as expense for financial reporting purposes. In addition, the recognition for income tax purposes of certain deferred tax assets relating to acquired businesses reduces related goodwill for financial reporting purposes.

        Differences between the Company's income tax (benefit) expense and an amount calculated utilizing the federal statutory rate are as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1995         1994         1993
                                                                               --------     --------     --------
                                                                                         (IN THOUSANDS)
        Income tax (benefit) expense at statutory rate ....................    $(30,742)    $ 21,952     $ 19,439
        Minimum tax credit ................................................          --           --         (408)
        Non-deductible goodwill and merger costs ..........................       4,907        1,353           --
        Use of net operating loss carryforward ............................          --       (1,453)      (1,411)
        Tax benefit of deferred items not currently (previously) recognized       5,287           --         (531)
        Tax benefit of acquired company ...................................          --        2,142           --
        State taxes, net of federal benefit and state loss carryforwards ..         825        3,116        2,603
        Other .............................................................         782           (6)           3
                                                                               --------     --------     --------
                                                                               $(18,941)    $ 27,104     $ 19,695
                                                                               ========     ========     ========

        Income taxes paid (net of refunds received) in 1995, 1994 and 1993, amounted to $15,159,000, $25,323,000, and $26,650,000, respectively.


NOTE 9 -- LEASES

        The Company operates principally in leased offices and warehouse facilities. In addition, the Company leases delivery vehicles and office equipment. Lease terms range from one to ten years with renewal options for additional periods. Many leases provide that the Company pay taxes, maintenance, insurance and other expenses. Rentals are generally increased annually by the consumer price index subject to certain maximum amounts defined within individual agreements.

        In addition, during 1995, 1994 and 1993 the Company acquired patient service equipment, information systems and equipment and furnishings totalling $5,876,000, $10,719,000, and $7,736,000, respectively, under capital lease arrangements with lease terms ranging from two to five years. Amortization of the leased patient service equipment and information systems amounted to $4,410,000, $5,669,000, and $4,236,000, in 1995, 1994 and 1993, respectively.

                           APRIA HEALTHCARE GROUP INC.

        The following amounts for assets acquired under capital lease obligations are included in both the patient service equipment and property, equipment and improvements:

                                                     DECEMBER 31,
                                                  1995           1994
                                                --------       --------
                                                    (IN THOUSANDS)
        Patient service equipment ........      $  3,145       $ 14,419
        Information systems ..............        19,891         15,832
        Equipment and furnishings ........         3,796          3,885
        Buildings and improvements .......           565          1,687
                                                --------       --------
                                                  27,397         35,823
        Less accumulated depreciation ....        (9,905)       (15,659)
                                                --------       --------
                                                $ 17,492       $ 20,164
                                                ========       ========

        Future minimum payments by year and in the aggregate required under noncancellable operating leases and capital lease obligations consist of the following at December 31, 1995:

                                                             CAPITAL      OPERATING
                                                             LEASES        LEASES
                                                            ---------     ---------
                                                                 (IN THOUSANDS)
        1996 ...........................................    $   7,418     $ 38,387
        1997 ...........................................        7,015       30,353
        1998 ...........................................        3,241       24,233
        1999 ...........................................          192       17,833
        2000 ...........................................           --       10,949
        Thereafter .....................................           --       18,963
                                                            ---------     --------
                                                            $  17,866     $140,718
                                                                          ========
        Less interest included in minimum lease payments       (1,346)
                                                            ---------
        Present value of minimum lease payments ........       16,520
        Less current portion ...........................       (6,845)
                                                            ---------
                                                            $   9,675
                                                            =========

        Rent expense in 1995, 1994 and 1993 amounted to $47,658,000, $37,543,000, and $30,577,000, respectively. Facilities leased from lessors in which stockholders and employees have a financial interest comprised $245,000, $310,000, and $330,000 of rent expense in 1995, 1994 and 1993, respectively.


NOTE 10 -- EMPLOYEE BENEFIT PLANS

        The Company had two defined contribution plans and a defined benefit plan covering substantially all employees. The defined contribution plans were 401(k) plans whereby eligible employees voluntarily contributed up to a defined percentage of their annual compensation. Employee contributions were partially matched by the Company under one plan. Total expenses to the Company relating to the defined contribution plans for 1995, 1994 and 1993 were $2,980,000, $3,080,000, and $2,180,000, respectively.

        Effective January 1, 1996, the net assets of the Abbey 401(k) plan were transferred into the Apria 401(k) plan, formerly the Homedco 401(k) plan. The Company is currently in the process of implementing certain amendments to the plan which have recently been approved by the Board of Directors. As amended, the plan provides eligibility for all employees having completed one year of service with at least 1,000 hours. Participants may contribute up to 16% of annual basic earnings. Employee contributions are matched 50% for the first 8% by the Company.

                           APRIA HEALTHCARE GROUP INC.

        On September 22, 1995, the defined benefit plan trustees agreed to terminate the defined benefit plan effective April 30, 1996. As a result, the Company recognized a settlement loss of $2,275,000 in 1995. Prior to the termination, the defined benefit plan benefits were based upon years of service and the employees' average compensation over the last five years of employment. The Company's funding policy was to fund the recommended amount as determined by the plan's actuaries. Contributions were intended to provide not only for benefits attributed to services performed to date, but also for those expected to be earned in the future. Net periodic pension cost included in selling, distribution and administration expenses amounted to $925,000, $1,136,000 and $653,000 in 1995, 1994 and 1993, respectively.

        The Company has adopted the provisions of Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits. The cumulative effect of its application is not presented because the amount is not material to the Company's 1995 operating results.


NOTE 11 -- RELATED PARTY TRANSACTIONS

        In December 1992, pursuant to a secured promissory note agreement, the Company loaned $1,250,000 to an officer/director. The note bore interest at 8% per annum and principal and interest were due December 28, 1996. During 1995, 1994 and 1993 principal and interest of $196,000, $188,000 and $675,000, respectively, were cancelled and recorded as compensation expense. Pursuant to the terms of a severance agreement dated November 7, 1995, the remaining outstanding principal and related interest totalling $397,000 was forgiven and was recorded as compensation expense in 1995.

        Through September 1995, the Company retained a firm, in which a member of the Board of Directors of the Company is a managing director, to provide ongoing financial advisory services. During 1995, 1994 and 1993, the firm was paid fees of $3,810,000, $910,000 and $1,886,000, respectively, in connection with various financing transactions and other investment banking activities. The fees paid in 1995 related primarily to the merger.

        In December 1994, the Company made an interest bearing loan of $100,000 due in December 1997 to an Officer of the Company. In connection with the Protocare acquisition, the Company also assumed from Protocare a 9% loan to the same officer which amounted to $597,000. The officer resigned in May 1995, and the outstanding principal and interest on this assumed loan, amounting to $499,000 and $288,000 was forgiven and expensed in 1995 and 1994, respectively.


NOTE 12 -- COMMITMENTS AND CONTINGENCIES

        Purchase Commitments: On September 1, 1994, the Company entered into a five-year agreement to purchase medical supplies totalling $112,500,000, with annual purchases ranging from $7,500,000 in the first year to $30,000,000 in the third through fifth years. Beginning in the year ended August 31, 1996, failure to purchase at least 90% of the annual commitment will result in a penalty of 10% of the difference between the annual commitment and actual purchases.

        Litigation: The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which are not determinable at this time. The Company has insurance policies covering such potential losses where such coverage is cost effective. In the opinion of management, any liability that might be incurred by the Company upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the Company's consolidated results of operations and financial position. During 1995, certain claims and lawsuits were settled and the Company paid amounts (including cost of defense) totaling approximately $10,590,000, and $12,400,000 was charged to income to provide for probable losses related to matters arising in the period and to revise estimates for matters arising prior to 1995. Subsequent to year end the Company settled claims totaling $1,950,000.

        Certain Concentrations: Over 50% of the Company's revenue is derived from the provision of respiratory therapy services, a significant portion of which is reimbursed under the Federal Medicare program. Various budgets currently under consideration by Congress and the Federal Administration propose reductions in Medicare spending including, among other matters, reimbursement for home oxygen. It is currently uncertain when a budget agreement will be reached and the ultimate impact such budget will have on home oxygen reimbursement.

                           APRIA HEALTHCARE GROUP INC.

        The Company currently purchases approximately 40% of its patient service equipment and supplies from two supplier(s). Although there are a limited number of suppliers, management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in service delivery and a possible loss in revenues which could affect operating results adversely.

        Other: Management is not aware of any material claims or disputes related to any of its third-party reimbursement arrangements.

NOTE 13 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                           QUARTER
                                                                           -------
                                                           FIRST      SECOND       THIRD        FOURTH
                                                         --------    --------    ---------     --------
                                                            (in thousands, except per share data)
        1995
        Net revenues ................................    $284,609    $287,286    $ 277,670     $284,035
        Gross profit ................................     199,073     199,016      178,833      195,679
        Operating income (loss) .....................      36,032      22,115     (133,948)      28,324
        Income (loss) before extraordinary charge ...      15,792       7,497     (112,166)      17,399
        Net income (loss) ...........................    $ 15,792    $  4,499    $(112,166)    $ 17,399

        Per share amounts:
          Primary:
            Income (loss) before extraordinary charge    $   0.34    $   0.15    $   (2.32)    $   0.34
            Net income (loss) .......................    $   0.34    $   0.09    $   (2.32)    $   0.34
          Fully diluted:
            Income (loss) before extraordinary charge    $   0.32    $   0.15    $   (2.32)    $   0.34
            Net income (loss) .......................    $   0.32    $   0.09    $   (2.32)    $   0.34

        1994
        Net revenues ................................    $226,925    $231,312    $ 244,928     $259,647
        Gross profit ................................     157,882     161,200      172,968      183,072
        Operating income ............................      12,906      24,420       28,722       33,827
        Net income ..................................    $    160    $  9,897    $  14,124     $ 14,850

        Per share amounts:
           Primary:
              Net income ............................    $   0.00    $   0.23    $    0.32     $   0.33
           Fully diluted:
              Net income ............................    $   0.00    $   0.22    $    0.30     $   0.31

        The quarterly financial information for all periods presented reflect the conformed accounting policies of Homedco and Abbey (see Note 2).

        The second and third quarters of 1995, include charges of approximately $12,900,000 and $133,800,000, respectively, relating to restructuring, merger and integration activities and to accounts receivable valuation and employment-related matters. During the fourth quarter of 1995, the Company reevaluated the estimates inherent in the restructuring and other merger-related costs recorded through the end of the third quarter. This evaluation resulted in a reallocation of expenses which increased the provision for doubtful accounts by $13,000,000 and reduced restructuring costs and other merger-related costs by $10,316,000 and $2,684,000, respectively. Additionally, an extraordinary charge on debt refinance of approximately $2,998,000, net of income taxes of $1,686,000, was recorded in the second quarter of 1995.

                           APRIA HEALTHCARE GROUP INC.

        During the first quarter of 1994, the company initiated a program to integrate the TPC operations and to shift market and sales emphasis from home medical equipment to respiratory therapy. This program resulted in the write-off of surplus inventory of $2,100,000, costs related to the consolidation of branch operations of $3,200,000, and an increase in the provision for doubtful accounts of $1,600,000. The costs related to the consolidation of branch operations include the costs of closing eight branch offices and severance for the termination of approximately 350 employees. Also in the first quarter, the company recorded acquisition-related charges of $4,600,000, including legal costs and executive severance expenses.

                           APRIA HEALTHCARE GROUP INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                                  Additions
                                                          -----------------------
                                             Balance at  Charged to    Charged to                     Balance at
                                             Beginning   Costs and        Other                         End of
         Description                         of Period    Expenses       Accounts      Deductions       Period
------------------------------               ---------    --------       --------      ----------       ------

Year ended December 31, 1995
Deducted from asset accounts:
    Allowance for doubtful accounts           $61,038     $100,463(a)     $2,655(f)     $77,589        $ 86,567
    Reserve for inventory shortages             3,952        2,898(e)          8(f)       1,104           5,754
    Reserve for patient service equipment
       shortages                                4,546       16,783(e)        117(f)       1,802          19,644
                                              -------     --------        ------        -------        --------

                  Totals                      $69,536     $120,144        $2,780        $80,495        $111,965
                                              =======     ========        ======        =======        ========

Year ended December 31, 1994
Deducted from asset accounts:
    Allowance for doubtful accounts           $52,102     $ 48,718(b)     $9,089(c)     $48,871(d)     $ 61,038
    Reserve for inventory shortages             3,143        1,124                          316           3,952
    Reserve for patient service equipment
       shortages                                1,810        3,312           448          1,024           4,546
                                              -------     --------        ------        -------        --------
                  Totals                      $57,055     $ 53,154        $9,537        $50,211        $ 69,536
                                              =======     ========        ======        =======        ========

Year ended December 31, 1993
Deducted from asset accounts:
    Allowance for doubtful accounts           $42,630     $ 37,279(b)     $8,779(c)     $36,586(d)     $ 52,102
    Reserve for inventory shortages             3,216          438                          511           3,143
    Reserve for patient service equipment
       shortages                                1,252        2,767                        2,209           1,810
                                              -------     --------        ------        -------        --------
                  Totals                      $47,098     $ 40,484        $8,779        $39,306        $ 57,055
                                              =======     ========        ======        =======        ========


(a)      See Note 3 to the consolidated financial statements.

(b) Includes $2,002 and $2,803 for discontinued operations for the years ended December 31, 1994 and 1993, respectively.

(c)      Includes amounts added in conjunction with business acquisitions.

(d) Includes the charge-off of uncollectible accounts receivable and a reversal of the allowance for doubtful accounts related to discontinued operations for the year ended December 31, 1994.

(e) Includes amounts recorded in conjunction with the establishment of the merger and restructuring reserves.

(f) Represents the net activity for Homedco for the period of October 1, 1994 through December 31, 1994.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       APRIA HEALTHCARE GROUP INC.
                                       ----------------------------
                                               Registrant





November 8, 1996                       /s/ LAWRENCE H. SMALLEN
                                       ------------------------
                                       Lawrence H. Smallen
                                       Chief Financial Officer,
                                       Senior Vice President, Finance
                                       and Treasurer
                                       (Principal Financial Officer)

                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-94026, 33-51234, 33-75028, 33-77684, 33-57628,
33-80581 and 33-80583), pertaining to the Apria Healthcare Group Inc./Homedco Group, Inc.'s Stock Incentive Plan, Apria Healthcare Group Inc. Amended and Restated 1992 Stock Option Plan, 1992 Stock Incentive Plan, 1994 Employee Stock Purchase Plan, 1991 Nonqualified Stock Option Plan and 1991 Management Stock Purchase Plan of our report dated March 6, 1996, with respect to the consolidated financial statements and schedule of Apria Healthcare Group Inc. for the year ended December 31, 1995, as amended, included in this Form 10-K/A.


                                             ERNST & YOUNG LLP


Orange County, California
November 7, 1996

                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Apria Healthcare Group, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (33-94026, 33-51234, 33-75028, 33-77684, 33-57628 pertaining to Apria
Healthcare Group Inc./Homedco Group Inc.'s Stock Incentive Plan and Abbey Healthcare Group Incorporated's 1992 Stock Option Plan, 1992 Stock Incentive Plan, 1994 Stock Purchase Plan and 1991 Management Stock Purchase Plan) of our report dated February 15, 1994, with respect to the consolidated statements of income, changes in shareholders' equity, and cash flows of Abbey Healthcare Group Incorporated and subsidiaries for the year ended January 1, 1994, which report is included in the Form 10-K of Apria Healthcare Group Inc. for the year ended December 31, 1995.


                                                     KPMG PEAT MARWICK LLP




Orange County, California
November 7, 1996

                                   APPENDIX F







                     [APRIA'S QUARTERLY REPORT ON FORM 10-Q
                  FOR THE FISCAL QUARTER ENDED MARCH 31, 1996]

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 Form 10-Q

(Mark One)
[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

                    For the period ended March 31, 1996

                                    OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


                    Commission File Number:  000-19854


                        APRIA HEALTHCARE GROUP INC.
          (Exact name of registrant as specified in its charter)



                DELAWARE                        33-0488566
    (State or other jurisdiction of          (I.R.S. Employer
     incorporation or organization)       Identification Number)


   3560 HYLAND AVENUE, COSTA MESA, CA             92626
(Address of principal executive offices)        (Zip Code)

     Registrant's telephone number, including area code: (714)427-2000




Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                    Yes    X       No
                         -----          -----

There were 50,789,756 shares of Common Stock, $.001 par value, outstanding at May 3, 1996.

                        APRIA HEALTHCARE GROUP INC.

                                 FORM 10-Q

                    For the period ended March 31, 1996






PART I. FINANCIAL INFORMATION
------------------------------

Item 1.   Financial Statements (unaudited)

          Consolidated Balance Sheets

          Consolidated Income Statements

          Consolidated Statements of Cash Flows

          Notes to Consolidated Financial Statements

Item 2.   Management's Discussion and Analysis of
          Financial Condition and Results of Operations

PART II.  OTHER INFORMATION
---------------------------

Item 1.   Legal Proceedings
Item 2.   Changes in Securities
Item 3.   Defaults Upon Senior Securities
Item 4.   Submission of Matters to a Vote of Security
          Holders
Item 5.   Other Information
Item 6.   Exhibits and Reports on Form 8-K

SIGNATURES
----------

                        APRIA HEALTHCARE GROUP INC.

                        CONSOLIDATED BALANCE SHEETS

                                  ASSETS

                                                  March 31,     December 31,
                                                     1996           1995
                                                  ----------    ------------
                                                   (Dollars in thousands)
CURRENT ASSETS
  Cash                                           $   24,052     $   18,829
  Accounts receivable, less allowance for
    doubtful accounts of $90,341 and $86,567
    at March 31, 1996 and December 31, 1995,
    respectively                                    306,980        258,332
  Inventories                                        54,140         45,198
  Deferred income taxes                              45,769         45,883
  Refundable income taxes                            24,079         27,710
  Prepaid expenses and other current assets          10,035          7,770
                                                  ---------      ---------
      TOTAL CURRENT ASSETS                          465,055        403,722
PATIENT SERVICE EQUIPMENT, less accumulated
  depreciation of $168,815 and $161,953 at
  March 31, 1996 and December 31, 1995,
  respectively                                      178,726        167,090
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET            92,236         80,108
INVESTMENT IN OMNICARE plc                            1,504          1,504
COVENANTS NOT TO COMPETE, NET                        19,167         20,272
GOODWILL, NET                                       297,383        298,870
OTHER ASSETS                                          5,052          8,419
                                                  ---------      ---------
                                                 $1,059,123     $  979,985
                                                  =========      =========


                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                               $   73,563     $  100,653
  Accrued payroll and related taxes
    and benefits                                     22,203         26,792
  Accrued restructuring costs                        13,767         19,085
  Other accrued liabilities                          52,035         48,910
  Current portion of long-term debt                   8,975          9,652
                                                  ---------      ---------
      TOTAL CURRENT LIABILITIES                     170,543        205,092
LONG-TERM DEBT                                      567,190        490,655

STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 par value:
    10,000,000 shares authorized; none issued             -              -
  Common Stock, $.001 par value:
    150,000,000 shares authorized; 50,713,571
      and 49,692,266 shares issued and
      outstanding at March 31, 1996 and
      December 31, 1995, respectively                    51             50
  Additional paid-in capital                        311,347        294,522
  Retained earnings (deficit)                         9,992       (10,334)
                                                  ---------      ---------
                                                    321,390        284,238
COMMITMENTS AND CONTINGENCIES                             -              -
                                                  ---------      ---------
                                                 $1,059,123     $  979,985
                                                  =========      =========

              See notes to consolidated financial statements.

                        APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED INCOME STATEMENTS

                                                      Three Months Ended
                                                          March 31,
                                                   -----------------------
                                                     1996          1995
                                                     ----           ----
                                                    (In thousands, except
                                                       per share data)
Net revenues                                       $295,303       $284,609
Costs and expenses:
  Cost of net revenues                               94,091         85,536
  Selling, distribution and administrative          140,944        145,903
  Provision for doubtful accounts                    13,298         13,214
  Amortization of intangible assets                   4,102          3,924
                                                   --------       --------
    OPERATING INCOME                                 42,868         36,032
Interest expense                                     11,108         10,682
                                                   --------       --------
    INCOME BEFORE TAXES                              31,760         25,350
Income taxes                                         11,434          9,558
                                                   --------       --------
    NET INCOME                                     $ 20,326       $ 15,792
                                                   ========       ========


EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE                                 $   0.39       $   0.34
                                                   ========       ========
Weighted average number of common and common
  equivalent shares outstanding                      51,997         46,410

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE ASSUMING FULL DILUTION                     $   0.39       $   0.32
                                                   ========       ========
Weighted average number of common and common
  equivalent shares outstanding assuming
  full dilution                                      52,221         50,942

              See notes to consolidated financial statements.

                        APRIA HEALTHCARE GROUP INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Three Months Ended
                                                          March 31,
                                                     -------------------
                                                     1996           1995
                                                    ------         ------
                                                    (Dollars in thousands)
OPERATING ACTIVITIES
Net income                                         $ 20,326       $ 15,792
Items included in net income not
  requiring (providing) cash:
  Provision for doubtful accounts                    13,298         13,214
  Depreciation                                       19,855         19,478
  Amortization of intangible assets                   4,102          3,924
  Amortization of deferred debt costs                   260          1,137
  Loss on sale of property, equipment
    and improvements                                     10            155
Changes in operating assets and liabilities,
  net of effects of acquisitions:
  Increase in accounts receivable                  (61,880)       (38,920)
  Increase in inventories                           (8,533)        (4,255)
  Decrease (increase) in prepaids and
    other assets                                      9,157        (2,804)
  Decrease in accounts payable                     (27,090)        (3,205)
  Decrease in accrued payroll
    and other liabilities                           (1,359)          (396)
  Decrease in accrued restructuring costs           (5,318)              -
Net purchases of patient service equipment,
  net of effects of acquisitions                   (25,186)       (25,281)
                                                   --------       --------
    NET CASH USED IN OPERATING ACTIVITIES          (62,358)       (21,161)

INVESTING ACTIVITIES
  Purchases of property, equipment and
    improvements, net of effects of
    acquisitions                                   (17,322)       (10,383)
  Proceeds from sale of property, equipment
    and improvements                                     18             78
  Acquisitions and payments of
    contingent consideration                          (489)       (32,349)
                                                   --------       --------
    NET CASH USED IN INVESTING ACTIVITIES          (17,793)       (42,654)

FINANCING ACTIVITIES
  Proceeds under revolving credit facility          125,100         91,713
  Payments under revolving credit facility         (46,900)       (67,495)
  Proceeds from senior and other long-term debt           -        115,156
  Payments of senior and other long-term debt       (2,550)       (75,022)
  Capitalized debt costs, net                          (11)          (546)
  Issuances of Common Stock                           9,735          4,549
                                                   --------       --------
    NET CASH PROVIDED BY FINANCING ACTIVITIES        85,374         68,355
                                                   --------       --------

NET INCREASE IN CASH                                  5,223          4,540
Cash at beginning of period                          18,829         21,188
Net activity for Homedco - October 1, 1994 to
  December 31, 1994                                       -          3,697
                                                   --------       --------
      CASH AT END OF PERIOD                        $ 24,052       $ 29,425
                                                   ========       ========

              See notes to consolidated financial statements.

                   APRIA HEALTHCARE GROUP INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - POOLING OF INTERESTS AND BASIS OF PRESENTATION


The accompanying consolidated financial statements include the accounts of Apria Healthcare Group Inc. ("the Company") and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. On June 28, 1995, Homedco Group, Inc. ("Homedco") merged with and into Abbey Healthcare Group Incorporated ("Abbey") to form Apria Healthcare Group Inc. ("the merger"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements reflect the combined financial position and operating results of Abbey and Homedco and have been adjusted to conform the differing accounting policies of the separate companies for all periods presented.

In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1995, filed with the Company's Form 10-K.

NOTE B - RECLASSIFICATIONS

Certain amounts from prior periods have been reclassified to conform to the current year presentation.

NOTE C - INCOME TAXES

Income taxes have been provided at the effective tax rate expected for the year. The Company's effective tax rate differs from the statutory rate as a result of state income taxes (net of federal benefit) and the use of net operating loss carryforwards.

NOTE D - RESTRUCTURING COSTS

In connection with the merger, the Company adopted a plan to restructure and consolidate its operating locations and administrative functions within specific geographic areas. The plan, which the Company anticipates will be substantially completed by September 1996, resulted in a restructuring charge in 1995 of approximately $68,304,000 consisting of accrued costs and impairments. The following table summarizes amounts paid through March 31, 1996 and the remaining accrual at March 31, 1996.

                                                    Accruals
                                                    --------
                                                 (in thousands)



Accrual at December 31, 1995                         $19,085
Severance amounts paid through March 31, 1996        (4,120)
Other amounts paid through March 31, 1996            (1,198)
                                                     -------
Accrual at March 31, 1996                            $13,767
                                                     =======


NOTE E - EQUITY

The change in stockholders' equity, other than from net income, resulted from the exercise of stock options, shares issued under the employee stock purchase plan and the tax benefit associated with disqualifying dispositions of incentive stock options and exercises of nonqualified stock options. For the three months ended March 31, 1996, proceeds from the exercise of stock options amounted to $9,292,000, the related tax benefit amounted to $7,091,000 and shares valued at $443,000 were issued under the employee stock purchase plan.

NOTE F - COMMITMENTS AND CONTINGENCIES

The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which are not determinable at this time. The Company has insurance policies covering such potential losses where such coverage is cost effective. In the opinion of management, any liability that might be incurred by the Company upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the consolidated financial condition of the Company.

NOTE G - LONG-TERM DEBT

The Company uses interest rate swap and cap agreements to moderate its exposure to interest rate changes. The Company entered into a new swap agreement for $280,000,000 of notional principal in January 1996. The counterparty to the swap agreement has an option to terminate the swap transaction in July 1996. If this option is not exercised, the swap agreement will terminate in January 1997.



ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS


Results of Operations
---------------------

      Net revenues increased 3.8% to $295.3 million for the first quarter of 1996 compared with $284.6 million for the same period last year. Respiratory therapy and medical equipment/other grew at rates of 6.2% and 4.1%, respectively, while infusion therapy decreased by 1.8%. The growth in the respiratory therapy line is due to volume increases in both the traditional and managed care markets. Although the Company believes its long-term growth opportunities are mainly in managed care markets, continued development of business from traditional referral/payor sources is equally important. The slight decrease in infusion therapy can be attributed to price compression in managed care markets, as volume actually increased. Also contributing slightly to the quarter to quarter revenue increase was the impact of certain small complementary businesses acquired in early 1995.

      The gross margin was 68.1% for the first quarter in 1996 versus 69.9% for the first quarter of 1995. The decline is primarily attributable to an increase in the Company's managed care organization customer base. Participation in the managed care system requires a broad offering of products and services, including lower-margin services, medical equipment and supplies. Also, the intense competition in these markets has caused some price compression. To mitigate the effect of these factors, the Company is implementing various initiatives to reduce its operating costs and has placed sales force incentives on certain higher-margin "focus" products.

      Selling, distribution and administrative expenses as a percent of net revenues decreased to 47.7% in the first quarter of 1996 compared with 51.3% for the same period in the prior year. Much of this improvement can be attributed to the successful execution of the restructuring and consolidation plan initiated in conjunction with the merger. Employee reductions and branch consolidations are substantially complete and the associated expense savings is gradually being realized. Further, operating and clinical efficiency models are being implemented which are expected to contribute to additional expense improvement. Certain aspects of the models were rolled-out during the first quarter, so the full impact of the expected savings is not yet reflected in the operating results.

      Interest expense increased to $11.1 million in the first quarter of 1996 from $10.7 million for the same period last year. The increase is primarily due to an increase in long-term debt (see Liquidity and Capital Resources). In January 1996, the Company entered into a new one-year swap agreement to fix the interest rate on the notional principal amount of $280 million.


      Income taxes were $11.4 million in the first quarter, up from $9.6 million in the first quarter of 1995. The increase is due primarily to higher pretax income and was mitigated by a slight reduction in the effective tax rate. The rate reduction reflects lower state income taxes resulting from the Company's merged and reorganized operations and the use of net operating loss carryforwards.

Liquidity and Capital Resources
-------------------------------

      During the first quarter of 1996, the Company's operating activities required the use of $62.4 million, compared to $21.2 million for the same period last year. The two major factors contributing to the increase in cash used during the first quarter of 1996 were increases in accounts receivable and reductions in accounts payable.

      In conjunction with the restructuring and consolidation plan, the Company decided to convert all branch operating locations to one standardized information system. The activities associated with the system conversions generally cause disruptions to normal operations, which create billing and collection delays and has resulted in an increase in accounts receivable. At the end of the first quarter, approximately two-thirds of the planned conversions were completed, with the remaining 160 conversions scheduled for completion by the end of the third quarter. Cash collections are expected to show some improvement by the end of the second quarter as normal processing resumes. In addition, collections-based incentive programs have been implemented at the local and regional levels to ensure proper focus is given to billing and collection activities.

      The Company also centralized its accounts payable function in connection with the restructuring and consolidation plan. The centralization process disrupted day-to-day activities causing a processing backlog which was reflected in the accounts payable balance at December 31, 1995. During the first quarter of 1996, the backlog was substantially eliminated, resulting in significant outlays of cash.

      Other operating activities contributing to the use of cash include purchases of resale inventory to support business growth and payments made against the restructuring cost accrual, comprised primarily of severance and trailing facility costs. Such payments are expected to continue through 2000, according to contractual terms.

      Long-term debt, and specifically the amount borrowed under the revolving credit facility, increased significantly during the first quarter due to the operating activities discussed above. Also contributing to the increase were expenditures to support the information systems conversions/enhancements and branch consolidations. These expenditures resulted in a corresponding increase to property, plant and equipment.



      At December 31, 1995, other assets was primarily comprised of payments for businesses acquired late in the year. During the first quarter, the payments were allocated to the various underlying acquired assets.

      The Company believes that cash provided by operations and amounts available under its existing credit facility will be sufficient to finance its current operations for at least the next 12 months. At March 31, 1996, availability under the credit facility was $134.5 million.



PART II. OTHER INFORMATION
--------------------------

Item 1-5. Not applicable

Item 6.   Exhibits and Reports on Form 8-K
          --------------------------------

          (a)  Exhibits:

               Exhibit
               Number    Description and Reference
               -------   -------------------------
               3.2       Restated Bylaws of Registrant

               11.1      Statement of Computation of Earnings
                         per Share

               27.1      Financial Data Schedule

          (b)  Reports on Form 8-K:

               No reports on Form 8-K were filed during the quarter for which this report is filed.

                           SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               Apria Healthcare Group Inc.
                              ------------------------------
                                        Registrant



May 14, 1996                  /s/  Lawrence H. Smallen
                              ------------------------------
                              Lawrence H. Smallen
                              Chief Financial Officer,
                              Vice President, Finance,
                              Treasurer and Secretary
                              (Principal Financial Officer)

                                   APPENDIX G








                     [APRIA'S QUARTERLY REPORT ON FORM 10-Q
            FOR THE FISCAL QUARTER ENDED JUNE 30, 1996, AS AMENDED]

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 Form 10-Q

(Mark One)
[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

                    For the period ended June 30, 1996

                                    OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


                    Commission File Number:  000-19854


                        APRIA HEALTHCARE GROUP INC.
          (Exact name of registrant as specified in its charter)



                DELAWARE                        33-0488566
    (State or other jurisdiction of          (I.R.S. Employer
     incorporation or organization)       Identification Number)


   3560 HYLAND AVENUE, COSTA MESA, CA             92626
(Address of principal executive offices)        (Zip Code)

     Registrant's telephone number, including area code: (714)427-2000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                    Yes    X       No
                         -----          -----

There were 51,079,608 shares of Common Stock, $.001 par value, outstanding at August 2, 1996.

                        APRIA HEALTHCARE GROUP INC.

                                 FORM 10-Q

                    For the period ended June 30, 1996






PART I. FINANCIAL INFORMATION
------------------------------

Item 1.   Financial Statements (unaudited)

          Consolidated Balance Sheets

          Consolidated Income Statements

          Consolidated Statements of Cash Flows

          Notes to Consolidated Financial Statements

Item 2.   Management's Discussion and Analysis of
          Financial Condition and Results of Operations

PART II.  OTHER INFORMATION
---------------------------

Item 1.   Legal Proceedings
Item 2.   Changes in Securities
Item 3.   Defaults Upon Senior Securities
Item 4.   Submission of Matters to a Vote of Security
          Holders
Item 5.   Other Information
Item 6.   Exhibits and Reports on Form 8-K

SIGNATURES
----------

                        APRIA HEALTHCARE GROUP INC.

                        CONSOLIDATED BALANCE SHEETS

                                  ASSETS

                                                   June 30,     December 31,
                                                     1996           1995
                                                  ----------    ------------
                                                 (Unaudited)
                                                   (Dollars in thousands)
CURRENT ASSETS
  Cash                                           $   20,089     $   18,829
  Accounts receivable, less allowance for
    doubtful accounts of $85,075 and $86,567
    at June 30, 1996 and December 31, 1995,
    respectively                                    334,586        258,332
  Inventories                                        60,127         45,198
  Deferred income taxes                              47,712         45,883
  Refundable income taxes                            16,360         27,710
   Prepaid expenses and other current assets         10,886          7,770
                                                  ---------      ---------
      TOTAL CURRENT ASSETS                          489,760        403,722
PATIENT SERVICE EQUIPMENT, less accumulated
  depreciation of $180,610 and $161,953 at
  June 30, 1996 and December 31, 1995,
  respectively                                      192,187        167,090
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET           105,916         80,108
INVESTMENT IN OMNICARE plc                            1,467          1,504
COVENANTS NOT TO COMPETE, NET                        17,950         20,272
GOODWILL, NET                                       296,135        298,870
OTHER ASSETS                                          8,063          8,419
                                                  ---------      ---------
                                                 $1,111,478     $  979,985
                                                  =========      =========


                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                               $   62,276     $  100,653
  Accrued payroll and related taxes
    and benefits                                     26,825         26,792
  Accrued restructuring costs                        11,030         19,085
  Other accrued liabilities                          41,578         48,910
  Current portion of long-term debt                  11,866          9,652
                                                  ---------      ---------
      TOTAL CURRENT LIABILITIES                     153,575        205,092
LONG-TERM DEBT                                      609,200        490,655

STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 par value:
     10,000,000 shares authorized; none issued                            -
-
  Common Stock, $.001 par value:
    150,000,000 shares authorized; 51,014,267
      and 49,692,266 shares issued and
      outstanding at June 30, 1996 and
      December 31, 1995, respectively                    51             50
  Additional paid-in capital                        316,752        294,522
  Retained earnings (deficit)                        31,900        (10,334)
                                                  ---------      ---------
                                                    348,703        284,238
COMMITMENTS AND CONTINGENCIES                             -              -
                                                  ---------      ---------
                                                 $1,111,478     $  979,985
                                                  =========      =========

              See notes to consolidated financial statements.

                        APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED INCOME STATEMENTS
                                (Unaudited)

                                       Three Months Ended  Six Months Ended
                                            June 30,           June 30,
                                        ----------------  -----------------
                                          1996    1995     1996     1995
                                         ------  ------   ------   ------
                                      (in thousands, except per share data)
Net revenues                           $306,579 $287,286   $601,882 $571,895
Costs and expenses:
   Cost of net revenues                  96,943   88,270    191,034  173,806
   Selling, distribution and
     administrative                     144,493  146,187    285,437  292,090
   Provision for doubtful accounts,
     net of recoveries                   14,560   13,149     27,858   26,363
    Amortization of intangible assets     4,349    4,210      8,451    8,134
   Restructuring costs                        -    2,661          -    2,661
   Merger costs                               -    6,988          -    6,988
   Employee contract settlements              -    3,206          -    3,206
   Loss on disposition of
     U.K. subsidiary                          -      500          -      500
                                        -------  -------    -------  -------
                                        260,345  265,171    512,780  513,748
                                        -------  -------    -------  -------
     OPERATING INCOME                    46,234   22,115     89,102   58,147
Interest expense                         12,003   11,134     23,111   21,816
                                        -------  -------    -------  -------
     INCOME BEFORE TAXES AND
     EXTRAORDINARY CHARGE                34,231   10,981     65,991   36,331
Income taxes                             12,323    3,484     23,757   13,042
                                        -------  -------    -------  -------
   INCOME BEFORE EXTRAORDINARY CHARGE    21,908    7,497     42,234   23,289
Extraordinary charge on debt
  refinancing, net of taxes                   -    2,998          -    2,998
                                        -------  -------    -------  -------
     NET INCOME                        $ 21,908 $  4,499   $ 42,234 $ 20,291
                                        =======  =======    =======  =======




EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE:
   Income before extraordinary charge   $  0.42  $  0.15   $   0.81  $  0.49
  Extraordinary charge on debt
    refinancing, net of taxes                      (0.06)              (0.06)
                                        -------  -------    -------  -------
  Net income                            $  0.42  $  0.09    $  0.81  $  0.43
                                        =======  =======    =======  =======

Weighted average number of common
  and common equivalent shares
  outstanding                            52,575   48,539     52,286   47,495

EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE
ASSUMING FULL DILUTION:
   Income before extraordinary charge   $  0.42  $  0.15   $   0.81  $  0.47
  Extraordinary charge on debt
    refinancing, net of taxes                      (0.06)              (0.06)
                                        -------  -------    -------  -------
  Net income                            $  0.42  $  0.09   $   0.81  $  0.41
                                        =======  =======   ========  =======

Weighted average number of common
  and common equivalent shares
  outstanding                            52,576   51,323     52,399  51,150

              See notes to consolidated financial statements.

                        APRIA HEALTHCARE GROUP INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)

                                                       Six Months Ended
                                                           June 30,
                                                     -------------------
                                                     1996           1995
                                                    ------         ------
                                                    (Dollars in thousands)
OPERATING ACTIVITIES
Net income                                         $ 42,234       $ 20,291
Items included in net income not
  requiring (providing) cash:
  Provision for doubtful accounts                    27,858         26,363
  Depreciation                                       44,217         41,207
  Amortization of intangible assets                   8,451          8,134
  Amortization of deferred debt costs                   519          6,061
  Loss (gain) on sale of property,
    equipment and improvements                           21           (150)
  Impairment loss                                         -            500
  Deferred income taxes                              (1,173)         6,276
Changes in operating assets and liabilities,
  net of effects of acquisitions:
  Increase in accounts receivable                  (103,440)       (47,515)
  Increase in inventories                           (14,392)          (882)
  Decrease (increase) in prepaids and
    other current assets                             17,492        (13,037)
  Increase in other non-current assets                  960           (542)
  Decrease in accounts payable                      (38,377)       (10,438)
  Decrease in accrued payroll
    and other liabilities                            (7,205)        (8,885)
  Decrease in accrued restructuring costs            (8,055)             -
Other                                                     -            609
Net purchases of patient service equipment,
  net of effects of acquisitions                    (56,298)       (51,601)
                                                   --------       --------
    NET CASH USED IN OPERATING ACTIVITIES           (87,188)       (23,609)

INVESTING ACTIVITIES
  Purchases of property, equipment and
    improvements, net of effects of
    acquisitions                                    (30,094)       (22,804)
  Proceeds from sale of property,
    equipment and improvements                           67            509
  Acquisitions and payments of
    contingent consideration                         (7,317)       (38,587)
                                                   --------       --------
    NET CASH USED IN INVESTING ACTIVITIES           (37,344)       (60,882)

FINANCING ACTIVITIES
   Proceeds under revolving credit facility         222,300        397,222
   Payments under revolving credit facility        (104,300)      (169,694)
   Proceeds from senior and other long-term debt          -        119,857
   Payments of senior and other long-term debt       (5,084)      (263,333)
  Capitalized debt costs, net                           (11)        (1,343)
  Issuances of Common Stock                          12,887          7,210
                                                   --------       --------
     NET CASH PROVIDED BY FINANCING ACTIVITIES      125,792         89,919
                                                   --------       --------

NET INCREASE IN CASH                                  1,260          5,428
Cash at beginning of period                          18,829         21,188
Net activity for Homedco - October 1, 1994
  to December 31, 1994                                    -          3,697
                                                   --------       --------
      CASH AT END OF PERIOD                        $ 20,089       $ 30,313
                                                   ========       ========

              See notes to consolidated financial statements.

                        APRIA HEALTHCARE GROUP INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - POOLING OF INTERESTS AND BASIS OF PRESENTATION


The accompanying consolidated financial statements include the accounts of Apria Healthcare Group Inc. ("the Company") and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. On June 28, 1995, Homedco Group, Inc. ("Homedco") merged with and into Abbey Healthcare Group Incorporated ("Abbey") to form Apria Healthcare Group Inc. ("the merger"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements reflect the combined financial position and operating results of Abbey and Homedco and have been adjusted to conform the differing accounting policies of the separate companies for all periods presented.

In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented, have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1995, filed with the Company's Form 10-K.

NOTE B - RECLASSIFICATIONS

Certain amounts from prior periods have been reclassified to conform to the current year presentation.

NOTE C - INCOME TAXES

Income taxes have been provided at the effective tax rate expected for the year. The Company's effective tax rate differs from the statutory rate as a result of state income taxes (net of federal benefit) and the use of net operating loss carryforwards.

NOTE D - ACQUISITIONS

The Company periodically makes acquisitions of complementary businesses in specific geographic markets. Acquisitions that closed during the six month period ended June 30, 1996 resulted in cash payments of approximately $6,509,000.

NOTE E - RESTRUCTURING COSTS

In connection with the merger, the Company adopted a plan to restructure and consolidate its operating locations and administrative functions within specific geographic areas. The plan, which is substantially complete, resulted in a restructuring charge in 1995 of approximately $68,304,000 consisting of accrued costs and impairments. The following table summarizes amounts paid through June 30, 1996 and the remaining accrual at June 30, 1996.

Accrual at December 31, 1995                     $19,085,000
Severance amounts paid through June 30, 1996     (5,545,000)
Other amounts paid through June 30, 1996         (2,510,000)
                                                 -----------
Accrual at June 30, 1996                         $11,030,000
                                                 ===========


NOTE F - LONG-TERM DEBT

The Company uses interest rate swap and cap agreements to moderate its exposure to interest rate changes. The Company currently has a swap agreement covering $280,000,000 of notional principal.

NOTE G - EQUITY

The change in stockholders' equity, other than from net income, resulted from shares issued under the employee stock purchase plan, the exercise of stock options and the tax benefit associated with disqualifying dispositions of incentive stock options and exercises of nonqualified stock options. For the six months ended June 30, 1996, shares valued at $440,000 were issued under the employee stock purchase plan, proceeds from the exercise of stock options amounted to $12,447,000 and the related tax benefit amounted to $9,344,000.

NOTE H - AGREEMENT AND PLAN OF MERGER

On June 28, 1996, the Company, Apria Number Two, Inc., a wholly owned subsidiary of the Company ("Apria Sub") and Vitas Healthcare Corporation ("Vitas") entered into an Agreement and Plan of Merger ("the Agreement") providing for the merger of Apria Sub with and into Vitas with Vitas being the surviving corporation and becoming a wholly owned subsidiary of the Company. Under the Agreement, subject to possible adjustments as provided by the Agreement, (i) each share of Vitas Common Stock will be converted into the right to receive .290 shares of the Company's Common Stock, (ii) each share of Vitas 9% Cumulative Nonconvertible Preferred Stock would remain outstanding and be purchased by the Company for its stated value plus all accrued and unpaid dividends thereon, (iii) each share of Vitas Series B Preferred Stock would first be converted into Vitas Common Stock, which would then be converted into the right to receive .290 shares of the Company's Common Stock, (iv) each of the Vitas stock purchase warrants would be exchanged for a number of shares of the Company's Common Stock based on the exchange ratio of .290 and (v) any Vitas stock options outstanding would be exchanged for the right to receive shares of the Company's Common Stock based on the exchange ratio of .290. The transaction is expected to close in the fourth quarter of 1996 and to be accounted for as a pooling of interests.

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which are not determinable at this time. The Company has insurance policies covering such potential losses where such coverage is cost effective. In the opinion of management, any liability that might be incurred by the Company upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the consolidated financial condition of the Company.

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS


Results of Operations
---------------------

      Net  revenues increased 6.7% to $306.6 million for the second quarter of  1996  compared with $287.3 million for the same quarter  of  the  prior
year.   For  the six months ended June 30, 1996, net revenues  were  $601.9 million compared with $571.9 million for the same period of the prior year, representing a 5.2% increase. Infusion therapy, respiratory therapy and
medical   equipment/other  grew  at  rates  of  3.4%,   6.2%   and   11.5%,
respectively, for the second quarter of 1996, and 2.5%, 4.0% and 10.9%, respectively, for the six months ended June 30, 1996, over the comparable 1995 periods. Growth in all three business lines is due to volume increases in both the traditional and managed care markets. The impact of four significant managed care contracts signed in early 1996 was realized during the second quarter. Although the Company believes its long-term growth
opportunities  are mainly  in  managed  care   markets, continued  development
of business from traditional referral/payor  sources is equally important.

      Gross margins for the second quarter and six months ended June 30, 1996, were 68.4% and 68.3%, respectively, compared with 69.3% and 69.6% for the same periods of 1995. The decline is primarily attributable to an increase in the Company's managed care customer base. Participation in the managed care system requires a broad offering of products and services, including lower-margin services, medical equipment and supplies. Also, the intense competition in these markets has caused some price compression. To mitigate the effect of these factors, the Company is implementing various initiatives to reduce its operating costs and has placed sales force incentives on certain higher-margin "focus" products.

      Selling, distribution and administrative expenses as a percent of net revenues for the second quarter and six months ended June 30, 1996, were 47.1% and 47.4%, respectively, compared with 50.9% and 51.1% for the same periods last year. Much of this improvement can be attributed to the successful execution of the restructuring and consolidation plan initiated in conjunction with the Abbey/Homedco merger ("the Merger"). Employee reductions and branch consolidations are substantially complete and the associated expense savings is gradually being realized.

     Also contributing to the improvement in operating income in the 1996 periods is the absence of certain charges recorded during the comparable periods in 1995. The three and six month periods ended June 30, 1995 included charges of $2.7 million, $7.0 million and $3.2 million for restructuring costs, merger costs, and employee contract settlements, respectively, recorded in conjunction with the Merger.

     Interest expense increased for the second quarter and six months ended June 30, 1996, to $12.0 million and $23.1 million, respectively, from $11.1 million and $21.8 million for the same periods last year. The increase is primarily due to an increase in long-term debt (see Liquidity and Capital Resources). In January 1996, the Company entered into a new one-year swap agreement to fix the interest rate on the notional principal amount of $280 million.

      Income taxes were $12.3 million and $23.8 million in the second quarter and six months ended June 30, 1996, respectively, up from $1.8 million and $11.4 million for the same periods in the prior year (the 1995 amounts reflect a tax benefit of $1.7 million on the extraordinary charge). The increase is due primarily to higher pretax income. Income tax expense for the three months ended June 30, 1995 reflects a change in the estimated annual effective tax rate due to the merger of Homedco and Abbey during that quarter.


Liquidity and Capital Resources
-------------------------------

      Cash used in the Company's operating activities for the six months ended June 30, 1996, was $87.2 million, compared with $23.6 million for the same period in the prior year. The two major factors contributing to the additional use of cash were increases in accounts receivable and reductions in accounts payable. Offsetting the cash uses somewhat were income tax refunds received of $8.0 million and prior year payments applied to current year estimated tax payments of $19.0 million.

      In conjunction with the restructuring and consolidation plan, the Company decided to convert all branch operating locations to one standardized information system. The activities associated with the system conversions generally cause disruptions to normal operations, which create billing and collection delays and have resulted in an increase in accounts receivable. During the second quarter, the Company aggressively increased its conversion activity, completing 125 conversions compared with 43 during the first quarter. At the end of the second quarter, approximately 85 percent of the planned conversions were completed, with the remaining 50 conversions scheduled for completion by the end of the third quarter. The Company has experienced some improvement in cash collections for locations that converted in 1995 and early 1996. Company-wide cash collections are expected to improve by the fourth quarter as normal processing resumes. Further, collections-based incentive programs have been implemented at the local and regional levels and an accounts receivable task force has been assembled to ensure proper focus is given to billing and collection activities. Increased revenue also contributed to the increased levels of accounts receivable.

      The  Company  also  centralized  its  accounts  payable  function  in connection with the restructuring and consolidation plan. The centralization process disrupted day-to-day activities causing a processing backlog which was reflected in the accounts payable balance at December 31, 1995. During the six months ended June 30, 1996, the backlog was substantially eliminated, resulting in significant outlays of cash.

      Other factors contributing to the use of cash and corresponding increase in long-term debt include purchases of resale inventory to support business growth and payments made against the restructuring cost accrual, comprised primarily of severance and trailing facility costs. Such payments are expected to continue through the year 2000, according to contractual terms. Additional expenditures were made to support the information systems conversions/enhancements and branch consolidations, resulting in a corresponding increase to property, plant and equipment.

      On June 28, 1996, the Company entered into an agreement to merge with Vitas Healthcare Corporation, the nation's largest hospice provider, in a transaction to be accounted for as a pooling of interests. This transaction is expected to close during the fourth quarter of 1996. In order to effect the transaction and meet the working capital needs of the combined company, additional financing has been obtained. Effective August 9, 1996, the Company entered into an agreement with a syndicate of banks which provides for borrowings of up to $800 million. The agreement is structured as an unsecured, five-year revolving line of credit.

     The Company believes that amounts available under the new credit facility and cash provided by operations will be sufficient to finance its operations for at least the next 12 months. At August 9, 1996, availability under the credit facility was $398 million.

PART II. OTHER INFORMATION
--------------------------

Item 1-3. Not applicable

Item 4.   Submission of Matters to a Vote of Security Holders

          (a)  Annual Meeting of Stockholders of the Company on June 12,
               1996

          (b)  Directors re-elected at Annual Meeting:
                    David L. Goldsmith
                    Leonard Green
                    Frederick S. Moseley

               Member of the Board whose term expires in 1997:
                    Jeremy M. Jones

               Members of the Board whose terms expire in 1998:
                    Terry Hartshorn
                    Charles D. Martin
                    Vincent M. Prager

          (c)  Matters Voted Upon at Annual Meeting:

               1.   Election of Directors
                    ---------------------

                    The Company's Board currently consists of seven directors and is divided into three classes with staggered three year terms. Voting results were as follows:
                                                FOR         WITHHOLD
                                             ----------     --------
                    David L. Goldsmith       45,202,585     123,446
                    Leonard Green            45,135,185     190,846
                    Frederick S. Moseley     44,778,485     547,546

               2.   Ratification of the Company's Independent Accountants
                    -----------------------------------------------------

                    The Board of Directors has selected Ernst & Young to serve as the Company's independent accountants for the fiscal year ending December 31, 1996, subject to ratification by the holders of a majority of the shares represented at the Annual Meeting. Voting results were as follows:

                    For                      45,262,808
                    Against                      15,949
                    Abstain                      47,274
                    Broker Non-Votes                  0

Item 5.   Not applicable

Item 6.   Exhibits and Reports on Form 8-K

          (a)  Exhibits:

               Exhibit
               Number    Description and Reference
               -------   -------------------------
               2.5       Agreement and Plan of Merger dated June 28, 1996
                         among Apria Healthcare Group Inc., Apria Number
                         Two, Inc. and Vitas Healthcare Corporation.
                         Incorporated by reference to Apria Healthcare
                         Group Inc.'s Registration Statement on Form S-4
                         (Registration No. 333-9407), as filed with the Securities and Exchange Commission on August
                         1, 1996.

               10.57 Standard Commercial Single Tenant Lease, dated May 1, 1996, between 555 First Street, Inc. and Apria Healthcare, Inc. for the premises at 555 First Street, San Fernando, California.

               10.58     Standard Commercial Multi-Tenant Lease, dated

                         March 15, 1996, between Watson Land Company and Apria Healthcare, Inc. for the premises at Watson Industrial Center South, Building #173, 909 E. 236th Street, Carson, California.

               11.1      Statement of Computation of Earnings
                         per Share.

               27.1      Financial Data Schedule.

          (b)  Reports on Form 8-K:

               No reports on Form 8-K were filed during the quarter for which this report is filed.

                                SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               APRIA HEALTHCARE GROUP INC.
                              ------------------------------
                                        Registrant



August 13, 1996               /s/  Lawrence H. Smallen
                              ------------------------------
                              Lawrence H. Smallen
                              Chief Financial Officer,
                              Senior Vice President, Finance
                              and Treasurer
                              (Principal Financial Officer)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO.1
                                       ON
                                   FORM 10-Q/A


(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       For the period ended June 30, 1996

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                        Commission File Number: 000-19854


                           APRIA HEALTHCARE GROUP INC.
             (Exact name of registrant as specified in its charter)



                DELAWARE                                        33-0488566
     (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                       Identification Number)


   3560 HYLAND AVENUE, COSTA MESA, CA                              92626
(Address of principal executive offices)                        (Zip Code)

        Registrant's telephone number, including area code: (714)427-2000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes X    No ____

There were 51,079,608 shares of Common Stock, $.001 par value, outstanding at August 2, 1996.

Item 1 of Part I and Item 1 of Part II of the Quarterly Report on Form 10-Q for the period ended June 30, 1996 are amended in their entirety as follows:








PART 1.  FINANCIAL INFORMATION

Item 1.           Financial Statements (unaudited)

                  Consolidated Balance Sheets

                  Consolidated Income Statements

                  Consolidated Statements of Cash Flows

                  Notes to Consolidated Financial Statements

PART II. OTHER INFORMATION

Item 1.           Legal Proceedings

                           APRIA HEALTHCARE GROUP INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                        June 30,        December 31,
                                                                          1996             1995
                                                                       ----------       ----------
                           ASSETS                                       (Unaudited)
                                                                          (Dollars in thousands)
CURRENT ASSETS
  Cash .........................................................       $   20,089       $   18,829
  Accounts receivable, less allowance for doubtful
    accounts of $85,075 and $86,567 at June 30, 1996
    and December 31, 1995, respectively ........................          334,586          258,332
  Inventories ..................................................           60,127           45,198
  Deferred income taxes ........................................           47,712           45,883
  Refundable income taxes ......................................           16,360           27,710
  Prepaid expenses and other current assets ....................           10,886            7,770
                                                                       ----------       ----------
TOTAL CURRENT ASSETS ...........................................          489,760          403,722
PATIENT SERVICE EQUIPMENT, less accumulated
  depreciation of $180,610 and $161,953 at June 30, 1996
  and December 31, 1995, respectively ..........................          192,187          167,090
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET ......................          105,916           80,108
INVESTMENT IN OMNICARE plc .....................................            1,467            1,504
COVENANTS NOT TO COMPETE, NET ..................................           17,950           20,272
GOODWILL, NET ..................................................          296,135          298,870
OTHER ASSETS ...................................................            8,063            8,419
                                                                       ----------       ----------
                                                                       $1,111,478       $  979,985
                                                                       ==========       ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable .............................................       $   62,276       $  100,653
  Accrued payroll and related taxes and benefits ...............           26,825           26,792
  Accrued restructuring costs ..................................           11,030           19,085
  Other accrued liabilities ....................................           41,578           48,910
  Current portion of long-term debt ............................           11,866            9,652
                                                                       ----------       ----------
TOTAL CURRENT LIABILITIES ......................................          153,575          205,092
LONG-TERM DEBT .................................................          609,200          490,655

STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 par value:
    10,000,000 shares authorized; none issued ..................             --               --
  Common Stock, $.001 par value:  150,000,000 shares authorized;
    51,014,267 and 49,692,266 shares issued and outstanding at
     June 30, 1996 and December 31, 1995, respectively .........               51               50
  Additional paid-in capital ...................................          316,752          294,522
  Retained earnings (deficit) ..................................           31,900          (10,334)
                                                                       ----------       ----------
                                                                          348,703          284,238
COMMITMENTS AND CONTINGENCIES ..................................             --               --
                                                                       ----------       ----------
                                                                       $1,111,478       $  979,985
                                                                       ==========       ==========


                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                         CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)


                                                                   Three Months Ended               Six Months Ended
                                                                        June 30,                        June 30,
                                                               -------------------------        -------------------------
                                                                 1996            1995             1996            1995
                                                               ---------       ---------        ---------       ---------
                                                                        (in thousands, except per share data)
Net revenues ...........................................       $ 306,579       $ 287,286        $ 601,882       $ 571,895
Costs and expenses:
   Cost of net revenues ................................          96,943          88,270          191,034         173,806
   Selling, distribution and administrative ............         144,493         146,187          285,437         292,090
   Provision for doubtful accounts, net of recoveries ..          14,560          13,149           27,858          26,363
   Amortization of intangible assets ...................           4,349           4,210            8,451           8,134
   Restructuring costs .................................            --             2,661             --             2,661
   Merger costs ........................................            --             6,988             --             6,988
   Employee contract settlements .......................            --             3,206             --             3,206
   Loss on disposition of U.K. subsidiary ..............            --               500             --               500
                                                               ---------       ---------        ---------       ---------
                                                                 260,345         265,171          512,780         513,748
                                                               ---------       ---------        ---------       ---------
         OPERATING INCOME ..............................          46,234          22,115           89,102          58,147
Interest expense .......................................          12,003          11,134           23,111          21,816
                                                               ---------       ---------        ---------       ---------
          INCOME BEFORE TAXES AND
          EXTRAORDINARY CHARGE .........................          34,231          10,981           65,991          36,331
Income taxes ...........................................          12,323           3,484           23,757          13,042
                                                               ---------       ---------        ---------       ---------
          INCOME BEFORE
          EXTRAORDINARY CHARGE .........................          21,908           7,497           42,234          23,289
Extraordinary charge on debt refinancing,
   net of taxes ........................................            --             2,998             --             2,998
                                                               ---------       ---------        ---------       ---------
          NET INCOME ...................................       $  21,908       $   4,499        $  42,234       $  20,291
                                                               =========       =========        =========       =========


EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE:
  Income before extraordinary charge ...................       $    0.42       $    0.15        $    0.81       $    0.49
  Extraordinary charge on debt refinancing,
     net of taxes ......................................                           (0.06)                           (0.06)
                                                               ---------       ---------        ---------       ---------
  Net income ...........................................       $    0.42       $    0.09        $    0.81       $    0.43
                                                               =========       =========        =========       =========

  Weighted average number of common and
    common equivalent shares outstanding ...............          52,575          48,539           52,286          47,495

EARNINGS PER COMMON AND COMMON EQUIVALENT
SHARE ASSUMING FULL DILUTION:
  Income before extraordinary charge ...................       $    0.42       $    0.15        $    0.81       $    0.47
  Extraordinary charge on debt refinancing,
     net of taxes ......................................                           (0.06)                           (0.06)
                                                               ---------       ---------        ---------       ---------
  Net income ...........................................       $    0.42       $    0.09        $    0.81       $    0.41
                                                               =========       =========        =========       =========

  Weighted average number of common
    and common equivalent shares outstanding ...........          52,576          51,323           52,399          51,150

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                       Six Months Ended
                                                                                            June 30,
                                                                                   --------------------------
                                                                                     1996             1995
                                                                                   ---------        ---------
                                                                                     (Dollars in thousands)
OPERATING ACTIVITIES
Net income .................................................................       $  42,234        $  20,291
Items included in net income not requiring (providing) cash:
  Provision for doubtful accounts ..........................................          27,858           26,363
  Depreciation .............................................................          44,217           41,207
  Amortization of intangible assets ........................................           8,451            8,134
  Amortization of deferred debt costs ......................................             519            6,061
  Loss (gain) on sale of property, equipment and improvements ..............              21             (150)
  Impairment loss ..........................................................            --                500
  Deferred income taxes ....................................................          (1,173)           6,276
Changes in operating assets and liabilities, net of effects of acquisitions:
  Increase in accounts receivable ..........................................        (103,440)         (47,515)
  Increase in inventories ..................................................         (14,392)            (882)
  Decrease (increase) in prepaids and other current assets .................          17,492          (13,037)
  Decrease (increase) in other non-current assets ..........................             960             (542)
  Decrease in accounts payable .............................................         (38,377)         (10,438)
  Decrease in accrued payroll and other liabilities ........................          (7,205)          (8,885)
  Decrease in accrued restructuring costs ..................................          (8,055)            --
Other ......................................................................            --                609
Net purchases of patient service equipment,
  net of effects of acquisitions ...........................................         (56,298)         (51,601)
                                                                                   ---------        ---------
          NET CASH USED IN OPERATING ACTIVITIES ............................         (87,188)         (23,609)

INVESTING ACTIVITIES
  Purchases of property, equipment and improvements,
     net of effects of acquisitions ........................................         (30,094)         (22,804)
  Proceeds from sale of property, equipment and improvements ...............              67              509
  Acquisitions and payments of contingent consideration ....................          (7,317)         (38,587)
                                                                                   ---------        ---------
          NET CASH USED IN INVESTING ACTIVITIES ............................         (37,344)         (60,882)

FINANCING ACTIVITIES
  Proceeds under revolving credit facility .................................         222,300          397,222
  Payments under revolving credit facility .................................        (104,300)        (169,694)
  Proceeds from senior and other long-term debt ............................            --            119,857
  Payments of senior and other long-term debt ..............................          (5,084)        (263,333)
  Capitalized debt costs, net ..............................................             (11)          (1,343)
  Issuances of Common Stock ................................................          12,887            7,210
                                                                                   ---------        ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES ........................         125,792           89,919
                                                                                   ---------        ---------

NET INCREASE IN CASH .......................................................           1,260            5,428
Cash at beginning of period ................................................          18,829           21,188
Net activity for Homedco - October 1, 1994  to December 31, 1994 ...........            --              3,697
                                                                                   ---------        ---------
          CASH AT END OF PERIOD ............................................       $  20,089        $  30,313
                                                                                   =========        =========

                 See notes to consolidated financial statements.

                           APRIA HEALTHCARE GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - POOLING OF INTERESTS AND BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Apria Healthcare Group Inc. ("the Company") and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. On June 28, 1995, Homedco Group, Inc. ("Homedco") merged with and into Abbey Healthcare Group Incorporated ("Abbey") to form Apria Healthcare Group Inc. ("the merger"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements reflect the combined financial position and operating results of Abbey and Homedco and have been adjusted to conform the differing accounting policies of the separate companies for all periods presented.

In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented, have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1995, filed with the Company's Form 10-K.

NOTE B - RECLASSIFICATIONS

Certain amounts from prior periods have been reclassified to conform to the current year presentation.

NOTE C - INCOME TAXES

Income taxes have been provided at the effective tax rate expected for the year. The Company's effective tax rate differs from the statutory rate as a result of state income taxes (net of federal benefit) and the use of net operating loss carryforwards.

NOTE D - ACQUISITIONS

The Company periodically makes acquisitions of complementary businesses in specific geographic markets. Acquisitions that closed during the six month period ended June 30, 1996 resulted in cash payments of approximately $6,509,000.

NOTE E - RESTRUCTURING COSTS

In connection with the merger, the Company adopted a plan to restructure and consolidate its operating locations and administrative functions within specific geographic areas. The plan, which is substantially complete, resulted in a restructuring charge in 1995 of approximately $68,304,000 consisting of accrued costs and impairments. The following table summarizes amounts paid through June 30, 1996 and the remaining accrual at June 30, 1996.

Accrual at December 31, 1995 ...................       $ 19,085,000
Severance amounts paid through June 30, 1996 ...         (5,545,000)
Other amounts paid through June 30, 1996 .......         (2,510,000)
                                                       ------------
Accrual at June 30, 1996 .......................       $ 11,030,000
                                                       ============

The remaining accrual balance consists primarily of $3,615,000 for severance and related personnel costs and $7,562,000 for branch and billing center closure costs.

NOTE F - LONG-TERM DEBT

The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Interest rate swap and cap agreements are used as a means of managing the Company's interest rate exposure. In July 1996, the counterparty to the existing $280,000,000 swap agreement exercised their option to terminate. In August 1996, the Company entered into two new one-year swap agreements: one for $280,000,000 of notional principal with a fixed interest rate of 5.69% and one for $100,000,000 of notional principal with a fixed interest rate of 5.59%. Both agreements allow the counterparty an option to terminate in February 1997, with termination in August 1997 if these options are not exercised. The receipt or payment of the interest differential is made on a monthly and quarterly basis for the $100,000,000 and $280,000,000 agreements, respectively, and recognized monthly in the financial statements as an adjustment to interest expense.

NOTE G - EQUITY

The change in stockholders' equity, other than from net income, resulted from shares issued under the employee stock purchase plan, the exercise of stock options and the tax benefit associated with disqualifying dispositions of incentive stock options and exercises of nonqualified stock options. For the six months ended June 30, 1996, shares valued at $440,000 were issued under the employee stock purchase plan, proceeds from the exercise of stock options amounted to $12,447,000 and the related tax benefit amounted to $9,344,000.

NOTE H - AGREEMENT AND PLAN OF MERGER

On June 28, 1996, the Company, Apria Number Two, Inc., a wholly owned subsidiary of the Company ("Apria Sub") and Vitas Healthcare Corporation ("Vitas") entered into an Agreement and Plan of Merger ("the Agreement") providing for the merger of Apria Sub with and into Vitas with Vitas being the surviving corporation and becoming a wholly owned subsidiary of the Company. Under the Agreement, subject to possible adjustments as provided by the Agreement, (i) each share of Vitas Common Stock will be converted into the right to receive .290 shares of the Company's Common Stock, (ii) each share of Vitas 9% Cumulative Nonconvertible Preferred Stock would remain outstanding and be purchased by the Company for its stated value plus all accrued and unpaid dividends thereon, (iii) each share of Vitas Series B Preferred Stock would first be converted into Vitas Common Stock, which would then be converted into the right to receive .290 shares of the Company's Common Stock, (iv) each of the Vitas stock purchase warrants would be exchanged for a number of shares of the Company's Common Stock based on the exchange ratio of .290 and (v) any Vitas stock options outstanding would be exchanged for the right to receive shares of the Company's Common Stock based on the exchange ratio of .290. The transaction is expected to close in the fourth quarter of 1996 and to be accounted for as a pooling of interests.

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which are not determinable at this time. The Company has insurance policies covering such potential losses where such coverage is cost effective. In the opinion of management, any liability that might be incurred by the Company upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the consolidated results of operations or financial position of the Company.

PART II. OTHER INFORMATION

Item 1.         Legal Proceedings

        The Company is one of nine named defendants in a qui tam lawsuit, which was filed under seal in the Northern District of Georgia on August 23, 1995, by Mark Parker, a former employee, and served on the Company on May 31, 1996. The suit alleges that the Company violated the Civil False Claims Act by paying illegal kickbacks to certain health care providers in exchange for patient referrals. The suit also alleges that the Company violated the False Claims Act by improperly generating "Certificates of Medical Necessity" for certain products, including oxygen and low air-loss beds, and providing free benefits, such as pulmonary function testing and pulse oximetry testing, to certain physicians. Finally, the suit alleges that Mr. Parker's employment was improperly terminated in violation of the whistleblower protection provisions of the False Claims Act.

        Prior to the service of the lawsuit, the United States Department of Justice investigated Mr. Parker's allegations and the Company fully cooperated with that investigation. On June 27, 1996, the United States intervened in the suit, and on July 10, 1996, it filed an amended complaint, in which it essentially joined Mr. Parker's allegations concerning illegal kickbacks, but declined to join any of the other allegations. In conjunction with the qui tam action, a grand jury also is investigating allegations contained in the qui tam complaint. Potential remedies under the Civil False Claims Act include recovery of any actual damages suffered by the government, treble damages, statutory fines of up to $10,000 per false claim, and certain other remedies. The grand jury investigation could result in the imposition of administrative, civil or criminal fines or penalties or restitutionary relief.

        The Company intends to defend vigorously against the allegations. In that regard, on July 25, 1996, the Company filed a motion to dismiss the qui tam lawsuit, and that motion currently is pending. Regardless of the outcome of that motion, the Company believes that the outcome of the qui tam lawsuit and the grand jury investigation will not have a material adverse effect on the consolidated results of operations or financial position of the Company.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               APRIA HEALTHCARE GROUP INC.
                                               ---------------------------
                                                       Registrant



October 4, 1996                                /s/  LAWRENCE H. SMALLEN
                                               ------------------------------
                                               Lawrence H. Smallen
                                               Chief Financial Officer,
                                               Senior Vice President, Finance
                                               and Treasurer
                                               (Principal Financial Officer)

                                   APPENDIX H




             [APRIA'S DEFINITIVE PROXY STATEMENT, DATED MAY 8, 1996,
         USED IN CONNECTION WITH APRIA'S ANNUAL MEETING OF STOCKHOLDERS
                             HELD ON JUNE 12, 1996]

                                                                     May 8, 1996

Dear Stockholder:

         You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Apria Healthcare Group Inc. to be held on Wednesday, June 12, 1996. We sincerely hope that you will be able to attend the meeting which will be held at the Company's Costa Mesa, California Headquarters, 3560 Hyland Avenue (Building No. 3500--Grand Canyon Room), Costa Mesa, California 92626, beginning at 10:00 a.m., local time.

         At this meeting you are being asked to elect three incumbent directors for the ensuing three years. David L. Goldsmith, Leonard Green and Frederick S. Moseley IV are the nominees for re-election to the Board of Directors to serve until their terms expire at the 1999 Annual Meeting of Stockholders. You are also being asked to ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1996. Your Board of Directors recommends that you vote "FOR" these proposals.

         The members of the Board and management look forward to personally greeting as many stockholders as possible at the meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

         Although you presently may plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

                                        Sincerely,


                                        Jeremy M. Jones
                                        Chairman of the Board and
                                        Chief Executive Officer

                           APRIA HEALTHCARE GROUP INC.
                               3560 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 12, 1996

         The Annual Meeting of Stockholders of Apria Healthcare Group Inc., a Delaware corporation (the "Company"), will be held at the Company's Costa Mesa, California Headquarters, 3560 Hyland Avenue (Building No. 3500--Grand Canyon
Room), Costa Mesa, California 92626, beginning at 10:00 a.m., local time, on Wednesday, June 12, 1996, for the following purposes:

                  (1) To reelect three members of the Board of Directors to hold office for a three-year term or until their successors are elected and qualified;

                  (2) To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1996; and

                  (3) To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

         Shares represented by properly executed proxies will be voted in accordance with the specifications therein. It is the intention of the Board of Directors that shares represented by proxies, which are not limited to the contrary, will be voted for: (1) the election of the directors named in the attached proxy statement and (2) the ratification of the selection of Ernst & Young LLP as the Company's independent accountants for the 1996 fiscal year.

         The Board of Directors has fixed the close of business on April 15, 1996 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, at 3560 Hyland Avenue, Costa Mesa, California 92626, during the ten-day period preceding the Annual Meeting.


                                        By Order of the Board of Directors


                                        Lawrence H. Smallen
                                        Chief Financial Officer, Vice President,
                                        Finance, Treasurer and Secretary


Costa Mesa, California
May 8, 1996

                             YOUR VOTE IS IMPORTANT

         NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

                           APRIA HEALTHCARE GROUP INC.
                               3560 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES

         The accompanying proxy is being solicited by the Board of Directors of Apria Healthcare Group Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held on Wednesday, June 12, 1996, at 10:00 a.m. local time, at the Company's Costa Mesa, California Headquarters, 3560 Hyland Avenue (Building No. 3500--Grand Canyon Room), Costa Mesa, California 92626, and at any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about May 8, 1996.

         All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company, at 3560 Hyland Avenue, Costa Mesa, California 92626, the principal executive office of the Company, a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder's right to vote in person should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person.

         The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

         On June 28, 1995, Homedco Group, Inc., a Delaware corporation ("Homedco"), merged with and into Abbey Healthcare Group Incorporated, a Delaware corporation ("Abbey"), to form the Company. In connection with this merger transaction (the "Merger"), the Company issued 21,547,529 shares of its Common Stock for 15,391,092 issued and outstanding shares of Abbey Common Stock and 26,034,612 shares of its Common Stock for 13,017,306 issued and outstanding shares of Homedco Common Stock.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         On April 15, 1996, the record date with respect to this solicitation for determining stockholders entitled to notice of and to vote at the Annual Meeting, 50,717,889 shares of the Company's Common Stock were outstanding. No shares of any other class of stock were outstanding. Only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment thereof.

         The following table sets forth information as of April 1, 1996 with respect to the beneficial ownership of the Company's Common Stock by each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, each director of the Company, the Chief Executive Officer, the former President, the Company's six most highly compensated executive officers other than the Chief Executive Officer and former President, and by all directors and officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.

                            SECURITY OWNERSHIP TABLE


                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                                              OWNERSHIP         OF CLASS
------------------------                                              ---------         --------
Jurika & Voyles, Inc.(1)                                              3,087,581           6.1%
George C. Argyros(2)                                                  2,963,650           5.8%
Putnam Investments, Inc.(3)                                           2,697,110           5.3%
Jeremy M. Jones(4)                                                    1,262,376           2.5%
Timothy M. Aitken(5)                                                    253,346             *
David L. Goldsmith(6)                                                   303,569             *
Charles D. Martin(7)                                                    180,085             *
Leonard Green(8)                                                         10,000             *
Frederick S. Moseley IV(9)                                               69,996             *
Terry Hartshorn(10)                                                      31,333             *
Vincent M. Prager(11)                                                    14,630             *
Steven T. Plochocki(12)                                                  43,400             *
Lawrence H. Smallen(13)                                                 154,380             *
Manny A. Brown(14)                                                       23,600             *
Thomas A. Robbins(15)                                                    32,000             *
Sarah L. Eames(16)                                                            0             *
Richard J. Rapp(17)                                                      58,561             *
All directors and executive officers as a group (15 persons)(18)      2,416,689           4.7%

  *  Less than 1%

 (1) According to a Schedule 13G, dated February 12, 1996, filed with the Securities and Exchange Commission, Jurika & Voyles, Inc., a registered investment advisor ("Jurika"), has shared voting power as to 2,970,781 of the shares and shared dispositive power as to 3,087,581 of the shares. The mailing address of Jurika is 1999 Harrison Street, Suite 700, Oakland, California 94612.

 (2) According to a Schedule 13D, Amendment No. 2, dated April 7, 1995, filed with the Securities and Exchange Commission, this number includes 1,930,670 and 636 shares owned by HBI Financial, Inc. and GLA Financial Corporation, respectively. Mr. Argyos is the sole shareholder of HBI Financial, Inc. and GLA Financial Corporation. This number also includes (i) 267,560 shares owned by a nonprofit corporation of which Mr. Argyos is a director and officer, (ii) 11,252 shares held in trust by a private charitable foundation of which Mr. Argyos is a trustee,
         (iii) 724,032 shares held in two charitable remainder unitrusts of which Mr. Argyos is an indirect beneficiary and (iv) 29,500 shares held in a trust for the benefit of Mr. Argyos' children, for which Mr. Argyos disclaims beneficial ownership. The mailing address for Mr. Argyos is c/o Arnel & Affiliates, 950 South Coast Drive, Suite 200, Costa Mesa, California 92626.

 (3) According to a Schedule 13G, dated January 15, 1996, filed with the Securities and Exchange Commission, this number includes (i) 2,507,630 shares beneficially owned by Putnam Investment Management, Inc., a registered investment advisor ("PIM"), and (ii) 189,480 shares beneficially owned by the Putnam Advisory Company, Inc., a registered investment advisor ("PAC"). PIM and PAC each have shared voting power over 121,123 of the shares and shared dispositive power over 2,507,630 and 189,480 of the shares, respectively. The mailing address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

 (4) Includes 304,260 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996. Also includes (i) 702,124 shares held in a family trust of which Mr. Jones is a trustee, (ii) 171,262 shares held in a charitable remainder unitrust of which Mr. Jones is the lead beneficiary and (iii) 19,730 shares held in a trust for the benefit of Mr. Jones' children for which Mr. Jones disclaims beneficial ownership.

 (5) Includes 160,000 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996. Mr. Aitken resigned from the Company as of November 7, 1995.

 (6) Includes 3,333 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

 (7) Includes 3,333 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

 (8) Includes 10,000 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

 (9) Includes 18,000 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

(10) Includes 31,333 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

(11) Includes 14,000 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

(12) Includes 43,400 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

(13) Includes 47,640 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

(14) Includes 23,600 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

(15) Includes 32,000 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996.

(16)     Ms.  Eames resigned from the Company as of November 22, 1995.

(17) Includes 14,000 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996. Mr. Rapp resigned as an executive officer of the Company as of July 1, 1995.

(18) Includes shares owned by certain trusts. Also includes 715,619 shares subject to options that are currently exercisable or will become exercisable before May 31, 1996. Does not include shares beneficially owned by Messrs. Aitken or Rapp or Ms. Eames. See Notes 4 through 17.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors consists of that number of directors as may be determined by the Board of Directors. The full Board of Directors consists of eight directors. However, since the resignation of Mr. Timothy M. Aitken, as of November 7, 1995, the Board of Directors has consisted of only seven directors. Pursuant to the Company's bylaws, the vacancy created by Mr. Aitken's resignation will be filled or selected by a majority vote of Messrs. Frederick S. Moseley IV, Leonard Green and Vincent M. Prager (or any other individual or individuals selected as a replacement director for any of the foregoing directors). The Board of Directors is divided into three classes, with staggered three-year terms. Two of the classes have three directors and the remaining class has two directors (which currently has one vacancy due to the resignation of Mr. Aitken). At the 1996 Annual Meeting of Stockholders, three directors are to be elected for a term of three years or until election and qualification of their successors. For the purpose of electing directors, each stockholder is entitled to one vote for each director to be elected for each share of Common Stock owned. The candidates receiving the highest number of votes will be elected.

         Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

         The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

         The accompanying proxies solicited by the Board of Directors will be voted for the election of the nominees named below, unless the proxy card is marked to withhold authority to vote for any nominee. The nominees are presently members of the Company's Board of Directors and were previously elected to their present terms of office by the stockholders of the Company.

         The nominees for election are:

                                             David L. Goldsmith
                                             Leonard Green
                                             Frederick S. Moseley IV

         If any of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

NOMINEES AND DIRECTORS

         The following table provides information regarding the nominees and the other members of the Board of Directors. The ages shown are as of April 15, 1996.

                                   BUSINESS EXPERIENCE DURING LAST      DIRECTOR
NAME AND AGE                       FIVE YEARS AND DIRECTORSHIPS          SINCE
------------                       ----------------------------          -----

                 MEMBERS OF THE BOARD WHOSE TERMS EXPIRE IN 1996

                                   (NOMINEES)
David L. Goldsmith (48)        Managing Director of Robertson,           1987*
                               Stephens & Company LLC, an investment
                               banking firm, since 1981. Mr.
                               Goldsmith is also a director of Matria
                               Healthcare, Inc. and The Spectranetics
                               Corporation.

Leonard Green (69)             President and Chief Executive Officer     1993**
                               of Green Management and Investment,
                               Co., a private investment management
                               company, since 1985. Mr. Green also
                               serves as a director of Ornda Health
                               Corp. and Nu-Tech Bio-Med, Inc.

Frederick S. Moseley IV (43)   Managing Director of Triumph Corporate    1991**
                               Finance Group, Inc. (formerly The
                               Boston Corporate Finance Group, Inc.)
                               and of Triumph Capital Group, Inc.,
                               since March 1990. From 1985 to March
                               1990, Mr. Moseley was a Managing
                               Director of Drexel Burnham Lambert
                               Incorporated.

                 MEMBER OF THE BOARD WHOSE TERM EXPIRES IN 1997
Jeremy M. Jones (54)           Chairman of the Board and Chief           1987*
                               Executive Officer of the Company since
                               the Merger. Chairman of the Board of
                               Homedco from 1991 to the Merger and
                               Chief Executive Officer of Homedco
                               from 1987 to the Merger. Mr. Jones was
                               also the President of Homedco from
                               1987 until 1994. From 1984 to 1987,
                               Mr. Jones served as President of NME
                               Home Care Group and National Medical
                               Homecare, Inc. Mr. Jones also serves
                               as a director of On Assignment, Inc.,
                               a national provider of temporary
                               professionals.

                 MEMBERS OF THE BOARD WHOSE TERMS EXPIRE IN 1998
Terry Hartshorn (50)           President and Chief Executive Officer     1991*
                               of UniHealth America and Chairman of
                               the Board of PacificCare Health
                               Systems, a managed care organization,
                               since April 1993. From 1976 through
                               April 1993, Mr. Hartshorn served as
                               President, Chief Executive Officer and
                               a director of PacificCare Health
                               Systems and as a director Pacific
                               Health Systems and Emcare Holdings
                               Inc.

                                   BUSINESS EXPERIENCE DURING LAST      DIRECTOR
NAME AND AGE                       FIVE YEARS AND DIRECTORSHIPS          SINCE
------------                       ----------------------------          -----
Charles D. Martin (59)         General Partner of Enterprise             1987*
                               Partners, a venture capital firm,
                               since 1985. Mr. Martin has also been a
                               General Partner of Westar Capital, a
                               leveraged buyout firm, since 1987.

Vincent M. Prager (52)         Partner in Montreal office of the law     1994**
                               firm of Stikeman, Elliott since 1977.
                               Mr. Prager serves on the Boards of
                               Directors of OOCL Canada, Inc. (the
                               Canadian subsidiary of the OOCL Group
                               of Hong Kong), the Beaverbrook
                               Canadian Foundation, Tradau Inc. and
                               Virion Inc. as well as the boards of
                               directors of several privately-held
                               companies and a foundation.

 * Director of Homedco from the date shown until the date of the Merger. Director of the Company from the date of the Merger until the present.

** Director of Abbey from the date shown until the date of the Merger. Director of the Company from the date of the Merger until the present.

                                 DIRECTORS' FEES

         All directors of the Company are reimbursed for their out-of-pocket expenses incurred in connection with attending Board and Committee meetings. All non-employee directors of the Company receive: (i) a $4,500 quarterly retainer,
(ii) $1,000 per Board or Committee meeting attended in person ($1,500, if such director is the Committee's chairman) and (iii) $500 per Board or Committee meeting attended via telephone. In addition, each non-employee director is granted an option to purchase 15,000 shares of the Company's Common Stock as of the date he or she is elected to the Board, which vests over a three-year term, and is granted an option to purchase an additional 15,000 shares of Common Stock on each re-election of such director, which also vests over a three-year term.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The committees of the Board of Directors consist of an Audit Committee, a Compensation Committee and an Executive Committee. During the 1995 fiscal year, all directors attended 75% or more of the total meetings of the Board of Directors and Committees of the Board of Directors on which they served. The Board of Directors held eleven meetings from January 1, 1995 until the date of the Merger and six meetings from the date of the Merger until the end of the 1995 fiscal year.

         Audit Committee. The Audit Committee meets periodically with the Company's independent accountants and management to make inquiries regarding the manner in which the responsibilities of each are being discharged. The Audit Committee also recommends to the Board of Directors the annual appointment of independent accountants with whom the Audit Committee reviews (i) the scope of audit and non-audit assignments and related fees, (ii) the Company's accounting principles and (iii) the adequacy of the Company's internal controls. The Audit Committee is comprised of Messrs. Leonard Green (Chairman), David L. Goldsmith, Terry Hartshorn and Vincent M. Prager and held three meetings during the 1995 fiscal year.

         Compensation Committee. The Compensation Committee reviews the salaries, bonuses and stock ownership awards for the officers of the Company. The Compensation Committee is comprised of Messrs. Charles D. Martin (Chairman), Leonard Green, Terry Hartshorn and Frederick S. Moseley IV and held three meetings during the 1995 fiscal year. See "Report of the Compensation Committee" regarding 1995 fiscal year compensation and stock ownership programs.

         Executive Committee. The Executive Committee focuses on the overall management of the business and affairs of the Company. The Executive Committee is comprised of Messrs. Jeremy M. Jones (Chairman), Frederick S. Moseley IV and Charles D. Martin and held three meetings during the 1995 fiscal year.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

         The following table sets forth all compensation for the 1995, 1994 and 1993 fiscal years paid to or earned by the Chief Executive Officer, the former President, and the six other most highly compensated executive officers of the Company other than the Chief Executive Officer and the former President during the 1995 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM(1)
                                                                                       COMPENSATION
                                                               ANNUAL COMPENSATION       OPTIONS           ALL OTHER
                                                  SALARY              BONUS              GRANTED          COMPENSATION
NAME                                YEAR           ($)                 ($)                 (#)                ($)
----                                ----           ---                 ---                 ---                ---
Jeremy M. Jones                     1995       $390,100(2)        $  157,000           200,000           $    5,940(3)
  Chairman of the Board             1994        338,701               92,267                --                6,122(3)
  and Chief Executive Officer       1993        317,684              130,000                --                6,400(3)

Timothy M. Aitken(4)                1995        316,967(5)         3,119,200(6)         29,400(7)         2,032,656(8)
  Former Vice Chairman of           1994        350,000              538,034(9)             --                   --
  the Board and President           1993        350,000            1,140,250(10)       322,000                   --

Steven T. Plochocki                 1995        193,591(11)          222,500(12)        81,400                   --
  President and Chief               1994        175,000              175,000            12,600                   --
  Operating Officer                 1993        168,043               45,004            21,000                   --

Lawrence H. Smallen                 1995        190,436(13)           34,651            48,000                5,281(3)
  Chief Financial Officer,          1994        156,701               25,000                --                6,268(3)
  Vice President, Finance,          1993        148,008               36,966                --                4,896(3)
  Treasurer and Secretary

Manny A. Brown                      1995        172,883(14)          200,000(15)        69,000(16)               --
  Senior Vice President,            1994        144,823              165,000            37,800                   --
  Midwest Zone                      1993        113,700              108,260            21,840                   --

Thomas M. Robbins                   1995        146,256(17)           42,023            98,000(18)            5,850(3)
  Senior Vice President,            1994        135,392               18,751                --                5,223(3)
  Southern Zone                     1993        116,352               29,832            50,000

Sarah L. Eames(19)                  1995        156,756(20)          165,400(21)        21,000(22)          735,000(25)
  Former Vice President,            1994        152,000               19,259             7,000(23)               --
  Marketing                         1993         96,819               58,539            35,000(24)               --

Richard J. Rapp(26)                 1995        172,852(27)          138,750(28)            --              370,000(29)
  Former Vice President,            1994        185,000               10,250                --                   --
  Chief Financial Officer           1993        193,502              164,113           126,000                   --
  and Treasurer

 (1) The Company has not issued stock appreciation rights or restricted stock awards. The Company currently has no "long-term incentive plan" as that term is defined in the applicable rules.

 (2) This amount reflects $195,100 paid by Homedco and $195,000 paid by the Company.

 (3) Annual contribution by the Company to the Company's 401(k) Savings Plan in the name of the individual.

 (4) Mr. Aitken was the Company's Chairman of the Board, Chief Executive Officer and President prior to the Merger. Mr. Aitken resigned from the Company as of November 7, 1995.

 (5) This amount reflects $175,432 paid by Abbey and $141,535 paid by the Company.

 (6) This amount reflects $3,025,000 paid by Abbey and $94,200 paid by the Company.

 (7) These options were cancelled on November 7, 1995 in connection with Mr. Aitken's resignation.

 (8) This amount reflects $196,000 of principal and interest owing by Mr. Aitken under a loan extended to Mr. Aitken in 1992 to purchase a home (the "1992 Loan") which was forgiven by the Company in connection with his resignation. This amount also reflects $1,836,656 in severance payments made in connection with Mr. Aitken's resignation.

 (9) This amount reflects (i) the forgiveness of $188,034 in principal and interest due to Abbey under the 1992 Loan and (ii) a discretionary cash bonus of $350,000 awarded in recognition of certain achievements by Abbey in 1994.

(10) This amount reflects (i) the forgiveness of $337,500 in principal and interest due to Abbey under the 1992 Loan, (ii) the forgiveness of $337,500 in principal and interest due to Abbey under the 1992 Loan in recognition of Mr. Aitken's efforts in consummating the acquisition of Total Pharmaceutical Care, Inc. ("TPC") in 1993, (iii) a cash bonus of $175,000 (50% of base salary) under Abbey's Management Incentive Bonus Plan, and (iv) a discretionary cash bonus of $290,250 awarded in recognition of the TPC acquisition and other achievements during 1993. The discretionary cash bonus represents the estimated dollar amount necessary to pay income taxes associated with the forgiveness of indebtedness.

(11) This amount reflects $89,357 paid by Abbey and $104,234 paid by the Company.

(12)     This amount reflects $222,500 paid by Abbey.

(13) This amount reflects $90,018 paid by Homedco and $100,418 paid by the Company.

(14) This amount reflects $83,765 paid by Abbey and $89,118 paid by the Company.

(15)     This amount reflects $200,000 paid by Abbey.

(16) Options to purchase 21,000 shares of the Company's Common Stock were granted pursuant to the 1992 Plan (as defined in Note 1 to the Option Grants Table below). All of such options were cancelled as of January 30, 1996. Options to purchase an additional 21,000 shares of the Company's Common Stock were granted pursuant to the 1992 Plan contingent upon the cancellation of the options to purchase the 21,000 shares referred to above. Options to purchase 27,000 shares were also granted pursuant to the 1992 Plan.

(17) This amount reflects $70,167 paid by Homedco and $76,089 paid by the Company.

(18) Options to purchase 50,000 shares of the Company's Common Stock were granted pursuant to Part III of the 1995 Plan (as defined in Note 1 to the Option Grants Table below). All of such options were cancelled as of January 30, 1996. Options to purchase 48,000 shares of the Company's Common Stock were granted pursuant to the 1992 Plan contingent upon the cancellation of the options to purchase the 50,000 shares referred to above.

(19)     Ms.  Eames resigned from the Company as of November 22, 1995.

(20) This amount reflects $66,797 paid by Abbey and $89,959 paid by the Company.

(21)     This amount reflects $165,400 paid by Abbey.

(22) These options were cancelled on November 22, 1995 in connection with Ms. Eames' resignation.

(23) This amount includes 4,667 options which were cancelled on November 22, 1995 in connection with Ms. Eames' resignation.

(24) This amount includes 11,667 options which were cancelled on November 22, 1995 in connection with Ms. Eames' resignation.

(25) This amount reflects severance payments to be made in connection with Ms. Eames' resignation.

(26) Mr. Rapp resigned as an executive officer of the Company as of July 1, 1995.

(27) This amount reflects $92,877 paid by Abbey and $79,975 paid by the Company.

(28)     This amount reflects $138,750 paid by Abbey.

(29) This amount reflects severance payments to be made in connection with Mr. Rapp's resignation as an executive officer.

SUMMARY OF OPTION GRANTS TABLE

         The following table provides information with respect to grants of options during the most recently completed fiscal year to the Chief Executive Officer, the former President and the six other most highly compensated executive officers of the Company other than the Chief Executive Officer and the former President during the 1995 fiscal year.

                               OPTION GRANTS TABLE

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                          % OF TOTAL                                       VALUE AT ASSUMED
                                        NUMBER OF          OPTIONS                                         ANNUAL RATES OF
                                        SECURITIES        GRANTED TO                                   STOCK PRICE APPRECIATION
                                        UNDERLYING        EMPLOYEES                                        FOR OPTION TERM
                                         OPTIONS          IN FISCAL      EXERCISE      EXPIRATION          ---------------
NAME                                    GRANTED(1)         YEAR(2)         PRICE          DATE            5%             10%
----                                    ----------         -------         -----          ----            --             ---
Jeremy M. Jones                         200,000(3)          10.9%         $25.38         3/23/05      $3,192,269      $8,089,837
Timothy M. Aitken*                       29,400(4)           1.6%          27.68         6/20/05         511,789       1,296,975
Steven T. Plochocki                      29,400(5)           1.6%          27.68         6/20/05         511,789       1,296,975
                                         52,000(6)           2.8%          20.50        10/12/05         670,402       1,698,929
Lawrence C. Smallen                      48,000(7)           2.6%          20.50        10/12/05         618,832       1,568,243
Manny A. Brown                           21,000(8)           1.1%          27.68         6/20/05         365,564         926,411
                                         21,000(9)           1.1%          20.50        10/12/05         270,739         686,106
                                        27,000(10)           1.5%          20.50        10/12/05         348,093         882,136
Thomas A. Robbins                       50,000(11)           2.7%          28.03         4/26/05         881,396       2,233,630
                                        48,000(12)           2.6%          20.50        10/12/05         618,832       1,568,243
Sarah L. Eames*                         21,000(13)           1.1%          27.68         6/20/05         365,564         926,411
Richard J. Rapp*                            --                --              --              --              --              --

* Messrs. Aitken and Rapp and Ms. Eames resigned as executive officers of the Company prior to the end of the 1995 fiscal year.

 (1) These options were granted under two different employee benefit plans, the Amended and Restated 1992 Stock Incentive Plan (the "1992 Plan") and the Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan (the "1995 Plan").

         The 1992 Plan authorizes the issuance of up to 3,150,000 shares of Common Stock of the Company, plus 2% of the number of shares of Common Stock of the Company outstanding as of the first day of each fiscal year, upon the exercise of options or in satisfaction of stock appreciation rights, restricted stock awards and performance share awards. The 1992 Plan also provides for stock value equivalent awards. An option granted under the 1992 Plan may be either an incentive stock option as defined in the Internal Revenue Code of 1986, as amended, or a non-statutory stock option. Incentive stock options may be granted to employees only. Unless previously terminated by the Board of Directors, the 1992 Plan will terminate in July 2003. See "Amended and Restated 1992 Stock Incentive Plan."

         The 1995 Plan consists of three parts: Part I of the 1995 Plan was formerly the Homedco Group, Inc. 1988 Stock Option Plan, Part II of the 1995 Plan was formerly the Homedco Group, Inc. Long-Term Senior Management Equity Plan and Part III of the 1995 Plan was formerly the Homedco Group, Inc. 1994 Stock Incentive Plan. The 1995 Plan as a whole authorizes the issuance of an aggregate of up to 5,327,051 shares of Common Stock of the Company upon the exercise of options or in satisfaction of awards granted under any Part of the 1995 Plan. Unless previously terminated by the Board of Directors, the 1995 Plan will terminate on the respective dates set forth in Parts I, II and III of the 1995 Plan. See "Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan."

         Under Part I of the 1995 Plan, the Company may issue shares of Common Stock of the Company upon the exercise of options or in satisfaction of stock appreciation rights granted. An option granted under Part I of the 1995 Plan may be either an incentive stock option as defined in the Internal Revenue Code of 1986, as amended, or a non-statutory stock option. Incentive stock options may be granted to key employees only. Unless previously terminated by the Board of Directors, Part I of the 1995 Plan will terminate in July 1998. See "Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan."

         Under Part II of the 1995 Plan, the Company may issue shares of Common Stock of the Company upon the exercise of options granted. An option granted under Part II of the 1995 Plan must be designated as a non-qualified stock option. The purchase price for each share of Common Stock issued in connection with the options granted may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. Options granted under Part II of the 1995 Plan become exercisable under either a specified earnings based vesting schedule commencing with the announcement of financial results for the fiscal year of the Company ending in 1995, or a time vesting schedule commencing with such announcement. Under the time vesting schedule, 25% of the shares covered become exercisable at the time of such announcement and an additional 25% of the option shares become exercisable on each successive anniversary date, with full time vesting occurring with the announcement of financial results for the fiscal year of the Company ending in 1998. The achievement of specified earnings for each fiscal year will result in accelerated vesting. Unless previously terminated by the Board of Directors, Part II of the 1995 Plan will terminate in March 2002. See "Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan."

         Under Part III of the 1995 Plan, the Company may issue shares of Common Stock of the Company upon the exercise of options or in satisfaction of stock appreciation rights, restricted stock awards, performance share awards and stock bonuses. An option granted under Part III of the 1995 Plan may either be an incentive stock option or a nonqualified stock option. Incentive stock options may be granted to employees only. Except as provided in an applicable award agreement, no award made under Part III of the 1995 Plan may be exercisable or may vest until at least six months after the initial award date. Unless previously terminated by the Board of Directors, Part III of the 1995 Plan will terminate in April 2004. See "Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan."

 (2) Includes all options granted to employees by Abbey, Homedco and the Company collectively at any time during the 1995 fiscal year.

 (3) These options were granted pursuant to Part I of the 1995 Plan and are subject to a five year vesting schedule.

 (4) These options were granted pursuant to the 1992 Plan and were subject to a three year vesting schedule. These options were cancelled on November 7, 1995 in connection with Mr. Aitken's resignation.

 (5) These options were granted pursuant to the 1992 Plan and are subject to a three year vesting schedule.

 (6) These options were granted pursuant to the 1992 Plan and are subject to a five year vesting schedule.

 (7) These options were granted pursuant to the 1992 Plan and are subject to a five year vesting schedule.

 (8) These options were granted pursuant to the 1992 Plan and were subject to a three year vesting schedule. These options were cancelled in connection with the grant of 21,000 options on October 12, 1995.

 (9) These options were granted pursuant to the 1992 Plan, are subject to a five year vesting schedule and were conditioned upon the cancellation of the 21,000 options granted to Mr. Brown on June 20, 1995.

(10) These options were granted pursuant to the 1992 Plan and are subject to a five year vesting schedule.

(11) These options were granted pursuant to Part III of the 1995 Plan and were subject to a five year vesting schedule. These options were cancelled in connection with the grant of 48,000 options on October 12, 1995.

(12) These options were granted pursuant to the 1992 Plan, are subject to a five year vesting schedule and were conditioned upon the cancellation of the 50,000 options granted to Mr. Robbins on April 26, 1995.

(13) These options were granted pursuant to the 1992 Plan and were subject to a three year vesting schedule. These options were cancelled on November 22, 1995 in connection with Ms. Eames' resignation.

SUMMARY OF OPTIONS EXERCISED

         The following table provides information with respect to the exercise of stock options during the most recently completed fiscal year by the Chief Executive Officer, the former President and the six other most highly compensated executive officers of the Company other than the Chief Executive Officer and the former President during the 1995 fiscal year together with the fiscal year-end value of unexercised options.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                                    NUMBER OF             VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING           IN-THE-MONEY
                                SHARES                        UNEXERCISED OPTIONS AT           OPTIONS AT
                               ACQUIRED        VALUE(1)         FISCAL YEAR-END(#)        FISCAL YEAR-END(1)($)
                              ON EXERCISE      REALIZED            EXERCISABLE/               EXERCISABLE/
NAME                              (#)            ($)               UNEXERCISABLE              UNEXERCISABLE
----                              ---            ---               -------------              -------------
Jeremy M. Jones                  94,000       $1,991,250         169,160/358,000          $3,100,030/$3,348,500
Timothy M. Aitken*               74,666          944,173         327,600/37,334(2)         5,506,762/468,008(3)
Steven T. Plochocki                 -0-              -0-          53,200/96,800              962,525/612,849
Lawrence H. Smallen               7,200          171,900          60,000/99,000            1,107,000/1,269,750
Manny A. Brown                    9,800          151,594          30,800/73,200              437,851/732,900
Thomas A. Robbins                   -0-              -0-          25,000/73,000              400,000/772,000
Sarah L. Eames*                     -0-              -0-          39,666/0(4)                713,916/0(5)
Richard J. Rapp*                    -0-              -0-         181,066/14,000            3,115,726/175,500

 * Messrs. Aitken and Rapp and Ms. Eames resigned as executive officers of the Company prior to the end of the 1995 fiscal year.

(1) Market value of the securities underlying the options at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options.

(2) This amount does not include 29,400 options which were cancelled on November 7, 1995 in connection with Mr. Aitken's resignation.

(3) This amount does not include the value of 29,400 options which where cancelled on November 7, 1995 in connection with Mr. Aitken's resignation.

(4) This amount does not include 37,334 options which were cancelled on November 7, 1995 in connection with Ms. Eames' resignation.

(5) This amount does not include the value of 37,334 options which were cancelled on November 7, 1995 in connection with Ms. Eames' resignation.

SUMMARY OF OPTION REPRICING

         The following table provides information with respect to stock options previously granted to the Chief Executive Officer, the former President and the six other most highly compensated executive officers of the Company other than the Chief Executive Officer and the former President which were reissued during the 1995 fiscal year. See "Report of the Compensation Committee."

                            TEN-YEAR OPTION REPRICING

                                                                                                                       LENGTH OF
                                                         NUMBER OF      MARKET PRICE      EXERCISE                     ORIGINAL
                                                        SECURITIES       OF STOCK AT        PRICE                     OPTION TERM
                                                        UNDERLYING         TIME OF       AT TIME OF                    REMAINING
                                                          OPTIONS         REPRICING       REPRICING        NEW            AT
                                                        REPRICED OR          OR              OR         EXERCISE        DATE OF
                                                          AMENDED         AMENDMENT       AMENDMENT       PRICE      REPRICING OR
NAME                                     DATE               (#)              ($)             ($)           ($)         AMENDMENT
----                                     ----               ---              ---             ---           ---         ---------
Manny A. Brown                          10/12/95         21,000(1)         $20.50          $27.68         $20.50       9 2/3 years
  Senior Vice President,
  Midwest Zone
Thomas A. Robbins                       10/12/95         48,000(2)          20.50           28.03          20.50       9 2/3 years
  Senior Vice President,
  Southern Zone

(1) Granted in connection with the cancellation of options to purchase 21,000 shares.

(2) Granted in connection with the cancellation of options to purchase 50,000 shares.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee consists of Messrs. Charles D. Martin (Chairman), Leonard Green, Terry Hartshorn and Frederick S. Moseley IV. No member of the Compensation Committee is either an officer or employee of the Company.

         Prior to the Merger, the Compensation Committee consisted of G. Richard Green, Leonard Green, Frederick S. Moseley IV and Vincent M. Prager (the "Pre-Merger Compensation Committee"). No member of the Pre-Merger Compensation Committee was either an officer or employee of the Company.

         Through September 1995, the Company retained a firm in which Mr. Moseley is a managing director to provide ongoing financial advisory services. During 1995, 1994 and 1993, the firm was paid reasonable and customary fees of $3,810,000, $910,000 and $1,886,000, respectively, in connection with various financing transactions and other investment banking activities. The fees paid in 1995 related primarily to the Merger.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

         As members of the Compensation Committee, it is our duty to administer the Company's overall compensation program for its senior management. The Compensation Committee oversees the administration of the 1995/1996 Incentive Compensation Program, the Management Incentive Compensation Plan, the Amended and Restated 1992 Stock Incentive Plan (the "1992 Plan") and the Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan (the "1995 Plan"). In addition, the Compensation Committee establishes the compensation of the Chief Executive Officer and President, evaluates the performance of such individuals and performs other related matters. The Compensation Committee is comprised entirely of non-employee directors.

         The primary philosophy of the Company regarding compensation is to offer a program which rewards each of the members of senior management commensurately with the Company's overall growth and financial performance, including each person's individual performance during the previous fiscal year. The Company's compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

         The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the financial success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

         The Compensation Committee evaluates the total compensation for the Company's Chief Executive Officer, Mr. Jeremy M. Jones, and certain other members of senior management in light of information regarding the compensation practices of entities similarly situated with the Company. The Company has retained the services of a nationally recognized consulting firm specializing in executive compensation issues to assist the Compensation Committee in its evaluation of such compensation practices. The compensation consultant analyzes compensation data from a pool of primarily public companies chosen by the compensation consultant from a cross-section of industries, including many health care companies, based on a similar gross revenue basis as that of the Company. This comparison pool of companies is different from the Peer Group index used in the Performance Graph in this proxy statement. The Compensation Committee considers various indicators of qualitative and quantitative success on both a corporate and an individual level in determining the overall compensation package for Mr. Jones and other members of senior management. The Compensation Committee considers such corporate performance measures as increases in earnings per share, revenue growth, cost containment and consolidation economies resulting from the Merger, together with various individual performance indicators and goals. While the Compensation Committee applies certain specific quantitative analyses with respect to increases in earnings per share and revenue growth, in particular, the Compensation Committee also evaluates numerous other non-financial and qualitative factors, among them, such factors as organizational strength and development, investor relations and competitive positioning.

         The Company's annual compensation package for Mr. Jones and the other members of senior management typically consists of the following components: (a) salary, (b) annual cash incentive or bonus and (c) long-term incentive or non-cash awards, primarily stock options.

         Mr. Jones' base salary for the 1995 fiscal year was based principally on his employment agreement with the Company, which expires in June 1998 (the "Employment Agreement"), pursuant to which he serves as Chief Executive Officer. The Employment Agreement established Mr. Jones' minimum annual base salary at not less than $390,000 per year, subject to annual increases at the discretion of the Board of Directors. At its current level, comparative analysis performed by the Company's compensation consultant indicated that Mr. Jones' compensation was below the average for similarly situated Chief Executive Officers. As a result, in recognition of the Company's growth and performance under Mr. Jones' leadership, the Compensation Committee determined that an increase from approximately $390,000 in fiscal 1995 to approximately $460,000 in fiscal 1996, approximately an 18% change, was appropriate to bring his salary into the range being paid to Chief Executive Officers of comparable companies after the Merger. Mr. Jones' new compensation places him under the 50th percentile of such similarly situated Chief Executive Officers. The Company looks to similar data in determining the salaries of other members of senior management.

         The compensation for Timothy M. Aitken, as Chief Executive Officer and President of the Company prior to the Merger, was determined by the Pre-Merger Compensation Committee. Pursuant to his employment agreement during such time, Mr. Aitken's annual base salary was $350,000. Mr. Aitken resigned from the Company as of November 7, 1995.

         Under the Company's 1995/1996 Incentive Compensation Program and Management Incentive Compensation Plan (collectively, the "Incentive Plans"), bonuses for the Company's senior managers, including Mr. Jones and other officers, are based upon the Company's achieving certain objectives such as increases in earnings per share, operating earnings and a certain level of revenue growth. In addition, bonuses are based on whether the performance of each participant in the Incentive Plans satisfies certain specific or key objectives. Mr. Jones' cash incentive compensation for the 1995 fiscal year was based in part on his participation in Homedco's Management Incentive Compensation Plan prior to the Merger. Pursuant to this Plan, Mr. Jones earned a bonus of $157,000 (which was paid by the Company after the Merger) based on (i) his overall performance, which included, among other factors: increases in earnings per share, revenue growth, economic competitiveness, organizational strength and investor relations and (ii) his successful completion of the Merger. This $157,000 amounted to approximately 28% of his total cash compensation for the 1995 fiscal year. While certain of the above factors were specifically weighted in determining Mr. Jones' bonus, such as the Company's increase in earnings per share and revenue prior to the Merger, the overall incentive compensation package earned by Mr. Jones prior to the Merger was not tied to any specific formula. Mr. Jones also participated in the Company's 1995/1996 Incentive Compensation Program from the date of the Merger until the end of the 1995 fiscal year. Mr. Jones' bonus under such plan was based on targeted increases in earnings per share after the Merger together with certain qualitative key management objectives. Because the Company did not meet the targeted earnings per share objectives, no bonus was paid to Mr. Jones pursuant to the 1995/1996 Incentive Compensation Program. The Compensation Committee determines the incentive compensation package paid to other members of senior management in a similar manner as that of the Chief Executive Officer. Each officer has certain individual quantitative factors which are specifically weighted; however, in determining the overall incentive compensation package, the Compensation Committee considers various other non-financial factors that it believes to be pertinent to each officer's personal performance.

         During the 1995 fiscal year, while Mr. Aitken was Chief Executive Officer of Abbey, he received a bonus of approximately $3,025,000 which was paid by Abbey prior to the Merger. The $3,025,000 was paid to Mr. Aitken in recognition of certain achievements by Abbey in 1995 prior to the Merger and to acknowledge Mr. Aitken's contributions in connection with the Merger.

         The Company also provides compensation to certain members of its management under the Company's 1992 Plan and 1995 Plan (collectively, the "Stock Plans"). The Stock Plans provide the Company with the ability to periodically reward key employees with options to purchase shares of the Company's Common Stock. These long-term incentives are designed to couple the interests of key employees with those of the stockholders of the Company. Stock option grants provide an incentive that focuses the individual's attention on managing the Company from the perspective of an owner, with an equity stake in the business. The value of stock options is tied to the future performance of the Company's Common Stock and provides value to the recipient only when the price of the Company's Common Stock increases above the option grant price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure which includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives.

         During the 1995 fiscal year, Mr. Jones was awarded options to purchase 200,000 shares of the Company's Common Stock. These options were granted in an effort to (i) bring Mr. Jones' overall compensation package more in line with the compensation packages received by Chief Executive Officers at companies comparable to that of the Company after the Merger and (ii) reward Mr. Jones for his leadership in connection with the Merger. During the 1995 fiscal year and prior to the Merger, Mr. Aitken was awarded options to purchase 29,400 shares of the Company's Common Stock. These options were cancelled in connection with Mr. Aitken's resignation.

         During the 1995 fiscal year, certain of the executive officers of the Company were issued options to purchase shares of the Company's Common Stock upon cancellation of a similar number of options which had previously been granted to such executive officers (the "Repriced Options"). These Repriced Options were granted by the Company in an effort to align the long term compensation awards of similarly situated executive officers within the Company. See "Summary of Option Repricing."

         The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                        THE COMPENSATION COMMITTEE
                                        OF THE BOARD OF DIRECTORS


                                        Charles D. Martin (Chairman)
                                        Leonard Green
                                        Terry Hartshorn
                                        Frederick S. Moseley IV

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total returns(1) for (i) Abbey for the period from the initial registration of Abbey's Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended, until the date of the Merger, and for the Company from the date of the Merger until the end of the 1995 fiscal year, (ii) the S&P 500 Stock Index, and (iii) a Peer Group Index.(2)




(1)      Total returns assumes reinvestment of dividends.

(2) The Peer Group is an index based on the comparison of cumulative total returns for the following companies: Coram Healthcare (since July
         1994), Caremark International, Inc., Lincare Holdings and Optioncare, Inc. Each company within the Peer Group was selected based on its similar product lines and marketing areas. The Peer Group has been modified from the Peer Group used by the Company in its 1995 proxy statement to delete those companies who are either no longer in existence or whose common stock is no longer registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(3) Assumes $100 invested on 02/28/92 (the date on which Abbey consummated its initial public offering and was registered under Section 12 of the Securities Exchange Act of 1934, as amended).

         IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

         THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                              CERTAIN TRANSACTIONS

         The Company is a party to two leases with an entity with which Jeremy
M. Jones, the Company's Chairman of the Board and Chief Executive Officer, has an affiliation. The leases expire in October 1996 but may be renewed at the option of the Company. As of the end of the Company's 1995 fiscal year, the remaining rent payments under the leases totalled approximately $188,000.

         In December 1992, pursuant to a secured promissory note agreement, the Company loaned $1,250,000 to Timothy M. Aitken, the Company's former President. The note bore interest at 8% per annum and principal and interest were due December 28, 1996. During 1995, 1994 and 1993, principal and interest of $196,000, $188,000 and $675,000, respectively, were cancelled and recorded as compensation expense. The remaining outstanding principal and related interest totalling $397,000 was forgiven in January 1996.

         Through September 1995, the Company retained a firm in which Frederick
S. Moseley IV, a member of the Board of Directors of the Company, is a managing director to provide ongoing financial advisory services. During 1995, 1994 and 1993, the firm was paid reasonable and customary fees of $3,810,000, $910,000 and $1,886,000, respectively, in connection with various financing transactions and other investment banking activities. The fees paid in 1995 related primarily to the Merger.

         In December 1994, the Company made a 9% interest bearing loan of $100,000 due in December 1997 to Jerilyn P. Asher, the Company's former President. In connection with the acquisition of Protocare, Inc., the Company also assumed from Protocare a 9% interest bearing loan to Ms. Asher which amounted to $597,000. Ms. Asher resigned from the Company in May 1995, and the outstanding principal and interest on this assumed loan, amounting to $499,000 and $288,000, was forgiven in 1995 and 1994, respectively.

                       EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company has employment agreements with the following executive officers:

         Jeremy M. Jones. Pursuant to Mr. Jones' employment agreement, expiring in June 1998, he serves as Chief Executive Officer. Mr. Jones receives an annual salary of not less than $390,000 (which has been increased to $460,000 for the 1996 fiscal year), subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company's stock option plans and all other benefit programs generally available to executive officers of the Company. In addition, Mr. Jones is entitled to receive an automobile allowance and reimbursement of certain other expenses. He also is provided reasonable access to the Company's accountants and counsel for personal financial planning and legal services. If the Company terminates Mr. Jones' employment without cause, Mr. Jones is entitled to a lump sum severance payment equal to three times his base salary plus an additional amount determined as set forth in the employment agreement.

         Steven T. Plochocki. Pursuant to Mr. Plochocki's employment agreement, expiring in June 1997, he serves as Executive Vice President and Chief Operating Officer. However, on February 26, 1996 Mr. Plochocki was elected as President and Chief Operating Officer of the Company. Mr. Plochocki receives an annual salary of not less than $190,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Plochocki may also receive such bonuses as the Compensation Committee may, from time to time, in its sole discretion award. In addition, Mr. Plochocki's employment is entitled to receive an automobile allowance and reimbursement of certain other expenses and is entitled to participate in the Company's various benefit plans. If the Company terminates Mr. Plochocki without cause, Mr. Plochocki is entitled to receive additional compensation in an amount equal to three times his base salary plus an additional amount determined as set forth in the employment agreement.

         Manny A. Brown. Pursuant to Mr. Brown's employment agreement, expiring in June 1997, he serves as Executive Vice President, East Region. Mr. Brown receives an annual salary of not less than $175,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Brown may also receive such bonuses as the Compensation Committee may, from time to time, in its sole discretion award. In addition, Mr. Brown is entitled to receive an automobile allowance and reimbursement of certain other expenses and is entitled to participate in the Company's various benefit plans. If the Company terminates Mr. Brown's employment without cause, Mr. Brown is entitled to receive additional compensation in an amount equal to two times his base salary plus an additional amount determined as set forth in the employment agreement.

         The Company had employment agreements and has executed severance agreements with the following former executive officers:

         Timothy M. Aitken. Mr. Aitken had an employment agreement with the Company which was terminated as of November 7, 1995 in connection with his resignation. At the time of his resignation, Mr. Aitken and the Company entered into a Resignation and General Release Agreement. Pursuant to such Agreement, Mr. Aitken received aggregate payments of approximately $1,837,000, together with certain other severance benefits set forth therein. In addition, the dates on which certain stock options previously granted to Mr. Aitken would have otherwise terminated in connection with his resignation were extended.

         Richard J. Rapp. Mr. Rapp had an employment agreement with the Company which was terminated as of December 18, 1995 in connection with his resignation. At the time of his resignation, Mr. Rapp and the Company entered into a Resignation and General Release Agreement. Pursuant to such Agreement, Mr. Rapp received certain severance benefits set forth therein. In addition, the dates on which certain stock options previously granted to Mr. Rapp would have otherwise terminated in connection with his resignation were extended.

         Sarah L. Eames. Ms. Eames had an employment agreement with the Company which was terminated as of November 9, 1995 in connection with her resignation. At the time of her resignation, Ms. Eames and the Company entered into a Resignation and General Release Agreement. Pursuant to such Agreement, Ms. Eames received aggregate payments of approximately $735,000, together with certain other severance benefits set forth therein.

  Severance Pay Plan for Selected Employees.

         Certain employees of the Company, including, without limitation, Lawrence H. Smallen and Thomas M. Robbins, are eligible to participate in the Company's Severance Pay Plan for Selected Employees (the "Severance Plan") for a period of up to two years after the date of the Merger. Pursuant to the Severance Plan, eligible employees receive a severance benefit, distributed over a two-year period, based on (i) the length of time between such employee's termination date and the date of the Merger and (ii) such employee's prior compensation; provided, however, that in no event may any employee receive a severance benefit which would be deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended.

                    1995/1996 INCENTIVE COMPENSATION PROGRAM

         The Company has implemented the 1995/1996 Incentive Compensation Program (the "1995/1996 Incentive Plan") to provide key management employees with bonus compensation upon the achievement of certain performance levels. The 1995/1996 Incentive Plan covers the six-month period ending December 31, 1995 and the Fiscal Year ending December 31, 1996. Persons eligible to receive awards under the 1995/1996 Incentive Plan are the executive officers of the Company. Bonuses are awarded upon the achievement of certain earnings per share levels and the achievement of certain qualitative objectives. The Compensation Committee in its discretion may determine what adjustments shall be made to the bonus awards.

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

         In 1995, the Company adopted the Management Incentive Compensation Plan (the "1995 Incentive Plan") to provide key employees with bonus compensation upon the achievement of certain performance levels. The 1995 Incentive Plan covered the period from July 1, 1995 to December 31, 1995. Persons eligible to receive awards under the 1995 Incentive Plan include various regional, sales and branch managers, vice presidents and directors. Awards are made under the 1995 Incentive Plan upon the achievement of certain objectives, earnings per share levels and revenue goals. Awards may be paid in cash, Company stock, Company stock options or other forms determined by the Board of Directors. Recommendations for awards are reviewed by the Company's senior management and approved by the Board of Directors.

                                  401(K) PLANS

         The Company maintains a 401(k) Savings Plan (the "Company's 401(k) Plan") for the benefit of all employees who have completed at least one year of service with at least 1,000 hours of service during the year. The Company's 401(k) Plan is comprised of two previous plans, Homedco's 401(k) Savings Plan ("Homedco's 401(k) Plan") and Abbey's 401(k) Plan. Homedco's 401(k) Plan and Abbey's 401(k) Plan were merged as of January 1, 1996 to form the Company's 401(k) Plan. Under Homedco's 401(k) Plan, employees were eligible once they had completed one year of service with at least 1,000 hours of service during the year. Homedco employees were able to contribute up to 10% of their eligible earnings and Homedco would match 100% of the first 2% of such contributions and 50% of the next 4% of such contributions. Under Abbey's 401(k) Plan, employees were eligible once they had completed six months of service with at least 500 hours of service during the year. Abbey employees were able to contribute up to 16% of their eligible earnings with no matching by Abbey. Under the Company's 401(k) Plan, employees may contribute up to 16% of their eligible earnings and the Company will match 50% of the first 8% of such contributions. As of the end of the 1995 fiscal year, the collective matching contributions for all executive officers as a group who received matching contributions (9 persons) was $35,872.

                       1991 NONQUALIFIED STOCK OPTION PLAN

         The Company's 1991 Nonqualified Stock Option Plan (the "1991 Plan") authorizes the issuance of 373,334 shares of Common Stock of the Company, upon the exercise of options granted under the 1991 Plan. Persons eligible to receive options under the 1991 Plan are officers, key employees and directors of the Company or any directly or indirectly majority-owned subsidiaries of the Company. Options granted under the 1991 Plan do not qualify for treatment as incentive stock options as defined in the Internal Revenue Code of 1986, as amended. The Administrative Committee determines the dates upon which options will be granted and fixes the option price. Unless previously terminated by the Board of Directors, the 1991 Plan will terminate in December 2001.

                 AMENDED AND RESTATED 1992 STOCK INCENTIVE PLAN

         The Company's Amended and Restated 1992 Stock Incentive Plan (the "1992 Plan") authorizes the issuance of 3,150,000 shares of Common Stock of the Company, plus 2% of the number of shares of Common Stock of the Company outstanding as of the first day of each fiscal year, upon the exercise of options or in satisfaction of stock appreciation rights, restricted stock awards, and performance share awards. The 1992 Plan also provides for stock value equivalent awards. Persons eligible to receive awards under the 1992 Plan are persons who are directors and employees of, or who provide services to, the Company or its subsidiaries. An option granted under the 1992 Plan may be either an incentive stock option as defined in the Internal Revenue Code of 1986, as amended, or a non-statutory stock option. Incentive stock options may be granted to employees only. A Committee appointed by the Board of Directors administers the 1992 Plan and fixes the option exercise price with respect to the options, except that the exercise price of options granted to non-employee directors will be the fair market value of the shares of Common Stock on the date of the grant. Unless previously terminated by the Board of Directors, the 1992 Plan will terminate in July 2003.

                 APRIA HEALTHCARE GROUP INC./HOMEDCO GROUP, INC.
                              STOCK INCENTIVE PLAN

         In 1995, the Company adopted the Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan (the "1995 Plan"). The 1995 Plan consists of three parts: Part I is the portion of the 1995 Plan which was formerly the Homedco Group, Inc. 1988 Stock Option Plan, Part II is the portion of the 1995 Plan which was formerly the Homedco Group, Inc. Long-Term Senior Management Equity Plan and Part III is the portion of the 1995 Plan which was formerly the Homedco Group, Inc. 1994 Stock Incentive Plan. The 1995 Plan as a whole authorizes the issuance of an aggregate of up to 5,327,051 shares of Common Stock of the Company upon the exercise of options or in satisfaction of awards under the 1995 Plan. The 1995 Plan is administered by a Committee appointed by the Board of Directors. Unless previously terminated by the Board of Directors, the 1995 Plan will terminate on the respective dates set forth in Parts I, II and III of the 1995 Plan.

         Under Part I of the 1995 Plan, the Company may issue shares of Common Stock of the Company upon the exercise of options or in satisfaction of stock appreciation rights granted. Persons eligible to receive options and stock appreciation rights are certain key employees (including officers and directors) of the Company, non-employee members of the Board and certain consultants or independent contractors who provide valuable services to the Company. An option granted under Part I of the 1995 Plan may be either an incentive stock option as defined in the Internal Revenue Code of 1986, as amended, or a non-statutory stock option. Incentive stock options may be granted to key employees only. The Stock Option Committee fixes the option exercise price with respect to each option, provided that, the exercise price of an incentive stock option may not be less than the fair market value of a share of Common Stock on the date of grant. Unless previously terminated by the Board of Directors, Part I of the 1995 Plan will terminate in July 1998.

         Under Part II of the 1995 Plan, the Company may issue shares of Common Stock of the Company upon the exercise of options granted. Persons eligible to receive options are certain key senior management employees (including officers and directors) of the Company. An option granted under Part II of the 1995 Plan must be designated as a non-qualified stock option. The purchase price for each share of Common Stock issued in connection with the options granted will not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. Options granted under Part II of the 1995 Plan become exercisable under either a specified earnings based vesting schedule commencing with the announcement of financial results for the fiscal year of the Company ending in 1995, or a time vesting schedule commencing with such announcement. Under the time vesting schedule, 25% of the shares covered become exercisable at the time of such announcement and an additional 25% of the option shares become exercisable on each successive anniversary date, with full time vesting occurring with the announcement of financial results for the fiscal year of the Company ending in 1998. The achievement of specified earnings for each fiscal year will result in accelerated vesting. Unless previously terminated by the Board of Directors, Part II of the 1995 Plan will terminate in March 2002.

         Under Part III of the 1995 Plan, the Company may issue shares of Common Stock of the Company upon the exercise of options or in satisfaction of stock appreciation rights, restricted stock awards, performance share awards and stock bonuses. Persons eligible to receive awards are certain key employees (including officers and directors) of the Company, outside directors of the Company and significant agents and consultants who perform substantial services for the Company of a nature similar to those performed by key employees. An option granted under Part III of the 1995 Plan may either be an incentive stock option or a nonqualified stock option. Incentive stock options may be granted to employees only. Except as provided in an applicable award agreement, no award made under Part III of the 1995 Plan may be exercisable or may vest until at least six months after the initial award date. Unless previously terminated by the Board of Directors, Part III of the 1995 Plan will terminate in April 2004.

                                 RETIREMENT PLAN

         Abbey established a non-contributory defined benefit retirement plan ("Retirement Plan") effective September 18, 1986, covering all non-union employees of Abbey who are paid for 1,000 hours or more of service per year.* The Retirement Plan provides for full vesting of benefits upon the earlier of the date the participant has completed seven years of service or the date the participant attains age 65 while employed by Abbey. Normal retirement is at age
65. However, a participant may defer retirement or may elect to retire early. If a participant retires before age 65, the amount of pension benefits are reduced actuarially.

         Payment of retirement benefits is generally in monthly installments, commencing when the participant retires and continuing for the remaining lifetime of the participant. The amount of a participant's pension benefit is based upon years of service, age at retirement and the participant's highest five-year average compensation during the last ten years of service. For each year of benefit service prior to January 1, 1989, a participant's annual pension benefit is equal to (i)(a) the sum of 2.5% of his or her final average compensation as of December 31, 1988, up to a maximum of 20 years of projected service, plus 0.5% of his or her final average compensation as of December 31, 1988 in excess of 20 years of projected service at age 65, up to a maximum of 20 additional years, less (b) 3.25% of his or her social security benefit, up to a maximum of 20 years of projected service at age 65, times (ii) the number of years of credited service at December 31, 1988 divided by the number of years of expected service at his or her retirement date. For each year of benefit service on or after January 1, 1989, a participant's annual pension benefit is equal to the sum of 1.0% of his or her final average compensation after January 1, 1989, up to a maximum of 20 years, plus 0.65% of his or her final average compensation in excess of "covered compensation" after January 1, 1989, in excess of 20 years, up to a maximum of an additional 20 years. "Covered compensation" is the average of the social security taxable wage base for the 35-year period ending in the year preceding the year the participant reaches his or her social security normal retirement age. The average is based upon the participant's age and the social security wage base in effect when the participant terminates his or her employment, as published annually by the Internal Revenue Service. Starting January 1, 1994, compensation in excess of $150,000 is not credited for benefit accrual purposes. The $150,000 ceiling is increased annually based on the consumer price index beginning January 1, 1995.




* Effective January 1, 1996, benefit accruals under the Retirement Plan were frozen. The Company expects to terminate the Retirement Plan on April 1, 1996. The Company now provides benefits to its employees through matching contributions under its 401(k) Savings Plan.

                               PENSION PLAN TABLE

         The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the Retirement Plan to a participant in the specified annual compensation and years of service classifications.

                                         YEARS OF SERVICE AT RETIREMENT
                                         ------------------------------
REMUNERATION            15             20              25            30             35
------------            --             --              --            --             --
125,000               $25,800        $34,404         $37,524       $40,656        $43,776
150,000               $31,992        $42,648         $46,404       $50,148        $53,904

         The table above assumes a vested right to benefits, retirement at age 65, no increase in current rates of annual compensation and no adjustments based on changes in the consumer price index. Based upon 17, 23, 31 and 21 years of service, Messrs. Aitken, Plochocki, Brown and Rapp would receive lifetime monthly payments of approximately $3,200, $3,700, $4,100 and 3,600, respectively.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1933,
                    AS AMENDED, BY CERTAIN COMPANY AFFILIATES

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, officers, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file.

         Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the Company believes that all of its directors, officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 1995 fiscal year.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         In recognition of the important role of independent accountants, the Board of Directors has determined that its selection of the independent accountants for the Company should be submitted to the stockholders of the Company for ratification. The Board of Directors has selected Ernst & Young LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 1996, subject to ratification by the holders of a majority of the shares represented at the Annual Meeting. In the event that the stockholders do not approve Ernst & Young LLP as independent accountants, the selection of another independent accountant will be considered by the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

                                  ANNUAL REPORT

         The Company's 1995 Annual Report, containing audited financial statements for the fiscal years ended December 31, 1995 and 1994, has previously been provided or accompanies this proxy statement. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1996, which the Company has filed with the Securities and Exchange Commission. The written request should be directed to the Investor Relations Department, at the address of the Company set forth on the first page of this proxy statement.

                            PROPOSALS OF STOCKHOLDERS

         For stockholder proposals to be considered for inclusion in the proxy materials for the Company's 1997 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than January 8, 1997.

                                  OTHER MATTERS

         At the time of the preparation of this proxy statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                        By Order of the Board of Directors


                                        Lawrence H. Smallen,
                                        Chief Financial Officer, Vice President,
                                        Finance, Treasurer and Secretary


Costa Mesa, California
May 8, 1996

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                           APRIA HEALTHCARE GROUP INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Jeremy M. Jones and Lawrence H. Smallen, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Apria Healthcare Group Inc. (the "Company") held of record by the undersigned as of April 15, 1996, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Company's Costa Mesa, California Headquarters, 3560 Hyland Avenue (Building No. 3500--Grand Canyon Room), Costa Mesa, California 92626, beginning at 10:00 a.m., local time, on Wednesday, June 12, 1996, and at any adjournment thereof, upon the following matters:

(1) ELECTION OF DIRECTORS

      FOR the nominees listed below (except as
      noted to the contrary below)                WITHHOLD AUTHORITY to vote for
                                                  each nominee listed below

      Donald L. Goldsmith          Leonard Green         Frederick S. Moseley IV

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

(2) RATIFICATION OF THE COMPANY'S INDEPENDENT ACCOUNTANTS

                  FOR      AGAINST      ABSTAIN WITH RESPECT TO

the proposal to ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1996.

(3) OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

                (Continued and to be signed on the reverse side)

                           (continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) AND (2) ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

                                        Dated                             , 1996

                                        Signature or signatures of stockholder

                                         (Your signature(s) should conform to
                                           your name(s) as printed hereon.
                                             Co-owners should all sign.)

3560 HYLAND AVENUE
COSTA MESA, CALIFORNIA 92626




                       IMPORTANT--PROXY MATERIAL ENCLOSED

                                   APPENDIX I





        [REGISTRATION STATEMENT ON FORM 8-A FILED ON FEBRUARY 11, 1992,
         UNDER APRIA'S PRIOR NAME, ABBEY HEALTHCARE GROUP INCORPORATED]

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                       ABBEY HEALTHCARE GROUP INCORPORATED
             (Exact name of registrant as specified in its charter)


                       DELAWARE                              33-0488566
            (State or other jurisdiction of               (I.R.S. Employer
            incorporation or organization)             Identification Number)


          3560 HYLAND AVENUE, COSTA MESA, CA                           92626
       (Address of principal executive offices)                     (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                       Name of each exchange on which
      to be so registered                         each class is to registered

              N/A                                             N/A


        Securities to be registered pursuant to Section 12(g) of the Act:


                                  COMMON STOCK
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.           Description of Registrant's Securities to be Registered

                  The description of the Registrant's Common Stock contained under the caption "Description of Capital Stock" on pages 44 to 45, inclusive, of the prospectus which forms a part of Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 33-44690) (the "Registration Statement"), as filed February 5, 1992, is incorporated herein by this reference.

Item 2.           Exhibits

                  The following Exhibits are filed as part of the Registration
Statement:

                  1. Specimen of certificate evidencing the Registrant's Common Stock registered hereunder;

                  2(a) Certificate of Incorporation of the Registrant as in effect to January 28, 1992. Pursuant to Rule 12b-32, the Registrant incorporates herein by this reference
                           Exhibit 3.1 to the Registrant's Registration
                           Statement filed December 23, 1991;

                  2(b) Certificate of Amendment of Certificate of Incorporation of the Registrant effective as of January 28, 1992. Pursuant to Rule 12b-32, the Registrant incorporates herein by this reference
                           Exhibit 3.3 to the Registrant's Amendment No. 3 to Registration Statement filed February 5, 1992.

                  2(c) Bylaws of the Registrant. Pursuant to Rule 12b-32, the Registrant incorporates herein by this reference
                           Exhibit 3.2 to the Registrant's Registration
                           Statement filed December 23, 1991.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          ABBEY HEALTHCARE GROUP INCORPORATED



Dated:  February 4, 1992          By:     /s/  Richard J. Rapp
                                          --------------------
                                               Richard J. Rapp
                                               Vice President, Chief Financial
                                               Officer and Treasurer

                                   APPENDIX J












           [REGISTRATION STATEMENT ON FORM 8-A FILED ON JUNE 26, 1995, UNDER APRIA'S PRIOR NAME, ABBEY HEALTHCARE GROUP INCORPORATED]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     -------


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                       Abbey Healthcare Group Incorporated
             (Exact name of registrant as specified in its charter)


             Delaware                                        33-0488566
        (State of incorporation                             (IRS Employer
           or organization)                               Identification No.)



        3560 Hyland Avenue, Costa Mesa, California,            92626
        (Address of principal executive offices)             (Zip Code)




Securities to be registered pursuant to Section 12(b) of the Act:


                                      None
                                (Title of Class)


Securities to be registered pursuant to Section 12(g) of the Act:


       Title of each class                       Name of each exchange on which
       to be so registered                       each class is to be registered

      Preferred Stock Purchase Rights             NASDAQ National Market System

Item 1. Description of Securities to be Registered.

        On February 8, 1995, the Board of Directors of Abbey Healthcare Group Incorporated ("Abbey") declared a dividend of one preferred stock purchase right (the "Rights") for each share of Common Stock of Abbey outstanding at the close of business on February 24, 1995 (the "Record Date"). Pursuant to the Rights Agreement dated as of February 8, 1995 (the "Rights Agreement") between Abbey and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent"), each Right will entitle the registered holder thereof, after the Rights become exercisable and until February 7, 2005 (or the earlier redemption, exchange or termination of the Rights), to purchase from Abbey one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock, par value $.001 per share (the "Preferred Shares"), at a price of $130 per one one-hundredth (1/100th) of a Preferred Share, subject to certain antidilution adjustments (the "Purchase Price"). The Rights will be represented by the Common Stock certificates until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Common Stock (an "Acquiring Person") or (ii) ten (10) days after a person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the Common Stock (the earlier of (i) and (ii) being called the "Distribution Date"). The Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. Separate certificates representing the Rights will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the shares of Common Stock.

        The Purchase Price payable, and the number of one-hundredths of a Preferred Share or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend paid or, if regular periodic cash dividends have not previously been paid, at a rate not in excess of 50% of the average net income per share of Abbey for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

        No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent (1%) in such Purchase Price. No fractional shares will be issued and in lieu thereof, a payment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

        If a person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding Common Stock approved by a majority of the Continuing Directors (as defined below)) or if Abbey were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Common Stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of the Right. With certain exceptions, if, following the time that a person has become an Acquiring Person, Abbey is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power is sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

        At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the then outstanding shares of Common Stock, the Board of Directors may cause Abbey to acquire the Rights (other than Rights which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the excess of the value of the shares of Common Stock issuable upon exercise of a Right after a person becomes an Acquiring Person over the Purchase Price (the "Spread") per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction (the "Exchange Consideration"). Effective immediately upon the action of the Board of Directors electing to exchange any Rights, the right to exercise such Rights will terminate and the only right of the holders of such Rights will be to receive the Exchange Consideration. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become void) held by each holder of Rights.

        The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by the Board of Directors at any time prior to the close of business on the tenth day following the first date of public announcement that a person or group has become an Acquiring Person. The Board of Directors has the power, under certain circumstances, to extend the ten-day redemption period. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or to lengthen or shorten the redemption period will require the concurrence of a majority of the Continuing Directors. Immediately upon the action of the Board of Directors electing to redeem the Rights, Abbey shall make an announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Abbey beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

        Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Distribution Date. After the Distribution Date, Abbey and the Rights Agent may amend or supplement the Rights Agreement without the approval of any holders of Rights to cure any ambiguity, defect or inconsistency, shorten or lengthen any time period under the Rights Agreement (subject to the approval of a majority of Continuing Directors) or, so long as the interests of the holders of Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person) are not adversely affected thereby, make any other amendments in regard to matters or questions arising thereunder which Abbey and the Rights Agent may deem necessary or desirable. Abbey may, at any time prior to such time as any person becomes an Acquiring Person, amend the Rights Agreement to lower the thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Stock then known by Abbey to be beneficially owned by any persons or group of affiliated or associated persons or (ii) ten percent (10%).

        The term "Continuing Directors" means any member of the Board of Directors who was a director prior to the time that any person becomes an Acquiring Person, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative of the foregoing.

        Each Preferred Share purchasable upon exercise of the Rights will be entitled to a preferential quarterly dividend payment of 100 times the dividend, if any, declared per share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will also be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

        One Right was distributed to stockholders of Abbey for each share of Common Stock owned of record by them on February 24, 1995. As long as the Rights are attached to the Common Stock, Abbey will issue one Right with each new share of Common Stock so that all such shares will have attached Rights. Abbey has agreed that, from and after the Distribution Date, Abbey will reserve 1,500,000 Preferred Shares initially for issuance upon exercise of the Rights.

        The Rights will cause substantial dilution to a person or group that acquires 20% or more of Abbey's Common Stock on terms not approved by Abbey's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being redeemed. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to ten days after the time that a person or group has become an Acquiring Person as the Rights may be redeemed by Abbey at $.01 per Right prior to such time.

        The Rights Agreement specifying the terms of the Rights, the text of the press release announcing the declaration of the Rights and the form of a letter sent to the holders of Abbey's Common Stock dated February 24, 1995 explaining the Rights, are incorporated herein by reference as exhibits to Abbey's Current Report on Form 8-K dated February 8, 1995. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

        1. Agreement and Plan of Merger dated as of March 1, 1995, as amended on May 18, 1995, by and between Homedco Group, Inc. and Abbey Healthcare Group Incorporated incorporated by reference to Appendix A to the Final Joint Proxy Statement/Prospectus filed pursuant to Rule 424(b) on May 26, 1995.

        2. Rights Agreement, dated as of February 8, 1995, between Abbey Healthcare Group Incorporated and U.S. Stock Transfer Corporation incorporated by reference to Exhibit 4.1 to Abbey's Current Report on Form 8-K dated February 8, 1995.

        3. Form of Letter to the holders of Abbey Healthcare Group Incorporated Common Stock, dated February 24, 1995 incorporated by reference to
            Exhibit 20.1 to Abbey's Current Report on Form 8-K dated February 8, 1995.

        4. Text of Press Release, dated February 8, 1995, incorporated by reference to Exhibit 99.2 to Abbey's Current Report on Form 8-K dated February 8, 1995.

                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ABBEY HEALTHCARE GROUP INCORPORATED


Date: June 23, 1995                By:      /s/ MARILYN U. MACNIVEN-YOUNG
                                            -----------------------------
                                   Marilyn U. MacNiven-Young
                                   Vice President, General Counsel and Secretary

                                  EXHIBIT INDEX

        1. Agreement and Plan of Merger dated as of March 1, 1995, as amended on May 18, 1995, by and between Homedco Group, Inc. and Abbey Healthcare Group Incorporated incorporated by reference to Appendix A to the Final Joint Proxy Statement/Prospectus filed pursuant to Rule 424(b) on May 26, 1995.

        2. Rights Agreement, dated as of February 8, 1995, between Abbey Healthcare Group Incorporated and U.S. Stock Transfer Corporation incorporated by reference to Exhibit 4.1 to Abbey's Current Report on Form 8-K dated February 8, 1995.

        3. Form of Letter to the holders of Abbey Healthcare Group Incorporated Common Stock, dated February 24, 1995 incorporated by reference to
            Exhibit 20.1 to Abbey's Current Report on Form 8-K dated February 8, 1995.

        4. Text of Press Release, dated February 8, 1995, incorporated by reference to Exhibit 99.2 to Abbey's Current Report on Form 8-K dated February 8, 1995.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Apria is a Delaware corporation. Apria's Restated Certificate of Incorporation and Bylaws provide for indemnification of the officers and directors of Apria to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. In addition, Apria has entered into separate indemnification agreements with each of its directors and officers and maintains insurance on behalf of any person who is or was a director or officer of Apria for up to $30 million of covered losses.

         Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

ITEM 21. EXHIBITS.

   (a) Exhibits included or incorporated herein:

       See Exhibit Index.

   (b) The opinion of Furman Selz LLC is included in the Proxy
Statement/Prospectus starting on page C-1.

ITEM 22. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

         (1) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement (No. 333-09407) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California on the 11th day of November, 1996.


                                       APRIA HEALTHCARE GROUP INC.


                                       By: /s/ ROBERT S. HOLCOMBE
                                          -------------------------------
                                               Robert S. Holcombe
                                               Vice President, Secretary
                                               and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement (No. 333-09407) has been signed below by the following persons in the capacities and on the dates indicated.




             Name                                     Title                             Date
             ----                                     -----                             ----

/s/ JEREMY M. JONES*                          Chairman and                         November 11, 1996
------------------------------------------    Chief Executive Officer
    Jeremy M. Jones


/s/ LAWRENCE H. SMALLEN*                      Chief Financial Officer, Senior      November 11, 1996
------------------------------------------    Vice President, Finance and
    Lawrence H. Smallen                       Treasurer


/s/  DAVID L. GOLDSMITH*                      Director                             November 11, 1996
------------------------------------------
     David L. Goldsmith


/s/  LEONARD GREEN*                           Director                             November 11, 1996
------------------------------------------
     Leonard Green


/s/  TERRY HARTSHORN*                         Director                             November 11, 1996
------------------------------------------
     Terry Hartshorn


/s/  CHARLES D. MARTIN*                       Director                             November 11, 1996
------------------------------------------
     Charles D. Martin


/s/  FREDERICK S. MOSELEY, IV*                Director                             November 11, 1996
------------------------------------------
     Frederick S. Moseley, IV


/s/  VINCENT M. PRAGER*                       Director                             November 11, 1996
------------------------------------------
     Vincent M. Prager


*By: /s/ ROBERT S. HOLCOMBE
------------------------------------------
         Robert S. Holcombe
         Attorney-in-Fact

                                  EXHIBIT INDEX


 Exhibit
 Number                                 Description                                                     Page/Ref
---------                               -----------                                                     --------
   2       Agreement and Plan of Merger, dated as of June 28, 1996 and amended by an Amendment
           No. 1 dated as of August 26, 1996 and an Amendment No. 2 dated as of October 4,
           1996 to Agreement and Plan of Merger, among Apria Healthcare Group Inc., Apria
           Number Two, Inc. and Vitas Healthcare Corporation (included as Appendix A to the
           Proxy Statement/Prospectus).

  3.1      Restated Certificate of Incorporation of Registrant.                                            (m)

  3.2      Restated Bylaws of Registrant, as amended.                                                      (t)

   4       Rights Agreement, dated as of February 8, 1995, between Abbey Healthcare Group                  (l)
           Incorporated and U.S. Stock Transfer Corporation, as Rights Agent.

   5       Opinion of O'Melveny & Myers LLP.

   8       Opinion of O'Melveny & Myers LLP regarding certain tax matters.

 10.4      Office/Warehouse Lease, dated September 3, 1990, between NCI Building II                        (a)
           Partnership, Ltd.  and Homedco, Inc. for the premises located at 300 E. Mineral
           Avenue, Littleton, Colorado.

 10.5      Lease Agreement, dated November 12, 1990, between Abbey Infusion Services                       (s)
           ("AIS") and Surf Management Associated.

 10.6      1991 Management Stock Purchase Plan.                                                            (c)

 10.7      Form of Subscription Agreement between Abbey and the Purchasers under the 1991                  (c)
           Management Stock Purchase Plan, together with the Form of Secured Nonrecourse
           Promissory Note and Form of Stock Pledge.

 10.8      1991 Stock Option Plan.                                                                         (c)

 10.9      Lease Agreement, dated May 1, 1991, between Abbey Pharmaceutical Services, Inc.                 (c)
           ("APS") and State of California Public Employees' Retirement System.

 10.10     Letter Agreement, dated November 4, 1991, between Abbey and the Boston                          (c)
           Corporate Finance Group, Inc.

 10.11     1992 Stock Option Plan.                                                                         (b)

 10.12     1992 Employee Stock Purchase Plan.                                                              (d)

 10.13     Business Center Lease, dated February 24, 1992, between CK Airpark Associates, a                (s)
           California Limited Partnership, and Homedco, Inc. for the premises located at
           2202 East University, Phoenix, Arizona.

 10.14     Industrial Real Estate Lease (Multi-Tenant Facility), dated December 17, 1992,                  (s)
           between JB Company and Homedco, Inc. for the premises located at 4244 South
           Market Court, Sacramento, California.

 10.15     Loan Agreement, dated December 28, 1992, between Timothy M. Aitken and                          (d)
           Abbey.

 10.16     1993 Management Incentive Plans for officers of Abbey, officers of Abbey Home                   (h)
           Healthcare ("AHH") and for Area Vice Presidents of AHH.

 10.17     Lease Agreement, notarized June 15, 1993, between 1111 19th Street Associates                   (s)
           Limited Partnership and Homedco, Inc. for the premises at Konterra Business
           Campus, 12400 Kiln Court, Beltsville, Maryland.

 10.18     Net Lease Agreement, dated July 7, 1993, between Scannel Properties and Homedco,                (g)
           Inc. for the premises located in Indianapolis, Indiana.


Exhibit
Number                                  Description                                                        Page/Ref
------                                  -----------                                                        --------
 10.19     Agreement and Plan of Reorganization, dated September 1, 1993, among AHH,                       (h)
           Abbey, Life Air, Inc., Louis McNabb, M.D., Jagminder Bhalla, M.D., Clyde Dos
           Santos, M.D., Hormohinder Gogia, M.D., William E. Matteson, James Pearle,
           M.D., Narindar Singh, M.D., Bruce Tammelin, M.D., Dennis Wolin, and Brea
           Medical Group.

 10.20     Schedule of Registration Procedures and Related Matters.                                        (f)

 10.21     Asset Purchase Agreement, dated October 1, 1993, among AHH, Abbey, Preferred                    (h)
           Home Care of Tampa, Ltd., and Preferred Management and Marketing of Tampa,
           Inc.

 10.22     Asset Purchase Agreement, dated October 12, 1993, among AHH, Abbey,                             (h)
           Mississippi Medical Products, Inc., Homecare Affiliates, Inc. and Roy L. Hathcock.

 10.23     Asset Purchase Agreement, dated October 18, 1993, among AHH, Abbey, Infusion                    (h)
           Care Systems, Inc., Respiratory Support Systems, Inc., and the shareholders of

           Infusion Care Systems, Inc. and Respiratory Support Systems, Inc.

 10.24     Asset Purchase Agreement, dated December 6, 1993, among AIS, Firstcare, Inc.,                   (h)
           and the shareholders of Firstcare, Inc.

 10.25     Asset Purchase Agreement, dated December 9, 1993, among AHH, Abbey,                             (h)
           Homecare Oxygen & Medical Equipment Co., Michael L. Cohen., M.D., and Harry
           J. MacDannald.

 10.26     Industrial Building Lease, dated April 21, 1994, between Lasalle National Trust,                (s)
           N.A. and Abbey Medical, Inc. for the premises at 565 Lamont Road, Elmhurst,
           Illinois.

 10.27     Standard Industrial/Commercial Single-Tenant Lease, dated June 10, 1994, between                (s)
           Gustine HMD Associates, Ltd., a Pennsylvania limited partnership, and Homedco,
           Inc. for the premises at Lots 21B and 22 of the Southpointe Development in Cecil
           Township, Technology  Drive-Southpoint, Canonsburg, Pennsylvania.

 10.28     Net Lease Agreement, dated June 10, 1994, between Gustine HMD Associates, Ltd.                  (k)
           and Homedco, Inc. for the premises located in Cecil, Pennsylvania.

 10.29     Loan Agreement, without exhibits, dated September 30, 1994, between Abbey and                   (i)
           General Electric Capital Corporation ("GE Capital").

 10.30     U.S. $100,000,000 Loan Agreement, without exhibits, dated September 30, 1994,                   (j)
           between Abbey and General Electric Capital Corporation.

 10.31     Employees' Retirement Plan, dated December 19, 1994.                                            (s)

 10.32     Homedco 401(k) Savings Plan, restated effective October 1, 1993, amended                        (s)
           December 28, 1994.

 10.33     1995 Management Incentive Compensation Plan for Key Employees.                                  (s)

 10.34     Apria/Homedco Stock Incentive Plan, dated March 1, 1995.                                        (r)

 10.35     Stock Option Agreement, dated March 23,1995, between Homedco and                                (e)
           Jeremy M. Jones.

 10.36     Amended and Restated 1992 Stock Incentive Plan.                                                 (q)

 10.37     Executive Employment Agreement, dated June 16, 1995, between Abbey and                          (p)
           James F. Philipp.



Exhibit
Number                                  Description                                                        Page/Ref
------                                  -----------                                                        --------
 10.38     Executive Employment Agreement, dated June 23, 1995, between Abbey and                          (p)
           Manny A. Brown.

 10.39     Executive Employment Agreement, dated June 26, 1995, between Homedco and                        (p)
           Jeremy M. Jones.

 10.40     Executive Employment Agreement, dated June 26, 1995, between Abbey and                          (p)
           Steven T. Plochocki.

 10.41     Agreement, dated June 26, 1995, between Abbey and James F. Philipp.                             (p)

 10.42     First 1995 Amendment to the Abbey Employees' Retirement Plan, dated June 26,                    (s)
           1995.

 10.43     Executive Employment Agreement, dated June 26, 1995, between Abbey and                          (s)
           Sarah L. Eames.

 10.44     Amendment Number Two to the Homedco 401 (k) Savings Plan, executed June 27,                     (s)
           1995.

 10.45     Credit Agreement, dated June 28, 1995, among Apria Healthcare and certain of its                (n)
           subsidiaries, Banque Paribas, Bank of America National Trust and Savings
           Association, Nationsbank of Texas, N.A., Nationsbanc Capital markets, Inc. and certain other financial  institutions from time to time party thereto.

 10.46     Employment Agreement, dated June 29, 1995, between Apria Healthcare and                         (p)
           Timothy M. Aitken.

 10.47     Employment Agreement, dated July 1, 1995, between Apria Healthcare and                          (s)
           Richard J. Rapp.

 10.48     Standard Industrial/Commercial Multi-Tenant Lease, dated July 14, 1995, between                 (o)
           Building 7 Partnership and Apria Healthcare, Inc. for the premises located at 9115
           Activity Road, San Diego, California.

 10.49     Assignment, Assumption and Consent Re: Lease, dated July 21, 1995, between                      (o)
           C.J. Segerstrom & Sons, a California general partnership and Apria Healthcare, Inc.
           for the  premises located in the Harbor Gateway Business Center, Costa Mesa,
           California.

 10.50     Building Lease, dated July 21, 1995, between C. J. Segerstrom & Sons, a California              (s)
           general  partnership, and Apria Healthcare Inc. for 10 locations within Harbor
           Gateway Business Center, Hyland Avenue, Costa Mesa, California.

 10.51     Assignment, Assumption and Consent Re: Lease, executed July 21, 1995, from                      (s)
           Abbey Medical, Inc. (Assignor) to Apria Healthcare Inc. (Assignee) the Building
           Lease, dated December 1, 1988, between C. J. Segerstrom & Sons, a California general partnership, and Assignor, as  tenant, certain premises located in Harbor
           Gateway Business Center, Costa Mesa, California.

 10.52     Standard Industrial/Commercial Multi-Tenant Lease, dated July 31, 1995, between                 (o)
           Carlson Real Estate Company and Apria Healthcare, Inc. for the premises at
           Building III, Carlson Business Center South, Cheshire Lane, Minnetonka, Minnesota.

 10.53     Standard Commercial Multi-Tenant Lease, dated October 15, 1995, between                         (s)
           Cole-Haan and Apria Healthcare Inc. for the premises located at 44 North Elm
           Street, Yarmouth, Maine.


Exhibit
Number                                  Description                                                        Page/Ref
------                                  -----------                                                        --------
 10.54     Standard Industrial/Commercial Single-Tenant Lease, dated October 31, 1995,                     (s)
           between  Scannel Properties #3, L.P., an Indiana limited partnership, and Apria
           Healthcare, Inc. for the premises located at Lot #1, Lenexa, Kansas.

 10.55     Amendment Number Three to the Homedco 401(k) Savings Plan, executed                             (s)
           December 29, 1995.

 10.56 Form of Consulting, Severance and Confidentiality Agreement, dated as of _________, 1996, by and between Hugh A. Westbrook and Vitas
           Healthcare Corporation (included as Exhibit 5.14(A) to Appendix A to the Proxy Statement/Prospectus).

 10.57 Form of Noncompetition Agreement, dated as of _________, 1996, by and between Hugh A. Westbrook and Vitas Healthcare Corporation
           (included as Exhibit 5.14(B) to Appendix A to the Proxy
           Statement/Prospectus).

 10.58     Credit Agreement, dated as of August 9, 1996, by and between Apria Healthcare                    *
           Group Inc. and certain of its subsidiaries, Bank of America National Trust and
           Savings Association, Nationsbank of Texas, N.A. and the other financial institutions party to the Credit Agreement.

 10.59     Guaranty, dated as of August 9, 1996, made by Apria Healthcare Group Inc.,                       *
           Apria Healthcare, Inc., Apria Number One, Inc., Apria Number Two, Inc., Protocare
           of Metropolitan New York, Inc. and Homedco of New York State, Inc. in favor of
           Bank of America National Trust and Savings Association.

 10.60     Standard Commercial Single Tenant Lease, dated May 1, 1996, by and between 555                  (u)
           First Street, Inc. and Apria Healthcare, Inc. for the premises at 555 First Street,
           San Fernando, California.

 10.61     Standard Commercial Multi-Tenant Lease, dated March 15, 1996, by and between Watson             (u)
           Land Company and Apria Healthcare, Inc. for the premises at Watson Industrial
           Center South, Building #173, 909 E. 236th Street, Carson, California.

 11.1      Apria Statement of Computation of Earnings per Share.                                         (s)(t)

 11.2      Vitas Statement of Computation of Earnings per Share.

 13.1      Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,               (t)
           1996.

 13.2      Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,                (u)
           1996, as amended by Form 10-Q/A filed on October 7, 1996.

 21        List of Subsidiaries.                                                                           (s)

 23.1      Consent of Ernst & Young LLP, Orange County, California.

 23.2      Consent of Ernst & Young LLP, Miami, Florida.

 23.3      Consent of KPMG Peat Marwick LLP.

 23.4      Consent of O'Melveny & Myers LLP (included in Exhibit 5).

 23.5      Consent of O'Melveny & Myers LLP (included in Exhibit 8).

 23.6      Consent of Furman Selz, L.L.C.

 23.7      Consent of The Hay Group.

 24.1      Power of Attorney (included at page II-4).

 27        Financial Data Schedule.                                                                         *

 99.1      Vitas Healthcare Corporation Form of Proxy.

 99.2      Report of The Hay Group.
---------------
* Previously filed

     REFERENCES--DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION


(a) Incorporated by reference to Homedco's Form S-1 (No. 33-39488), as filed on March 18, 1991.

(b) Incorporated by reference to Abbey's definitive proxy statement for the 1992 Annual Meeting of Shareholders (File No. 000-19854), as filed on June 5, 1991.

(c) Incorporated by reference to Abbey's Registration Statement on Form S-1 (Registration No. 33-44690), as filed on December 23, 1991.

(d) Incorporated by reference to Abbey's Annual Report on Form 10-K for the year ended January 2, 1993.

(e) Incorporated by reference to Homedco's Form 10-Q for the period ended March 31, 1995, as filed on May 11, 1995.

(f) Incorporated by reference to Abbey's Registration Statement on Form S-4 (Registration No. 33-69094), as filed on September 17, 1993.

(g) Incorporated by reference to Homedco's Annual Report on Form 10-K for the year ended September 30, 1993, as filed on December 9, 1993.

(h) Incorporated by reference to Abbey's Annual Report on Form 10-K for the year ended January 1, 1994.

(i) Incorporated by reference to Abbey's Quarterly Report on Form 10-Q for the quarter ended October 1, 1994.

(j) Incorporated by reference to Amendment No. 1 to Abbey's Quarterly Report on Form 10-Q/A for the quarter ended October 1, 1994.

(k) Incorporated by reference to Homedco's Annual Report on Form 10-K for the year ended September 30, 1994, as filed on December 20, 1994.

(l) Incorporated by reference to Abbey's Current Report on Form 8-K, as filed on March 20, 1995.

(m) Incorporated by reference to Abbey's Registration Statement on Form S-4 (Registration No. 33-90658), and its appendices, as filed on March 27, 1995.

(n) Incorporated by reference to the Registrant's form 10-Q dated June 30, 1995, as filed on August 14, 1995.

(o) Incorporated by reference to the Registrant's Form 10-Q dated September 30, 1995, as filed on November 14, 1995.

(p) Incorporated by reference to the Registrant's Form 10-Q/A dated June 30, 1995, as filed on November 15, 1995.

(q) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as filed on December 31, 1995.

(r) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as filed on June 28, 1995.


(s) Incorporated by reference to the Registrant's Annual Report on Form 10-K, as filed on April 1, 1996, as amended by Form 10-K/A filed on October 7, 1996 and Form 10-K/A filed on November 8, 1996.


(t) Incorporated by reference to the Registrant's Form 10-Q dated March 31, 1996, as filed on May 14, 1996.

(u) Incorporated by reference to the Registrant's Form 10-Q dated June 30, 1996, as filed on August 14, 1996, as amended by Form 10-Q/A filed on October 7, 1996.